   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 2001.


                                                      REGISTRATION NO. 333-45936
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CALDERA INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             7372                            87-0662823
    (STATE OR JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE)              IDENTIFICATION NUMBER)

                             240 WEST CENTER STREET
                                 OREM, UT 84057
                                 (801) 765-4999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 RANSOM H. LOVE
                            CHIEF EXECUTIVE OFFICER
                          CALDERA INTERNATIONAL, INC.
                             240 WEST CENTER STREET
                                 OREM, UT 84057
                                 (801) 765-4999
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             JOHN E. HAYES, III, ESQ.                            MICHAEL J. DANAHER, ESQ.
              LEXI S. METHVIN, ESQ.                          WILSON SONSINI GOODRICH & ROSATI
         BROBECK, PHLEGER & HARRISON LLP                         PROFESSIONAL CORPORATION
       370 INTERLOCKEN BOULEVARD, SUITE 500                         650 PAGE MILL ROAD
               BROOMFIELD, CO 80021                                PALO ALTO, CA 94304
                  (303) 410-2000                                      (650) 493-9300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective time of the consummation of the combination.
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [CALDERA LOGO]

Dear Caldera Systems Stockholders:

     I am writing to you today about our proposed combination with the server and professional services groups of The Santa Cruz Operation, Inc. The combination will create a combined company to offer comprehensive business solutions based on both the Linux and UNIX platforms.


     In the combination, each share of Caldera Systems common stock will be exchanged for one share of common stock of a new entity, Caldera International, Inc. SCO will receive 16 million shares of Caldera International common stock (representing approximately 25.3% of Caldera International on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. In addition, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of
these excess revenues. Based on a price per share of $     , the closing price
of a share of Caldera Systems common stock on March   , 2001, the last full
trading day for which closing prices were available at the time of printing this joint proxy statement/prospectus, and not including any future payments SCO may be entitled to receive from its earn-out rights, the estimated value of the consideration to be paid for the server and professional services groups would
be approximately $     million. SCO employees who join Caldera International
will receive options to purchase approximately 1.8 million shares of common stock of Caldera International (representing approximately 2.8% of Caldera International on a fully diluted basis). In the combination, Caldera Systems will become a subsidiary of Caldera International. Please refer to page 68 for further discussion of the types and amounts of consideration to be paid to SCO in the combination. The combination is described more fully in the accompanying joint proxy statement/prospectus.



     You will be asked to vote on a proposal to combine our company with SCO's server and professional services groups and to issue approximately 16 million shares in connection with the combination, at the annual meeting of Caldera
Systems stockholders to be held on             , 2001 at 10:00 a.m. Mountain
time, at Caldera Campus, Building 1, 240 West Center Street, Orem, Utah. The holders of a majority of the outstanding shares of Caldera Systems common stock present in person or by proxy and entitled to vote at the annual meeting must approve these transactions. Only stockholders who hold shares of Caldera Systems
at the close of business on             , 2001 will be entitled to vote at the
annual meeting.



     At the meeting, you will also be asked to vote on some additional proposals which are described on the attached Notice of Annual Meeting of Stockholders.


     We are very excited about the opportunities we envision for the combined company. AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE COMBINATION AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF CALDERA SYSTEMS AND YOU, OUR STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED COMBINATION AND EACH OF THE ADDITIONAL PROPOSALS.

     This joint proxy statement/prospectus provides detailed information about Caldera Systems and SCO's server and professional services groups. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     Holders of over 72% of the outstanding common stock of Caldera Systems as of August 15, 2000 have entered into voting agreements with The Santa Cruz Operation, Inc. whereby they have agreed to vote all of their Caldera Systems common stock "For" the combination and have appointed representatives of The Santa Cruz Operation, Inc. as proxies to vote their Caldera Systems common stock at the meeting.

     We invite you to attend the meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy. It is important that your shares be represented and voted at the meeting.

     You will not be required to exchange your Caldera Systems stock certificates for Caldera International certificates. PLEASE DO NOT SEND YOUR CERTIFICATES.

                                       Sincerely,

                                       /s/ RANSOM H. LOVE
                                       -----------------------------------------
                                       Ransom H. Love
                                       President and Chief Executive Officer

     THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES TO THE ISSUANCE OF UP TO APPROXIMATELY 63.3 MILLION SHARES OF CALDERA INTERNATIONAL, INC. COMMON STOCK IN CONNECTION WITH THE COMBINATION DESCRIBED INSIDE THIS DOCUMENT. WE ANTICIPATE THAT THIS STOCK WILL BE TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CALD".


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE CALDERA INTERNATIONAL, INC. COMMON STOCK TO BE ISSUED IN THE COMBINATION, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED             , 2001, AND WAS
FIRST MAILED TO CALDERA SYSTEMS STOCKHOLDERS ON OR ABOUT             , 2001.

                                 [CALDERA LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To our Stockholders:


     We will hold the annual meeting of Caldera Systems, Inc. stockholders at
Caldera Campus, Building 1, 240 West Center Street, Orem, Utah on           ,
2001 at 10:00 a.m. Mountain time to consider and vote on the following proposals:



          1. To combine Caldera with the server and professional services groups of The Santa Cruz Operation, Inc. In connection with the combination, SCO will receive 16 million shares of Caldera International, Inc. common stock (representing approximately 25.3% of Caldera International on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. In addition, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of these excess revenues. SCO employees who join Caldera International will receive options to purchase approximately 1.8 million shares of common stock of Caldera International (representing approximately 2.8% of Caldera International on a fully diluted basis). In the combination, Caldera will become a subsidiary of a new parent company, which we call New Caldera, and SCO will contribute to New Caldera the assets of its server and professional services groups.



          2. To elect seven (7) directors to serve for one-year terms ending in the year 2002 or until successors are duly elected and qualified.



          3. To amend our 1999 Omnibus Stock Incentive Plan to increase the number of shares reserved for issuance from 4,105,238 to 6,405,238 and to provide for an automated director option grant program.



          4. To amend our 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance from 500,000 to 2,000,000.



          5. To amend our Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 175,000,000.



          6. To ratify the appointment of Arthur Andersen LLP as Caldera's independent auditors for the fiscal year ending October 31, 2001.



          7. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.


     For more information about the combination, the reorganization agreement and related matters, please review the accompanying joint proxy statement/prospectus.


     Only stockholders of record at the close of business on             , 2001
are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at Caldera's executive offices.



                                          By Order of the Board of Directors of


                                          Caldera Systems, Inc.


                                          /s/ RANSOM H. LOVE
                                          --------------------------------------
                                          Ransom H. Love

                                          President and Chief Executive Officer


Orem, Utah

            , 2001

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                    SCO LOGO

                               425 ENCINAL STREET
                          SANTA CRUZ, CALIFORNIA 95061

Dear Shareholder of The Santa Cruz Operation:


     We invite you to attend a special meeting of the shareholders of The Santa
Cruz Operation, Inc. ("SCO") to be held at           at      a.m. local time, on
            , 2001. At the special meeting, we will ask you to consider a proposal to approve and adopt the agreement and plan of reorganization that we entered into with Caldera Systems, Inc. and Caldera International, Inc. on August 1, 2000 and amended on September 13, 2000, December 12, 2000 and February 9, 2001, and a proposal to change our corporate name to "Tarantella, Inc."



     Under the agreement and plan of reorganization, Caldera Systems, Inc. will acquire the assets of our server and our professional services groups. A new company, Caldera International, Inc., will be formed, combining the assets of Caldera Systems with the assets acquired from SCO. After the combination is completed, we will continue to operate our Tarantella business, and accordingly, have decided to change our corporate name. Under the proposed transaction, SCO will receive 16 million shares of Caldera International (representing approximately 25.3% of Caldera International on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. In addition, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination SCO will have earn-out rights entitling it to receive 45% of these
excess revenues. Based on a price per share of $     , the closing price of a
share of Caldera Systems common stock on March   , 2001, the last full trading
day for which closing prices were available at the time of printing this joint proxy statement/prospectus, and not including any future payments SCO may be entitled to receive from its earn-out rights, the estimated value of the consideration to be paid for the server and professional services groups would be approximately $ million. SCO employees who join Caldera International will receive options to purchase approximately 1.8 million shares of common stock of Caldera International (representing approximately 2.8% of Caldera International on a fully diluted basis). Please refer to page 68 for further discussion of the types and amounts of consideration to be received by SCO in the combination.


     We are very excited about the opportunities we envision for the combined company and for our ongoing operations. However, we cannot complete the combination unless all of the conditions to the closing are satisfied, including the approval and adoption of the reorganization agreement by holders of a majority of SCO voting stock.


     Douglas Michels, our President and Chief Executive Officer and largest shareholder with beneficial ownership of approximately 10% of the outstanding SCO common stock as of September 30, 2000, has entered into a voting agreement with Caldera Systems to vote all of his SCO common stock in favor of approving and adopting the reorganization agreement and to appoint representatives of Caldera Systems as proxies to vote his SCO common stock at the meeting.


     Your vote is very important. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope or complete the your proxy via telephone or the internet to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE COMBINATION AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF SCO AND YOU, OUR SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED COMBINATION AND THAT YOU VOTE "FOR" THE PROPOSED NAME CHANGE.


     This joint proxy statement/prospectus provides detailed information about Caldera Systems and the server and professional services groups. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                          /s/ STEVEN M. SABBATH
                                          --------------------------------------
                                          Steven M. Sabbath
                                          Secretary


This joint proxy statement/prospectus is dated                     , 2001, and
was first mailed to shareholders of The Santa Cruz Operation on or about
            , 2001.

                                    SCO LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD              , 2001


To our Shareholders:


     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of The
Santa Cruz Operation, Inc., will be held on             , 2001 at           ,
local time at           for the following purposes:



          1. To approve and adopt the agreement and plan of reorganization, dated August 1, 2000 and amended on September 13, 2000, December 12, 2000 and February 9, 2001, by and among The Santa Cruz Operation, Inc., Caldera Systems, Inc., and Caldera International, Inc.


          2. To approve an amendment to our articles of incorporation to change our corporate name to "Tarantella, Inc."

          3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.


     These items of business are more fully described in the joint proxy statement/prospectus accompanying this notice. Shareholders of record at the
close of business on             , 2001, are entitled to notice of and to vote
at the special meeting and any adjournment or postponement thereof. All shareholders are cordially invited to attend the special meeting in person.


     If the reorganization agreement is approved by SCO shareholders, holders of SCO common stock who elect to dissent from the approval and who follow the procedural requirements of the California Corporations Code may, under certain circumstances, be entitled to receive cash for their SCO common stock at their fair market value.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR TO CAST YOUR VOTE VIA TELEPHONE OR THE INTERNET. You may revoke your proxy in the manner described in the attached document at any time before it has been voted at the special meeting. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                            Sincerely,

                                            /s/ STEVEN M. SABBATH
                                            ------------------------------------
                                            Steven M. Sabbath
                                            Secretary

Santa Cruz, California

            , 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
FREQUENTLY ASKED QUESTIONS..................................    ii
SUMMARY.....................................................     1
MARKET PRICE INFORMATION....................................    15
RISKS FACTORS...............................................    17
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    31
SCO IS INCORPORATING ITS SEC FILINGS IN THIS DOCUMENT BY
  REFERENCE.................................................    32
WHERE YOU CAN FIND MORE INFORMATION.........................    33
THE CALDERA ANNUAL MEETING..................................    34
THE SCO MEETING.............................................    38
THE COMBINATION.............................................    41
INTERESTS OF PERSONS IN THE COMBINATION.....................    66
THE REORGANIZATION AGREEMENT................................    67
AGREEMENTS RELATED TO THE COMBINATION.......................    76
THE EMPLOYEE STOCK OPTION ALTERNATIVES......................    80
SELECTED FINANCIAL DATA OF CALDERA..........................    84
CALDERA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    86
SELECTED FINANCIAL DATA OF THE SANTA CRUZ OPERATION, INC....   100
SELECTED FINANCIAL DATA OF THE SERVER AND PROFESSIONAL
  SERVICES GROUPS...........................................   101
SERVER AND PROFESSIONAL SERVICES GROUPS MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.............................................   102
BUSINESS OF CALDERA.........................................   113
BUSINESS OF SERVER AND PROFESSIONAL SERVICES GROUPS.........   127
BUSINESS OF NEW CALDERA.....................................   132
MANAGEMENT OF CALDERA AND NEW CALDERA.......................   132
CERTAIN TRANSACTIONS OF CALDERA AND NEW CALDERA.............   145
PRINCIPAL STOCKHOLDERS OF NEW CALDERA.......................   149
PRINCIPAL STOCKHOLDERS OF CALDERA...........................   151
PRINCIPAL SHAREHOLDERS OF SCO...............................   153
DESCRIPTION OF CALDERA AND NEW CALDERA CAPITAL STOCK........   155
COMPARISON OF RIGHTS OF HOLDERS OF SCO COMMON STOCK AND NEW
  CALDERA COMMON STOCK......................................   158
PROPOSALS TO BE VOTED UPON BY CALDERA STOCKHOLDERS AT THE
  CALDERA ANNUAL MEETING....................................   163
PROPOSAL ONE: APPROVAL AND ADOPTION OF THE AGREEMENT AND
  PLAN OF REORGANIZATION....................................   164
PROPOSAL TWO: ELECTION OF DIRECTORS.........................   165
PROPOSAL THREE: APPROVAL OF AMENDMENTS TO THE STOCK
  INCENTIVE PLAN............................................   167
OPTION TRANSACTIONS.........................................   179
PROPOSAL FOUR: APPROVAL OF AMENDMENTS TO THE EMPLOYEE STOCK
  PURCHASE PLAN.............................................   182
PURCHASE PLAN TRANSACTIONS..................................   186
PROPOSAL FIVE: AMENDMENTS TO CALDERA'S CERTIFICATE OF
  INCORPORATION.............................................   188
PROPOSAL SIX: RATIFICATION OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................   189
PROPOSALS TO BE VOTED UPON BY SCO SHAREHOLDERS AT THE SCO
  SPECIAL MEETING...........................................   192
PROPOSAL ONE: APPROVAL AND ADOPTION OF THE AGREEMENT AND
  PLAN OF REORGANIZATION....................................   192

                                                              PAGE
                                                              ----
PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE SCO ARTICLES
  OF INCORPORATION TO CHANGE SCO'S CORPORATE NAME TO
  "TARANTELLA, INC."........................................   192
LEGAL MATTERS...............................................   193
EXPERTS.....................................................   193
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................   P-1
INDEX TO FINANCIAL STATEMENTS...............................   F-1
INDEX TO APPENDICES.........................................  IA-1

                           FREQUENTLY ASKED QUESTIONS

     This document contains a great deal of important information. Your individual circumstances will determine which aspects of that information apply to you, and the decisions you will make in connection with this document. For these reasons, this series of frequently asked questions will not answer all of the questions you may have. Rather they are designed to give you a clearer understanding of the choices you will make.

INTRODUCTORY QUESTIONS

Q:  WHAT IS THE COMBINATION BEING PROPOSED?

A:  The transaction being proposed is as follows:

     - a new company, Caldera International, Inc., or New Caldera, has been formed to facilitate the proposed combination.

     - Caldera Systems, Inc., or Caldera, will merge to become a wholly-owned subsidiary of New Caldera.

     - The Santa Cruz Operation, Inc., or SCO, will contribute the assets of its server and professional services groups to New Caldera.

Q:  WHAT IS "NEW CALDERA"?

A: New Caldera is what we call the combined company after the combination in this joint proxy statement/prospectus. The entity will be called Caldera International, Inc., and it will become the parent company of Caldera Systems. New Caldera will also directly own the server and professional services groups contributed by SCO.

QUESTIONS FOR CALDERA STOCKHOLDERS

Q:  WHAT WILL I RECEIVE IN THE COMBINATION?


A: If we complete the combination, each share of Caldera common stock you own will automatically be converted into one share of New Caldera common stock. Your current Caldera stock certificate will then no longer represent shares of Caldera, and will instead represent shares of New Caldera. The Caldera stockholders and stock option holders will own approximately 71.9% of New Caldera on a fully diluted basis.


Q:  WHAT WILL I GIVE UP IN THE COMBINATION?

A: You will give up your stock ownership in Caldera. However, you will not give up your stock certificate or make any payment because your old stock certificate will represent your interest in New Caldera. PLEASE DO NOT SEND YOUR CALDERA STOCK CERTIFICATES.

Q:  WHAT TAXES WILL I OWE AS A RESULT OF THE COMBINATION?


A: None. The combination will be tax-free to Caldera and its stockholders for U.S. federal income tax purposes. See page 61.


Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE COMBINATION?

A: Yes. In evaluating the combination, you should keep in mind that if the combination occurs, you will be subject to the risks related to the business of New Caldera. You should, therefore, consider the factors discussed in the section entitled "Risk Factors" beginning on page 17.


Q: DOES THE BOARD OF DIRECTORS OF CALDERA RECOMMEND APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PROPOSED COMBINATION?


A: Yes. After careful consideration, the board of directors of Caldera unanimously recommends that its stockholders vote in favor of the approval and adoption of the reorganization agreement and the proposed combination.

Q:  WHAT RIGHTS DO I HAVE TO DISSENT FROM THE COMBINATION?

A: None. If the reorganization agreement is approved, you will not, under Delaware General Corporation Law, have the right to dissent from the approval.

QUESTIONS FOR SCO SHAREHOLDERS

Q:  WHAT WILL SCO RECEIVE IN THE COMBINATION?


A: In exchange for the assets of SCO's server and professional services groups, SCO will receive 16 million shares of New Caldera common stock (representing approximately

    25.3% of New Caldera on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. In addition, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of these excess revenues.


Q: WILL THE CURRENT SHAREHOLDERS OF SCO BE ISSUED SHARES OF NEW CALDERA WHEN THE COMBINATION CLOSES?

A: No. The New Caldera shares received by SCO in the combination will become an asset of SCO. There is no current intention to distribute New Caldera stock directly to SCO shareholders because of the adverse tax impact of distributing the shares and because the shares will serve as security for the $18 million line of credit to SCO from The Canopy Group, the majority stockholder of Caldera. There are also distribution limitations that are part of the reorganization agreement with Caldera.

Q:  WHAT IS THE EFFECT ON SCO IF THE COMBINATION TAKES PLACE?


A: SCO will continue to operate its Tarantella division and hold the assets of that division and the assets of its investment holdings, including shares of New Caldera common stock received in the combination. SCO's headquarters will remain in Santa Cruz, California and there will be approximately 230 employees worldwide.


Q: DOES THE BOARD OF DIRECTORS OF SCO RECOMMEND VOTING IN FAVOR OF THE PROPOSED COMBINATION?


A: Yes. After careful consideration, the board of directors of SCO unanimously recommends that its shareholders vote in favor of the approval and adoption of the reorganization agreement and the proposed combination.


Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE COMBINATION?

A: Yes. In evaluating the combination, you should keep in mind that if the combination occurs, you will be subject to the risks related to the business of Caldera as well as risks that relate to SCO's business. You should, therefore, consider the factors discussed in the section entitled "Risk Factors" beginning on page 17.

QUESTIONS FOR SCO OPTION HOLDERS WHO BECOME NEW CALDERA EMPLOYEES

Q:  WHAT WILL BECOME OF THE OPTIONS I CURRENTLY HOLD FOR SCO COMMON STOCK?

A: Assuming you are offered and accept employment with New Caldera, you will be entitled to select between two alternatives with respect to the treatment of each of your SCO option grants. Under the first alternative, you may elect to have some or all of your option grants assumed by New Caldera. Under the second alternative, you may elect to have some or all your existing SCO option grants cancelled and replaced with new options to purchase New Caldera common stock.

Q: WHAT WILL HAPPEN TO MY SCO STOCK OPTIONS IF I CHOOSE THE "ASSUMPTION" ALTERNATIVE?

A: SCO stock option grants assumed by New Caldera will continue to have their original terms (including vesting schedule and termination provisions), and be subject to their original conditions, that were applicable to the option immediately prior to the effective time, except that:

    - each SCO stock option will become exercisable for shares of New Caldera common stock,

    - the number of shares of New Caldera common stock issuable upon the exercise of any given SCO option will be one half of the number of shares of SCO common stock subject to the option immediately prior to the effective time, rounded down to the nearest whole number,

    - the per share exercise price of any given option will be two times the exercise price of the option immediately prior to the effective time, rounded up to the nearest whole cent, and

    - the option for shares of New Caldera may not qualify as an incentive stock option even though the SCO option may have.


    For an illustration of how this alternative works, please see page 80.


Q: WHAT WILL HAPPEN TO MY SCO STOCK OPTIONS IF I CHOOSE THE "REPLACEMENT" ALTERNATIVE?

A:  Under the "replacement" alternative:

    - each SCO stock option will be exchanged for an option exercisable for shares of New Caldera common stock,

    - the number of shares of New Caldera common stock issuable upon the exercise of the replacement option will be one half of the number of shares of SCO common stock under the cancelled option immediately prior to the effective time, rounded down to the nearest whole number,

    - the per share exercise price of an option will be the fair market value of New Caldera common stock immediately after the closing of the combination,


    - the vesting schedule of the New Caldera options will be the same as the vesting schedule of the exchanged SCO stock option, and


    - the replacement option grants will qualify as incentive stock options to the maximum extent permissible under the federal tax laws.


    For an illustration of how this alternative works, please see page 81.


Q:  WHAT WILL BE THE TAX CONSEQUENCES OF THESE OPTION ALTERNATIVES?

A: There will be no immediate tax consequences from either alternative. However, under the assumption alternative, if you had an incentive stock option while at SCO, you may have a non-qualified option after the assumption.

Q:  WHAT WILL HAPPEN IF I DO NOT ELECT TO HAVE MY SCO OPTIONS ASSUMED OR
    REPLACED?

A: If you do not elect to participate in the employee stock option assumption and replacement, the unvested portion of your SCO stock options will be canceled as of the date the combination is completed. You will have only 30 days after the completion of the combination to exercise the vested portion of your SCO stock options.

Q:  WHAT DO I NEED TO DO NOW?


A: Your options will not be assumed or replaced automatically when you become an employee of New Caldera. If you wish to have your SCO stock options assumed by New Caldera or cancelled and replaced with New Caldera stock options, please follow the instructions beginning on page 82. IF YOU DO NOT FOLLOW THESE DIRECTIONS, YOUR OPTIONS WILL EXPIRE.


OTHER QUESTIONS FOR ALL STOCKHOLDERS/SHAREHOLDERS

Q:  WHAT DO I NEED TO DO NOW?

A: We urge you to read this joint proxy statement/prospectus, including its appendices, carefully, and to consider how the merger will affect you as a shareholder. You may also want to review the documents referenced under "Where You Can Find More Information" on page 33.

Q:  WHEN DO YOU EXPECT THE COMBINATION TO BE COMPLETED?


A: We are working toward completing the combination as quickly as possible. We hope to complete the combination during the second calendar quarter of 2001.


Q:  WHAT DO I NEED TO DO NOW TO VOTE?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the combination. You may instead choose to attend your meeting and vote your shares in person.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?


A: You may change your vote at any time before the vote takes place at the Caldera annual meeting or SCO special meeting, respectively. To change your vote, you may either submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the annual or special meeting and vote in person. However, if you elect to vote in person at the Caldera annual meeting or SCO special meeting, respectively, and your shares are held by a broker, bank or other nominee, you must bring to the annual meeting or the special meeting a legal proxy from the broker, banker or other nominee authorizing you to vote the shares.


Q: IF MY SHARES OF STOCK ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares will not be voted. You should instruct your broker to vote your shares, following the directions provided by your broker. See pages 34 and 38.


Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Neither Caldera stockholders nor SCO shareholders will exchange their stock certificates.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT CALDERA AND SCO?

A: Both Caldera and SCO file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. See "Where You Can Find More Information" beginning on page 33 of this document.

Q: WHOM AT CALDERA OR SCO SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE COMBINATION?

A: You should contact either Kathy Allred of Caldera by telephone at 801-765-4999 or by e-mail at kallred@caldera.com, or Lynn Schroeder of SCO by telephone at 831-427-7399 or by e-mail at lynnsc@sco.com, with any questions about the combination.

                                    SUMMARY

     For your convenience, we have summarized here information that is contained elsewhere in this document. It highlights selected information and does not contain all of the information that is important to you. To understand the transactions more fully and for a more complete description of the legal terms of these transactions, you should carefully read this document and the documents to which we have referred. See "Where You Can Find More Information" and "SCO is Incorporating its SEC Filings in this Document by Reference" on pages 33 and 32. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

CALDERA SYSTEMS, INC. AND
CALDERA INTERNATIONAL, INC.

240 West Center Street
Orem, Utah 84057
(801) 765-4999

     Caldera develops and markets business solutions based on the Linux operating system, or Linux-based solutions, including eDesktop and eServer products, technical training, certification and support. Caldera's OpenLearning Providers offer distribution-neutral Linux training and certification based on Linux Professional Institute (LPI) certification standards. Caldera Systems supports the open source community and is an advocate of Linux Standard Base
(LSB) and LPI.

     New Caldera was formed to facilitate the proposed combination. New Caldera has not engaged in any business and will not engage in business until the combination has been completed. New Caldera currently has no assets or liabilities and no outstanding capital stock.

THE SANTA CRUZ OPERATION, INC.

425 Encinal Street
Santa Cruz, California 95061
(831) 425-7222

     SCO provides server-based software for networked business computing. SCO also provides server operating systems based on UNIX technology, or UNIX server operating systems, and network computing software that enables clients of all kinds -- including, personal computers, graphical terminals, network computers, and other devices -- to have webtop access to business-critical applications running on servers of all kinds.

THE COMBINATION

     Caldera, New Caldera and SCO have entered into a reorganization agreement that provides for the following transactions:


     - New Caldera will purchase the server and professional services groups from SCO for a purchase price of 16 million shares of New Caldera common stock (representing approximately 25.3% of New Caldera on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. In addition, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of these excess revenues. SCO employees who join New Caldera will receive options to purchase approximately 1.8 million shares of New Caldera (representing approximately 2.8% of New Caldera on a fully diluted basis). There will be no adjustment to the purchase price for changes in the market price of Caldera's common stock. The New Caldera shares issued to SCO will be held as an asset of SCO. SCO has no current intention to distribute New Caldera stock directly to SCO shareholders. The server and professional services groups operate as a provider of server software and related support for networked business computing, and are a leading provider of UNIX server operating systems through their UnixWare and OpenServer product lines. For a further description of the business, products and technology of the server and professional services groups, see "Business of Server and Professional Services Groups" on page 127.


     - Caldera will merge with a subsidiary of New Caldera and as a result will become a wholly-owned subsidiary of New Caldera. Stockholders of Caldera will become stockholders of New Caldera following the merger, and each share of Caldera common stock will be exchanged for one share of New Caldera common stock.


     We urge you to read carefully the reorganization agreement. The reorganization agreement is attached as Appendix A to this joint proxy statement/prospectus.



     In conjunction with the signing of the reorganization agreement, Caldera and The Canopy Group, Inc., the majority stockholder of Caldera, agreed to loan to SCO $7 million and up to $18 million, respectively. These loan agreements were finalized and entered into in January 2001. If the combination is completed, Caldera's advance to SCO will be forgiven and will be treated by New Caldera and SCO as part of the cash portion of the consideration to SCO for the server and professional services groups. Caldera has also reimbursed SCO for $1.5 million of transition costs relating to the retention of various employees of SCO who will become employees of New Caldera.


VOTE REQUIRED

     Approval of the combination and reorganization agreement requires the affirmative vote of holders of a majority of the outstanding shares of Caldera common stock and the affirmative vote of holders of a majority of the outstanding shares of SCO common stock.

CALDERA RECOMMENDATION TO STOCKHOLDERS


     The Caldera board of directors voted unanimously to approve the reorganization agreement and the combination. The Caldera board of directors believes that the combination is advisable and in the best interest of Caldera's stockholders and recommends that you vote FOR the proposal to approve the reorganization agreement and the combination.


SCO RECOMMENDATION TO SHAREHOLDERS

     The SCO board of directors voted unanimously to approve and adopt the reorganization agreement and the combination. The SCO board of directors believes that the combination is advisable and in the best interest of the SCO shareholders and recommends that you vote FOR the proposal to approve and adopt the reorganization agreement and the combination.


NO SOLICITATION BY SCO (SEE PAGE 72)


     Subject to the applicable fiduciary duties to its shareholders, the SCO board of directors have agreed that neither it, SCO nor any of SCO's subsidiaries will do any of the following:

     - solicit, initiate or encourage the submission of any alternative proposal;

     - engage in discussions or negotiations concerning, or provide any non-public information to a third party regarding an alternative proposal;

     - take any other action intended, designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to any alternative proposal;

     - enter into any letter of intent, agreement in principle or similar agreement with respect to any alternative transactions; or

     - make or authorize any statement, recommendation or solicitation in support of any alternative transactions.

     SCO has also agreed to cause each of its officers, directors, employees, financial advisors, representatives and agents not to take any of these actions.


TERMINATION OF THE REORGANIZATION AGREEMENT (SEE PAGE 75)


     Caldera and SCO can mutually agree to terminate the reorganization agreement without completing the transaction, and either Caldera or SCO can terminate the reorganization agreement if:

     - the other party materially breaches any representation, warranty, covenant or agreement in the reorganization agreement and fails to cure the breach within 30 days of receiving notice of the breach;


     - the transactions contemplated by the reorganization agreement are not completed on or before May 31, 2001;


     - Caldera stockholders or SCO shareholders do not approve the reorganization agreement and the transactions contemplated by the reorganization agreement;

     - if a final and non-appealable permanent injunction or other court order restrains or prohibits the transactions contemplated by the reorganization agreement; or

     - the board of the other party modifies or withdraws its approval or recommendation of the combination.

     In addition, Caldera may terminate the reorganization agreement if the board of SCO recommends any SCO alternative proposal.

TERMINATION FEES AND EXPENSE


     SCO must pay Caldera a termination fee equal to approximately $4.0 million if the reorganization agreement is terminated and the SCO board has changed its recommendation.


     SCO will also pay a termination fee if:

     - SCO shareholders do not approve the combination after an alternative proposal has been disclosed and not withdrawn; or

     - SCO has violated its non-solicitation obligations; and

     - within 6 months an agreement is entered into for an alternative proposal or within 12 months an alternative proposal is consummated.

     Caldera must pay SCO the termination fee if the reorganization agreement is terminated because the Caldera board has changed its recommendation.


OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 47 AND 53)


     In deciding to approve the combination, our boards of directors considered the opinions of each of our financial advisors.


     Caldera received an opinion from its financial advisor, Broadview International, LLC, that as of February 5, 2001, the consideration to be paid for the server and professional services groups was fair to Caldera from a financial point of view. Caldera has agreed to pay Broadview fees totaling approximately $1.4 million. Caldera has paid $300,000 in August 2000 and an additional $300,000 in February 2001. The remainder of the fee is contingent upon consummation of the combination. Broadview and Caldera believe that these fees are customary in transactions of this nature.



     SCO received an opinion from its financial advisor, Chase H&Q, that as of February 8, 2001 the consideration to be received by SCO from New Caldera was fair to SCO from a financial point of view.

SCO has agreed to pay Chase H&Q fees totaling approximately $2.1 million. SCO has paid a $25,000 agreement fee and a $750,000 retainer. The remainder of the fee is contingent upon consummation of the combination. SCO and Chase H&Q believe that these fees are customary in transactions of this nature.

     WE ENCOURAGE YOU TO READ THESE OPINIONS CAREFULLY. THEY ARE ATTACHED AS APPENDICES B AND C.


INTERESTS OF PERSONS IN THE COMBINATION (SEE PAGE 66)


     Certain persons and entities have interests in the combination which may differ from yours because of their status as a director, nominee for director or executive officer of Caldera, SCO or New Caldera. For instance:


     - Certain officers of SCO, including David McCrabb, will become executive officers of New Caldera;


     - SCO will provide change-of-control benefits to its current executive officers;

     - SCO will have the right to nominate 2 directors of the New Caldera board;

     - Doug Michels and an individual to be determined by SCO and approved by Caldera will be directors of New Caldera;

     - SCO has granted additional "stay-put" options to certain executive officers to encourage those individuals to remain with SCO following the combination; and

     - Each person who becomes an executive officer or key employee of New Caldera will sign an employment agreement with New Caldera that provides for terms of employment and severance benefits, among other things.


DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGES 36 AND 39)



     The Caldera stockholders do not have dissenters' or appraisal rights in connection with the combination.


     If holders of 5% or more of the outstanding shares of SCO common stock entitled to vote at the SCO special meeting vote against the reorganization agreement and comply with certain other procedures specified in Chapter 13 of the California Corporations Code, SCO shareholders of record who take such actions will be entitled to exercise dissenters' rights. In accordance with the provisions of the California Corporations Code, dissenting SCO shareholders will have the right to be paid in cash the fair market value of their shares of SCO common stock, determined as of the day before the first announcement of the combination, and excluding any appreciation or depreciation as a result of the combination. A copy of Chapter 13 of the California Corporations Code is attached to this document as Appendix N.


ACCOUNTING TREATMENT OF THE COMBINATION (SEE PAGE 62)



     Caldera expects the combination will be accounted for as a purchase, which means that New Caldera will incur substantial non-cash charges to earnings of approximately $5.3 million per quarter over the next three years and approximately $3.5 million per quarter for the subsequent two years related to the amortization of goodwill and other intangible assets.



     SCO expects to recognize a gain on the combination equivalent of approximately 71.3% of the difference between the total consideration received and its carrying amount of the server and professional services groups plus the total cash consideration and discounted value of the promissory note to be issued to SCO, which will be approximately $60.7 million before tax. After the combination closes, SCO will report approximately 28.7% of the operations of New Caldera under the equity method of accounting, after certain adjustments, in its financial statements.

OWNERSHIP OF NEW CALDERA FOLLOWING THE COMBINATION


     The following table illustrates the approximate percentage ownership of New Caldera if the combination is completed. The percentages reflect the estimated ownership of all common stock, assuming the exercise of all stock options of New Caldera, and are calculated based on Caldera and SCO shares outstanding as of February 1, 2001.



                                              APPROXIMATE NUMBER
                                                  OF SHARES          PERCENTAGE OF
                                                OF NEW CALDERA        NEW CALDERA
                                             --------------------    -------------
Caldera stockholders and option holders       45.5 million shares        71.9%
SCO                                           16.0 million shares        25.3%
SCO employees joining New Caldera              1.8 million shares         2.8%



DIRECTORS AND EXECUTIVE OFFICERS OF NEW CALDERA FOLLOWING THE COMBINATION (SEE PAGE 132)


     If we complete the combination, the board of directors of New Caldera will initially consist of all of the current board members of Caldera as well as Doug Michels and an individual to be determined by SCO and approved by Caldera.


     The executive officers of New Caldera will consist of all of the current executive officers of Caldera, as well as David McCrabb.



LISTING OF NEW CALDERA COMMON STOCK (SEE PAGE 61)


     We expect that the shares of New Caldera common stock to be issued in connection with the combination will be approved for listing on the Nasdaq National Market, subject to official notice of issuance. The trading symbol for the New Caldera common stock will be "CALD," the symbol currently used for Caldera.


CONDITIONS TO COMPLETION OF THE COMBINATION (SEE PAGE 70)


     The respective obligations of the parties to complete the combination are subject to approval of the reorganization agreement and combination by Caldera's stockholders and SCO's shareholders, as well as the prior satisfaction or waiver (if permitted by applicable law) of conditions specified in the reorganization agreement. The following conditions, among others, must be satisfied or waived before the combination can be completed:

     - the combination shall have been approved and adopted by both the Caldera stockholders and the SCO shareholders;

     - the board of directors of New Caldera shall have appointed Mr. Michels and an individual to be determined by SCO and approved by Caldera to the board of directors of New Caldera;

     - the relevant parties shall have entered into the stockholder agreement, the escrow agreement, sales representation and support agreement, and the voting agreements;

     - the New Caldera common stock to be issued in the combination shall have been approved for quotation on the Nasdaq National Market, subject to notice of issuance;

     - the representations and warranties of the other party contained in the reorganization agreement shall be accurate except for representations and warranties that address matters as of a particular date and where the breaches have not resulted in a material adverse effect;

     - the parties shall have materially complied with the covenants contained in the reorganization agreement; and

     - each of Caldera and SCO shall have received an opinion of their counsel as to the tax consequences of the combination.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION (SEE PAGE 61)



     The combination has been structured as a tax-free transaction described in
Section 351 of the Internal Revenue Code and, as to Caldera, a "reorganization" under Section 368 of the Internal Revenue Code for United States federal income tax purposes. If the combination qualifies as a tax-free transaction and, as to Caldera, as a "reorganization" under Section 368 of the Internal Revenue Code, neither Caldera's stockholders generally nor SCO will recognize gain or loss for United States federal income tax purposes in the combination, except with respect to cash and other non-stock consideration received by SCO in the combination. It is a condition to the completion of the combination that each of Caldera and SCO receive an opinion of their counsel as to the tax consequences of the combination.


MARKET PRICES OF THE COMMON STOCK OF CALDERA AND SCO


                                                              CALDERA     SCO
                                                              -------    -----
August 1, 2000 closing price -- the last trading day before
  the announcement of the proposed combination..............  $6.937     $3.25
March   , 2001 closing price -- the last practical trading
  day before the printing of this document..................  $          $

                SUMMARY OF THE EMPLOYEE STOCK OPTION ASSUMPTION
                             AND REPLACEMENT OFFER


     Employees of the server and professional services groups who become employees of New Caldera have the opportunity to either (i) have their SCO stock options cancelled and replaced with options to purchase shares of New Caldera common stock at an exercise price equal to the fair market value of New Caldera common stock immediately after the closing or (ii) have their SCO options assumed by New Caldera for shares of New Caldera common stock at an exercise price equal to twice the exercise price of the SCO stock options. Regardless of the alternative chosen, the number of shares of New Caldera common stock issuable upon the exercise of any given SCO option will be one half of the number of shares of SCO common stock subject to the option immediately prior to the effective time. Please see "The Employee Stock Option Alternatives" on page 80.


     SCO's stock option plan will continue to govern the option grants of employees of SCO who do not become employees of New Caldera and remain with SCO. If you become an employee of New Caldera and do not choose to have your SCO options assumed or replaced, your options will terminate 30 days after the closing of the combination pursuant to SCO's stock option plan.

OUR REASONS FOR THE EMPLOYEE STOCK OPTION ASSUMPTION AND REPLACEMENT OFFER


     Caldera and SCO negotiated the employee stock option assumption and replacement offer to provide the server and professional services groups' employees similar equity incentives to those possessed by other New Caldera option holders and to allow them to participate in the success of New Caldera.


     Caldera and SCO agreed to halve the number of shares underlying each outstanding SCO option based on the fact that at the time the reorganization agreement was signed Caldera's common stock was trading at approximately twice the per share price of SCO's common stock.


     The replacement alternative is designed to incent the server and professional services groups employees holding options for SCO common stock at an exercise price equal to more than half of the New Caldera trading price at closing. Based on the current trading price of Caldera common stock and the exercise prices of outstanding SCO options, New Caldera believes the replacement alternative will be the desirable alternative for most of the former SCO employees. However, New Caldera is nevertheless offering the assumption alternative in recognition of the fact that some SCO employees have outstanding options with low exercise prices, which may make the assumption option desirable.


     The assumption alternative is designed to incent the server and professional services groups' employees holding options for SCO common stock at an exercise price equal to less than half of the New Caldera trading price at the closing. Under the assumption alternative, the exercise price per share of the New Caldera options will be twice that of the SCO options because, as noted above, Caldera's common stock was trading at a price per share twice that of SCO's common stock at the time the reorganization agreement was signed. A former SCO employee who chooses the assumption alternative will incur the same aggregate exercise price (number of shares times exercise price per share) in exercising options to purchase New Caldera common stock as he or she would have incurred in exercising SCO options; in this way, the assumption alternative preserves the benefit of the employee's low exercise price, relative to the replacement alternative.

     Since the time of signing the reorganization agreement, the trading price of Caldera common stock has fluctuated widely. Consequently, former SCO stockholders choosing between the replacement alternative and the assumption alternative should obtain updated market price information before choosing an alternative.

ASSUMPTION OFFER


     To illustrate the effect of choosing the assumption alternative for a specific option grant, assume our combination closes on April 1, 2001 and, at that point, an employee had a SCO option to purchase 100 shares which was granted on April 1, 1999 when SCO's common stock was at $5.4375 per share, and which was vested as to 50 shares on April 1, 2001. The employee would receive the following:


     - an option to purchase 50 shares of New Caldera common stock, which is vested as to 25 shares, and


     - the exercise price of the option would be $10.875.


REPLACEMENT OFFER


     To illustrate the effect of choosing the replacement option for a specific option grant, assume again our combination closes on April 1, 2001 and at that point an employee had a SCO option to purchase 100 shares which was granted on April 1, 1999 when SCO's common stock was at $5.4375 per share, and which was vested as to 50 shares on April 1, 2001. The employee would receive the following:


     - options to purchase 50 shares of New Caldera common stock, which is vested as to 25 shares, and


     - the exercise price would be the fair market value of New Caldera common stock on April 1, 2001.



PROCEDURES TO EFFECT ASSUMPTION OR REPLACEMENT (SEE PAGE 82)



     Employees of the server and professional services groups who hold SCO stock options should send the enclosed notice of election, by mail postmarked on or
before             , 2001, to:


         The Santa Cruz Operation, Inc.
         425 Encinal Street
         Santa Cruz, California 95061
         Attn: Steve Sabbath


     IF YOU ARE OFFERED AND ACCEPT EMPLOYMENT WITH NEW CALDERA AND DO NOT COMPLETE APPENDIX M, THE NOTICE OF ELECTION TO ASSUME OR REPLACE OPTIONS, THE UNVESTED PORTION OF YOUR SCO STOCK OPTIONS WILL BE CANCELED AS OF THE DATE THE COMBINATION IS COMPLETED. YOU WILL HAVE ONLY 30 DAYS AFTER THE COMBINATION IS COMPLETED TO EXERCISE THE VESTED PORTION OF YOUR SCO OPTIONS.



THE TAX STATUS OF SCO OPTIONS WILL DEPEND ON THE ALTERNATIVE CHOSEN BY AN EMPLOYEE (SEE PAGE 62)


     There will be no immediate tax consequences from either alternative. Under the replacement alternative, the new option granted to an employee will be an incentive stock option to the maximum extent permissible under the federal tax laws. Under the assumption alternative, if an employee had an incentive stock option while at SCO, an employee may have a non-qualified option after the assumption.


VESTING SCHEDULE OF OPTIONS (SEE PAGE 69)


     Under either the assumption or replacement alternative, your vesting schedule will not be changed.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present summary historical financial data for Caldera, SCO and the server and professional services groups and summary pro forma combined financial data for Caldera and SCO. The summary pro forma combined financial data of New Caldera includes the combined results of operations and financial data of Caldera and the server and professional services groups and the summary pro forma financial data of SCO excludes the server and professional services groups. The historical financial data has been derived from financial statements and related notes of Caldera, SCO and the server and professional services groups. Caldera and the server and professional services groups' financial statements are included elsewhere in this joint proxy statement/prospectus and SCO's financial statements are incorporated by reference in this joint proxy statement/prospectus.

     You should read the following summary financial data together with "Caldera Management's Discussion and Analysis of Financial Condition and Results of Operations," "Server and Professional Services Groups Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

                  SUMMARY HISTORICAL FINANCIAL DATA OF CALDERA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         YEAR ENDED OCTOBER 31,
                                                          ----------------------------------------------------
                                                             1996        1997      1998      1999       2000
                                                          -----------   -------   -------   -------   --------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.................................................    $ 1,108     $ 1,117   $ 1,057   $ 3,050   $  4,274
Gross margin (deficit)..................................        228         (25)   (1,341)      124        253
Loss from operations....................................     (2,649)     (7,578)   (6,853)   (9,103)   (31,999)
Net loss................................................     (2,757)     (8,148)   (7,963)   (9,367)   (26,923)
Net loss attributable to common stockholders............     (2,757)     (8,148)   (7,963)   (9,367)   (39,176)
Basic and diluted net loss attributable to common
  stockholders per share................................    $ (0.17)    $ (0.51)  $ (0.50)  $ (0.51)  $  (1.19)
Basic and diluted weighted average common shares
  outstanding...........................................     16,000      16,000    16,000    18,458     32,922

                                                                              OCTOBER 31,
                                                        -------------------------------------------------------
                                                           1996          1997        1998      1999      2000
                                                        -----------   -----------   -------   ------   --------
                                                        (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............................    $  207        $  398      $    76   $  122   $ 36,560
Working capital (deficit).............................      (122)        1,313          290      678     88,680
Total assets..........................................     1,639         3,915       16,353    3,714    107,518
Long-term liabilities, net of current portion.........        --            --           --        6         --
Predecessor's equity in carved-out operations.........       576         2,319           --       --         --
Total stockholders' equity............................        --            --          708    1,516    102,215

                    SUMMARY HISTORICAL FINANCIAL DATA OF SCO
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,                       DECEMBER 31,
                                   ----------------------------------------------------   -------------------------
                                     1996       1997       1998       1999       2000        1999          2000
                                   --------   --------   --------   --------   --------   -----------   -----------
                                                                                          (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................  $207,890   $193,660   $171,900   $223,624   $148,923     $53,653       $26,455
Gross margin.....................   153,488    138,345    124,804    173,846    107,127      41,821        19,374
Operating income (loss)..........   (23,581)   (16,594)   (13,593)    16,373    (51,233)      2,108        (7,656)
Net income (loss)................   (22,414)   (15,170)   (14,665)    16,858    (56,953)      2,875        (7,897)
Net income (loss) per
  share -- basic.................  $  (0.62)  $  (0.41)  $  (0.41)  $   0.49   $  (1.59)    $  0.08       $ (0.20)
Net income (loss) per share --
  diluted........................  $  (0.62)  $  (0.41)  $  (0.41)  $   0.46   $  (1.59)    $  0.07       $ (0.20)
Shares used in per share
  calculation -- basic...........    36,179     36,628     35,817     34,232     35,720      34,713        39,443
Shares used in per share
  calculation -- diluted.........    36,179     36,628     35,817     36,402     35,720      41,258        39,443



                                                                 SEPTEMBER 30,
                                              ---------------------------------------------------   DECEMBER 31,
                                                1996       1997       1998       1999      2000         2000
                                              --------   --------   --------   --------   -------   ------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents and short-term
  investments...............................  $ 54,831   $ 51,711   $ 51,076   $ 62,844   $26,446     $13,109
Working capital.............................    61,935     46,164     32,221     44,813    16,654       8,961
Total assets................................   166,807    146,665    131,189    139,284    82,202      63,206
Long-term liabilities, net of current
  portion...................................     9,332      9,545     12,027     11,094     5,462       5,488
Shareholders' equity........................   101,581     81,462     60,135     70,338    31,202      20,101


SUMMARY HISTORICAL FINANCIAL DATA OF THE SERVER AND PROFESSIONAL SERVICES GROUPS
                                 (IN THOUSANDS)


                                                                                               THREE MONTHS ENDED
                                                YEAR ENDED SEPTEMBER 30,                          DECEMBER 31,
                               ----------------------------------------------------------   -------------------------
                                  1996          1997         1998       1999       2000        1999          2000
                               -----------   -----------   --------   --------   --------   -----------   -----------
                               (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.................   $190,989      $181,915     $162,720   $214,083   $139,632     $50,780       $23,887
Gross margin.................    139,809       128,815      118,239    165,558     98,221      38,976        16,845
Net income (loss)............    (20,640)       (8,508)     (12,576)    19,867    (41,075)      2,072        (1,795)



                                                                SEPTEMBER 30,
                                        -------------------------------------------------------------   DECEMBER 31,
                                           1996          1997          1998         1999       2000         2000
                                        -----------   -----------   -----------   --------   --------   ------------
                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                         (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............   $     --       $    --      $  3,517     $  2,223   $    511     $    69
Working capital deficit...............     (7,295)       (6,775)      (14,651)     (14,261)   (13,292)     (7,933)
Total assets..........................    102,995        84,553        73,355       70,117     40,051      36,052
Long-term liabilities, net of current
  portion.............................      6,540         5,787         7,703        7,031      2,020       2,036
Divisional surplus (deficit) and
  accumulated other comprehensive
  loss................................     42,743        24,298         9,161        8,932     (2,201)      1,206

       UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA OF NEW CALDERA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The following table presents summary pro forma combined financial data for Caldera and the server and professional services groups and should be read in conjunction with the introduction to pro forma condensed combined financial information, pro forma condensed combined financial statements and related notes included elsewhere in this joint proxy statement/prospectus. This information has been derived from each company's respective financial statements and notes, which are included elsewhere in this joint proxy statement/prospectus. The summary pro forma combined financial data below presents New Caldera's statement of operations data on a pro forma basis to reflect the proposed combination of Caldera and the server and professional service groups as though the transaction had occurred on November 1, 1999 and presents balance sheet data on a pro forma basis as though the transaction occurred on October 31, 2000. You should not rely on the summary pro forma combined financial data as an indication of the results of operations or financial position that would have been achieved if the combination had taken place earlier or as an indication of the results of operations or financial position of New Caldera after completion of the combination.



                                                                   YEAR
                                                                   ENDED
                                                                OCTOBER 31,
                                                                   2000
                                                                -----------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................     $143,525
Gross margin................................................       98,474
Amortization of intangibles and deferred compensation.......       21,008
Loss from operations........................................      (84,683)
Net loss....................................................      (88,835)
Net loss attributable to common stockholders................     (101,088)
Basic and diluted net loss attributable to common
  stockholders per share....................................     $  (2.07)
Basic and diluted weighted average common shares
  outstanding...............................................       48,922



                                                                OCTOBER 31,
                                                                   2000
                                                                -----------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 10,529
Working capital.............................................       59,572
Goodwill and other intangibles..............................       95,340
Total assets................................................      189,133
Long-term liabilities, net of current portion...............       14,466
Total stockholders' equity..................................      160,581

               UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA OF SCO
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The following table presents unaudited summary pro forma combined financial data for SCO after completion of the reorganization and should be read in conjunction with the introduction to pro forma condensed financial information, pro forma condensed consolidated financial statements of SCO and related notes included elsewhere in this joint proxy statement/prospectus. This information has been derived from SCO and the server and professional services groups' respective financial statements and notes, which are included elsewhere in this joint proxy statement/prospectus or incorporated by reference herein. The unaudited summary pro forma financial data below presents SCO's statement of operations data on a pro forma basis to reflect the proposed sale of the server and professional service groups as though the transaction had occurred on October 1, 1999 and presents balance sheet data on a pro forma basis as though the transaction occurred on December 31, 2000. You should not rely on the summary pro forma financial data as an indication of the results of operations or financial position that would have been achieved if the reorganization had taken place earlier or as an indication of the results of operations or financial position of SCO after completion of the reorganization.



                                                                               THREE MONTHS
                                                               YEAR ENDED         ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             2000
                                                              -------------    ------------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Net revenues................................................    $  9,291         $ 2,568
Gross margin................................................       8,906           2,529
Operating loss..............................................     (18,659)         (6,516)
Net loss....................................................     (49,087)         (9,885)
Basic and diluted net loss per share........................    $  (1.37)        $ (0.25)
Shares used in basic and diluted net loss per share
  calculation...............................................      35,720          39,433



                                                              DECEMBER 31, 2000
                                                              -----------------
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 44,127
Working capital.............................................         7,731
Equity investment in New Caldera............................        41,118
Total assets................................................       128,582
Long-term liabilities, net of current portion...............         3,452
Total stockholders' equity..................................        57,870

        COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA FOR CALDERA

     The information below reflects the historical net loss and book value per share of Caldera stock in comparison with the pro forma combined net loss and book value per share of New Caldera after giving effect to the proposed combination of Caldera and the server and professional services groups as though such combination had occurred at November 1, 1999 using the purchase method of accounting for business combinations. The pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma combined number of shares outstanding as of October 31, 2000.

     You should read the tables below in conjunction with the respective financial statements and related notes of Caldera and the server and professional services groups and the pro forma condensed combined financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

                                    CALDERA

                                                                  YEAR ENDED
                                                               OCTOBER 31, 2000
                                                               ----------------
HISTORICAL PER SHARE DATA:
  Basic and diluted net loss per common share...............        $(1.19)
  Book value per share at year end..........................        $ 2.59

                               PRO FORMA COMBINED


                                                                  YEAR ENDED
                                                               OCTOBER 31, 2000
                                                               ----------------
PRO FORMA COMBINED PER SHARE DATA:
  Basic and diluted net loss per common share...............        $(2.07)
  Book value per share at year end..........................        $ 2.90

          COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA FOR SCO


     The information below reflects the historical net loss and book value per share of SCO stock in comparison with the pro forma net loss and book value per share of SCO after giving effect to the proposed combination of Caldera and the server and professional services groups as though such combination had occurred at October 1, 1999 using the purchase method of accounting for business combinations. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding as of December 31, 2000.


     You should read the tables below in conjunction with the respective financial statements and related notes of SCO and the server and professional services groups and the pro forma condensed financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

                                      SCO


                                                                YEAR ENDED       THREE MONTHS ENDED
                                                            SEPTEMBER 30, 2000   DECEMBER 31, 2000
                                                            ------------------   ------------------
HISTORICAL PER SHARE DATA:
  Basic and diluted net loss per share....................        $(1.59)              $(0.20)
  Book value per share at period end......................        $ 0.79               $ 0.51


                                   PRO FORMA


                                                                YEAR ENDED       THREE MONTHS ENDED
                                                            SEPTEMBER 30, 2000   DECEMBER 31, 2000
                                                            ------------------   ------------------
PRO FORMA PER SHARE DATA:
  Basic and diluted net loss per share....................        $(1.37)              $(0.25)
  Book value per share at period end......................                             $ 1.47

                            MARKET PRICE INFORMATION

CALDERA MARKET PRICE INFORMATION

     Caldera common stock has traded on the Nasdaq National Market under the symbol "CALD" since March 21, 2000.

     The table below sets forth the range of high and low closing prices of Caldera common stock as reported on the Nasdaq National Market since March 21, 2000, the date of Caldera's initial public offering.


                                                                  CALDERA
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL 2000
Quarter ended April 30, 2000 (from March 21, 2000)..........  $29.44    $ 9.56
Quarter ended July 31, 2000.................................   16.25      7.05
Quarter ended October 31, 2000..............................    8.50      3.25

FISCAL 2001
Quarter ended January 31, 2001..............................    4.88      1.84
Quarter ending April 30, 2001 (through February 15, 2001)...    3.56      2.94



     As of             , 2001, Caldera had    stockholders of record.


SCO MARKET PRICE INFORMATION

     SCO common stock has traded on the Nasdaq National Market under symbol "SCOC" since May 1993.

     The table below sets forth the range of high and low closing prices of SCO common stock as reported on the Nasdaq National Market for the periods indicated.


                                                                     SCO
                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              ------     ------

FISCAL 1999
Quarter ended December 31, 1998.............................  $ 5.59     $ 3.25
Quarter ended March 31, 1999................................    5.88       4.00
Quarter ended June 30, 1999.................................    7.06       5.38
Quarter ended September 30, 1999............................   14.13       6.44

FISCAL 2000
Quarter ended December 31, 1999.............................   34.65      11.25
Quarter ended March 31, 2000................................   31.25       9.39
Quarter ended June 30, 2000.................................    8.95       4.39
Quarter ended September 30, 2000............................    6.13       2.78

FISCAL 2001
Quarter ended December 31, 2000.............................    4.25       1.06
Quarter ending March 31, 2001 (through February 15, 2001)...    2.84       1.38



     As of             , 2001, SCO had      stockholders of record.

RECENT CLOSING PRICES


     The following table sets forth the closing prices per share of Caldera common stock and SCO common stock as reported on the Nasdaq National Market on August 1, 2000, the last full trading day prior to the public announcement that
Caldera and SCO had entered into the reorganization agreement, and on March   ,
2001, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.



                                                                CALDERA           SCO
DATE                                                          COMMON STOCK    COMMON STOCK
----                                                          ------------    ------------
August 1, 2000..............................................     $6.937          $3.25
March   , 2001..............................................     $   --          $  --


DIVIDENDS

     Caldera has never declared or paid cash dividends on Caldera common stock. Caldera currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Caldera board of directors after taking into account various factors, including Caldera's financial condition, operating results, current and anticipated cash needs and plans for expansion.

     SCO has never paid cash dividends on its capital stock and does not intend to pay any cash dividends on its common stock in the foreseeable future. SCO currently intends to retain earnings, if any, to support its operations. Payment of future dividends, if any, will be at the discretion of SCO's board of directors.

                                  RISK FACTORS

     In evaluating the proposals to be voted on at your meeting please carefully consider the information presented throughout this document, and in particular the following risk factors. Some of these risk factors relate directly to the combination described in this document, while others relate to the businesses of New Caldera, Caldera and the server and professional services group.

RISKS RELATING TO THE COMBINATION

New Caldera might fail to successfully integrate the businesses of Caldera and the server and professional services groups

     Product line integration will be difficult. If New Caldera completes the combination of the server and professional services groups with Caldera's Linux business, which is not assured, New Caldera will need to integrate two independent businesses. One key issue will be the integration of Caldera's Linux product offerings and SCO's UnixWare. This product line integration will involve consolidation of products with duplicative functionality, coordination of research and development activities, and convergence of the technologies supporting the various products.

     Other business integration issues could arise. Other problems inherent in integrating the businesses of Caldera and the server and professional services groups include:


     - maintaining brand recognition for key products of the server business, such as UnixWare and OpenServer, while migrating customer identification of the brands to New Caldera;


     - resolving channel conflicts that may arise between third party distributor and electronic solution provider channels of Caldera and the channels of the server business;

     - coordinating, integrating and streamlining geographically dispersed operations; and

     - coping with customers' uncertainty about continued support for duplicative New Caldera products.

     Management and employee integration issues could arise. Potential management and employee integration problems include:

     - resolving differences between the corporate cultures of Caldera and the server and professional services groups;

     - employee turnover; and

     - integrating the management teams of both companies successfully.

     The integration will be expensive. In addition, management's focus on the combination is likely to interrupt the current business activities of Caldera and the server and professional services groups. Any of these risks could harm New Caldera's revenue and results of operations.

     Operational issues could arise. Potential operational integration problems include conflict between each of Caldera's and SCO's:

     - management information systems;

     - telephone systems; and

     - customer data.

Certain individuals have interests that are different from or in addition to yours, which could influence them to support the combination


     Members of the boards of directors and management of Caldera and SCO, and certain officers of SCO, will receive benefits from the combination in addition to those which you will receive. Because of these benefits, these persons may be influenced to vote in favor of or to recommend the combination. These interests include:


     - the current executive officers and directors of Caldera will become executive officers and directors of New Caldera;



     - David McCrabb is an executive officer of SCO and will become an executive officer of New Caldera;



     - each of the SCO executive officers and employees of the server and professional services groups who will become executive officers of New Caldera, and other key employees of the server and professional services groups, will sign employment agreements with New Caldera that provide for terms of employment and severance benefits, among other things;


     - SCO will provide change-of-control benefits to its current executive officers;

     - SCO has granted additional "stay-put" options to certain executive officers to encourage those individuals to remain with SCO following the combination; and

     - SCO will have the right to nominate two members of the New Caldera board of directors, who will initially be Doug Michels and an individual to be named by SCO and approved by Caldera.

New Caldera will incur significant accounting charges in connection with the combination that will impact its operating results immediately and in the future


     The significant costs of integration associated with the combination increases the risk that New Caldera will not realize the anticipated benefits. Because New Caldera will account for the combination as a purchase, it expects to incur a non-cash charge of approximately $1.6 million at the date of the combination, related to the write-off of in-process research and development. New Caldera also will record goodwill and other intangible assets of approximately $90.8 million. This amount will be amortized over periods ranging from three to five years, and will result in charges to operations of approximately $5.3 million per quarter for the first three years and approximately $3.5 million per quarter for the subsequent two years. Please see "Unaudited Pro Forma Condensed Combined Financial Information" on page P-1.


Because the Nasdaq National Market is likely to experience extreme price and volume fluctuations, particularly with respect to the stock of internet companies such as New Caldera, the price of New Caldera's stock may decline even if New Caldera's business is doing well

     The market price of New Caldera's common stock could fluctuate significantly as a result of:

     - New Caldera's susceptibility to quarterly variations in operating results, which may cause it to fail to meet analysts' or investors' expectations;

     - earnings and other announcements by, and changes in analyst and investor evaluations of, internet firms and New Caldera;

     - announcements or implementation by New Caldera or its competitors of technological innovations or new products or services; and

     - trading volume of New Caldera common stock.


     The securities of many companies have experienced significant price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of technology companies have sometimes reached elevated levels. These levels may not be sustainable and may not bear any relationship to the operating performances of these companies. For example, on March 21, 2000, Caldera's stock closed at a high of $29.44 per
share, but has since declined significantly. As of March   , 2001, it closed at
$     per share. Similarly, the stock price of SCO closed at $34.63 per share on
December 27, 1999. However, as of March   , 2001, it closed at $     per share.

Because the number of shares to be received in the combination by SCO is fixed, the market value of the consideration could fluctuate as a result of changes in the market price of Caldera's common stock


     There will be no adjustment to the merger consideration received by SCO for changes in the market price of Caldera's common stock, and neither SCO nor Caldera will be permitted to terminate the reorganization agreement solely because of changes in the market price of Caldera common stock. Accordingly, the market value of the consideration to be paid to SCO for the assets of its server and professional services groups will fluctuate depending upon the market value of the Caldera common stock at the time of completion of the merger. At $3.3125, the closing price per share of Caldera common stock on February 9, 2001, the day the third amendment to the reorganization agreement was signed, the aggregate consideration to be paid to SCO, not including any future payments SCO may be entitled to receive from its earn-out rights, would be valued at approximately
$84 million. Based on           , the closing price per share of Caldera common
stock on March   , 2001, the last full trading day for which closing prices were available at the time of printing of this joint proxy statement/prospectus, the
aggregate consideration would be valued at approximately $       million. Such
fluctuations may continue until the closing of the combination. To the extent that SCO continues to hold shares of New Caldera common stock following the merger, its market value will continue to fluctuate with the stock price of New Caldera's common stock.


RISKS RELATING TO NEW CALDERA AFTER THE COMBINATION

New Caldera may not be profitable or achieve positive cash flow; if New Caldera does not achieve and sustain profitability and positive cash flow, New Caldera's financial condition would be adversely affected and its stock price could suffer

     Caldera has not been profitable. The server and professional services groups have not been profitable and their revenue has been declining. If New Caldera's revenue declines or grows at a slower rate than anticipated or if New Caldera is unable to efficiently reduce operating expenses, New Caldera may not achieve or sustain profitability or generate positive cash flow. In this case, the value of an investment in New Caldera could be reduced.


     Based on a pro forma analysis, the combination will result in a material increase in the losses incurred by, and in a material decrease in the working capital available to, New Caldera as compared with Caldera. For the fiscal year ended October 31, 2000, Caldera incurred net losses attributable to common stockholders of approximately $39.2 million. As of October 31, 2000, Caldera had incurred total net losses of $56.5 million since its inception in 1994. For the fiscal year ended September 30, 2000, the server and professional services groups incurred net losses of approximately $41.1 million. On a pro forma basis, the combined operations of Caldera and the server and professional services groups would have incurred net losses attributable to common stockholders of approximately $101.1 million for the fiscal year ended October 31, 2000.



     In connection with the acquisition of the server and professional services groups, New Caldera anticipates additional working capital requirements to fund the acquired operations. On a pro forma basis, the combined operations of Caldera and the server and professional services groups would have working capital of approximately $59.6 million as of October 31, 2000, a decrease of $29.1 million from Caldera's working capital on a historical basis of $88.7 million as of such date. During the year ended September 30, 2000, the server and professional services groups used approximately $24.9 million in cash for operating activities. Although New Caldera hopes to reduce employee headcount and generate other cost reductions and efficiencies from the acquisition to minimize the negative impact on working capital, it may not be successful in attaining such cost reductions and efficiencies. Additionally, New Caldera will not acquire certain working capital accounts such as cash, accounts payable or the majority of accounts receivable. As a result, New Caldera will be required to provide all working capital for the initial 30 to 60 days of operations from its cash reserves.

     Caldera believes that its current cash and cash equivalents and short-term investments will be sufficient to meet capital expenditures and working capital requirements for at least the next twelve months. However, after the combination, New Caldera may need to raise additional funds to carry out its business plan. Additional funding may not be available in amounts or on terms acceptable to New Caldera. If sufficient funds are not available or are not available on acceptable terms, New Caldera may be unable to carry out its business plan and achieve profitability and positive cash flow.

Because New Caldera's product and service offerings, which will include both Unix and Linux products and services, may not be accepted, New Caldera may not be successful

     New Caldera will face risks and uncertainties relating to its ability to successfully implement its strategy. New Caldera's business model is based on an expectation that it can create and develop demand for product and service offerings, which will include both UNIX and Linux products and services. There is no current market for business solutions combining both Linux and UNIX-based products and services. At present Microsoft and other non-Linux operating systems are favored by the business community.

     In order for New Caldera's product offering to be accepted New Caldera must:

     - broaden awareness of the New Caldera brand;

     - maintain its current, and develop new, strategic relationships with technology partners and solution providers;

     - continue to develop and upgrade product offerings tailored for business; and

     - respond effectively to competitive pressures.

     If New Caldera is unable to execute its strategy, New Caldera may not be successful.

     In addition, New Caldera's business model will be subject to many of the same risks currently facing Caldera's business model, which relies on a combination of open source software and proprietary technology. While the UNIX products of the server group to be acquired by New Caldera do not contain open source software components, the Linux products will continue to do so. For further discussion of risks associated with Caldera's business model, see
"-- Risks of Caldera" beginning on page 23.

New Caldera will have a workforce approximately four times the size of the Caldera workforce. The management of New Caldera will face many difficulties in managing a larger company

     In deciding whether to approve and adopt the reorganization agreement and the combination, you should bear in mind that the larger combined company will create new challenges for Caldera's existing management. If New Caldera fails to meet these challenges, the value of an investment in New Caldera may decline. After the combination, New Caldera will have a workforce approximately four times the size of the Caldera workforce prior to the combination. Key personnel have little experience managing this type of growth. This growth is likely to strain New Caldera's management control systems and resources, including decision support, accounting and management information systems. New Caldera will need to continue to improve its financial and management controls and its reporting systems and procedures to manage its employees and to obtain additional facilities. If New Caldera does not succeed in these efforts, it could reduce New Caldera's revenue and the value of an investment.

If New Caldera is unable to retain key personnel in an intensely competitive environment, its operations could be adversely affected

     As a result of the combination, New Caldera will need to retain the personnel of both Caldera and the server and professional services groups. Competition for qualified professionals in the software industry is intense, and New Caldera may be unable to retain sufficient professionals to operate the combined business. Departures of existing personnel could be disruptive to its business and can result in the departure of other employees.

     The loss or departure of any of New Caldera's officers or key employees could harm New Caldera's ability to implement its business plan and could lower its revenue. New Caldera's future success depends to a significant extent on the continued service and coordination of its management team, particularly Ransom
H. Love, New Caldera's Chief Executive Officer. New Caldera does not maintain key person insurance for any member of its management team.

     Even though New Caldera intends to enter into employment agreements with key management personnel, these agreements cannot prevent the departure of those employees.

New Caldera will operate in a highly competitive market and faces significant competition from a variety of current and potential sources, including Red Hat and Sun Microsystems; Many of New Caldera's current and potential competitors will have greater financial and technical resources; Thus, New Caldera may fail to compete effectively in its market

     In considering whether to approve this combination, Caldera stockholders and SCO shareholders should bear in mind that New Caldera will have new competitors. New Caldera's principal competitors include:

     - Microsoft;

     - Cygnus Solutions;

     - VA Linux;

     - Wind River Systems;

     - Sun Microsystems;

     - Corel;

     - MacMillan;

     - Red Hat;

     - SuSE;

     - AT&T;

     - Compaq;

     - Hewlett-Packard;

     - IBM;

     - Novell; and

     - Unisys.

     Many of New Caldera's competitors have substantially greater financial and technical resources, more extensive marketing and distribution capabilities; larger development staffs and more widely recognized brands and products.

     Also, due to the open source nature of Linux, anyone can freely download Linux and many Linux applications and modify and re-distribute them with few restrictions. For example, solution providers upon whom New Caldera depends for the distribution of its products could instead create their own Linux solutions to provide to their customers. Also, established companies and other institutions could easily produce competing versions of Linux.

New Caldera's foreign-based operations and sales create special problems, including the imposition of governmental controls and fluctuations in currency exchanges, that could hurt its results


     Caldera's revenue from foreign sources as a percentage of total revenue materially increased from 7% in fiscal 1999 to 30% in fiscal 2000, with the greatest increase occurring from sales in the Asia Pacific region. A key component of Caldera's growth strategy has been to expand Caldera's presence in foreign markets. However, it is costly to establish international facilities and operations, promote Caldera's brand internationally, and develop localized products and support. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. In addition, Caldera may not be successful in marketing and distributing its products because Caldera has little experience in these markets.



     As a result of the purchase of the server and professional services groups from SCO, New Caldera will have significantly more foreign operations than Caldera currently has, including development facilities, sales personnel and customer support operations, in Europe, Latin America and Southeast Asia. These foreign operations are subject to certain inherent risks, including:


     - potential loss of developed technology through piracy, misappropriation, or more lenient laws regarding intellectual property protection;

     - imposition of governmental controls, including trade restrictions;

     - fluctuations in currency exchange rates and economic instability;

     - longer payment cycles for sales in foreign countries;

     - difficulties in staffing and managing the foreign operations;

     - seasonal reductions in business activity in the summer months in Europe and other countries; and

     - political unrest, particularly in areas in which New Caldera will have facilities.

     In addition, operating expenses will be denominated in local currency, creating risk of foreign currency translation gains and losses that could harm New Caldera's financial results. If New Caldera generates profits or losses in foreign countries, its effective income tax rate could also be increased.

     In Latin America and Southeast Asia in particular, several countries have suffered and may be especially susceptible to recessions and economic instability which may lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry such as higher tariffs and taxes, and reduced demand for goods manufactured in the United States.

New Caldera's business plan contemplates additional acquisitions, which may divert management's attention and present difficulties with respect to integrating operations and employees of these acquisitions

     New Caldera expects to pursue other acquisitions in the future. Acquisitions involve a number of special risks and challenges, including:

     - management's attention may be diverted, particularly in the case of multiple concurrent acquisitions;

     - New Caldera must integrate the target's operations and employees with its existing business;

     - New Caldera may have difficulty incorporating technology into its existing product lines;

     - key employees may leave; and

     - New Caldera may have difficulty presenting a unified corporate image.

     New Caldera does not have experience in integrating the operations of acquired companies.

Caldera and SCO could each be harmed if the combination is not completed

     Caldera and SCO have each expended substantial management time and incurred costs in negotiating the combination. These costs will not be recouped if the combination is not completed. If the combination is not completed, Caldera and SCO will continue to operate as independent entities, despite customers' and employees' expectations. Each of our reputations and relationships with customers could be damaged if Caldera and SCO fail to complete the combination. If Caldera or SCO does not complete the combination, in certain circumstances, SCO or Caldera may be required to pay a significant breakup fee to the other party.

     In addition, on January 26, 2001, Caldera advanced to SCO $7 million in the form of a promissory note that matures either on the closing of the combination or on the date of termination of the reorganization agreement. If the combination is not completed, SCO would have an outstanding debt obligation to Caldera that might be difficult to repay, and Caldera would hold an investment that may be difficult to collect.


New Caldera will be dependent upon certain strategic relationships with its technology partners and the loss of any of these relationships could adversely affect its business prospects

     New Caldera will depend on alliances with technology partners such as Citrix Systems, Fujitsu, IBM, Intel, Novell, Compaq and Sun Microsystems. These relationships encompass product integration, two-way technology transfers, joint marketing to electronic service providers and revenue-generating initiatives in areas such as product bundles, training and education and third-level technical support, relating to modification of the operating system code, for its partners. New Caldera expects that these relationships will create opportunities for its products and services in business markets in which it otherwise might not have access. If New Caldera is unable to maintain these relationships, it will not be able to develop and deploy its products in certain segments of the business community and its product development and sales will not grow.

     In addition, existing strategic relationships of Caldera and SCO with technology partners do not, and any future strategic relationships may not, afford New Caldera any exclusive marketing development or distribution rights. As a result, the companies with which New Caldera will have strategic alliances are free to pursue alternative technologies and to develop alternative products and services in addition to or in lieu of New Caldera's products and services, either on their own or in collaboration with others, including competitors of New Caldera. Moreover, New Caldera cannot guarantee that the companies with which Caldera and SCO have strategic relationships will market New Caldera's products effectively or continue to devote the resources necessary to provide it with effective sales, marketing and technical support, or that these partners will not choose to open source products into which Caldera and SCO have invested significant time and resources, thereby reducing the value of New Caldera's rights in these products.

Raymond J. Noorda will be able to exert significant control over New Caldera, and his interests may differ from those of other stockholders


     After the combination, Raymond J. Noorda will have beneficial ownership of approximately 50.0% of New Caldera's outstanding common stock. As a result, Mr. Noorda could exercise significant control and determine the outcome of actions that require stockholder approval. For example, Mr. Noorda could delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and control changes in management.


RISKS OF CALDERA

Caldera is a new company with a limited operating history, which may make it difficult for you to assess the risks related to its business


     Although Caldera began operations in 1994, during the past 24 months Caldera has substantially revised its business plan to focus on Linux for eBusiness, or business conducted over the internet, made additions to its product line and hired a significant number of new employees, including key members of its management team. In January 2000, Caldera released its server product, eServer. Its historical sales have been primarily from its OpenLinux products, including OpenLinux 2.3 (renamed eDesktop because of its focus on the desktop environment), which were historically developed for first-time Linux users who predominantly have experience using Windows desktop environments. As a company in a new and rapidly evolving industry, Caldera faces risks and uncertainties relating to its ability to successfully implement its strategy. You must consider the risks, expenses and uncertainties facing a company like Caldera, operating with an unproven business model, faces in a new and rapidly evolving market such as the market for Linux software. These risks also include Caldera's ability to:

     - broaden awareness of the Caldera Systems brand;

     - maintain its current, and develop new, strategic relationships with technology partners and solutions providers;

     - attract, integrate and retain qualified management personnel;

     - attract, integrate and retain qualified personnel for the expansion of its sales, professional services, engineering, marketing and customer support organizations;

     - continue to develop and upgrade product offerings tailored for business;

     - respond effectively to competitive pressures; and

     - generate revenue from the sale of software products, services, education programs and training.

     If Caldera cannot address these risks and uncertainties or is unable to execute its strategy, Caldera may not be successful.

You should not rely on Caldera's quarterly operating results as an indication of its future results because they are subject to significant fluctuations; Fluctuations in Caldera's operating results or the failure of its operating results to meet the expectations of public market analysts and investors may negatively impact Caldera's stock price

     Caldera's quarterly operating results have varied in the past and Caldera expects them to fluctuate significantly in the future due to a variety of factors that could affect revenue or expenses in any particular quarter. Historically, Caldera has experienced substantial fluctuations in its software and related products revenue from period to period relating to the introduction of new products and new versions of its existing products. For example, revenue from software and related products for the three-month period ended January 31, 1999 was approximately $508,000. Software and related products revenue decreased to approximately $482,000 during the three-month period ended April 30, 1999 but increased to approximately $1.0 million during the three-month period ended July 31, 1999. Software and related products revenue decreased to approximately $775,000 during the three-month period ended October 31, 1999, further decreased to approximately $395,000 during the three-month period ended January 31, 2000 and then increased to approximately $1.1 million for the three-month period ended April 30, 2000. Software and related products revenue then decreased to approximately $631,000 during the three-month period ended July 31, 2000 and then increased to approximately $845,000 for the three-month period ended October 31, 2000. These quarterly revenue fluctuations were primarily due to the fluctuation of sales of Caldera's OpenLinux products, and these fluctuations in revenue can be expected to continue as a result of fluctuating sales of all of Caldera's products, including its new product offerings.

     Upon announcement of an expected release date for a new product or upgrade, Caldera often experiences a significant decrease in sales of its existing products. Additionally, Caldera often experiences the strongest sales for a new product during the first 30 days after its introduction as Caldera fills advance orders from its distribution channel. Fluctuations in quarterly operating results could cause Caldera's stock price to decline. You should not rely on quarter-to-quarter comparisons of Caldera's results of operations as an indication of future performance. Factors that may affect our quarterly results include:

     - the interest level of electronic solutions providers in recommending Caldera's Linux business solutions to end users;

     - the introduction, development, timing, competitive pricing and market acceptance of Caldera's products and services and those of its competitors;

     - changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry in general and in the Linux environment in particular;

     - the magnitude and timing of marketing initiatives;

     - changing business attitudes toward Linux as a viable operating system alternative to other competing systems;

     - the maintenance and development of Caldera's strategic relationships with technology partners and solution providers;

     - the attraction, retention and training of key personnel; and

     - Caldera's ability to manage anticipated growth and expansion.

     As a result of the factors listed above and elsewhere, it is possible that in some future periods Caldera's results of operations may be below the expectations of public market analysts and investors. This could cause Caldera's stock price to decline. In addition, Caldera plans to increase its operating expenses to expand its sales and marketing, administration, consulting and training, maintenance and technical support and research and development groups. If revenue falls below expectations in any quarter and Caldera is unable to quickly reduce its spending in response, Caldera's operating results would be lower than expected and Caldera's stock price may fall.

Caldera's business model, which relies on a combination of open source software and proprietary technology, is unproven


     Caldera's business model incorporates as integral elements of its product offerings both commercial products and open source software. Caldera knows of no company that has built a profitable business based in whole or in part on open source software. By incorporating open source components in its product offerings, Caldera faces many of the same risks that other open source companies experience, including the inability to offer warranties and indemnities on products and services. In addition, by developing products based on proprietary technology that is not freely downloadable Caldera may run counter to the perception of Linux as an open source model and alienate the Linux community. Negative reaction, if widely shared by its customers, developers or the open source community, could harm Caldera's reputation, diminish its brand and decrease its revenue. Caldera's business will fail if it is unable to successfully implement its business model.


     Caldera's business model also depends upon incorporating contributions from the open source community into products that it open sources. The viability of Caldera's product offerings depends in large measure upon the efforts of the open source community in enhancing products and making them compatible for use across multiple software and hardware platforms. There are no guarantees that these products will be embraced by the open source community such that programmers will contribute sufficient resources for their development. If the open source community does not embrace products that Caldera views as integral to providing eBusiness solutions, Caldera will be required to devote significant resources to develop these products on its own.

The sales cycle for Caldera's products is long and Caldera may incur substantial non-recoverable expenses; Caldera devotes significant resources to sales that may not occur when anticipated or at all


     The length of time between initial contact with a potential customer and sale of a product, or Caldera's sales cycle, outside the retail channel is typically complex and lengthy, lasting from three to nine months. These direct sales also represent Caldera's largest orders. Therefore, Caldera's revenue for a period is likely to be affected by the timing of larger orders, which makes the related revenue difficult to predict. Caldera's revenue for a quarter could be reduced if large orders forecasted for a certain quarter are delayed or are not realized. The cycle factors that could delay or defer an order include:


     - time needed for technical evaluations of our software by customers;

     - customer budget restrictions;

     - customer internal review and testing procedures; and

     - engineering work needed to integrate our software with the customer's systems.

Because Caldera's products have relatively short life cycles, Caldera must develop and introduce new products to sustain its level of sales

     Caldera's software products have a limited life cycle and it is difficult to estimate when they will become obsolete. If Caldera does not develop and introduce new products before its existing products have completed their life cycles, Caldera would not be able to sustain its level of sales. In addition, to succeed, many customers must adopt Caldera's new products early in the product's life cycle. Therefore, if Caldera does not attract sufficient customers early in a product's life, it may not realize the amount of revenue that Caldera anticipated for the product. Caldera cannot be sure that it will continue to be successful in marketing its key products.

Caldera relies on independent developers in the open source community, such as Linus Torvalds, in order to release upgrades of its Linux-based products


     Many of the components of Caldera's software products, including the Linux kernel, the core of the Linux operating system, are developed by independent developers in the open source community and are available for inclusion in Caldera's products without cost. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers have in the past developed and upgraded the Linux kernel. Neither Mr. Torvalds nor any significant contributor to the Linux kernel is an employee of Caldera, and none of these individuals is required to further update the Linux kernel. If these independent developers and others in the open source community do not further develop the Linux kernel and other open source software included in Caldera's products on a timely basis, or at all, Caldera's ability to enhance its product offerings will suffer. As a consequence, Caldera will be forced to rely to a greater extent on its own development efforts or license commercial software products as replacements, which would increase its expenses and delay enhancements to its products. For example, in the past, Caldera has sometimes been unable to upgrade all open source components of a product in connection with a proposed release because enhancements had not yet been made by these independent developers. Any failure on the part of the kernel developers to further develop and enhance the kernel could also stifle the development of additional Linux applications.


Caldera's reliance on independent third parties who develop most of the software included in its Linux products could result in delays or unreliable products and damage to Caldera's reputation

     Caldera's products consist of many different software components and applications, most of which are developed by independent third parties over whom Caldera has limited or no control. While Caldera uses rigid engineering standards in testing the products or applications that Caldera integrates in its products, Caldera cannot guarantee that it has selected or will select in the future the most reliable components available in the market or that it will successfully integrate the many components of its products. In addition, if any of these third-party products are not reliable or available, Caldera may have to develop them internally, which would significantly increase its development expenses and delay the time to market. Caldera's customers could be dissatisfied if any of these products fail to work as designed or if adequate support is not provided, which could damage its reputation and lead to potential litigation.

If the market for Linux business solutions does not grow as Caldera anticipates, Caldera may not be able to continue its business plan and grow its business

     Caldera's strategy for marketing Linux solutions to businesses depends in part upon its belief that many businesses will follow a trend away from the use of networked computers linked by centralized servers and move toward the use of distributed applications through thin appliance servers, or specialized servers, internet access devices and application service providers. Caldera is also relying on electronic solution providers making these technologies available on Linux and on Linux then becoming a desirable operating system under these circumstances. Caldera also plans to market its Linux products for use on these specialized servers and internet access devices, which Caldera believes will become widely used for eBusiness. However, if businesses, which at present favor Microsoft and other non-Linux operating systems, do not adopt these trends in the near future, or if Linux is not viewed as a desirable operating system in connection with these trends, a significant market for our products may not develop. Factors that may keep businesses from adopting these trends include:

     - costs of installing and implementing new hardware devices;

     - costs of porting legacy systems into new platforms;

     - security concerns regarding manipulation of data through application service providers;

     - limited adoption of Linux among businesses generally;

     - previous significant investments in competing systems;

     - lack of adequate Linux-trained professionals and support services;

     - lack of standards among Linux products and applications; and

     - lack of acceptance of the internet as a medium for distributing business applications.

     Even if these trends toward distributed applications are adopted, if the development of Linux products and Linux applications is not sufficient to meet the needs of eBusiness, a significant market for Linux business solutions such as Caldera's may not materialize.

Caldera could be prevented from selling or developing its products if the GNU general public license and similar licenses under which its products are developed and licensed are not enforceable

     The Linux kernel and certain other components of Caldera's products have been developed and licensed under the GNU General Public License and similar licenses. These licenses state that any program licensed under them may be liberally copied, used, modified and distributed freely, so long as all modifications are also freely made available and licensed under the same conditions. Caldera knows of no instance in which a party has challenged the validity of these licenses or in which these licenses have been interpreted in a legal proceeding. To date, all compliance with these licenses has been voluntary. It is possible that a court would hold one or more of these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux operating systems, or significant portions of them, may not be liberally copied, modified or distributed freely, would have the effect of preventing Caldera from selling or developing its products, unless Caldera is able to negotiate a license to use the software or replace the affected portions. These licenses could be expensive, which could impair Caldera's ability to price its products competitively.

Caldera is vulnerable to claims that its products infringe third-party intellectual property rights, particularly because its products are comprised of many distinct software components developed by thousands of independent parties

     Caldera may be exposed to future litigation based on claims that its products infringe the intellectual property rights of others. This risk is exacerbated by the fact that most of the code in its products is developed by independent parties over whom Caldera exercises no supervision or control and who, themselves, might not have the same financial resources as Caldera to pay damages to a successful litigant. Claims of infringement could require Caldera to re-engineer its products or seek to obtain licenses from third parties in order to continue offering its products. In addition, an adverse legal decision affecting Caldera's intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on Caldera's financial resources and harm its reputation.

Failure to protect Caldera's intellectual property rights adequately would result in significant harm to its business


     While much of the code for Caldera's products is open source, its success depends significantly on Caldera's ability to protect its trademarks, trade secrets and certain proprietary technology contained in its products. Caldera relies on a combination of copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect its proprietary rights. These measures afford only limited protection. Some trademarks that have been registered in the United States have been licensed to Caldera, and Caldera has other trademark applications pending in the United States. Effective trademark protection may not be available in every country in which Caldera intends to offer its products and services. Caldera's means of protecting its proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technologies. Caldera's future success will depend in part on its ability to protect its proprietary rights. Despite Caldera's efforts to protect its proprietary rights and technologies, unauthorized parties may attempt to copy aspects of Caldera's products or to obtain and use trade secrets or other information that Caldera regards as proprietary. Legal proceedings to enforce Caldera's intellectual property rights could be burdensome and expensive and could involve a high degree of uncertainty. These legal proceedings may also divert management's attention from growing Caldera's business. In addition, the laws of some foreign countries do not protect its proprietary rights as fully as do the laws of the United States. If Caldera does not enforce and protect Caldera's intellectual property, its business may suffer substantial harm.


Caldera may face potential liability for material published or made available on its web site and other sites linked to it

     Caldera may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, personal injury, product liability or other legal claims relating to information that is published or made available on its web site and the other sites linked to it. These types of claims have been brought, sometimes successfully, against providers of online services in the past. Caldera could also be sued for the content that is accessible from its web site and through links to other internet sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. Caldera's insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect it against these types of claims. In addition, Caldera could incur significant costs in investigating and defending such claims, even if Caldera ultimately is not liable. If any of these events occur, its revenues and the value of your investment could be materially adversely affected.

Caldera must achieve rapid market penetration of its products in order to compete successfully

     Because the Linux and eBusiness markets are new and emerging, companies that are early in providing products and solutions for these markets will have an advantage in building awareness and consumer loyalty. Therefore, in order for Caldera to successfully market its products on a wide scale, Caldera must rapidly achieve market penetration. For example, if Caldera is unable to demonstrate the viability of its products through rapid growth:

     - software developers will be less likely to develop applications for its products;

     - Caldera will be unable to achieve economies of scale;

     - Caldera will be less able to negotiate favorable terms with distributors and other partners; and

     - customers will be less likely to devote resources to purchasing and implementing its products if they are not seen as an industry standard.

     Caldera may lack the economic and managerial resources necessary to promote this growth. Also, the fact that Caldera relies almost entirely on the success of a few principal products affects its ability to penetrate diversified markets. In addition, while Caldera believes its process of self-hosting results in superior products, it requires time and resources that may delay new product releases and upgrades. These delays could affect its ability to take advantage of market opportunities on a timely basis.

To achieve the type of broad recognition necessary to succeed, Caldera will need to expend significant financial and management resources; There is no guarantee that these expenditures will enable Caldera to receive the recognition necessary to its success


     Caldera believes that broad recognition and a favorable audience perception of the Caldera brand will be essential to its success. If Caldera's brand does not achieve broad recognition as the leading provider of Linux solutions for eBusiness, our success will be limited. Caldera intends to build brand recognition through advertising its products and services. During the fiscal year ended October 31, 1999, Caldera spent approximately $1.2 million for advertising. During the fiscal year ended October 31, 2000, Caldera spent approximately $1.5 million for advertising. Caldera expects to increase its advertising expenses in future periods as Caldera builds the Caldera brand and awareness of Caldera's products and services. In addition, Caldera provides education and training to build brand recognition, which may not be successful if Caldera is unable to generate wide-acceptance of these services. Caldera may lack the resources necessary to accomplish these initiatives. Even if the resources are available, Caldera cannot be certain that its brand enhancement strategy will deliver the brand recognition and favorable audience perception that Caldera seeks. If Caldera's strategy is unsuccessful, these expenses may never be recovered and Caldera may be unable to increase future revenues. Even if Caldera achieves greater recognition of its brand, competitors with greater resources or a more recognizable brand could reduce its market share of the emerging Linux market, as well as the broader market for the provision of eBusiness solutions.

Caldera's strategy to provide solutions for eBusiness depends upon its ability to successfully introduce products tailored for eBusiness and there is no assurance that these products will gain commercial acceptance


     To date, practically all of its sales revenue has come from retail sales of OpenLinux, which is designed to assist the first-time Linux user who may be familiar with a Windows, desktop environment. However, Caldera's business model is targeted toward using Linux solutions to facilitate eBusiness. In order for our strategy of providing Linux solutions for eBusiness to be successful, Caldera must provide products that meet the needs of solution providers and their eBusiness customers. In January 2000, Caldera released its server product, OpenLinux eServer. In January 2000, Caldera released Volution, its second eBusiness product. These new products, which are Caldera's primary eBusiness products, may not be adopted by solution providers and their customers for any number of reasons, including lack of customer awareness of Caldera and its products, malfunction of the products and failure to meet needs of eBusiness. If Caldera's eBusiness products are not successful, Caldera will fail to execute its strategy and its sales may not grow.


Because software programs frequently contain errors or defects, Caldera could lose significant revenue if its software programs do not perform as expected

     Software programs frequently contain errors or defects, especially when first introduced or when new versions are released. Caldera could, in the future, lose revenue as a result of errors or defects in its software products. Caldera cannot assure you that errors will not be found in new products or releases. Although Caldera has both product liability and errors and omissions insurance, Caldera might incur losses in excess of the dollar limits or beyond the scope of coverage of its policies. While Caldera tests its products prior to release, the fact that most of the components of its software offerings are developed by independent parties over whom Caldera exercises no supervision or control makes it particularly difficult to identify and remedy any errors or defects that could exist. Any errors could result in loss of revenue, or delay in market introduction or acceptance, diversion of development resources, damage to its reputation or increased service costs.

Caldera's current and potential customers may find it difficult to hire and train qualified employees to handle installation and implementation of its products, which could negatively affect sales of its products to new customers and lead to dissatisfaction among current customers

     There are limited numbers of individuals that are trained and qualified to manage Linux systems, including OpenLinux and our other products. End users and Caldera's distribution partners may lack the resources to hire or train such qualified personnel to install and implement Caldera's products, which could lead to dissatisfaction with Caldera's products among end users and deter potential end users from purchasing Caldera's product.

The growth of Caldera's business will be diminished if the internet is not accepted as a medium for commerce and business networking applications


     An important part of Caldera's business strategy is to develop and market its products for the support of secure business networks hosted on the internet. In addition, Caldera plans to sell its products and provide a significant amount of technical support and education via its web site. If the internet is not accepted as a medium for commerce and business networking applications, demand for its products and services will be diminished. For example, many companies whose business model was to conduct commerce over the internet went out of business in 2000 and the first quarter of 2001, in many cases due to a failure to generate anticipated revenues and an inability to raise additional capital to fund operations. A number of factors may inhibit internet usage, including:


     - inadequate network infrastructure;

     - lack of knowledge and training on internet use and benefits;

     - consumer concerns for internet privacy and security;

     - lack of availability of cost-effective, high-speed service;

     - interruptions in internet commerce caused by unauthorized users;

     - changes in government regulation relating to the internet; and

     - internet taxation.

     If internet usage grows, the infrastructure may not be able to support the demands placed on it by that growth and its performance and reliability may decline. Web sites have experienced interruptions as a result of delays or outages throughout the internet infrastructure. If these interruptions continue, internet usage may decline.

Future sales of Caldera's common stock may negatively affect its stock price


     The market price of Caldera's common stock could decline as a result of sales of a large number of shares of Caldera common stock in the market in the future, or the perception that such sales could occur. Caldera has a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for Caldera to sell equity securities in the future at a time and at a price that it deems appropriate. The shares of Caldera common stock currently outstanding will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144, including the shares issued to SCO in the combination. Certain holders of our common stock also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale.


RISKS RELATING TO SCO AFTER THE COMBINATION

Following the combination, the shares of New Caldera stock will become a significant asset of SCO's, the value of which may not be reflected, in whole or in part, in SCO's trading price


     Because SCO has no current intention of distributing the shares of New Caldera common stock that it receives as a result of the combination directly to its shareholders, SCO shareholders who do not otherwise own shares of New Caldera may not directly benefit from the combination. Additionally, the resale of SCO's shares of New Caldera common stock will be subject to certain restrictions including minimum trading volume requirements for New Caldera common stock. Therefore, the market value of SCO common stock following the combination, may not, in whole or in part reflect the value of New Caldera common stock held by SCO. Conversely, by virtue of SCO's ownership of New Caldera common stock following the combination, the value of SCO common stock may decline as much as a potential decline in the trading price of New Caldera or disproportionately so. Therefore, a shareholder of SCO should study the risks that pertain specifically to Caldera and New Caldera in addition to the risks that SCO faces.

The proposed sale by SCO of the server and professional services groups, which traditionally comprise a large percentage of SCO's revenues, may result in significant harm to SCO's business


     Historically, revenues generated by the server business and professional services have been a significant portion of SCO's total revenues. The sale of the server and professional services groups, while also significantly reducing headcount and operating expenses, will lead to a dramatic decline in SCO's revenues. For the year ended September 30, 2000, revenues generated by these two divisions were 93.8% of SCO's total revenues. For fiscal years 1999 and 1998, revenues generated by these 2 divisions were 95.7% and 94.7% of total revenues, respectively.



     Subsequent to the asset sale, Tarantella, Inc., as SCO will then be called, will derive revenue from sales of its Tarantella products, including the CID products. Tarantella, Inc. may never generate combined revenues equal to those revenues previously generated by the assets sold to Caldera.



     Pursuant to the terms of the reorganization agreement, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of these excess revenues. Since SCO will no longer control the operations and future business direction of its OpenServer line of business, it is not possible to determine if the specified thresholds can or will be met. Consequently, SCO may never receive any portion of the earn-out rights.


Certain of SCO's revenue sources have declined dramatically during fiscal year 2000 and will likely continue to decline


     SCO experienced declines in its CID products during fiscal 2000. In fiscal 1999, CID revenues were $7.8 million; for the first 9 months of 2000, CID revenues were only $3.9 million. CID (client integration devices) products are legacy products, which were the precursor to the new Tarantella technology. The CID product line has not been emphasized by SCO and revenues have, therefore, been declining as anticipated. However, it is possible that CID product sales will decline more quickly than expected and that the Company will, therefore, realize lower revenue, which yields relatively high profit margins, than anticipated. Furthermore, while the Tarantella product line may offset some of the decline, there can be no assurance that the increase in Tarantella revenues will compensate for such declines.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," "Caldera Management's Discussion and Analysis of Financial Condition and Results of Operations," "Server and Professional Services Groups Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Caldera," "Business of New Caldera" and elsewhere in this joint proxy statement/prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "might," "could," "will," "should," "expect," "plan," "intend," "project," "forecast," "anticipate," "believe," "estimate," "predict," "foreseeable," "potential," "continue" or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.


                      SCO IS INCORPORATING ITS SEC FILINGS


                         IN THIS DOCUMENT BY REFERENCE


     The SEC allows SCO to "incorporate by reference" information into this joint proxy statement/prospectus, which means that SCO can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that SCO has previously filed with the SEC. These documents contain important information about SCO and its finances that you should read.


SCO SEC FILINGS                                                         PERIOD
---------------                                                         ------
Quarterly Report on Form 10-Q..........................  Three months ended December 31, 2000
Annual Report on Form 10-K.............................  Fiscal year ended September 30, 2000
Registration Statement on Form 8-A/A...................  Filed on March 3, 1999
Registration Statement on Form 8-A.....................  Filed on April 1, 1993


     SCO is also incorporating by reference additional documents that SCO may file with the SEC between the date of this joint proxy statement/prospectus and the date of the special meeting of SCO shareholders.

     Documents incorporated by reference are available from SCO without charge, excluding all exhibits unless SCO has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus from SCO by requesting them in writing or by telephone at the following address:

                         THE SANTA CRUZ OPERATION, INC.
                           ATTENTION: LYNN SCHROEDER
                               425 ENCINAL STREET
                          SANTA CRUZ, CALIFORNIA 95061
                           TELEPHONE: (831) 425-7222


     If you would like to request documents from SCO, please do so by , 2001, to receive them before the SCO special meeting.



     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the reorganization agreement and the combination Caldera and SCO have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated
               , 2001. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than
               , 2001, and the mailing of the joint proxy statement/prospectus to Caldera and SCO stockholders should not create any implication to the contrary.

                      WHERE YOU CAN FIND MORE INFORMATION

     Caldera and SCO each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Caldera or SCO file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     New Caldera has filed a registration statement on Form S-4 with respect to the common stock to be issued to holders of Caldera common stock. This document constitutes the prospectus of New Caldera that is filed as part of the registration statement. Other parts of the registration statement are omitted from this document in accordance with the rules and regulations of the SEC. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

     You should rely only on the information contained in this document to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this document.

     Caldera has supplied all information contained in this document relating to Caldera and New Caldera. SCO has supplied all information relating to the server and professional services groups.

                           THE CALDERA ANNUAL MEETING



     This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from holders of Caldera Systems, Inc. common stock by the Caldera Systems, Inc. Board of Directors for use at the annual meeting of Caldera Systems, Inc. stockholders.


WHEN AND WHERE THE MEETING WILL BE HELD


     We will hold an annual meeting of Caldera Systems, Inc. stockholders at
Caldera's offices at 240 West Center Street, Orem, Utah on                , 2001
at 8:00 a.m. Mountain time to consider and vote on the proposals set forth below.


WHAT WILL BE VOTED UPON

     At the Caldera meeting, you will be asked to approve the following proposals:


     - To combine Caldera with the server and professional services groups of The Santa Cruz Operation, Inc. In connection with the combination, SCO will receive 16 million shares of Caldera International, Inc. common stock (representing approximately 25.3% of Caldera International on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. SCO employees who join Caldera International will receive options to purchase approximately 1.8 million shares of common stock of Caldera International (representing approximately 2.8% of Caldera International on a fully diluted basis). In the combination, Caldera will become a subsidiary of a new parent company, which we call New Caldera, and SCO will contribute to New Caldera the assets of its server and professional services groups.



     - To elect seven (7) directors to serve for one-year terms ending in the year 2002 or until successors are duly elected and qualified.


     - To amend our 1999 Omnibus Stock Incentive Plan to increase the number of shares reserved for issuance from 4,105,238 to 6,405,238 and to provide for an automated director option grant program.

     - To amend our 2000 Employee Stock Purchase Plan to increase the number of shares reserved for issuance from 500,000 to 2,000,000.

     - To amend our Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 to 175,000,000.


     - To ratify the appointment of Arthur Andersen LLP as Caldera's independent auditors for the fiscal year ending October 31, 2001.



     - To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.



                                 OTHER MATTERS



     Caldera knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ONLY STOCKHOLDERS ON              , 2001 WILL BE ENTITLED TO VOTE



     You will be entitled to vote at the Caldera meeting only if you are a holder of record of shares of Caldera common stock at the close of business on
            , 2001, the Caldera record date. On that date, there were
shares of Caldera common stock outstanding and entitled to vote. These shares
were held of record by approximately           stockholders. No shares of
Caldera's preferred stock were outstanding.



     Each Caldera stockholder is entitled to one vote for each share of Caldera common stock held on the Caldera record date for each matter to be acted upon in the Caldera meeting. Stockholders may not cumulate votes in the election of directors.


VOTES REQUIRED TO APPROVE THE PROPOSALS

     The approval and adoption of each of the proposals described above will require the affirmative vote of the Caldera stockholders as follows:


                                              REQUIRES THE AFFIRMATIVE
PROPOSAL                                     VOTE OF A MAJORITY OF THE:
--------                                ------------------------------------
The combination                         Outstanding common stock
The amendments to the Caldera Stock     Outstanding common stock in person
Option Plan and Employee Stock          or represented in proxy at the
Purchase Plan                           meeting entitled to vote
The amendment to the Caldera            Outstanding common stock
certificate of incorporation
Election of directors                   Outstanding common stock
Appointment of auditors                 Outstanding common stock


SHARES HELD BY DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES


     On February 1, 2001, directors and executive officers of Caldera and their affiliates as a group held 29.8 million shares of Caldera common stock, or approximately 75.1% of the outstanding shares of Caldera common stock. The Canopy Group, Inc. and MTI Technology Corporation, affiliates of Caldera, have executed voting agreements with SCO, under which they have agreed to vote all of their shares in favor of the combination.


VOTES NEEDED FOR A QUORUM

     The required quorum for the transaction of business at the meeting is a majority of the shares of Caldera common stock outstanding on the Caldera record date.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Abstentions and broker non-votes will be included in determining the number of shares present and voting at the meeting. Abstentions will have the same effect as votes against all of the proposals.

     For the proposals relating to the combination and the amendment to the Caldera certificate of incorporation, broker non-votes will have the same effect as votes cast against the proposals.


     For each of the proposals relating to the Caldera equity incentive plans, broker non-votes will have no effect.


CALDERA WILL PAY THE EXPENSES OF PROXY SOLICITATION


     Caldera will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the Proxy and any additional solicitation materials furnished to its stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Caldera may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of Caldera. No additional compensation will be paid to these individuals for any such services. Except as described above, Caldera does not presently intend to solicit proxies other than by mail.


     Following the original mailing of the proxies and other soliciting materials, Caldera will request brokers, custodians, nominees and other record holders of Caldera common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Caldera common stock and to request authority for the exercise of proxies. In these cases, Caldera, upon the request of the record holders, will reimburse the holders for their reasonable expenses.

HOW PROXIES WILL BE VOTED


     All properly executed proxies received by Caldera prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies. If no direction is indicated, they will be voted to approve the election of the directors proposed by the Board, unless the authority to vote for the election of such directors is withheld, and to approve each of the other proposals.


HOW YOU CAN REVOKE YOUR PROXY

     A Caldera stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting, by:

     - delivering to the Secretary of Caldera by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the Caldera meeting a letter from the broker, bank or other nominee confirming your ownership of the shares.

YOU DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS

     You are not entitled to dissenters' rights or appraisal rights with respect to any proposals to be considered at the Caldera meeting.

YOU MUST ACT BY A SPECIFIED DATE TO PRESENT A STOCKHOLDER PROPOSAL AT THE NEXT CALDERA ANNUAL MEETING


     Stockholders are entitled to present proposals for action at a forthcoming annual meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. In order for submitted proposals by New Caldera stockholders to be considered for inclusion in the proxy statement for the next annual meeting of New Caldera stockholders if the
combination is approved, the proposals must be received by             , 2001.
If the combination is not approved,             , 2001 will be the deadline for
the submission of proposals for the next Caldera annual meeting.


     If a stockholder intends to submit a proposal at the next annual meeting of New Caldera stockholders which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to New Caldera in accordance with the requirements set forth in the
Securities Exchange Act no later than by             , 2001. If the combination
is not approved,             , 2001 will be the deadline for giving notice to
Caldera of the intent to submit a proposal at the next Caldera annual meeting. If a stockholder fails to comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at that meeting, or the annual meeting of New Caldera stockholders if the combination is approved.

                                THE SCO MEETING

WHEN AND WHERE THE MEETING WILL BE HELD

     A special meeting of the shareholders of SCO will be held at
               a.m., local time, on                ,             , 2001, at
               .

WHAT WILL BE VOTED UPON

     At the SCO meeting, you will be asked to approve the following proposals:


     - To approve and adopt the agreement and plan of reorganization, dated August 1, 2000 and amended on September 13, 2000, December 12, 2000 and February 9, 2001, by and among The Santa Cruz Operation, Inc., Caldera Systems, Inc., and Caldera International, Inc.


     - To approve an amendment to SCO's articles of incorporation to change our corporate name to "Tarantella, Inc."

     - To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

RECORD DATE AND OUTSTANDING SHARES

     SCO's board of directors has fixed the close of business on             ,
2001 as the record date for the special meeting. You will be entitled to vote at the SCO special meeting only if you are a holder of record of shares of SCO common stock at the close of business on the SCO record date. On that date,
there were           shares of SCO common stock outstanding and entitled to
vote. These shares were held of record by approximately           shareholders.
SCO has been informed that there are in excess of           beneficial owners.

VOTING RIGHTS AND VOTES REQUIRED TO APPROVE THE PROPOSALS

     Each SCO shareholder is entitled to one vote for each share of SCO common stock held on the SCO record date for each matter to be acted upon in the SCO meeting.

     The approval and adoption of each proposal by the SCO shareholders described above will require the affirmative vote of a majority of the outstanding common stock.

SHARES HELD BY DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES


     As of February 1, 2001, directors and executive officers of SCO and their affiliates as a group beneficially owned approximately 16.33% of the outstanding shares of SCO common stock. Doug Michels, Chief Executive Officer and President of SCO, has executed a voting agreement with Caldera, under which he has agreed to vote all of his shares in favor of approving and adopting the reorganization agreement.


QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the meeting is a majority of the shares of SCO common stock issued and outstanding on the SCO record date.

     Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against all of the proposals.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, SCO believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to the proposal. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes, shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes"), will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the proposal.

SOLICITATION OF PROXIES


     SCO will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, SCO and its agents also may solicit proxies by mail, telephone, telegraph, e-mail or in person. SCO has retained a proxy solicitation firm, Morrow & Company, Inc., to aid it in the solicitation process. SCO will pay that firm a fee equal to approximately $8,500. Following the original mailing of the proxies and other soliciting materials, SCO will request brokers, custodians, nominees and other record holders of SCO common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of SCO common stock and to request authority for the exercise of proxies. In these cases, SCO, upon the request of the record holders, will reimburse the holders for their reasonable expenses. Proxies may also be solicited by certain of SCO's directors, officers and regular employees, without additional compensation, personally, by telephone or by e-mail.


HOW PROXIES WILL BE VOTED

     All properly executed proxies received by SCO prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies. If no direction is indicated, they will be voted to approve each of the proposals.

HOW YOU CAN REVOKE YOUR PROXY

     A SCO shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting, by:

     - delivering to the Secretary of SCO by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the SCO meeting a letter from the broker, bank or other nominee confirming your ownership of the shares.

DISSENTERS' RIGHTS

     If the reorganization agreement is approved by SCO shareholders, SCO shareholders who elect to dissent from the approval and who follow the procedural requirements of Chapter 13 of the California Corporations Code may, under certain circumstances, be entitled to receive cash for their SCO common stock at their fair market value. A copy of Chapter 13 of the California Corporations Code is attached to this document as Appendix N.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSAL

     SCO shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. In order for submitted proposals by shareholders to be considered for inclusion in the proxy statement for the next annual meeting of shareholders, the proposals must be received in a reasonable time before SCO begins to print and mail its proxy materials. Proposals of SCO shareholders that are intended to be presented for consideration at SCO's 2001 annual meeting of shareholders must have been received by SCO no later than September 23, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.



     If a shareholder intends to submit a proposal at the 2001 annual meeting of shareholders that is not eligible for inclusion in the proxy statement and proxy, the shareholder must have given notice to SCO in accordance with the requirements set forth in the Securities Exchange Act no later than December 7, 2000. If a shareholder fails to comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at that meeting.

                                THE COMBINATION

     This section of the joint proxy statement/prospectus describes aspects of the proposed merger that we consider important. While we believe that the subscription covers the material terms of the combination and related transactions, this summary may not contain all the information that is important to Caldera stockholders and SCO shareholders. Stockholders and shareholders should read the merger agreement and the other documents we refer to carefully for a more complete understanding of the combination.

BACKGROUND OF THE COMBINATION

     The Linux and Unix industries are highly competitive. Since each company's inception, Caldera and SCO have continually evaluated strategic relationships of various forms with various third parties in their efforts to enhance their market position and grow their businesses in an increasingly competitive environment. Over time, representatives of Caldera and SCO became familiar with each others' products through informal contacts at industry trade shows and through interaction with various industry participants.

     On March 23 and 24, 2000 Ransom Love, President and Chief Executive Officer of Caldera, met with Doug Michels, President and Chief Executive Officer of SCO, to discuss a possible transaction between the two companies.

     On April 21, 2000 Messrs. Love and Michels met again regarding pursuing a relationship between Caldera and SCO.

     On May 10, 2000, officers of Caldera met with Broadview International LLC to discuss risks and opportunities concerning a potential transaction with SCO.

     On May 15, 2000, SCO entered into a financial advisory services agreement with Chase H&Q.

     On May 18, 2000, Caldera and SCO entered into a mutual non-disclosure agreement allowing for the exchange of non-public information.

     On May 23, 2000, officers of Caldera and representatives of Broadview met with officers of SCO and representatives of Chase H&Q to discuss potential structure and synergies of a transaction.

     On June 5, 2000 representatives of Caldera and Broadview met with representatives of SCO and Chase H&Q to discuss how the business plans of the two companies might integrate and to develop cost and revenue models for the possible new entity.

     On June 6, 2000, Caldera retained Broadview International LLC to act as its financial advisor in connection with a possible transaction between Caldera and SCO and signed an engagement letter.

     On June 7, 2000, Caldera and Broadview proposed an acquisition to SCO and Chase H&Q of SCO's open server business in return for a percentage ownership in the combined company, with a portion of future operating income from the open server business to go to SCO. Over the course of the following week, officers of SCO and Caldera exchanged proposals for a potential transaction. On June 13, 2000, the parties reached a tentative agreement in principle as to the structure of the transaction.


     On June 14, 2000, the board of directors of SCO met to discuss the proposed combination with Caldera. The SCO board authorized its officers to conduct due diligence, and to continue discussions and negotiations regarding the potential combination.


     On June 16 and 19, 2000, the board of directors of Caldera met in person and telephonically to discuss the proposed combination with SCO. The board of Caldera authorized officers of Caldera to conduct due diligence, continue discussions concerning the terms of the combination and negotiate the terms of the reorganization agreement.

     On June 23, 2000, representatives of Broadview and Chase H&Q met to discuss possible no-shop language for both companies during the negotiation process.

     On June 25, 2000, Caldera and SCO entered into a letter agreement concerning restrictions on public announcements by either party and restrictions on negotiations by SCO with third parties regarding transactions relating to SCO's server division through July 26, 2000.

     On June 28, 2000, counsel to Caldera distributed the first draft of the reorganization agreement. Representatives of Caldera and SCO met to discuss the Asian and Latin American components of SCO's current business strategy.

     On June 29, 2000, officers of Caldera reviewed with officers of SCO business and financial information in connection with SCO's due diligence.

     During July 2000, additional meetings and telephone conferences took place between the marketing, communications and human resources teams from Caldera and SCO for the purpose of due diligence and planning logistics of public and internal announcements in the event the parties reached agreement on the material terms of the proposed combination. The companies also discussed providing information regarding the combination of employees and customers if they reached an agreement regarding the contribution of SCO's server business to the combined company.

     On July 14, 2000, after conducting due diligence, Caldera proposed to re-structure certain terms of the proposed transaction. SCO rejected this proposal and sent a letter to Caldera purporting to unilaterally terminate the restrictions on negotiations by SCO contained in the June 26, 2000 letter agreement.

     On July 19, 2000 and again on July 21, 2000, the SCO board met to discuss the direction of the company and the proposed combination in light of recent events involving Caldera and SCO, and instructed management to report back with any further developments.

     On July 23, 2000, officers of the two companies discussed renewing negotiations concerning the proposed combination.

     On July 25, 2000, Mr. Love met with Mr. Michels in Santa Cruz, California and discussed the terms of and implementation of the combination. During this discussion, Mr. Michels suggested that Caldera and The Canopy Group, one of Caldera's major stockholders, loan up to an aggregate of $25 million to SCO for purposes of helping SCO pay restructuring and operating costs that would arise between signing of the reorganization agreement and the closing of the combination.

     On July 26, 2000, SCO management briefed the SCO board on the latest discussions with Caldera. The SCO board authorized the officers to continue negotiating the terms of the reorganization agreement and any ancillary agreements related to the combination.

     From July 25, 2000 through July 28, 2000, officers of and counsel for the two companies met in Palo Alto, California and Santa Cruz, California to negotiate and finalize the terms of the reorganization agreement, the voting agreements and related forms of agreements to be entered into at the closing of the combination. During these discussions, the companies also discussed the purchase by the combined company of the professional services division of SCO. Officers of the two companies settled on including the assets of the professional services division with the other assets of SCO to be sold to the combined entity pursuant to the reorganization agreement, in return for increasing the purchase price by $7 million in cash. However, as a condition to SCO entering into the reorganization agreement on these terms, SCO would require that a loan of $7 million would be provided to SCO by Caldera at the time of signing the reorganization agreement. This loan would be unsecured, but if not paid before the maturity date, it would convert into shares of common stock of SCO at up to a 20% discount from the fair market value of SCO's shares at that time.

     On July 31, 2000, the board of directors of each of Caldera and SCO met to consider the proposed combination and the related transactions. The boards reviewed, among other things, the background of the proposed combination, strategic alternatives, financial and valuation analyses of the transaction, and the terms of the combination. During the meetings, the boards of Caldera and SCO each received an oral financial fairness opinion from their respective financial advisors, which was subsequently confirmed in writing. After extensive discussion and consideration, the board of directors of SCO approved the terms of the combination and authorized its officers to complete the terms of the reorganization agreement and the ancillary agreements. The board of directors of Caldera, however, expressed concern in lending $7 million unsecured to SCO, and instructed the officers to negotiate with SCO concerning receiving adequate security for the loan amount.

     On August 1, 2000, the officers of the two companies discussed the terms of a binding memorandum of understanding whereby Caldera would commit to providing a secured loan to SCO in the amount of $7 million, so long as The Canopy Group also executed a binding memorandum of understanding in which it would commit to provide a secured loan to SCO in the amount of $18 million. The board of directors of each of Caldera and SCO then reconvened to discuss the revised terms of the loan financings. After extensive discussion and consideration, the boards of each company approved the terms of the combination and revised loan financing and authorized its officers to complete the terms of the reorganization agreement and the ancillary agreements, including the binding memorandum of understanding between SCO and Caldera. Each company then executed and delivered the reorganization agreement. Voting agreements between The Canopy Group and MTI Technology Corporation and SCO and between Doug Michels and Caldera were simultaneously executed, as were the binding memorandums of understanding concerning the loan financing.

     On August 2, 2000, the companies announced the entering into the reorganization agreement by the issuance of a joint press release.


     On September 13, 2000 and, December 12, 2000, Caldera and SCO entered into amendments to the reorganization agreement to provide for adjustments to the treatment of employee options, amend certain exhibits and provide for the sharing of some of the transition costs of SCO.



     From November 17 through January 18, 2001, Caldera and The Canopy Group negotiated the final terms and conditions of the secured loans to SCO.



     On February 9, 2001, Caldera and SCO entered into a third amendment to the reorganization agreement to provide for the addition of the OpenServer line of business to the assets to be acquired by New Caldera, to change the purchase price to be paid to SCO and to extend the date after which either party may terminate the reorganization agreement without being required to pay a termination fee.


REASONS FOR THE COMBINATION

     The SCO board and the Caldera board unanimously recommend that the shareholders and the stockholders of their respective companies vote "FOR" the approval and adoption of the combination for the reasons set forth below.

Joint reasons for the combination

     We have identified a number of potential mutual benefits of the combination that we believe will contribute to the success of New Caldera.

     These potential benefits include:

     - The operating system software industry in which we both compete is extremely competitive. We recognized that substantial technical, financial and other resources are necessary to compete with these larger, more diversified operating system software companies. The combination may allow each of us, through our participation in New Caldera, to achieve greater scale and greater presence in the operating systems software industry. We believe New Caldera will have a stronger position from which to compete more effectively against larger software companies. Our combined experience, financial resources, size, complementary product offerings and the complementary scope of distribution channels may allow New Caldera to respond more quickly and effectively to technological change, increased competition and customer demands in an industry experiencing rapid innovation and change;

     - The combined research and development and technology resources resulting from the combination may allow us to compete more effectively by developing more advanced products in a shorter time period than either of us could develop independently. Because achieving a rapid rate of technical innovation in the operating system software industry is critical, increasing our technical personnel may permit us to respond more quickly and effectively to changes and to anticipate the advancements in our industry more readily;

     - The product portfolios of Caldera and SCO's server business are complementary. Products and technologies developed for SCO's UNIX platform can be ported for use with Caldera's Linux product offerings and would create the opportunity for us to create and deliver a broader range of solutions for eBusiness;

     - We anticipate that we will benefit from the combined original equipment manufacturer and strategic alliance partner relationships of Caldera and the server and professional services groups, which include many industry leaders, including Compaq, Hewlett-Packard, IBM and Sun Microsystems, among others;

     - The server and professional services groups' direct sales, value added-reseller and original equipment manufacturer channels complement Caldera's retail distribution capability, giving us the opportunity to access a broader range of key management sales channels and market segments;

     - The combination of the server and professional services groups and Caldera's Linux business will give us the opportunity to benefit from economies of scale generated by our greater critical mass when addressing the eBusiness solution needs of large global businesses; and

     - The global development infrastructure allows not only worldwide development cycles but the UNIX and Linux engineers can take advantage of synergies in their respective expertises.

     In addition to the joint reasons discussed above, the board of directors of each company also considered separate reasons for approving the combination, which are summarized below.

Caldera's reasons for the combination


     The Caldera board of directors believes that the following are additional reasons for stockholders of Caldera to vote "FOR" approval and adoption of the combination:


     - The server and professional services groups have a comprehensive, international, multi-tiered distribution channel, including several joint venture, value added resellers and original equipment manufacturers. These could provide New Caldera with significant additional opportunities to market its Linux offerings domestically and internationally;

     - The server and professional services groups have an extensive international infrastructure that could accelerate New Caldera's ability to market Linux technologies in foreign markets;

     - The server and professional services groups own and have rights to several technologies that, if ported for use on a Linux platform, could significantly expand Caldera's Linux product offerings; and


     - New Caldera would have significantly higher revenue than Caldera. New Caldera's pro forma net revenue was $143.5 million for fiscal 2000. We believe these revenue streams could provide greater flexibility for purposes of financing operations of New Caldera.


     In the course of its deliberations, the Caldera board of directors reviewed with Caldera's management a number of factors relevant to the combination.

     In particular, it considered, among other things:


     - The proposed terms of the combination, including the terms of the stockholder agreement, the voting agreements, the promissory note and related security agreement, the convertible note and related security agreements, the proposed employment agreements and other ancillary agreements;


     - The likelihood of realizing superior benefits through alternative business strategies, including internal growth and development;

     - The likelihood of leveraging current distribution channels of the server and professional services groups to increase sales opportunities for Caldera's Linux products;

     - Information concerning Caldera's and the server and professional services groups' respective businesses, historical financial performances, operations and products, including the due diligence reports from Caldera's management and legal, accounting and financial advisers;

     - The possibility of synergies from combining the Caldera and the server and professional services groups product lines;

     - An analysis of the relative value that the server and professional services groups might contribute to the future business and prospects of New Caldera;


     - The financial analysis presented by its financial advisor and the opinion that its financial advisor delivered that as of the date of such opinion and based upon the limitations set forth therein, the consideration to be paid for the server and professional services groups was fair from a financial point of view to Caldera. See "-- Opinions of Financial Advisors" on pages 47 and 53; and


     - The likelihood of increasing profitability of the server and professional services groups through reducing costs.

     The Caldera board of directors also considered certain risks that could arise in connection with the combination, including:

     - The difficulties of successfully integrating such a large company into Caldera, managing geographically dispersed operations and the risk that employees of the server and professional services groups may not stay with New Caldera;

     - The material adverse effect the combination would have on New Caldera's operating losses and working capital;

     - The effect on Caldera's business of declining revenue streams from the server and professional services group;

     - The risk that synergies and cost savings anticipated by the combination would not be achieved;

     - The potential disruption of Caldera's business that might result from employee and customer uncertainty and lack of focus following announcement of the combination or the integration of the operations of Caldera and the server and professional services group;

     - The risks of product integration due to overlapping products and technology;

     - The possibility that the combination might not close;

     - The substantial accounting charges to be incurred due to the combination related to the write-off of in-process research and development and the substantial amount of intangible assets that would have to be amortized as a result of the combination being accounted for as a purchase;

     - The risk that redundancy in staffing and infrastructure could reduce efficiency and increase costs;

     - The risk that the other benefits sought to be achieved by the combination will not be achieved; and

     - The other risks described under "Risk Factors" on page 17.

     In the view of the Caldera board, these risks were not sufficient either individually or in the aggregate to outweigh the advantages of the combination. Specifically, with respect to the material increase in losses that will be incurred by New Caldera if the combination occurs, the Caldera board felt that the long-term benefits of the combination would outweigh this negative consequence. In view of the wide variety of factors, both positive and negative, considered by the Caldera board, the Caldera board did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered.

     For the reasons discussed above, Caldera's board of directors has unanimously approved the reorganization agreement and the combination and has determined that the combination is advisable and in the best interests of Caldera and its stockholders and unanimously recommends that Caldera stockholders vote "FOR" approval of the reorganization agreement and the combination.

SCO's reasons for the combination


     At meetings held on July 31, 2000 and February 8, 2001, the SCO board of directors concluded that the combination was in the best interests of SCO and its shareholders and determined to recommend that the shareholders approve and adopt the reorganization agreement and approve the combination. In its evaluation of the merger, the SCO board of directors identified several potential benefits of the combination, the most important of which included the board's belief that the combination would:


     - combine SCO, the world's leader in UNIX server operating systems, with Caldera, a leader in the rapidly growing open source movement and a leading provider of Linux for eBusiness resulting in the very best range of products for both companies' existing customers and channel partners;


     - enable SCO to monetize its server and professional services groups and receive publicly traded New Caldera common stock and immediate cash to fund the Tarantella business; and


     - permit SCO's management to focus on the Tarantella business.

     SCO's board of directors consulted with senior management, as well as its legal counsel, independent accountants and financial advisors, in reaching its decision to approve the combination. In its evaluation of the combination, the SCO board reviewed several factors, including, but not limited to, the following:

     - SCO management's view of the financial condition, results of operations and business of SCO and Caldera before and after giving effect to the combination and SCO's determination of the combination's effect on shareholder value;

     - historical information concerning SCO's and Caldera's business, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal period filed with the Securities and Exchange Commission;

     - the consideration to be received by SCO in the combination in light of comparable transactions;

     - the current and prospective industry environment for SCO's products and services;

     - current financial market conditions and historical market prices, volatility and trading information for Caldera and SCO;

     - the opinion of Chase H&Q that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Chase H&Q, the consideration to be received in connection with the combination was fair from a financial point of view to SCO;

     - the belief that the terms of the reorganization agreement are reasonable;

     - the potential impact of the combination on SCO's customers, channel partners and employees;

     - discussions with its management, legal and financial advisors as to the results of the due diligence investigation of Caldera; and

     - the expectation that the combination will be a tax-free exchange, except with respect to cash and other non-stock consideration received by SCO for United States federal income tax purposes.


     The SCO board also identified and considered a number of potentially negative factors in its deliberations concerning the combination including the following:

     - the risk that the potential benefits of the combination may not be realized;

     - uncertain prospects for the Linux market;

     - the difficulty and risk associated with the integration of management and organizational structures;

     - the effect of the public announcement and consummation of the combination on Caldera's and SCO's existing customers and channel partners;

     - limited visibility into the near and long-term financial performance of New Caldera;

     - the possibility that the combination may not be consummated; and

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors" beginning on page 17.

     The SCO board concluded that on balance the potential benefits of the combination outweighed the potential risks. This discussion of the information and factors considered by the board is not meant to be exhaustive. Given the complexity and the number of factors considered, the board did not attempt to quantify or otherwise assign relative weight to specific factors.

OPINIONS OF FINANCIAL ADVISORS

Opinion of Caldera's Financial Advisor


     Pursuant to a letter agreement dated as of June 6, 2000, Broadview was engaged to act as financial advisor to the Caldera board and to render an opinion to the Caldera board regarding the fairness of the exchange ratio of one share of new Caldera common stock issued per share of Caldera stock in the merger of Caldera with New Caldera which is part of the combination, from a financial point of view, to Caldera stockholders. The Caldera board selected Broadview to act as financial advisor based on Broadview's reputation and experience in the information technology, communication and media sector. At the meeting of the Caldera board on February 5, 2001, Broadview delivered its written opinion that, as of February 5, 2001, based upon and subject to the various factors and assumptions, the exchange ratio was fair, from a financial point of view, to Caldera stockholders.



     BROADVIEW'S OPINION, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BROADVIEW, IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. CALDERA STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE BROADVIEW OPINION CAREFULLY. THE BROADVIEW OPINION IS DIRECTED TO THE CALDERA BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION PAID TO SCO FOR THE SERVER AND PROFESSIONAL SERVICES GROUPS. THE BROADVIEW OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CALDERA COMMON STOCK AS TO HOW TO VOTE AT THE CALDERA ANNUAL MEETING. THE SUMMARY OF THE BROADVIEW OPINION SET FORTH IN THIS PROXY STATEMENT, ALTHOUGH MATERIALLY COMPLETE, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In arriving at its opinion, Broadview, among other things:


     - reviewed the terms of a draft of the reorganization agreement, as amended, furnished to them by Caldera's legal counsel on February 3, 2001 and the terms of a draft Registration Statement on Form S-4, dated December 18, 2000, furnished to them by Caldera's legal counsel on January 29, 2001. For the purposes of this opinion, Broadview assumed, with Caldera's permission, that the reorganization agreement and the amendments to the reorganization agreement furnished to them are identical in all material respects to the reorganization agreement and amendments that were executed, except that Broadview has assumed with Caldera's permission that the server and professional services groups (as defined in the reorganization agreement) includes, among other things, the professional services business of SCO and its subsidiaries;



     - reviewed the balance sheet relating to the server and professional services groups as of September 30, 2000 from the draft Form S-4 provided to them by Caldera's legal counsel and assumed, with Caldera management permission, that there are no substantial changes to the balance sheet liabilities as a result of the inclusion of the OpenServer Business in the definition of the server and professional services groups as part of the third amendment;



     - reviewed annual financial projections through October 31, 2002 for New Caldera assuming completion of the combination prepared and provided to them by Caldera management;



     - reviewed certain internal financial and operating information concerning the server and professional services groups (without giving effect to the combination), including income statement projections through September 30, 2002 jointly prepared and provided to them by Caldera and SCO managements;


     - participated in discussions with SCO management concerning the operations, business strategy, financial performance and prospects for the server and professional services groups;

     - discussed with SCO management its view of the strategic rationale for the combination;


     - compared certain aspects of the financial performance of the server and professional services groups with public companies Broadview deemed comparable;


     - analyzed available information, both public and private, concerning other mergers and acquisitions they believed to be comparable in whole or in part to the combination;


     - reviewed Caldera's Form 10-K, including the audited financial statements of Caldera for its fiscal years ended October 31, 1998, 1999, and 2000 included therein, and Caldera's financial press release dated December 6, 2000 for the period ended October 31, 2000, including the unaudited financial statements included therein;



     - reviewed certain internal financial and operating information concerning Caldera (without giving effect to the combination), including quarterly projections through October 31, 2002, relating to Caldera, prepared and furnished to them by Caldera management;


     - participated in discussions with Caldera management concerning the operations, business strategy, current financial performance and prospects for Caldera;

     - discussed with Caldera management its view of the strategic rationale for the combination;


     - reviewed the recent reported closing prices and trading activity for Caldera Common Stock;


     - compared certain aspects of the financial performance of Caldera with public companies they deemed comparable;

     - reviewed recent equity research analyst reports covering Caldera;

     - analyzed the anticipated effect of the combination on the future financial performance of New Caldera;

     - participated in discussions related to the combination with Caldera, SCO and their respective advisors; and

     - conducted other financial studies, analyses and investigations as they deemed appropriate for purposes of this opinion.


     In rendering our opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the reorganization agreement) that was publicly available or furnished to us by

Caldera or SCO. With respect to the financial projections examined by Broadview, they have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of (i) management of Caldera as to the future performance of Caldera and New Caldera and (ii) management of Caldera and SCO as to the future performance of the server and professional services groups.



     The following is a brief summary of some of the sources of information and valuation methodologies used by Broadview in rendering Broadview's opinion. These analyses were orally presented to the Caldera board at its meeting on February 5, 2001 and delivered with the opinion on February 5, 2001. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do no constitute a complete description of the financial analyses.



     Broadview did not make or obtain any independent appraisal or valuation of any of the server and professional services groups' assets. Broadview's opinion is based on market, economic, financial and other conditions as they existed and could be evaluated as of February 4, 2001 and any change in such conditions since that date would require a reevaluation of Broadview's opinion. The Broadview opinion did not express any opinion as to the price at which Caldera or New Caldera common stock will trade at any time.



     Public Company Comparable Analysis. Broadview considered ratios of market capitalization, adjusted for cash and debt when necessary, to selected historical and projected operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of the server and professional services groups with publicly available information for the companies competing in the North American software and related services industry with revenues for the last twelve months between $50 million to $500 million and negative projected annual revenue growth for the period ending September 30, 2001. The server and professional services groups Comparable Index consists of the following companies: AVT Corporation; answerthink, inc.; Brooktrout Inc.; BTG, Inc.; and Viant Corporation. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.



     The following table presents, as of February 2, 2001, the median total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) as multiples of selected operating metrics and the range of those multiples for the server and professional services groups Comparable Index:



                                                               MEDIAN     RANGE OF
                                                              MULTIPLE    MULTIPLES
                                                              --------   -----------
Total market capitalization/revenue for the last 12
  months....................................................    .53x     0.12x-0.98x
Total market capitalization/Projected 9/30/01 revenue.......    .60x     0.14x-0.99x



     The following table presents, as of February 2, 2001, the median implied values and the range of implied values of the server and professional services groups, calculated by using the multiples shown above and the appropriate server and professional services groups operating metric (in thousands):



                                                            IMPLIED
                                                            MEDIAN        RANGE OF
                                                             VALUE     IMPLIED VALUES
                                                            -------   ----------------
Total market capitalization/revenue for the last 12
  months..................................................  $62,743   $13,845-$115,922
Total market capitalization/Projected 9/30/01 revenue.....   52,639     11,932- 86,976

     Broadview compared the implied values to the proposed transaction value of $85 million, derived based on the closing price of Caldera common stock of $3.38 on February 2, 2001 multiplied by 16 million New Caldera shares plus $23 million in cash, plus $8 million in debt and noted that the proposed transaction value was within the range.


     No company utilized in the public company comparables analysis as a comparison is identical to the server and professional services groups. In evaluating the comparables, Broadview made numerous assumptions with respect to software and services industry performance and general economic conditions, many of which are beyond the control of Caldera. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.


     Transaction Comparables Analysis. Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate valuation multiples that strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that they considered similar to the combination. Broadview selected these transactions by choosing transactions from January 1, 2000 through February 4, 2001 involving sellers in the systems management software industry, with trailing revenues greater than $10 million and less than $200 million. Broadview used multiples derived from the median of the multiples calculated for the transactions used in valuing the server and professional services groups. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:


          - Ganymede Software Inc. by Mission Critical Software, Inc.;

          - Architel Systems Corporation by Nortel Networks Corporation;

          - AXENT Technologies, Inc. by Symantec Corporation;

          - Vinca Corporation by Legato Systems, Inc.;

          - Softworks, Inc. by EMC Corporation;


          - Confidential by Confidential;



          - Simware Inc. by NetManage, Inc.;


          - Interlink Computer Sciences, Inc. by Sterling Software, Inc.;

          - Sterling Commerce, Inc. (Managed Systems Division -- formerly Xcellenet, Inc.) by Francisco Partners, LP; and

          - Wall Data Inc. by NetManage, Inc.


     The following table presents, as of February 4, 2001, the median Adjusted Price (defined as equity price plus total debt minus cash and cash equivalents) as a multiple of the seller's revenue in the last reported twelve months prior to acquisition for the transactions listed above and the range of those multiples:



                                                               MEDIAN        RANGE OF
                                                              MULTIPLE      MULTIPLES
                                                              --------    --------------
  Adjusted Price/revenue for the last reported 12 months....   3.11x      0.32x-0.16.35x



     The following table presents, as of February 4, 2001, the median implied value and the range of implied values of the server and professional services groups, calculated by multiplying the multiples shown above by the appropriate server and professional services groups operating metric for the twelve months ended October 31, 2000 (in thousands):



                                                              IMPLIED
                                                               MEDIAN          RANGE OF
                                                               VALUE        IMPLIED VALUES
                                                              --------    ------------------
  Adjusted Price/revenue for the 12 months ended October 31,
     2000...................................................  $434,235    $44,335-$2,283,003



     Broadview compared the implied values to the proposed transaction value of $85 million, derived based on the closing price of Caldera common stock of $3.38 on February 2, 2001 multiplied by 16 million New Caldera shares plus $23 million in cash plus $8 million in debt, and noted that the proposed transaction value was within the range.



     No transaction utilized as a comparable in the transaction comparables analysis is identical to the combination. In evaluating the comparables, Broadview made numerous assumptions with respect to the software and services industry's performance and general economic conditions, many of which are beyond the control of Caldera or SCO. Mathematical analysis, such as determining the average, median, or range, is not in itself a meaningful method of using comparable transaction data.


     Relative Contribution Analysis. Broadview examined the relative contribution of the server and professional services groups to Caldera for a number of historical and projected operating metrics. In this analysis, projected figures are derived from selected equity analyst reports covering Caldera and Caldera and SCO management estimates for the server and professional services groups.


     The following reflect the relative contribution of the Group Business and Caldera for each operating metrics:



                                                               GROUP
                                                              BUSINESS    CALDERA
                                                              --------    -------
TTM Revenue.................................................    97.0%       3.0%
Projected 9/30/01 Revenue...................................    92.5%       7.5%
Projected 9/30/02 Revenue...................................    87.2%      12.8%



     Given the Caldera ratio as defined in the reorganization agreement, the results of the relative contribution analysis by themselves are supportive of Broadview's opinion.



     Relative Ownership Analysis. A relative ownership analysis measures each of the merging companies' relative equity ownership and relative entity ownership (entity ownership compares the relative entity values of the combining companies; entity value equals equity value minus cash and cash equivalents plus total debt). At the Caldera ratio defined in the reorganization agreement, the implied equity ownership is 74.1% for Caldera and 25.9% for the server and professional services groups, while the implied entity ownership is 63.9% for Caldera and 36.1% for the server and professional services groups.



     Given the Caldera ratio as defined in the reorganization agreement, the results of the relative ownership analysis by themselves are supportive of Broadview's opinion.



     Caldera Stock Performance Analysis. Broadview compared the recent stock performance of Caldera with that of the S&P500 and NASDAQ Composites and the Caldera Comparable Index. The Caldera Comparable Index is comprised of public companies that Broadview deemed comparable to Caldera. Broadview selected five public companies in the operating system and application infrastructure industry.



     The operating system and application infrastructure public companies consist of:


         Be Incorporated;


         Microware Systems Corp.;

         Red Hat, Inc.;

         VA Linux Systems, Inc.; and


         Wind River Systems, Inc.

     Based on this analysis and the evaluation of Caldera equity analysis discussed below, Broadview was able to assess the public market valuation of the Caldera common stock as compared to the selected comparables. Broadview found Caldera common stock performance to be consistent with that of its public company comparables.



     Evaluation of Caldera Equity. Broadview compared financial information of Caldera with publicly available information for companies comprising the Caldera Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports. Based on this analysis and the Caldera stock performance analysis discussed above, Broadview was able to assess the public market valuation of the Caldera common stock as compared to the selected comparables. Broadview found Caldera valuation statistics to be within the range of valuation statistics of its public company comparables.



     Pro Forma Combination Analysis. Broadview calculated the pro forma impact of the combination on the combined entity's projected earnings per share for Caldera's fiscal year ending October 31, 2001, and fiscal year ending October 31, 2002, taking into consideration various financial effects which will result from consummation of the combination. This analysis relies upon certain financial and operating assumptions provided by equity research analysts and publicly available data about Caldera and Caldera and SCO management estimates for the server and professional services groups. Broadview examined a purchase scenario under the assumption that no opportunities for cost savings or revenue enhancements exist. This analysis enabled Broadview to confirm that the pro forma purchase model indicates earnings per share accretion excluding acquisition expenses, purchased R&D write-off, goodwill, and foregone interest, for the fiscal year ending October 31, 2001 and earnings per share dilution excluding acquisition expenses, purchased R&D write-off, goodwill, and foregone interest, for the fiscal year ending October 31, 2002. Broadview also examined several scenarios that assume opportunities for cost savings or revenue enhancements, including one scenario using management's internal projections. This analysis enabled Broadview to confirm that the pro forma purchase model indicates earnings per share accretion excluding acquisition expenses, purchased R&D write-off, goodwill, and foregone interest, for the fiscal year ending October 31, 2001 and earnings per share accretion excluding acquisition expenses, purchased R&D write-off, goodwill, and foregone interest, for the fiscal year ending October 31, 2002.


     Consideration of the Discounted Cash Flow Methodology. While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a business such as the server and professional services groups, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for Caldera, Broadview considered a discounted cash flow analysis inappropriate for valuing the server and professional services groups.


     In connection with the review of the combination by the Caldera board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the combination.


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Caldera or SCO. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The Caldera Ratio pursuant to the reorganization agreement and other terms of the

Agreement were determined through arm's length negotiations between Caldera and SCO, and were approved by the Caldera board. Broadview provided advice to the Caldera board during such negotiations; however, Broadview did not recommend any specific consideration to the Caldera board or that any specific consideration constituted the only appropriate consideration for the combination. In addition, Broadview's opinion and presentation to the Caldera board was one of many factors taken into consideration by the Caldera board in making its decision to approve the combination. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the Caldera board with respect to the value of the server and professional services groups or of whether the Caldera board would have been willing to agree to a different consideration.



     Upon completion of the combination, Caldera will be obligated to pay Broadview a transaction fee of approximately $1.4 million. The monthly retainer fees and the fairness opinion fees will be credited against the transaction fee payable by Caldera upon completion of the combination. In addition, Caldera has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Caldera and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between Caldera and Broadview, and the Caldera Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the combination.



Opinion of SCO's Financial Advisor



     SCO engaged Chase H&Q, a division of Chase Securities Inc., to act as the exclusive financial advisor to SCO in connection with the proposed merger. The SCO board of directors selected Chase H&Q to act as its exclusive financial advisor based on Chase H&Q's qualifications, expertise and reputation, as well as Chase H&Q's historic investment banking relationship and familiarity with SCO. Chase H&Q delivered its oral opinion on February 8, 2001, subsequently confirmed in writing, to the SCO board of directors that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Chase H&Q, the consideration to be received by SCO in connection with the combination was fair from a financial point of view, to the shareholders of SCO.



     THE FULL TEXT OF THE OPINION DELIVERED BY CHASE H&Q TO THE SCO BOARD OF DIRECTORS, DATED FEBRUARY 8, 2001, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CHASE H&Q IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE CHASE H&Q OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SCO SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR ANY OTHER MATTER. THE SUMMARY OF THE CHASE H&Q OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS ANNEX C. SCO SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.



     In reviewing the combination, and in arriving at its opinion, Chase H&Q, among other things reviewed:



(i)      the reorganization agreement, as amended;



(ii) the publicly available consolidated financial statements of Caldera for recent years and interim periods to date and certain other relevant financial and operating data of Caldera (including its capital structure) made available to us from published sources;



(iii) certain publicly available projected financial and operating information relating to Caldera;

(iv) publicly available terms of certain transactions involving companies Chase H&Q determined to be comparable to the Company and the consideration received by such companies in such transactions;



(v) the internal unaudited financial statements of the Contributed Companies for recent years and interim periods to date and certain other relevant financial data of the Contributed Companies made available to us from the internal records of the Company;



(vi) certain internal projected financial and operating information relating to the Contributed Companies prepared by the senior management of the Company;



(vii) certain internal projected financial and operating information relating to Caldera prepared by the senior management of Caldera;



(viii) certain internal projections of potential synergies relating to the combination prepared by the senior management of Caldera;



(ix) the recent reported prices and trading activity for the common stock of Caldera;



(x) compared the recent reported prices and trading activity for the common stock of Caldera and certain financial information for Caldera and the Contributed Companies with similar information for certain other companies engaged in businesses we consider comparable;



(xi)     the terms of other business combinations that we deemed relevant; and



(xii) reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of our opinion.



     Chase H&Q did not assume responsibility for independent verification of, and did not independently verify, any of the information concerning the Contributed Companies or Caldera considered in connection with its review of the combination, including without limitation any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Chase H&Q assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Chase H&Q did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of the Contributed Companies or Caldera, and it did not conduct a physical inspection of the properties and facilities of the Contributed Companies or Caldera. With respect to the financial forecasts and projections relating to the Contributed Companies and Caldera, prepared by the respective managements of SCO and Caldera, Chase H&Q assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of the Contributed Companies and Caldera and Chase H&Q expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which such forecasts or projections were based. For the purposes of its opinion, Chase H&Q also assumed that none of the Company, the Contributed Companies nor Caldera was a party to any pending transactions, including without limitation external recapitalizations or material merger or acquisition discussions, other than the proposed merger and transactions in the ordinary course of conducting their respective businesses. SCO advised Chase H&Q, and for purposes of its opinion Chase H&Q assumed, that (i) the combination will qualify as a tax-free reorganization for New Caldera and Caldera under the Internal Revenue Service Code of 1986, or the code, (ii) the Contribution will qualify as a nonrecognition transfer for SCO and New Caldera under the code, except with respect to cash and other non-stock consideration received by SCO, and (iii) the combination would be treated as a purchase for financial accounting purposes.



     In performing its analyses, Chase H&Q used financial forecasts and projections prepared by SCO management for the Contributed Companies and financial forecasts and projections prepared by Caldera management for Caldera which are based on numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SCO, Caldera or Chase H&Q. The analyses performed by Chase H&Q and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of SCO, Caldera or their respective advisors, neither SCO, Chase H&Q nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or bought or sold either at the time of such analyses or at any time in the future.



     Chase H&Q's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Although subsequent developments may affect its opinion, Chase H&Q has assumed no obligation to update, revise or reaffirm it.



     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of Chase H&Q's analyses set forth below summarizes the material analyses presented to the SCO board of directors but is not a complete description of the presentation by Chase H&Q to the SCO board of directors or the analysis performed by Chase H&Q in connection with preparing its opinion. In arriving at its opinion, Chase H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chase H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of considering the following summary without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Chase H&Q presentation to the SCO board of directors and Chase H&Q's opinion.



     The terms of the combination were determined through negotiations between SCO and Caldera, the terms of the combination were approved by the SCO board of directors and the decision to enter into the combination and related transactions was solely that of the SCO board of directors. As described above, the opinion of Chase H&Q and its presentation to the SCO board of directors were only one of a number of factors taken into consideration by the SCO board of directors in making its determination to approve the combination.



     The following is a brief summary of the material financial analyses performed by Chase H&Q in connection with providing its opinion to the SCO board of directors on February 8, 2000. The summary includes information presented in tabular format. You should read these tables together with the text of each summary, because the tables alone are not a complete description of the financial analysis.



     Comparable Publicly Traded Companies Analysis. This analysis reviews a business' operating performance and outlook relative to a group of peer companies to determine an implied value. Using publicly available research analysts' estimates, Chase H&Q compared, among other things, the enterprise values and revenues for calendar year 2000 and projected calendar year 2001 for the server and professional services groups to corresponding measures for certain publicly traded companies that Chase H&Q considered comparable.



The companies that Chase H&Q considered comparable to the server group were:


     - NEON Systems, Inc.


     - Informix Corp.



     - Progress Software Corp.



     - Sapiens International Corp.



     - Persistence Software, Inc.



The companies that Chase H&Q considered comparable to the professional services group were:



     - Agency.com Inc.



     - AnswerThink Inc.

     - Complete Business Solutions, Inc.



     - Inforte Corp.



     - Luminant Worldwide Corp.



     - marchFirst, Inc.



     - Scient Corp.



     - Syntel, Inc.



     Chase H&Q determined enterprise value to revenue multiples for these companies. Enterprise value is defined as the share price multiplied by the diluted shares outstanding plus debt and minority interest less cash. Applying ranges of such multiples for the comparable companies of the server group to calendar year 2000 and projected calendar year 2001 revenues of the server group resulted in an enterprise value range for the server group. Applying ranges of such multiples for the comparable companies of the professional services group to calendar year 2000 and projected calendar year 2001 revenues of the professional services group resulted in an enterprise value range for the professional services group. By combining these two values, Chase H&Q was able to derive a value for the Contributed Companies.



SCO Server Business



                                                                               IMPLIED
                                                            SELECTED       ENTERPRISE VALUE
                                                         MULTIPLE RANGE    ($ IN MILLIONS)
                                                         --------------    ----------------
                                                          LOW     HIGH      LOW       HIGH
                                                         -----    -----    ------    ------
2000 Revenues..........................................  0.35x    1.60x     $ 38      $175
2001E Revenues.........................................  0.25     1.35        21       115
                                                                            ----      ----
Selected Valuation Range of Server Group...............                     $ 25      $120



Professional Services Group



                                                                               IMPLIED
                                                            SELECTED       ENTERPRISE VALUE
                                                         MULTIPLE RANGE    ($ IN MILLIONS)
                                                         --------------    ----------------
                                                          LOW     HIGH      LOW       HIGH
                                                         -----    -----    -----     ------
2000 Revenues..........................................  0.25x    0.70x     $ 1       $  3
2001E Revenues.........................................  0.25     0.65        1          3
                                                                            ---       ----
Selected Valuation Range of Professional Services
  Group................................................                     $ 1       $  3
Implied Valuation for the Contributed Companies........                     $26       $123



     Chase H&Q compared these results to the combination value of $82 million, derived based on the closing price of Caldera common stock of $3.56 on February 7, 2001 multiplied by 16.0 million New Caldera shares plus $23 million of cash, plus an $8 million non-interest bearing note with an estimated value of $6 million (discounted back utilizing a mid-point of the discount rate of 20%), plus a three year cash earn-out of 45% of the revenues from OpenServer in excess of quarterly revenue targets with an estimated value of $0, less the Caldera portion of "commit" transactions with an estimated value of $4 million.



     Precedent Transactions Analysis. This analysis provides a valuation range based on financial information of selected companies that have been recently acquired and are in similar industries as the businesses being evaluated. Using publicly available research analysts' estimates, Chase H&Q compared the combination with ten selected mergers and acquisitions transactions involving companies in the software and professional services industries. The acquirors and targets in the transactions that Chase H&Q deemed comparable to the proposed merger were:



Precedent Transactions -- Server Group



     - Software AG/SAGA Systems, Inc.



     - Compuware Corporation/Viasoft, Inc.



     - Sterling Software Inc./Interlink Computer Sciences, Inc.



     - Cadence Design Systems Inc./OrCAD, Inc.



     - Ardent Software Inc./Prism Solutions, Inc.



Precedent Transactions -- Professional Services Group



     - Silverline Technologies Ltd./SeraNova, Inc.



     - NCR Corporation/4Front Technologies, Inc.



     - Computer Sciences Corp./Policy Management Systems Corp.



     - FutureLink Corp./Charon Systems Inc.



     - Metamor Worldwide, Inc./GE Capital Consulting



     In examining these transactions, Chase H&Q analyzed, among other things, the multiples of transaction values, defined as the offer price per share multiplied by the diluted shares outstanding plus debt and minority interest less cash for the most recent balance sheet prior to the announcement of the transaction, to (1) revenues of the target for the last four fiscal quarters preceding the public announcement of the transaction and (2) projected revenues of the target for the calendar year following the public announcement of the transaction. All multiples for the selected transactions were based on public information available at the time of public announcement, and Chase H&Q's analysis did not take into account different market and other conditions during the two-year period during which the selected transactions occurred. Chase H&Q determined enterprise value to revenue multiples for these companies. Applying ranges of such multiples for the precedent transactions of the server group to calendar year 2000 and projected calendar year 2001 revenues of the server group allowed Chase H&Q to determine an enterprise value range for the server group. Applying ranges of such multiples for the precedent transactions of the professional services group to calendar year 2000 and projected calendar year 2001 revenues of the professional services group allowed Chase H&Q to determine an enterprise value range for the professional services group. By combining these two values, Chase H&Q was able to derive a value for the Contributed Companies.



Server Group



                                                                               IMPLIED
                                                            SELECTED       ENTERPRISE VALUE
                                                         MULTIPLE RANGE    ($ IN MILLIONS)
                                                         --------------    ----------------
                                                          LOW     HIGH      LOW       HIGH
                                                         -----    -----    ------    ------
2000 Revenues 0.80x....................................  1.55x    $ 88      $170
2001E Revenues 0.70....................................  1.50       60       128
                                                                            ----      ----
Selected Valuation Range of Server Group...............                     $ 60      $130

Professional Services Group



                                                                               IMPLIED
                                                            SELECTED       ENTERPRISE VALUE
                                                         MULTIPLE RANGE    ($ IN MILLIONS)
                                                         --------------    ----------------
                                                          LOW     HIGH      LOW       HIGH
                                                         -----    -----    -----     ------
2000 Revenues..........................................  1.10x    1.45x     $ 4       $  6
2001E Revenues.........................................  0.60     1.25        3          5
                                                                            ---       ----
Selected Valuation Range of Professional Services
  Group................................................                     $ 3       $  6
Implied Valuation for the Contributed Companies........                     $63       $136



     Chase H&Q compared these results to the combination value of $82 million, derived based on the closing price of Caldera common stock of $3.56 on February 7, 2001 multiplied by 16.0 million New Caldera shares plus $23 million of cash, plus an $8 million non-interest bearing note with an estimated value of $6 million (discounted back utilizing a mid-point of the discount rate of 20%), plus a three year cash earn-out of 45% of the revenues from OpenServer in excess of quarterly revenue targets with an estimated value of $0, less the Caldera portion of "commit" transactions with an estimated value of $4 million.



     Chase H&Q observed that no company used in the above analyses is identical to SCO and the circumstances surrounding each of the companies are inherently different. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex, qualitative considerations and judgments, reflected in Chase H&Q's opinion, concerning differences in the financial and operating characteristics of the compared companies and other factors that could affect the public trading values of the comparable companies and Caldera.



     Discounted Cash Flow Analysis. This analysis calculates a theoretical value based on the present value of the future cash flow from the Contributed Companies. Chase H&Q performed discounted cash flow analyses of the server and professional services groups based upon certain forecast and projection information provided to Chase H&Q by the management of SCO for the years ending September 30, 2001 through 2003. Utilizing such information, Chase H&Q calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows, defined as EBITDA less taxes less the change in working capital less capital expenditures, to the server and professional services groups from September 30, 2001 through September 30, 2003 and the projected terminal value of the server and professional services groups at September 30, 2003 based upon a range of trailing twelve months revenue multiples applied to trailing twelve month revenues in 2003. Chase H&Q calculated a range of enterprise values of the server group as of December 31, 2000 based on discount rates of 14.0%, 15.0% and 16.0% and on 2003 trailing twelve months revenue terminal multiples of 0.4x, 1.0x and 1.6x. The analysis resulted in an implied enterprise value for the server group. Chase H&Q calculated a range of enterprise values of the professional services group as of December 31, 2000 based on discount rates of 14.0%, 15.0% and 16.0% and on 2003 trailing twelve months terminal multiples of 0.25x, 0.50x and 0.75x. The analysis resulted in an implied enterprise value for the professional services group. By combining these two values, Chase H&Q was able to derive a value for the Contributed Companies. The following table summarizes the analysis:



                                                                   IMPLIED
                                                              ENTERPRISE VALUE
                                                               ($ IN MILLIONS)
                                                              -----------------
                                                               LOW        HIGH
                                                              -----      ------
Selected Valuation Range of Server
  Group.....................................................   $ 8         $46
Selected Valuation Range of Professional
Services Group..............................................   $(3)         (2)
                                                               ---         ---
Implied Valuation for the Contributed Companies.............   $ 5         $45



     Chase H&Q compared these results to the combination value of $82 million, derived based on the closing price of Caldera common stock of $3.56 on February 7, 2001 multiplied by 16.0 million New

Caldera shares plus $23 million of cash, plus an $8 million non-interest bearing note with an estimated value of $6 million (discounted back utilizing a mid-point of the discount rate of 20%), plus a three year cash earn-out of 45% of the revenues from OpenServer in excess of quarterly revenue targets with an estimated value of $0, less the Caldera portion of "commit" transactions with an estimated value of $4 million.



     Other Analysis. Chase H&Q also performed, among other analyses, a strategic buyer EPS break-even analysis. This analysis calculates a theoretical value which determines the maximum cash purchase price an acquirer could pay for the Combined Companies without causing EPS dilution in calendar year 2001. This analysis assumes pre-tax synergy values of $0, $5 million, and $10 million using pre-tax borrowing rates of 7.0%, 8.0%, and 9.0%. This analysis also assumes purchase accounting, with goodwill amortized over a 5 year period, and a transaction closing of 6/30/01. The following table summarizes the analysis:



                                                                   IMPLIED
                                                              ENTERPRISE VALUE
                                                               ($ IN MILLIONS)
                                                              -----------------
                                                               LOW        HIGH
                                                              -----      ------
Selected Valuation Range of Server and Professional Services
  Groups....................................................   $11         $56
Implied Valuation for the Contributed Companies.............   $11         $56



     The foregoing description of Chase H&Q's opinion is qualified in its entirety by reference to the full text of such opinion that is attached as Annex C to this joint proxy statement/prospectus.



     Chase H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Chase H&Q has previously provided investment banking and other financial advisory services to SCO and has received fees for rendering these services.



     Pursuant to an engagement letter with Chase H&Q, SCO has agreed to pay Chase H&Q a customary fee in connection with the financial advisory services provided by Chase H&Q and the delivery of the fairness opinion. SCO also agreed to reimburse Chase H&Q for its reasonable out-of-pocket expenses and to indemnify Chase H&Q against certain liabilities, including liabilities under the federal securities laws or otherwise relating to or arising out of Chase H&Q's engagement as financial advisor.


STRUCTURE OF THE COMBINATION

The Caldera merger

     A wholly owned subsidiary of New Caldera will merge with and into Caldera, Caldera will survive the merger and become a wholly owned subsidiary of New Caldera. Caldera stockholders will become stockholders of New Caldera.

The contribution of the server and professional services groups

     SCO will contribute the capital stock of the contributed companies, and SCO and some of its subsidiaries will contribute to New Caldera the contributed assets. The contributed assets and the contributed companies will be owned by New Caldera.

     "Contributed companies" means The Santa Cruz Operation Limited, The Santa Cruz Operation (France) SARL, The Santa Cruz Operation (Deutschland) GmbH, The Santa Cruz Operation (Italia) Srl, The Santa Cruz Operation Pty. Limited, SCO Canada, CO, The Santa Cruz Operation de Mexico, S.De R.L. De C. V., The Santa Cruz Operation (Asia) Ltd, SCO Foreign Sales Corporation, SCO, Kabushiki Kaisha, The Santa Cruz Operation Latin America, Inc., Nihon SCO Limited, SCO do Brazil Limitada, SCO Software (China) Company, Ltd., and Unix System Technologies China Company, Ltd. (USTC).

     "Contributed assets" means, subject to exceptions, (1) the assets listed on certain schedules to the reorganization agreement, (2) intellectual property rights material to the products of the server and professional services groups,
(3) assets used in the server and professional services groups and (4) certain accounts receivable of the server and professional services groups.


     "Contributing companies" means SCO and certain other subsidiaries of SCO.


     As a result of the transfer to New Caldera of the capital stock of the contributed companies, New Caldera will own all of the outstanding equity capital of the contributed companies, each of which will remain liable for their existing liabilities. In addition, New Caldera will not acquire the majority of the accounts receivable nor will it assume certain accounts payables and other liabilities of the server and professional services groups. New Caldera shall assume, however, the following liabilities relating to the server and professional services groups business:


     - all liabilities of the contributing companies under all contracts contributed as part of the contributed assets;

     - all liabilities of the contributing companies that are included in a closing group account for the server and professional services groups as of the closing date; and

     - identified tax liabilities including those taxes attributable to the operations of the contributed companies after the closing date.

     Except for the liabilities of the contributed companies and their subsidiaries, which will remain the sole responsibility of the applicable contributed company, and the assumed liabilities described above, New Caldera will not assume or otherwise have any obligation for any liabilities of SCO.

     SCO has agreed to take all actions reasonably necessary to fully transfer to New Caldera the capital stock of the contributed companies and the contributed assets held by them or their subsidiaries and any contributed contracts to which they are a party.

RESTRICTIONS ON RESALE OF NEW CALDERA COMMON STOCK

     The shares of New Caldera common stock to be issued in the combination will have been registered under the Securities Act. These shares will be freely transferable without restriction, except for shares received by SCO or by any person who is an "affiliate" of either of us. Shares held by these affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 145 or Rule 144 in the case of persons who become affiliates of New Caldera. Persons who may be deemed to be affiliates of Caldera, SCO or New Caldera generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of such party as well as principal stockholders of that party.

     Pursuant to the reorganization agreement, SCO shall be able to distribute its shares of New Caldera common stock to its shareholders six (6) months from the closing date; provided, however, that SCO cannot sell more than 25% of its shares of New Caldera in a six (6) month period.


     New Caldera and SCO will enter into a stockholder agreement. This agreement provides that, so long as SCO owns 10% of the outstanding stock of New Caldera, it may not sell shares of New Caldera common stock to any person or group holding five percent (5%) or more of New Caldera common stock without the consent of New Caldera.


RESALE OF SHARES ISSUED UNDER THE CALDERA OPTION PLANS

     New Caldera will be required to file with the Securities and Exchange Commission a registration statement for the shares of New Caldera common stock issuable upon exercise of the New Caldera stock options issued in the exchange offer no later than the 10th day after the closing of the combination.

NASDAQ LISTING

     We expect that the New Caldera common stock will be traded on the Nasdaq National Market under the symbol "CALD."

     It is a condition to the closing of the combination that the shares of New Caldera common stock to be issued to SCO be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION


     The following discussion summarizes the material federal income tax consequences relevant to the exchange of shares of Caldera common stock for New Caldera common stock pursuant to the combination that are generally applicable to holders of Caldera common stock, and the material federal income tax consequences relevant to SCO's exchange of assets for New Caldera common stock. This discussion is based on tax opinions delivered to Caldera by Brobeck, Phleger & Harrison LLP and to SCO by Wilson, Sonsini Goodrich & Rosati, Professional Corporation and on currently existing provisions of the Internal Revenue Code (the "Code"), existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Caldera stockholders and to SCO as described herein.


     The Caldera stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Caldera stockholders in light of their particular circumstances. For example, different rules may apply to dealers in securities, persons subject to the alternative minimum tax provisions of the Code, foreign persons, persons who do not hold their Caldera common stock as capital assets, or persons who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the combination under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the combination (whether or not any such transactions are undertaken in connection with the combination), including without limitation any transaction in which shares of Caldera common stock are acquired or shares of New Caldera common stock are disposed of, or the tax consequences of the assumption by New Caldera of Caldera or SCO options or warrants. Accordingly, CALDERA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMBINATION, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Material Federal Income Tax Consequences of the Combination to the Caldera Stockholders

     As to Caldera and its stockholders, the combination is intended to constitute an exchange described in Section 351 of the Code as well as a "reorganization" within the meaning of Section 368 of the Code. Provided that the combination does so qualify as either an exchange under Section 351 or a "reorganization," then, subject to the limitations and qualifications referred to herein, the combination will generally result in the following federal income tax consequences to the Caldera stockholders:

     - No gain or loss will be recognized by holders of Caldera common stock solely upon their receipt of New Caldera common stock in exchange for Caldera common stock in the combination;

     - The aggregate tax basis of the New Caldera common stock received by Caldera stockholders in the combination will be the same as the aggregate tax basis of the Caldera common stock surrendered in exchange therefor; and

     - The holding period of the New Caldera common stock received by each Caldera stockholder in the combination will include the period for which the Caldera common stock surrendered in exchange therefor was considered to be held, provided that the Caldera common stock so surrendered is held as a capital asset at the time of the combination.

Material Federal Income Tax Consequences of the Combination to SCO

     As to SCO, the combination is intended to constitute an exchange within the meaning of Section 351 of the Code. Provided that the combination does so qualify, then, subject to the limitations and qualifications referred to herein, the combination will result in the following federal income tax consequences to
SCO:

     - SCO will recognize gain with respect to the cash and other non-stock consideration, if any, received by SCO in partial consideration for SCO's contribution of assets to New Caldera. For purposes of determining the amount of gain recognized by SCO, the non-stock consideration received by SCO from New Caldera will be allocated among the assets contributed by SCO to New Caldera in proportion to their relative fair market values. SCO will not recognize any loss for federal income tax purposes with respect to any contributed asset;

     - No gain or loss will be recognized by SCO upon SCO's receipt of New Caldera common stock in exchange for assets contributed by SCO to New Caldera; and


     - The aggregate tax basis of the New Caldera common stock received by SCO in the combination will be the same as the aggregate tax basis of the assets surrendered in exchange therefor increased by the amount of gain recognized and decreased by the amount of cash and other non-stock consideration received and by liabilities assumed.


     The parties are not requesting and will not request a ruling from the IRS in connection with the combination. The consummation of the combination is conditioned on the receipt by Caldera of a tax opinion from Brobeck, Phleger & Harrison LLP that the combination will constitute a "reorganization" described in Section 368 of the Code and the receipt by SCO of an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation to the effect that the combination will constitute a transaction described in Section 351 of the Code. Caldera stockholders and SCO shareholders should be aware that the tax opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The tax opinions referred to above will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations to be made by New Caldera, Caldera, SCO and certain Caldera stockholders.

     A successful IRS challenge to tax treatment of the combination would result in Caldera stockholders and SCO recognizing taxable gain or loss with respect to each share of common stock of Caldera surrendered or with respect to the assets contributed by SCO to New Caldera, respectively, equal to the difference between the stockholder's or SCO's basis in such share or assets, respectively and the fair market value, as of the effective time, of the New Caldera common stock received in exchange therefor. In such event, a stockholder's or SCO's aggregate basis in the New Caldera common stock so received would equal its fair market value, and the stockholder's or SCO's holding period for such stock would begin the day after the combination.

ACCOUNTING TREATMENT

Accounting treatment by New Caldera

     The combination will be accounted for under the purchase method of accounting. The purchase price of the contributed assets, or the aggregate merger consideration, including direct costs of the combination, will be allocated to the assets acquired, including in-process research and development, and liabilities assumed based upon their estimated fair values. The excess purchase consideration will be allocated to goodwill.

     After the combination, the results of New Caldera's operations will include the results of operations of Caldera and the server and professional services groups.

     The combination and the resulting conversion of Caldera common stock into New Caldera common stock will be treated as a reorganization with no change in the recorded amount of Caldera's assets and liabilities. The financial statements of Caldera will become the financial statements of New Caldera upon the closing of the combination.

Accounting treatment by SCO


     The combination will be accounted for as a proportional sale of the net assets of the server and professional services groups. As SCO will retain a 28.7% interest (based on New Caldera's outstanding shares as of February 1, 2001) SCO will record a gain equal to 71.3% of the fair value of the New Caldera stock plus cash consideration and the present value of the promissory note received by SCO less 71.3% of SCO's basis in the net assets of the server and professional services groups and expenses.


     Subsequent to the combination, SCO will include in its financial results its share of the net income or loss of New Caldera based upon the percentage of outstanding shares of New Caldera owned by SCO adjusted for the difference in the carrying amount of SCO's investment in New Caldera and its proportional share of the net income or loss of New Caldera.


     The SCO unaudited pro forma condensed consolidated financials statements beginning on page P-10 are based upon certain assumptions. The ultimate gain to be recognized by SCO is dependent upon the same factors described above for New Caldera and the price of New Caldera stock on the closing date of the transaction. As a result of these factors, the actual gain and related difference between SCO's investment in New Caldera and its proportional share of New Caldera's net assets may differ materially from the amounts assumed in the SCO unaudited pro forma condensed consolidated financials statements.


GOVERNMENTAL AND REGULATORY APPROVALS

     The combination may not be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Justice Department and specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act, or the HSR Act, have been satisfied. All required filings under the HSR Act have been made and the waiting periods for the filings have expired.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of the transactions such as the combination. Despite the expiration of the waiting periods under the HSR Act, at any time before or after the completion of the combination, the Federal Trade Commission, the antitrust division, state attorneys general or others could take action under antitrust laws. These actions could include seeking to enjoin the combination, seeking to cause the divestiture of significant assets of Caldera or SCO or seeking to impose conditions on New Caldera with respect to the business operations of the combined companies. If a challenge is made, we may not prevail or we may be required to terminate the reorganization agreement, to divest assets, to license proprietary technology to third parties or accept conditions in order to complete the combination.

DISSENTERS' OR APPRAISAL RIGHTS

     Caldera stockholders are not entitled to dissenters' or appraisal rights with respect to the combination.

     If holders of 5% or more of the outstanding shares of SCO common stock entitled to vote at the SCO special meeting vote against the reorganization agreement and comply with certain other procedures specified in Chapter 13 of the California Corporations Code, SCO shareholders of record who take such actions will be entitled to exercise dissenters' rights. In accordance with the provisions of Chapter 13 of the California Corporations Code, dissenting SCO shareholders will have the right to be paid in cash the fair market value of their shares of SCO common stock, determined as of the day before the first announcement of the combination, and excluding any appreciation or depreciation as a result of the combination.

     In order to exercise dissenters' rights, dissenting SCO shareholders must comply with the procedural requirements of Chapter 13 of the California Corporations Code, a description of which is included here and the full text of which is attached to this document as Appendix N and is incorporated by reference to this discussion. SCO shareholders wishing to exercise dissenters' rights are advised to read Chapter 13 of the California Corporations Code carefully. The failure of a dissenting SCO shareholder to timely and properly comply with such procedures will result in the termination or waiver of such rights.

     DISSENTERS' RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES. Persons who are beneficial owners of shares held of record by another person, such as brokers, banks or nominees, should instruct the record holder to follow the procedures outlined below if they wish to dissent from the combination with respect to any or all of their shares.

     Dissenting SCO shareholders must submit a written demand to SCO that it purchase for cash some or all of their shares. The demand must:

     - contain the number and class of the shares held of record by the shareholder which the shareholder demands that SCO purchase; and

     - contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization of short-form combination.


That statement of fair market value will constitute an offer by the dissenting SCO shareholder to sell such shares at that price. The demand must be received by SCO or its transfer agent not later than the date of the special meeting to
vote upon the reorganization, or           , 2001 in the present instance. All
written demands for purchase of SCO shares should be sent or delivered to The Santa Cruz Operation, Inc. at 425 Encinal Street, Santa Cruz, California 94043,
Attention: Steven Sabbath. SUCH DEMAND WILL NOT BE EFFECTIVE UNLESS IT IS RECEIVED NO LATER THAN THE DATE OF THE SCO SPECIAL MEETING.


     If SCO shareholders have a right to require SCO to purchase their shares for cash under the dissenters' rights provisions of the California Corporations Code, SCO will mail to each such shareholder a notice of approval of the combination within ten days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise such dissenters' rights. The statement of price will constitute an offer to purchase any dissenting shares at that price.

     To perfect their dissenters' rights, shareholders of record must:

     - make written demand for the purchase of their dissenting shares upon SCO on or before the date of the SCO special meeting;

     - vote their shares against adoption and approval of the reorganization agreement; and

     - within 30 days after the mailing to shareholders by SCO of the notice of approval of the principal terms of the combination, submit the certificate(s) representing their dissenting shares to SCO or its transfer agent for notation thereon that they represent dissenting shares.

The notice of approval of the combination will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

     If a dissenting SCO shareholder and SCO agree that shares are dissenting shares and agree upon the price of the shares, SCO, upon surrender of the certificates, will make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after such agreement. Any agreement between dissenting SCO shareholders and SCO fixing the "fair market value" of any dissenting shares must be filed with the Secretary of SCO.

     If SCO denies that the shares are dissenting shares, or SCO and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting SCO shareholder may, within six months after the date on which notice of approval of the combination was mailed to the shareholder, but not thereafter, file a complaint in the Superior Court of the proper county. A dissenting SCO shareholder must bring such an action within six months after the date on which the notice of approval of the reorganization agreement was mailed to the shareholder, whether or not SCO responds within such time to the shareholder's written demand that SCO purchase for cash shares voted against the reorganization agreement. If such a complaint is timely filed, the court shall determine whether the shares constitute dissenting shares, and may either determine or appoint an appraiser to determine the fair market value of the shares. If the court finds the report of the appraiser reasonable, the court may confirm the report. The fair market value of the shares will be determined excluding any appreciation or depreciation in consequence of the combination, and will be awarded to the dissenting SCO shareholder, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair market value. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable, but SCO shall pay such costs if the fair market value of the shares as determined by the court exceeds the price offered pursuant to its notice of approval.

                    INTERESTS OF PERSONS IN THE COMBINATION

     In considering the recommendations of the board of directors of Caldera and SCO with respect to the reorganization agreement, stockholders of Caldera and shareholders of SCO should be aware that certain executive officers and directors have some interests in the combination that may be different from or in addition to, the interests of stockholders of Caldera and shareholders of SCO generally. The boards of directors were each aware of these interests and considered them, among other matters, in making its recommendations. These interests are described below.

     Employment with Caldera. Each of Caldera's executive officers will have positions with New Caldera, and each of the current directors of Caldera will become directors of New Caldera.


     All of the Caldera executive officers and David McCrabb, Senior Vice President and President, SCO Server Division, will become executive officers of New Caldera. Further, these individuals will execute employment agreements with New Caldera that will provide for terms of employment and severance benefits, among other things. See "Agreements Related to the Combination -- Employment Agreements."


     SCO Change of Control Agreements. SCO's board of directors has resolved to amend the change of control agreements with certain executive officers of SCO, including those executive officers who will become executive officers of New Caldera. The amended agreements will provide for:

     - the full vesting on all outstanding options issued prior to August 1, 2000 to each executive officer;

     - an extension of the option term through January 31, 2002 on options issued to those individuals who will become executive officers of New Caldera;

     - an extension of the option term through January 31, 2002, in the case of options held by those executive officers staying with SCO, if such individuals are involuntarily terminated or terminated by mutual consent; and

     - a cash payment payable in one year from the date of the closing of the combination, provided that such executive officer has not voluntarily terminated his employment with SCO or New Caldera, as the case may be, equal to: that individual's current annual salary and 100% of his target bonus, together with 8.5% interest from the date of the closing of the combination.

     Accordingly, the following individuals will receive vesting acceleration on all outstanding options granted prior to August 1, 2000, and potential acceleration and cash payments as follows:

     - Doug Michels, President and Chief Executive Officer -- $601,836;

     - Randall Bresee, Senior Vice President and Chief Financial
       Officer -- $334,180;

     - Michael Orr, Senior Vice President and President of Tarantella Division -- $390,193;

     - Steven M. Sabbath, Senior Vice President, Law and Corporate Affairs, and Secretary, -- $350,923;

     - Geoff Seabrook, Senior Vice President, Corporate Development -- $267,873;

     - David McCrabb, Senior Vice President and President, Server Software Division -- $398,224;

     - Jack Moyer, Senior Vice President, Human Resources -- $320,658; and

     - James Wilt, Senior Vice President and Vice President, Professional Services Division -- $353,855.

     SCO Stay Home Options. On August 1, 2000, the compensation committee of the SCO board granted options to purchase SCO common stock to certain executive officers to encourage those individuals to remain with SCO following the combination. All options shall vest over four years, which may accelerate in the event of another change of control, and are exercisable at $3.125 per share, the price at the close of trading on July 31, 2000. The following individuals received grants of options to purchase shares of SCO common stock in the following amounts:

     - Randy Bresee -- 150,000 shares

     - Doug Michels -- 175,000 shares

     - Mike Orr -- 175,000 shares

     - Steve Sabbath -- 50,000 shares

     - Geoff Seabrook -- 50,000 shares


     Stockholder Agreement. New Caldera and SCO will enter into a stockholder agreement at the time of the closing of the combination. This agreement will give SCO the right to have up to two directors become members of New Caldera's board at the closing of the combination. These nominees will initially be Mr. Michels and an individual to be named by SCO and approved by Caldera to the board of directors of New Caldera.


     Voting Agreements. The Canopy Group, Inc. and MTI Technology Corporation have entered into voting agreements with SCO by which they have agreed to vote in favor of the combination. Together, these stockholders hold approximately 72% of the outstanding shares of Caldera. Doug Michels has entered into a voting agreement with Caldera by which he has agreed to vote in favor of the combination. Mr. Michels beneficially owns approximately 10% of the outstanding shares of SCO as of October 31, 2000.

                          THE REORGANIZATION AGREEMENT

     This section describes the reorganization agreement. A copy of the reorganization agreement is attached as Appendix A to this joint proxy statement/prospectus. The summary is materially complete, but you should read the full and complete text of the reorganization agreement as it may contain information that is important to you.

CLOSING


     The closing of the combination will take place as soon as practicable after the Caldera and SCO stockholder meetings and no later than the third business day after all conditions to closing under the reorganization agreement are satisfied or waived. The Caldera merger will become effective upon the filing of a certificate of merger in the offices of the Secretary of State of the State of Delaware.


WHAT CALDERA SECURITY HOLDERS WILL RECEIVE


     Shares of Common Stock. Each share of common stock of Caldera that is issued and outstanding will be automatically converted into one share of New Caldera common stock. As of February 1, 2001 there were 39,684,082 shares of Caldera common stock outstanding.



     Stock options. Each outstanding option to purchase shares of Caldera common stock will be automatically assumed and converted into an option to purchase an equivalent number of shares of New Caldera common stock. The exercise price per share will remain unchanged. As of February 1, 2001 there were options to purchase 5,848,708 shares of Caldera common stock outstanding.


     Employee stock purchase plan rights. Each of the outstanding rights to purchase shares of Caldera common stock under the Caldera Employee Stock Purchase Plan will be assumed and converted into a right to purchase the same number of shares of New Caldera common stock on the next purchase date under the Caldera stock purchase plan following the effective time. The purchase price per share will be determined in accordance with the stock purchase plan.

CALDERA STOCKHOLDERS WILL NOT NEED TO SURRENDER SHARE CERTIFICATES

     Holders of Caldera common stock will not need to surrender their stock certificates. After the effective time, their stock certificates will be deemed to represent an equivalent number of shares of New Caldera common stock.

WHAT SCO WILL RECEIVE FOR CONTRIBUTING THE SERVER AND PROFESSIONAL SERVICES GROUPS TO NEW CALDERA


     At the closing of the combination, SCO will receive the amounts and kinds of consideration described below. There will be no adjustments in the consideration for changes in the market price of Caldera's common stock.



     - SCO will receive 16 million shares of New Caldera common stock (representing approximately 25.3% of New Caldera on a fully diluted basis).



     - New Caldera will pay SCO $23 million in cash.



     - New Caldera will issue to SCO a non-interest bearing promissory note in the principal amount of $8 million, secured by the assets of the OpenServer line of business.



     - If the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of these excess revenues.



     SCO's earn-out rights discussed above will be payable on the 45th day following the completion of the fourth, eighth and twelfth full Caldera quarters following the completion of the combination. On each of these dates, Caldera will pay to SCO an amount equal to 45% of the total OpenServer revenues for the prior four Caldera quarters that exceed the cumulative threshold amounts for the same prior four quarters. The chart below sets forth the threshold amounts for each of the twelve Caldera quarters following the completion of the combination.



             SCO REVENUE EARNOUT THRESHOLDS FOR OPENSERVER BUSINESS


                                 (IN THOUSANDS)



                                          QUARTER 1(A)   QUARTER 2    QUARTER 3    QUARTER 4     TOTAL
                                          ------------   ----------   ----------   ----------   -------
Revenue Earnout Thresholds..............    $10,500       $10,000       $9,500       $8,500     $38,500



                                           QUARTER 5     QUARTER 6    QUARTER 7    QUARTER 8     TOTAL
                                          ------------   ----------   ----------   ----------   -------
Revenue Earnout Thresholds..............    $ 7,500       $ 6,500       $5,000       $3,500     $22,500



                                           QUARTER 9     QUARTER 10   QUARTER 11   QUARTER 12    TOTAL
                                          ------------   ----------   ----------   ----------   -------
Revenue Earnout Thresholds..............    $ 3,000       $ 2,500       $2,000       $1,500     $ 9,000


---------------


(A)This quarter represents the first full Caldera quarter after the completion of the combination. For example, if the combination is completed prior to April 30, 2001, this quarter will be the three months of May, June and July; if the combination is completed after April 30, 2001, then this quarter will be the three months of August, September and October.



     Based on the closing price of Caldera's common stock on February 9, 2001, the date the third amendment to the reorganization agreement was entered into, the aggregate value of the approximate 16 million shares of New Caldera, the $23 million cash and the $8 million promissory note to be paid for the server and professional services groups would have been approximately $84 million. In negotiating this purchase price, the parties discussed not only Caldera's and SCO's stock prices, but also the relative values of the revenue streams, products and services, opportunities for growth and other contributions that were to be provided by each party to the combined entity. For a more detailed description of the various factors considered by the boards of SCO and Caldera, please see "-- Reasons for the Combination" beginning on page 43.



     The New Caldera stock that SCO receives as a result of the combination will be held as an asset of SCO. SCO has no current intention of distributing New Caldera stock directly to SCO stockholders, in part because the shares will serve as security for the $18 million line of credit to SCO from The Canopy Group, the majority stockholder of Caldera.


STOCK OPTION AND BENEFIT PLANS AND RELATED SECURITIES

Caldera options

     The term, exercisability, vesting schedule, status as an "incentive stock option" under section 422 of the Internal Revenue Code, if applicable, and all other terms and conditions of the Caldera options assumed by New Caldera will be unchanged.

SCO options

     New Caldera has agreed to assume or exchange the outstanding options of those SCO employees who will become New Caldera employees, with the exception of David McCrabb, Jack Moyer and Jim Wilt. Each option to purchase shares of SCO common stock shall be converted into a New Caldera option to purchase half the number of shares of New Caldera common stock. Under the assumption, the exercise price of the New Caldera option will be twice the exercise price per share of such SCO option. Under the exchange, the exercise price of the New Caldera option will be the fair market value of New Caldera common stock immediately prior to the closing of the combination. Under either the replacement or the exchange, all New Caldera options granted will be vested as to the same percentage of underlying shares of New Caldera as the related SCO options were vested in underlying shares of SCO; the New Caldera options will continue to vest in accordance with the original vesting schedules of the related SCO options. A vote for the combination will be deemed to constitute approval of the issuance of New Caldera options in exchange for the assumed SCO options.

Caldera stock plans


     In addition, the Caldera stock option and stock purchase plans, as proposed to be amended, will be assumed and continued by New Caldera. See proposals 2 and 3 under "Additional Proposals to be Voted upon by Caldera Stockholders" on page
163. A vote for the combination will be deemed to constitute approval of the assumption and continuation of the Caldera plans as proposed to be amended.


Employee benefit plans

     New Caldera has agreed to use reasonable efforts to provide the Caldera benefit arrangements and Caldera employee plans to the employees of SCO who become New Caldera employees. To the extent that New Caldera does not have any such plan or arrangement in effect in a jurisdiction where there are transferring employees, New Caldera has agreed to adopt plans providing comparable benefits to the plans for the transferring employees.

     New Caldera has agreed to provide all transferring employees with the opportunity to participate in any employee stock option or other incentive compensation plan of New Caldera on substantially the same terms and conditions as are available to similarly situated employees of Caldera or New Caldera. Prior to the effective time, Caldera, New Caldera and SCO will mutually agree upon an integration plan which will include, among other things, provisions relating to compensation and other equity incentives for employees.

     New Caldera has agreed to take all steps necessary to cause each of the benefit arrangements and employee plans of Caldera to waive any waiting period or other requirement for duration of employment with New Caldera which would prevent a transferring employee who is otherwise eligible to participate in the plan from participating in the plan immediately following the effective time.

     New Caldera has also agreed to pro rate any portion of a premium or deductible with respect to a plan for any transferring employee for any plan year that commenced prior to the effective time.

     New Caldera has also agreed to take all steps necessary to cause each employee plan to recognize each transferring employee's length of service under comparable employee benefit plans maintained by SCO. Therefore, for purposes of eligibility, participation, vesting and benefit accrual, the transferring employee will be treated as if employed by New Caldera for such period.

DISTRIBUTION AND REGISTRATION OF SHARES

     SCO has agreed not to distribute to its shareholders any of its shares of New Caldera for six months after the closing date. SCO has further agreed not to distribute to its shareholders more than 25% of its New Caldera shares during any six (6) month period.

     Caldera has agreed to file a registration statement to facilitate any such distribution of New Caldera shares to the SCO shareholders.

CONDITIONS TO THE COMBINATION

     The obligations of SCO and the other contributing companies, on the one hand, and of New Caldera and Caldera, on the other, to effect the combination are subject to a number of conditions, including:

     - the combination shall have been approved and adopted by both the Caldera stockholders and the SCO shareholders;

     - the board of directors of New Caldera shall have appointed Mr. Michels and an individual to be named by SCO and approved by Caldera to the board of directors of New Caldera;


     - the relevant parties shall have entered into the stockholder agreement, the escrow agreement, the security agreement, and the voting agreements;


     - the New Caldera common stock to be issued in the combination shall have been approved for quotation on the Nasdaq National Market, subject to notice of issuance;

     - the representations and warranties of each party contained in the reorganization agreement shall be accurate except where the breaches have not resulted in a material adverse effect;

     - each party shall have materially complied with the covenants contained in the reorganization agreement;

     - each of Caldera and SCO shall have received an opinion of their counsel as to the tax consequences of the combination; and

     - any applicable waiting periods of anti-trust requirements shall have expired or been terminated and no order preventing the consummation of the combination, shall have been issued by any federal or state court or governmental agency.

     Any of the conditions to the obligations of one party may be waived by such party.

REPRESENTATIONS AND WARRANTIES

     The reorganization agreement contains customary representations and warranties of the parties. These representations and warranties relate to, among other things, the parties' organizations, capital structures, authority to enter into the transaction, filings with securities regulatory authorities, absence of material litigation, the accuracy of information supplied for this document and other matters. SCO has made additional representations and warranties including representations relating to absence of defaults under material contracts, intellectual property rights, title to, condition and sufficiency of the contributed companies and the contributed assets.

COVENANTS

Covenants by both parties

     The reorganization agreement contains mutual covenants, including:

     - the negotiation of a mutually acceptable arrangement between SCO and New Caldera and, if required, the other parties to the agreement, with respect to the contracts that govern products or assets relating to both the server and professional services groups and the Tarentella business of SCO;

     - the notification to the other party of:

      - any event reasonably likely to render any of their representations or warranties untrue or inaccurate in any material respect;

      - any event reasonably likely to have a material adverse effect on either Caldera or the server and professional services groups; and

      - any material breach by them of any covenant or agreement contained in the reorganization agreement;

     - carrying on and preserving its business in the ordinary and usual course consistent with past practice;

     - obtaining consents required in connection with the material contracts;

     - providing reasonable access to information, including without limitation, any and all information related to taxes; and

     - cooperation on tax matters, including the preparation and defense of tax returns.

     In addition, each party has agreed that it will not, without the prior consent of the other:

     - borrow any money except for amounts which are not material;

     - cause any of the contributed assets to become subject to any non-permitted liens or encumbrance;

     - dispose of any of the assets except in the ordinary course of business, consistent with past practice;

     - declare or pay any cash or stock dividend or other distribution in respect of capital stock;

     - amend the certificate of incorporation or bylaws of Caldera or of any of the contributed companies;

     - implement any layoffs or reductions in force; and

     - fail to pay or withhold any material tax when due to be paid or withheld.

Caldera and New Caldera covenants

     Caldera and New Caldera have agreed to:

     - qualify the New Caldera options to be granted upon cancellation of the SCO options pursuant to the reorganization agreement under state securities or "blue sky" laws;

     - have New Caldera adopt the Caldera employee plans, and have New Caldera use reasonable efforts to provide the Caldera employee plans to the transferring employees as provided to Caldera employees who are similarly situated;


     - reimburse SCO for any pre-paid commissions and pre-paid royalties relating to certain receivables to be collected by Caldera after the closing;

     - maintain the indemnification, limitations of liability and directors' and officers' insurance for Caldera executive officers and directors; and

     - maintain indemnification and insurance for directors, officers, employees and agents of the contributed companies and SCO involved in the server or professional services groups and who become employees, officers or directors of New Caldera or Caldera.

SCO covenants

     SCO has agreed to:

     - ensure that all intellectual property rights and intangible assets required for the productions, development, marketing and support of the products of the server and professional service groups have been transferred to New Caldera;

     - informally encourage some of their key employees to enter into employment agreements with New Caldera;

     - take action under the SCO stock option plans to prevent accelerated vesting of stock options as a result of the combination; and

     - maintain directors' and officers' liability insurance covering acts on or before the effective time of employees who become New Caldera employees.

     In addition, SCO and the contributed companies and subsidiaries have agreed that they will not, without the prior consent of Caldera, where it would cause a material adverse effect:

     - grant any exclusive license to any of the intellectual property rights relating to the server or professional services groups or grant any other license to those rights except in the ordinary course of business;

     - materially amend or terminate any of its material contracts;

     - cause any of the contributed companies to make any loans or grant any guarantees, except loans in the ordinary course of business or advances that are not material in amount; or

     - cause any member of the contributed companies to merge, consolidate or reorganize with or acquire any entity that is not a member of the contributed companies subject to certain exceptions.

RESTRICTIONS ON SOLICITING ALTERNATIVE PROPOSALS

Obligations of SCO and related parties

     SCO and the contributing companies have agreed that they will not directly or indirectly:

     - solicit, initiate or encourage the submission of any SCO alternative proposal described below;

     - engage in discussions or negotiations regarding any SCO alternative proposal;

     - take any other action intended, designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any SCO alternative proposal;

     - enter into any letter of intent, acquisition agreement or other similar agreement with any person with respect to any SCO alternative proposal; or

     - make or authorize any statement, recommendation or solicitation in support of any SCO alternative proposal.

     "SCO alternative proposal" means any inquiry, proposal or offer relating to any direct or indirect (a) acquisition, purchase, sale or other disposition of any of the server or professional services groups assets other than in the ordinary course and disposal of worn or obsolete items consistent with past practice, (b) acquisition, purchase, sale or other disposition of any of the voting securities of any contributed company, or (c) merger, consolidation, sale of any of the assets, liquidation, or similar transaction involving any contributed company.

     SCO may, in response to an unsolicited SCO alternative proposal, participate in discussions or negotiations with, furnish information to a third party, make a recommendation in support of the proposal, or accept the proposal, subject to the following:

     - the third party has made a bona fide written proposal to the SCO board which identifies a price or range of values to be paid for the outstanding securities or assets of SCO;

     - after consultation with investment bankers of nationally recognized reputation, the SCO board determines that the transaction is financially more favorable to the shareholders of SCO than the combination;

     - the SCO board determines, after consultation with investment bankers of nationally recognized reputation, that the third party is financially capable of consummating the SCO alternative proposal;

     - the SCO board determines, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the director's fiduciary duties;

     - SCO has notified Caldera in writing of the SCO alternative proposal, including its principal financial and other material terms and conditions, including the identity of the person making the proposal; and

     - SCO must advise Caldera of any request for non-public information which it reasonably believes would lead to any SCO alternative proposal.

INDEMNIFICATION

General indemnification

     SCO has agreed to indemnify New Caldera and Caldera against:

     - all liabilities relating to the server and professional services groups not expressly assumed by Caldera or New Caldera, and all liabilities whatsoever relating to the business retained by SCO;

     - any claim by any contributing company asserting that the transfer of the capital stock of the contributed companies and the contributed stock and assets to New Caldera constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable foreign, state or federal law;

     - any breach by any contributing company of its representations and covenants relating to fraudulent conveyances or any liabilities related to non-compliance with bulk transfer laws in connection with the combination;

     - any liability relating to SCO's Tarantella business;

     - any material liability omitted from the financial statements of the server and professional services groups that was required by generally accepted accounting principles to be included or reflected in the financial statements;

     - any claims brought by an SCO employee relating to such employment with or termination by SCO prior to the closing;

     - any breach of representation in the reorganization agreement; or

     - any unforeseen tax liability, as described below.

     This indemnification is triggered only when the aggregate of those liabilities exceed $1.0 million at which time, SCO shall be required to pay the entire amount of the loss.

     However, in no event shall the amount of indemnification exceed the value of 1.6 million shares of New Caldera common stock on a fully diluted basis, based on the average closing price of Caldera common stock for the five days prior to the closing, except:



     - losses relating to intellectual property which shall not exceed the value of 8 million shares of New Caldera common stock on a fully diluted basis; and


     - there are no limits on intentional fraud or misrepresentation.

Time limits for bringing indemnification claims

     Claims for indemnification may generally be brought at any time prior to the first anniversary of the closing of the combination.

ESCROW


     An escrow consisting of 1.6 million shares of the New Caldera common stock to be issued to SCO shall be available for one year after the closing to compensate Caldera and New Caldera for the indemnification obligations of SCO.


TAX INDEMNIFICATION

     SCO shall also indemnify New Caldera with respect to certain tax matters, including for any tax:

     - of SCO or any member of the affiliated group of corporations of which SCO is a member which is not related to the server and professional services groups or to any contributed company;

     - relating to the income, business, assets, property or operations of the server and professional services groups or of any contributed company to the extent that the liability for tax is not disclosed to Caldera, and is either (a) in respect of any taxable period that ends prior to the closing or in respect of any taxable period that includes, but does not end on, the closing, the portion of that period ending on the closing, or
       (b) with respect to an excess loss account in the stock of any contributed company or from a deferred intercompany transaction other than among the contributed companies entered into prior to the closing and is triggered as a result of any contributed company ceasing to be affiliated with SCO;

     - under Subpart F of the Internal Revenue Code attributable to transactions by SCO; or

     - as the result of a breach of representation or warranty, covenant or agreement by SCO.

     New Caldera must indemnify SCO and its affiliates with respect to certain tax matters including for:

     - any tax relating to the income, business, assets, property or operations of the server and professional services groups or any of the contributed companies in respect of all taxable periods beginning after the closing, or, in the case of any taxable period that includes but does not end on the closing, the portion of that period commencing on the day following the closing;

     - to the extent a liability for tax is reflected in the financial statements for the server and professional services groups or previously disclosed to New Caldera;

     - under Subpart F of the Internal Revenue Code attributable to transactions by New Caldera or Caldera after the closing; and

     - as the result of a breach of representation or warranty, covenant or agreement by New Caldera or Caldera.

TAXES

     SCO and Caldera shall share equally all sales, use, stamp and other taxes on the combination, except that Caldera shall not pay more than $300,000.

TERMINATION OF THE REORGANIZATION AGREEMENT

     The reorganization agreement may be terminated by:

     - mutual written agreement of SCO and Caldera;

     - any party, if there has been a material breach by the other of any representation, warranty, the covenant or agreement set forth in the reorganization agreement, and the breach is not corrected within 30 days after notice;


     - any party, if the combination is not completed on or before May 31, 2001 for any reason, other than any wrongful action or as a result of a breach of the reorganization agreement or related agreement by the terminating party;


     - by any party, if a permanent injunction or other order by any federal or state court restraining or prohibiting the combination shall have become final and non-appealable;

     - by any party, if the stockholders of Caldera or SCO do not approve the combination unless the failure to obtain approval was caused by any breach by Caldera or SCO, as the case may be, of the reorganization agreement or any related agreement in which case the breaching party cannot terminate it;

     - by Caldera, if (a) the board of directors of SCO withdraws or modifies in an adverse manner its approval or recommendation of the combination, or
       (b) the board of directors of SCO recommends or approves any SCO alternative proposal;

     - by SCO, if the board of directors of Caldera withdraws or modifies in an adverse manner its approval or recommendation of the combination; or


     - by any party at any time prior to the SCO stockholder approval, if the SCO board recommends or accepts a SCO alternative proposal, unless it violates the non-solicitation obligations described under "-- Restrictions on Soliciting Alternative Proposals" on page 72.


TERMINATION FEES


     SCO will pay Caldera a termination fee equal to approximately $4 million if the reorganization agreement is terminated and the SCO board has changed its recommendation.


     Caldera will pay SCO the termination fee if the reorganization agreement is terminated and the Caldera board has changed its recommendation.

     SCO will pay Caldera the termination fee if:

     - the SCO shareholders do not approve the combination after a Caldera alternative proposal has been publicly disclosed and not withdrawn and prior to the rejection; or

     - SCO has violated its non-solicitation obligations; and

     - within 6 months an agreement is entered into for an alternative proposal or within 12 months an alternative proposal is consummated.

EXPENSES OF THE COMBINATION

     Each party will bear its own fees and expenses incurred with respect to the negotiation, preparation and performance of the reorganization agreement and the related transactions.


     Caldera reimbursed SCO for $1.5 million of transition costs incurred by SCO from August 2000 through December 2000. These costs related to the retention of various employees of SCO who will become employees of New Caldera.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations, warranties and covenants of the parties contained in the reorganization agreement will remain operative for a period of two years after effective time or any earlier termination of the reorganization agreement, except for covenants and other provisions that by their express terms survive for a longer period.

AMENDMENT AND WAIVER OF THE REORGANIZATION AGREEMENT

     Any term or provision of the reorganization agreement may at any time be amended or waived in a writing signed by all of the parties. After approval by a party's stockholders, no amendment will be made which by law requires the further approval of a party's stockholders without obtaining the further approval.


SCO BUNDLED PRODUCTS



     Several SCO technology products traditionally bundled into OpenServer and UnixWare7 are not being acquired by Caldera from SCO in the combination. Pursuant to the terms of the reorganization agreement, SCO will grant to Caldera a royalty free license to use, modify and sublicense the current versions of SCO's Xdesktop and Panaroma products as part of OpenServer. In addition, Caldera has agreed to remove or disable SCO's Webtop, Vision FS and Term Lite products from UnixWare7 and OpenServer within 60 days from the consummation of the combination. During this 60-day grace period, Caldera will receive a non-exclusive, royalty-free license to use and sublicense Webtop, Vision FS and Term Lite, as bundled with UnixWare7 and OpenServer. Following the expiration of the grace period, Caldera will pay to SCO standard royalty fees whenever it sells Vision FS, Tarantella Express or Webtop, whether on a stand-alone basis or bundled with OpenServer and UnixWare.


                     AGREEMENTS RELATED TO THE COMBINATION

VOTING AGREEMENTS

Voting agreements with SCO

     The Canopy Group, Inc. and MTI Technology Corporation have entered into a voting agreement with SCO. Together these stockholders hold approximately 72% of the outstanding shares of Caldera common stock. Doug Michels has entered into a voting agreement with Caldera. Mr. Michels holds approximately 10% of the outstanding shares of SCO common stock.

Voting agreement terms

     Under the voting agreements, each of these stockholders has agreed that they will vote their shares in favor of the adoption of the reorganization agreement and approval of the combination. They have also agreed to vote against any dissolution or liquidation, any amendment to their respective governing documents which would prevent or impede the combination. Mr. Michels has also agreed to vote against a SCO alternative proposal.

     These stockholders have also delivered irrevocable proxies with respect to matters covered by the voting agreements. In addition, subject to exceptions, these stockholders have agreed not to sell, transfer, dispose of or encumber any shares held by them until the effective time or the valid termination of the reorganization agreement.

     These stockholders have also agreed that they shall not, directly or indirectly:

     - solicit or initiate discussions or engage in negotiations regarding any alternative proposal;

     - furnish any nonpublic information regarding their respective companies to any person in connection with respect to or likely to facilitate inquiries which could result in an acquisition proposal;

     - enter into any letter of intent or other similar document relating to any alternative proposal; or

     - make or authorize any statement or recommendation in support of any alternative proposal.

STOCKHOLDER AGREEMENT

Nomination rights

     Caldera, New Caldera and SCO will enter into a stockholder agreement which will provide that so long as SCO continues to own at least 10% and not more than 19.9% of the outstanding shares of New Caldera common stock, SCO shall be entitled to name one nominee to the New Caldera board. So long as SCO continues to own at least 20% of the outstanding shares of New Caldera common stock, SCO shall be entitled to name two nominees to the New Caldera board. So long as SCO owns at least 10% of the outstanding shares of New Caldera, the New Caldera board shall not be increased to a number greater than nine. Each nominee must be reasonably acceptable to New Caldera. New Caldera is also obligated to use its best efforts to cause the New Caldera board to unanimously recommend to its stockholders to vote in favor of the SCO nominees and to cause the shares for which New Caldera's management holds proxies to be voted in favor of the SCO nominees. In addition, the Canopy Group, Inc. and MTI Technology Corporation agree to vote in favor of the SCO nominees.

Limits on resales

     So long as SCO owns at least 5% of New Caldera's outstanding common stock, they may sell their New Caldera shares only in accordance with the limitations of Rule 144. SCO also agrees not to sell New Caldera securities constituting 5% or more of the outstanding New Caldera securities to any one person or group.

Voting provisions

     So long as SCO owns at least 10% of the outstanding stock of New Caldera, SCO agrees to vote all of its shares of New Caldera common stock in favor of the New Caldera nominees for election to the New Caldera board of directors.

     So long as SCO owns at least 10% of the outstanding common stock of New Caldera, they shall vote all shares of New Caldera common stock owned by them in accordance with the recommendation of the New Caldera board. SCO may, however, vote its shares in its sole discretion in the following specific matters:

     - a proposal involving the right to vote and participate pro rata with other common stockholders in any distribution to the holders of New Caldera common stock;

     - a recapitalization in which New Caldera common stock is converted or exchanged for a security having substantially different rights than New Caldera common stock;

     - a transaction involving a conflict of interest between any member of the board and New Caldera board;

     - actions brought by a stockholder of New Caldera; or

     - any amendment to the bylaws of New Caldera.

     These voting provisions do not apply to any proposals for any recapitalization or combination accomplished in connection with any merger, acquisition, consolidation or combination, any transaction of a type contemplated by Section 351 of the Internal Revenue Code or any other similar transaction where (a) New Caldera is acquired by a third party, (b) there has been a "change of control" so that the stockholders of New Caldera prior to a transaction own, in the aggregate, less than a majority of the outstanding stock of New Caldera or the acquiring entity after the transaction, (c) New Caldera acquires another entity, or (d) New Caldera acquires all or substantially all of the assets of another entity.

     They also may not exercise dissenter's or appraisal rights for any event described in clauses (a) through (d) of the preceding paragraph that has been approved by the New Caldera board of directors.

Standstill provisions

     Until the fifth anniversary of the combination, SCO will not, without New Caldera's prior written consent:

     - acquire, or enter into discussions, negotiations, arrangements or understandings with any third party to acquire beneficial ownership of any New Caldera voting securities if SCO would then beneficially own and/or have the right to acquire more than the percentage of New Caldera common stock held by it immediately after the closing of the combination, which we refer to as the standstill percentage;

     - make, or in any way participate in, any solicitation of proxies with respect to the voting of any voting securities of New Caldera; or

     - seek, either alone or in concert with others, to control the New Caldera board or the policies of New Caldera.

     The limitations described above shall be suspended upon the earlier to occur of:

     - the date that a third party not affiliated with SCO commences a tender or exchange offer, that is not withdrawn or terminated, and that would result in a person or group beneficially owning in the aggregate more than 50.0% of the total voting power of New Caldera. If any tender or exchange offer is withdrawn or terminated, the standstill limitation will be reinstated;

     - the public announcement by New Caldera that it has entered into any agreement with respect to a merger, consolidation, combination or similar transaction involving New Caldera in which all the stockholders of New Caldera collectively will own less than 50.0% of the outstanding voting stock of the surviving or acquiring entity immediately after the transaction. The standstill limitation will be reinstated if the transaction is terminated prior to being completed; or

     - the sale or disposition of substantially all of New Caldera's assets.


     If SCO acquires shares that cause it to own a percentage of New Caldera's outstanding stock that is greater than the standstill percentage, it will not be obliged to dispose of any New Caldera voting stock to the extent the increased shares were acquired as a result of a recapitalization of New Caldera or a repurchase or exchange of securities by New Caldera or any other action taken by New Caldera or its affiliates.


EMPLOYMENT AGREEMENTS


     The employees of SCO who will become executive officers or are otherwise considered key employees of New Caldera will enter into employment agreements with New Caldera. These agreements will provide for employment of one or two years and severance benefits, among other things. To identify those persons who are expected to become executive officers of New Caldera and enter into executive employment agreements, please refer to "Management of Caldera and New Caldera" on page 132.



SECURED PROMISSORY NOTE AND SECURITY AGREEMENT



     Under the terms of the secured promissory note, New Caldera will pay to SCO the aggregate amount of $8 million in four quarterly installments, with the first installment due and payable approximately one year from the closing of the combination. New Caldera may reduce the principal amount payable under the note by an amount equal to any advance purchase orders assigned to New Caldera at the closing of the combination that are not collected on within one year's time, plus 50% of New Caldera's external costs in collecting on these advance purchase orders.

     New Caldera's obligations under the secured promissory note are secured by the assets of the OpenServer line of business pursuant to a security agreement to be entered into between New Caldera and SCO at the time of closing of the combination.


LOAN AGREEMENTS

     In conjunction with the signing of the reorganization agreement, Caldera and The Canopy Group, Inc., the majority stockholder of Caldera, agreed to loan SCO $7 million and $18 million, respectively, on or before the closing of the combination.


     If the combination is completed, Caldera's loan to SCO will be forgiven and will be treated by Caldera and SCO as part of the cash portion of the consideration to SCO for the server and professional services groups. The loan is secured by a senior first priority security interest in all of SCO's assets. The interest rate is 10% per annum, and the principal plus interest of the note matures on the closing of the combination or the date of termination of the reorganization agreement. If payment of all amounts due under the note are not made on or before the maturity date, Caldera has the option to convert all of the outstanding principal plus unpaid interest accrued on that date into common stock of SCO at a price per share of $2.44, the closing price of SCO's common stock on January 26, 2001, the date Caldera funded the $7 million to SCO.



     Under the terms of The Canopy Group's line of credit agreement with SCO, The Canopy Group agreed to loan up to $18 million to SCO. The line of credit is secured by a junior first priority security interest in all of SCO's assets, subordinate only to the senior first priority security interest of Caldera. In connection with entering into the loan agreement, The Canopy Group received a warrant to purchase 1,440,000 shares of SCO's common stock at a price of $1.56 per share, the closing price of SCO's common stock on January 8, 2001, the date the loan agreement was entered into. If SCO borrows more than $9 million under the line of credit, The Canopy Group will be entitled to additional warrants to purchase shares of SCO common stock at such price per share. These additional warrants will provide The Canopy Group with the right to purchase 1 share of SCO common stock for every $4 of loan amount above $9 million, up to an aggregate of 1,440,000 additional shares. The interest rate on outstanding loan amounts is 10% per annum, and all outstanding principal and interest matures on December 31, 2001. At any time prior to the maturity date, The Canopy Group may elect to convert the outstanding principal and accrued interest into shares of common stock of SCO at a price per share of $1.56, the closing price of SCO's common stock on January 8, 2001, subject to the limitation that total ownership may not exceed 19% of SCO common stock when combined with shares held by Caldera.

                     THE EMPLOYEE STOCK OPTION ALTERNATIVES

GENERAL


     At the effective time of the combination, each outstanding option to purchase shares of SCO common stock under SCO's plan may be either assumed or replaced on a grant by grant basis by New Caldera at the discretion of each employee, subject to the terms and conditions set forth in this section.


     A condition to New Caldera assuming or replacing an outstanding option is that the optionee become employed with New Caldera or its subsidiaries. However, any such employment relationship will be governed by the terms of an employment "offer letter" and will only be on an "at will" basis, to the extent permissible under applicable laws.

     SCO's stock option plan will continue to govern the option grants of employees of SCO who do not become employees of New Caldera and remain with SCO. If you become an employee of New Caldera and do not choose to have your SCO options assumed or replaced, your options will terminate 30 days after the closing of the combination pursuant to SCO's stock option plan.

OUR REASONS FOR THE EMPLOYEE STOCK OPTION ASSUMPTION AND REPLACEMENT OFFER

     Caldera and SCO negotiated the employee stock option assumption and replacement offer to provide the server and professional services groups' employees, similar equity incentives to those possessed by other New Caldera option holders and to allow them to participate in the success of New Caldera.

     Caldera and SCO agreed to halve the number of shares underlying each outstanding SCO option based on the fact that at the time the reorganization agreement was signed Caldera's common stock was trading at approximately twice the per share price of SCO's common stock.

     The replacement alternative is designed to incent the server and professional services groups' employees holding options for SCO common stock at an exercise price equal to more than half of the New Caldera trading price at closing. Based on the current trading price of Caldera common stock and the exercise prices of outstanding SCO options, New Caldera believes the replacement alternative will be the desirable alternative for most of the former SCO employees. However, New Caldera is still offering the assumption alternative in recognition that some SCO employees have outstanding options with low exercise prices which may make the assumption option desirable.

     The assumption alternative is designed to incent the server and professional services groups' employees holding options for SCO common stock at an exercise price equal to less than half of the New Caldera trading price at the closing. Under the assumption alternative, the exercise price per share of the New Caldera options will be twice that of the SCO options because, as noted above, Caldera's common stock was trading at a price per share twice that of SCO's common stock at the time the reorganization agreement was signed. A former SCO employee who chooses the assumption alternative will incur the same aggregate exercise price (number of shares times exercise price per share) in exercising options to purchase New Caldera common stock as he or she would have incurred in exercising SCO options; in this way, the assumption alternative preserves the benefit of the employee's low exercise price, relative to the replacement alternative.

     Since the time of signing the reorganization agreement, the trading price of Caldera common stock has fluctuated widely. Consequently, former SCO stockholders choosing between the replacement and the assumption alternative should obtain updated market price information before choosing an alternative.

ASSUMPTION ALTERNATIVE

     Under the assumption alternative, each SCO stock option will continue to have its original terms (including the vesting schedule and termination provisions), and be subject to the conditions that were applicable to the option immediately prior to the effective time, except that:


     - each SCO stock option will become exercisable for shares of New Caldera common stock;


     - the number of shares of New Caldera common stock issuable upon the exercise of any given SCO option will be determined by multiplying the number of shares of SCO common stock underlying the option immediately prior the effective time by 0.5 and rounding down to the nearest whole share;



     - the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.5 and rounding up to the nearest whole cent; and


     - the option for shares of New Caldera may not qualify as an incentive stock option even though the SCO option may have qualified.


     To illustrate the effect of choosing the assumption alternative for a specific option grant, assume our combination closes on April 1, 2001 and, at that point, an employee had a SCO option to purchase 100 shares which was granted on April 1, 1999 when SCO's common stock was at $5.4375 per share, and which was vested as to 50 shares on April 1, 2001. The employee would receive the following:



     - an option to purchase 50 shares of New Caldera common stock, which is vested as to 25 shares; and



     - the exercise price of the option would be $10.875.


     The assumption alternative is intended to provide an equity incentive to SCO employees who were granted SCO options with an exercise price that is currently in-the-money, or below the fair market value of SCO common stock. This alternative allows these employees to retain the economic value of their SCO options.

REPLACEMENT ALTERNATIVE

     Under the replacement alternative, each SCO stock option will be treated as follows:


     - each SCO stock option will be cancelled and replaced with a new option exercisable for shares of New Caldera common stock;



     - the number of shares of New Caldera common stock issuable upon the exercise of the replacement option will be determined by multiplying the number of shares of SCO common stock underlying the cancelled SCO option immediately prior to the effective time by 0.5 and rounding down to the nearest whole share;



     - the per share exercise price of any given option will be the fair market value of New Caldera common stock immediately after the effective time; and


     - the New Caldera option granted will be vested as to the same percentage of underlying shares of New Caldera as the related SCO option was vested in underlying shares of SCO; the New Caldera option will continue to vest in accordance with the original vesting schedule of the related SCO option.


     To illustrate the effect of choosing the replacement option for a specific option grant, assume again our combination closes on April 1, 2001 and at that point an employee had a SCO option to purchase 100 shares which was granted on April 1, 1999 when SCO's common stock was at $5.4375 per share, and which was vested as to 50 shares on April 1, 2001. The employee would receive the following:



     - an option to purchase 50 shares of New Caldera common stock, which is vested as to 25 shares; and



     - the exercise price would be the fair market value of New Caldera common stock on April 1, 2001.


     The replacement alternative is intended to provide an equity incentive to SCO employees who were granted SCO options with an exercise price that is currently out-of-the-money, or above the fair market value of SCO common stock. This alternative will allow these employees to receive an option that is set at current fair market value.

PROCEDURE FOR ELECTING OPTION ALTERNATIVE


     If you tender to New Caldera your SCO options and New Caldera accepts them, assuming the other conditions of the employee stock option assumption and replacement offer described in this section are met, you will have entered into a binding agreement with New Caldera upon the terms and subject to the conditions set forth in this section and in the accompanying notice of election in Appendix M. You must send a properly completed and duly executed notice of election to SCO at the address under "-- SCO is Acting as Exchange Agent" on page 83 on or prior to the expiration date to participate in this assumption and exchange offer.


     THE METHOD OF DELIVERY OF NOTICES OF ELECTION AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED IN ALL CASES. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     New Caldera expressly reserves the right, at any time or from time to time, to extend the period of time during which this assumption and replacement offer is open either to all offerees as a group, and delay acceptance of any election, by mailing written notice of the extension to the relevant holders as described below. During any extension, all SCO options previously tendered will remain subject to the assumption and replacement offer.

NO NOTICES OF ELECTION SHOULD BE SENT TO CALDERA

     All questions as to the validity, form, eligibility, including time of receipt and acceptance of the notice of election will be determined by New Caldera and SCO in their sole discretion. This determination will be final and binding. New Caldera reserves the absolute right to reject any notice of election not properly delivered. New Caldera also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the employee stock option assumption and replacement offer either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender SCO option agreements in this assumption or replacement offer. The interpretation of the terms and conditions of the assumption and replacement offer as to any particular SCO option either before or after the expiration date, including the notice of election and the related instructions, by New Caldera shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of SCO options for assumption or replacement must be cured within a reasonable period of time that New Caldera shall determine. Neither New Caldera, SCO nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of SCO option for assumption or replacement, or shall any of them incur any liability for failure to give any notification.

CONSEQUENCES OF FAILURE TO ELECT AN ALTERNATIVE

     If you are a server and professional services groups employee and you accept an offer of employment made by New Caldera, you will automatically become an employee of New Caldera on the closing date of the combination and are entitled to participate in the employee stock option assumption and replacement offer subject to the terms and conditions set forth in this section and the notice of election. If you are a server and professional services groups employee and your notice of election is not post-marked by the expiration date of the assumption and replacement offer period or if you do not submit a notice of election, your SCO options will terminate according to the terms of the SCO stock plan. This means that:

     - the unvested portion of your SCO options will terminate as of the closing date of the combination;

     - you will have 30 days from the completion of the combination to exercise the vested portion of your SCO options; and

     - any vested options that you do not exercise will be cancelled on the 31st day after the closing of the combination.

     These consequences will occur because you will no longer be an employee of SCO and will not be eligible to participate in its plans.

RESALES OF OPTION SHARES

     The assumed or replacement options as well as the shares of New Caldera common stock issuable upon exercise of the assumed or replacement options will continue to be subject to restrictions on transfers. In general, the options are not transferable and the shares of New Caldera common stock issuable upon their exercise may not be offered or sold unless registered under the Securities Act. New Caldera anticipates that it will register under the Securities Act the New Caldera common stock issuable under each assumed or replacement option shortly after the employee stock option assumption and replacement offer is completed.

NO GUARANTEE OF EMPLOYMENT

     A condition to your receiving a New Caldera option in this assumption and replacement offer is that you become employed by New Caldera or its subsidiaries. The tender of a SCO option is not a guarantee that you will be employed or will continue to be employed by New Caldera or any of its subsidiaries. Any employment relationship that is created in the future will be governed by the terms of an employment "offer letter" and will only be on an "at will" basis.

ACCEPTANCE OF OPTIONS FOR EXCHANGE AND DELIVERY OF NEW CALDERA OPTIONS

     New Caldera will accept, promptly after the expiration date, all SCO options properly tendered for cancellation under the notice of election and will exchange New Caldera options for the cancelled SCO options promptly after:

     - you deliver a properly completed and duly executed notice of election;

     - the closing of the combination; and

     - the commencement of your employment with New Caldera or one of its subsidiaries.

     The same conditions must also be satisfied if you elect to have your SCO options assumed by New Caldera.

CANCELLATION OF SCO OPTIONS

     Upon the acceptance by New Caldera of your election to have your SCO options cancelled and replaced, the SCO options subject to that election will be cancelled and may no longer by exercised.

SCO IS ACTING AS EXCHANGE AGENT

     SCO is acting as the agent for the assumption and replacement offer. All executed notices of election should be sent via mail, post-marked prior to the expiration date to SCO at the address set forth below or sent via facsimile to the number set forth below. We recommend that you use registered mail, return receipt requested. Questions and requests for assistance, requests for additional copies of this document or of the notice of election should be directed to SCO, addressed as follows:

    By mail or by hand:

    The Santa Cruz Operation, Inc.
    425 Encinal Street
    Santa Cruz, California 95061
    Attn: Steve Sabbath

     DELIVERY OF THE NOTICE OF ELECTION TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE NOTICE OF ELECTION.

                       SELECTED FINANCIAL DATA OF CALDERA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following tables present portions of Caldera's financial statements. You should read the selected financial data set forth below in conjunction with Caldera's financial statements and the related notes included elsewhere in this joint proxy statement/prospectus and in conjunction with "Caldera Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this joint proxy statement/prospectus. The selected statement of operations data for the years ended October 31, 1998, 1999 and 2000 and the selected balance sheet data as of October 31, 1999 and 2000 are derived from, and are qualified by reference to, the audited financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The selected statement of operations data for the years ended October 31, 1996 and 1997 and the selected balance sheet data as of October 31, 1996, 1997 and 1998 are derived from audited and unaudited financial statements not appearing in this joint proxy statement/prospectus.

     Caldera began operations in 1994 as Caldera, Inc., a Utah corporation (the "Predecessor"). In July 1996, the Predecessor acquired an additional business line which was not engaged in developing and marketing Linux software. The Predecessor subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement, dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software to Caldera Systems, Inc., a newly formed corporation. Caldera Systems, Inc. has operated as a separate legal entity engaged in developing and marketing Linux software since September 1, 1998. For purposes of presenting Caldera's financial statements, Caldera has segregated or "carved-out" the operations relating to the Linux business from the historical financial statements of the Predecessor. Accordingly, Caldera's consolidated financial statements in this joint proxy statement/prospectus and the selected financial data present Caldera's financial condition and results of operations as if Caldera had existed as a separate legal entity for all periods presented. The carved-out historical results presented are not necessarily indicative of what would have actually occurred had Caldera existed as a separate legal entity and any historical results are not necessarily indicative of results that may be expected for any future period.


                                                                     YEAR ENDED OCTOBER 31,
                                                      ----------------------------------------------------
                                                         1996        1997      1998      1999       2000
                                                      -----------   -------   -------   -------   --------
                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software and related products.....................    $ 1,108     $ 1,117   $ 1,057   $ 2,773   $  2,993
  Services..........................................         --          --        --       277      1,281
                                                        -------     -------   -------   -------   --------
    Total revenue...................................      1,108       1,117     1,057     3,050      4,274
                                                        -------     -------   -------   -------   --------
Cost of revenue:
  Software and related products.....................        880       1,142     1,017     2,388      2,063
  Services..........................................         --          --        --       538      1,958
  Write-off of prepaid royalties....................         --          --     1,381        --         --
                                                        -------     -------   -------   -------   --------
    Total cost of revenue...........................        880       1,142     2,398     2,926      4,021
                                                        -------     -------   -------   -------   --------
Gross margin (deficit)..............................        228         (25)   (1,341)      124        253
                                                        -------     -------   -------   -------   --------
Operating expenses:
  Sales and marketing...............................      1,339       4,620     2,224     4,768     14,754
  Research and development..........................        826       2,136     1,489     2,302      4,954
  General and administrative........................        712         797     1,799     1,748      6,430

                                                                     YEAR ENDED OCTOBER 31,
                                                      ----------------------------------------------------
                                                         1996        1997      1998      1999       2000
                                                      -----------   -------   -------   -------   --------
                                                      (UNAUDITED)
  SCO cost-sharing arrangement......................    $    --     $    --   $    --   $    --   $    898
  Non-cash compensation*............................         --          --        --       409      5,216
                                                        -------     -------   -------   -------   --------
    Total operating expenses........................      2,877       7,553     5,512     9,227     32,252
                                                        -------     -------   -------   -------   --------
Loss from operations................................     (2,649)     (7,578)   (6,853)   (9,103)   (31,999)
                                                        -------     -------   -------   -------   --------
Equity in loss of affiliate.........................         --          --        --        --       (387)
Other income (expense):
  Interest expense..................................       (133)       (593)   (1,081)     (226)        --
  Interest income...................................         --          --        --         2      3,238
  Gain on sale of assets to Ebiz, Inc...............         --          --        --        --      2,306
  Other income (expense)............................         25          23         5        (5)        --
                                                        -------     -------   -------   -------   --------
Other income (expense), net.........................       (108)       (570)   (1,076)     (229)     5,544
                                                        -------     -------   -------   -------   --------
Loss before income taxes............................     (2,757)     (8,148)   (7,929)   (9,332)   (26,842)
Provision for income taxes..........................         --          --       (34)      (35)       (81)
                                                        -------     -------   -------   -------   --------
Net loss............................................    $(2,757)    $(8,148)  $(7,963)  $(9,367)  $(26,923)
                                                        =======     =======   =======   =======   ========
Preferred stock dividends...........................    $    --     $    --   $    --   $    --   $(12,253)
                                                        =======     =======   =======   =======   ========
Net loss attributable to common stockholders........    $(2,757)    $(8,148)  $(7,963)  $(9,367)  $(39,176)
                                                        =======     =======   =======   =======   ========
Basic and diluted net loss per common share.........    $ (0.17)    $ (0.51)  $ (0.50)  $ (0.51)  $  (1.19)
                                                        =======     =======   =======   =======   ========
Basic and diluted weighted average common shares
  outstanding.......................................     16,000      16,000    16,000    18,458     32,922
                                                        =======     =======   =======   =======   ========


                                                                       AS OF OCTOBER 31,
                                                    -------------------------------------------------------
                                                       1996          1997        1998      1999      2000
                                                    -----------   -----------   -------   ------   --------
                                                    (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.........................    $  207        $  398      $    76   $  122   $ 36,560
Working capital (deficit).........................      (122)        1,313          290      678     88,680
Total assets......................................     1,639         3,915       16,353    3,714    107,518
Long-term liabilities.............................        --            --           --        6         --
Predecessor's equity in carved-out operations.....       576         2,319           --       --         --
Total stockholders' equity........................        --            --          708    1,516    102,215

                                                                YEAR ENDED
                                                               OCTOBER 31,
                                                              --------------
                                                              1999     2000
                                                              ----    ------
(*)Non-cash compensation has been excluded from the
  following operating expenses:
      Sales and marketing...................................  $177    $1,970
      Research and development..............................   103     1,146
      General and administrative............................   129     2,100

CALDERA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

     The following discussion should be read in conjunction with Caldera's Consolidated Financial Statements and Notes thereto, included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Caldera's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Caldera began operations in 1994 as Caldera, Inc., a Utah Corporation (the "Predecessor"). In July 1996, through an asset purchase, the Predecessor acquired an additional business unit, which was not engaged in developing and marketing Linux software. The Predecessor subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software to Caldera Systems, Inc., a newly formed corporation. Caldera Systems, Inc. has operated as a separate legal entity engaged in developing and marketing Linux software since September 1, 1998. For purposes of presenting their financial statements Caldera has segregated or carved-out the operations related to the Linux business from the historical financial statements of the Predecessor. Accordingly, Caldera's consolidated financial statements in this joint proxy statement/ prospectus and the following discussion present Caldera's financial condition and results of operations as if Caldera had existed as a separate legal entity for all periods presented.

     Since September 1, 1998, Caldera has invested heavily in the expansion of its sales, marketing and professional services organizations to support its long-term growth strategy. As a result, employee headcount has increased from 28 at September 1, 1998 to 178 at October 31, 2000. Caldera has incurred net losses in each fiscal period since inception and as of October 31, 2000, had an accumulated deficit of $50.1 million.

     Substantially all of Caldera's revenue since fiscal 1996 has been derived from sales of Linux products and related services. Management expects that until the closing of the combination, the majority of Caldera's revenue will continue to be derived from sales of eDesktop and eServer products. Subsequent to the closing of the combination, the majority of Caldera's revenues will be derived from sales of combined products resulting from the integration of Caldera's Linux products with the Unix server products and related applications that Caldera would acquire in conjunction with the acquisition of the server and professional services businesses. Related product sales are comprised of shipments of incomplete box units or documentation materials that customers request from time to time. Historically, Caldera has experienced substantial fluctuations in revenue from period to period relating to the introduction of new products and new versions of existing products. Upon announcement of an expected release date for new products or upgrades, Caldera often experiences a significant decrease in sales of existing products. Additionally, Caldera often experiences the strongest sales for a new product during the first 30 days after its introduction as Caldera fills advance orders from its distribution channels.

     Caldera began shipping its OpenLinux product in fiscal 1996 through indirect distribution channels such as distributors, value added resellers, original equipment manufacturers and system integrators, as well as directly to the end user using its internal sales and marketing force. Over time, Caldera's business model has evolved such that Caldera now sells primarily through its two-tier distribution channels. Caldera began offering Linux training, support and consulting services during fiscal 1999.

     Caldera markets its software and related products primarily in North America, Europe, Asia and Australia. Revenue from customers outside the United States was $56,000 in fiscal 1998, $203,000 in fiscal 1999 and $1.3 million in fiscal 2000. The largest growth in international revenue has been in the Asia Pacific region where revenue increased from $91,000 in fiscal 1999 to $706,000 in fiscal 2000.

     Caldera recognizes revenue in accordance with the American Institute of Certified Public Accountants, or AICPA, Statement of Position 97-2, or SOP 97-2.

     Revenue from the sale of software is recognized upon delivery of the product when persuasive evidence of an arrangement exists, the price is fixed or determinable and collection is probable. All sales into the distribution channel or to OEMs and VARs require a binding purchase order. Sales to resellers for which payment is considered to be substantially contingent on the reseller's success in distributing individual units of the product or sales to resellers with which Caldera does not have historical experience are accounted for as consignments and the revenue is recognized once sell-through verification has been received and payments from customers become due. Prior to October 31, 1999, Caldera did not have any consignment arrangements. During the year ended October 31, 2000, approximately 22 percent of product revenue was derived on a sell-through basis. Direct sales to end-users are evidenced by concurrent payment for the product via credit card and are governed by a license agreement. Generally, the only multiple element arrangement of initial software sales is certain telephone and e-mail technical support services Caldera provides at no additional charge. These services do not include product update or upgrade rights. After the initial support period, customers can elect to enter into separate support agreements. The cost of providing the initial support services are not significant; accordingly, Caldera accrues the estimated costs of providing the services at the time of revenue recognition. Revenue from the extended support agreements are deferred and recognized over the period of the contract or as the services are provided.

     If other significant post-delivery vendor obligations exist or if a product is subject to customer acceptance, revenue is deferred until no significant obligations remain or acceptance has occurred. To date, Caldera has not shipped any software and related products subject to acceptance terms or subject to other post-delivery vendor obligations. Additionally, Caldera has not recognized revenue on any contracts with customers that may include customer cancellation or termination clauses that indicate a demonstration period or otherwise incomplete transaction.

     Caldera also offers its customers consulting, training and other services separate from the software sale. The services are not integral to the functionality of the software and are available from other vendors. These services revenue are recognized as the services are performed.

     Since inception, Caldera has incurred substantial research and development costs and has invested heavily in the expansion of its sales, marketing and professional services organizations to support its long-term growth strategy. As a result of these investments, Caldera has incurred net losses in each fiscal period since inception and, as of October 31, 2000, had incurred total net losses of approximately $56.5 million since inception. Management anticipates that operating expenses will increase substantially for the foreseeable future as Caldera increases the number of people and programs in sales and marketing, product development and professional services. Accordingly, management expects to incur net losses until at least fiscal year 2002.

     In connection with the grant of stock options to employees during fiscal 1999 and 2000, Caldera recorded deferred compensation of $3.1 million and $6.8 million, respectively, representing the difference between the deemed fair market value of the common stock for accounting purposes and the exercise price of these options as of the date of grant. Deferred compensation is presented as a reduction of stockholders' equity and is amortized over the vesting period of the applicable options. Caldera expensed $409,000 of deferred compensation in fiscal 1999 and $5.2 million in fiscal 2000. With respect to the options outstanding as of October 31, 2000, Caldera expects to expense $2.1 million of deferred compensation in fiscal 2001, $1.1 million in fiscal 2002, $493,000 in fiscal 2003, and $57,000 in fiscal 2004.

     As a result of an option agreement between The Canopy Group and Ralph J. Yarro III, which was subsequently rescinded, Caldera expensed a one-time compensation charge of approximately $372,000 during fiscal 2000. The option agreement allowed Mr. Yarro to purchase shares of Caldera common stock directly from The Canopy Group. No shares were purchased under the agreement. Mr. Yarro is the president and chief executive officer of The Canopy Group and the Chairman of Caldera's board of directors.

     In December 1999 and January 2000, Caldera sold 5.0 million shares of Series B convertible preferred stock at $6.00 per share, resulting in net proceeds of approximately $29.8 million. Each share of Series B convertible preferred stock was immediately convertible into one share of common stock. Due to the beneficial conversion feature associated with the Series B convertible preferred stock, during the first quarter of fiscal 2000, Caldera recorded a preferred stock dividend in the amount of $10.0 million thereby increasing the net loss applicable to common stockholders. On March 13, 2000, Caldera's major stockholder, The Canopy Group, sold a warrant for $10,000 to purchase 416,667 shares of our common stock held by The Canopy Group at $5.98 per share for a two-year period to one of the Series B convertible preferred stockholders. Upon exercise of the warrant, all proceeds will be paid to The Canopy Group. Caldera recorded this transaction during the second quarter of fiscal 2000 as if Caldera had sold the warrant to the stockholder with the fair value of the warrant of $2,252,717 being recorded as a dividend related to convertible preferred stock and an offsetting contribution to capital.


     In December 1999 and January 2000, Caldera acquired an equity investment in Lineo, Inc. in exchange for 1,250,000 shares of common stock, acquired an equity investment in Evergreen Internet, Inc. in exchange for $2.0 million in cash and 200,000 shares of common stock and acquired an equity investment in Troll Tech AS and certain license rights in exchange for 106,356 shares of common stock. These three companies provide strategic technology solutions for the Linux industry. Caldera has entered into agreements with Troll Tech AS and Evergreen Internet whereby it will be licensing their technology for inclusion in Caldera's products and service offerings. Caldera will pay future royalties to Troll Tech and Evergreen Internet based on its sales of products, which incorporate their technology. Caldera's licensing agreement with Evergreen Internet also calls for Evergreen Internet to include Caldera's technology in its products for which Caldera will be paid future royalties by Evergreen Internet based on sales of products that incorporate Caldera's technology. Management believes that these investments have the potential to benefit Caldera through increased revenue from product sales, royalties and service opportunities. Management does not expect that these investments will have a material adverse impact on future liquidity. The investments in Evergreen Internet and Troll Tech have been accounted for under the cost method of accounting. Management has determined that Caldera's investment in Lineo should be accounted for as a transaction between entities under common control with the transfer being reflected in its financial statements at Lineo's carryover basis. However, at the date of the transfer, Lineo had a stockholders' deficit, of which approximately $124,000 would be associated with the 14% interest Caldera acquired. Accordingly, Caldera recorded the investment at a nominal value of $1.00 because Caldera does not have any obligation to fund or reimburse Lineo for its allocated portion of Lineo's stockholders' deficit. Caldera recorded the estimated fair value of the shares of its common stock issued to Lineo at $10.0 million with the difference between the $10.0 million and the $1.00 investment being a distribution to The Canopy Group.


     On May 11, 2000, The Canopy Group transferred 1,761,563 shares of Lineo's common stock held by The Canopy Group to Caldera. This transfer has been reflected as a capital contribution by The Canopy Group at Lineo's carryover basis of $1,966,173. As a result of this transaction, Caldera held a total of 5,000,000 shares of Lineo's common stock (approximately 14% of Lineo's outstanding voting stock).

     In September 2000, Caldera and Metrowerks Holdings, Inc., an affiliate of Motorola, Inc., entered into a Stock Purchase and Sale Agreement whereby Caldera and The Canopy Group sold 2.0 million and 1.0 million shares, respectively, of common stock of Lineo, Inc. to Metrowerks Holdings at $7.50 per share. The difference between the $7.50 per share price and Caldera's carrying amount was reflected as a capital contribution.

RESULTS OF OPERATIONS

     Software and related products revenue is comprised of revenue from the sale of software and other products such as shipments of incomplete box units or documentation materials. Services revenue is comprised of training royalties and tuition fees, consulting fees and customer support fees.

     Cost of software and related products revenue primarily consists of costs for production, packaging, fulfillment and shipment of product offerings. Additionally, royalties paid to third parties for inclusion of their software products in Caldera's product offering are included in these costs. Cost of services revenue is primarily comprised of salaries and related costs of support services employees.

     Included in sales and marketing expenses are the following: advertising, channel promotions, marketing development funds, promotional activities, public relations, trade show and personnel-related expenses such as salaries, benefits, commissions, recruiting fees, travel and entertainment expenses.

     Research and development expenses consist of payroll and related costs for software engineers, technical writers, quality assurance and research and development management personnel and the costs of materials used by these employees in the development of new or enhanced product offerings. Also included are the costs associated with outside contractors.

     General and administrative expenses are comprised of professional fees, salaries and related costs for accounting, administrative, finance, human resources, information systems and legal personnel as well as costs associated with implementing and expanding our internal information and management reporting systems.

     The following table sets forth certain statement of operations data as a percentage of total revenue for the years indicated:

                                                                  YEAR ENDED OCTOBER 31,
                                                                --------------------------
                                                                 1998      1999      2000
                                                                ------    ------    ------
Revenue:
  Software and related products.............................     100.0%     90.9%     70.0%
  Services..................................................        --       9.1      30.0
                                                                ------    ------    ------
     Total revenue..........................................     100.0     100.0     100.0
                                                                ------    ------    ------
Cost of Revenue:
  Software and related products.............................      96.2      78.3      48.3
  Services..................................................        --      17.6      45.8
  Other.....................................................     130.7        --        --
                                                                ------    ------    ------
     Total cost of revenue..................................     226.9      95.9      94.1
                                                                ------    ------    ------
Gross (deficit) margin......................................    (126.9)      4.1       5.9
                                                                ------    ------    ------
Operating Expenses:
  Sales and marketing (exclusive of non-cash
     compensation)..........................................     210.4     156.3     345.2
  Research and development (exclusive of non-cash
     compensation)..........................................     140.8      75.5     115.9
  General and administrative (exclusive of non-cash
     compensation)..........................................     170.2      57.3     150.4
  Other.....................................................        --      13.4     143.0
                                                                ------    ------    ------
     Total operating expenses...............................     521.4     302.5     754.5
                                                                ------    ------    ------
Loss from operations........................................    (648.3)   (298.4)   (748.6)
Equity in loss of affiliate.................................        --        --      (9.1)
Other (expense) income, net.................................    (101.8)     (7.5)    129.7
                                                                ------    ------    ------
Loss before income taxes....................................    (750.1)   (305.9)   (628.0)
Provision for income taxes..................................      (3.2)     (1.1)     (1.9)
                                                                ------    ------    ------
Net loss....................................................    (753.3)   (307.0)   (629.9)
                                                                ======    ======    ======
Dividends related to convertible preferred stock............        --        --    (286.7)
                                                                ======    ======    ======
Net loss attributable to common stockholders................    (753.3)%  (307.0)%  (916.6)%
                                                                ======    ======    ======

FISCAL YEARS ENDED OCTOBER 31, 1998, 1999 AND 2000

Revenue

     Revenue was $1.1 million for fiscal 1998, $3.1 million for fiscal 1999 and $4.3 million for fiscal 2000. During fiscal 1998, all revenue was derived from our software and related products offerings. During fiscal 1999, approximately 91 percent of our revenue was generated from the sale of software and related products. During fiscal 2000, approximately 70 percent of our revenue was generated from the sale of software and related products. Although the percentage of software and related products revenue as a percentage of total revenue has declined the last two years, software and related products revenue has increased in each of those years. Revenue from international customers was approximately 5 percent in fiscal 1998, 7 percent in fiscal 1999 and 30 percent in fiscal 2000. The increases in international revenue are the result of Caldera's increased focus on customers and markets outside the United States.

     Software and Related Products. Software and related products revenue was $1.1 million in fiscal 1998, $2.8 million in fiscal 1999 and $3.0 million in fiscal 2000, representing an increase of $1.7 million, or 162 percent, from fiscal 1998 to fiscal 1999 and a $221,000, or 8 percent, increase from fiscal 1999 to fiscal 2000. The increase in software and related products revenue from fiscal 1998 to fiscal 1999 was a result of management's expansion of sales and marketing efforts, as well as the increased market awareness of the Linux operating system. The increase in software and related products revenue from fiscal 1999 to fiscal 2000 was due to improved sales and marketing strategies. Sales to customers in international locations also generated increased software and related products revenue in fiscal 2000 over the prior period.

     Services. Services revenue was $0 in fiscal 1998, $277,000 in fiscal 1999 and $1.3 million in fiscal 2000, representing an increase of $1.0 million, or 362 percent, from fiscal 1999 to fiscal 2000. The increase in services revenue was primarily attributed to the formal introduction of our education and training-related offerings as well as from promotional fees received from our Linux training program. The Linux training program is targeted at informing and training customers and partners about the Linux operating system by conducting training and seminars in cities across North America. This program began in Caldera's third quarter of fiscal 2000 and a second program is planned for the first quarter of fiscal 2001. Caldera also plans to continue to expand its education, training and other services-related offerings and will increase sales and marketing efforts for these programs.

Cost of Revenue

     Cost of Software and Related Products Revenue. Cost of software and related products revenue was $1.0 million in fiscal 1998, $2.4 million in fiscal 1999 and $2.1 million in fiscal 2000, representing an increase of $1.4 million, or 135 percent, from fiscal 1998 to fiscal 1999 and a decrease of $326,000, or 14 percent, from fiscal 1999 to fiscal 2000. On a percentage basis of related revenue, cost of software and related products revenue was 96 percent in fiscal 1998, 86 percent in fiscal 1999 and 67 percent in fiscal 2000. The decrease in the cost of revenue percentage from fiscal 1998 to fiscal 1999 primarily resulted from reduced royalty expenses as a component of product costs as certain third-party software packages were open sourced and the elimination of certain other royalty-bearing components. In addition, the decrease from fiscal 1998 to fiscal 1999 resulted from improved margins on increased volumes.

     The decrease in the cost of software and related products revenue percentage from fiscal 1999 to fiscal 2000 was due to increased efficiencies in the production and fulfillment process as well as from reduced charges for obsolete inventory. During fiscal 1999, the Company recorded an inventory reserve of approximately $267,000 brought about by the over production of finished products in connection with the release of OpenLinux 2.3. During fiscal 2000, the Company recorded an inventory reserve of approximately $43,000 as a result of lower than expected sales of OpenLinux 2.3 and as a result of certain raw materials becoming unusable due to changes in product packaging. The Company has continued to sell OpenLinux 2.3 since the introduction of OpenLinux eDesktop
2.4. None of the reserved inventory will be scrapped, abandoned or disposed of until sales of OpenLinux 2.3 are terminated.

     Cost of Services Revenue. Cost of services revenue was $0 in fiscal 1998, $538,000 in fiscal 1999 and $2.0 million in fiscal 2000, an increase of $1.4 million, or 264 percent, from fiscal 1999 to fiscal 2000. Caldera did not begin to recognize services revenue until fiscal 1999. The negative margin incurred during fiscal 2000 and fiscal 1999 is due to Caldera's hiring of employees and building infrastructure in anticipation of future training and support revenue. In addition, cost of services revenue for fiscal 2000 also includes the costs incurred in connection with the electronic Linux marketplace program. As a percentage of services revenue, cost of services was 194 percent of services revenue in fiscal 1999 and 153 percent of services revenue in fiscal 2000. The marginal improvement from fiscal 1999 to fiscal 2000 was due to increased revenue from services activities. The deficit achieved on services revenue is materially different from the margins on software and related products revenue due to the startup and infrastructure costs being incurred. Upon completion of the server software and professional services groups acquisition, New Caldera expects the margins on services revenue to improve because of the fully-developed support services group in place.

     Write-off of Prepaid Royalties. During fiscal 1996 and 1997, Caldera entered into royalty agreements with a supplier pursuant to which Caldera prepaid royalties of approximately $2.1 million. During fiscal 1998, Caldera asserted that the supplier breached the terms of the royalty agreements and determined that the remaining prepaid royalties, in the amount of $1.4 million, were impaired and accordingly Caldera wrote off the remaining balance. Management determined the asset was impaired because its value was tied to the intellectual property value of the licenses Caldera had purchased. The vendor breached the terms of the contract in management's view, when it open sourced some of the related software. When the vendor decided to open source the software, the licenses Caldera had purchased had no value in relation to that software. Additionally, Caldera discontinued the development of a product related to the licensed software resulting in the complete impairment of the prepaid asset. Management determined that any attempt to pursue legal action against the supplier would be costly and uncertain given the resources required to pursue such an action and the uncertainties relating to interpreting the royalty agreements.

Operating Expenses

     Sales and Marketing. Sales and marketing expenses were $2.2 million in fiscal 1998, $4.8 million in fiscal 1999 and $14.8 million in fiscal 2000, representing an increase of $2.5 million, or 114 percent, from fiscal 1998 to fiscal 1999 and an increase of $10.0 million, or 209 percent, from fiscal 1999 to fiscal 2000. Sales and marketing expenses represented 210 percent of total revenue in fiscal 1998, 156 percent of total revenue in fiscal 1999 and 345 percent of total revenue in fiscal 2000. During fiscal 2000 and fiscal 1999, Caldera significantly expanded its internal sales and marketing staff as well as increased its marketing programs and campaigns, advertising, channel and marketing development and trade show participation. Sales and marketing expenses are expected to continue to increase in the future, and upon consummation of the server software and professional services groups acquisition in an effort to increase awareness of Linux, Unix and combined products and related offerings.

     Research and Development. Research and development expenses were $1.5 million in fiscal 1998, $2.3 million in fiscal 1999 and $5.0 million in fiscal 2000, representing an increase of $813,000, or 55 percent, from fiscal 1998 to fiscal 1999 and an increase of $2.7 million, or 115 percent, from fiscal 1999 to fiscal 2000. Research and development costs represented 141 percent of total revenue in fiscal 1998, 76 percent of total revenue in fiscal 1999 and 116 percent of total revenue in fiscal 2000. The increase in research and development expenses from fiscal 1998 to fiscal 1999 and from fiscal 1999 to fiscal 2000 was due to an increased investment in the number of software developers, quality assurance personnel and outside contractors to support Caldera's product development and testing activities including the development of training courses and technical support offerings.

     General and Administrative. General and administrative expenses were $1.8 million in fiscal 1998, $1.7 million in fiscal 1999, and $6.4 million in fiscal 2000, representing a decrease of $51,000, or 3 percent, from fiscal 1998 to fiscal 1999 and an increase of $4.7 million, or 268 percent, from fiscal 1999 to fiscal 2000. General and administrative expense represented 170 percent of total revenue in fiscal 1998, 57 percent of total revenue in fiscal 1999 and 150 percent of total revenue in fiscal 2000. General and administrative expenses remained constant from fiscal 1998 to fiscal 1999 as the nonrecurrence of the costs of reorganization of Caldera, Inc. was more than offset by the increase in personnel in fiscal 1999. The significant increase from fiscal 1999 to fiscal 2000 is the result of increased salaries and related personnel costs associated with additional employees in finance, administration, legal, human resources and information systems consistent with our growth in headcount and overall business. Other increases in general and administrative expenses were for increased professional services and facilities costs.

     SCO cost-sharing arrangement. During August 2000 and after entering into the reorganization agreement with SCO to acquire the server software and professional services groups, the Company and SCO agreed that Caldera would reimburse SCO for certain employee payroll and related costs. The costs for which Caldera agreed to reimburse SCO for were related to employees that SCO had identified for termination in a company-wide layoff in September 2000. Caldera viewed these employees as a critical part of the success of the new combined company and SCO agreed to retain the employees if Caldera would reimburse SCO for a portion of their payroll and related costs. At the time Caldera committed to reimburse SCO for these employee costs, the ultimate amount was not determinable and both parties agreed that the amount would be determined prior to the completion of the acquisition. During December 2000, both parties agreed, pursuant to an amendment to the reorganization agreement, that Caldera would reimburse SCO $1.5 million relating to services rendered from August through December 2000. Accordingly, as of October 31, 2000, Caldera has accrued $898,026. The Company will record the remaining $601,974 during the first quarter of fiscal 2001. The actual payment will be made to SCO during Caldera's first quarter of fiscal 2001.

     Non-cash Compensation. In connection with the granting of stock options to employees during fiscal 1999 and fiscal 2000, Caldera recorded deferred compensation of $3.1 million and $6.8 million, respectively. During fiscal 1999 and fiscal 2000, Caldera amortized $409,000 and $5.2 million, respectively, of deferred compensation. Caldera did not record any deferred compensation or amortization during fiscal 1998 as no stock options were granted during fiscal 1998.

Equity in Loss of Affiliate


     Caldera is accounting for its investment in Ebiz using the equity method of accounting. Under the equity method, Caldera recognizes its portion of the net income or net loss of Ebiz in its consolidated statement of operations. For the year ended October 31, 2000, Caldera recognized $224,339 in its statement of operations that represented its portion of Ebiz's net loss since the time of Caldera's equity investment. In addition, because Ebiz had a stockholders' deficit at the time of Caldera's investment, Caldera is amortizing on a straight-line basis, the difference between its portion of the Ebiz net stockholders' deficit and Caldera's basis in the Ebiz common stock. For the year ended October 31, 2000, Caldera recognized $162,656 in its statement of operations that represented this amortization. As of October 31, 2000, Caldera's net investment amounted to $4,957,325. Subsequent to October 31, 2000, Caldera's ownership interest in Ebiz has been diluted to approximately 12 percent as a result of Ebiz issuing new shares in connection with an acquisition and the conversion of convertible securities. As a result of these transactions, on January 5, 2001, Caldera discontinued use of the equity method of accounting for its investment in Ebiz. Caldera will account for the investment as an available-for-sale security in accordance with SFAS 115. Under SFAS 115, Caldera will carry its investment at fair market value using quoted trading prices and will record any unrecognized gains or losses as a component of other comprehensive income (loss). At the date of the change, Caldera reduced the carrying value of its investment to approximately $1.4 million.


Other Income (Expense), net

     Other income (expense), net, which consists principally of interest expense, interest income and other income, was $(1.1) million in fiscal 1998, $(228,000) in fiscal 1999 and $5.5 million in fiscal 2000. The decrease in net expense from fiscal 1998 to fiscal 1999 was primarily the result of decreased borrowings from the Predecessor. After the incorporation in fiscal 1998, Caldera entered into a secured convertible promissory note arrangement with its major stockholder. Caldera borrowed amounts during the last portion of fiscal 1998 and during fiscal 1999 under this agreement. These borrowings were converted into common stock through the exercise of the conversion feature in August 1999. The significant increase from net other expense in fiscal 1999 to net other income in fiscal 2000 was attributed to $3.2 million in total interest income earned on the proceeds from the Series B preferred stock offering, interest earned on the proceeds from the initial public offering and a gain recognized on the sale of the electronic Linux marketplace assets.

Income Taxes

     For fiscal years 1998, 1999 and 2000, Caldera's German subsidiary, Caldera Deutschland, GmbH, incurred income tax expense of $34,000, $35,000 and $81,000, respectively. As of October 31, 2000, Caldera had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $21.5 million that expire at various dates from 2018 to 2020. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of Caldera's net operating loss carryforwards if certain ownership changes have taken place or will take place, as of October 31, 2000, no such ownership changes had occurred.

     Caldera had net deferred tax assets, including net operating loss carryforwards and other temporary differences between book and tax deductions, totaling approximately $15.4 million as of October 31, 2000. A valuation allowance in the amount of $15.3 million has been recorded as of October 31, 2000 as a result of uncertainties regarding the realizability of the deferred tax asset balance.

Dividends Related to Convertible Preferred Stock

     During the year ended October 31, 2000, the Company recorded preferred stock dividends of $12.3 million. The preferred stock dividends were comprised of (i) a warrant that was sold to Egan-Managed Capital, an investor in the Company's Series B preferred stock, by Canopy and (ii) a beneficial conversion feature related to the issuance of 5.0 million shares of Series B convertible preferred stock. The estimated fair market value of the warrant was determined to be $2.3 million using the Black-Scholes option-pricing model, and the value of the beneficial conversion feature was determined to be $10.0 million.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for the last eight quarters. This information has been derived from Caldera's unaudited consolidated financial statements, which, in management's opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this joint proxy statement/prospectus. Caldera has experienced, and expects to continue to experience, fluctuations in operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the operating results for any future period.


                                                               QUARTER ENDED
                         ------------------------------------------------------------------------------------------
                         JAN. 31,   APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,   OCTOBER 31,
                           1999       1999        1999       1999       2000       2000        2000        2000
                         --------   ---------   --------   --------   --------   ---------   --------   -----------
                                                                (UNAUDITED)
                                                               (IN THOUSANDS)
Revenue:
  Software and related
     products..........    $508       $482       $1,008      $775       $395      $1,123      $  631      $  845
  Services.............      30         62           87        98        158         238         557         327
                           ----       ----       ------      ----       ----      ------      ------      ------
     Total revenue.....    $538       $544       $1,095      $873       $553      $1,361      $1,188      $1,172
                           ====       ====       ======      ====       ====      ======      ======      ======

FLUCTUATIONS IN QUARTERLY RESULTS

     Historically, Caldera has experienced substantial fluctuations in revenues from period to period relating to the introduction of new products and new versions of existing products. Upon announcement of an expected release date for new products or upgrades, Caldera often experiences a significant decrease in sales of existing products. Additionally, Caldera often experiences the strongest sales for a new product during the first 30 days after its introduction as it fills advance orders from its distribution partners.

     Our software and related products revenue decreased slightly in the quarter ended April 30, 1999 from the quarter ended January 31, 1999 due to the timing of the release of version 2.2 of OpenLinux, which occurred in late April 1999. As a result of the version 2.2 release, software revenues for the quarter ended July 31, 1999 increased significantly from the prior quarter. Software and related products revenue during the quarter ended October 31, 1999 decreased from the prior quarter in spite of the release of version 2.3 of OpenLinux in September 1999. Sales of version 2.3 were lower than sales of version 2.2 due to version 2.3 including only minor enhancements from version 2.2. The lower sales of version 2.3 continued into the quarter ended January 31, 2000, which resulted in a decrease in software revenue during the quarter ended January 31, 2000 from the prior quarter. Caldera released eDesktop 2.4 during the quarter ended April 30, 2000, and consequently revenue increased from the prior quarter. Caldera did not have a new release during the quarter ended July 31, 2000 when our revenue decreased. Software and related products revenue increased during the quarter ended October 31, 2000 from the prior quarter even though a new product release was not made.

     Services revenue has increased consistently from fiscal 1999 through July 31, 2000 as Caldera has increased its education and training-related offerings, as well as support and consulting services. Services revenue during the quarter ended October 31, 2000 decreased from the prior quarter as Caldera did not have a Linux training program during the October 31, 2000 quarter, but anticipates the training program to occur again during the first quarter of fiscal 2001. Caldera has also increased personnel to promote its services offerings.

     Caldera has incurred operating losses since inception and may never achieve profitability in the future. Management believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, many of which are beyond its control. Factors that may affect quarterly results include:

     - the interest level of electronic solution providers in recommending Caldera's Linux business solutions to end users;

     - the introduction, development, timing, competitive pricing and market acceptance of Caldera's products and services and those of its competitors;

     - changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry in general and in the Linux environment in particular;

     - the magnitude and timing of marketing initiatives;

     - changing business attitudes toward Linux as a viable operating system alternative to other competing systems;

     - the maintenance and development of Caldera's strategic relationships with technology partners and solution providers;

     - the attraction, retention and training of key personnel; and

     - Caldera's ability to manage our anticipated growth and expansion.

     As a result of the factors listed above and elsewhere in the "Risk Factors" section of this joint proxy statement/prospectus, it is possible that in some future periods Caldera's results of operations may fall below management's expectations as well as the expectations of public market analysts and investors. In addition, Caldera plans to significantly increase operating expenses to expand sales and marketing, administration, consulting and training, maintenance and technical support and research and development groups. If revenue falls below management's expectations in any quarter and Caldera is unable to reduce spending quickly in response, operating results would be lower than expected.

ACQUISITION OF THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS


     The acquisition of the server and professional services groups is expected to significantly increase the net revenue and operating expenses of New Caldera for the next twelve months and future periods. Pro forma combined net revenue and operating expenses were $143.5 million and $183.2 million, respectively, for the year ended October 31, 2000 as compared to $4.3 million and $32.3 million, respectively, for Caldera. Upon consummation of the combination, New Caldera is expected to have over 700 employees as compared to Caldera's 178 employees as of October 31, 2000. The results of operations for New Caldera for fiscal 2001 and future periods will also include non-cash charges for the amortization of goodwill and other intangibles of approximately $5.3 million per quarter for the first three years and $3.5 million per quarter for the next two years.



     In connection with the acquisition of the server and professional services groups, New Caldera anticipates additional working capital requirements to fund the acquired operations. During the year ended September 30, 2000, the server and professional services groups used approximately $24.9 million in cash for operating activities. Although New Caldera hopes to reduce employee headcount and generate other cost reductions and efficiencies from the acquisition to minimize the negative impact on working capital, it may not be successful in attaining such cost reductions and efficiencies. Additionally, New Caldera will not acquire certain working capital accounts such as cash, accounts payable or the majority of accounts receivable. As a result, New Caldera will be required to provide all working capital for the initial 30 to 60 days of operations. However, management believes that New Caldera has sufficient available working capital to meet its operating needs for at least the next 12 months.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception as a separate legal entity in August 1998, Caldera has funded its operations primarily through loans from its major stockholder and through sales of common and preferred stock.

     As of October 31, 2000, Caldera had cash and cash equivalents of $36.6 million and working capital of $88.7 million. Increases in cash and cash equivalents and working capital from October 31, 1999 were the result of net proceeds received from the Series B preferred stock offering completed in January 2000, net proceeds received from the initial public offering completed in March 2000 and the sale of Lineo, Inc., common stock to Metrowerks Holdings in September 2000. These increases in cash and cash equivalents have been partially offset by cash used in operations, investments in available-for-sale securities, a $2.0 million cash investment in Evergreen Internet, Inc., and a $3.0 million cash investment in Ebiz Enterprises, Inc.

     Net cash used in operations during the year ended October 31, 2000 was $21.8 million. Cash used in operations was primarily attributed to the net loss of $26.9 million. Caldera also paid $1.25 million to Sun Microsystems, Inc. for certain rights to license software. These uses of cash were partially offset by non-cash compensation of $5.2 million and depreciation and amortization of $580,000. Net cash used in operating activities was $7.6 million in fiscal 1999 and $5.1 million in fiscal 1998. Cash used in operating activities was primarily attributed to the net loss of $9.4 million in fiscal 1999 and $8.0 million in fiscal 1998 offset by non-cash expenses and changes in working capital.

     Investing activities have historically consisted of purchases of property and equipment and certain intangible assets, investments in strategic partners as well as a $15.0 million payment during fiscal 1999 to the Predecessor, in connection with the reorganization of the Predecessor and Caldera's own incorporation. During the year ended October 31, 2000, cash used in investing activities was $47.0 million, of which $102.0 million was used to purchase available-for-sale securities to maximize the yield on available cash balances. Additionally, during the year ended October 31, 2000, Caldera invested $2.0 million in the common stock of Evergreen Internet, Inc., a strategic partner, paid $3.0 million to Ebiz Enterprises, Inc.

for common stock and paid $1.4 million for property and equipment. Capital expenditures totaled $587,000 in fiscal 1999 and $170,000 in fiscal 1998. Additionally, Caldera invested $80,000 in certain intangible technology during fiscal 1999. Historically, the acquisition of property and equipment has been primarily through cash purchases. Management anticipates that Caldera will experience an increase in the level of capital expenditures, lease commitments and investment activities as Caldera grows its operations and completes the acquisition of the SCO server software and professional services groups.

     Financing activities provided $105.3 million during the year ended October 31, 2000. The primary sources of cash during the year ended October 31, 2000 included net proceeds of $29.8 million received in connection with the Series B preferred stock financing completed in January 2000 and net proceeds of $71.8 million received in connection with the initial public offering in March 2000. Caldera also received $3.0 million from a stock subscription receivable.

     Financing activities provided $23.3 million in fiscal 1999 and $4.9 million in fiscal 1998. During fiscal 1999, cash provided by financing activities consisted primarily of $15.5 million of equity funding received from The Canopy Group and $3.0 million of equity funding from MTI Technology Corporation. Additionally, Caldera received $4.8 million from The Canopy Group under a secured convertible promissory note agreement that accrued interest at the prime rate less one-half percent (7.25 percent). Caldera accrued $88,000 in interest associated with these borrowings. These proceeds plus accrued interest were converted to equity during fiscal 1999. In fiscal 1998, cash provided by financing activities consisted primarily of $4.4 million additional borrowings from The Canopy Group that accrued interest at rates ranging from 8.00 percent to 8.50 percent based on the prime rate. Caldera accrued $882,000 in interest associated with these borrowings. Caldera also received $519,000 in equity funding from The Canopy Group upon its incorporation.


     In conjunction with the signing of the reorganization agreement, Caldera agreed to advance $7 million to SCO in the form of a promissory note that matures on either of the closing of the combination or the date of termination of the reorganization agreement. The loan was made on January 26, 2001. If the combination closes, the loan will be treated by New Caldera and SCO as a portion of the cash consideration to SCO for the server and professional services groups. The loan is secured by a first priority security interest in all of SCO's assets and is convertible at Caldera's option into SCO common stock at a price per share of $2.44, the closing price of SCO's common stock on January 26, 2001.


     As of October 31, 2000, Caldera had no outstanding debt obligations. As of October 31, 1999, Caldera had only one debt arrangement for approximately $9,500. As of that date, Caldera had no other bank or other borrowing arrangements in place.

     Caldera's accounts receivable balance increased from $670,000 as of October 31, 1999 to $1.5 million as of October 31, 2000, an increase of $874,000. The increase in accounts receivable relates to an increase in international sales of Caldera's products, which historically have had longer collection cycles than domestic customers. The allowance for doubtful accounts increased from $90,000 as of October 31, 1999 to $312,000 as of October 31, 2000, an increase of $222,000. As a percentage of total accounts receivable, the allowance increased from 11.8 percent as of October 31, 1999 to 16.8 percent as of October 31, 2000, as Caldera increased its general provision for uncollectable accounts as a result of concerns related to certain past due accounts.

     The accrued sales returns and other allowances balance increased from $169,000 as of October 31, 1999 to $364,000 as of October 31, 2000, an increase of $195,000. The increase was to provide for estimated future returns of products by Caldera's distributors, which were subject to return and stock rotation rights. No unusual provisions or modifications were made to the accrued sales returns and other allowances accounts as of October 31, 2000.

     On September 15, 2000, Caldera sold to Ebiz Enterprises, Inc. the rights, title and interest in and to all of the intellectual property and assets comprising Caldera's Electronic Linux Marketplace (the "ELM Assets"). Caldera transferred assets with a net book value of approximately $38,000 as well as cash of $3,000,000 for 4,000,000 shares of Ebiz common stock with an estimated fair value of $6,400,000. Caldera may also receive up to 4,000,000 additional shares of Ebiz common stock, depending on the amount of gross revenue generated by the ELM Assets during the twelve-month period ending December 15, 2001. Immediately after the closing of the transaction, Caldera owned approximately 31 percent of the outstanding voting shares of Ebiz. On an ongoing basis, Caldera will account for its investment in Ebiz using the equity method of accounting. As a result, Caldera will include its proportional share of Ebiz' net income or loss in Caldera's results of operations.

     Management believes that its current cash and cash equivalents and short-term investments will be sufficient to meet capital expenditures and working capital requirements for at least the next twelve months. However, Caldera may need to raise additional funds to support more rapid expansion, respond to competitive pressures, acquire complimentary businesses or technologies or respond to unanticipated requirements. Additionally, Caldera may use cash more rapidly to provide working capital for the SCO server software and professional services groups following the consummation of the acquisition. Management cannot assure you that additional funding will be available in amounts or on terms acceptable to Caldera. If sufficient funds are not available or are not available on acceptable terms, the ability to fund expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", or SFAS 133. SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement, as amended, is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not expect this statement to have a material impact on our results of operations, financial position or liquidity.

     In December 1999, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". This pronouncement summarizes certain of the SEC Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company is required to adopt SAB 101 during the first quarter of fiscal year 2001. Although management is currently evaluating the impact, if any, of SAB 101, management does not presently believe it will have a material impact on the Company's results of operations, financial position or liquidity.

     In March 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation, an interpretation of Accounting Principles Board Opinion No. 25 ("APB 25")". This interpretation clarifies the definition of employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Caldera's products and services are primarily developed in the United States and marketed in North America, and to a lesser extent in Europe and Asia/Pacific regions. As a result, financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because all of the Caldera's revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make its Linux products less competitive in foreign markets.

     Caldera's German subsidiary, Caldera Deutschland, GmbH, performs research and development activities for us. This subsidiary is currently Caldera's only foreign operation. To date, foreign currency fluctuations have had little effect on Caldera's business because only its German subsidiary's contracts, payables and receivables are denominated in a foreign currency. As of October 31, 2000, the assets of Caldera Deutschland were approximately $943,000. All other transactions of Caldera's business are denominated in the U.S. dollar. As time passes and as management sees fit, more transactions in Europe and Asia may be denominated in local currencies. As Caldera expands operations in Europe and Asia, management will continue to evaluate its foreign currency exposures and risks and develop appropriate hedging or other strategies to manage those risks. Management has not revised its current business practices to conform to Europe's conversion to the euro. Caldera has not modified any of its products to address Europe's conversion to the euro. Additionally, Caldera has not engaged in any foreign currency hedging activities.

FOREIGN CURRENCY RISK


     New Caldera intends generally to maintain the foreign offices and operations of the server and professional services groups that are in place at the closing of the combination. As a result of the acquisition of the server and professional services groups, substantial portions of New Caldera's revenue will be derived from sales to customers outside the United States. A substantial portion of this international revenue will be denominated in U.S. dollars. However, a substantial portion of the operating expenses related to the foreign-based sales will be denominated in foreign currencies and therefore operating results will be affected by changes in the U.S. dollar exchange rate in relation to foreign currencies such as the U.K. pound sterling and the Euro, among others. If the U.S. dollar weakens compared to the U.K. pound sterling and the Euro, then operating expenses of foreign operations will be higher when translated back into U.S. dollars and may require additional funds to meet these obligations. New Caldera's revenue can also be affected by general economic conditions in the United States, Europe and other international markets. Historically, the server and professional services groups' operating strategy and pricing take into account changes in exchange rates over time. However, New Caldera's results of operations may be significantly affected in the short term by fluctuations in foreign currency exchange rates.



     New Caldera is aware of the issues associated with the new European economic and monetary union (the "EMU"). One of the changes resulting from this union required EMU member states to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999. On that day, the Euro became a functional legal currency within these countries. During the subsequent two years, business in the EMU member states will have been conducted in both the 25 existing national currencies, such as the Franc or Deutsche Mark, and the Euro. As a result, companies operating in or conducting business in EMU member states have been required to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the Euro. The server and professional services groups have done a preliminary assessment of the impact that the EMU formation is having and will continue to have on both its internal systems and the products it sells and has commenced appropriate actions. New Caldera has not yet determined all of the costs related to addressing this issue, and there can be no assurance that this issue and its related costs will not have a materially adverse affect on New Caldera's business, operating results and financial condition.



     Because the EMU member states fixed the value of their respective national currencies to the Euro, the dispositive exchange rate for determining the effects of foreign currency fluctuation on the results of operations of a U.S. company earning significant revenues from Europe is the U.S. dollar-Euro exchange rate. The overall trend since the adoption of the Euro in January 1999 has been a devaluation compared to the U.S. dollar. Historically, Caldera has not been materially affected by fluctuations in the U.S. dollar-Euro exchange rates because the level of activity denominated in Euros has not been significant. However, New Caldera will have more significant sales in the EMU. If the Euro continues to weaken against the U.S. dollar, New Caldera's sales may be adversely impacted because customers may require additional funds to settle revenue transactions denominated in U.S. dollars or New Caldera may be required to lower prices of its products in countries using the Euro in order to maintain consistent and competitive pricing in foreign locations.

     Historically, the server and professional services groups have entered into forward foreign exchange contracts to hedge foreign currency exposure for underlying assets, liabilities and other obligations. All forward contracts entered into by the server and professional services groups are components of hedging programs and are entered into for the sole purpose of hedging an existing or anticipated currency exposure, not for speculation or trading purposes. New Caldera expects to continue to hedge against the impact of foreign currency fluctuations through the use of forward foreign exchange contracts. There can be no assurance that Caldera will not experience fluctuations in operating results or financial position as a result of these hedging activities.

INTEREST RATE RISK

     The primary objective of Caldera's cash management strategy is to invest available funds in a manner that assures maximum safety and liquidity and maximizes yield within such constraints. A portion of the securities that Caldera invests in may be subject to market risk, which means that a change in prevailing rates or market conditions may adversely affect the principal amount of the investment. To minimize this risk, Caldera will invest in a broad range of short-term fixed income securities with varying maturities. As of October 31, 2000, available-for-sale securities included money market instruments, tax-exempt municipal funds, notes, and bonds, and US government security backed instruments. Caldera does not borrow money for short-term investment purposes.

INVESTMENT RISK

     Caldera has invested in equity instruments of privately-held and public companies for business and strategic purposes. Investments in privately-held companies are included under the caption Investments in the consolidated balance sheet and are accounted for under the cost method as Caldera's ownership is less than 20 percent and Caldera is not able to exercise significant influence over operations. Caldera's only investment to date in a public Company is in Ebiz Enterprises, Inc., which is recorded as Equity Investment in Affiliate. Caldera's investment policy is to regularly review the assumptions and operating performance of these companies and to record impairment losses when events and circumstances indicate that these investments may be impaired. To date, no such impairment losses have been recorded.

           SELECTED FINANCIAL DATA OF THE SANTA CRUZ OPERATION, INC.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The following selected historical financial information of The Santa Cruz Operation, Inc. ("SCO") as of September 30, 1999 and 2000 and for each of the three years in the period ended September 30, 2000 has been derived from audited historical consolidated financial statements and should be read in conjunction with such financial statements and the notes incorporated herein by reference. Historical statement of operations data for periods prior to October 1, 1997 and balance sheet data prior to September 30, 1999, for SCO, are derived from financial statements not incorporated herein by reference. The selected historical financial information of SCO as of December 31, 2000 and for the three months ended December 31, 1999 and 2000 has been derived from unaudited financial statements of SCO, which are incorporated herein by reference. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which SCO considers necessary for a fair presentation of the results of operations for these periods. The results for the three months ended December 31, 2000 are not necessarily indicative of the results to be expected for the entire year.



                                                                                         THREE MONTHS ENDED
                                         FISCAL YEAR ENDED SEPTEMBER 30,                    DECEMBER 31,
                               ----------------------------------------------------   -------------------------
STATEMENT OF OPERATIONS DATA:    1996       1997       1998       1999       2000        1999          2000
-----------------------------  --------   --------   --------   --------   --------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
Net revenues..............     $207,890   $193,660   $171,900   $223,624   $148,923     $53,653       $26,455
Gross margin..............      153,488    138,345    124,804    173,846    107,127      41,821        19,374
Operating income (loss)...      (23,581)   (16,594)   (13,593)    16,373    (51,233)      2,108        (7,656)
Net income (loss).........      (22,414)   (15,170)   (14,665)    16,858    (56,953)      2,875        (7,897)
  Net income (loss) per
     share -- basic.......     $  (0.62)  $  (0.41)  $  (0.41)  $   0.49   $  (1.59)    $  0.08       $ (0.20)
  Net income (loss) per
     share -- diluted.....     $  (0.62)  $  (0.41)  $  (0.41)  $   0.46   $  (1.59)    $  0.07       $ (0.20)
  Shares used in per share
     calculation -- basic...     36,179     36,628     35,817     34,232     35,720      34,713        39,443
  Shares used in per share
     calculation --
     diluted..............       36,179     36,628     35,817     36,402     35,720      41,258        39,443



                                            SEPTEMBER 30,
                         ---------------------------------------------------   DECEMBER 31,
BALANCE SHEET DATA:        1996       1997       1998       1999      2000         2000
-------------------      --------   --------   --------   --------   -------   ------------
                                                                               (UNAUDITED)
Cash and cash
  equivalents and
  short-term
  investments..........  $ 54,831   $ 51,711   $ 51,076   $ 62,844   $26,446     $13,109
Working capital........    61,935     46,164     32,221     44,813    16,654       8,961
Total assets...........   166,807    146,665    131,189    139,284    82,202      63,206
Long-term liabilities,
  net of current
  portion..............     9,332      9,545     12,027     11,094     5,462       5,488
Shareholders' equity...   101,581     81,462     60,135     70,338    31,202      20,101

                   SELECTED FINANCIAL DATA OF THE SERVER AND
                          PROFESSIONAL SERVICES GROUPS
                                 (IN THOUSANDS)


     The following selected historical financial data for the server and professional services groups as of September 30, 1999 and 2000 and for each of the three years in the period ended September 30, 2000 are derived from, and qualified by reference to, the audited carve out financial statements and related notes appearing elsewhere in this proxy statement/prospectus.



     The selected statement of operations data for the three months ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 2000 are derived from unaudited carve out financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, the selected financial data for the three months ended December 31, 1999 and 2000 has been prepared on the same basis as the audited carve out financial statements and includes all adjusting entries, consisting only of normal recurring adjustments, necessary for a fair presentation of the server and professional services groups financial position and results of operations for such periods.


     For purposes of presenting the financial statements of the server and professional services groups, the related operations have been segregated or "carved-out" from the historical financial statements of SCO. Accordingly, the financial statements of the server and professional services groups included in this joint proxy statement/prospectus and the selected financial data present the financial condition and results of operations as if the server and professional services groups had existed as a separate legal entity for all periods presented. The carved-out historical results presented are not necessarily indicative of what would have actually occurred had the server and professional services groups existed as a separate legal entity and any historical results are not necessarily indicative of results that may be expected for any future period.


                                                                                                  THREE MONTHS ENDED
                                              FISCAL YEAR ENDED SEPTEMBER 30,                        DECEMBER, 31,
                               -------------------------------------------------------------   -------------------------
STATEMENT OF OPERATIONS DATA:     1996          1997          1998         1999       2000        1999          2000
-----------------------------  -----------   -----------   -----------   --------   --------   -----------   -----------
                               (UNAUDITED)   (UNAUDITED)                                       (UNAUDITED)   (UNAUDITED)
Net revenues..............      $190,989      $181,915      $162,720     $214,083   $139,632     $50,780       $23,887
Gross margin..............       139,809       128,815       118,239      165,558     98,221      38,976        16,845
Net income (loss).........       (20,640)       (8,508)      (12,576)      19,867    (41,075)      2,072        (1,795)



                                                SEPTEMBER 30,
                        -------------------------------------------------------------   DECEMBER 31,
BALANCE SHEET DATA:        1996          1997          1998         1999       2000         2000
-------------------     -----------   -----------   -----------   --------   --------   ------------
                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                         (UNAUDITED)
Cash and cash
  equivalents.........   $     --      $     --      $   3,517    $  2,223   $    511     $    69
Working capital
  deficit.............      7,295        (6,775)       (14,651)    (14,261)   (13,292)     (7,933)
Total assets..........    102,995        84,553         73,355      70,117     40,051      36,052
Long-term liabilities,
  net of current
  portion.............      6,540         5,787          7,703       7,031      2,020       2,036
Divisional surplus
  (deficit) and
  accumulated other
  comprehensive
  loss................     42,743        24,298          9,161       8,932     (2,201)      1,206
                         --------      --------      ---------    --------   --------     -------

                    SERVER AND PROFESSIONAL SERVICES GROUPS
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     This Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2000 and for the three months ended December 31, 1999 and 2000 should be read in conjunction with the sections of the server and professional services groups' unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus. In addition, the portion of this Management's Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 2000 and for the years ended September 30, 1998, 1999 and 2000 should be read in conjunction with the sections of the server and professional services groups' audited financial statements and related notes included elsewhere in this proxy statement/prospectus.


OVERVIEW


     On August 2, 2000, SCO announced that it had reached an agreement with Caldera under which Caldera would purchase for stock and cash SCO's server and professional services groups. The plan of reorganization was subsequently amended on September 13, 2000, December 17, 2000 and February 9, 2001.



     Under the terms of the reorganization agreement, as amended, Caldera has agreed to purchase the SCO server and professional services groups (the "Groups"), including its employees, products, technology rights and channel resources. In exchange SCO will receive 16 million shares of Caldera common stock, $23 million in cash and a promissory note for $8 million. This promissory note will be payable in 4 equal quarterly installments beginning one year after closure of the transaction. SCO will retain its Tarantella Division. In addition, if the OpenServer line of business of the server and professional services groups generates revenues in excess of specified thresholds during the three-year period following the completion of the combination, SCO will have earn-out rights entitling it to receive 45% of these excess revenues.



     The server and professional services groups operate as a global leader in server software for networked business computing, and the world's leading provider of UNIX(R) server operating systems. The server and professional services groups sell and support their products through a worldwide network of more than 15,000 distributors, resellers, system integrators and OEMs.



     The mission of the server and professional services groups is to create, market and support the server software that system builders choose for networked business computing. SCO believes that server-based network computing, which is based on Internet and web technologies, enables businesses to dramatically improve their customer information flow and business transaction efficiencies. Companies that adopt a server-based network computing model can understand their customers better, reach wider potential markets, bring products to market faster and improve their overall customer satisfaction levels. With server-based computing and products and services of the server and professional services groups, IT professionals can immediately leverage their existing investments, deploy applications faster and dramatically cut the cost of systems administration and management.



     In addition to historical information contained herein, this Discussion and Analysis contains forward-looking statements. These statements involve risks and uncertainties and can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "plans," "future," "may," "will," "should," "predicts," "potential," "continue," "expects," "intends," "believes," and similar expressions. Examples of forward-looking statements include those relating to financial risk management activities and the adequacy of financial resources for operations. These and other forward-looking statements are only estimates and predictions. While SCO believes that the expectations reflected in the forward-looking statements are reasonable, the Group's actual results could differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's expectations only as of the date hereof. SCO undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

NET REVENUES


     The net revenues of the server and professional services groups are derived from software licenses and fees for services, which include engineering services, consulting, custom engineering, support and training. Product license revenues are recognized upon shipment, provided a signed contract exists, the fee is fixed and determinable, collection is probable and returns can be reasonably estimated. An estimate for product returns is made upon recognition of revenue from customers having return rights. For sales through distributors we do not have the data to reasonably estimate returns and therefore recognize revenue when this right elapses, which occurs upon a sale by the distributor.



     Net revenues for the three months ended December 31, 2000 decreased to $23.9 million from $50.8 million in the same period in fiscal 2000. Net revenues for fiscal 2000 decreased to $139.6 million compared to $214.1 million in the same period in fiscal 1999. The fiscal 2001 decline in net revenue performance was worldwide across all geographies and is attributable to fewer large project deals, as well as other market factors. The groups were directly impacted by the reduction in information technology ("IT") investments by companies for application server software and service initiatives. Further, the groups are experiencing the impact of being involved in a protracted transaction involving the sale of the groups. The fiscal 2000 decline in revenue performance is attributable to customer delays and a slower than expected recovery of the customer channel from the impact of Year 2000. Net revenues for fiscal 1999 increased by 32% from $162.7 million in fiscal 1998. The stronger revenue performance in fiscal 1999 was across all geographies and is attributable to several factors including the ease of electronic licensing, increased customer contacts as a result of added sales resources and Y2K upgrade sales. For the three months ended December 31, 2000 and 1999 and for the fiscal years ended September 30, 2000, 1999 and 1998, no single customer accounted for greater than 10% of the net revenues of the server and professional services groups.



     License Revenues. License revenues for the three months ended December 31, 2000 were $20.5 million compared to $46.7 million for the same period of fiscal 2000. License revenues were $124.9 million for fiscal 2000 compared to $199.3 million for the same period of fiscal 1999. The decline in fiscal 2001 is attributed to delays in large project deals as well as the impact of being involved in a protracted transaction involving the sale of the groups. The fiscal 2000 decrease resulted from customer delays due to Year 2000 issues and a slower than expected recovery of the customer channel from the impact of Y2K. License revenue for fiscal 1999 increased by 34% compared to $148.3 million in fiscal 1998. The fiscal 1999 revenue performance is due to strong revenue in all geographies, growing electronic licensing sales, Y2K upgrade sales, and increased customer contacts due to higher sales resources.



     Service Revenues. Services revenues for the three month period ended December 31, 2000 were $3.3 million compared to $4.1 million in fiscal 2000. Service revenues were $14.7 million in fiscal 2000 compared with $14.8 million in fiscal 1999 and $14.4 million in fiscal 1998. The fiscal 2001 decline of $0.8 million was primarily due to customer delays in implementing services. Service revenues represented 14% of total revenue for the first three months of fiscal 2001 compared to 8% of total revenues in the same three month period of fiscal 2000. Service revenues represented 11% of total revenue for fiscal 2000, 7% for fiscal 1999 and 9% for fiscal 1998.


COST OF REVENUES

     The server and professional services groups' overall cost of revenues as a percentage of net revenues can be affected by mix changes in net revenue contribution between product families, geographic regions and channels of distribution, since both price and cost characteristics associated with these revenue streams can vary greatly. The server and professional services groups can also experience fluctuations in gross margin as net revenues increase or decrease since certain costs of revenues including technology, service, product assembly and distribution act as fixed costs within certain volume ranges.

     Cost of License Revenues. Cost of license revenues includes royalties paid to certain software vendors, amortization of acquired technologies, product packaging, documentation and all costs associated with the acquisition of components, assembling of finished products, warehousing and shipping. Cost of license revenues decreased to $3.7 million in the three months ending December 31, 2000 from $6.9 million in the same period of fiscal 2000. Cost of license revenues as a percentage of license revenues increased to 18% for the three month period ending December 31, 2000 from 15% in the same period of fiscal 2000. Cost of license revenues was $22.9 million in fiscal 2000, a decline of 24% when compared to the cost of license revenues of $30.0 million in fiscal 1999. Cost of license revenues as a percentage of license revenues increased to 18% for fiscal 2000 compared to 15% for fiscal 1999. Cost of license revenues was $27.7 million, or 19% of license revenues, in fiscal 1998. The declining cost of license revenues is primarily due to lower sales. The fiscal 2001 and 2000 cost of revenues includes increases as a result of the impact of fixed costs over lower unit sales volume. These fixed costs include technology and overhead costs. This impact is offset by declining material costs resulting from the continuing growth of e-commerce business. The fiscal 1999 percentage decrease resulted from reduced royalty rates and reduced technology costs together with the impact of stable fixed costs over higher unit sales volume. In addition, material costs declined as a result of increasing e-commerce trade.



     Cost of Service Revenues. Cost of service revenues includes documentation, consulting and personnel related expenses associated with providing such services. Cost of service revenues for the three months ended December 31, 2000 decreased by 31% to $3.4 million compared to $4.9 million in the same period of fiscal 2000. Cost of service revenues was $18.5 million for fiscal 2000 as compared to $18.6 million for fiscal 1999 and $16.8 million for fiscal 1998. The fiscal 2001 decline is primarily a result of reduced staffing levels in both the support and professional services organizations due to realignments of these organizations. The fiscal 1999 increase was a result of increased staffing levels in the professional services area as part of an effort by SCO to improve visibility to customers.


RESEARCH AND DEVELOPMENT


     SCO invests in research and development both for new products and to provide continuing enhancements to current products of the server and professional services groups. Research and developments expenses were $4.8 million in the three months ending December 31, 2000, a decrease of 48% when compared to $9.3 million in the same period of fiscal 2000. Research and development expenses decreased 10% to $33.9 million for fiscal 2000 from $37.6 million in the same period of fiscal 1999, which in turn was a decrease of 1% from fiscal 1998 spending of $38.1 million. The decreased spending in both fiscal 2001 and fiscal 2000 is primarily the result of lower labor costs driven by lower headcount as a result of a planned reduction in force and attrition. In fiscal 2000 this decline was partially offset by an increase in spending associated with accelerating development of Unixware 7. Research and development expenses represented 20% of net revenues for the first quarter of fiscal 2001 and 18% in the same quarter of fiscal 2000. Research and development expenses represented 24%, 18% and 23% of net revenues for fiscal 2000, 1999 and 1998, respectively.


SALES AND MARKETING


     Sales and marketing expenses decreased 57% to $10.3 million in the first quarter of fiscal 2001 from $23.8 million for the comparable quarter of the prior year. Sales and marketing expenses represented 43% of net revenues in the first quarter of fiscal 2001 and 47% in the same period of fiscal 2000. Sales and marketing expenses decreased to $73.2 million, or 52% of net revenues, in fiscal 2000 as compared to $92.3 million, or 43% of net revenues, for the same period of fiscal 1999. Sales and marketing expenses were $75.7 million, or 47% of net revenues, in fiscal 1998. The decline in spending in the first quarter of fiscal 2001 is due to lower labor costs as a result of a planned reduction in force and attrition, combined with reductions in sales program costs that vary directly with revenue, including cooperative advertising. The fiscal 2000 decline in spending was due to a decline in sales program costs that vary directly with revenue, including commissions and cooperative advertising. This decline was partially offset by an increase in sales and marketing programs for Unixware products during the year. The fiscal 1999 increase was principally due to an increase in the size of our direct sales force and commissions as well as sales program costs that vary with increased sales.


GENERAL AND ADMINISTRATIVE


     General and administrative expenses decreased by 7% for the first quarter of fiscal 2001 to $2.8 million, or 12% on net revenues, compared to $3.1 million, or 6% of net revenues, in the same quarter of fiscal 2000. For fiscal 2000, general and administrative expenses increased 16% to $13.7 million, or 10% of net revenues, compared to $11.9 million, or 6% of net revenues, in fiscal 1999. Fiscal 1998 general and administrative expenses were $13.0 million, or 8% of net revenues. The fiscal 2000 increase in general and administrative expenses is primarily driven by the transfer of certain staff from other functions due to the divisionalization of SCO. The fiscal 1999 decline was due to the movement of certain staff from other functions.


RESTRUCTURING CHARGES


     Non-recurring charges of $9.9 million were incurred in fiscal 2000 that related to worldwide restructurings undertaken in the second and fourth quarters of fiscal 2000, representing 7% of total net revenues for the fiscal year. The restructuring charges included $6.6 million of severance and benefits, $1.9 million of facilities charges, $0.7 million of technology charges and $0.7 million of fixed asset disposals.



SECOND QUARTER RESTRUCTURING PLAN



     During the second quarter of fiscal 2000, SCO announced and completed a restructuring plan, which resulted in a one-time charge of $5.9 million. SCO restructured its business operations into three independent divisions, each with a separate management team and dedicated development, marketing and sales organizations -- the Server Software Division, the Tarantella Division and the Professional Services Division. SCO believes this reorganization, which was effective April 1, 2000, has created independent focused teams that can pursue revenue in their respective markets. SCO believes that as a result of creating these independent, focused organizations they will be better able to control and measure the success of these businesses. The charge included a reduction in personnel of 70 employees, write-offs of certain acquired technologies, write-offs of certain fixed assets, and elimination of non-essential facilities. Of the $5.9 million charge, $4.6 million related to cash expenditures and $1.3 million related to non-cash charges. The restructuring charge related to cash expenditures included $3.6 million for severance costs and $1.0 million for facilities costs. SCO anticipates that all of the payments, with the exception of the facility lease payment, will be made by the end of fiscal 2001. Included in the non-cash charges were technology write-offs of $0.7 million relating to technology associated with the Unixware 7 product. This technology had previously been capitalized as it had alternative future use. However, in conjunction with the restructuring, certain personnel associated with product development of Unixware 7 were terminated and plans for future development related to this technology were terminated. As a result the technology had no other use and was written off. The disposal of fixed assets was comprised of computer equipment that will no longer be in use due to the reduction in development personnel. The computer equipment was taken out of service and disposed of during the third and fourth quarters of fiscal 2000. The timing of the fixed asset disposals directly corresponds to the time of employee terminations. The write-offs of the computer equipment occurred at the time that the equipment was no longer in use and taken out of service. Depreciation, where applicable, continued on these assets until disposal. The computer equipment was scrapped or sold to the terminated employees. Any gain realized on the sale of these assets was applied to the restructuring accrual. All fixed asset disposals were related to the server division. Included in the facilities charge are amounts relating to the abandonment of certain leased space at the Company's Watford, United Kingdom facility. The space is being reconfigured in preparation for subletting. The restructuring provision includes the estimated costs associated with the reconfiguring and the rent associated with the unoccupied space prior to sublet. The facility closure affected the server group. The Groups expect to recognize total annual savings of $9.4 million from this reorganization beginning in the next fiscal year. The Groups believe they will be better able to control costs and measure the success of their businesses as a result of this reorganization.



     The second quarter restructuring charges affected the server and the professional services groups. The professional services group had $0.1 million of severance costs accrued for the restructuring. The balance of the second quarter restructuring charge of $5.8 million related to the server group. The majority of the reduction in force was in product development for the server group. As of September 30, 2000, a total of 70 positions were eliminated including 66 in the server group and 4 in the professional services group.



     SCO recorded an adjustment to the fiscal 2000 second quarter restructuring provision of $0.9 million in severance costs in the fourth quarter of fiscal 2000. The severance costs were adjusted to reflect changes to the estimated expenses as actual payments were made.



FOURTH QUARTER RESTRUCTURING PLAN



     In the fourth quarter of fiscal 2000, in connection with management's plan to reduce operating expenses, SCO announced a further restructuring plan, which resulted in a one-time charge to the groups of $4.9 million. SCO believes this plan will bring the Group's operating expenses to a level that is sustainable based on the Group's revenues. The restructuring included the elimination of various regional offices in the United States, United Kingdom, Latin America and Asia Pacific. The charge included a reduction in personnel of 163 employees of the server and professional services groups, write-offs of certain fixed assets and the elimination of nonessential facilities. The restructuring charges affect the server group as well as corporate general and administrative areas. Of the $4.9 million charge, $4.7 million related to cash expenditures and $0.2 related to non-cash charges. The restructuring charge related to cash expenditures included $3.9 million for severance costs and $0.8 million for facilities costs.



     The severance charges include elimination of 75 positions in the U.S., 59 positions in the United Kingdom, 16 positions in Europe, 9 positions in Latin America and 4 position in the Asia Pacific region.



     The United States regional facilities and the Watford, United Kingdom leases have been or will be vacated and restored, and subsequently sub-let or terminated by the second quarter of 2001. The remaining international offices are expected to be vacated immediately. The majority of the facility closures relate to the server group. A minor portion of the facility closures relate to the corporate division of SCO and is comprised primarily of the finance and general and administrative functions of SCO's United Kingdom subsidiary. The Groups anticipate that all of the payments, with the exception of the facility lease payment, will be made by the end of fiscal 2001.



     The fixed assets being disposed are made up of computer equipment that will no longer be in use due to the reduction in personnel. The computer equipment will be taken out of service and disposed of at the time of the employee terminations. Depreciation, where applicable, will continue on these assets until disposal. The U.S. assets will be scrapped or sold to the terminated employees. The U.K. assets will be sold at auction during the second fiscal quarter of fiscal 2001, and any unsold assets will be scrapped. Any gain realized on the sale of these assets will be applied to the restructuring accrual. The disposal of fixed assets affects both the server group and the corporate division of SCO. As of December 31, 2000 a total of 163 positions have been eliminated: 91 positions in the server group and 72 in the corporate division of SCO. The corporate division of SCO is allocated to the groups for segment reporting purposes. The Groups expect to recognize total annual savings of $12.7 million from this cost saving measure beginning in the next fiscal year. The Groups believe this will bring their operating expenses to a level that is sustainable based on the Group's revenues.



INCOME TAXES



     In the quarters ended December 31, 1999 and 2000, fiscal 2000, 1999 and 1998, SCO's effective income tax rates were 24% and (52)%, (25)%, 15% and (39)%, respectively. The tax provision for the three months ended December 31, 2000 and 1999 reflects foreign taxes payable. The fiscal 2000 tax reflects the recognition of a valuation allowance against deferred tax assets of $7.8 million and foreign income taxes of $0.5 million. The fiscal 1999 tax provision primarily reflects foreign income taxes, while the fiscal 1998 tax provision reflects losses and expenses without tax benefit for which a valuation allowance has been established. For an analysis of income taxes, see Note 11 of Notes to Consolidated Carve Out Financial Statements.



SEGMENT INFORMATION



     SCO began reviewing its performance on the basis of its three divisions during the third quarter of fiscal 2000. Prior year financial information has been reclassified for comparison purposes and is disclosed in Note 13.



SERVER DIVISION



     Net revenues for the server division for the first quarter of fiscal 2001 decreased 54% to $23.0 million from $49.5 million in the same period of fiscal 2000. Net revenues for the server division were $135.4 million in fiscal 2000, a decrease of 36% when compared to the fiscal 1999 revenues of $211.0 million. In fiscal 1999, net revenues increased by 34% from $157.2 million in fiscal 1998. The decline in revenue performance in the first quarter of fiscal 2001 was worldwide across all geographies and is attributable to fewer large project deals, as well as other market factors, including the impact of being involved in a protracted transaction involving the sale of the division. The fiscal 2000 decline in revenue performance can be attributed to delays in large project deals and customer delays due to Year 2000 issues. The slower than expected recovery of the customer channel from the impact of Year 2000 also impacted the fiscal 2000 revenues for the server division. The fiscal 2000 decline was seen across most geographies worldwide. The increase in revenue performance in fiscal 1999 as compared to fiscal 1998 was attributed to Y2K upgrade sales, increased customer contracts as a result of added sales resources and the ease of electronic licensing. The fiscal 1999 increase was in all geographies.



     Gross margin for the server division for the three months ending December 31, 2000 declined 57% to $17.0 million compared to $39.5 million for the same period of fiscal 2000. Gross margin for the server division declined 40% to $100.1 million for fiscal 2000 from $168.1 million in fiscal 1999. The fiscal 1999 gross margin for the server division increased 43% compared to the fiscal 1998 gross margin of $117.6 million. The decline in gross margin in fiscal 2001 is mainly attributable to lower sales. The fiscal 2000 decline in gross margin is largely due to the lower revenues and stable fixed costs including technology and overhead costs. In fiscal 2001, 2000 and 1999, material costs declined as a result of increasing e-commerce trade. Additionally, the positive gross margin growth in fiscal 1999 can be attributed to the impact of stable fixed costs over higher unit sales volumes.



     The operating loss for the three months ending December 31, 2000 for the server division was $0.2 million, a decline of $3.8 million from the operating income of $3.6 million in the same period of fiscal 2000. The server division's operating loss for fiscal 2000 was $28.2 million, a decline of $56.0 million from the operating income of $27.5 million in fiscal 1999. In fiscal 1998, the server division's operating loss was $8.1 million. The fiscal 2001 loss is primarily due to the reduced revenue levels in fiscal 2001. This was partially offset by lower operating expenses which declined year over year due to lower labor costs caused by a planned reduction in force and higher than normal attrition combined with reductions in sales program costs that vary directly with revenue, including cooperative advertising. The fiscal 2000 loss is a result of reduced revenue levels in fiscal 2000.



PROFESSIONAL SERVICES DIVISION



     Net revenues for the professional services division for the first quarter of fiscal 2001 declined to $0.9 million compared to $1.3 million for the same period in fiscal 2000. Net revenues for the professional services division were $4.2 million in fiscal 2000, an increase of 34% compared to net revenues of $3.1 million in fiscal 1999. Fiscal 1998 net revenues were $5.5 million for the professional services division. The fiscal 2001 decrease can be attributed to customer delays in scheduling services. The fiscal year 2000 growth in professional services revenue can be attributed to the dedicated professional services organization created in fiscal 2000.



     Gross loss for the professional services division was $0.1 million for the three months ended December 31, 2000 compared with a loss of $0.5 million for the same period of fiscal 2000, an improvement of 80%. Gross loss for the professional services division was $1.9 million in fiscal 2000 compared with a loss of $2.5 million in fiscal 1999. The gross margin for the professional services division was $0.6 million in fiscal 1998. The reduction in gross loss in fiscal 2001 is directly attributable to improved control of operating expenses. Additionally, the fiscal 2001 numbers include the transfer of certain staff to general and administrative functions as a result of the creation of SCO's divisions. The reduction in gross loss as a percentage of revenue in fiscal 2000 can be attributed to the relatively constant costs spread over improved revenues. The fiscal 1999 decline is due to the decreased fiscal 1999 revenues.



     The operating loss for the professional services division for the first quarter of fiscal 2001 was $0.9 million, compared to the operating loss of $0.8 million in the same period of fiscal 2000. Operating loss for the professional services division was $4.4 million for fiscal year 2000, compared with $3.7 million in fiscal 1999 and $0.5 million in fiscal 1998. The relatively stable loss in fiscal 2001 reflects improved spending controls offset by lower revenues during the first quarter of the year. The creation of the professional services organization in fiscal 2000 increased the operating expenses of the division for the fiscal year. While the revenue also increased, it did not proportionally offset the increased expenses in fiscal 2000.


FACTORS THAT MAY AFFECT FUTURE RESULTS


     The future operating results of the server and professional services groups may be affected by various uncertain trends and factors which are beyond its control. These include adverse changes in general economic conditions and rapid or unexpected changes in the technologies affecting its products. The process of developing new high technology products is complex and uncertain and requires accurate anticipation of customer needs and technological trends. The industry has become increasingly competitive and, accordingly, the server and professional services groups results may also be harmed by the actions of existing or future competitors, including the development of new technologies, the introduction of new products, and the reduction of prices by such competitors to gain or retain market share. The server and professional services groups' results of operations could be adversely affected if it were required to lower its prices significantly.



     The server and professional services groups participate in a highly dynamic industry and future results could be subject to significant volatility, particularly on a quarterly basis. The server and professional services groups' revenues and operating results may be unpredictable due to shipment patterns. The server and professional services groups operate with little backlog of orders because its products are generally shipped as orders are received. In general, a substantial portion of the revenues of the server and professional services groups have been booked and shipped in the third month of the quarter, with a concentration of these revenues in the latter half of that third month. In addition, the timing of closing of large license contracts and the release of new products and product upgrades increase the risk of quarter to quarter fluctuations and the uncertainty of quarterly operating results. Staffing and operating expense levels of the server and professional services groups are based on an operating plan and are relatively fixed throughout the quarter. As a result, if revenues are not realized in the quarter as expected, the expected operating results and cash balances of the server and professional services groups could be harmed, and such effect could be substantial and could result in an operating loss and depletion of the cash balances of the server and professional services groups.



     The server and professional groups experience seasonality of revenues for both the European and the U.S. federal government markets. European revenues during the quarter ending June 30 are historically lower or relatively flat compared to the prior quarter. This reflects a reduction of customer purchases in anticipation of reduced selling activity during the summer months. Sales to the U.S. federal government generally increase during the quarter ending September 30. This seasonal increase is primarily attributable to increased purchasing activity by the U.S. federal government prior to the close of its fiscal year. Additionally, net revenues for the first quarter of the fiscal year are typically lower or relatively flat compared to net revenues of the prior quarter.

     The overall cost of revenues may be affected by changes in the mix of net revenue contribution between licenses and services, product families, geographical regions and channels of distribution, as the costs associated with these revenues may have substantially different characteristics. The server and professional services groups may also experience a change in margin as net revenues increase or decrease since technology costs, service costs and production costs are fixed within certain volume ranges.


     As of September 30, 1999 the groups carried a partial valuation allowance against gross deferred tax assets to reduce such assets to the amount that was deemed, more likely than not, to be recoverable prior to expiration. The groups considered, amongst other factors, the historical profitability, prior to one off charges, of the groups, projections for future profits and the ability of the groups to use deferred tax assets against these future profits prior to expiration of these assets, the ability of the groups' foreign subsidiaries to utilize their deferred tax assets, and the tax effects of one time charges.



     As at September 30, 2000 and December 31, 2000 the Company reassessed the recoverability of its net deferred tax assets. This analysis was based on revised earnings projections, the substantial net operating losses incurred during fiscal 2000 and the quarter ended December 31, 2000 and the effects of the restructurings undertaken during the fiscal 2000 upon the group's tax structure. As a result of this analysis management determined that it was more likely than not that the net deferred tax asset recorded as of September 30, 1999 would not be recoverable against future earnings prior to expiration. Accordingly the Company has established a full valuation allowance against gross deferred tax assets as of September 30, 2000. This resulted in a charge of $7.8 million to the statement of operations during the year ended September 30, 2000.


     Substantial portions of the revenues of the server and professional services groups are derived from sales to customers outside the United States. A substantial portion of the international revenues of SCO's United Kingdom subsidiary are denominated in U.S. dollars, and operating results can vary with changes in the U.S. dollar exchange rate to the United Kingdom pound sterling. The revenues of the server and professional services groups may be affected by general economic conditions in the United States, Europe and other international markets. The server and professional services groups' operating strategy and pricing take into account changes in exchange rates over time. However, the results of operations of the server and professional services groups may be significantly affected in the short term by fluctuations in foreign currency exchange rates.


     The policy of the server and professional services group is to amortize purchased software and technology licenses using the straight-line method over the remaining estimated economic life of the product, or on the ratio of current revenues to total projected product revenues, whichever is greater. Due to competitive pressures, it is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near future. As a result, the carrying amount of the server and professional services groups' purchased software and technology licenses may be reduced materially in the near future and, therefore, could create an adverse impact on the server and professional services groups' future reported earnings.



     SCO Company is aware of the issues associated with the new European economic and monetary union (the "EMU"). One of the changes resulting from this union required EMU member states to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999. On that day, the Euro became a functional legal currency within these countries. Through December 31, 2001, business in the EMU member states will be conducted in both the 25 existing national currencies, such as the Franc or Deutsche Mark, and the Euro. As a result, companies operating in or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the Euro. SCO has done a preliminary assessment of the impact the EMU formation will have on both its internal systems and the products of the server and professional services groups and has commenced appropriate actions. SCO has not yet determined all of the costs related to addressing this issue, and there can be no assurance that this issue and its related costs will not harm the server and professional services groups' business, operating results and financial condition.


LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents as of December 31, 2000, September 30, 2000 and 1999 were $69,000, $511,000 and $2.2 million, respectively. Historically, SCO has managed cash and cash equivalents on a centralized basis. Cash receipts associated with the server and professional services groups' business except for amounts arising from specific research and development funding contracts have been transferred to SCO on a daily basis and SCO has funded the server and professional services groups' disbursements.



     Net cash provided by (used for) operations during the three months ended December 31, 2000 and the years ended September 30, 2000, 1999 and 1998 was $(4.9) million, $(24.9) million, $28.7 million and $12.5 million respectively. Cash provided by (used for)operations during each of these periods resulted primarily from net losses of $1.8 million and $41.1 million, net income of $19.9 million and net loss of $12.6 million offset by depreciation and amortization of $2.1 million, $12.3 million, $11.3 million and $13.2 million, respectively. Net changes in operating assets and liabilities resulted in a net usage of cash of $5.1 million, $3.5 million and $2.5 million during the three months ended December 31, 2000 and the years ended September 30, 2000 and 1999, respectively, and cash generated of $11.7 million during the year ended September 30, 1998.



     Cash used in investing activities during the three months ended December 31, 2000 and the years ended September 30, 1999 and 1998 was $0.3 million, $4.5 million, $6.8 million and 3.1 million, respectively. Cash used in investing activities was represented by investment in fixed assets and the purchase of software and technology licenses for use with our products.



     Cash provided by (used for) financing activities was $4.8 million, $27.7 million, $(23.2) million and $(5.9) million during the three months ended December 31, 2000 and the years ended September 30, 2000, 1999 and 1998, respectively. This came from advances from (to) SCO totaling $5.3 million, $30.5 million, $(19.5) million and $(3.3) million offset by payments made under capital leases.



     The server and professional services groups have been and will continue to be dependent upon funding from SCO in order to finance losses incurred in operations. Management expects to require additional funding from SCO during the year ended September 30, 2001 and has received a commitment from them to continue funding until that date. There can be no assurance that SCO will provide additional funding after this date. In the event that SCO is unwilling to provide additional funding there can be no assurance that alternative funding will be available on acceptable terms or at all.



     SCO has incurred losses from operations of approximately $7.9 million during the first quarter of fiscal 2001 and $57.0 million during fiscal 2000 and revenues have declined from $53.7 million for the first quarter of fiscal 2000 to $26.5 million for the same quarter of fiscal 2001. Revenues declined from $223.6 million for the year ended September 30, 1999 to $148.9 million for the year ended September 30, 2000 and SCO has an accumulated deficit as of December 31, 2000. These factors have caused SCO's management to evaluate SCO's liquidity and to establish plans to reduce costs, and increase revenues and improve margins. SCO has recently announced cost reduction plans in order to reduce operating expenses to levels consistent with current revenues and is investigating financing alternatives. There can be no assurance that such cost reduction measures will be adequate or such financing will be available, if at all, on terms acceptable to SCO.



     Under the financing commitment with The Canopy Group, SCO entered into a Loan Agreement and a Secured Convertible Promissory Note effective January 8, 2001 for borrowings up to $18.0 million. Drawings on this financing agreement are repayable on December 31, 2001 and bear interest at a rate per annum of 10%. Drawings are collateralized by SCO's tangible and intangible assets and are convertible into common stock at the option of the lender at the closing price of SCO common stock on the date of issuance subject to certain limitations. The unconverted principal is repayable in cash. Further, Caldera

Systems, Inc., has agreed to loan $7.0 million to SCO in the form of a short-term note repayable at the completion of the combination.


RECENT ACCOUNTING PRONOUNCEMENTS


     In November, 2000, the Emerging Issue Task Force ("EITF") issued EITF Abstract No. 00-19 (EITF 00-19), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. EITF 00-19 applies to all freestanding derivative financial instruments that are indexed to, and potentially settled in, a company's own stock and discusses the classification and measurement of these financial instruments. It provides that an entity recognizes all freestanding derivative financial instruments as equity or as either assets or liabilities, and measure those instruments at fair value. The guidance is effective for all new contracts and contract modifications entered into after September 20, 2000. For contracts that exist on September 20, 2000, EITF 00-19 should be applied on June 30, 2001, based on the contract terms then in place. Management is in the process of evaluating the effect this guidance will have on its financial statements.



     In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The groups adopted FIN 44 effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial position or results of operations of the server and professional services groups.



     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financials filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Groups must adopt SAB 101 by the fourth quarter of fiscal 2001. Management believes that the implementation of SAB 101 will not have a material effect on the financial position or results of operations of the server and professional services groups.



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments -- Deferral of the Effective Date of SFAS Statement No. 133 and in June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments -- an amendment of FAS 133, Accounting for Derivative instruments and Hedging Activities. As a result of SFAS No. 137, SFAS No. 133 and SFAS No. 138 will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of these standards did not have a material impact on their financial position and results of operations.

                              BUSINESS OF CALDERA

OVERVIEW

     Caldera enables the development, deployment and management of Linux specialized servers and internet access devices that simplify computing. Our Linux software products and service offerings are specifically designed to meet the complex needs of eBusiness, or business over the internet. During 1999 and 2000, our OpenLinux technology received many awards and recognitions, including Linux Magazine's Emperor Award, Internetweek's Best of the Best, Network World's Blue Ribbon Award, CNET Editors' Choice Award, Highest Rated Linux Distribution by VarBusines in 2000 Annual Report Card, The Linux Show's Best Distribution of Millennium, Linux Journal's Product of the Year award at Comdex and Network Computing's Well-Connected Award for Best Network Operating System. We facilitate the adoption of Linux by providing educational programs designed to help our customers to develop, deploy and administer Linux systems. We embrace the open source model and participate as a key member of many open source, industry standards and partner initiatives, including Linux Professional Institute, Linux Standards Base and Linux International Group. We primarily distribute our products and services through our indirect distribution channel model. Our customers include AST Computers, Cendant, First International Computers, Gates/Arrow, IBM, Ingram Micro, MediaGold, MTI Technology Corporation, Navarre Corporation, Support Net and Tech Data.


     Fiscal information relating to each of our geographic areas for the fiscal years 1998, 1999 and 2000 is presented in Note 14, "Segment Information" of the Notes to our Consolidated Financial Statements, included in this joint proxy statement/prospectus.


INDUSTRY BACKGROUND

     The internet has accelerated the introduction of processes for managing information, providing services and solutions and handling customers and has changed the way software applications are developed and deployed. These processes enable companies to utilize the internet to extend their businesses closer to their customers, partners and suppliers and to communicate more effectively with employees. The internet has also enabled and accelerated a trend towards distributed software applications. With a distributed application, instead of installing and running software on an individual desktop, end-users can access the application from remote locations using the internet. The internet makes the physical location of a software application or service irrelevant to the end-user. Rather than individually installing programs on a number of PCs, businesses can use the internet to allow end users to access a single server maintaining the software. As a result of this trend, application service providers, or ASPs, have emerged. An ASP is a service provider that centrally hosts services and software applications and leases them to companies. These companies can access these applications for a fee through the internet, rather than buying and installing the programs. However, operating under previous computing models, many companies have already invested tremendous amounts of capital in their existing legacy computer systems and applications. Therefore, new software applications must be developed to allow seamless integration between existing legacy systems and applications being offered by ASPs over the internet.

     Another trend in distributed applications is the advent of thin appliance servers, or specialized servers. These specialized servers perform specific applications, such as file and print sharing, secure internet services, backup services and electronic mail services. Companies are realizing that they can deploy efficient, discrete applications on specialized servers and do not need to install massive, costly, multi-functional systems merely to install a new application or add a particular function. Companies have started using specialized servers to administer the new eBusiness software applications that are emerging. Having separate servers for each application improves performance and increases stability, while decreasing overall operating and maintenance costs.

     In addition, the proliferation of information on the internet has driven the need to customize information for individual use. As a result, manufacturers have developed ways to separate the visual elements of a standard PC program from its computing functions, allowing most of the computing function to be performed remotely. This has facilitated the creation of alternative internet access devices for individuals, such as personal digital assistants, internet-capable cellular telephones and television set-top boxes. These internet access devices are far less costly than personal computers and allow more users access to the internet and the ability to participate in eBusiness. internet devices are becoming popular worldwide as a way of getting businesses and consumers connected to the new eBusiness economy.

     The trend towards distributed software applications and specialized servers and the proliferation of internet access devices have increased companies' ability to conduct eBusiness and consumers' access to eBusiness. The dynamic and fast changing nature of eBusiness requires an operating system, the software that enables a computer and its various components to interact, that can change with the accelerated evolution of eBusiness. The optimal operating system must enable companies to connect specialized servers and internet access devices to the internet network to conduct eBusiness. It must be customizable to adapt to the changing software applications environment, shifting hardware infrastructures and emergence of new internet access devices. It must be scalable to accommodate the growing number of users and the ways that they access the internet. The optimal operating system must be highly stable and easy to maintain to minimize overall operating and maintenance costs. It must allow for rapid deployment and development and be easily upgradeable to keep pace with the changing needs of eBusiness. Finally, this operating system must interface with existing systems and embrace open technical and communications standards like Java and extensible mark-up language, or XML, to take full advantage of the internet.


     Linux is an operating system well-suited for eBusiness. The term open source applies to software that has its internal source code open to the public for viewing, copying, examining and modification. As a result, the Linux source code is available for download over the internet. Open source code allows thousands of developers around the world to continually collaborate to improve and enhance the software. The internet has facilitated and greatly enhanced this collaborative environment. Benefits of Linux include:


     - comprehensive internet functionality;

     - flexibility and customizability;

     - high scalability;

     - stability;

     - interoperability with multiple systems and networks;

     - multi-appliance capability, including internet access devices;

     - low acquisition and maintenance costs; and

     - compliance with technical and communications standards.

     Despite these benefits, Linux as an open source system is not without drawbacks. Linux has not yet been widely adopted by business due to:

     - the absence of Linux products tailored for business;

     - the fragmentation of Linux offerings;

     - inadequate education and training;

     - the lack of proper distribution channels for Linux solutions;

     - the lack of technical knowledge and support;

     - difficulty in management and deployment; and

     - the limited number of applications available for use on Linux.

     Historically, business users have lacked a Linux solution that suits their needs. For Linux to fully support eBusiness, a solution must consist not only of advanced technology but also should be enhanced and tailored for business. This solution must promote the benefits of Linux for eBusiness and provide the proper education and training to facilitate adoption. Proper distribution channels are required to facilitate access to the business user. The Linux for eBusiness solution must be able to accommodate business applications and be able to interoperate properly with the diverse environment of internal corporate information systems and the internet. It must have the flexibility to be maintained centrally or managed remotely. Finally, a solution must adhere and conform to commercial standards to incorporate the latest technological advancement and ensure wide acceptance.

THE CALDERA SYSTEMS SOLUTION

     We develop and market software based on the Linux operating system and provide related services that enable the development, deployment and management of Linux specialized servers and internet access devices that simplify computing. We believe that our Linux solution is a comprehensive solution for eBusiness. Key benefits of our solution include:

     Focused business framework. We believe we were the first to tailor Linux open source code from various sources into sound discrete products that are usable, deployable and manageable for eBusiness. Our development team consists of experienced Linux engineers and business professionals. We develop our products by first carefully choosing the Linux features that are the most relevant and useful for eBusiness. Then we assemble the code so that it is logically arranged and works together as seamless applications in which source and binary code match for logic and order. Our products are then tested for quality and performance. This enhances reliability and reduces the need for technical support when used under strenuous business conditions. This process, known as self-hosting, is unique in the Linux community and accounts for the high levels of stability and performance of our products. Our products are also designed to be interoperable with multiple platforms to enable businesses to make efficient use of existing information technology investments.

     Effective distribution channel. We provide products and services to the people who serve the business community. Most of our products that are purchased by corporate information systems departments are sold through our distribution channel to electronic solution providers. We define electronic solution providers to include value added resellers, or VARs, original equipment manufacturers, or OEMs, internet service providers, or ISPs, corporate information technology managers and partners, ranging from independent local technical specialists to large system integrator organizations, that offer value-added solutions for eBusiness. Business customers often rely on solution providers to recommend which technology to purchase. We provide solution providers with products, third-party applications, education, training and tools to effectively facilitate or offer a Linux solution for eBusiness. Solution providers benefit from the lower maintenance and support costs necessary to maintain our Linux solution. We offer our services to solution providers on a worldwide basis.

     Comprehensive product offerings. We believe that our OpenLinux technology is the most advanced for eBusiness. OpenLinux is the technology foundation on which we are able to build multiple products that perform different tasks. Each product has specific components that can be modified. For example, our desktop product can be modified to perform client specific functions such as running business automation applications or accessing the internet as an email client on hand-held appliances. Our server product contains modular components that can be configured to run specialized servers such as an email server or a web site server. We continually enhance the OpenLinux technology through our development centers in Germany and the United States. As a result, we are able to incorporate the latest Linux enhancements or modifications into our products. Our business experience enables us to build relevant business enhancements to Linux through add-on segments of code that connect to the core source code. These enhancements include web administration applications, the Caldera Systems open administration system, and an easy-to-use Linux installation wizard. We also offer our products in multiple language versions.

     Complementary value-added services. In order for businesses to implement our product offerings, we provide a wide range of valuable services. We believe that our service offerings provide significant benefits for eBusiness. These service offerings include:

     - Technical Support -- Our technical support provides assistance during installation and operation of OpenLinux;

     - Consulting and Custom Development -- Our consultants have extensive technological and business knowledge, which allows us to assist our electronic solution provider customers in implementing Linux solutions;

     - Hardware Optimization and Certification -- Our consultants can optimize OpenLinux for a specific hardware platform and provide a rigorous testing and certification process; and

     - Documentation -- We provide consistent and up-to-date documentation on Linux that is not readily available in the open source development community.

     Comprehensive, distribution-neutral education and training. Many companies are delivering different versions of Linux called distributions. We provide a comprehensive distribution-neutral training program for Linux. Our courses focus on educating and training the business community on Linux's benefits for business use. We offer a comprehensive set of courses designed to prepare students to develop, deploy and manage Linux in a business environment, including system, network and internet administration and programming. A student who has successfully completed our courses will be proficient with the leading distributions of Linux. We offer high-quality instructor-led training through our own training center at our headquarters and also offer our educational programs indirectly through our Caldera Open Learning Providers around the world.

     Business community catalyst and open source advocate. We believe we were the first Linux provider to introduce an open source operating system designed for the business environment. By demonstrating to key information technology companies such as Corel and Netscape that open source systems can work well with proprietary systems, we believe that we have sparked the interest of more conservative technology adopters and accelerated acceptance of Linux for business use. We help port, or convert, business applications to the Linux platform and offer ways to incorporate those products into existing systems. We are a major driver of Linux standards based initiatives such as Linux Professional Institute, or LPI, an independent organization dedicated to the establishment of professional certification standards for Linux professionals, and Linux Standards Base, or LSB, an initiative that is designed to standardize application development for the Linux platform. An application that meets all the criteria for LSB should work on all compliant distributions of Linux. If LSB is widely adopted, we believe it will significantly reduce the fragmentation of Linux.

     We fully embrace the open source model and continuously contribute tools and technology to the open source community. We give away CD ROMs containing our Linux operating system at trade shows and allow it to be freely downloaded from the internet to encourage interest. We foster multiple development projects over the internet and help each project progress smoothly.

SOFTWARE PRODUCTS

     We develop, market and support Linux products and solutions specifically designed to meet the complex needs of eBusiness. According to PC Data, during 1999, Caldera was third in sales of Linux operating systems in the United States, both in terms of units sold and aggregate dollar amount. Our products and solutions integrate both commercial and open source software products developed by us and third parties. For example, we have included applications that we have open sourced, such as LInux wiZARD (LIZARD), our award-winning graphical Linux step-by-step installation tool. We apply development and testing procedures to the open source code included in our products similar to those procedures applied to commercial products. This process known as self-hosting is unique in the Linux community and accounts for the high levels of stability and performance of our products. Our rigorous development procedures result in a highly consistent product that enables easier and more rapid customization, integration and support of our solutions. Our products are designed to work both individually and together to provide a rapidly expandable platform as enterprises extend their eBusiness infrastructure.

OpenLinux eDesktop 2.4

     We first released our principal product, OpenLinux, a Linux operating system, in calendar year 1995. In March, 2000, we began shipping our newest update of OpenLinux, OpenLinux eDesktop 2.4. OpenLinux eDesktop 2.4 is an integrated and pre-tested collection of approximately 300 business-relevant third-party software components, which provide for a variety of functions that can be utilized either on a single desktop computer or in a networked environment. We have historically developed OpenLinux for the first-time Linux user, which predominantly has come from a Windows, desktop environment. OpenLinux eDesktop 2.4 is currently available for the Intel and Sun SPARC platforms. Examples of some of the key components of OpenLinux eDesktop 2.4 and the functions they perform include:

              OPEN SOURCE COMPONENTS                           FUNCTION
              ----------------------                           --------
          KDE                                        Graphical desktop
          Linux Kernel (Version 2.2.10)              Operating system core
          LIZARD                                     Installation software
          Netscape Communicator 4.61                 Web browser
          Apache                                     Web server
          Sendmail                                   E-mail routing software

               COMMERCIAL COMPONENTS                           FUNCTION
               ---------------------                           --------
          StarOffice 5.1 (personal edition)          Suite of office applications
          Corel WordPerfect 8.0 (personal edition)   Word processor
          PartitionMagic                             Hard-drive partitioning
          BootMagic                                  Boot-up manager
          Applixware 4.4.2 office suite (trial       Suite of office applications
          version)

OpenLinux eServer 2.3


     OpenLinux eServer 2.3 is targeted at solution providers, system integrators and resellers who provide specialized, thin and high-end servers to their customers. eServer supports server-oriented hardware. It is a component-based server operating system designed for OEMs, solution providers, system integrators and resellers and makes Linux server solutions easy to install, configure and operate. It is readily customizable and, in particular, has been developed for use by AST Computers, Fujitsu and Motorola. OpenLinux eServer 2.3 has been shipped to strategic partners such as Fujitsu, IBM and Motorola and began shipping in late January 2000. Examples of some of the key components of OpenLinux eServer 2.3 and the functions they perform include:



                   COMPONENTS                                FUNCTION
                   ----------                                --------
          Webmin                                   Remote administration tool
          Linux Kernel (Version 2.2.14)            Operating system core
          BIND 8 DNS server                        Domain Name server
          DHCP server                              Configuration Protocol server
          Apache                                   Web server
          Sendmail                                 E-mail routing software
          FTP server                               FTP Server
          INN                                      News Server
          Squid                                    Web proxy server
          PPP                                      Dial-in server
          SAMBA                                    File and print server
          Majordomo                                List management server
          MySQL Database software                  Database software
          IBM Visual Age Java                      Programming language



Volution



     Volution is a comprehensive Linux management solution that reduces the cost of ownership of implementing and managing Linux systems. Volution does so by enabling secure, remote management of multiple Linux systems through a browser. It enables administrators to manage the network with policies, without having to individually manage each system. Volution is distribution-neutral, and designed to work with all major Linux distributions, and provides broad management functions. Volution provides the capabilities for administrators to effectively manage their systems through hardware and software inventory, electronic software distribution, health monitoring of Linux systems, printer configuration and scheduled scripted actions. Volution began shipping in late January 2001.


SERVICES

Linux Education and Training Services

     Our educational programs and products are designed to help our customers learn to develop, deploy and administer Linux systems. Our courses provide preparation for Linux certification tests being provided by the Linux Professional Institute, an independent organization. We provide a comprehensive training program for Linux.

     We provide Linux training through our training center in Orem, Utah and through 94 Caldera Open Learning Providers located in the United States and abroad. Caldera Open Learning Providers are independent centers that we have authorized to provide courses that we have developed. Currently, we offer eight separate courses relating to Linux training and network administration, which are categorized by their educational objective. The three categories of courses we provide allow multiple educational tracks, including:

     - Linux certification;

     - system administration; and

     - Linux developer training.

eBusiness Consulting, Custom Development and Optimization Services

     Our eBusiness consulting services stem from our experience testing and integrating software products to work in a Linux environment. We assist ISVs and solution providers by helping them in creating customized internet solutions which they can then pass along as products and solutions for their customers. Examples of the eBusiness consulting services we provide include:

     - Customization and optimization of our products to support a client's proprietary system or configuration.

     - Assessment services relating to the proposed migration of a client's software for use with Linux.

     - Porting services for customers migrating their software to Linux. Fees are billed on a daily, weekly or monthly basis.

Technical Support

     Customers who purchase OpenLinux products through our distribution channels are entitled to 90 days or five incidents of e-mail or internet technical support at no additional charge. We support solution providers with second-tier support.

     Customers seeking additional technical support directly from us may enter into service agreements that best suit their needs. Examples of our service plans include:

     - yearly unlimited telephone support agreements for $950 per system;

     - yearly unlimited e-mail support agreements for $495 per system;

     - pay-as-you-go support agreements starting at $150 per incident;

     - telephone support for up to 5, 10 or 20 calls ranging in price from $625 to $1,500 per call pack; and

     - 7 day, 24 hour telephone support available at a 50% premium to the base rates.

AWARDS AND RECOGNITIONS

     Caldera Systems and its products have received several recognitions and awards, including:


     - CNET Editor's Choice Award (October 2000);



     - Network World Blue Ribbon Award (September 2000);


     - Linux Magazine's Emperor Award (May 2000);

     - PC ONLiNE Testsieger's (April 2000);

     - a listing in Upside Magazine's Millennium 2000 eBusiness 150 (March
       2000);

     - Andover.net Dave Central's Best of Linux winner (February 2000);

     - Linux Magazine's Cool Product Award (February 2000);

     - PC Direct (Ziff-Davis) Best Buy 2000 award (January 2000);

     - Internetweek's Best of the Best award for best software for 1999 (December 1999);

     - The Linux Show's Best Distribution of Millennium (December 1999);

     - Linux Journal's Product of the Year award at Comdex (November 1999);

     - a listing in PC Magazine's Top 100 Technology Companies That Are Changing the World (October 1999);

     - Linuxworld Editor's Choice Award: Best Client and Distribution (August
       1999);

     - Network Computing's Well-Connected Award for Best Networked Operating System (May 1999); and

     - MikroPC's Product of the Year Award (1999).

CUSTOMERS

     We sell our products primarily through indirect channels. Our customers include:

          AST Computers                                   Ingram Micro
          Cendant                                         MediaGold
          First International Computers                   MTI Technology Corporation
          Frank Kasper & Associates                       Navarre Corporation
          Gates/Arrow                                     Support Net
          IBM                                             Tech Data

     Navarre Corporation and Frank Kasper & Associates each accounted for more than 10% of our revenue in fiscal 1999. Navarre Corporation was the only customer that accounted for more than 10% of our revenue in the year ended October 31, 2000. Substantially all of the revenue we have received from these two parties reflects revenue from sales of our Linux products.

STRATEGIC TECHNOLOGY ALLIANCES

     We have business alliances with key global industry partners, including Citrix Systems, Fujitsu, IBM, Intel, Novell, Oracle and Sun Microsystems. These relationships encompass product integration, two-way technology transfers, channel partnerships and revenue generating initiatives in areas of product bundles, training and education, consulting and third-level technical support for our partners. The objectives of these partnerships include:

     - providing complete hardware and software Linux solutions;

     - licensing our education materials to be used in our partners' training centers;

     - supporting our partners' Linux engineering efforts as well as their end-user customers; and

     - mutually developing our sales and distribution channel by coordinating marketing initiatives in creating demand for our products.

     These relationships are non-exclusive, leaving us opportunities to explore other strategic partnerships on a global level. In particular, in January 2000, we entered into license agreements with Sun Microsystems which allow us to create and commercially distribute applications developed utilizing Java2 Standard Edition for Linux, Java HotSpot Performance engine, EmbeddedJava and PersonalJava for use on the Itanium (Merced), PowerPC, Sun x86, and UltraSPARC processors. These licenses are non-exclusive. In connection with the licenses relating to the Java2 Standard Edition and the Java HotSpot Performance Engine, we paid Sun Microsystems $1.3 million.

     Furthermore, in November 1999, we entered into a contributor agreement with Intel to port OpenLinux products, including OpenLinux eServer, to Intel's IA64 platform. In addition we will be porting the Java Development Toolkit and Java Runtime Environment to the IA64 platform.

INDUSTRY PARTICIPATION

     We participate as a key member of many industry standard, partner and open source initiatives, including the following:

     - Linux Professional Institute, an independent organization dedicated to the establishment of professional certification standards for Linux professionals;

     - Linux Standards Base, a Linux community initiative dedicated to addressing problems and defining standards associated with the many versions of Linux distributions currently in the marketplace;

     - Linux Internationalization Group, a voluntary Linux community working group, of which we are one of the founding members, dedicated to addressing interoperability, internationalization and localization of Linux applications in the international context;

     - IA64 Linux Project, an Intel-sponsored initiative to port the Linux kernel to the Intel Itanium processor;

     - Distributed Management Task Force, an independent organization including most of the largest software and systems vendors in the world, dedicated to creating new standards for computer systems management. We are working with this task force to incorporate into our OpenLinux products commonality standards already in place among enterprise-level businesses; and

     - Java, Sun Microsystem's proprietary software programming language. We plan to incorporate standards that will allow the majority of current Java applications to run on Linux and to provide for developers to create new applications in Java for use on Linux.

SALES, MARKETING AND DISTRIBUTION

     Our focus on Linux for eBusiness enables us to promote the development, deployment, and management of Linux appliances and devices that facilitate the eBusiness infrastructure. Our primary strategy has been to distribute our products and services through our indirect distribution channel model.

     The majority of our revenue comes from distributors. As of October 31, 2000, we had approximately 38 distributors worldwide who purchase directly from us. These distributors in turn sell to approximately 4,000 retail outlets in the United States and approximately 900 equivalent sites internationally. On a worldwide level, we utilize over 700 VARs to promote technology and service integration of our products and solutions to their end-user business customers.

     For the fiscal year ended October 31, 1999, our distributor channel represented 74% of our total software and related products revenue and included distributors such as Frank Kasper & Associates, Ingram Micro, Navarre Corporation and Tech Data, domestically, and MediaGold in Europe. Sales through this distributor channel represented 85% of our total software and related products revenue for the year ended October 31, 2000. We plan to continue to recruit new distributors to introduce OpenLinux technology into new markets, including into foreign countries with language specific products.

     We sell directly to OEM partners, including AST Computers in the United States and First International Computers in Taiwan. These arrangements are typically royalty-based and our revenue is determined by volume of OpenLinux products shipped on our partners' hardware or bundled together in distribution.

     Our marketing efforts support our sales and distribution efforts, promotions and product introductions and include marketing development funds to push OpenLinux products. Pull marketing, apart from delivering quality products and services needed in the marketplace, is focused on branding, solutions, advertising, tradeshows, press releases, white papers and marketing literature. We focus our marketing on public relations and press relations extensively to communicate the progress we are making in the business arena. In particular, our marketing strategy consists of:

     - branding "Linux for eBusiness" through public relations announcements and advertising;

     - announcing technology and solution awards;

     - creating an effective partner program to generate brand awareness and promote our products; and

     - increasing public awareness through speaking engagements at strategic tradeshows and conferences worldwide and participating in technology forums.

     Our web site, www.calderasystems.com, is focused on strengthening our Linux for eBusiness strategy. In addition to allowing visitors to download free software, our web team is expanding our current web strategy of branding, direct sales through our online store and linking customers to channel partners. Through our web site, we plan to join together ISVs, hardware partners, customers, channel players, developers, ISPs and other Linux players who want to connect for business reasons and to generate royalties based on introductions, advertising and transactions.

COMPETITION


     The market for eBusiness solutions is emerging rapidly and is therefore intensely competitive, characterized by rapidly changing technology and evolving standards. We expect competition to increase both from existing competitors and new market entrants. We face direct competition in the area of specialized servers from other providers of solutions for specialized servers. We also face competition from traditional, non-Linux operating systems, other Linux operating systems, technical support providers and professional services organizations.



     Companies currently offering software solutions for specialized servers include Berkeley Software Design, Microsoft and a joint venture involving SCO and Compaq. Cygnus Solutions, VA Linux and Wind River provide similar solutions embedded into their hardware offerings. In addition, Sun Microsystems has announced plans to open source its Solaris Unix operating system in an attempt to attract more developers to the platform. Many of these competitors are large, well-established companies with significantly greater financial resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brands and products.


     Companies currently offering competitive non-Linux operating systems include providers of hardware-independent multi-user operating systems for Intel platforms, such as Microsoft, IBM and Novell. They also include providers of proprietary versions of the UNIX operating system, such as AT&T, Compaq, Hewlett-Packard, IBM, Olivetti, Sun Microsystems and Unisys. These competitors often bundle their operating systems with their hardware products, creating an additional barrier for us to overcome in penetrating their customer bases. There are also significantly more user applications available for competing operating systems, such as Windows NT and UNIX, than there are for Linux operating systems.


     In the Linux operating system market, our competitors include Corel, MacMillan, Red Hat, SuSE and TurboLinux. In addition, IBM and Sun Microsystems have announced plans to invest significant resources into the development of Linux. Several of these competitors have established customer bases, strong brand names and continue to attract new customers. Red Hat, in particular, has had more visibility and a stronger brand. In addition, this market is not characterized by the traditional barriers to entry that are found in most other markets, due to the open source nature of our products. For example, anyone can readily download the Linux kernel and packages from the internet, optimize and add value to it, and thereafter market their own version of the Linux operating system. Similarly, anyone can copy, modify and freely redistribute the open source components of OpenLinux. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our product, however, is specifically suited for and targeted toward the requirements of business. In addition, our education and training program is more pervasive and our distribution channel is more developed and mature. We believe that these three key advantages give us a competitive advantage in the Linux operating system market.

     We also compete for service revenue with a number of companies that provide technical support and other professional services to users of Linux operating systems, including some original equipment manufacturers with which we have agreements. Many of these companies have larger and more experienced service organizations than we do. We also may face competition on this front from companies with larger customer bases and greater financial resources and name recognition, such as Corel, Cygnus Solutions and Sun Microsystems, which have indicated interest in the Linux operating systems market.

     Based upon these market factors, we believe that the most significant criteria affecting the competitive landscape for our products include:

     - networking capability;

     - distribution strength;

     - market perception of vendor;

     - education and training;

     - ease of customization;

     - commercial development process;

     - product performance, functionality and price;

     - education and training;

     - ease of use;

     - breadth of hardware compatibility;

     - quality of support and customer services;

     - strength of relationships in the open source community; and

     - availability of user applications.

     We believe that we compete favorably with many of our competitors in a number of respects, including product performance, functionality and price, networking capability and breadth of hardware compatibility. To solidify and improve our competitive ability, our near-term strategy is to strengthen our existing strategic relationships and enter into new ones in an effort to enhance our name recognition, expand our distribution capabilities and attract more attention to the open source movement, which in turn should create additional incentives for software developers to write more applications for OpenLinux.

     Additionally, although the Linux and Unix operating systems have in the past been competing products, the server and professional services groups will provide us with an international and domestic, multi-tiered distribution channel, and an extensive international infrastructure that could accelerate our ability to market Linux technologies in foreign markets. We believe that these additional distribution opportunities will provide us with additional markets to offer Linux domestically and internationally. We believe that these opportunities will prevent the potential competitive effects of offering both Linux and Unix from being material to us.

SOFTWARE ENGINEERING AND DEVELOPMENT

     We have invested and will continue to invest in the development of innovative new product features and technologies in response to the evolving market for Linux solutions and input from key customers. We seek to deliver consistently strong Linux products targeted at specific usage as opposed to the more traditional one-size-fits-all Linux distribution in which the customer may be required to re-build the kernel to attain the proper configuration. This product segmentation of eServer and eDesktop allows us to tailor the delivery of the product to work optimally as installed off the CD, yet continue to provide customization, one of the essential values of Linux.

     One of our key strategies has been to focus on identifying and removing the traditional barriers for mass deployment of Linux operating systems (e.g., installation, system configuration and management). The delivery of the award-winning LIZARD installation system, initially shipped in OpenLinux 2.2 in April 1999, successfully paved the way for a much broader base of users to experience Linux with a much lower learning curve. Going forward, we intend to continue to apply this philosophy as we work toward addressing the broader issues of system configuration management and administration, specifically as it pertains to the deployment of eServer-based information appliances and eDesktop platforms. Our latest component of this architecture, the LUI (Linux Unattended Install) was developed in cooperation with a large European University to allow many systems (eServer or eDesktop) to be installed and upgraded without requiring direct user interaction. We intend to introduce new components with each subsequent product.

     Our major commitment in the area of research is how to extract the management aspects of individual systems, new and legacy applications to enable the deployment, management and administration of platforms and applications to be handled from anywhere on the network. Leveraging Linux, open source and open standard technologies is a way of providing necessary infrastructure components. We believe that contributing back to Linux much of our research will facilitate more of an industry standard as well as industry cooperation.

     Our product development process is modeled to standard, commercial software engineering practices. We apply these practices to both documentation and procedures to ensure consistent product quality. As a result, we are able to offer our platform products to OEM customers in several configurations without significant effort. We are also able to move our platform products efficiently to new processor platforms as new business opportunities arise.

     As of October 31, 2000, we employed an in-house engineering staff of 63 in addition to maintaining a contract consulting arrangement with a Japanese firm for product development needs specific to the Japanese market. The engineering staff consists of two primary teams, the U.S. Engineering group located near corporate headquarters in Utah and the European group located in Erlangen, Germany. Our staff members possess a broad range of both Linux and other industry experience.

INTELLECTUAL PROPERTY

     Our success depends significantly on our ability to protect our trademarks, trade secrets, and certain proprietary technology. To accomplish this, we rely primarily on a combination of trademark and copyright laws and trade secrets. We also require that our employees and consultants sign confidentiality and nondisclosure agreements. We generally regulate access to and distribution of our documentation and other proprietary information.

     Certain components of OpenLinux have been developed and made available for licensing under the GNU General Public License and similar licenses, which generally allow any person or organization to copy, modify and distribute the software. The only restriction is that any resulting or derivative work must be made available to the public under the same terms. Therefore, although we retain the copyrights to the code that we develop ourselves, due to the open source nature of our software products and the licenses under which we develop and distribute them, our collection of trademarks constitutes our most important intellectual property.

     We own the registered trademark "CALDERA(R)" and also have license rights relating to "CALDERA SYSTEMS(TM)", a pending trademark application. In September 1999, the United States Trademark Office, or USTO, rejected our applications for "OpenLinux(TM)" and "Linux for Business(TM)". We filed our response with respect to the rejection of the "OpenLinux" trademark on March 28, 2000. Our trademark application for "Linux for Business" was suspended on April 24, 2000, pending disposition of prior applications. We have recently been informed by the USTO that resolution of these applications will remain pending until a determination has been made by the USTO as to the treatment of LINUX related trademark applications generally. In Europe, our application for registration of the trademark "OpenLinux(TM)" has been approved by the European Community Trade Marks Office.

     Despite our efforts to protect our trademark rights, unauthorized third parties have in the past attempted and in the future may attempt to misappropriate our trademark rights. We cannot be certain that we will succeed in preventing the continued misappropriation of our tradename and trademarks in these circumstances or that we will be able to prevent this type of unauthorized use in the future. The laws of some foreign countries do not protect our trademark rights to the same extent as do the laws of the United States. In addition, policing unauthorized use of our trademark rights is difficult, expensive and time consuming. The loss of any material trademark or trade name could have a significant negative effect on our business, operating results and financial condition.

     We do not believe that our products infringe the rights of third parties. However, our products are comprised of many distinct software components, developed by many independent parties, and therefore third parties have in the past asserted, and may in the future assert infringement claims against us which may result in costly litigation or require us to obtain a license to third-party intellectual rights. There can be no assurance that such licenses will be available on reasonable terms or at all, which could have a negative effect on our business, operating results and financial condition.

GOVERNMENT REGULATION


     Our success depends on the Linux operating systems industry, which in turn depends on increased use of the internet for eBusiness and other commercial and personal activities. Laws and regulations have been proposed in the United States and Europe to address privacy and security concerns related to the collection and transmission of information over the internet. The United States Congress recently enacted internet laws regarding children's privacy and the transmission of sexually explicit material. The Federal Trade Commission, or FTC, may reconsider regulations that may require companies to:


     - give adequate notice to consumers regarding information collection and disclosure practices;

     - provide consumers with the ability to have personal, identifying information deleted from a company's database;

     - clearly identify affiliations or a lack thereof with third parties which may collect information or sponsor activities on a company's website; and

     - obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

     Under the proposed FTC regulations, businesses that violate the regulations could face monetary fines. At the international level, the European Union, or EU, has adopted a directive that imposes restrictions on the collection and use of personal data from individuals in EU member countries. This EU directive could affect internet businesses elsewhere that have users in one or more EU member countries.

     The proposed FTC regulations, if adopted, or the EU directive, as adopted, could adversely affect the ability of internet businesses to collect demographic and personal information from users, which could have an adverse effect on the ability of internet businesses to target product offerings and attract advertisers. Any of these developments could harm the results of operations and financial condition of internet businesses and impair the growth of the internet.

     In addition to government regulations related to internet privacy concerns, it is possible that any number of additional laws and regulations may be adopted with respect to the internet covering issues such as obscenity, freedom of expression, pricing, content and quality of products and services, copyright and other intellectual property issues and taxation. As an example, a number of proposals have been made at the federal and local level and by various foreign governments to impose taxes on the sale of goods and services and other internet activities. Recently, the U.S. Internet Tax Information Act was enacted, which places a three-year moratorium on new state and local taxes on internet commerce. However, the moratorium does not prevent the U.S. federal government or foreign governments from adopting laws that impose taxes on internet commerce.


     The law of the internet still remains largely unsettled, even in areas where legislative action has already been undertaken. The passage of new laws or changes to existing laws intended to address use of the internet could create uncertainty in the marketplace, increase the cost of doing business on the internet, increase legal liabilities from doing business on the internet or in some other manner have a negative impact on internet commerce and substantially impair its growth. In addition, the growth and development of the market for online commerce may initiate more stringent consumer protection laws, both in the United States and abroad which may impose additional restrictions on companies conducting business online.


     Since many of our customers conduct much of their business over the internet, if use of the internet decreases, our customers may see a decreased demand for their products. In that event, our customers may purchase fewer licenses for our products, which would cause our license and services revenue to fall.

EMPLOYEES

     As of October 31, 2000, we had a total of 178 employees. Of the total employees, 63 were in software engineering, 50 in sales and marketing, 19 in customer service and technical support, 11 in operations and 35 in finance and administration. From time to time we also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations. Our employees are not represented by any labor union and are not subject to a collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

     Our principal executive office is currently located in Orem, Utah where we lease approximately 45,531 square feet of office space. Our annual rental expense under the lease is approximately $664,080. We also occupy an additional office facility in Orem, Utah, under a lease that costs $8,990 per month and occupy 5,544 square feet of warehouse space in Orem, Utah, under an 18 month lease that costs approximately $32,000 per year. Our German subsidiary occupies 3,375 square feet in Erlangen, Germany under a five-year renewable lease for approximately $4,880 per month. This lease expires September 1, 2004, and additional space is available under similar terms. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future requirements.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

              BUSINESS OF SERVER AND PROFESSIONAL SERVICES GROUPS

OVERVIEW

     The server and professional services groups operate as a global leader in server software for networked business computing, and the world's leading provider of UNIX server operating systems. The business of the server group originated over 20 years ago at AT&T and focuses on developing and marketing proprietary UNIX server software that runs on standard Intel hardware systems. The server group supplies the system software for approximately 37% of all UNIX servers for all hardware platforms. The professional services group complements the server group and provides professional services to implement and maintain UNIX system software products.

THE SERVER AND PROFESSIONAL SERVICES SOLUTION

     The server and professional services groups' mission is to create, market and support the server software that system builders choose for networked business computing. The server and professional services groups believe that server-based network computing enables businesses to improve their customer information flow and business transaction efficiencies. Key elements of the groups' strategy are:

     - Leverage large global installed base;

     - Effective distribution channel;

     - Focussed product offerings; and

     - Leverage professional services to complement server product line.

The server and professional services groups believe that companies that adopt a server-based network computing model can understand their customers better, reach wider potential markets, bring products to market faster and improve their overall customer satisfaction levels. With server-based computing and products and services, IT professionals can immediately leverage their existing investments, deploy applications faster and dramatically cut the cost of the systems administration and management.

     The server products are used by enterprises of all sizes. These enterprises and their characteristic usage of server products are divided into the following market segments:

     - Small to Medium Enterprise -- Processing which is confined to one or a few small servers, typically in a single physical location per small or medium sized enterprise;

     - Replicated Site -- Processing which is replicated onto many small servers within a large enterprise, typically located across hundreds or thousands of physical sites in a given enterprise; and

     - Large Enterprise -- Processing which is shared across one or a few medium to large sized servers (or clusters of servers) for use by many people across an entire large enterprise and/or between many people across several enterprises.

The Server Group's Large Installed Base


     The server group has a large installed base of over 2 million licensees worldwide, which include small to medium enterprises, replicated sites, and large enterprises.


     Small to medium enterprises provide the server and professional services groups with many opportunities to gain a major market share in vertical market places such as pharmacies, lumber merchants or building access control systems.

     Replicated sites produce recurring revenue stream from upgrades and incremental systems deployment. Once the initial contract is awarded, there are also incremental opportunities to add new systems to augment capabilities of the user's network, including e-business applications and other new product features. Since the sites are dispersed and there is a need for high reliability with low operator invention, these customers are less inclined to change the system basis.

     SCO operating systems have also been in-built into many products such as voice mail systems, telephone switches and badge or ticket readers. A characteristic of this market is very slow adoption of alternative technologies. Once development of a product is complete, the systems will often have a marketing life of many years. These in-built systems continue to provide a regular source of revenue and potential for new solutions with existing customers. Examples of these systems include:

     - Private telephone exchanges from Siemens and Lucent;

     - Voice mail systems from Lucent;

     - Voice response systems from Wildfire;

     - Cable television controllers from Scientific Atlanta; and

     - Automobile testers from BMW.

     When SCO acquired the UNIX business from Novell in December, 1995, it also assumed the legacy of many systems installed over the years by companies such as Unisys, ICL, Olivetti, NCR and Siemens. Many of these systems were upgraded during the year 2000 conversion process to SCO Server products and have now transitioned to become server group customers. The group believes these customers will continue to provide steady streams of revenue for many years.

SERVER PRODUCTS

     The server group is a vendor of UNIX operating systems for Intel-based computers and serverware, networking software, development tools, and utilities to be used with SCO UNIX operating systems. Server products are primarily used on computers, which support the integration of information, communication and processing from more than one person. These products are used as a system software environment for the support of application software, whether the applications are processed on a single computer, within a cluster of computers, or across a network of computers.

UnixWare 7

     The UnixWare 7 operating system is designed to support distributed network computing on Intel processor-based servers. Running on the new generation of "enterprise-class" Intel processors, UnixWare 7 delivers power, value and versatility to businesses of all sizes, permitting companies to simplify and increase business operations and better understand customers' needs.


SCO OpenServer



     The SCO OpenServer system is one of today's leading UNIX server operating system for Intel processor-based platforms. Businesses use SCO OpenServer systems to simplify and speed business operations, better understand and respond to their customers' needs, and achieve a competitive advantage. SCO OpenServer systems are exceptional at running multi-user, transaction-based DBMS and business applications, communications gateways, mail and messaging servers in both host and client/server environments. SCO OpenServer Release 5 combines minicomputer-level reliability and availability with the Intel platform's exceptional price/performance, value and flexibility. Unlike other advanced operating systems, SCO OpenServer Systems revolutionize business productivity without obsoleting existing business critical systems, applications or data. Designed expressly for business critical computing, SCO OpenServer systems deliver what today's organizations are seeking -- exceptional value and price/performance, extensive networking with existing LANs and WANs, easy integration with Windows desktops, built-in Internet access and services, simplified administration and management, and outstanding scalability for long-term growth.

SCO OpenServer Operating Systems



     SCO OpenServer Enterprise System -- In addition to the critical business applications, SCO OpenServer Enterprise System reliably provides a variety of network services including file and print services for both UNIX(R) and Windows systems, E-mail services, web services, Internet connectivity, and calendar services.



     SCO OpenServer Host System -- The SCO OpenServer Host System is an excellent platform for delivering highly reliable, non-networked multi-user solutions.



     SCO OpenServer Development System -- The SCO OpenServer Development System is comprised of a core set of development tools that can be easily augmented with over 200 third-party products to create the most robust and efficient development environment.



     SCO OpenServer Desktop System -- The Desktop System excels at running client-side, transaction-based applications, accessing databases and networked information, and providing file/resource sharing and communications across a range of peer, server and host environments.


PROFESSIONAL SERVICES

     The group primarily offers the following services:

     - Consulting. These services include assessment services to help a customer understand and identify its needs and strengths prior to the use of the Server products, and assisting customers in developing complete solutions for their needs.

     - Custom software development. These services typically involve customizing the products sold to a customer to support a customer's proprietary system or configuration.

     - Optimization. These services typically involve configuring a customer's system and the products sold to the customer to reach an optimal operating efficiency for the customer's system as a whole.


     - Technical support. Customers seeking technical support from the group may enter into service agreements that best suit their needs. These service agreement plans are designed to give customers the ability to receive direct support from our teams at pre-determined pricing and service levels.


CUSTOMERS

     The server group's largest customers purchase their products through indirect channels. Typical customers include:

          Agriculture Bank -- China                       KFC
          Abbey National Bank                             Kmart
          BMW                                             Lufthansa
          CVS                                             Pep Boys
          Daimler-Chrysler                                Pizza Hut
          French Telecom                                  Polish Police

     Many of the professional services projects have been with world class companies such as the Nasdaq, Kmart and Italian Telecom. None of the server or professional services groups customers accounts for more than 10% of the groups' revenues for any fiscal period.

SALES, MARKETING AND DISTRIBUTION

     The server group sells to small and medium enterprise purchasers through a worldwide network of more than 15,000 distributors, resellers, system integrators and OEMs. The server group sells to replicated site and large enterprise purchasers through a collaboration between the group's own field sales and system engineering staff and the corresponding staffs of OEMs, large value added resellers, or system integrators.

     The sales channel is global. In addition to the North American and Western European countries, the server group also operates in Eastern Europe, India and China. The management and support of the channel partners is a key core competence for the server group. The group makes investments in channel education, information dissemination and lead generation.

     The server group also sells to OEMs and has a strong working relationship with a number of the major Intel system builders such as IBM, Compaq, ICL/Fujitsu, Siemens and Unisys. Each of these OEMs has their own channels of distribution. The server group has developed programs that allow the OEMs to work with the server group to mutually support both distribution channels.


     The professional services group sells to customers through a combination of referral sales from the server group and dedicated direct sales effort.


     Server marketing supports the sales activity of both the direct SCO sales team and the sales forces of our channel partners. Activities include product introductions, promotions, training and distribution of product information, as well as direct programs that focus on branding, solutions, advertising, tradeshows, press releases, and marketing literature. Marketing activities are often collaborative efforts with OEMs, independent hardware vendors, independent software vendors, distributors, value added resellers, system integrators, education centers and support centers.

COMPETITION

     Throughout its long existence the server group has always had many fierce competitors. These have included AT&T, Novell, SUN Solaris, Interactive systems and of course Microsoft. Most recently, the two major competitive alternatives to SCO's UNIX products have been Microsoft NT and Linux. While SCO believes that the server groups' products retain a competitive advantage in a number of targeted application areas, both of these competitors are restricting the overall market available to SCO products, including some markets where SCO has been successful in the past.

ENGINEERING AND DEVELOPMENT

     The server group has invested and will continue to invest in the development of new products and new features for existing products. The development team includes the successors to the original Bell Labs team that originally developed UNIX over 25 years ago. The development process is modeled to standard, commercial software engineering practices. These practices are applied to both documentation and procedures. As result, products can be offered on several operating platforms without significant additional efforts and with relatively quick adaptation times for new technologies. While most products and features are developed in-house, some modules, and base technologies are licensed from third parties and integrated into the final products.

     The professional services group maintains strict standards of quality and procedures by employing industry "best practices." The development teams seek to deliver their services as modules or productized services that are easily replicated for different customers in different applications.


     As of December 12, 2000, the development team consists primarily of 108 employees, located in Murray Hill, New Jersey and Santa Cruz, California.


INTELLECTUAL PROPERTY

     The success of the server group largely depends on the ability to protect trademarks, trade secrets, and certain proprietary technology. To accomplish this, the group relies on a combination of trademark and copyright laws and trade secrets. Both the server and professional services groups also require their employees and consultants to sign confidentiality and nondisclosure agreements.


     SCO also owns the trademark rights to "OPENSERVER" and "UNIXWARE" in the United States and other jurisdictions. On or around May 23, 2000, SCO was made aware that X/Open (the owner of the UNIX trademark) filed a cancellation action against SCO's UnixWare trademark registration in Japan. On July 4, 2000, SCO, through its trademark counsel in Japan, Tani & Abe, submitted arguments to the Japanese Patent Office in response to the cancellation. On October 10, 2000, the Japanese Patent Office rendered its decision that SCO's UnixWare trademark registration should be maintained. On or around May 23, 2000, SCO was made aware that a joint opposition action had been filed by X/Open (the owner of the UNIX trademark) and Novell against our European Community Trademark Application. The parties requested and received an extension to the cooling off period, which was extended to November 17, 2000. X/Open has been granted the opportunity to submit further facts, evidence or arguments in support of the opposition on or before January 17, 2001. SCO must submit, through its trademark counsel in the UK, Clifford Chance, its observations in reply on or before March 17, 2001, which period may be extended to ensure that SCO has at least two full months to respond to any new material submitted by X/Open. The parties requested and received an additional extension to the cooling off period, which was extended to March 17, 2001.


     Despite efforts to protect trademark rights, unauthorized third parties have in the past attempted and in the future may attempt to misappropriate these trademark rights. There is no certainty that the continued misappropriation of the trademarks can be prevented or enforced. The laws of some foreign countries do not protect these trademark rights to the same extent as do the laws of the United States. In addition, policing unauthorized use of these trademark rights is difficult, expensive and time consuming. The loss of any material trademark could have a material negative impact on the server and professional services group business, operating results and financial condition.


     The server and professional services groups do not believe that their products infringe the rights of other third parties. However, these products are comprised of many distinct software components, developed by many independent parties, and therefore third parties in the past asserted, and may in the future assert infringement claims against us which may result in costly litigation or require the groups to obtain a license to third party intellectual property rights. There can be no assurance that such licenses can be obtained on reasonable terms or at all, which could have a material negative impact on the server and professional services groups business, operating results and financial condition.


EMPLOYEES


     As of December 12, 2000, the server group had a total of 464 employees and the professional services group had a total of 40 employees. Of these totals, 108 were in software, 170 in sales and marketing, 97 in customer service, and 129 in operation, administrative and other positions. From time to time, the groups also employ independent contractors to complement and support the groups' efforts. The employees are not represented by any labor union and are not subject to a collective bargaining agreement, and there has never been any work stoppage. The server and professional services groups believe that relations with employees are good.


FACILITIES

     The server and professional services groups are presently headquartered with SCO in Santa Cruz, California, where SCO leases administrative, sales and marketing, product development and distribution facilities. SCO leases additional facilities for administration, sales and marketing and product development in Murray Hill, New Jersey and Watford, England. The leases for SCO's facilities expire at various dates through 2020. SCO has renewal options, at fair market value, under many of these leases and believes that in any event additional or alternative space adequate to serve the Server and Professional Services Groups' foreseeable needs would be available on commercially reasonable terms. SCO's field operations occupy leased facilities in 12 locations in the United States. In addition, SCO's subsidiaries and sales and representative offices in France, Germany, Italy, Spain, Sweden, Denmark, Singapore, Australia, China, India, Canada, Brazil and Mexico lease space for their operations. Worldwide, SCO leases property in 38 locations consisting of an aggregate of approximately 370,000 square feet. SCO believes that these facilities are adequate for its needs and the needs of the Server and Professional Services Groups in the foreseeable future.

LEGAL PROCEEDINGS

     The server and professional services groups are not a party to any material proceedings.

                            BUSINESS OF NEW CALDERA

     New Caldera has not conducted any business activities to date and will not engage in any business activities until the combination has been completed. New Caldera currently has no assets or liabilities and no outstanding capital stock. New Caldera will be the parent company of Caldera and will directly own the server and professional services group. The business of New Caldera will be substantially similar to the business currently conducted by Caldera and the server and professional services groups, as described herein. However, it is anticipated that New Caldera will seek to integrate product lines from Caldera and the server and professional services groups to create and market new business solutions.

                     MANAGEMENT OF CALDERA AND NEW CALDERA

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The following table presents information as of February 1, 2001 regarding persons who are current executive officers, directors and key employees of Caldera and persons who are expected to serve as executive officers, directors and key employees of New Caldera:



NAME                                   AGE                           POSITION
----                                   ---                           --------
Ransom H. Love(1)....................  41     Chief Executive Officer, Director
Robert K. Bench(1)...................  51     Chief Financial Officer
Drew A. Spencer(1)...................  38     Chief Technology Officer
Benoy Tamang(1)......................  35     Vice President, Strategic Development
David McCrabb, Jr. ..................  52     President and Chief Operating Officer
Richard Rife(1)(4)...................  47     General Counsel and Corporate Secretary
Ralph J. Yarro III(1)(3).............  36     Chairman of the Board of Directors and Director
Steve Cakebread(2)...................  41     Director
John R. Egan(1)(2)(3)(5).............  42     Director
Edward E. Iacobucci(1)(2)............  46     Director
Doug Michels.........................  46     Director
Raymond J. Noorda(1).................  76     Director
Thomas P. Raimondi, Jr.(1)(3)........  43     Director


---------------
(1) current executive officer, director or key employee of Caldera


(2) current member of Caldera's audit committee, and expected to be member of New Caldera's audit committee



(3) current member of Caldera's compensation committee, and expected to be member of New Caldera's compensation committee



(4)Mr. Rife has announced his plan to resign from Caldera effective April 2, 2001. J. Harrison Colter will replace Mr. Rife as General Counsel and Corporate Secretary at such time.



(5)Mr. Egan has announced that he will not seek re-election to the Caldera Board of Directors and he therefore will not serve as a director of New Caldera or as a member of New Caldera's compensation or audit committees.


     Ransom H. Love has served as Caldera's President, Chief Executive Officer, and member of Caldera's board of directors since August 1998. Prior to that date, Mr. Love was a founder and served as Vice President of Marketing and Sales, Vice President of Business Development and General Manager of the OpenLinux division for Caldera, Inc., from January 1995 to September 1998. Prior to Caldera, Inc., Mr. Love held senior marketing positions at Novell and Sanyo Icon. Mr. Love has been in various management positions in sales, marketing, support, testing and education in the computer industry since 1982. He holds a BA in international relations and a MBA from Brigham Young University.

     Robert K. Bench has served as Caldera's Chief Financial Officer and Principal Financial and Accounting Officer since November 15, 2000. From April 1992 through April 1996, he was Chief Financial Officer for CerProbe Corporation, and from April 1996 to May 1999, he was Vice President, Chief Financial Officer and a director for Sento Corporation. From May 1999 through April 2000, Mr. Bench was Vice President and Chief Financial Officer for WebMiles.com Corp., and from April 2000 through November 15, 2000, he was Vice President and a director for Envirofoam Technologies, Inc. Mr. Bench holds a BS in accounting from Utah State University.

     Drew A. Spencer has served as Caldera's Chief Technology Officer since April 2000 and served as its Vice President of Development from December 1998 to April 2000. Prior to joining Caldera, Mr. Spencer spent ten years with Novell, Inc. in a variety of senior technical and management positions, including engineering consultant and was a member of the Corporate Architecture Team. He holds a BS degree in computer science from Westminster College.

     Benoy Tamang has served as Caldera's Vice President of Business Development since April 2000 and served as its Vice President of Marketing from December 1998 to April 2000. From January 1996 through August 1998, Mr. Tamang was General Manager of Viewpoint Datalabs, a three dimensional software imaging company, where he coordinated domestic and international sales. Previously, he served as Sales Director and Program Manager at Novell, Inc. from March 1993 through August 1996. Mr. Tamang holds a BS in computer information systems from Brigham Young University -- Hawaii and an MBA from the Marriott School of Management at Brigham Young University.


     David McCrabb, upon the closing of the combination, will become President and Chief Operating Officer of New Caldera. Mr. McCrabb has served as Executive Vice President, Worldwide Sales and Field Operations of SCO since April 1998. Between January 1995 and June 1997, he served as Vice President, Marketing and Channel Sales of SCO, then as Senior Vice President, Market Planning of SCO between July 1997 and April 1998. Prior to joining SCO, Mr. McCrabb served as Vice President and General Manager for Applied Digital Data Systems, a wholly owned subsidiary of NCR, since February 1994. From November 1989 to February 1992, he served as Vice President, Sales and Marketing for Primary Access Corporation.


     Richard C. Rife has served as Caldera's Chief Legal Officer and Corporate Secretary since June 2000. Prior to joining Caldera, he spent 12 years with Novell, Inc. in a variety of positions, including most recently Vice President, Deputy General Counsel, and Corporate Secretary. Before joining Novell, Mr. Rife practiced international business law in Korea for five years. Mr. Rife has B.A. and J.D. degrees from Brigham Young University and is licensed to practice law before the State and Federal courts of Utah and Nevada.

     Ralph J. Yarro III has served as a member of Caldera's board of directors since August 1998. Mr. Yarro has served as the President and Chief Executive Officer of The Canopy Group, Inc. since April 1995. Prior to joining The Canopy Group, Inc., he served as a graphic artist for the Noorda Family Trust. Mr. Yarro holds a BA from Brigham Young University.

     John R. Egan has served as a member of Caldera's board of directors since January 2000. He currently serves as a Managing Partner of Egan-Managed Capital, Venture Capital, a position he has held since September 1998. Mr. Egan has been with EMC Corporation, a provider of storage-related hardware, software and service products, serving in various positions, since April 1983. He is a director of EMC Corporation and holds a BS from Boston College.

     Edward E. Iacobucci has served as a member of Caldera's board of directors since January 2000. In 1989, Mr. Iacobucci co-founded Citrix Systems, Inc., a supplier of products and technologies that enable enterprise-wide deployment of software applications, and held the positions of Chief Technical Officer and Vice President of Strategy and Technology. In September 1991, he also became Chairman of the Board of Citrix. Mr. Iacobucci holds a BS from the Georgia Institute of Technology.

     Steve Cakebread has served as a member of Caldera's board of directors since July 2000. He is currently Senior Vice President and Chief Financial Officer of Autodesk, Inc. since 1997. Autodesk, Inc. is a provider of two-dimensional and three-dimensional products used across industries and in the home for architectural design, mechanical design, spatial data management and mapping, animation, and visual applications. Prior to joining Autodesk, he was Vice President of Finance with Silicon Graphics, Inc., a provider of computing and visualization solutions, from 1993 to 1997. Mr. Cakebread holds a BS from the University of California at Berkeley and an MBA from Indiana University.

     Doug Michels, upon the closing of the combination, will be appointed a member of Caldera's board of directors. Mr. Michels has served as President and Chief Executive Officer of SCO since April 1998. Mr. Michels is the principal architect of SCO's technology strategy and served as its head of product development between June 1997 and April 1998 and as its Chief Technical Officer between February 1993 and June 1997. Mr. Michels has been a director of SCO since 1979 and served as its Vice President between 1979, when he co-founded SCO, and April 1998. Mr. Michels is one of the founders of Uniforum, a UNIX(R) user consortium, and served as its President from 1989 to 1990.

     Raymond J. Noorda has served as a member of Caldera's board of directors since August 1998. Mr. Noorda currently serves as chairman of the board of directors of MTI Technology Corporation and The Canopy Group, Inc. Mr. Noorda previously served as President, Chief Executive Officer and Chairman of Novell, Inc. from 1983 to 1994 and has served as a trustee of the Noorda Family Trust since 1994. He holds a BS in electrical engineering from the University of Utah.

     Thomas P. Raimondi, Jr. has served as a member of Caldera's board of directors since September 1999. He has been with MTI Technology Corporation since 1987, serving as President and Chief Executive Officer since December 1999, as Chief Operating Officer from July 1998 to December 1999, as Senior Vice President and General Manager from January 1996 to July 1998 and as Vice President of Marketing from 1987 to December 1995. Mr. Raimondi holds a BS in communications from the University of Maryland.


     J. Harrison Colter will commence service as Caldera's General Counsel and Secretary upon the effective date of Richard Rife's resignation from such positions. Mr. Colter has been serving as Associate General Counsel of Novell, Inc. since 1994. Between 1983 and 1994, Mr. Colter practiced intellectual property protection and litigation law, most recently at Baker and McKenzie in Los Angeles, California. Mr. Colter received a B.A. in 1980 and a J.D. in 1983 from Brigham Young University and is admitted to practice law in the states of California, Texas, Arizona and Utah and before the U.S. Patent office.


COMPOSITION OF THE BOARD

     The board of directors of Caldera currently consists of seven directors. The board of directors of New Caldera will have nine directors, consisting of Caldera's current directors, as well as Doug Michels and another director to be named by SCO and approved by Caldera. Directors will be elected by stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. There are no family relationships among any of Caldera's directors, officers or key employees or any of New Caldera's expected directors, officers or key employees.

BOARD COMMITTEES

     The board of directors of Caldera has and New Caldera will have the following committees.


     The compensation committee of the board of directors will recommend, review and oversee the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee will also administer our compensation plans. The members of the compensation committee of Caldera are currently Messrs. Egan, Raimondi and Yarro, none of whom are employees of Caldera. The members of the compensation committee of New Caldera will be Messrs. Raimondi and Yarro and one additional director, none of whom will be employees of New Caldera.

     The audit committee of the board of directors will review, act on and report to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee of Caldera are currently, and of New Caldera will be, Messrs. Cakebread and Iacobucci and one additional director, none of whom are employees of Caldera or will be employees of New Caldera.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None of the members of Caldera's compensation committee or the anticipated members of New Caldera's compensation committee has at any time been one of Caldera's officers or employees. None of the executive officers of Caldera or the anticipated executive officers of New Caldera currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Caldera's board or compensation committee. Prior to the creation of Caldera's compensation committee, all compensation decisions were made by Caldera's full board. Mr. Love did not participate in discussions by Caldera's board with respect to his compensation.


DIRECTOR COMPENSATION

     New Caldera's directors will not receive cash compensation for their services as directors, although members will be reimbursed for expenses in connection with attendance at board and committee meetings.

     In December 1999, the Caldera board of directors granted an option to Thomas P. Raimondi, Jr., to purchase 100,000 shares of Caldera's common stock at an exercise price $6.00 per share, which vest over a two-year period. In August 1999, the Caldera board granted options to Ralph J. Yarro III to purchase 100,000 shares of Caldera's common stock, which vest over a four-year period, and in December 1999, the Caldera board granted Mr. Yarro options to purchase 50,000 shares of Caldera's common stock, which vest over a two-year period, at a combined average exercise price of $2.67 per share. In March 2000, the Caldera board granted options to purchase 100,000 shares of Caldera's common stock to each of John R. Egan, and Edward Iacobucci at an exercise price of $7.00 per share. In each case, these options vest over a two year period. In August, 2000, the Caldera board granted options to Steve Cakebread to purchase 79,167 shares of its common stock, which vest over a two year period at an exercise price of $6.937. New Caldera may grant its non-employee directors additional options in the future.

CALDERA EXECUTIVE SEVERANCE AGREEMENTS

     During July and August 2000, Caldera entered into a number of executive severance agreements with several members of senior management, including each of its executive officers. The agreements provide for certain benefits upon a change of control, followed by termination or effective termination of employment with Caldera. Change of control is defined as: (1) any person or entity who becomes the beneficial owner of 51% or more of common stock, (2) sale of substantially all of Caldera's assets, (3) approval of a merger or consolidation in which at least 50% of the voting securities are acquired, and
(4) certain changes in the composition of the Company's board of directors. Specific provisions for Senior Vice Presidents and Executive Officers include but are not limited to the following: salary and bonus payments equal to 150% of then current annual base salary and insurance benefits for a period up to six months. Specific provisions for Vice Presidents include but are not limited to the following: salary and bonus payments equal to 100% of then current annual base salary and bonuses, 12 months of accelerated vesting on outstanding stock options and continuation insurance benefits for a period of six months.

EMPLOYMENT AGREEMENTS

     SCO has agreed to encourage the following management employees to enter into employment agreements with New Caldera:


     David McCrabb; and


     certain vice presidents and director level employees of the server and professional services groups.

Terms of the agreements

     Under the proposed terms of the employment agreements, these management employees will be paid a base salary consistent with their current base salary. A bonus plan comparable to their current bonus plan will be put in place. These employment agreements would provide for a term of 1-2 years. In addition, each employment agreement would provide that at the end of its term, the employee would continue on an at-will basis.

Severance provisions

     Generally, if New Caldera were to terminate one of these employment agreements without cause, the affected employee would be entitled to severance pay ranging from 75% - 150% of base salary and accelerated vesting ranging from 9 months to 18 months.

     The employee would not be entitled to receive severance benefits if the employee's employment terminates by reason of employee's voluntary resignation, if New Caldera terminated the employee's employment after the last day of the employment term or if the termination were for cause.

Noncompetition provisions

     The employment agreements would also provide that the employees may not compete with New Caldera for the duration of the severance period, which ranges from 9 - 18 months after termination of employment.

     Severance payments would cease upon the employee accepting employment or other position with a direct competitor of New Caldera.

EXECUTIVE COMPENSATION OF NEW CALDERA

     It is anticipated that those employees of SCO who become executive officers of New Caldera will be compensated generally in accordance with the proposed terms of the employment agreements described above. For employees of Caldera that become executive officers of New Caldera, New Caldera will assume the terms of the senior executive severance agreements and will rely on its compensation committee to recommend any increase in the form and amount of compensation to be paid above their current compensation levels at Caldera.

     It is anticipated that when the compensation committee meets to determine compensation, the committee will generally adhere to compensation policies which reflect the belief that:

     - New Caldera must attract and retain individuals of outstanding ability and motivate and reward them for sustained performance;

     - a portion of an executive's compensation should be at risk based upon that executive's and New Caldera's performance; and

     - levels of compensation should generally be in line with that offered by comparable corporations.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION



     It is the duty of the compensation committee to review and determine the salaries and bonuses of executive officers of Caldera, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to Caldera's executive officers under the 1999 Omnibus Stock Incentive Plan.



     The compensation committee believes that the compensation programs for Caldera's executive officers should reflect Caldera's performance and the value created for Caldera's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of Caldera and should reward individual contribution to Caldera's success. Caldera is engaged in a very competitive industry, and Caldera's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.



     General Compensation Policy. The compensation committee's policy is to provide Caldera's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of Caldera and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) quarterly "Management by Objective" performance awards payable in cash and tied to performance of agreed-upon objectives, management of the relevant department budget and the overall financial performance of Caldera, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and Caldera's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon Caldera's financial performance and stock price appreciation rather than base salary.



     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2000 fiscal year are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.



     Base Salary. The base salary levels for the executive officers were established for the 2000 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies within and outside Caldera's industry with which Caldera competes for executive talent, and internal comparability considerations. The compensation committee made its decision as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which Caldera competes for executive talent. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above.



     Quarterly "Management by Objective" Compensation. Each executive officer may also earn a quarterly "Management by Objective" incentive bonus on the basis of (i) performance of objectives agreed-upon by the executive officer and the Chief Executive Officer prior to the start of each quarter, (ii) managing his or her department within the established budget and (iii) achievement by Caldera of certain financial milestones approved by the Board of Directors and executive management.



     Equity Incentive. Equity incentives are provided primarily through stock option grants under the 1999 Omnibus Stock Incentive Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage Caldera from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of Caldera's Common Stock at a fixed price per share (the market price of the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a 48-month period, contingent upon the executive officer's continued employment with Caldera. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by Caldera during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.



     The number of shares subject to each option grant will be set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with Caldera, the base salary associated with the position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The compensation committee will also take into account the executive officer's existing holdings of Caldera's Common Stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the compensation committee does not intend to adhere to any specific guidelines as to the relative option holdings of Caldera's executive officers.

     CEO Compensation. In setting the total compensation payable to Caldera's Chief Executive Officer for the 2000 fiscal year, the compensation committee sought to make that compensation competitive, while at the same time assuming that a significant percentage of compensation was tied to Caldera's performance and stock price.



     During fiscal year 2000, the base salary paid to Ransom H. Love was approximately $142,600. There were no quarterly "Management by Objective" targets established for Mr. Love during that period. Mr. Love was granted 939,752 shares under Caldera's 1999 Omnibus Stock Incentive Plan during that period.



     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to Caldera's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to Caldera's executive officers for fiscal 2001 will exceed that limit. Caldera's 1999 Omnibus Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the options shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of Caldera's executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to Caldera's executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.



     It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Caldera's performance and the interest of Caldera's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.



                                            Submitted by:



                                            Ralph J. Yarro III


                                            John R. Egan


                                            Thomas P. Raimondi, Jr.



                                            Members of the Compensation
                                            Committee


HISTORICAL COMPENSATION OF CALDERA


     For information concerning the compensation historically paid to the executive officers of SCO and who will serve as executive officers or directors of New Caldera, see "SCO is Incorporating its SEC Filings in this Document by Reference" on page 32. Information concerning compensation historically paid to the executive officers and directors of Caldera who will serve as executive officers or directors of New Caldera is set forth below.

     The following table presents compensation information for Caldera's most recent fiscal year, ended October 31, 2000, paid or accrued by Caldera's Chief Executive Officer and each of its other executive officers whose salary and bonus for fiscal 2000 was more than $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                           ANNUAL          ------------
                                                       COMPENSATION(1)      SECURITIES
                                                      -----------------     UNDERLYING
NAME                                                   SALARY     BONUS      OPTIONS
----                                                  --------    -----    ------------
Ransom H. Love..............................  2000    $142,596     --        879,752
  Chief Executive Officer                     1999     106,077     --
Alan J. Hansen..............................  2000     126,756     --        167,813
  Chief Financial Officer(2)                  1999          --     --
Benoy Tamang................................  2000     122,673     --        162,813
  Senior Vice President, Strategic
     Development                              1999          --     --
Drew A. Spencer.............................  2000     121,846     --        165,313
  Chief Technology Officer                    1999     105,333     --
Royce Bybee.................................  2000     111,912     --         44,625
  Senior Vice President, Sales and
     Marketing(3)                             1999          --     --


---------------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of his total annual salary and bonus.

(2) Mr. Hansen resigned as Chief Financial Officer effective November 15, 2000.


(3)Mr. Bybee resigned as Senior Vice President, Sales and Marketing on November 1, 2000.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents the grants of stock options under Caldera's 1999 Omnibus Stock Incentive Plan during fiscal 2000, to each of Caldera's executive officers named in the Summary Compensation Table.

     All option grants under the 1999 Omnibus Stock Incentive Plan are nonqualified stock options. Options expire ten years from the date of grant.

     The exercise price of each option granted is equal to the fair market value of Caldera's common stock, as determined by Caldera's board on the date of grant. In fiscal 2000, Caldera granted to its employees options to purchase a total of 4,451,020 shares of Caldera's common stock.

     Potential realizable values are computed by

     - Multiplying the number of shares of common stock subject to a given option by the exercise price per share,

     - Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10 year term of the option, and

     - Subtracting from that result the aggregate option exercise price.

     The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                       PERCENT
                        NUMBER OF      OF TOTAL                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                        SECURITIES     OPTIONS       EXERCISE                      ANNUAL RATES OF STOCK PRICE
                        UNDERLYING    GRANTED TO    PRICE PER                      APPRECIATE FOR OPTION TERM
                         OPTIONS     EMPLOYEES IN     SHARE      EXPIRATION   -------------------------------------
                         GRANTED     FISCAL YEAR    ($/ SHARE)      DATE         0%           5%            10%
                        ----------   ------------   ----------   ----------   ---------   -----------   -----------
Ransom H. Love........   200,000         8.53%        $6.00      12/19/2009   $400,000    $1,406,231    $2,949,988
                         179,752                      $6.00      01/03/2010    359,504     1,263,865     2,651,331
Alan J. Hansen........   100,000         3.77%        $1.13      11/22/2009    487,500       864,837     1,443,745
                          67,813                      $6.00      12/19/2009    135,626       476,804      1,00,238
Benoy Tamang..........    67,813         1.52%        $6.00      12/19/2009    135,626       476,804     1,000,238
Drew A. Spencer.......    67,813         1.52%        $6.00      12/19/2009    135,626       476,804     1,000,238
Royce Bybee...........    25,430         0.67%        $6.00      12/19/2009     50,860       178,802       375,091
                           4,196                      $9.50      05/18/2010         --        25,069        63,530

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED OCTOBER 31, 2000 AND YEAR-END OPTION VALUES

     The following table presents the number of shares of common stock subject to vested and unvested stock options held as of October 31, 2000 by each of Caldera's executive officers named in the Summary Compensation Table. Also presented are values of "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and the price per share of Caldera's common stock on October 31, 2000.

                                                             NUMBER OF SHARES
                                                                UNDERLYING        VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                              SHARES ACQUIRED    VALUE     AT OCTOBER 31, 2000     AT OCTOBER 31, 2000
                                ON EXERCISE     REALIZED   --------------------   ---------------------
NAME                                (#)           ($)       VESTED    UNVESTED     VESTED     UNVESTED
----                          ---------------   --------   --------   ---------   ---------   ---------
Ransom H. Love..............      60,000        $264,359   577,680     302,072    $949,735    $300,265
Alan J. Hansen..............          --              --        --     167,813          --     237,500
Benoy Tamang................       5,000          22,030    71,914      90,899     102,083     135,417
Drew A. Spencer.............       2,500          11,015    84,901      80,412     123,955     119,795
Royce Bybee.................      22,500          97,354    44,625          --      35,623          --

1998 STOCK OPTION PLAN

     The 1998 Stock Option Plan was adopted by Caldera's board of directors on December 29, 1998 and subsequently approved by the stockholders. The plan became effective upon its adoption by the board and has been amended on various occasions as Caldera has grown and changed. The 1998 Stock Option Plan was superseded by the 1999 Omnibus Stock Incentive Plan, and no additional options may be granted under the 1998 Stock Option Plan (upon the expiration of previously granted options or otherwise).

     5,000,000 shares of common stock were authorized for issuance under the 1998 Stock Option Plan. Options to purchase 3,252,088 shares of common stock were granted under the 1998 Stock Option Plan of which 813,800 options have been exercised or cancelled and 2,438,288 of which remain outstanding.

     Under the 1998 Stock Option Plan, Caldera may grant eligible individuals in Caldera's employ or service (including officers, non-employee board members and consultants) non-qualified options to purchase shares of Caldera's common stock.

     The 1998 Stock Option Plan is administered by Caldera's compensation committee. The compensation committee determines which eligible individuals are to receive options under the 1999 Stock Option Plan, the time or times when each option is to be granted, the number of shares subject to each option, the exercise price of each option and the vesting schedule and the other terms to be in effect for each option. The exercise price for the options granted under the 1998 Stock Option Plan may be less than the fair market value of a share of common stock on the date of grant, payment is immediately due and payable upon exercise of an option and must be paid in cash or with a check made payable to Caldera.

     In the event that Caldera is acquired, whether by merger or asset sale, each outstanding option granted under the 1998 Stock Option Plan that has vested may, at Caldera's discretion, be cashed out, be converted to options of the acquiring entity, be assumed by the acquiring entity, or otherwise disposed of in the manner provided in any shareholder-approved agreement or plan governing such transaction. In addition, in the absence of any governing provisions in any shareholder-approved agreement or plan governing such transaction, Caldera may, on a case-by-case basis, require any vested, exercisable options to be cashed out and terminated in exchange for a lump sum cash payment, shares of the acquiring entity or a combination thereof equal in value to the fair market value of the option.

     In the event Caldera is acquired, whether by merger or asset sale, each outstanding option granted under the 1998 Stock Option Plan that has not vested shall terminate as of the effective date of such transaction, unless otherwise provided in the shareholder-approved agreement or plan governing such transaction or by the compensation committee in its sole discretion on a case-by-case basis.

     If options are assumed by the purchasing or successor corporation, each option assumed will be adjusted to apply to the number and class of securities which would have been issuable to the option holder had the option been exercised immediately prior to the merger or asset sale. Following such merger or asset sale, appropriate adjustments will also be made to the number and class of securities available for issuance under the 1998 Stock Option Plan and the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

     The board may amend or modify the 1998 Stock Option Plan at any time, subject to any stockholder approval required by governing laws and exchange regulations. The 1998 Stock Option Plan will terminate no later than December 29, 2008.

1999 OMNIBUS STOCK INCENTIVE PLAN

     The 1999 Omnibus Stock Incentive Plan (the "1999 Plan") is intended to serve as the successor equity incentive program to Caldera's 1998 Stock Option Plan. The 1999 Plan became effective upon its adoption by the board of directors and shareholders on December 1, 1999. It was amended by the board on March 10, 2000 to increase by 500,000 the number of shares authorized for issuance under the 1999 Plan.

     This amendment was approved by the stockholders of Caldera in March 2000. It was again amended by the board of directors on July 14, 2000 in order to make the following changes:

     - to permit the grant of non-qualified options with an exercise price below fair market value,

     - to permit the exercise of non-qualified options up to 120 days after termination of service,

     - to permit exercise of an option up to 30 days after termination of service for cause,

     - in connection with a sale, change of control or liquidation of Caldera, to permit Caldera or the acquiring entity to cash out, convert to options of the acquiring entity, or assume any vested options granted under the 1999 Plan,

     - in connection with a sale, change of control or liquidation of Caldera, to provide that non-vested options shall terminate unless otherwise provided in the governing agreements or determined by the committee, and

     - to permit Caldera to grant shares of restricted stock and phantom stock that vest without regard to the satisfaction of pre-established performance goals.

     This amendment was approved by the board on July 14, 2000 and became effective at the time of such approval.

     In addition, the board has approved amendments that will effect the following changes: (i) increase the maximum number of shares of common stock authorized for issuance over the term of the 1999 Plan by an additional 2,300,000 shares to 6,405,238 shares, (ii) establish an automatic share increase feature pursuant to which the number of shares available for issuance under the 1999 Plan will automatically increase, beginning with the 2000 calendar year, as of November 1 of each year, by 3% of the total number of shares of common stock outstanding on the previous October 31st, (iii) add a formula awards program pursuant to which directors of Caldera will automatically be granted options to purchase shares of common stock at specified times, including an option to purchase 100,000 shares of common stock on the date of the annual shareholders meeting during each even numbered calendar year. These amendments are the subject of Proposal Two. Please see page 163.


     The 1999 Plan presently authorizes the grant of incentive awards with respect to 4,105,238 shares of common stock (subject to increase if the amendments included in Proposal Two are approved by the stockholders). The 1999 Plan allows for the grant of awards in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares, phantom stock and stock bonuses.

     Persons eligible to receive awards under the 1999 Plan include all employees and directors of Caldera and its subsidiaries and such other persons whom the committee determines are expected to make a contribution to Caldera. No one participant in the 1999 Plan may receive option grants or any other awards for more than 200,000 shares in the aggregate in any tax year of Caldera Systems, except for grants of options for a total of 379,752 shares to Mr. Love authorized by our board of directors in December 1999 and January 2000.

     The 1999 Plan is administered by Caldera's compensation committee. The compensation committee determines which eligible individuals are to receive awards under the 1999 Plan, the type of award to be made, the time or times when such awards are to be made, the number of shares subject to each such award, and the vesting schedule and the other terms to be in effect for the award.

     The exercise price for the options may be paid in cash, in shares of Caldera's common stock valued at fair market value on the exercise date or by having Caldera retain sufficient shares of its common stock from shares which would be issuable upon the exercise of the option. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     The 1999 Plan also permits grant of the following:

     - tandem stock appreciation rights, which provide the holders with the election to surrender his or her options for a cash appreciation distribution from Caldera equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares;

     - stand-alone stock appreciation rights, which entitle the holder to receive a cash payment from Caldera equal to the fair market value of the vested shares subject to the right less the base price for such right;

     - phantom stock awards, which entitle the holder to receive in cash the fair market value of a specified number of shares of our common stock on the vesting date,

     - restricted stock awards, which involves the grant of shares of common stock that are subject to restrictions on transferability during a vesting period and are forfeited if certain conditions are not met, and

     - stock bonus awards, which involve outright grant of shares of common stock without condition.

     In the event that Caldera is acquired (whether by merger, liquidation or asset sale) or there is a change in who controls Caldera (effected through an acquisition of 50% or more of Caldera's voting stock or by specified change in the composition of Caldera's board), the incentive awards granted under the 1999 Plan are treated as follows:

     - each option and stock appreciation right that has vested may, at Caldera's discretion, be cashed out, be converted to options of the acquiring entity, be assumed by the acquiring entity, or otherwise disposed of in the manner provided in any shareholder-approved agreement or plan governing such transaction. In addition, in the absence of any governing provisions in any shareholder-approved agreement or plan governing such transaction, Caldera may, on a case-by-case basis, require any vested, exercisable options to be cashed out and terminated in exchange for a lump sum cash payment, shares of the acquiring entity or a combination thereof equal in value to the fair market value of the option;



     - each outstanding option and stock appreciation right granted under the 1999 Plan that has not vested shall terminate as of the effective date of such transaction, unless otherwise provided in the shareholder-approved agreement or plan governing such transaction or by the compensation committee in its sole discretion on a case-by-case basis;



     - each outstanding phantom stock award that has not vested prior to the date of a change of control shall immediately expire;



     - all restrictions on vested shares of restricted stock shall immediately lapse, and all unvested shares of restricted stock shall immediately be canceled; and


     - each outstanding stock bonus shall not be affected.

     The board may amend or modify the 1999 Plan at any time, subject to stockholder approval if required by governing exchange regulations or if necessary to satisfy applicable provisions of governing tax laws.

2000 EMPLOYEE STOCK PURCHASE PLAN


     The 2000 Employee Stock Purchase Plan was adopted by Caldera's board of directors on February 15, 2000 and was approved by its stockholders on March 1, 2000. The plan became effective on March 20, 2000. The plan is designed to allow eligible employees of Caldera Systems, Inc. and its participating subsidiaries to purchase shares of its common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 500,000 shares of Caldera's common stock has been reserved for issuance under the plan. In connection with the combination, the board has approved an increase by 1.5 million in the number of shares authorized for issuance under the plan. This increase is being submitted to the stockholders for approval pursuant to Proposal Three. Please see page
167. The share reserve will increase on the first trading day of each calendar year beginning with the 2001 calendar year by 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding year but no such annual increase will exceed 750,000 shares. In no event, however, may a participant purchase more than 750 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date.


     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on March 20, 2000 and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 1, 2002, and subsequent offering periods will be set by Caldera's compensation committee. Shares will be purchased on semi-annual purchase dates (the last business day of April and October each year) during the offering period. The first purchase date was October 31, 2000. Should the fair market value of Caldera's common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value. On October 31, 2000, 61,807 shares of common stock were purchased at a price of $2.94.

     Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

     The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

                CERTAIN TRANSACTIONS OF CALDERA AND NEW CALDERA

     Other than the transactions described below, since October 31, 1998 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Caldera was or will be a party:

     - in which the amount exceeds $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

RELATIONSHIP WITH CALDERA, INC., A UTAH CORPORATION

     Caldera began operations in 1994 as a business unit comprising substantially all of the operations of Caldera, Inc., a Utah Corporation. In July 1996, through an asset purchase, Caldera, Inc. acquired an additional business unit which was not engaged in developing and marketing Linux software. Caldera, Inc. subsequently made the strategic determination to separate its two business lines into separate entities. Therefore, pursuant to an Asset Purchase and Sale Agreement dated as of September 1, 1998, as amended, by and between Caldera, Inc. and Caldera Systems, Inc., Caldera, Inc. sold to Caldera Systems certain assets of its Linux software business unit for $19.9 million, $15.0 million of which was paid in the form of a cash payment in fiscal year 1999, $36,174 of which was in the form of assumption of liabilities and $4.9 million of which was in the form of forgiveness of a note receivable from Caldera, Inc. Caldera, Inc. was dissolved in January 2000.

     On September 1, 1998, we entered into a sublease with Caldera, Inc. for office space in Orem, Utah. The sublease provided for annual rent of approximately $150,000 and was terminated pursuant to its terms on August 31, 2000.

     Ralph J. Yarro III, chairman of Caldera's board of directors, and Raymond
J. Noorda, one of Caldera's directors, were directors of Caldera, Inc. Prior to its dissolution in January 2000, Caldera, Inc. was majority-owned by The Canopy Group, Inc. which holds more than 5% of our common stock. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of The Canopy Group, Inc.

RELATIONSHIP WITH THE CANOPY GROUP, INC.

     The Canopy Group, formerly NFT Ventures, is a venture capital company that invests primarily in start-up high technology companies that encourage the adoption, deployment and promotion of Linux. The Canopy Group currently holds equity interests in companies in the fields of data storage and protection, Linux operating systems, data satellites, clustering, universal voice messaging, Java and eCommerce.

     Effective August 31, 1998, Caldera sold 16,000,000 shares of its common stock to The Canopy Group, Inc. for an aggregate purchase price of $21.0 million. Of this amount, $16.0 million was paid in cash ($519,000 in fiscal year 1998 and $15.5 million -- non-interest bearing -- in fiscal year 1999), and $4.9 million was in the form of a note receivable from Caldera, Inc., which The Canopy Group transferred to us.

     Effective September 1, 1998, Caldera entered into a convertible promissory note with The Canopy Group. The note, which was secured by all of Caldera's assets, was due on December 31, 1999. The note accrued interest at the prime rate, less 1/2%, and was convertible into our common stock at $1.00 per share. A total of $4.8 million was advanced under the note. The principal balance, along with approximately $455,000 of accrued interest was converted into 5,273,974 shares of our common stock on August 19, 1999.

     Under a secured promissory note dated as of December 29, 1999, Caldera borrowed $300,000 from The Canopy Group. The note bears interest of 9.5% per annum and was payable upon demand or on January 14, 2000. Caldera paid the note in full on January 5, 2000.

     The Canopy Group holds more than 5% of Caldera's common stock. Mr. Noorda, one of Caldera's directors, and his spouse are co-trustees of the Noorda Family Trust, which is the controlling stockholder of The Canopy Group.

     Until June 2000, Caldera utilized a 401(k) plan sponsored by The Canopy Group for its employees, under which it made matching contributions from January 1, 2000 through June 2000. In June 2000, Caldera adopted its own 401(k) plan.

     As a result of an option agreement between The Canopy Group and Ralph J. Yarro III, which was subsequently rescinded, Caldera expensed a one-time compensation charge of approximately $372,000 during the quarter ended April 30, 2000. The option agreement allowed Mr. Yarro to purchase shares of Caldera's common stock directly from The Canopy Group. No shares were purchased under the agreement. Mr. Yarro is the president and chief executive officer of The Canopy Group and the Chairman of Caldera's board of directors.

     During May through October 2000, we subleased office space to Canopy on a month-to-month basis. The rent payments to Caldera from Canopy were approximately $5,100 per month.

RELATIONSHIP WITH MTI TECHNOLOGY CORPORATION

     Effective July 27, 1999, Caldera sold 5,333,333 shares of its common stock to MTI Technology Corporation for an aggregate purchase price of $6.0 million. Of this amount, $3.0 million was paid at closing, $1.5 million was due at January 1, 2000, and $1.5 million was due in July 2000. The $1.5 million due at January 1, 2000, was paid on November 15, 1999 in return for a waiver by Caldera of accrued and future interest on the unpaid portions of the purchase price. Caldera believes that the waiver of interest in consideration for the acceleration of payment was not more favorable to MTI than the terms Caldera would have been able to negotiate with an unrelated party. The remaining $1.5 million was paid in full in August 2000.

     On August 12, 1999, Caldera entered into a Distribution and License Agreement with MTI Technology Corporation. Under this agreement, MTI Technology Corporation includes as available for sale in its price book all of Caldera's products, technology or services that are commercially available for sale, and Caldera sells or licenses, as applicable, to MTI Technology Corporation, and allow MTI Technology Corporation to sell, re-sell, license, reproduce, use, distribute, sublicense, have made and prepare derivative works of all of Caldera's products, technology, or services that are commercially available. This agreement is terminable by either party on 90 days prior written notice.

     Caldera uses a computer system provided by MTI Technology Corporation without charge. The computer system is valued at $105,000.

     MTI Technology Corporation owns more than 5% of Caldera's common stock. The Canopy Group, Inc. holds more than 45% of the outstanding common stock of MTI Technology Corporation. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of The Canopy Group. Mr. Noorda is one of Caldera's directors and is chairman of the board of directors of MTI Technology Corporation. Thomas P. Raimondi, Jr., one of our directors, is president and chief executive officer of MTI Technology Corporation.

RELATIONSHIP WITH LINEO, INC.

     In January 2000, we exchanged with Lineo, Inc. 1,250,000 shares of our common stock in return for 3,238,437 shares of common stock of Lineo. On May 11, 2000, The Canopy Group transferred 1,761,563 additional shares of Lineo's common stock held by The Canopy Group to us in the form of a capital contribution.

     On August 31, 2000, Caldera and Metrowerks Holdings, Inc., an affiliate of Motorola, Inc., entered into a Stock Purchase and Sale Agreement whereby Caldera and The Canopy Group sold 2.0 million and 1.0 million shares of common stock of Lineo, Inc, respectively, to Metrowerks Holdings at $7.50 per share.

The sale closed upon the receipt of certain required regulatory approvals and the completion of other closing conditions.

     In conjunction with the sale of the common stock of the common stock of Lineo, Caldera also entered into a stockholder agreement among The Canopy Group, Lineo Inc. and certain other stockholders of Lineo, which provide for right of first refusal for the benefit of Metrowerks Holdings with request to Lineo shares held by Caldera and the other Lineo stockholders party to the agreement. Caldera has also agreed to indemnify Metrowerks Holdings for any damage sustained by Metrowerks Holdings as a result of breaches by Caldera under the stock purchase and sale agreement and the stockholder agreement or for breaches by Lineo under a warrant agreement between Lineo and Metrowerks Holdings. Caldera's indemnification obligation is limited to the amount of proceeds received by Caldera in its sale to Metrowerks Holdings.

     Lineo distributes copies of our OpenLinux products to certain of its customers. Lineo is majority-owned by The Canopy Group, Inc. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of The Canopy Group, Inc. Mr. Noorda, John R. Egan and Ralph T. Yarro III, each of whom is one of Caldera's directors, are directors of Lineo, Inc.

RELATIONSHIP WITH THE SANTA CRUZ OPERATION


     On February 1, 2000, Caldera and SCO entered into a Strategic Business Agreement. The Agreement provides for a number of joint marketing activities between the parties, including, but not limited to, the following: (i) participation together in industry shows, (ii) cross recruit and cross match channel partners for SCO's Tarantella product line and Caldera's OpenLinux e-Server, (iii) cross-reference each others websites and product solutions and
(iv) discussion of Caldera's channel initiatives. Additionally, Caldera agreed to provide ten copies of OpenLinux to SCO for its internal use and SCO agrees to provide three copies of SCO's Tarantella Express product. Caldera and SCO also agreed to cooperate and work together to port Tarantella Express products to Caldera's OpenLinux, eServer and eDesktop. The term of the agreement is for one year with automatic renewals for additional one year periods unless the agreement is terminated.


     On February 28, 2000, Caldera entered into an agreement for Linux professional services with SCO, pursuant to which SCO is to provide customer support and other related services to customers of Caldera from time to time for specified fees. This agreement is currently being performed by SCO's professional services group, and will be extinguished upon the closing of the combination, at which time New Caldera would become the owner of the professional services group.


     On June 27, 2000, Caldera and SCO entered into an OEM Distribution Agreement. Under the terms of the agreement, Caldera is granted a non-exclusive, non-transferable, worldwide license certain of SCO's products, including enhancements and improvements, for distribution and sale to end users and specified resellers. Caldera pays current list price, less 42% for all SCO products under the Agreement. The term of the agreement is for one year with automatic renewals for additional one year periods unless the agreement is terminated. Caldera had sales to SCO totalling $331,500 during the year ended October 31, 2000.


PREFERRED STOCK TRANSACTIONS

     Effective December 30, 1999, Caldera entered into a conversion agreement with The Canopy Group and MTI Technology Corporation. Under the conversion agreement, Caldera issued and exchanged 5,273,974 shares of its Series A convertible preferred stock for 5,273,974 shares of our common stock held by The Canopy Group. Caldera also issued and exchanged 1,322,172 shares of its Series A convertible preferred stock for 1,322,172 shares of its common stock held by MTI Technology Corporation.

     From December 31, 1999 through January 10, 2000, we issued an aggregate of 5,000,000 shares of our Series B convertible preferred stock at a purchase price of $6.00 per share to various investors including Chicago Venture Partners, Citrix Systems, Inc., Egan Managed-Capital, Novell, Inc., Sun Microsystems and The Santa Cruz Operation, Inc. All aspects of the Series B private placement were completed as of January 10, 2000. The Series A convertible preferred stock and the Series B convertible preferred stock converted automatically into Caldera's common stock at the closing of Caldera's initial public offering in March 2000.

     In connection with the Series B financing, the holders of the Series A convertible preferred stock and the holders of the Series B convertible preferred stock also entered into a second amended and restated investors rights agreement with Caldera, under which:


     - Caldera is obligated to provide certain registration rights with respect to shares of our capital stock held by the other parties to this agreement. See, "Description of Caldera and New Caldera Capital
       Stock -- Registration Rights."


     - Caldera granted the other parties a right of first offer with respect to any future issuance and sale of shares of our capital stock other than shares of our common stock to be issued publicly. This right terminated upon the closing of Caldera's initial public offering in March 2000.

INDEMNIFICATION AGREEMENTS

     Caldera has entered into indemnification agreements with each of its executive officers and directors.

                     PRINCIPAL STOCKHOLDERS OF NEW CALDERA


     The following table presents information as to the beneficial ownership of New Caldera's common stock if the combination had occurred on February 1, 2001 by:


     - Each beneficial owner of more than 5% of New Caldera's common stock;

     - Each of New Caldera's directors;

     - Certain executive officers; and

     - All directors and executive officers of New Caldera as a group.


     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 1, 2001 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.



                                                               NUMBER OF SHARES     PERCENT OF SHARES
NAME AND ADDRESS                                              BENEFICIALLY OWNED    BENEFICIALLY OWNED
----------------                                              ------------------    ------------------
The Canopy Group, Inc. .....................................      21,273,974(1)            38.2%
MTI Technology Corporation..................................       5,333,333(2)             9.6
The Santa Cruz Operation....................................      16,000,000(3)            28.7
Ransom H. Love..............................................         656,481(4)             1.2
Robert K. Bench.............................................              --(5)               *
Drew A. Spencer.............................................         102,383(6)               *
Benoy Tamang................................................          89,394(7)               *
Ralph J. Yarro, III.........................................          96,874(8)               *
Steve Cakebread.............................................              --(9)               *
John R. Egan................................................         883,000(10)            1.6
Edward E. Iacobucci.........................................          50,000(11)              *
Doug Michels................................................      16,000,000(12)           28.7
Raymond J. Noorda...........................................      27,857,307(13)           50.0
Thomas P. Raimondi, Jr. ....................................          50,000(14)              *
All directors and executive officers as a group.............      45,785,772(15)           82.2


---------------
  *  Less than 1%

 (1) The address for The Canopy Group, Inc. is 240 West Center Street, Orem, Utah 84057.

 (2) The address for MTI Technology Corp. is 4905 East La Palma Avenue, Anaheim, California 92807.

 (3) The address for The Santa Cruz Operation is 425 Encinal Street, Santa Cruz, California 95061.


 (4) Consists of options to purchase 656,481 shares of common stock.



 (5) Does not include options to purchase 200,000 shares of common stock granted to Mr. Bench in December, 2000.



 (6) Consists of options to purchase 102,383 shares of common stock.



 (7)Consists of options to purchase 89,394 shares of common stock.



 (8)Consists of options to purchase 84,375 shares of common stock. Mr. Yarro is President and Chief Executive Officer of The Canopy Group, Inc.



 (9) Does not include options to purchase 79,167 shares of common stock granted to Mr. Cakebread in August, 2000.

(10) Consists of 833,333 shares of common stock held by Egan-Managed Capital, L.P. and options to purchase 50,000 shares of common stock. Mr. Egan is a managing partner of Egan-Managed Capital, L.P. Mr. Egan disclaims beneficial ownership of the shares held by Egan-Managed Capital, L.P., except to the extent of his pecuniary interest therein.



(11) Consists of options to purchase 50,000 shares of common stock.



(12) Consists of 16,327,323 shares of common stock held by The Santa Cruz Operation. Mr. Michels is president and chief executive officer of The Santa Cruz Operation. Mr. Michels disclaims his beneficial ownership of the shares held by The Santa Cruz Operation.



(13) Includes 21,273,974 shares of common stock held by The Canopy Group, Inc., 5,333,333 shares of common stock held by MTI Technology Corporation and 1,250,000 shares held by Lineo, Inc. Mr. Noorda is chairman of the boards of directors of The Canopy Group, Inc. and MTI Technology Corporation, and is a director of Lineo, Inc. Additionally, the Noorda Family Trust, of which Mr. Noorda and his spouse serve as co-trustees is the controlling stockholder of The Canopy Group, Inc. The Canopy Group, Inc. holds more than 45% of the outstanding common stock of MTI Technology Corporation. Lineo, Inc. is majority-owned by The Canopy Group. By virtue of his holding corporate offices, his stock ownership and his service as co-trustee, all as described above, Mr. Noorda may be deemed to control The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc., and Mr. Noorda may be deemed to possess indirect beneficial ownership of the common stock held by The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc. Mr. Noorda disclaims beneficial ownership of such shares. The address for Mr. Noorda is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807.



(14) Consists of 50,000 options to purchase shares of common stock. Mr. Raimondi is President and Chief Executive Officer of MTI Technology Corporation. Mr. Raimondi disclaims beneficial ownership of the shares held by MTI Technology Corporation.



(15) See notes 3 through 14, as applicable.

                       PRINCIPAL STOCKHOLDERS OF CALDERA


     The following table presents information as to the beneficial ownership of Caldera's common stock as of February 1, 2001 by:


     - Each stockholder known by Caldera to be the beneficial owner of more than 5% of Caldera's common stock;

     - Each of Caldera's directors;

     - Each executive officer listed in Caldera's summary compensation table;
       and

     - All directors and executive officers of Caldera as a group.


     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 1, 2001 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.



                                                               NUMBER OF SHARES     PERCENT OF SHARES
NAME AND ADDRESS                                              BENEFICIALLY OWNED    BENEFICIALLY OWNED
----------------                                              ------------------    ------------------
The Canopy Group, Inc. .....................................      21,273,974(1)            53.6%
MTI Technology Corporation..................................       5,333,333(2)            13.4
Ransom H. Love..............................................         656,481(3)             1.6
Robert K. Bench.............................................              --(4)               *
Drew A. Spencer.............................................         102,383(5)               *
Benoy Tamang................................................          89,394(6)               *
Ralph J. Yarro, III.........................................          96,874(7)               *
Steve Cakebread.............................................              --(8)               *
John R. Egan................................................         883,333(9)             2.2
Edward E. Iacobucci.........................................          50,000(10)              *
Raymond J. Noorda...........................................      27,857,307(11)           70.2
Thomas P. Raimondi, Jr. ....................................          50,000(12)              *
All directors and executive officers as a group.............      29,785,772(13)           75.1


---------------
  *  Less than 1%

 (1) The address for The Canopy Group, Inc. is 240 West Center Street, Orem, Utah 84057.

 (2) The address for MTI Technology Corp. is 4905 East La Palma Avenue, Anaheim, California 92807.


 (3) Consists of options to purchase 656,481 shares of common stock.



 (4) Does not include options to purchase 200,000 shares of common stock granted to Mr. Bench in December, 2000.



 (5) Consists of options to purchase 102,383 shares of common stock.



 (6)Consists of options to purchase 89,394 shares of common stock.



 (7)Consists of options to purchase 96,874 shares of common stock. Mr. Yarro is President and Chief Executive Officer of The Canopy Group, Inc.



 (8) Does not include options to purchase 79,167 shares of common stock granted to Mr. Cakebread in August, 2000.



 (9) Consists of 833,333 shares of common stock held by Egan-Managed Capital, L.P. and options to purchase 50,000 shares of common stock. Mr. Egan is a managing partner of Egan-Managed

     Capital, L.P. Mr. Egan disclaims beneficial ownership of the shares held by Egan-Managed Capital, L.P., except to the extent of his pecuniary interest therein.


(10) Consists of options to purchase 50,000 shares of common stock.



(11) Includes 21,273,974 shares of common stock held by The Canopy Group, Inc., 5,333,333 shares of common stock held by MTI Technology Corporation and 1,250,000 shares held by Lineo, Inc. Mr. Noorda is chairman of the boards of directors of The Canopy Group, Inc. and MTI Technology Corporation, and is a director of Lineo, Inc. Additionally, the Noorda Family Trust, of which Mr. Noorda and his spouse serve as co-trustees is the controlling stockholder of The Canopy Group, Inc. The Canopy Group, Inc. holds more than 45% of the outstanding common stock of MTI Technology Corporation. Lineo, Inc. is majority-owned by The Canopy Group. By virtue of his holding corporate offices, his stock ownership and his service as co-trustee, all as described above, Mr. Noorda may be deemed to control The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc., and Mr. Noorda may be deemed to possess indirect beneficial ownership of the common stock held by The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc. Mr. Noorda disclaims beneficial ownership of such shares. The address for Mr. Noorda is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807.



(12) Consists of 50,000 options to purchase shares of common stock. Mr. Raimondi is President and Chief Executive Officer of MTI Technology Corporation. Mr. Raimondi disclaims beneficial ownership of the shares held by MTI Technology Corporation.



(13) See notes 3 through 12, as applicable.

                         PRINCIPAL SHAREHOLDERS OF SCO


     The following table sets forth certain information with respect to the beneficial ownership of SCO's common stock as of February 1, 2001, by:


     - each person known by SCO to beneficially own more than five percent of SCO's outstanding common stock;

     - each of SCO's directors;

     - each of the four most highly compensated executive officers in fiscal 2000 besides SCO's chief executive officer; and

     - all of SCO's executive officers and directors as a group.

     Unless otherwise indicated, the address for each shareholder on this table is c/o The Santa Cruz Operation, Inc., 425 Encinal Street, Santa Cruz, California 95061-1900. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.


FIVE PERCENT SHAREHOLDERS,                              COMMON STOCK      PERCENT OWNERSHIP
DIRECTORS AND CERTAIN EXECUTIVE OFFICERS             BENEFICIALLY OWNED   OF COMMON STOCK(1)
----------------------------------------             ------------------   ------------------
Douglas L. Michels(2)..............................      4,218,543              10.44%
Alok Mohan(3)......................................        682,332               1.68%
Robert M. McClure(4)...............................        142,082             *
Gilbert P. Williamson(5)...........................        136,750             *
R. Duff Thompson(5)................................         30,250             *
Ninian Eadie(5)....................................        107,250             *
Ronald Lachman(6)..................................        159,250             *
James Wilt(7)......................................        495,062               1.23%
Jack Moyer(8)......................................        107,387             *
Steven M. Sabbath(9)...............................        173,099             *
Michael Orr(5).....................................         87,500             *
All directors and executive officers as a group (15
  persons)(10).....................................      6,981,498              16.33%


---------------

   *  Represents less than one percent.


  (1) Based on 39,875,042 shares of common stock outstanding as of February 1, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.



  (2) Includes 512,776 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



  (3) Includes 622,497 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



  (4) Includes 138,750 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



  (5) Represents shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



  (6) Includes 87,250 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.

  (7) Includes 283,386 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



  (8) Includes 88,748 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



  (9) Includes 152,874 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.



 (10) Includes 2,870,779 shares of common stock issuable pursuant to options exercisable within 60 days of February 1, 2001.

              DESCRIPTION OF CALDERA AND NEW CALDERA CAPITAL STOCK

GENERAL

     The following summary includes all of the material provisions of Caldera and New Caldera's capital stock. Except where otherwise indicated, they are identical. However, you should read the New Caldera certificate of incorporation attached as Appendix D and the New Caldera bylaws attached as Appendix E.


     The authorized capital stock of Caldera consists of 100,000,000 shares, of which 75,000,000 are common stock, par value $0.001 per share, and 25,000,000 are preferred stock, par value $0.001 per share. If proposal five included in this Proxy Statement is approved by the stockholders, the authorized capital stock of Caldera and New Caldera will consist of 200,000,000 shares, of which 175,000,000 will be common stock, par value $0.001 per share, and 25,000,000 will be preferred stock, par value $0.001 per share. Based on the shares of Caldera common stock outstanding on October 31, 2000, immediately following the combination, there will be outstanding approximately 55.7 million shares of New Caldera common stock.


COMMON STOCK

     Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of New Caldera may from time to time determine.

     Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors are not provided for in New Caldera's articles of incorporation, which means that the holders of a majority of the shares voted will be able to elect all of the directors then standing for election.

     No Preemptive or Similar Rights. New Caldera's common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

     Right to Receive Liquidation Distributions. Upon a liquidation, dissolution, or winding up of New Caldera, the assets legally available for distribution to New Caldera's stockholders are distributable ratably among the holders of New Caldera's common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

PREFERRED STOCK

     Upon the closing of the combination, there will be no shares of preferred stock outstanding. The board of directors of New Caldera will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 25,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. See "-- Anti-Takeover Effects of Various Provisions of Delaware Law and New Caldera's Certificate of Incorporation and Bylaws."

REGISTRATION RIGHTS

     Pursuant to a second amended and restated investors rights agreement, dated January 7, 2000, which Caldera Systems entered into with holders of 11,596,146 shares of its common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares will be entitled to certain registration rights regarding the same number of shares of New Caldera to be owned by them upon the closing of the combination. The registration rights provide that if New Caldera proposes to register any securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. Beginning on September 20, 2000, the holders of at least 22 percent of these shares may also require New Caldera to file up to two registration statements under the Securities Act at its expense with respect to their shares of common stock. New Caldera is required to use its best efforts to effect these registrations, subject to conditions and limitations. Furthermore, the holders of these shares may require New Caldera to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of March 20, 2003, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

     Pursuant to the reorganization agreement, New Caldera has agreed to register shares of New Caldera held by SCO for distribution to SCO's shareholders. See "The Reorganization Agreement -- Distribution and Registration of Shares."

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     The provisions of the Delaware General Corporation Law, New Caldera's certificate of incorporation and its bylaws described below may have the effect of delaying, deferring, or discouraging another person from acquiring control of New Caldera.

     New Caldera is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging, under limited circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, which is a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an interested stockholder unless:

     - the transaction is approved by the board of directors before the date the interested stockholder attained that status;

     - upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, New Caldera has not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change-in-control attempts and may discourage attempts to acquire New Caldera.

CHARTER AND BYLAWS

Charter

     New Caldera's certificate of incorporation provides that all stockholder actions must be effected at a duly-called annual or special meeting and not by a consent in writing. New Caldera's certificate of incorporation also requires the approval of its board of directors to adopt, amend or repeal its bylaws. In addition, New Caldera's certificate of incorporation permits the stockholders to adopt, amend or repeal its bylaws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

     Directors are removable for cause only by stockholders holding a majority of the then-outstanding shares of stock entitled to vote. Vacancies on the board of directors resulting from death, resignation, removal or other reason may be filled by a majority of the directors then in office, even if less than a quorum. Vacancies from newly created directorships must be filled by a majority of the directors then in office. Lastly, the provisions in the certificate of incorporation described above and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

     These provisions may have the effect of deterring hostile takeovers or delaying changes in the control or management of New Caldera, which could have an adverse effect on the market price of its common stock.

Bylaws

     New Caldera's bylaws also contain many of the provisions in its certificate of incorporation described above. Its bylaws will not permit stockholders to call a special meeting. In addition, New Caldera's bylaws establish an advance notice procedure for matters to be brought before an annual or special meeting of its stockholders, including the election of directors. Business permitted to be conducted at any annual meeting or special meeting of stockholders is limited to business properly brought before the meeting.

     New Caldera's bylaws also provide that it will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to New Caldera, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in New Caldera's management.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     New Caldera's certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, New Caldera's certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. New Caldera will enter into separate indemnification agreements with its directors and executive officers that provide them indemnification protection if its certificate of incorporation is subsequently amended.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for New Caldera's common stock will be American Securities Transfer and Trust, Inc.

              COMPARISON OF RIGHTS OF HOLDERS OF SCO COMMON STOCK
                          AND NEW CALDERA COMMON STOCK

     The following is a summary of certain differences between the rights of holders of SCO common stock and holders of New Caldera common stock. While we believe that this summary covers the material differences, it may not contain all of the information that is important to holders of SCO common stock. In order to more completely understand the differences between the rights of holders of SCO common stock and holders of New Caldera common stock, SCO shareholders should carefully read all of the original documents and statutes referenced in this summary.

     The rights of holders of SCO common stock with respect to such stock are governed by the articles of incorporation and bylaws of SCO, each as currently in effect, and the Corporation Law of the State of California. The shares of New Caldera common stock that will be acquired by SCO and the options to purchase shares of New Caldera common stock that will be acquired by certain SCO option holders as a result of the combination will have rights that are governed by the certificate of incorporation and bylaws of New Caldera, each as in effect as of the effective time of the combination, and the General Corporation Law of the State of Delaware.

APPLICABLE STATE CORPORATE LAW

     SCO is incorporated under the laws of the State of California and is governed by the Corporation Law of the State of California. New Caldera is incorporated under the laws of the State of Delaware and is governed by the General Corporation Law of the State of Delaware. As a result of this difference in governing law, the shares of New Caldera common stock that will be acquired by SCO and the options to purchase shares of New Caldera common stock that will be acquired by SCO option holders as a result of the combination may have statutory rights different than those associated with shares of SCO common stock.

     Important differences between the Corporation Law of the State of California and the General Corporation Law of the State of Delaware include, but are not limited to, the following:

     - Delaware law allows a corporation to limit directors' liability and indemnify directors against claims to a greater extent than is permitted under California law.

     - Delaware law allows a corporation to take more extensive anti-takeover measures than are permitted under California law, including allowing a Delaware corporation to eliminate special stockholder meetings and to elect a classified board of directors.

     - Delaware law includes a specific anti-takeover statute that prevents certain business combinations not approved by the incumbent board. California law has no analogous statute.

     In addition, Delaware law and California law differ in their treatment of appraisal rights, the payment of dividends, and shareholder voting related to business combinations and combinations.

     As a Delaware corporation, New Caldera is subject to the provisions of
Section 203 of the General Corporation Law of the State of Delaware. Under certain circumstances, the provisions of Section 203 may make the consummation of various business transactions by "interested stockholders," as defined in
Section 203, with New Caldera more difficult for a three-year period following the time that a stockholder becomes an "interested stockholder." A corporation may waive the protective provisions of Section 203 in its certificate of incorporation or bylaws, but New Caldera has not currently done so.

CERTIFICATES OF INCORPORATION AND BYLAWS

Authorized and Outstanding Capital Stock


     SCO has two classes of authorized capital stock, designated "common stock" and "preferred stock." SCO is authorized to issue 100,000,000 shares of common stock and, as of February 1, 2001, there were 36,121,982 shares of common stock outstanding. SCO is authorized to issue 20,000,000 shares of preferred stock, with such rights, preferences and designations that the board of directors of SCO may determine. Currently there are no outstanding shares of SCO preferred stock.

     New Caldera will have two classes of authorized capital stock, designated "common stock" and "preferred stock," each with a par value of $0.001 per share. If proposal four described in this proxy is approved, New Caldera will be authorized to issue 175,000,000 shares of common stock. New Caldera will be authorized to issue 25,000,000 shares of preferred stock, with such rights, preferences and designations that the board of directors of New Caldera may determine. There are currently no outstanding shares of New Caldera preferred stock.

Voting Rights

     Except with respect to the election of directors, holders of SCO common stock are entitled to one vote on all matters submitted to SCO shareholders for their approval for each share of common stock held. Under certain circumstances, holders of SCO common stock are entitled to cumulate votes for the election of directors. Where votes are cumulated for the election of directors, each holder of SCO common stock is entitled to that number of votes which is equal to the total number of shares of SCO common stock held, multiplied by the number of directors being elected. The cumulative number of votes allotted to each SCO shareholder using this formula may be allocated by such shareholder in any manner, including for a single director, or for two or more directors, at the discretion of such SCO shareholder. Under SCO's bylaws, all matters submitted to the shareholders (including the election of directors) must be approved by a majority of the votes cast in a meeting where a quorum is present.

     Holders of New Caldera common stock are also entitled to one vote on all matters submitted to New Caldera stockholders for their approval for each share held. However, holders of New Caldera common stock are not entitled to cumulate votes for the election of directors. Pursuant to New Caldera's bylaws, all matters submitted to the stockholders (including the election of directors) must be approved by a majority of the votes cast in a meeting where a quorum is present.

BOARD OF DIRECTORS

  Board Size

     The bylaws of SCO currently provide that the board of directors of SCO may consist of between seven and twelve directors, and the exact number of directors has been fixed at nine by resolution of SCO's board. Pursuant to SCO's bylaws, the permissible range of size of SCO's board of directors may only be changed by an amendment to the bylaws approved by the shareholders, but the board may unilaterally fix the size of the board at any level within the permissible range. SCO's articles of incorporation do not place any restrictions on the size of SCO's board of directors.

     Pursuant to New Caldera's certificate of incorporation, New Caldera's board of directors may consist of between five and fifteen directors, as designated in the bylaws. Within the range permitted by the certificate of incorporation, the size of New Caldera's board of directors may be changed by resolution of the board. Pursuant to the reorganization agreement and the stockholders agreement, the size of the New Caldera board will be fixed at nine.

  Board Classification

     Neither the board of directors of SCO nor the board of directors of New Caldera is classified.

  Board Vacancies

     SCO's bylaws provide that any vacancy on SCO's board of directors may be filled by the remaining members of the board of directors (even if less than a quorum), or the sole remaining director, except that any vacancies created by removal of a director by vote of the shareholders or court order may only be filled by a vote of the shareholders. In addition, the shareholders may fill any vacancies not filled by the directors. SCO's bylaws provide that a vacancy in the board of directors can result from the death, resignation or removal of a director, a further increase in the size of the board of directors, or a failure of the shareholders to elect enough directors to fill the board.

     New Caldera's certificate of incorporation provides that any vacancy on New Caldera's board of directors, whether from the death, resignation or removal of a director or an increase in the size of the board of directors, may be filled in a meeting where a quorum exists by a majority of the directors then in office, even if less than a quorum, or the sole remaining directors.

  Removal of Directors

     SCO's articles of incorporation and bylaws make no special provisions for the removal of directors. Under the Corporation Law of the State of California, any member of SCO's board of directors, or the entire board of directors, may be removed with or without cause by the holders of a majority of the outstanding shares of SCO capital stock entitled to vote generally for the election of directors. Notwithstanding the foregoing, if less than the entire board of directors is removed, no director may be removed if the votes cast against his or her removal would be sufficient to elect such director if voted cumulatively.

     The removal of New Caldera's directors is governed by the General Corporation Law of the State of Delaware, which provides that any member of SCO's board of directors, or the entire board of directors, may be removed with or without cause by the holders of a majority of the outstanding shares of SCO capital stock entitled to vote generally for the election of directors.

Shareholder/Stockholder Action by Written Consent

     Pursuant to SCO's bylaws, shareholders may take formal action at a meeting of shareholders duly called and held in accordance with the bylaws and applicable law or pursuant to a written consent. Where shareholders take action by written consent, such written consent is effective only if signed by shareholders holding at least the number of shares of capital stock that would be required to authorize or take such action at a meeting of shareholders at which all shares of capital stock entitled to vote on such action were present and voted, except that in the case of election of directors, a written consent is effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

     Pursuant to New Caldera's bylaws, stockholders may only take formal action at a duly called stockholder meeting held in accordance with the bylaws and applicable law. New Caldera's bylaws do not permit stockholders to take action by written consent.

Ability to Call Special Meetings

     Pursuant to SCO's bylaws, a special meeting of SCO shareholders may be called by the board of directors of SCO, the chairman of the board of directors, SCO's president, or the holders of at least 10% of the outstanding shares of SCO capital stock entitled to vote at the meeting. If any person or group of persons other than the board of directors, chairman, or president desires to call a special meeting of SCO shareholders, the person or group must give the chairman, president, vice-president, or secretary of SCO a written notice stating the general nature of the business proposed to be transacted. Such written notice must be delivered not less than 35 nor more than 60 days before the date of the proposed special meeting. SCO's bylaws provide that no business other than that specified in the notice may be transacted at a special meeting.

     Pursuant to New Caldera's bylaws, a special meeting of New Caldera stockholders may be called only by the chairman of the board or by a majority of the board. The bylaws of New Caldera further provide that the only business that may be conducted at a special meeting of New Caldera stockholders is such business as is set forth in the notice of the special meeting.

Advance Notice Provisions for Shareholder/Stockholder Nominations and Proposals

     SCO's bylaws impose no additional notice requirements for shareholder nominations and proposals beyond those generally necessary for annual and special meetings.

     New Caldera's bylaws provide that stockholder proposals (and nominations of directors) will not be considered at any annual meeting of New Caldera stockholders unless timely made. Stockholder proposals

(and nominations of directors) are timely made only if delivered to the New Caldera's principal executive offices at least 120 days prior to the date of the meeting. Both stockholder proposals and stockholder nominations of directors must include certain information specified in the bylaws.

Amendment of Articles/Certificate of Incorporation And Bylaws

     SCO's articles of incorporation may be amended in accordance with the applicable provisions the Corporation Law of the State of California, which generally require the affirmative vote of the holders of a majority of outstanding capital stock entitled to vote. SCO's bylaws may be amended by a majority of the outstanding capital stock entitled to vote or by action of the board of directors (except that the board may not amend the bylaws to change the number or permissible range of numbers of authorized directors).

     New Caldera has reserved the right to amend, alter, change or repeal any provision of its certificate of incorporation in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, which generally require the affirmative vote of the holders of a majority of outstanding capital stock entitled to vote to approve an amendment to a certificate of incorporation. New Caldera's certificate of incorporation further requires the affirmative vote of two-thirds the outstanding voting stock to amend, alter, change or repeal the provisions of the certificate of incorporation regarding directors, stockholder meetings, limitations of directors' liability, indemnification, amendment of the bylaws, or amendment of the certificate of incorporation.

     Pursuant to New Caldera's certificate of incorporation and bylaws, New Caldera's bylaws may be altered, amended, or repealed by a majority vote of the board of directors taken at any regular meeting or at a special meeting where notice of the proposed alteration, amendment, or repeal is given. New Caldera's bylaws may also be altered, amended, or repealed by a vote of 66 2/3% of the outstanding voting stock.

Limitation of Liability of Directors

     SCO's articles of incorporation provide that the personal liability of SCO's directors to SCO and its shareholders for monetary damages arising out of a breach of the directors' fiduciary duties has been expressly eliminated to the fullest extent permitted by the Corporation Law of the State of California. Currently, the Corporation Law of the State of California permits a corporation to include a provision in its articles of incorporation or bylaws enabling the corporation to limit or eliminate the personal liability of its directors to the corporation for damages arising out of a breach of the directors' fiduciary duties, subject to certain limitations. The limitation of liability permitted by California law does not apply to actions brought directly by shareholders (such as a shareholder class action lawsuit) or to liabilities resulting from "acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders" or "acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders."

     New Caldera's certificate of incorporation provides that the personal liability of New Caldera's directors to New Caldera and its stockholders for monetary damages arising out of a breach of the directors' fiduciary duties has been expressly eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, New Caldera's certificate of incorporation provides that if the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of a director, then the liability of New Caldera's directors will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Currently, the General Corporation Law of the State of Delaware permits a corporation to include a provision in its certificate of incorporation or bylaws enabling the corporation to limit or eliminate the personal liability of its directors to the corporation or its stockholders for damages arising out of a breach of the directors' fiduciary duties, subject to certain limitations.

     While these provisions provide the directors of SCO and New Caldera with protection against awards for monetary damages arising out of a breach of fiduciary duties, they do not eliminate the duty itself.

Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her fiduciary duties.

Indemnification of Directors and Officers

     SCO's bylaws require SCO to indemnify any person who is or was a director or officer of SCO (or any predecessor of SCO) for any expenses, judgments and fines actually incurred and amounts paid in settlement in connection with any third party action, suit or other proceeding (other than a suit by or in the right of SCO) to the fullest extent permitted by the Corporation Law of the State of California. To the extent that SCO is required to indemnify a person for expenses in accordance with the foregoing, SCO's bylaws require SCO to advance such expenses to a person entitled to indemnification during a proceeding if such person provides SCO with an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification under SCO's bylaws. The indemnification provisions of SCO's bylaws are not exclusive of any other rights that a person may have under any bylaws, agreements between SCO and such person, or vote of SCO shareholders or disinterested directors or otherwise.

     The Corporation Law of the State of California permits a corporation to indemnify its directors, officers, employees and agents for any liability arising out of an action or threatened action, other than an action by or in the right of the corporation, to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and with respect to any criminal action, which he or she had no reason to believe was unlawful. The Corporation Law of the State of California permits a corporation to indemnify its directors, officers, employees and agents for any expenses actually and reasonably occurred in connection with the defense or settlement of an action threatened action by or in the right of the corporation to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines that such person is entitled to indemnification.

     New Caldera's bylaws require New Caldera to indemnify any person who is or was a director or officer of New Caldera (or any predecessor of New Caldera) for any expenses, liabilities and losses reasonably incurred in connection with any action, suit or proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware. To the extent that New Caldera is required to indemnify a person for expenses in accordance with the foregoing, New Caldera is also required to advance expenses during a proceeding if the person provides New Caldera with an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification under New Caldera's bylaws. Notwithstanding the foregoing, New Caldera is not required to advance expenses to any person against whom New Caldera brings a claim alleging that such person willfully misappropriated corporate assets, disclosed confidential information, or willfully and in bad faith breached such person's duty to New Caldera or its stockholders.

     The General Corporation Law of the State of Delaware permits a corporation to indemnify its directors, officers, employees and agents for any liability arising out of an action or threatened action, other than an action by or in the right of the corporation, to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which he or she had no reason to believe was unlawful. The General Corporation Law of the State of Delaware permits a corporation to indemnify its directors, officers, employees and agents for any liability arising out of an action or threatened action by or in the right of the corporation to which such person is a party due to his or her service as a director, officer, employee or agent, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines that such person is entitled to indemnification.

PROPOSALS TO BE VOTED UPON BY CALDERA STOCKHOLDERS AT THE CALDERA ANNUAL MEETING



     At the Caldera annual meeting of stockholders, Caldera's stockholders will be asked to consider the following proposals:



     1. Combination of Caldera with the server and professional services groups of The Santa Cruz Operation, Inc. In connection with the combination, SCO will receive 16 million shares of Caldera International, Inc. common stock (representing approximately 25.3% of Caldera International on a fully diluted basis), $23 million in cash and a non-interest bearing promissory note in the amount of $8 million. SCO employees who join Caldera International will receive options to purchase approximately 1.8 million shares of common stock of Caldera International (representing approximately 2.8% of Caldera International on a fully diluted basis). In the combination, Caldera will become a subsidiary of a new parent company, which we will call New Caldera, and SCO will contribute to New Caldera the assets of its server and professional services groups.



     2. Election of seven (7) directors to serve for one year terms ending in the year 2002 or until successors are duly elected and qualified.



     3. Amendments to the Caldera 1999 Omnibus Stock Incentive Plan to increase the number of shares reserved for issuance from 4,105,238 to 6,405,238 and to provide for an automated director option grant program.



     4. Amendments to Caldera's 2000 Employee Stock Purchase Plan to increase the number of share reserved for issuance from 500,000 to 2,000,000.



     5. Amendment to the Caldera Certificate of Incorporation increasing the number of authorized shares of common stock of Caldera from 75,000,000 to 175,000,000.



     6. Ratification of the appointment of Arthur Andersen LLP as Caldera's independent auditors for the fiscal year ending October 31, 2001.



     None of the proposals is contingent upon the passage of any other proposal.

              PROPOSAL ONE: APPROVAL AND ADOPTION OF THE AGREEMENT


                           AND PLAN OF REORGANIZATION



     Caldera's Board of Directors adopted a resolution approving the Agreement and Plan of Reorganization on August 1, 2000. The reorganization agreement must be approved by the affirmative vote, in person or by proxy, of at least a majority of the votes properly cast at the Caldera annual meeting. The combination contemplated by the reorganization agreement cannot be completed unless Caldera stockholders approve and adopt the reorganization agreement. See "The Combination" and "The Reorganization Agreement."



RECOMMENDATION OF THE BOARD OF DIRECTORS



     The Board of Directors recommends that the stockholders vote FOR the approval and adoption of the reorganization agreement.

                      PROPOSAL TWO: ELECTION OF DIRECTORS



     At the annual meeting, seven directors are to be elected to serve until the next annual meeting of Stockholders or until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the seven nominees named below for election to Caldera's Board of Directors unless authority to vote for any such nominee is withheld. There are seven nominees, each of whom is currently a director of Caldera. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of Caldera. If Proposal Two is approved by the stockholders of Caldera and the combination closes, the seven candidates receiving the highest number of the affirmative votes to the shares entitled to vote at the annual meeting will become directors of New Caldera, and Douglas Michels and an individual to be determined by SCO and approved by Caldera will also become directors of New Caldera.



     The names of the nominees, their ages as of November 30, 2000, and certain other information about each nominee are set forth below.



NAME                                    POSITION(S) WITH THE COMPANY             AGE   DIRECTOR SINCE
----                                    ----------------------------             ---   --------------
Ransom H. Love...............  Chief Executive Officer, Director                 41        1998
Ralph J. Yarro III...........  Chairman of the Board of Directors and Director   36        1998
Steve Cakebread..............  Director                                          41        2000
[New Director]...............
Edward E. Iacobucci..........  Director                                          46        2000
Raymond J. Noorda............  Director                                          76        1998
Thomas P. Raimondi, Jr. .....  Director                                          43        1999



     For biographical summaries of these nominees, see "Management of Caldera and New Caldera."



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS



     During the period from November 1, 1999 through October 31, 2000, or the last fiscal year, the Caldera board of directors met 20 times and no director attended fewer than 75% of the aggregate number of meetings of the Caldera board of directors and meetings of the committees of the Caldera board of directors on which he or she serves. The Caldera board of directors has an audit committee and a compensation committee.



     The compensation committee of the board of directors, which held 8 meetings during the last fiscal year, recommends, reviews, and oversees the salaries, benefits and stock option plans for Caldera's employees, consultants, directors and other individuals compensated by Caldera. The compensation committee also administers Caldera's compensation plans. The members of the compensation committee are Messrs. Raimondi, Yarro and John R. Egan, all of whom are non-employee directors of Caldera. Mr. Egan is not running for re-election as a director.



     The audit committee of the board of directors, which held 3 meetings during the last fiscal year, reviews, acts and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of Caldera's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of Caldera's independent auditors and Caldera's accounting practices. The members of the audit committee are Messrs. Cakebread, Iacobucci and John R. Egan, all of whom are non-employee directors of Caldera. Mr. Egan is not running for re-election as a director.

DIRECTOR COMPENSATION



     See "Management of Caldera and New Caldera -- Director Compensation."



RECOMMENDATION OF THE BOARD OF DIRECTORS



     The Board of Directors unanimously recommends that the stockholders vote FOR the election of all of the nominees listed above.

                 PROPOSAL THREE: APPROVAL OF AMENDMENTS TO THE

                              STOCK INCENTIVE PLAN

     Caldera's stockholders are being asked to approve a series of amendments to Caldera's 1999 Omnibus Stock Incentive Plan (the "1999 Plan") that will effect the following changes: (i) increase the maximum number of shares of common stock authorized for issuance over the term of the 1999 Plan by an additional 2,300,000 shares to 6,405,238 shares, (ii) establish an automatic share increase feature pursuant to which the number of shares available for issuance under the 1999 Plan will automatically increase, beginning with the 2000 calendar year, as of November 1 of each year, by 3% of the total number of shares of common stock outstanding on the previous October 31st, (iii) add a formula awards program pursuant to which directors of Caldera will automatically be granted options to purchase shares of common stock at specified times, including an option to purchase 100,000 shares of common stock on the date of the annual shareholders meeting during each even numbered calendar year.

     The purpose of the proposed share increase and automatic annual share increase feature is to assure that a sufficient reserve of common stock is available under the 1999 Plan to attract and retain the services of individuals essential to Caldera's long-term growth and success. The purpose of establishing the director formula awards program is to provide directors an inducement for continued service on the board of directors of the Caldera.

     The 1999 Plan became effective on December 1, 1999, subject to the requisite approval of the shareholders of Caldera, which was received on December 1, 1999. The 1999 Plan was amended on March 10, 2000 to increase the number of shares of common stock subject to the 1999 Plan and then again on July 14, 2000 to increase the number of shares subject to the 1999 Plan, add the formula award program, and make various other changes to the provisions governing awards granted under the 1999 Plan. Unless earlier terminated by the Board, the right to grant incentive awards under the 1999 Plan will terminate on December 1, 2009. Incentive awards outstanding when the 1999 Plan terminates will remain in effect according to their terms and the provisions of the 1999 Plan.

     The following is a summary of the principal features of the 1999 Plan, including the amendments which will become effective upon stockholder approval of this Proposal No. Two, together with the applicable tax and accounting implications for Caldera and the participants. However, the summary does not purport to be a complete description of all the provisions of the 1999 Plan. Any stockholder of Caldera who wishes to obtain a copy of the actual plan document may do so upon written request to Caldera's Chief Financial Officer at its principal executive office located at 240 West Center Street Orem, Utah 84057. The telephone number of such office is (801) 765-4999.

     You should note that, if the proposed transactions with New Caldera and SCO are approved and consummated, New Caldera will assume the 1999 Plan, and all incentive awards granted under the 1999 Plan will apply to shares of common stock of New Caldera. All references in the following summary to "Caldera" should be read to include all successors in interest to Caldera, including, if the proposed transactions are consummated, New Caldera.

GENERAL

     The 1999 Plan is intended to promote the interests of Caldera and its shareholders by providing directors, officers, employees and other persons, including outside consultants, who are expected to make a long-term contribution to the success of Caldera with appropriate incentives and rewards to encourage them to enter into and continue in the employ of Caldera and to acquire a proprietary interest in the long-term success of Caldera, thereby aligning their interests more closely to the interests of Caldera's shareholders.

     In addition to the 1999 Plan, Caldera has previously adopted the 1998 Stock Option Plan pursuant to which the Caldera has granted options to purchase 3,252,088 shares of common stock, of which 813,800 options have been exercised or cancelled and 2,438,288 options remain outstanding. Upon approval of the 1999 Plan, the 1998 Stock Option Plan was terminated. Accordingly, although previously granted options remain outstanding and subject to the terms of the 1998 Stock Option Plan, Caldera may not grant any new options (upon the expiration of previously granted options or otherwise) under the 1998 Stock Option Plan.

SHARES COVERED BY THE 1999 PLAN


     The 1999 Plan presently authorizes the grant of incentive awards with respect to an aggregate of 4,105,238 shares of common stock. If the stockholders approve Proposal Number Three, the number of shares authorized for incentive awards under the 1999 Plan will increase to 6,405,238, and such number will automatically increase, as of November 1 of each year beginning in 2000, by 3% of the total number of shares of common stock outstanding on the previous October 31st. Notwithstanding a greater increase in the number of shares subject to the 1999 Plan, the number of shares that may be issued upon the exercise of incentive stock options under the 1999 Plan shall in no event exceed 6,405,238 shares, increased by 100,000 shares on November 1 of each year between 2000 and 2008.


     Shares issued pursuant to the 1999 Plan may be authorized and unissued shares, treasury shares or shares acquired by Caldera for purposes of the 1999 Plan. Generally, shares subject to an incentive award that remain unissued upon expiration, cancellation, surrender, exchange, or termination of the incentive award will be available for other incentive awards under the 1999 Plan.

CHANGES IN CAPITALIZATION

     In the event that the committee appointed by the Board to administer the 1999 Plan (the "Committee") determines that any dividend or other distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 1999 Plan, then the Committee will make such equitable changes or adjustments as it deems necessary to the aggregate number of shares available under the 1999 Plan, the number and kinds of shares that may thereafter be used for any incentive award, and the number of shares subject to and exercise price, grant price, or purchase price of each outstanding award.

ADMINISTRATION

     The 1999 Plan is administered by the Committee, which consists of two or more persons appointed (and removable) by the board of directors in its discretion, each of whom must be an "outside director" within the meaning of
Section 162(m) of the Code and a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act 1934, as amended. The Committee is authorized, among other things, to do the following:

     - to construe, interpret and implement the provisions of the 1999 Plan;

     - to select the persons to whom incentive awards will be granted;

     - to determine when incentive awards will be granted;

     - to determine the terms and conditions of such incentive awards;

     - to establish the performance criteria under which incentive awards will be granted;

     - to determine when and under what circumstances an incentive award can be settled, canceled, forfeited, exchanged, or surrendered;

     - to make rules with respect to the 1999 Plan;

     - to determine the terms and provisions of award agreements, which are required to accompany and evidence any incentive award under the Plan (the terms of which are accepted by any Participant through the act of accepting the incentive award); and

     - to make all other determinations deemed necessary or advisable for the administration of the 1999 Plan.

     The 1999 Plan provides that no member of the Committee shall be liable for any action, omission or determination relating to the 1999 Plan and that Caldera shall indemnify and hold harmless each member of the Committee and each other director or employee of Caldera to whom any duty or power relating to the administration or interpretation of the 1999 Plan has been delegated against any cost, expense or liability arising out of any action, omission or determination relating to the 1999 Plan, if, in either case, such action, omission or determination was taken or made by such member, director or employee in good faith and in a manner such member, director or employee reasonably believed to be in or not opposed to the best interests of Caldera.

ELIGIBILITY

     The persons who are eligible to receive awards pursuant to the 1999 Plan include all employees and directors of Caldera and its subsidiaries and such other persons, including outside consultants, whom the Committee determines are expected to make a contribution to Caldera. The Committee may grant incentive awards to any, all or none of such eligible persons at any time, from time to time, during the term of the 1999 Plan. "Participants" in the 1999 Plan are persons who both are eligible to receive an incentive award pursuant to the 1999 Plan and to whom an incentive award is granted pursuant to the 1999 Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.


VALUATION



     The fair market value per share of common stock on any relevant date under the 1999 Plan will be the closing selling price per share or that date on the
Nasdaq National Market. On March   , 2001, the closing selling price of Caldera
common stock was $       .


INCENTIVE AWARDS UNDER THE 1999 PLAN

     Awards under the 1999 Plan may be made in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) tandem or stand-alone stock appreciation rights, (iv) restricted stock, (v) phantom stock and (vi) stock bonuses. Each award granted under the 1999 Plan (except an unconditional stock bonus) shall be evidenced by an award agreement containing such provisions as the Committee shall deem desirable.

STOCK OPTIONS

     General. The Committee determines, and sets forth in the applicable award agreement, whether an option is an incentive stock option or a non-qualified stock option, the vesting schedule of each option, and the expiration date of each option; provided, however, no incentive stock option may be exercisable more than 10 years after the date of grant. The purchase price per share payable upon the exercise of an option is established by the Committee. With respect to non-qualified stock options, the Option Exercise Price may be less than the fair market value of a share of our common stock on the date such option is granted. With respect to incentive stock options, the Option Exercise Price may not be less than the fair market value of a share of common stock on the date the option is granted. During the period our common stock is traded on the Nasdaq National Market, the fair market value of a share of common stock is the closing sales price of a share of our common stock on such market on the most recent trading day on which there was a sale of our common stock on such market. The closing sales price of a share of our common stock on October 31, 2000 was $3.50. Unless the applicable award agreement provides otherwise, an option becomes cumulatively exercisable as to 25 percent of the shares covered thereby on each of the first, second, third and fourth anniversaries of the date of grant. Only individuals who are employees of Caldera or any subsidiary of Caldera as of the date of the grant are eligible to receive incentive stock options.

     Exercise of Options. An option may be exercised by delivering notice to Caldera's Secretary no later than one business day in advance of the effective date of the proposed exercise. Subject to the terms of the award agreement, payment for shares of common stock purchased upon the exercise of an option shall be made on the effective date of such exercise by one or a combination of the following means:

     - in cash, by certified check, bank cashier's check or wire transfer;

     - subject to any restrictions imposed by applicable securities laws, by delivering a properly executed exercise notice to Caldera together with a copy of irrevocable instructions to a broker to deliver promptly to Caldera the amount of sale or loan proceeds to pay the full amount of the purchase price;

     - by delivering shares of common stock owned by the Participant with appropriate stock powers;

     - by electing to have Caldera retain shares of common stock which would otherwise be issued on the exercise of the option; or

     - any combination of the foregoing forms, as approved by the Committee.

     The options granted under the 1999 Plan to date do not permit exercise by delivery of common stock owned by the Participant or by electing to have Caldera retain shares of common stock that would otherwise be issued on exercise.

     Certain Limitations on Incentive Stock Options. The total number of shares of common stock subject to incentive awards awarded to any employee during any tax year of Caldera shall not exceed 200,000 shares of common stock.

     To the extent that the aggregate fair market value of shares of common stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year under the 1999 Plan and any other stock option plan of Caldera (or any subsidiary of Caldera) exceed $100,000, such options are treated as non-qualified stock options. Fair market value in this context refers to the fair market value of the common stock subject to the option on the date on which each such incentive stock option is granted.

     In addition, the 1999 Plan prevents the issuance of any incentive stock options to an individual if, at the time of such proposed grant, the individual owns stock that represents more than ten percent (10%) of the total combined voting power of all classes of stock of Caldera. This limitation does not apply if the Option Exercise Price per share of the proposed incentive stock option is at least one hundred ten percent (110%) of the fair market value of a share of common stock at the time such proposed incentive stock option is granted and it is not exercisable after five years from the date of grant.

     Termination of Employment. In the event that the employment or service as a director of a Participant with Caldera or a subsidiary of Caldera is terminated by the employee or by Caldera for cause, unless the applicable award agreement provides otherwise, (i) options granted to such Participant, to the extent that they are exercisable at the time of such termination, remain exercisable until the date that is 30 after such termination, on which date they shall expire, and
(ii) options granted to such Participant, to the extent that they were not exercisable at the time of such termination, expire at the close of business on the date of such termination. No option shall be exercisable after the expiration of its original term.

     In the event that the employment or service as a director of a Participant with Caldera or a subsidiary of Caldera is terminated by Caldera in connection with a reduction in force or by Caldera for any other reason other than death, disability or cause, unless the applicable award agreement provides otherwise,
(i) options granted to such Participant, to the extent that they are exercisable at the time of such termination, remain exercisable until the date that is 90 days (120 days in the case of a non-qualified option) after such termination, on which date they shall expire, and (ii) options granted to such

Participant, to the extent that they were not exercisable at the time of such termination, expire at the close of business on the date of such termination. No option shall be exercisable after the expiration of its original term.

     In the event that the employment of a Participant with Caldera or a subsidiary of Caldera is terminated by reason of death or disability of the Participant, unless the applicable award agreement provides otherwise, (i) options granted to such Participant, to the extent that they are exercisable at the time of such termination, remain exercisable until the date that is one year after such termination, on which date they shall expire, and (ii) options granted to such Participant, to the extent that they were not exercisable at the time of such termination, expire at the close of business on the date of such termination. No option shall be exercisable after the expiration of its original term.

     Effect of a Change in Control. Under the 1999 Plan, a "Change in Control" includes the following:

     - acquisition by any person (with certain exceptions), directly or indirectly, of fifty percent (50%) or more of the combined voting power of Caldera's then outstanding securities;

     - during a period of not more than two consecutive years following the adoption of the 1999 Plan, individuals who at the beginning of such period constitute the Board and any new director (with certain exemptions) whose election by the Board or nomination for election was approved by 2/3 of the directors then still in office who were either directors when the 1999 Plan was adopted or approved as provided herein cease to constitute a majority of the Board,

     - Caldera's shareholders approve and Caldera consummates a merger or consolidation, except for such a merger or consolidation after which the shareholders prior to such merger or consolidation retain more than fifty percent (50%) of the combined voting power of the corporation surviving the merger and except for a merger or consolidation effected to implement a recapitalization of Caldera in which no person acquired more than fifty percent (50%) of the combined voting power of Caldera's then outstanding securities; and

     - Caldera's shareholders approve a plan of complete liquidation of Caldera or an agreement for the sale or disposition by Caldera of all or substantially all of Caldera's assets.

     Upon the occurrence of a Change in Control, each outstanding option granted under the 1999 Incentive that has vested may be, at Caldera's discretion, (i) cashed out, (ii) converted to options of the acquiring entity, (iii) assumed by the acquiring entity, or (iv) or otherwise disposed of in the manner provided in any shareholder-approved agreement or plan governing such Change in Control. In the absence of any governing provisions in any shareholder-approved agreement or plan governing such Change in Control, the Committee may, on a case-by-case basis, require any vested, exercisable options that remain outstanding following a Change in Control to be cashed out and terminated in exchange for a lump sum cash payment, shares of the acquiring entity or a combination thereof equal in value to the fair market value of the option.

     In the event of a Change in Control , each outstanding option granted under the 1999 Plan that has not vested shall terminate, unless (i) otherwise provided in the shareholder-approved agreement or plan governing such Change in Control, or (ii) the Committee in its sole discretion on a case-by-case basis elects in writing to waive termination.

TANDEM STOCK APPRECIATION RIGHTS

     General. The Committee may grant, in connection with any option granted under the 1999 Plan, tandem stock appreciation rights ("SARs") relating to a number of shares of common stock less than or equal to the number of shares of common stock subject to the related option. The exercise of a tandem SAR with respect to any number of shares of common stock, which occurs through notice to Caldera's Secretary no less than one business day in advance of the effective date of the proposed exercise, entitles the Participant to a cash payment, for each such share, equal to the excess of (i) the fair market value of a share of common stock on the exercise date over (ii) the Option Exercise Price per share of the related option.

     Term and Exercisability. A tandem SAR is exercisable (i) only if and to the extent that its related option is exercisable and (ii) only if at the time of such exercise, the fair market value of a share of common stock exceeds the Option Exercise Price per share of the related option. The exercise of a tandem SAR with respect to a number of shares of common stock causes the immediate and automatic cancellation of its related option with respect to an equal number of shares. The exercise of an option, or the cancellation, termination or expiration of an option with respect to a number of shares of common stock generally causes the automatic and immediate cancellation of any related tandem SARs. Such tandem SARs are canceled in the order in which they became exercisable. The 1999 Plan allows partial exercise of tandem SAR rights, provided that no such partial exercise is for less than a number of shares having an aggregate Option Exercise Price of less than $1,000.

STAND-ALONE STOCK APPRECIATION RIGHTS

     The Committee may also grant stand-alone SARs independently of any option granted under the 1999 Plan. The exercise of a stand-alone SAR with respect to any number of shares of common stock entitles the Participant to a cash payment, for each such share, equal to the excess of (i) the fair market value of a share of common stock on the exercise date over (ii) the "Reference Value" per share of the stand-alone SAR. The "Reference Value" is the greater of the fair market value per share on the date of grant or the Reference Value set by the Committee. Unless the applicable award agreement provides otherwise, a stand-alone SAR becomes cumulatively exercisable as to 25 percent of the shares covered thereby on each of the first, second, third and fourth anniversaries of the date of grant. The Committee determines the expiration date of each stand-alone SAR. The termination of a Participant's employment with Caldera or the occurrence of an event that constitutes a Change in Control has the same effect on a stand-alone SAR as on an option. The 1999 Plan allows for the partial exercise of any stand-alone SAR, provided that no partial exercise shall be for an aggregate Reference Value of less than $1,000.

RESTRICTED STOCK

     General. The Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion. The Committee establishes vesting dates for restricted stock, and, if awards of restricted stock are intended to be "performance based compensation" for Section 162(m) of the Code, awards of restricted stock must be contingent on the attainment by Caldera or a subsidiary of Caldera of one or more pre-established performance goals (the "Performance Goals") established by the Committee. The Performance Goals are based on the attainment by Caldera (and/or its subsidiaries, if applicable) of any one or more of the following criteria:

     - a specified percentage return on total stockholder equity of Caldera;

     - a specified percentage increase in earnings per share of common stock;

     - a specified percentage increase in net income of Caldera; and/or

     - a specified percentage increase in profit before taxation of Caldera.

The Committee in its discretion may require that any dividends paid on shares of restricted stock be held in escrow until all restrictions on such shares have lapsed. Performance goals are measured according to generally accepted accounting principles and must be certified as being achieved by the Committee.

     Restrictions on Transfer Prior to Vesting. When shares of restricted stock are initially granted, the certificates representing such shares bear a legend stating that the transferability of such shares is subject to the 1999 Plan and the governing award agreement, and, unless the Committee determines otherwise, such certificates are retained by Caldera, along with stock powers for the benefit of Caldera relating to such shares. Prior to the vesting of a share of restricted stock, no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, is permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, will be forfeited by the Participant. Upon the vesting of a share of restricted stock pursuant to the terms of the applicable award agreement, such restrictions on transfer lapse, and Caldera is required to issue a certificate without restrictive legend (other than any legend that may be required by law). The Committee may impose at the time of granting any restricted stock any vesting conditions that it, in its absolute discretion, deems appropriate.

     Effect of Termination of Employment or Removal from Board. Upon the termination of a Participant's employment or service with Caldera or any subsidiary of Caldera for any reason other than cause, any and all non-vested shares of restricted stock are immediately forfeited by the Participant and transferred to Caldera, unless the applicable restricted stock Agreement provides otherwise or, in its sole discretion, the Committee gives notice to the Participant within thirty (30) days of the termination that the Participant shall continue to be the owner of the restricted stock. If shares of restricted stock are so forfeited, Caldera also has the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise. In the event of the termination of a Participant's employment for cause, all shares of restricted stock granted to such Participant that have not vested as of the date of such termination shall immediately be returned to Caldera, together with any dividends paid on such shares.

     Effect of Change in Control. Upon the occurrence of an event that constitutes a Change in Control, all restrictions on outstanding vested shares of restricted stock immediately lapse and all outstanding shares of restricted stock that have not vested as of the date the Change in Control occurs immediately expire and are cancelled.

PHANTOM STOCK

     General. The Committee may grant shares of phantom stock to such persons, in such amounts, and subject to such vesting terms and conditions as the Committee determines in its discretion. If the vesting requirements specified by the Committee are met, the grantee of phantom stock will receive, within thirty
(30) days of the day such phantom stock vests, a cash payment equal to the sum of (i) the fair market value of the shares of common stock on the date on which such share of phantom stock vests and (ii) the aggregate amount of cash dividends paid with respect to a share of common stock during the period commencing on the date on which the share of phantom stock was granted and terminating on the date on which such share vests. If awards of phantom stock granted to Executive Officers of Caldera are intended to be "performance based compensation" for Section 162(m) of the Code, the vesting of such awards of phantom stock must be contingent on the attainment by Caldera or a subsidiary of Caldera of any one or more of the Performance Goals noted above in the discussion of restricted stock awards. Attainment of performance goals will be measured based upon generally accepted accounting principles and must be certified by the Committee as having been achieved.

     Termination of Employment. Except as provided in the applicable award agreement, shares of phantom stock that have not vested, together with any dividends credited on such shares, will be forfeited upon the Participant's termination of employment for any reason other than cause. Termination for cause results in the immediate forfeiture of all shares of phantom stock granted to the terminated Participant, together with any dividends credited on such shares.

     Effect of Change in Control. Upon the occurrence of an event that constitutes a Change in Control, all outstanding shares of phantom stock that have not yet vested prior to the date constituting the Change in Control shall immediately expire and be cancelled.

STOCK BONUS

     The Committee may grant bonuses comprised of shares of common stock free of restrictions to such persons, in such amounts, as the Committee determines in its discretion.

AMENDMENT OR TERMINATION OF THE 1999 PLAN

     The Board may suspend, revise, terminate or amend the 1999 Plan at any time; provided, however, that shareholder approval must be obtained if and to the extent that the Board deems it appropriate to satisfy Section 162(m) of the Code, Section 422 of the Code or the rules of any stock exchange on which the common stock is listed. No action under the 1999 Plan may, without the consent of the Participant, reduce the Participant's rights under any outstanding award.

TRANSFERABILITY OF AWARDS DURING PARTICIPANT'S LIFETIME/FORFEITURE FOR FAILURE TO COMPLY

     During a Participant's lifetime, the Committee may permit or prohibit, in its discretion, the transfer, assignment or other encumbrance of an outstanding option or outstanding shares of restricted stock unless such option is an incentive stock option. To the extent the Committee and respective participant desire that incentive stock options shall remain incentive stock options, incentive stock options are nontransferable except upon death. Subject to any conditions the Committee imposes, options granted under the Plan may be transferred to an immediate family member, if notice of such transfer is received in exchange for such transfer to Caldera and no consideration is given for the transfer. Rights with respect to other incentive awards granted under the 1999 Plan may not be transferred, assigned or pledged.

     Failure by a Participant (or beneficiary or transferee) to comply with any of the terms and conditions of the 1999 Plan or the applicable award agreement, unless such failure is remedied by such Participant (or beneficiary or transferee) within ten days after notice of such failure by the Committee, is grounds for the cancellation and forfeiture of the respective incentive award, in whole or in part, as the Committee, in its absolute discretion, may determine.

PROPOSED DIRECTORS FORMULA AWARD PROGRAM


     If Proposal No. Three is approved by the stockholders, the 1999 Plan will be amended to establish a program providing for the automatic grant of options to directors of Caldera at specified times. If approved by the stockholders of Caldera, the proposed formula awards program will have the following features:


GENERAL PROVISIONS OF PROPOSED FORMULA AWARD PROGRAM.

     - Grant in 2002 Calendar Year. Each director who is elected to serve or continues to serve as a director of Caldera following the date of the regularly scheduled annual meeting of shareholders during the 2002 calendar year will automatically be granted an option to purchase 100,000 shares of common stock at an Option Exercise Price equal to the fair market value of a share of common stock on the date of such annual meeting.

     - Grant in Subsequent Even-Number Calendar Years. Each director who is elected to serve or continues to serve as a director of Caldera following the date of the regularly scheduled annual meeting during each even-numbered calendar year beginning with 2004 will automatically be granted an option to purchase 100,000 shares of common stock at an Option Exercise Price equal to the fair market value of a share of common stock on the date of such annual meeting.

     - Grant to Directors First Elected Between Even-Numbered Calendar
       Years. Each director who is first elected or appointed to serve as a director other than at an annual meeting of shareholders in an even-number calendar year will automatically be granted, upon the commencement of such service, an option to purchase a number of shares of common stock equal to the product of (i) a fraction, the numerator of which is the number of full calendar months between the date of such election or appointment and March 1 of the next even-numbered calendar year, and the denominator of which is 24, multiplied by (ii) 100,000. Such options shall have an Option Exercise Price equal to the fair market value of a share of common stock on the date of grant.

     - Top-Up Grant For Certain Directors. Each director whose existing options are all scheduled to vest prior to March 1, 2002 will automatically be granted, on the date all such options vest, an option to purchase a number of shares of common stock equal to the product of (i) a fraction, the numerator of which is the number of full calendar months between the date all such options vest and March 1, 2002, and the denominator of which is 24, multiplied by (ii) 100,000. Such options shall have an Option Exercise Price equal to the fair market value of a share of common stock on the date of grant. All options granted under the director formula awards program will vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

     Limitations on Options Granted. No option may be granted pursuant to the formula awards program on a date when the number of shares of common stock authorized for issuance pursuant to the 1999 Plan is less than the sum of (i) all shares of common stock issued under the 1999 Plan, (ii) all shares of common stock subject to outstanding options, and (iii) all options that would, but for the effect of this limitation, be granted on that date.

     Other Provisions. Options granted under the formula awards program are otherwise generally subject to the same terms and conditions as other options granted under the 1999 Plan.

WITHHOLDING TAXES

     Whenever cash is to be paid pursuant to an award, Caldera has the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of common stock are to be delivered pursuant to an award, Caldera has the right to require the Participant to remit to Caldera in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have Caldera withhold from delivery shares of common stock having a fair market value equal to the amount of tax to be withheld.

COMPLIANCE WITH TAX LAWS

     The 1999 Plan is intended to provide performance-based compensation and thereby avoid the limitations of Section 162(m) of the Code. Section 162(m) denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to the following individuals who are employed at the end of the employer's taxable year ("Covered Employees"): the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer), for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for "performance based" exception to
Section 162(m) is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the shareholders in a separate vote prior to the payment. Accordingly, because the 1999 Plan has been approved by the shareholders of Caldera and the Committee intends to administer the Plan so that the other conditions of Code Section 162(m) relating to performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the 1999 Plan will not be subject to the deduction limit of Section 162(m).

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a brief summary of the principal United States Federal income tax consequences relating to incentive awards under the 1999 Plan. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to shareholders described herein.

Shareholders should be aware that this discussion does not deal with all United States Federal income tax considerations that may be relevant to an individual shareholder granted incentive awards pursuant to the 1999 Plan. ACCORDINGLY, SHAREHOLDERS AND INCENTIVE AWARD RECIPIENTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES RELATING TO INCENTIVE AWARDS UNDER THE 1999 PLAN.

     Non-Qualified Stock Options. An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Caldera will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the Option Exercise Price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Caldera will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such common stock is more than one year.

     The exercise of a non-qualified stock option through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

     Neither the Participant nor the transferee will realize taxable income at the time of a non-arm's-length transfer of a non-qualified stock option as a gift. Upon the subsequent exercise of the option by the transferee, the Participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise. If a participant makes a gift of an option, and surrenders all dominion and control of the option, the gift should be complete for Federal gift tax purposes at the time of transfer and should be valued at that time (or, if later, at the time the option becomes vested). For gift and estate tax purposes, the gift of an option would generally cause the option (and the stock acquired by exercise) to be excluded from the participant's estate. Special rules may apply if the participant makes a gift of an award to a charity or to a "living trust" under which the participant retains the right to revoke the trust or substantially alter its terms.

     Incentive Stock Options. An optionee generally will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option for regular U.S. federal income tax purposes, and Caldera will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to Caldera, if the optionee subsequently engages in a "disqualifying disposition," as described below. Additionally, the spread between the fair-market value of shares obtained upon exercise of an incentive stock option and the exercise price is an adjustment to alternative minimum taxable income and may result in the option holder having to pay federal alternative minimum tax for the year of exercise.

     A sale or exchange by an optionee of shares acquired through the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price paid being treated a long-term capital gain (or loss) to the optionee. If such sale or exchange (including inter vivos gifts) takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares. A disqualifying disposition that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the incentive stock option and (b) the amount realized on such disqualifying disposition of the shares over
(ii) the Option Exercise Price of such shares, will be ordinary income to the optionee, subject to applicable reporting requirements, and Caldera will be entitled to a tax deduction in the amount of such income. Any further gain generally will qualify as capital gain and will not result in any deduction by Caldera.

     The exercise of an incentive stock option through the exchange of previously acquired Stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a non-qualified stock option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive incentive stock option treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

     If the exercise price of an incentive stock option is paid with shares of stock of Caldera acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum incentive stock option holding period (two years form the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

     Restricted Stock. A grantee of restricted stock will not recognize any income upon the receipt of restricted stock unless the holder elects under
Section 83(b) of the Code within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to Caldera. Any Section 83(b) election must be filed with the IRS within the applicable 30-day period. If the Section 83(b) election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At that time the holder will recognize ordinary income, subject to applicable reporting and withholding requirements, and Caldera generally will be entitled to a deduction in the same amount.

     Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

     Other Incentive Awards. The grant of a stock appreciation right or phantom stock award will not result in taxable income to the grantee or in a tax deduction for Caldera. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, subject to applicable reporting and withholding requirements, and Caldera generally will be entitled to a tax deduction in the same amount. A stock bonus generally will result in compensation income for the grantee and a tax deduction for Caldera, equal to the fair market value of the shares of common stock granted.

     Withholding of Taxes. Pursuant to the plan, Caldera may deduct, from any payment or distribution of shares under the plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the Participant to pay such amount to Caldera prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the Committee, a participant may elect to satisfy the withholding required, in whole or in part, either by having Caldera withhold shares of common stock from any payment under the plan or by the Participant delivering shares of common stock to Caldera. Any election must be made in writing on or before the date when the amount of taxes to be withheld is determined. The portion of the withholding that is so satisfied will be determined using the fair market value of the common stock on the date when the amount of taxes to be withheld is determined.

     The use of shares of common stock to satisfy any withholding requirement will be treated, for federal income tax purposes, as a sale of such shares for an amount equal to the fair market value of the stock on the date when the amount of taxes to be withheld is determined. If previously-owned shares of common stock are delivered by a Participant to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the participant for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.

     Change in Control. Any acceleration of the vesting or payment of awards under the 1999 Plan in the event of a change in control in Caldera may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the participant to a 20% excise tax and which may not be deductible by Caldera.

VALUE OF BENEFITS TO CERTAIN PERSONS


     If Proposal No. Three is approved by the stockholders, and the directors formula award program is adopted, any current or future director of the Company that is elected to serve or continues to serve as a director of Caldera following the date of the regularly scheduled annual meeting of stockholders during the 2002 calendar year and each even number thereafter will, subject to the availability of a sufficient number of shares under the 1999 Plan, be granted an option to purchase 100,000 shares of common stock at an Option Exercise Price equal to the fair market value of a share of common stock on the date of such annual meeting.


     In addition, under the top-up provisions of the director formula award plan, five of the current non-employee directors of Caldera will receive an aggregate of options to acquire 195,833 shares (Steve Cakebread, 79,167; Ralph
J. Yarro III, 75,000; Thomas P. Raimondi, Jr., 25,000; John R. Egan, 8,333; and Edward E. Iacobucci, 8,333) prior to March 1, 2002. Additional directors appointed to the board of Caldera or New Caldera prior to March 1, 2002 will be entitled to receive options to acquire a pro rata portion of 100,000 shares determined by multiplying 100,000 by a fraction, the numerator of which is the number of full calendar months between the date of appointment and March 1, 2002 and the denominator of which is 24.


     On completion of the merger, New Caldera anticipates granting options to the following individuals: Drew A. Spencer, options to acquire 2,000 shares, the current executive officers of Caldera as a group, including Mr. Spencer, options to acquire 6,000 shares, and all other employees, including current officers who are not executive officers as a group, options to acquire 208,300 shares.


     All of the foregoing options have, or will have on grant, an exercise price equal to the fair market value of a share of common stock on the date of grant. Except as set forth above, Caldera is unable to determine the amount of benefits that may be received in the future by participants under the 1999 Plan if the proposed amendments are approved, as the receipt of incentive awards under the 1999 Plan is generally subject to the discretion of the Committee.

STOCK AWARDS


     The table below shows, as to each of Caldera's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Joint Proxy Statement/Prospectus and the various indicated individuals and groups, the number of shares of common stock subject to options granted under the 1999 Plan between December 1, 1999, the effective date of the 1999 Plan and October 31, 2000, together with the weighted average exercise price per share.



                             OPTION TRANSACTIONS(1)



                                                                OPTIONS
                                                                GRANTED      WEIGHTED AVERAGE
                                                                (NUMBER      EXERCISE PRICE OF
                            NAME                              OF SHARES)      GRANTED OPTIONS
                            ----                              -----------    -----------------
Ransom H. Love, President and Chief Executive Officer.......     379,752           $6.00
Alan J. Hansen, CFO(2)......................................      67,813           $6.00
Benoy Tamang, Sr. VP Strategic Development..................      67,813           $6.00
Drew A. Spencer, CTO........................................      67,813           $6.00
Royce Bybee, Sr. VP Sales and Marketing.....................      77,813           $6.75
All current executive officers as a group (6 persons).......     743,504           $6.39
All current non-employee directors as a group (5 persons)...     529,167           $5.57
All employees, including current officers who are not
  executive officers, as a group............................   3,030,642           $6.96


---------------

(1) To date, no restricted stock, phantom stock, stock bonus, or stock appreciation right awards have been granted under the 1999 Plan.


(2) Resigned as Chief Financial Officer of Caldera on November 15, 2000.


     As of October 31, 2000, options covering 3,415,954 shares of common stock were outstanding under the 1999 Plan, 2,652,902 shares remained available for future option grant or direct issuance (assuming stockholder approval of the increase which forms part of this Proposal), and 13,882 shares have been issued pursuant to the exercise of outstanding options under the 1999 Plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Caldera anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of Caldera. Accordingly, all compensation deemed paid under the 1999 Plan will remain deductible by Caldera without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to Caldera's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be recognized by Caldera over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% or more of fair market value will not result in any direct charge to Caldera's earnings. However, the fair value of those options is required to be disclosed in the notes to Caldera's financial statements, and Caldera must also disclose, in pro-forma statements to

Caldera's financial statements, the impact those options would have upon Caldera's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining Caldera's earnings per share on a fully-diluted basis.

     SAR or Tandem SAR grants will result in compensation expense to Caldera's earnings. While an SAR is outstanding, the ultimate amount of compensation inherent in the right is indeterminate. Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, require interim calculations of the amount of compensation inherent in the SAR (variable plan accounting). Under variable plan accounting, compensation expense can fluctuate significantly from period to period based upon the fluctuations in the fair market value of the underlying securities. The measurement of the expense in the financial statements is made at the end of each reporting period based on the increase in the fair market value since the date of grant or award multiplied by the total number of shares or rights outstanding, regardless of exercisable status of the rights. Such expense will generally be recognized by Caldera at the end of each fiscal quarter.

     Restricted stock awards are accounted for in a manner similar to the granting of non-qualified stock option unless the award contains some type of performance criteria. Compensation cost is generally measured under restricted stock plans as the difference between the grant price of the restricted stock and the fair market value of the unrestricted stock at the grant date. This cost is recognized ratably over the period that ends when all risks of forfeiture have passed. Restricted stock may be forfeited (or repurchased by the employer at the employee's original purchase price) if the employee terminates prior to the lapsing of restrictions. When restricted stock is forfeited, compensation cost previously recognized is reversed. Any unrecognized compensation is treated as part of the purchased treasury stock. To the extent the compensation originally measured exceeds the market value of the treasury stock acquired, the excess is charged to paid-in capital.

     If restricted stock awards combine performance criteria, measurement of the ultimate compensation to be recognized occurs at the date the performance criteria are met. This type of award is classified as a variable plan and interim estimates of compensation are required based on a combination of the then-fair market value of the stock as of the end of the reporting period and the extent or degree of compliance with the performance criteria.

     Grants of shares of phantom stock are accounted for similar to SAR grants as discussed above. Bonuses of stock are recorded as compensation at the fair market value of the granted shares at the date of the bonus.

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, requires that all equity instruments transferred to non-employees in exchange for goods and services be measured at fair value and recorded as an expense in the financial statements. As a result, an option to purchase common stock at an exercise price equal to the fair market value on the date of the grant to a non-employee consultant would require Caldera to record compensation based on the fair value of the option as calculated by a valuation methodology such as the Black-Scholes option pricing model; whereas, the same option granted at the current fair market value to an employee does not require the recording of such compensation in the financial statements. As a result, the Company may incur non-cash charges related to the value of stock awards should it grant them to non-employee consultants or contractors.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in compensation expense to Caldera's earnings.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of Caldera present or represented and entitled to vote at the special meeting is required for approval of the amendments to the 1999 Plan. Should such stockholder approval not be obtained, then the 2,300,000 share increase to the share reserve will not be implemented, and any stock options granted on the basis of the 2,300,000 share increase to the 1999 Plan will immediately terminate without becoming exercisable for the shares of common stock subject to those options, and no additional options will be granted on the basis of such share increase. The automatic annual share increase feature pursuant to which the number of shares available for issuance under the 1999 Plan will automatically increase on November 1 of each calendar year by an amount equal to 3% of the total number of shares outstanding on the previous October 31st will also not be implemented should such stockholder approval not be obtained. In addition, the director formula awards program, pursuant to which directors are automatically granted options to purchase common stock at periodic intervals, will not become part of the 1999 Plan if stock approval is not obtained. The 1999 Plan will, however, continue to remain in effect, and award grants may continue to be made pursuant to the provisions of the 1999 Plan in effect prior to the amendments summarized in this Proposal No. Two, until the available reserve of common stock as last approved by the stockholders has been issued pursuant to award grants made under the 1999 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     The Board of Directors recommends that the stockholders vote FOR the amendments to the 1999 Plan.

   PROPOSAL FOUR: APPROVAL OF AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN


     Caldera's stockholders are being asked to approve an amendment to Caldera's 2000 Employee Stock Purchase Plan (the "Purchase Plan") which will increase the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 1.5 million shares to 2.0 million shares.

     The purpose of the amendment is to ensure that Caldera or if the combination is consummated, New Caldera will continue to have a sufficient reserve of Common Stock available under the Purchase Plan to provide eligible employees of Caldera (or New Caldera) and its participating affiliates with the opportunity to acquire a proprietary interest in Caldera (or New Caldera) through participation in a payroll-deduction based employee stock purchase plan under Section 423 of the Internal Revenue Code immediately after the combination.

     The Purchase Plan was originally adopted by the Board of Directors in February 15, 2000 and approved by the Company's stockholders on March 1, 2000. The Purchase Plan became effective on March 20, 2000 in connection with the initial public offering of the Company's Common Stock.

     The following is a summary of the principal features of the Purchase Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Company's Chief Financial Officer at the Company's executive offices in Orem, Utah.

ADMINISTRATION

     The Purchase Plan is currently administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

SECURITIES SUBJECT TO THE PURCHASE PLAN

     Two million shares of Common Stock have been reserved for issuance over the ten (10)-year term of the Purchase Plan. Such share reserve includes the 1.5 million-share increase for which stockholder approval is sought under this Proposal No. Three. In addition, the share reserve will increase automatically on the first trading day of January each calendar year beginning with the calendar year 2001 by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day of December of the immediately preceding calendar year, but in no event will any such annual increase exceed 750,000 shares. The shares may be made available from authorized but unissued shares of the Company's Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

     As of October 31, 2000, 61,087 shares of Common Stock had been issued under the Purchase Plan, and 1,938,913 shares were available for future issuance, assuming approval of this Proposal No. Three.

OFFERING PERIODS AND PURCHASE RIGHTS

     Shares of Common Stock will be offered under the Purchase Plan through a series of successive offering periods, each with a maximum duration of twenty-four (24) months. The first offering period began on March 20, 2000, in connection with the initial public offering of the Common Stock, and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 2002 and will end on the last business day of April 2004. Subsequent offering periods will begin as designated by the Plan Administrator.

     At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock at semi-annual intervals over the remainder of that offering period. The purchase dates will occur on the last business day in October and April each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date will automatically be applied to the purchase of Common Stock.

     Should the fair market value per share of Common Stock on any purchase date within the twenty-four (24) month offering period be less than the fair market value per share of Common Stock on the start date of that offering period, then that offering period will terminate immediately after the purchase of shares of Common Stock on such purchase date. A new offering period will commence on the next business day following that purchase date, and all participants in the terminated offering period will be automatically enrolled in that new offering period. The new offering period will have a duration of twenty-four (24) months, unless a shorter duration is established by the Plan Administrator within five
(5) business days following the start date of that offering period,

ELIGIBILITY AND PARTICIPATION

     Any individual who is employed on a basis under which he or she is expected to work for more than 20 hours per week for more than five (5) months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) will be eligible to participate in the Purchase Plan.

     An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent semi-annual entry date (the first business day in May or November each year) within that offering period. An individual who first becomes an eligible employee after such start date may join the offering period on any semi-annual entry date within that offering period on which he or she is an eligible employee.

     As of October 31, 2000, the Company estimates that approximately 178 employees, including 6 executive officers, were eligible to participate in the Purchase Plan.

PURCHASE PRICE

     The purchase price of the Common Stock acquired on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

     The fair market value of the Common Stock on any relevant date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the Nasdaq National Market. However, the fair market value of the Common Stock on the start date of the initial offering period was deemed to be equal to the $14.00 price per share at which the Common Stock was sold in the initial public offering. On October 31, 2000, the closing selling price per share of Common Stock on the Nasdaq National Market was $3.50 per share.

PAYROLL DEDUCTIONS AND STOCK PURCHASES

     Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 10%) of his or her cash earnings each offering period. Cash earnings include the participant's regular base salary plus all overtime payments, bonuses, profit-sharing distributions and other incentive-type payments. The accumulated payroll deductions of each participant will automatically be applied on each semi-annual purchase date (the last business day in October and April of each year) to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase date. The first purchase date under the Purchase Plan will occur on October 31, 2000.

SPECIAL LIMITATIONS

     The Purchase Plan imposes certain limitations upon a participant's right to acquire Common Stock, including the following:

     - Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

     - Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Common Stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

     - No participant may purchase more than 750 shares of Common Stock on any semi-annual purchase date.

     - The aggregate shares of Common Stock purchased on any semi-annual purchase date may not exceed 125,000 shares.

     The Plan Administrator will have the discretionary authority, exercisable prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant and in total by all participants on each purchase date within that offering period.

TERMINATION OF PURCHASE RIGHTS

     The participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant's election, either be refunded immediately or applied to the purchase of Common Stock on the next semi-annual purchase date.

     The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Common Stock.

STOCKHOLDER RIGHTS

     No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

     No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

CHANGES IN CAPITALIZATION

     In the event that any change is made to the Company's outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable over the term of the Purchase Plan, (ii) the class and maximum number of securities by which the share reserve is to increase automatically each year,
(iii) the class and maximum number of securities purchasable in total by all participants on any one purchase date, (iv) the class and maximum number of securities purchasable per participant on any one semi-annual purchase date and
(v) the class and number of securities and the price per share in effect under each outstanding purchase right.

CHANGE IN CONTROL

     In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to the effective date of such acquisition. The limitation on the maximum number of shares purchasable in total by all participants on any one purchase date will not be in effect for the purchase date attributable to such change in control.

SHARE PRO-RATION

     Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares at the time available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock allocated to such individual, will be refunded.

AMENDMENT AND TERMINATION

     The Purchase Plan will terminate upon the earliest of (i) the last business day in April 2010, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control of the Company.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant on any one semi-annual purchase date, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

FEDERAL TAX CONSEQUENCES

     The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

     If the participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the offering period in which such shares were acquired or within one (1) year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

     If the participant sells or disposes of the purchased shares more than two
(2) years after his or her entry date into the offering period in which the shares were acquired and more than one (1) year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant's entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

     If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired.

ACCOUNTING TREATMENT

     The issuance of Common Stock under the Purchase Plan will not result in a direct compensation expense chargeable against the Company's reported earnings. However, Caldera must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the fair value of those purchase rights treated as compensation expense.

STOCK ISSUANCES

     The table below shows, as to each of Caldera's executive officers named in the Summary Compensation Table included in the "Management of Caldera and New Caldera" section of this joint proxy statement/prospectus and the various indicated groups, the number of shares of Common Stock purchased under the Purchase Plan between March 20, 2000 and October 31, 2000, the most recent purchase date, together with the weighted average purchase price paid per share.

                           PURCHASE PLAN TRANSACTIONS


                                                                 NUMBER OF       WEIGHTED AVERAGE
                            NAME                              PURCHASED SHARES    PURCHASE PRICE
                            ----                              ----------------   ----------------
Ransom H. Love, Director, Chief Executive Officer...........          750             $2.98
Alan J. Hansen, Chief Financial Officer(1)..................            0             $  --
Drew Spencer, Chief Technology Officer......................            0             $  --
Benoy Tamang, Vice President, Strategic Development.........          750             $2.98
Royce Bybee, Senior Vice President, Sales and Marketing.....            0             $  --
All current executive officers as a group (6 persons).......        1,500             $2.98
All employees, including current officers who are not
  executive officers, as a group............................       60,307             $2.98


---------------

(1) Resigned as Chief Financial Officer of Caldera on November 15, 2000.

NEW PLAN BENEFITS

     No purchase rights have been granted, and no shares of Common Stock have been issued, on the basis of the 1.5 million share increases for which shareholder approval is sought.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of Caldera present or represented and entitled to vote at the 2000 Annual Meeting is required for approval of the 1.5 million-share increase to the Purchase Plan. Should such stockholder approval not be obtained, then the 1.5 million-share increase will not be implemented, and any purchase rights granted on the basis of the 1.5 million-share increase to the Purchase Plan will immediately terminate. No additional purchase rights will be granted on the basis of such share increase, and the Purchase Plan will terminate once the existing share reserve has been issued.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the amendment to the Purchase Plan is necessary in order to continue to provide equity incentives to attract and retain the services of high quality employees including through acquisitions. For this reason, the Board of Directors recommends that the stockholders vote FOR the amendment to the Purchase Plan.

                     PROPOSAL FIVE: AMENDMENTS TO CALDERA'S

                          CERTIFICATE OF INCORPORATION

     The present capital structure of Caldera authorizes 75,000,000 shares of common stock and 25,000,000 shares of preferred stock each having a par value of $0.001 per share. The board of directors believes this capital structure is inadequate for the present and future needs of Caldera. Therefore, the board of directors has unanimously approved the amendment and restatement of Caldera's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 75,000,000 shares to 175,000,000 shares. The board believes this capital structure more appropriately reflects the present and future needs of Caldera and recommends such amendment and restatement to Caldera's stockholders for adoption. The undesignated preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges as may be determined by the board of directors. On October 31, 2000, 39,444,457 shares of common stock were outstanding and no shares of preferred stock were outstanding.

PURPOSE OF AUTHORIZING ADDITIONAL COMMON STOCK

     Authorizing an additional 100,000,000 shares of common stock would give the board of directors the express authority, without further action of the stockholders, to issue such common stock from time to time as the board of directors deems necessary. The board of directors believes it is necessary to have the ability to issue such additional shares of common stock for general corporate purposes. Potential users of the additional authorized shares may include acquisition transactions, equity financings, stock dividends or distributions, issuance of options pursuant to Caldera's 1999 Stock Incentive Plan and issuances of common stock pursuant to Caldera's Employee Stock Purchase Plan without further action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which Caldera's securities may then be listed.

     The proposed increase in the authorized number of shares of common stock could have a number of effects on Caldera's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Caldera more difficult. For example, additional shares could be issued by Caldera so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Caldera. Similarly, the issuance of additional shares of certain persons allied with Caldera's management could have the effect of making it more difficult to remove Caldera's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by Caldera could have an effect on the potential realizable value of a stockholders' investment. In the absence of a proportionate increase in Caldera's earnings and book value, an increase in the aggregate number of outstanding shares of Caldera caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of Caldera's common stock. If such factors were reflected in the price per share of common stock, the potential realizable value of a stockholder's investment could be adversely affected. The common stock carries no preemptive rights to purchase additional shares.


     The proposed amendment and restatement of Caldera's Certificate of Incorporation was approved by unanimous written consent of the directors of the Company in August 2000.


STOCKHOLDER APPROVAL

     The affirmative vote of a majority of Caldera's outstanding voting shares is required for approval of the amendment and restatement of Caldera's Certificate of Incorporation authorizing 100,000,000 additional shares of common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     The Board of Directors recommends a vote FOR the amendment and restatement of Caldera's Certificate of Incorporation authorizing 100,000,000 additional shares of common stock.

          PROPOSAL SIX: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS



     Caldera is asking the stockholders to ratify the selection of Arthur Andersen LLP as the company's independent public accountants for the fiscal year ending October 31, 2001. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Arthur Andersen LLP.



     In the event the stockholders fail to ratify the appointment, the audit committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such change would be in the best interest of Caldera and its stockholders.



     Arthur Andersen LLP has audited the Caldera's financial statements for fiscal year 2000. Its representatives are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.



RECOMMENDATION OF THE BOARD OF DIRECTORS



     The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of Arthur Andersen LLP to serve as Caldera's independent public accountants for the fiscal year ending October 31, 2001.



AUDIT COMMITTEE REPORT



     The audit committee, which currently consists of directors Cakebread, Iacobucci and Egan, is responsible for, among other things:



     - reviewing Caldera's annual financial statements and other relevant financial reports,



     - reviewing the internal financial reports prepared by management,



     - recommending engagement of Caldera's independent accountants,



     - approving the services performed by such accountants,



     - consulting with such accountants and reviewing with them the results of their audit, and



     - reviewing and evaluating Caldera's systems of internal controls and the audit and financial reporting process.



     The audit committee has adopted a written charter, which is attached to this Joint Proxy Statement/Prospectus as Appendix O. Each member of our audit committee is "independent" as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.



     The audit committee has reviewed and discussed Caldera's audited consolidated financial statements with its management and has discussed with Caldera's independent public accountants the matters to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).



     The audit committee has received the written disclosures and the letter from Caldera's independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee).

     Based on its review, the audit committee recommended to the Board that the audited financial statements for Caldera's fiscal year ended October 31, 2000 be included in Caldera's Annual Report on Form 10-K for Caldera's fiscal year ended October 31, 2000.



                                            Submitted by:



                                            Steve Cakebread (Chair)


                                            Edward E. Iacbucci


                                            John R. Egan



                                            Members of the Audit Committee



STOCK PERFORMANCE GRAPH



     The following graph shows a comparison of cumulative total stockholder return on Caldera's common stock, based on the market price of our common stock, assuming reinvestment of dividends, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index as reported by Media General Financial Services and the MG Group Index for internet software and services as reported by Media General Financial Services, for the period beginning March 21, 2000, the day our common stock began trading, through October 31, 2000.



                     COMPARISON OF CUMULATIVE TOTAL RETURN


                              [PERFORMANCE GRAPH]


--------------------------------------------------------------------------------------------
                                                   3/21/00    4/30/00    7/31/00    10/31/00
--------------------------------------------------------------------------------------------
 Caldera Systems, Inc.                             100.00      44.16      23.94       11.89
 MG Group Index                                    100.00      70.11      57.24       44.01
 Nasdaq Stock Market (U.S.) Index                  100.00      84.19      82.17       73.50



(1)The graph assumes that $100 was invested in Caldera on March 21, 2000 in Caldera's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on Caldera's Common Stock.

(2) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.



     Notwithstanding anything to the contrary set forth in any of Caldera's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by Caldera under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by Caldera under those statutes.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Caldera's directors, executive officers and persons who own more than 10% of Caldera's common stock, or the reporting persons, to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and changes in ownership of Caldera's common stock. Reporting persons are required by SEC regulations to furnish Caldera with copies of all Section 16(a) reports they file. To Caldera's knowledge, based solely on its review of the copies of such reports received or written representations from certain reporting persons that no other reports were required. Caldera believes that during its fiscal year ended June 30, 2000, all reporting persons complied with all applicable filing requirements, with the exception of one late Form 4 filing by Mr. Bybee.



ANNUAL REPORT



     A copy of the Annual Report of Caldera for the fiscal year ended October 31, 2000 (the "Annual Report") is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.



FORM 10-K



     Caldera filed an Annual Report on Form 10-K with the Securities and Exchange Commission on January 29, 2001. Stockholders may obtain a copy of this report, without charge, by writing to Kathy Allred at Caldera's principal executive offices located at 240 West Center Street, Orem, Utah 84057.

                 PROPOSALS TO BE VOTED UPON BY SCO SHAREHOLDERS


                           AT THE SCO SPECIAL MEETING



     At the SCO special meeting of shareholders, SCO's shareholders will be asked to consider the following proposals:



     1. To approve and adopt the agreement and plan of reorganization, dated August 1, 2000 and amended on September 13, 2000, December 12, 2000 and February 9, 2001, by and among The Santa Cruz Operation, Inc., Caldera Systems, Inc., and Caldera International, Inc.



     2. To approve an amendment to SCO's articles of incorporation to change SCO's corporate name to "Tarantella, Inc."



                   PROPOSAL ONE: APPROVAL AND ADOPTION OF THE


                      AGREEMENT AND PLAN OF REORGANIZATION



     SCO's Board of Directors adopted resolutions approving the reorganization agreement on August 1, 2000. The reorganization agreement must be approved by the affirmative vote, in person or by proxy, of at least a majority of the votes properly cast at the SCO special meeting. The combination contemplated by the reorganization agreement cannot be completed unless SCO shareholders approve and adopt the reorganization agreement. See "The Combination" and "The Reorganization Agreement."



RECOMMENDATION OF THE BOARD OF DIRECTORS



     The Board of Directors recommends that the shareholders vote FOR the approval and adoption of the reorganization agreement.



               PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE SCO


                   ARTICLES OF INCORPORATION TO CHANGE SCO'S


                      CORPORATE NAME TO "TARANTELLA, INC."


     At the SCO special meeting, SCO's shareholders will also be asked to approve a proposed amendment to SCO's articles of incorporation, that if approved, will change SCO's corporate name to "Tarantella, Inc." SCO seeks this change in the corporate name because, as a result of the combination contemplated by the reorganization agreement, New Caldera will acquire the SCO brand and logo. Though SCO will retain usage rights in the SCO brand and logo, SCO's focus will shift to the Tarantella business.

     Tarantella is software that allows centralized deployment and management of server-based applications. Tarantella is designed for information technology professionals who need to provide users with instant access to applications and services, and provides centralized management of application access.

     The SCO board of directors believes that the proposed name change is in its best interest because the proposed new corporate name reflects SCO's principal line of business after the completion of the combination. The SCO board of directors believes that, notwithstanding the goodwill associated with the SCO name, it is necessary to change the corporate name in order to connect the image of the company among the investment community and among our customers and potential customers to our products and services and in order to avoid confusion with SCO's historical business.

     SCO's board of directors has unanimously adopted a resolution declaring it advisable to amend the company's articles of incorporation to change the corporate name. SCO's board of directors further directed that the proposed name change be submitted for consideration by shareholders at the special meeting. As amended, Article I of the articles of incorporation would read in its entirety as follows:

                                   "Article I

                The name of the corporation is Tarantella, Inc."

     In the event the proposed name change is approved by shareholders, SCO will thereafter file a certificate of amendment to its articles of incorporation with the Secretary of State of the State of California, amending Article I, which will become effective on the date such filing is accepted by the Secretary of State. The SCO board of directors, however, reserves the right not to file the certificate of amendment even if the proposed name change is approved by the shareholders in the event the shareholders do not approve and adopt the reorganization agreement or the reorganization agreement is otherwise terminated.


RECOMMENDATION OF THE BOARD OF DIRECTORS



     The Board of Directors recommends that the shareholders vote FOR the approval of the amendment of SCO's articles of incorporation.

                                 LEGAL MATTERS

     Certain legal matters in connection with the combination will be passed upon by Brobeck, Phleger & Harrison LLP on behalf of Caldera and New Caldera, and by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on behalf of SCO.

                                    EXPERTS

     The financial statements and schedule of Caldera and the financial statements of Ebiz Enterprises, Inc. included in this joint proxy statement/prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of The Santa Cruz Operation, Inc. and subsidiaries incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of the Santa Cruz Operation, Inc. for the year ended September 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of The SCO Server and Professional Services Groups as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     Representatives of Arthur Andersen LLP are expected to be present at the Caldera annual meeting, will have the opportunity to make a statement at the Caldera annual meeting if they desire to do so and are expected to be available to respond to appropriate questions.


     Representatives of PricewaterhouseCoopers LLP are expected to be present at the SCO special meeting, will have the opportunity to make a statement at the SCO special meeting if they desire to do so and are expected to be available to respond to appropriate questions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                INTRODUCTION TO PRO FORMA FINANCIAL INFORMATION


     On August 1, 2000 and as amended on September 13, 2000, December 12, 2000 and February 9, 2001, Caldera Systems, Inc. ("Caldera"), Caldera International, Inc. ("New Caldera"), and The Santa Cruz Operation, Inc. ("SCO") entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"). As a result of the transactions proposed by the Reorganization Agreement (the "Reorganization"), (i) a newly formed, wholly owned subsidiary of New Caldera will be merged with and into Caldera, with Caldera being the surviving corporation, and all outstanding Caldera securities will be converted, on a share for share basis, into New Caldera securities having identical rights, preferences and privileges, with New Caldera assuming any and all outstanding options and other rights to purchase shares of capital stock of Caldera (with all such New Caldera securities issued to former Caldera security holders initially representing a fully diluted equity interest of approximately 71.9% in New Caldera); (ii) SCO and certain of its subsidiaries will contribute to New Caldera, all of the capital stock held of certain contributed companies as well as certain assets of SCO collectively representing the server and professional services groups of SCO, in consideration for the issuance by New Caldera to SCO of shares of common stock of New Caldera, $0.001 par value ("New Caldera Common Stock"); (iii) New Caldera will assume or replace, as elected by the option holders, all options to acquire common stock of SCO held by SCO employees (other than certain officers of SCO) hired or retained by Caldera and such options will be converted into options to purchase New Caldera Common Stock on a two SCO options in exchange for one New Caldera option basis representing in the aggregate a fully diluted equity interest of approximately 2.8% in New Caldera;
(iv) SCO will receive 16,000,000 shares of New Caldera Common Stock representing in the aggregate a fully diluted equity interest of approximately 25.3% in New Caldera; (v) New Caldera will pay to SCO $23 million in cash, of which $7 million was advanced to SCO in January, 2001; (vi) New Caldera will issue to SCO a non-interest bearing, secured promissory note in the amount of $8 million that will be payable in quarterly installments of $2 million beginning on the first day of the fifth fiscal quarter following the closing; and (vii) SCO shall be entitled to receive from New Caldera earn-out provisions during the three-year period following the closing representing 45% of the amount by which OpenServer revenues exceed certain threshold amounts. In conjunction with the Reorganization Agreement, The Canopy Group, Inc., a major stockholder of Caldera has agreed to loan $18 million to SCO. If the Reorganization is not completed, SCO will be obligated to repay the $7 million advance to Caldera. Assets of SCO will secure each of these loans.



     The SCO server and professional services groups operate as a provider of server software for networked business computing. The solutions delivered by the groups are UNIX(R) based server operating systems. The groups' products enable business and government organizations of all sizes to integrate technologies and products from different vendors to create cost-effective, powerful, networked information systems that perform highly complex, mission-critical business functions. Products are sold via the groups' direct sales force or through indirect channel partners, which include some of the leading distribution companies in the United States, Europe and the rest of the world. Caldera is acquiring the rights, associated technology and assigned license arrangements for the UnixWare products, OpenServer products and other server software products.



     The unaudited pro forma condensed combined balance sheet of New Caldera gives effect to the Reorganization as if it had been completed as of October 31, 2000. The unaudited pro forma condensed combined balance sheet of New Caldera combines the historical balance sheet of Caldera as of October 31, 2000 and the historical balance sheet of the server and professional services groups as of December 31, 2000. The unaudited pro forma condensed combined statement of operations of New Caldera gives effect to the Reorganization as if it had occurred on November 1, 1999. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2000 combines the historical statement of operations of Caldera for the year ended October 31, 2000 and the historical statement of operations for the server and professional services groups for the year ended September 30, 2000. New Caldera does not currently have any assets, liabilities or outstanding capital stock, nor has it had any activity in its statement of operations. As a result, no historical information for New Caldera has been included in the pro forma financial statements.


     The acquisition of the server and professional services groups will be accounted for using the purchase method of accounting. Under this method, the total purchase price, including fees and expenses, will be allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based upon their respective fair values as of the effective date of the acquisition. New Caldera has estimated the fair value of the assets acquired and liabilities assumed. The remaining purchase price over the tangible and identifiable intangible assets will be allocated to goodwill. Since the acquisition has not yet been completed, the actual consideration cannot yet be determined. For the purpose of the pro forma combined financial information included herein, the number of options to purchase shares of New Caldera common stock to be issued in the acquisition has been estimated based upon the number of SCO's options to purchase common shares outstanding at January 31, 2001. The actual number of New Caldera options to purchase common shares to be issued will be based on the actual options outstanding as of the completion of the Reorganization. Additionally, the actual allocation of the amount of such consideration may differ from that reflected in these unaudited pro forma condensed combined financial statements after final valuations and other procedures have been completed.



     The fair value of the in-process research and development will be recorded as an expense in the period in which the acquisition is completed. The valuation of the in-process research and development was determined using the income approach method, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows. The amount allocated to the in-process research and development represents the estimated purchased in-process technology for projects that have not yet reached technological feasibility and have no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from the sale of the products resulting from completion of the projects reduced by the portion of the revenue attributable to core technology; and discounting the net cash flows back to their present value.



     The unaudited pro forma condensed consolidated balance sheet of SCO gives effect to the reorganization as if it had been completed as of December 31, 2000. The unaudited pro forma condensed consolidated statements of operations of SCO for the year ended September 30, 2000 and the three months ended December 31, 2000 give effect to the reorganization discussed as if it had occurred on October 1, 1999. SCO will treat this transaction as a disposal of its server and professional services groups and record a gain upon completion of the transaction. On an ongoing basis it will account for its investment in New Caldera using the equity method of accounting.


     The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have taken place if the Reorganization had been completed at the beginning of the earliest period presented, nor is it indicative of the results that may be expected for future periods. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes of Caldera, as well as the historical financial statements and related notes of SCO and the server and professional services groups included elsewhere in this joint proxy statement/prospectus.

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      BALANCE SHEET AS OF OCTOBER 31, 2000

                                 (IN THOUSANDS)


                                                                   HISTORICAL
                                                   ------------------------------------------
                                                                           SCO SERVER AND
                                                                        PROFESSIONAL SERVICES    PRO FORMA     PRO FORMA
                                                        CALDERA                GROUPS           ADJUSTMENTS    COMBINED
                                                   ------------------   ---------------------   -----------    ---------
                                                   (OCTOBER 31, 2000)    (DECEMBER 31, 2000)
                                                         ASSETS

Current assets:
  Cash and cash equivalents......................       $ 36,560               $    69           $(23,000)(a)
                                                                                                   (3,100)(b)  $ 10,529
  Available-for-sale securities..................         54,179                    --                           54,179
  Accounts receivable, net.......................          1,545                19,456            (13,751)(c)     7,250
  Other current assets...........................          1,700                 5,352             (5,352)(c)     1,700
                                                        --------               -------           --------      --------
        Total current assets.....................         93,984                24,877            (45,203)       73,658
Property and equipment, net......................          1,589                 6,020                            7,609
Investments in non-marketable securities.........          5,179                    --                            5,179
Equity investment in affiliate...................          4,957                    --                            4,957
Goodwill and other intangible assets, net........             --                 4,574             90,766 (d)    95,340
Other assets.....................................          1,809                   581                            2,390
                                                        --------               -------           --------      --------
        Total assets.............................       $107,518               $36,052           $ 45,563      $189,133
                                                        ========               =======           ========      ========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................       $  3,313               $ 2,935           $ (2,935)(c)  $  3,313
  Income and other taxes payable.................             79                 2,177             (1,957)(c)       299
  Accrued liabilities............................          1,586                22,355            (19,636)(c)
                                                                                                      500 (e)     4,805
  Deferred revenue...............................            326                 5,343                            5,669
                                                        --------               -------           --------      --------
        Total current liabilities................          5,304                32,810            (24,028)       14,086
                                                        --------               -------           --------      --------
Deferred tax liabilities.........................             --                    --              5,443 (f)     5,443
                                                        --------               -------           --------      --------
Other long-term liabilities......................             --                 2,036              6,987 (a)     9,023
                                                        --------               -------           --------      --------
Stockholders' equity:
  Common stock...................................             39                    --                 16 (a)        55
  Additional paid-in capital.....................        155,649                    --             59,951 (a)   215,600
  Deferred compensation..........................         (3,715)                   --                           (3,715)
  Accumulated comprehensive income...............            300                    --                              300
  Accumulated deficit............................        (50,059)                   --             (1,600)(g)   (51,659)
  Divisional surplus.............................             --                 1,206             (1,206)(h)        --
                                                        --------               -------           --------      --------
        Total stockholders' equity...............        102,214                 1,206             57,161       160,581
                                                        --------               -------           --------      --------
        Total liabilities and stockholders'
          equity.................................       $107,518               $36,052           $ 45,563      $189,133
                                                        ========               =======           ========      ========

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED OCTOBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    HISTORICAL
                                                      ---------------------------------------
                                                                            SCO SERVER AND
                                                                             PROFESSIONAL        PRO FORMA     PRO FORMA
                                                           CALDERA          SERVICES GROUPS     ADJUSTMENTS    COMBINED
                                                      -----------------   -------------------   -----------    ---------
                                                         (YEAR ENDED          (YEAR ENDED
                                                      OCTOBER 31, 2000)   SEPTEMBER 30, 2000)
Revenue.............................................      $  4,274             $139,632          $   (381)(i)  $ 143,525
Cost of revenue.....................................         4,021               41,411              (381)(i)     45,051
                                                          --------             --------          --------      ---------
  Gross margin......................................           253               98,221                           98,474
                                                          --------             --------          --------      ---------
Operating expenses:
  Sales and marketing...............................        14,754               73,223                           87,977
  Research and development..........................         4,954               33,942                           38,896
  General and administrative........................         6,430               13,748                           20,178
  SCO cost-sharing arrangement......................           898                   --              (898)(j)         --
  Non-cash compensation*............................         5,216                   --                            5,216
  Amortization of goodwill and other intangibles....            --                   --            21,008 (k)     21,008
  Restructuring charge..............................            --                9,882                            9,882
                                                          --------             --------          --------      ---------
         Total operating expenses...................        32,252              130,795            20,110        183,157
                                                          --------             --------          --------      ---------
Loss from operations................................       (31,999)             (32,574)          (20,110)       (84,683)
                                                          --------             --------          --------      ---------
Equity in loss of affiliate.........................          (387)                  --                             (387)
                                                          --------             --------          --------      ---------
Other income (expense), net.........................         5,544                 (283)             (727)(l)      4,534
                                                          --------             --------          --------      ---------
Loss before income taxes............................       (26,842)             (32,857)          (20,837)       (80,536)
Provision for income taxes..........................           (81)              (8,218)                          (8,299)
                                                          --------             --------          --------      ---------
Net loss............................................      $(26,923)            $(41,075)         $(20,837)     $ (88,835)
                                                          ========             ========          ========      =========
Preferred stock dividends...........................      $(12,253)            $     --                        $ (12,253)
                                                          ========             ========                        =========
Net loss attributable to common stockholders........      $(39,176)            $(41,075)         $(20,837)     $(101,088)
                                                          ========             ========          ========      =========
Basic and diluted net loss per common share.........      $  (1.19)                                            $   (2.07)
                                                          ========                                             =========
Basic and diluted weighted average shares
  outstanding.......................................        32,922                                 16,000 (m)     48,922
                                                          ========                               ========      =========


---------------

* Non-cash compensation has been excluded from the
  following expenses:
    Sales and marketing.............................      $  1,970                   --                        $   1,970
    Research and development........................         1,146                   --                            1,146
    General and administrative......................         2,100                   --                            2,100

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

2. REORGANIZATION


     For purposes of computing the estimated purchase price, the value of the common stock was determined by taking the closing price of Caldera's common stock as quoted on NASDAQ for the two days before, the day of and the two days following the signing of the third amendment to the Reorganization Agreement. The estimated consideration to be exchanged in the Reorganization is based on preliminary estimates and is subject to certain adjustments. The following table sets forth the estimated consideration to be exchanged for the SCO server and professional services groups, including estimated direct expenses to be paid in connection with the Reorganization (dollars in thousands, except per share amounts).



Estimated consideration:
  Fair value of Caldera common stock (16,000,000 shares at
     $3.47 per share).......................................  $55,520
  Fair value of options to purchase 1,758,569 shares of
     common stock to be issued in exchange for 3,517,138
     outstanding SCO options................................    4,447
  Cash......................................................   23,000
  Note payable (discounted at 10 percent)...................    6,987
  Estimated direct expenses.................................    3,100
                                                              -------
          Total.............................................  $93,054
                                                              =======



     For purposes of computing the estimated fair value of the New Caldera stock options to be issued to SCO employees, the Black-Scholes option pricing model was used with the following assumptions: fair value of Caldera's stock of $3.47 as described above, expected life of 2 1/2 years, risk free interest rate of 5 percent, expected dividend yield of 0 percent, and volatility of 134 percent.



     The option holders of SCO may elect to transfer their options to purchase SCO common stock into options to purchase New Caldera common stock through either a replacement or an assumption alternative. As of January 31, 2001, there were 3,517,138 outstanding SCO options with exercise prices ranging from $1.28 to $32.00 per share and a weighted average exercise price of $7.29 per share. As of February 14, 2001, Caldera's stock price was $3.44 per share. If Caldera's stock price on the date of the Reorganization does not increase to a price higher than $3.44 per share, then only 12,800 of the outstanding SCO options would result in a more favorable exercise price to the holders of the options upon conversion to Caldera options under the assumption alternative versus the replacement alternative. For purposes of the pro forma presentation, management of Caldera believes it is highly unlikely that Caldera's stock price will rise to a level in order for option holders to benefit in any material amount under the assumption model and therefore has assumed that all options to be issued to SCO option holders will be done under the replacement alternative. If Caldera's market price were to increase to a price of $6.00 per share, only 31,025 options would receive a favorable exercise price and therefore be more likely to elect the assumption alternative rather than the replacement alternative. To the extent that New Caldera assumes unvested options with intrinsic value, New Caldera will be required to record prepaid compensation for the intrinsic value and amortize it over the future vesting period. Based on the present

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


assumptions from Caldera's current market price, Caldera will not be required to record any material amount of prepaid compensation for unvested shares.


     The following table sets forth the allocation of the consideration to the tangible and intangible assets acquired and liabilities assumed.


Purchase price allocation:
  Tangible assets acquired net of liabilities assumed.......  $ 2,057
  Accrual for shut-down of non-essential facilities and
     related costs..........................................     (500)
  Deferred income taxes associated with non-deductible
     intangible assets......................................   (5,443)
  Intangible assets acquired:
     Acquired intangible assets of SCO......................    4,574
     Distribution/reseller channel..........................   26,200
     Assembled workforce....................................   20,000
     Existing technology (consisting primarily of UnixWare
      and OpenServer).......................................    6,200
     Acquired in-process research and development...........    1,600
     Trade name and trademarks..............................    1,400
     Distribution agreement.................................    1,400
     Goodwill...............................................   35,566
                                                              -------
          Total.............................................  $93,054
                                                              =======


     The value allocated to in-process research and development will be charged to expense upon consummation of the acquisition. The write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and had no future alternative uses. Management believes that the acquired in-process research and development will be successfully developed; however, these technologies may not achieve commercial viability.


     Current engineering efforts are focused on developing the UnixWare v8.0 and Messaging Server products. Developing and enhancing these products are time-consuming, costly, and complex. There is a risk that this development will not be competitive with other products using alternative technologies that offer comparable functionality.



     The UnixWare product is expected to deliver purpose-built operating system configurations designed to power departmental databases, application servers, intranet servers, mail and messaging servers and environments specifically tailored to run telecommunications and other embedded environments. Version 8.0 of UnixWare will contain a large proportion of new code in comparison to previous revisions to support new hardware specifications and business structures. SCO expects the development cycle for UnixWare v8.0 to continue for another four to five months after the anticipated closing of this transaction, with an expected completion date in the third quarter of calendar year 2001. SCO has invested approximately 76 man months of effort (or $770,000) in the project and anticipates 122 man months of effort (or $1,233,000) to complete UnixWare v8.0. UnixWare v8.0 is estimated to be approximately 38% complete.



     The Messaging Server product is an entirely new development which provides messaging functionality on top of SCO's UnixWare products. SCO expects the development cycle for the Messaging Server product to continue for another two months after the anticipated closing date of this transaction, with an expected completion date at the end of the second quarter of calendar year 2001. SCO has invested approximately 36 man months effort (or $366,000) in the project and anticipates 12 man months effort

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


(or $121,000) to complete Messaging Server. Messaging Server is estimated to be approximately 75% complete.


     The valuation of the in-process research and development included, but was not limited to, an analysis of the market for the acquired products and technologies, the completion costs for the projects, the expected cash flows attributed to the projects and the risks associated with achieving such cash flows. The assumptions used in valuing the in-process research and development were based upon assumptions management believes to be reasonable, but which are inherently uncertain and unpredictable. For these reasons, actual results may vary from the estimated results.


     The value assigned to in-process research and development was determined by estimating the resulting net cash flows from the project when completed and discounting the net cash flows to their present value. The cash flows have been discounted at a rate of return of 20%, which has been risk adjusted based on a weighted average cost of capital of 14.5%. The project's percentage of completion of 38% for UnixWare and 75% for Messaging Server have also been applied to the cash flows to recognize the portion of the development completed. Application of this approach results in an estimated value of the UnixWare v8.0 and Messaging Server products of approximately $1,600,000.



     New Caldera will not acquire certain assets nor assume certain liabilities pursuant to the Reorganization Agreement. The excluded assets and liabilities included in the December 31, 2000 historical carved-out balance sheet of the server and professional services groups were as follows:



Receivables.................................................  $ 13,751
Other current assets........................................     5,352
Accounts payable............................................    (2,935)
Income taxes payable........................................    (1,957)
Accrued liabilities.........................................   (19,636)
                                                              --------
Net liabilities of the server and professional services
  groups not assumed by New Caldera.........................  $ (5,425)
                                                              ========


     In connection with the Reorganization, SCO has agreed to pay three executive officers who will become executive officers of New Caldera cash bonuses amounting to $1,073,000 in aggregate if they have not voluntarily terminated their employment with SCO or New Caldera for one year following the closing of the Reorganization. Although these obligations will be settled by SCO, Caldera will recognize expense in its financial statements for these amounts over the one-year period since the services performed will benefit New Caldera. The expense for these payments has not been included in the accompanying pro forma condensed combined statements of operations as it represents a non-recurring charge directly related to the acquisition.

3. PRO FORMA COMBINED NET LOSS PER COMMON SHARE

     The pro forma combined net loss per common share is based on the weighted average number of common shares of Caldera and the shares to be issued to SCO for the year ended October 31, 2000. The dilutive effect of common share equivalents has not been included since the pro forma combined condensed statement of operations reflects a net loss for the year ended October 31, 2000.

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma combined basic and diluted net loss per common share for the year ended October 31, 2000 was determined as follows (in thousands):


Caldera basic and diluted shares............................   32,922
Shares to be issued to SCO..................................   16,000
                                                               ------
Pro forma combined basic and diluted shares used for net
  loss per share............................................   48,922
                                                               ======



4. EARN-OUT PROVISION



     In connection with the Reorganization, SCO shall be entitled to receive earn-out payments from New Caldera representing 45% of the amount by which OpenServer revenues exceed certain threshold amounts during the three-year period following the closing. New Caldera will accrue for such earnouts as the requirements to make payments under this provision become probable. No earn-out payments are reflected in the accompanying pro forma statements.



5. PRO FORMA ADJUSTMENTS


     The pro forma condensed combined financial statements give effect to the following pro forma adjustments in connection with the Reorganization:

PRO FORMA CONDENSED COMBINED BALANCE SHEET


          (a) To reflect the estimated consideration to be exchanged as summarized in Note 2 including the issuance of common stock and options to purchase common stock amounting to $59,967,000 and the $23,000,000 cash payment, and the non-interest bearing note payable of $8,000,000, which has been discounted to its net present value using a discount rate of 10%. Under the Reorganization, Caldera advanced $7,000,000 of the cash payment to SCO in January, 2001 prior to closing under a loan arrangement.



          (b) To reflect the $3,100,000 of estimated direct expenses related to the Reorganization including legal, accounting, printing and investment banking fees.



          (c) To remove the net liabilities of the SCO server and professional services groups of $5,425,000 (see Note 2) which will not be assumed by New Caldera pursuant to the Reorganization Agreement.



          (d) To reflect the identifiable intangible assets and goodwill amounting to $90,766,000 as summarized in Note 2.


          (e) To reflect an accrual of $500,000 for estimated shut-down of non-essential facilities and related costs. Certain facilities have been identified by management of New Caldera that will be closed following consummation of the Reorganization. The accrual for shut-down and related costs has not been included in the accompanying pro forma condensed combined statement of operations as it represents a non-recurring charge directly related to the acquisition.

          (f) To record a deferred tax liability related to book-to-tax basis differences of acquired identifiable intangible assets using an estimated effective tax rate of 37.5 percent.

          (g) To reflect the impact of the write-off of acquired in-process research and development. The in-process research and development charge has not been included in the accompanying pro forma condensed combined statement of operations as it represents a non-recurring charge directly related to the acquisition.


          (h) To record the elimination of the divisional surplus of the SCO server and professional services groups.

                    CALDERA SYSTEMS, INC. AND THE SCO SERVER
                        AND PROFESSIONAL SERVICES GROUPS

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

          (i) To eliminate services provided by the SCO server and professional services groups to Caldera and licensed products sold by Caldera to the server and professional services groups.


          (j) Caldera agreed to reimburse SCO for $1.5 million of transition costs to be incurred by SCO in connection with the retention of various SCO employes who will become employees of New Caldera. This adjustment eliminates the portion of the expenses included in both Caldera's and the SCO server and professional services groups' historical financial statements due to the difference in the respective fiscal year ends and the timing of the reimbursement.



          (k) To reflect the amortization of intangible assets and goodwill related to the acquisition calculated using the straight-line method and estimated useful lives of five years for the distribution/ reseller channel, existing technology, distribution agreement and goodwill and three years for the assembled workforce and trade name and trademarks.



          (l) To reflect the interest expense associated with the accretion of the $8 million note payable to SCO.



          (m) To reflect the additional shares of common stock to be issued as discussed in Note 3.

                         THE SANTA CRUZ OPERATION, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                     BALANCE SHEET AS OF DECEMBER 31, 2000


                                 (IN THOUSANDS)


                                                                  LESS SERVER AND
                                                THE SANTA CRUZ     PROFESSIONAL      PRO FORMA
                                                OPERATION, INC.   SERVICES GROUPS   ADJUSTMENTS     PRO FORMA
                                                ---------------   ---------------   -----------     ---------
ASSETS

Current assets:
  Cash and cash equivalents...................     $ 10,009           $    69        $ 23,000 (a)   $ 44,127
                                                                                       (3,795)(a)
                                                                                       18,000 (c)
                                                                                       (3,018)(d)
  Short-term investments......................        3,100                                            3,100
  Receivables, net............................       22,155            19,456          13,751 (b)     16,450
  Available-for-sale equity securities........        5,313                                            5,313
  Other current assets........................        6,001             5,352           5,352 (b)      6,001
                                                   --------           -------        --------       --------
         Total current assets.................       46,578            24,877          53,290         74,991
Note receivable...............................                                          7,020 (a)      7,020
Property and equipment, net...................        7,906             6,020                          1,886
Purchased software and technology licenses,
  net.........................................        5,030             4,574                            456
Equity investment in New Caldera..............                                         41,118 (a)     41,118
Other assets..................................        3,692               581              --          3,111
                                                   --------           -------        --------       --------
         Total assets.........................     $ 63,206           $36,052        $101,428       $128,582
                                                   ========           =======        ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable......................     $  4,205           $ 2,935        $  2,935 (b)   $  4,205
  Short term debt.............................                                         18,000 (c)     13,640
                                                                                       (4,360)(c)
  Income taxes payable........................        2,178             2,177          24,285 (a)     26,243
                                                                                        1,957 (b)
  Accrued restructuring charges...............        2,903             2,585           2,585 (b)      2,903
  Accrued expenses and other current
    liabilities...............................       22,157            19,770          17,051 (b)     19,438
  Deferred revenues...........................        6,174             5,343                            831
                                                   --------           -------        --------       --------
         Total current liabilities............       37,617            32,810          62,453         67,260
                                                   --------           -------        --------       --------
Long-term lease obligations...................          346               296                             50
Long-term deferred revenues...................        1,626             1,594                             32
Other long-term liabilities...................        3,516               146                          3,370
                                                   --------           -------        --------       --------
         Total long-term liabilities..........        5,488             2,036                          3,452
                                                   --------           -------        --------       --------
         Shareholders' equity:
  Common stock................................      118,947                                97 (d)    123,404
                                                                                        4,360 (c)
  Accumulated comprehensive income (loss).....        2,275              (756)                         3,031
  Accumulated deficit.........................     (101,121)                           36,427 (a)    (68,565)
                                                                                        1,206 (a)
                                                                                       (3,018)(d)
                                                                                          (97)(d)
  Divisional surplus..........................                          1,962
                                                   --------           -------        --------       --------
         Total shareholders' equity...........       20,101             1,206          38,975         57,870
                                                   --------           -------        --------       --------
         Total liabilities and stockholders'
           equity.............................     $ 63,206           $36,052        $101,428       $128,582
                                                   ========           =======        ========       ========



    See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

                         THE SANTA CRUZ OPERATION, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 2000


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                LESS SERVER AND
                                              THE SANTA CRUZ      PROFESSIONAL      PRO FORMA
                                              OPERATION, INC.   SERVICES GROUPS    ADJUSTMENTS     PRO FORMA
                                              ---------------   ----------------   -----------     ---------
Net revenues................................     $148,923           $139,632        $              $  9,291
Cost of revenues............................       41,796             41,411              --            385
                                                 --------           --------        --------       --------
  Gross margin..............................      107,127             98,221              --          8,906
                                                 --------           --------        --------       --------
Operating expenses:
  Research and development..................       39,673             33,942                          5,731
  Sales and marketing.......................       89,313             73,223                         16,090
  General and administrative................       18,691             13,748              --          4,943
  Restructuring charges.....................       10,683              9,882              --            801
                                                 --------           --------        --------       --------
          Total operating expenses..........      158,360            130,795                         27,565
                                                 --------           --------        --------       --------
Operating loss..............................      (51,233)           (32,574)                       (18,659)
Equity interest in results of New Caldera...           --                 --         (27,751)(e)    (27,751)
Other income (expense), net.................        2,498               (283)         (6,160)(c)     (2,677)
                                                                                         702 (f)
                                                 --------           --------        --------       --------
Loss before income taxes....................      (48,735)           (32,857)        (33,209)       (49,087)
Provision for income taxes..................        8,218              8,218
                                                 --------           --------        --------       --------
Net loss....................................     $(56,953)          $(41,075)       $(33,209)      $(49,087)
                                                 ========           ========        ========       ========
Basic and diluted net loss per share........     $  (1.59)                                         $  (1.37)
                                                 --------                                          --------
Shares used in basic and diluted net loss
  per share calculation.....................       35,720                                            35,720
                                                 ========                                          ========



    See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

                         THE SANTA CRUZ OPERATION, INC.


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                            STATEMENT OF OPERATIONS


                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                             LESS SERVER AND
                                           THE SANTA CRUZ     PROFESSIONAL      PRO FORMA
                                           OPERATION, INC.   SERVICES GROUP    ADJUSTMENTS     PRO FORMA
                                           ---------------   ---------------   -----------     ---------
Net revenues.............................      $26,455           $23,887         $    --        $ 2,568
Cost of revenues.........................        7,081             7,042              --             39
                                               -------           -------         -------        -------
  Gross margin...........................       19,374            16,845              --          2,529
                                               -------           -------         -------        -------
Operating expenses:
  Research and development...............        6,432             4,836              --          1,596
  Sales and marketing....................       16,331            10,308              --          6,023
  General and administrative.............        4,267             2,841              --          1,426
                                               -------           -------         -------        -------
          Total operating expenses.......       27,030            17,985              --          9,045
                                               -------           -------         -------        -------
Operating loss...........................       (7,656)           (1,140)             --         (6,516)
Equity interest in the results of New
  Caldera................................           --                --          (3,921)(e)     (3,921)
Other income (expense), net..............          375               (39)            138 (f)        552
                                               -------           -------         -------        -------
Loss before income taxes.................       (7,281)           (1,179)         (3,783)        (9,885)
Provision for income taxes...............          616               616              --             --
                                               -------           -------         -------        -------
Net loss.................................      $(7,897)          $(1,795)        $(3,783)       $(9,885)
                                               =======           =======         =======        =======
  Basic and diluted net loss per share...      $ (0.20)                                         $ (0.25)
                                               =======                                          =======
  Shares used in basic and diluted net
     loss per share calculation..........       39,433                                           39,433
                                               =======                                          =======



 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                         THE SANTA CRUZ OPERATION, INC.


              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                              FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION


     The unaudited pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, we believe that the disclosures are adequate to make the information presented not misleading.



     On August 1, 2000 Caldera Systems Inc. ("Caldera"), Caldera Holding, Inc. ("New Caldera") and The Santa Cruz Operation, Inc. ("SCO") entered into an Agreement and Plan of Reorganization (the "Reorganization"). This agreement was subsequently amended on September 13, 2000, December 12, 2000 and February 9, 2001. Under the terms of the Reorganization, as amended, SCO will contribute the capital stock of certain companies as well as certain assets collectively representing the server and professional services group. In exchange, SCO will receive 16 million shares of New Caldera common stock together with $23 million in cash and an $8 million non-interest bearing note paid in quarterly installments of $2 million per quarter beginning in the fifth quarter after the closing of the transaction. SCO will treat this transaction as a disposal of its server and professional services groups and record a gain upon completion of the transaction. On an ongoing basis it will account for its investment in New Caldera using the equity method of accounting. (See Note 2 for a further explanation of the effects).



     The unaudited pro forma condensed consolidated balance sheet of SCO gives effect to the Reorganization as if it had been completed as of December 31, 2000. The unaudited pro forma condensed consolidated statements of operations of SCO for the year ended September 30, 2000 and the three month period ended December 31, 2000 give effect to the Reorganization as if it had occurred on October 1, 1999.


2. REORGANIZATION


     The accompanying pro forma statements reflect the contribution of SCO's server and professional services groups to New Caldera in exchange for the issuance of 16 million shares of New Caldera common stock, representing an approximate 28.7% interest in New Caldera on an outstanding shares basis and an approximate 25.3% interest on a fully diluted basis, plus $23 million in cash and an $8 million non-interest bearing note receivable. SCO currently holds approximately 42,000 shares of Caldera's Stock.



     As SCO will retain a 28.7% interest in New Caldera, including the server and professional services groups, after the Reorganization it will not recognize a gain on 100% of the contribution of the server and professional services groups. SCO will record a gain calculated at 71.3% of the fair value of the New Caldera stock received less 71.3% of SCO's basis in the assets of the server and professional services groups plus net cash consideration and the fair value of the note receivable at the date of closing as follows (dollars in thousands except per share amounts):



Estimated Consideration:
  Adjusted fair value of New Caldera common stock (16
     million at $3.4375 per share times 71.3%)..............  $39,215
Cash consideration..........................................   23,000
Note receivable discounted to present value at 10% per
  annum.....................................................    7,020
Estimated expenses..........................................   (3,795)
                                                              -------
                                                               65,440
71.3% of net assets of server and professional services
  groups to be sold.........................................   (4,728)
                                                              -------
Estimated pretax gain.......................................  $60,712
                                                              =======

                         THE SANTA CRUZ OPERATION, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)


     The gain calculation assumes a fair value for New Caldera Stock of $3.4375. The actual gain recognized will depend on the fair value for New Caldera Stock on the closing date of the transaction; for purposes of the pro forma statements the closing price of New Caldera Stock on February 14, 2001 has been utilized as an estimate of fair value for New Caldera Stock at the closing date of the transaction. The actual fair value on the day of closing and the resulting gain on sale of the server and professional services group could be materially different.



Every $1 increase (decrease) in per share value of New Caldera stock would result in an increase (decrease) in the gain by $11,318,000.



     Subsequent to the completion of the Reorganization SCO's operating results will include 28.7% of the operating results of New Caldera, adjusted to amortize identified intangible assets acquired and goodwill.



     The estimated basis of SCO's investment in New Caldera is calculated as follows (dollars in thousands):



Adjusted fair value of New Caldera common stock.............  $39,215
Portion of investment in New Caldera with no step up in
  basis.....................................................    1,903
                                                              -------
Basis of investment.........................................   41,118
SCO's share in New Caldera's tangible and identifiable
  intangible assets, less liabilities after completion of
  the reorganization........................................   38,224
                                                              -------
Goodwill....................................................  $ 2,894
                                                              =======



     The following table sets forth the allocation of the basis of investment to the tangible and intangible assets acquired and liabilities assumed (dollars in thousands).



Purchase price allocation:
  Current assets............................................  $21,140
  Other tangible assets.....................................    5,778
  Liabilities assumed.......................................   (7,227)
                                                              -------
                                                              $19,691
                                                              =======
Acquired intangible assets of New Caldera:
  Distribution/reseller channel.............................  $ 7,519
  Assembled workforce.......................................    7,118
  Existing technology.......................................    1,779
  Trade name and trademarks.................................      402
  Other.....................................................    1,715
  Goodwill..................................................    2,894
                                                              -------
                                                               21,427
                                                              -------
  Total.....................................................  $41,118
                                                              =======



     After completion of the Reorganization, SCO's operating results will include 28.7% of New Caldera's operating results, adjusted for the effects of the allocation of the purchase price to net assets acquired. These effects relate to the exclusion of goodwill amortization included in New Caldera's net results and the inclusion of the amortization of Caldera's existing assembled workforce acquired on a straight-line basis over 3 years and goodwill on a straight-line basis over 5 years.

                         THE SANTA CRUZ OPERATION, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)


     The calculations are estimated based on the gain assumptions discussed herein and based on New Caldera's unaudited pro-forma condensed consolidated balance sheet as of October 31, 2000. The actual amounts recorded will be calculated based on the balance sheet of Caldera after closing of the transaction and could be materially different to the amounts above.


3. BENEFITS TO BE PROVIDED TO SCO EXECUTIVES

     On July 31, 2000 the Board of Directors approved the following option benefits to be provided to five Executive Officers who will remain employed with SCO after the Reorganization:

     a. The full acceleration of vesting provisions of options to purchase approximately 918,000 shares of common stock.

     b. An extension of the term of these 918,000 options and a further 608,000 options which were fully vested and unexercised as of July 31, 2000 until January 31, 2002, in the event that any of these five officers is involuntarily terminated or terminated by mutual agreement.

     Their benefits are contingent upon the approval and completion of the Reorganization.

     These options were granted at exercise prices ranging from $2.56 to $16.31 and were granted with original terms of 5 and 10 years between December 1993 and April 2000. The weighted average exercise price of these options is $6.15.


     Under the guidance given in FASB Interpretation No. ("FIN") 44 "Accounting for Certain Transactions involving Stock Compensation" SCO remeasured these options as of the date that the Board of Directors approved these modifications.



     For the options accelerated in a. above, SCO measured the intrinsic value of the award at the date of the modification and will record any intrinsic value over and above that recorded on the original grant date as compensation if, absent the acceleration, the award would have been forfeited. SCO's estimate of the compensation expense to be recorded in respect of options, which would have been forfeited, will be based on historical retention rates and the remaining vesting period on each of these options.


     SCO has estimated that based on an actual stock price of $3.47 at the time of the modification was made the total excess intrinsic value of the options accelerated would be approximately $92,000.


     SCO estimates that each of the Executive Officers will remain employed with SCO for the remaining part of the original vesting period and as a result has estimated that there will be no shares which should have been forfeited. This is based on the average remaining vesting period of approximately 2 years and the average period of employment of each of the Executive Officers of 10 years. As a result no compensation expense is expected to be recorded. However, this estimate could change based on the number of Executive Officers whose employment is terminated prior to the date that the options would have been forfeited under the original terms of the option grants. Such changes could be material to the results of operations of SCO.


     For the 608,000 options discussed in b. above the Board of Directors also measured the intrinsic value of these options as of the date the modification was made. Compensation expense, equivalent to the excess of the intrinsic value of these options at the date of the modification over the intrinsic value recorded on the original issuance will be recorded as compensation expense in the event that any of these Executive Officers is involuntarily terminated or is terminated by mutual consent prior to January 31, 2002.

     SCO has estimated that based on the stock price at the date of modification of $3.47 the total excess intrinsic value of these options would be approximately $71,000.

                         THE SANTA CRUZ OPERATION, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)

     SCO expects that these Executive Officers will remain employed by SCO until after January 2002 and as a result has estimated that the charge to be recorded is zero. This is based on the factors discussed above. However in the event that one of the five Executive Officers is involuntarily terminated or is terminated by mutual consent prior to January 31, 2002, SCO will record a charge as discussed above. Such charge could be material to the results of operations of SCO.

     In addition to the option modifications discussed above the Board of Directors approved the following modifications to options held by three Executive Officers who will be employed by New Caldera after consummation of the
Reorganization:

     a. Full acceleration of vesting of options to purchase approximately 799,000 shares of SCO common stock.

     b. The term of the approximately 799,000 options in a. above together with the term of further options to purchase approximately 527,000 shares will be extended to January 31, 2002. The modifications are also contingent upon the completion of the Reorganization.

     The total number of options subject to modification was approximately 1,326,000. These options had original contractual terms of 10 years, were issued at dates between December 1991 and September 1999 at exercise prices ranging between $1.50 and $9.25. The weighted average exercise price of the outstanding options is $5.35. As a result of these modifications the original contractual term of options to purchase 5,100 shares at an exercise price of $1.50 will be extended.

     As of the date of modification SCO measured the intrinsic value of these options and upon consummation of the Reorganization will record a compensation expense equivalent to the excess of this intrinsic value over the original intrinsic value recorded. SCO estimated that, based on the stock price of $3.47 as of the date the modifications were made, this compensation expense will be approximately $97,000. As such a pro forma adjustment has been recorded to reflect the estimated expense, which SCO expects to record upon consummation of the Reorganization.

     In addition the Board of Directors approved cash payments on the earlier of
(a) one year, provided that such executive officer has not voluntarily terminated his employment with SCO or New Caldera, or (b) immediately upon an involuntary termination or a termination by mutual consent, equal to that individual's current annual salary plus 100% of his target bonus.


     SCO expects to record a charge of approximately $1,073,000 to operations over one year in connection with the expected cash payments to be made to the executives remaining with SCO and approximately $1,945,000 in respect of payments to be made to the three executives who will be transferred to New Caldera as part of the Reorganization. These charges will be recorded to operations over the service period which will commence on the date of consummation of the Reorganization and last for a period of one year from this date.



     The accompanying unaudited pro forma condensed consolidated financial statements include adjustments for the expenses to be recorded in respect of the option amendment and the bonus payments which are expected to be made by SCO.



4. LOAN AGREEMENT WITH THE CANOPY GROUP



     In connection with the Reorganization, SCO entered into a Loan Agreement and a Secured Convertible Promissory Note as of January 8, 2001, with The Canopy Group ("Lender") under which SCO can borrow up to $18 million. Drawings on this line of credit are repayable on December 31, 2001 and bear interest at a rate per annum of 10%. Drawings on the line of credit are immediately convertible

                         THE SANTA CRUZ OPERATION, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)


into common stock at the option of the Lender at the closing price of SCO common stock on the closing date which was $1.5625 per share. The unconverted principal is repayable in cash. Drawings on the line of credit are collateralized by SCO's tangible and intangible assets.



     The number of shares that may be converted under the secured convertible promissory note is limited so that the aggregate of shares converted together with shares acquired under the warrants described below may not exceed 19% of the total outstanding shares of SCO's common stock.



     In connection with the loan agreement, SCO issued warrants to purchase 1,440,000 shares of common stock at an exercise price of $1.5625, the closing price on the date of issuance on January 8, 2001. SCO is obligated to issue additional warrants to purchase shares of SCO common stock at an exercise price of $1.5625 to the extent advances on the line of credit exceed $9 million. The number of shares that may be purchased under these additional warrants equals the product of the amounts advanced in excess of $9 million multiplied by 0.25 and divided by the exercise price of $1.5625. The term of the warrants is two years. For purposes of the accompanying pro forma condensed consolidated financial statements, a maximum drawing on the line of credit has been assumed. The total number of warrant shares to be issued by SCO under this assumption therefore amounts to 2,880,000.



     The proceeds under the promissory note have been allocated based on the relative fair values of the loan and the warrants. The fair value of the loan equals its face amount as it bears a 10% market rate of interest. The fair value of the warrants has been calculated using the Black-Scholes option pricing model with the following assumptions: contractual term of two years, a risk free interest rate of 4.72%, a dividend yield of 0% and a volatility of 102%. The fair value of the warrants under these assumptions amounts to approximately $2,480,000. Based on the relative fair values of the warrants and the debt SCO has allocated approximately $2,180,000 to the warrants. This amount has been expensed as interest expense in the pro forma condensed consolidated statement of operations and has been recorded as debt discount in the pro forma condensed consolidated balance sheet.



     Assuming all warrants are exercised, and based on the number of shares outstanding at December 31, 2000, a maximum of 4,615,000 shares could be converted under the promissory note, resulting in a conversion of approximately $7,211,000 of the principal and a remaining required cash repayment of $10,789,000. SCO has recorded a beneficial conversion feature of $2,180,000 resulting from the difference between the accounting conversion of $5,031,000 and the actual value of the conversion of $7,211,000 as a debt discount in the pro forma condensed consolidated balance sheet and as additional interest expense in the pro forma condensed consolidated statement of operations.



5. EARN-OUT PROVISION



     In connection with the Reorganization, SCO will be entitled to receive earn-out payments from New Caldera representing 45% of the amount by which OpenServer revenues exceed certain thresholds during the three-year period following the closing. No earn-out payments are reflected in the accompanying pro forma statements as such earn-out is contingent on future sales of OpenServer products.


6. PRO FORMA ADJUSTMENTS


     The unaudited pro forma condensed consolidated financial statements give effect to the following pro forma adjustments in connection with the
Reorganization:


          (a) To reflect the gain and related taxation payable on the sale of the assets and liabilities of the server and professional services groups and the recognition of the pro rata gain in connection with this transaction (see Note 2). Taxation payable on the gain has been estimated at 40%.

                         THE SANTA CRUZ OPERATION, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)


          The equity investment in New Caldera is calculated as follows: (in thousands, except per share amounts)



Market value of caldera shares (16 million shares at a fair
  value of $3.4375 per share)..............................  $55,000
                                                             =======
Value of net assets sold (71.3% of above amount)...........   39,215
Net assets over which significant interest is retained.....    1,903
                                                             -------
Equity investment in Caldera...............................  $41,118
                                                             =======



          (b) To reflect the assets and liabilities of the server and professional services groups which will not be assumed pursuant to the Reorganization.



          (c) To reflect the $18 million loan to be received from The Canopy Group and related interest expenses as discussed in Note 4 for the year ended September 30, 2000.



     The related interest expenses comprise the following:



10% interest payable on principal...........................  $1,800
Debt discount related to warrants...........................   2,180
Beneficial conversion feature recognized as interest
  expense...................................................   2,180
                                                              ------
Total interest expense......................................  $6,160
                                                              ======



     No interest expense was recorded for the three month period ended December 31, 2000 as the loan is repayable within one year.



          (d) To reflect the recognition of expenses related to the option modifications and bonus payments discussed in Note 3.



          (e) To reflect SCO's equity share of New Caldera's pro forma combined results of operations for the respective periods.



     SCO's equity share in New Caldera's pro forma combined results for the year ended September 30, 2000 has been calculated as follows:



New Caldera's pro forma net loss.........................  $(101,088)
Less: amortization of goodwill relating to the
  acquisition of SCO included in above net loss..........      7,113
                                                           ---------
                                                             (93,077)
                                                           ---------
SCO's 28.7% equity interest thereof......................    (26,713)
Add: amortization of Caldera's existing assembled
  workforce acquired.....................................       (459)
                                                           ---------
Add: amortization of goodwill............................       (579)
                                                           ---------
Net loss from equity investment in New Caldera
  attributable to SCO....................................  $ (27,751)
                                                           =========

                         THE SANTA CRUZ OPERATION, INC.



              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)


     SCO's equity share in New Caldera's pro forma combined results for the three month period ended December 31, 2000 has been calculated as follows:



Net loss of Caldera for the three month period ended
  October 31, 2000........................................  $ (6,887)
Elimination of expenses reimbursed to SCO included in
  above net loss..........................................       898
One quarter of the effect of the purchase price allocation
  in New Caldera's pro forma financial statements net of
  goodwill amortization...................................    (3,474)
Net loss of SCO Server and Professional Service Group for
  the three month period ended December 31, 2000..........    (1,795)
Elimination of income recorded in above net loss relating
  to expenses reimbursed from Caldera.....................    (1,500)
One quarter of amortization relating to Caldera's existing
  assembled workforce acquired............................      (400)
                                                            --------
                                                             (13,158)
SCO's 28.7% equity interest thereof.......................    (3,776)
One quarter of goodwill amortization......................      (145)
                                                            --------
                                                            $ (3,921)
                                                            ========



     Expenses reimbursed from Caldera to SCO relate to the retention of various employees who will become employees of New Caldera and differ between SCO and Caldera due to different reporting periods.



          (f) To record interest income relating to the note receivable of $8 million.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CALDERA SYSTEMS, INC., THE CARVED-OUT PORTION OF CALDERA,
  INC. AND THEIR SUBSIDIARY
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations and Comprehensive
  Loss......................................................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-8
THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS
Report of Independent Accountants...........................  F-35
Consolidated Carve Out Balance Sheets.......................  F-36
Consolidated Carve Out Statements of Operations and
  Comprehensive Loss........................................  F-37
Consolidated Statements of Divisional Surplus (Deficit) and
  Accumulated Other Comprehensive Loss......................  F-38
Consolidated Carve Out Statements of Cash Flows.............  F-39
Notes to Consolidated Carve Out Financial Statements........  F-40
EBIZ ENTERPRISES, INC.
Report of Independent Public Accountants....................  F-57
Balance Sheets..............................................  F-58
Statements of Operations....................................  F-59
Statements of Stockholders' Equity..........................  F-60
Statements of Cash Flows....................................  F-61
Notes to Financial Statements...............................  F-62

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Caldera Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Caldera Systems, Inc. (a Delaware corporation), the carved-out portion of Caldera, Inc. (a Utah corporation) and their subsidiary as of October 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caldera Systems, Inc., the carved-out portion of Caldera, Inc. and their subsidiary as of October 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2000 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  December 5, 2000

(except with respect to Note 15,


as to which the date is February 9, 2001)

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                      OCTOBER 31,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    121,989   $ 36,560,267
  Available-for-sale securities.............................            --     54,179,307
  Accounts receivable, net of allowance for doubtful
    accounts of $90,000 and $312,300, respectively..........       670,043      1,544,526
  Stock subscription receivable.............................     1,500,000             --
  Other receivables.........................................       375,000             --
  Inventories...............................................       169,409        389,438
  Other current assets......................................        33,524      1,310,173
                                                              ------------   ------------
    Total current assets....................................     2,869,965     93,983,711
                                                              ------------   ------------
PROPERTY AND EQUIPMENT:
  Computer equipment........................................       609,665      1,321,806
  Furniture and fixtures....................................       675,181      1,097,048
  Leasehold improvements....................................        86,973        342,015
                                                              ------------   ------------
                                                                 1,371,819      2,760,869
  Less accumulated depreciation and amortization............      (652,399)    (1,171,549)
                                                              ------------   ------------
    Net property and equipment..............................       719,420      1,589,320
                                                              ------------   ------------
INVESTMENTS IN NON-MARKETABLE SECURITIES:
  Affiliate.................................................            --      1,179,704
  Non-affiliates............................................            --      3,999,497
                                                              ------------   ------------
                                                                        --      5,179,201
                                                              ------------   ------------
EQUITY INVESTMENT IN AFFILIATE..............................            --      4,957,325
                                                              ------------   ------------
OTHER ASSETS, net...........................................       124,430      1,808,746
                                                              ------------   ------------
    Total assets............................................  $  3,713,815   $107,518,303
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,309,255   $  2,414,359
  Payable to The Santa Cruz Operation.......................            --        898,026
  Accrued liabilities.......................................       623,057      1,300,890
  Accrued sales returns and other allowances................       169,000        363,928
  Deferred revenue..........................................        38,080        326,330
  Current portion of long-term debt.........................         3,698             --
  Related party payables....................................        48,933             --
                                                              ------------   ------------
    Total current liabilities...............................     2,192,023      5,303,533
                                                              ------------   ------------
LONG-TERM DEBT, net of current portion......................         5,762             --
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 10)
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value; 25,000,000 shares
    authorized..............................................            --             --
  Common stock, $0.001 par value; 75,000,000 shares
    authorized, 26,607,329 and 39,444,457 shares
    outstanding, respectively...............................        26,607         39,444
  Additional paid-in capital................................    16,160,312    155,649,244
  Stock subscription receivable.............................    (1,500,000)            --
  Deferred compensation.....................................    (2,734,934)    (3,714,720)
  Accumulated comprehensive income (loss)...................        (4,365)       299,456
  Accumulated deficit.......................................   (10,431,590)   (50,058,654)
                                                              ------------   ------------
    Total stockholders' equity..............................     1,516,030    102,214,770
                                                              ------------   ------------
    Total liabilities and stockholders' equity..............  $  3,713,815   $107,518,303
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                          YEAR ENDED OCTOBER 31,
                                                                ------------------------------------------
                                                                   1998           1999            2000
                                                                -----------    -----------    ------------
REVENUE:
  Software and related products.............................    $ 1,057,088    $ 2,772,878    $  2,993,489
  Services..................................................             --        277,429       1,280,834
                                                                -----------    -----------    ------------
    Total revenue...........................................      1,057,088      3,050,307       4,274,323
                                                                -----------    -----------    ------------
COST OF REVENUE:
  Software and related products.............................      1,016,682      2,388,601       2,062,724
  Services..................................................             --        537,877       1,958,612
  Write-off of prepaid royalties............................      1,381,695             --              --
                                                                -----------    -----------    ------------
    Total cost of revenue...................................      2,398,377      2,926,478       4,021,336
                                                                -----------    -----------    ------------
GROSS MARGIN (DEFICIT)......................................     (1,341,289)       123,829         252,987
                                                                -----------    -----------    ------------
OPERATING EXPENSES:
  Sales and marketing (exclusive of non-cash compensation of
    $0, $177,050 and $1,969,903, respectively)..............      2,223,814      4,767,508      14,753,756
  Research and development (exclusive of non-cash
    compensation of $0, $103,070 and $1,146,490,
    respectively)...........................................      1,489,041      2,302,302       4,954,354
  General and administrative (exclusive of non-cash
    compensation of $0, $129,176 and $2,099,623,
    respectively)...........................................      1,798,872      1,748,087       6,429,874
  SCO cost-sharing arrangement..............................             --             --         898,026
  Non-cash compensation.....................................             --        409,296       5,216,016
                                                                -----------    -----------    ------------
    Total operating expenses................................      5,511,727      9,227,193      32,252,026
                                                                -----------    -----------    ------------
LOSS FROM OPERATIONS........................................     (6,853,016)    (9,103,364)    (31,999,039)
                                                                -----------    -----------    ------------
EQUITY IN LOSS OF AFFILIATE.................................             --             --        (386,995)
                                                                -----------    -----------    ------------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (1,081,179)      (225,657)             --
  Interest income...........................................             --          2,512       3,237,798
  Gain on sale of assets to Ebiz, Inc. .....................             --             --       2,306,357
  Other income (expense)....................................          4,838         (5,304)           (478)
                                                                -----------    -----------    ------------
    Other income (expense), net.............................     (1,076,341)      (228,449)      5,543,677
                                                                -----------    -----------    ------------
LOSS BEFORE INCOME TAXES....................................     (7,929,357)    (9,331,813)    (26,842,357)
PROVISION FOR INCOME TAXES..................................        (33,780)       (34,775)        (81,141)
                                                                -----------    -----------    ------------
NET LOSS....................................................    $(7,963,137)   $(9,366,588)   $(26,923,498)
                                                                ===========    ===========    ============
DIVIDENDS RELATED TO CONVERTIBLE PREFERRED STOCK............    $        --    $        --    $(12,252,717)
                                                                ===========    ===========    ============
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS................    $(7,963,137)   $(9,366,588)   $(39,176,215)
                                                                ===========    ===========    ============

BASIC AND DILUTED NET LOSS PER COMMON SHARE.................    $     (0.50)   $     (0.51)   $      (1.19)
                                                                ===========    ===========    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................     16,000,000     18,457,543      32,922,135
                                                                ===========    ===========    ============
OTHER COMPREHENSIVE LOSS:
  Net loss attributable to common stockholders..............    $(7,963,137)   $(9,366,588)   $(39,176,215)
  Unrealized gain on available-for-sale securities..........             --             --         356,419
  Foreign currency translation adjustments..................          3,991         (8,356)        (52,598)
                                                                -----------    -----------    ------------
COMPREHENSIVE LOSS..........................................    $(7,959,146)   $(9,374,944)   $(38,872,394)
                                                                ===========    ===========    ============

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CONVERTIBLE
                                     PREFERRED STOCK           COMMON STOCK        ADDITIONAL        STOCK
                                  ----------------------   --------------------     PAID-IN      SUBSCRIPTION      DEFERRED
                                    SHARES       AMOUNT      SHARES     AMOUNT      CAPITAL       RECEIVABLE     COMPENSATION
                                  -----------   --------   ----------   -------   ------------   -------------   ------------
Balance, October 31, 1997.......           --   $    --            --   $   --    $        --     $        --    $        --
Debt funding and related accrued
 interest applicable to
 carved-out operations of
 Caldera, Inc. .................           --        --            --       --             --              --             --
Net loss applicable to
 carved-out operations of
 Caldera, Inc. through August
 31, 1998.......................           --        --            --       --             --              --             --
Incorporation of Caldera
 Systems, Inc. and issuance of
 common shares to majority
 stockholder for cash and note
 receivable ....................           --        --    16,000,000   16,000     20,912,848              --             --
Distribution to Caldera, Inc.
 for amount paid in excess of
 the net book value of assets
 received in reorganization.....           --        --            --       --    (19,160,155)             --             --
Cumulative translation
 adjustment.....................           --        --            --       --             --              --             --
Net loss for the period
 subsequent to incorporation....           --        --            --       --             --              --             --
                                  -----------   --------   ----------   -------   ------------    -----------    -----------
Balance, October 31, 1998.......           --        --    16,000,000   16,000      1,752,693              --             --
Conversion of promissory note
 and accrued interest to common
 shares at $1.00 per share......           --        --     5,273,974    5,274      5,268,700              --             --
Issuance of common shares for
 cash and stock subscription
 receivable at $1.13 per
 share..........................           --        --     5,333,333    5,333      5,994,667      (1,500,000)            --
Issuance of common shares upon
 exercise of stock options at
 $1.00 per share................           --        --            22       --             22              --             --
Cumulative translation
 adjustment.....................           --        --            --       --             --              --             --
Deferred compensation related to
 stock option grants............           --        --            --       --      3,144,230              --     (3,144,230)
Amortization of deferred
 compensation...................           --        --            --       --             --              --        409,296
Net loss........................           --        --            --       --             --              --             --
                                  -----------   --------   ----------   -------   ------------    -----------    -----------
Balance, October 31, 1999.......           --        --    26,607,329   26,607     16,160,312      (1,500,000)    (2,734,934)
Conversion of common shares to
 Series A convertible preferred
 shares.........................    6,596,146     6,596    (6,596,146)  (6,596)            --              --             --
Issuance of Series B convertible
 preferred shares for cash at
 $6.00 per share, net...........    5,000,000     5,000            --       --     29,785,674              --             --
Dividend related to Series B
 convertible preferred shares...           --        --            --       --     10,000,000              --             --
Dividend related to stock
 warrant........................           --        --            --       --      2,252,717              --             --
Issuance of common shares upon
 exercise of stock options at
 prices ranging from $1.00 to
 $6.00 per share................           --        --       452,132      452        531,673              --             --
Issuance of common shares under
 employee stock purchase program
 at $2.98 per
 share..........................           --        --        61,807       62        183,814              --             --
Issuance of common shares in
 exchange for investments.......           --        --       306,356      306      2,450,040              --             --
Distribution to majority
 stockholder for acquired
 license rights.................           --        --            --       --             --              --             --
Issuance of common shares in
 exchange for investment in
 Lineo, Inc. and distribution to
 majority stockholder for fair
 value of shares issued in
 excess of the carryover basis
 of investment..................           --        --     1,250,000    1,250      9,998,750              --             --
Capital contribution from
 majority stockholder of Lineo,
 Inc., recorded at carryover
 basis..........................           --        --            --       --      1,966,173              --             --
Sale of common shares of Lineo,
 Inc. at $7.50 per share........           --        --            --       --      4,213,531              --             --
Issuance of common shares for
 services.......................           --        --        16,833       17        134,647              --             --
Conversion of preferred shares
 to common shares...............  (11,596,146)  (11,596)   11,596,146   11,596             --              --             --
Issuance of common shares for
 cash in an initial public
 offering at $14.00 per share,
 net............................           --        --     5,750,000    5,750     71,776,111              --             --
Reclassification of stock
 subscription receivable due to
 subsequent receipt of
 cash...........................           --        --            --       --             --       1,500,000             --
Deferred compensation related to
 stock option grants............           --        --            --       --      5,370,605              --     (5,370,605)
Amortization of deferred
 compensation...................           --        --            --       --             --              --      4,390,819
Compensation expense for
 modifications made to certain
 option grants..................           --        --            --       --        825,197              --             --
Cumulative translation
 adjustment.....................           --        --            --       --             --              --             --
Unrealized gain on
 available-for-sale
 securities.....................           --        --            --       --             --              --             --
Net loss........................           --        --            --       --             --              --             --
                                  -----------   --------   ----------   -------   ------------    -----------    -----------
Balance October 31, 2000........           --   $    --    39,444,457   $39,444   $155,649,244    $        --    $(3,714,720)
                                  ===========   ========   ==========   =======   ============    ===========    ===========

                                                                             CALDERA, INC.'S
                                   ACCUMULATED                                  EQUITY IN
                                  COMPREHENSIVE    LICENSE    ACCUMULATED      CARVED-OUT
                                  INCOME (LOSS)      FEE        DEFICIT        OPERATIONS
                                  -------------   ---------   ------------   ---------------
Balance, October 31, 1997.......    $     --      $      --   $         --     $ 2,319,393
Debt funding and related accrued
 interest applicable to
 carved-out operations of
 Caldera, Inc. .................          --             --             --       5,347,435
Net loss applicable to
 carved-out operations of
 Caldera, Inc. through August
 31, 1998.......................          --             --             --      (6,898,135)
Incorporation of Caldera
 Systems, Inc. and issuance of
 common shares to majority
 stockholder for cash and note
 receivable ....................          --             --             --              --
Distribution to Caldera, Inc.
 for amount paid in excess of
 the net book value of assets
 received in reorganization.....          --             --             --        (768,693)
Cumulative translation
 adjustment.....................       3,991             --             --              --
Net loss for the period
 subsequent to incorporation....          --             --     (1,065,002)             --
                                    --------      ---------   ------------     -----------
Balance, October 31, 1998.......       3,991             --     (1,065,002)             --
Conversion of promissory note
 and accrued interest to common
 shares at $1.00 per share......          --             --             --              --
Issuance of common shares for
 cash and stock subscription
 receivable at $1.13 per
 share..........................          --             --             --              --
Issuance of common shares upon
 exercise of stock options at
 $1.00 per share................          --             --             --              --
Cumulative translation
 adjustment.....................      (8,356)            --             --              --
Deferred compensation related to
 stock option grants............          --             --             --              --
Amortization of deferred
 compensation...................          --             --             --              --
Net loss........................          --             --     (9,366,588)             --
                                    --------      ---------   ------------     -----------
Balance, October 31, 1999.......      (4,365)            --    (10,431,590)             --
Conversion of common shares to
 Series A convertible preferred
 shares.........................          --             --             --              --
Issuance of Series B convertible
 preferred shares for cash at
 $6.00 per share, net...........          --             --             --              --
Dividend related to Series B
 convertible preferred shares...          --             --    (10,000,000)             --
Dividend related to stock
 warrant........................          --             --     (2,252,717)             --
Issuance of common shares upon
 exercise of stock options at
 prices ranging from $1.00 to
 $6.00 per share................          --             --             --              --
Issuance of common shares under
 employee stock purchase program
 at $2.98 per
 share..........................          --             --             --              --
Issuance of common shares in
 exchange for investments.......          --       (450,849)            --              --
Distribution to majority
 stockholder for acquired
 license rights.................          --        450,849       (450,849)             --
Issuance of common shares in
 exchange for investment in
 Lineo, Inc. and distribution to
 majority stockholder for fair
 value of shares issued in
 excess of the carryover basis
 of investment..................          --             --     (9,999,999)             --
Capital contribution from
 majority stockholder of Lineo,
 Inc., recorded at carryover
 basis..........................          --             --             --              --
Sale of common shares of Lineo,
 Inc. at $7.50 per share........          --             --      9,999,999              --
Issuance of common shares for
 services.......................          --             --             --              --
Conversion of preferred shares
 to common shares...............          --             --             --              --
Issuance of common shares for
 cash in an initial public
 offering at $14.00 per share,
 net............................          --             --             --              --
Reclassification of stock
 subscription receivable due to
 subsequent receipt of
 cash...........................          --             --             --              --
Deferred compensation related to
 stock option grants............          --             --             --              --
Amortization of deferred
 compensation...................          --             --             --              --
Compensation expense for
 modifications made to certain
 option grants..................          --             --             --              --
Cumulative translation
 adjustment.....................     (52,598)            --             --              --
Unrealized gain on
 available-for-sale
 securities.....................     356,419             --             --              --
Net loss........................          --             --    (26,923,498)             --
                                    --------      ---------   ------------     -----------
Balance October 31, 2000........    $299,456      $      --   $(50,058,654)    $        --
                                    ========      =========   ============     ===========

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                        YEAR ENDED OCTOBER 31,
                                                              ------------------------------------------
                                                                 1998           1999           2000
                                                              -----------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(7,963,137)  $ (9,366,588)  $ (26,923,498)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      132,221        288,797         579,552
    Non-cash compensation...................................           --        409,296       5,216,016
    Equity in loss of affiliate.............................           --             --         386,995
    Gain on sale of assets to Ebiz, Inc. ...................           --             --      (2,306,357)
    Issuance of common stock for services...................           --             --         134,664
    Accrued interest converted to equity....................    1,082,260        254,910              --
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................      134,075       (518,497)       (874,483)
      Other receivables.....................................           --       (375,000)        375,000
      Inventories...........................................      281,936       (119,663)       (220,029)
      Other current assets..................................    1,617,138        143,081      (1,276,649)
      Other assets..........................................      625,712        (10,097)         10,356
      Accounts payable......................................     (908,994)     1,044,050       1,056,171
      Accrued liabilities...................................      (59,496)       510,109         677,833
      Payable to The Santa Cruz Operation...................           --             --         898,026
      Accrued sales returns and other allowances............      (46,000)       115,000         194,928
      Deferred revenue......................................           --         38,080         288,250
                                                              -----------   ------------   -------------
        Net cash used in operating activities...............   (5,104,285)    (7,586,522)    (21,783,225)
                                                              -----------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash payment to Caldera, Inc. in asset acquisition........           --    (14,963,826)             --
  Purchase of property and equipment........................     (169,764)      (587,375)     (1,443,416)
  Purchase of other long-lived assets.......................           --        (80,000)             --
  Purchase of available-for-sale securities.................           --             --    (101,989,203)
  Sale of available-for-sale securities.....................           --             --      48,188,287
  Deferred acquisition costs................................           --             --      (1,731,672)
  Sale of Lineo, Inc. common stock..........................           --             --      15,000,000
  Acquisition of equity investment in affiliate.............           --             --      (3,000,000)
  Acquisition of investment in non-marketable security......           --             --      (2,000,000)
                                                              -----------   ------------   -------------
        Net cash used in investing activities...............     (169,764)   (15,631,201)    (46,976,004)
                                                              -----------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from majority stockholder under convertible
    promissory note.........................................           --      4,819,000              --
  Borrowings from majority stockholder......................           --             --         300,000
  Repayment of borrowings from majority stockholder.........           --             --        (300,000)
  Proceeds from long-term debt..............................           --         11,486              --
  Repayments of long-term debt..............................           --         (2,026)         (9,460)
  Borrowings from majority stockholder prior to
    reorganization..........................................    4,429,065             --              --
  Proceeds from common shares upon incorporation............      519,000     15,481,000              --
  Proceeds from sale of common stock, net...................           --      2,963,000      74,781,861
  Proceeds from sale of Series B convertible preferred
    stock, net..............................................           --             --      29,790,674
  Proceeds from sale of common stock through ESP program....           --             --         183,876
  Proceeds from exercise of common stock options............           --             22         532,125
                                                              -----------   ------------   -------------
        Net cash provided by financing activities...........    4,948,065     23,272,482     105,279,076
                                                              -----------   ------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (325,984)        54,759      36,519,847
EFFECT OF FOREIGN EXCHANGE RATES ON CASH....................        3,991         (8,356)        (81,569)
CASH AND CASH EQUIVALENTS, beginning of year................      397,579         75,586         121,989
                                                              -----------   ------------   -------------
CASH AND CASH EQUIVALENTS, end of year......................  $    75,586   $    121,989   $  36,560,267
                                                              ===========   ============   =============

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                   YEAR ENDED OCTOBER 31,
                                                           --------------------------------------
                                                              1998          1999         2000
                                                           -----------   ----------   -----------
SUPPLEMENTAL DISCLOSURE
  OF CASH FLOW INFORMATION:
Cash paid for income taxes...............................  $        --   $       --   $    41,031
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Issuance of common shares upon incorporation for
  Subscription receivable................................  $15,481,000   $       --   $        --
  Note receivable from Caldera, Inc......................  $ 4,928,848   $       --   $        --
Liabilities assumed in acquisition of assets from
  Caldera, Inc. .........................................  $   (36,174)  $       --   $        --
Issuance of common shares for a note receivable..........  $        --   $3,000,000   $        --
Issuance of common shares upon conversion of secured
  convertible promissory note payable to majority
  stockholder and related accrued interest...............  $        --   $5,273,974   $        --
Issuance of common shares and the acquisition of license
  fee for non-marketable securities......................  $        --   $       --   $ 1,999,497
Conversion of 6,596,146 shares of common stock to
  6,596,146 shares of Series A convertible preferred
  stock..................................................  $        --   $       --   $     6,596
Conversion of 6,596,146 shares of Series A convertible
  preferred stock and 5,000,000 shares of Series B
  convertible preferred stock to 11,596,546 shares of
  common stock...........................................  $        --   $       --   $    11,596
Dividends related to Series B convertible preferred
  stock..................................................  $        --   $       --   $12,252,717
Issuance of common shares in exchange for investment in
  Lineo, Inc. ...........................................  $        --   $       --   $10,000,000
Distribution to majority stockholder for fair value of
  shares issued in excess of the carry over basis of the
  investment in Lineo, Inc...............................  $        --   $       --   $(9,999,999)
Distribution to majority stockholder for license
  rights.................................................  $        --   $       --   $  (450,849)
Receipt of additional shares of Lineo, Inc. from majority
  stockholder............................................  $        --   $       --   $ 1,966,173
Net book value of Electronic Linux Marketplace assets
  exchanged for equity investment in Ebiz, Inc...........  $        --   $       --   $   (37,963)

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

     Caldera Systems, Inc. ("Caldera"), which was incorporated as a Utah corporation on August 21, 1998, and reincorporated as a Delaware corporation on March 6, 2000, began operations in 1994 as Caldera, Inc. (the "Predecessor"). The Predecessor developed and marketed Linux operating system software and related products.

     In July 1996, through an asset purchase, the Predecessor acquired an additional business line which was not engaged in developing and marketing Linux software and related products. The Predecessor subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement, dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software and related products to Caldera for $19,928,848. This amount was based upon the amount of funding that had been received by the Predecessor related to the Linux software business. The purchase price was paid as follows: a cash payment of $14,963,826 (8% interest bearing demand note) in fiscal year 1999, the assumption of $36,174 of liabilities, and the transfer of a note receivable due from the Predecessor in the amount of $4,928,848 (see below).

     Upon incorporation, Caldera agreed to issue 16,000,000 shares of common stock to The Canopy Group ("Canopy"), the majority stockholder of the Predecessor, in exchange for $20,928,848. Of this amount, $16,000,000 was paid in cash ($519,000 in fiscal year 1998 and $15,481,000 -- non-interest bearing -- in fiscal year 1999) and Canopy transferred to Caldera a note receivable from the Predecessor of $4,928,848.

     Since Canopy was the majority stockholder of the Predecessor and the sole stockholder of Caldera, this transaction has been accounted for as a reorganization of entities under common control with the assets and liabilities reflected at carry-over basis in a manner similar to pooling of interests. The accompanying consolidated financial statements include the carved-out operations of the Predecessor related to the Linux business through September 1, 1998, the date of the reorganization. The acquired assets and liabilities had a net book value of $768,693. The excess of the purchase price of $19,928,848 over the net book value of the assets acquired of $768,693 was charged to equity.

     The revenue of the carved-out operations of the Predecessor reflects actual revenue derived from Linux software sales and the expenses of the carved-out operations reflect actual expenses associated with the Linux business and an allocated portion of common expenses. The allocated common expenses consist primarily of rent, depreciation, interest and personnel benefits. Rent, depreciation and personnel benefits were allocated based upon headcount. Interest was allocated based upon borrowings related to the carved-out operations of the Predecessor. Management believes that the allocation methods used are reasonable.

     Prior to the reorganization, the net losses of the Predecessor were funded through loans and equity contributions from Canopy. The funding applicable to the carved-out operations has been reflected as a component of Caldera, Inc.'s Equity in Carved-out Operations included in the accompanying consolidated statements of stockholders' equity. This funding has been offset by the accumulated losses applicable to the carved-out operations.

     In connection with the reorganization, Caldera acquired a wholly owned subsidiary in Germany, Caldera Deutschland, GmbH ("Caldera GmbH"), that performs research and development activities. Collectively, Caldera, the carved-out operations of the Predecessor and Caldera GmbH are referred to as the "Company."

     The Company develops, markets and supports Linux operating system software products and related services. The Company's strategy is to provide commercial products and services that enable the development, deployment and management of Linux-based specialized servers and Internet devices that

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

extend the e-Business infrastructure. The Company sells and distributes its software and related products indirectly through distributors, value added resellers ("VARs"), original equipment manufacturers ("OEMs") and system integrators and directly to end-user customers. These sales occur throughout the United States and in certain international locations.


     On August 1, 2000 and as amended on September 13 and December 12, 2000, Caldera, Caldera International, Inc. ("New Caldera"), and The Santa Cruz Operation ("SCO") entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"). As a result of the transactions proposed by the Reorganization Agreement (the "Reorganization"), (i) a newly formed, wholly owned subsidiary of New Caldera will be merged with and into Caldera, with Caldera being the surviving corporation, and all outstanding Caldera securities will be converted, on a share for share basis, into New Caldera securities having identical rights, preferences and privileges, with New Caldera assuming any and all outstanding options and other rights to purchase shares of capital stock of Caldera (with all such New Caldera securities issued to former Caldera security holders initially representing a fully-diluted equity interest in New Caldera equal to approximately 71.4 percent in New Caldera); (ii) SCO and certain of its subsidiaries will contribute to New Caldera, all of the capital stock held of certain contributed companies as well as certain assets of SCO, collectively representing the Server and Professional Services Groups of SCO, in consideration for the issuance by New Caldera to SCO of shares of common stock of New Caldera, $0.001 par value ("New Caldera Common Stock"); (iii) New Caldera will assume or replace all options to acquire common stock of SCO held by SCO employees (other than certain officers of SCO) hired or retained by Caldera and such options will be converted into options to purchase New Caldera Common Stock on a two SCO option for one New Caldera option basis (the "New Caldera Options"); and (iv) SCO will receive shares of New Caldera Common Stock (including shares reserved for New Caldera Options) representing in the aggregate a fully diluted equity interest in New Caldera equal to approximately
28.6 percent of New Caldera and $7 million in cash. On February 9, 2001, the third amendment to the Reorganization Agreement was signed (see Note 15). In conjunction with the Reorganization Agreement, Canopy has agreed to loan $18 million to SCO and Caldera has advanced the $7 million cash payment to SCO subsequent to October 31, 2000 (see Note 15). If the Reorganization is not completed, SCO will be obligated to repay the advance. Assets of SCO will secure each of these loans.


     The Company is subject to certain risks including the uncertainty of market acceptance and demand for Linux related products and services, competition from larger, more established companies, short product life cycles, the Company's ability to develop and bring to market new products on a timely basis, dependence on key employees, the ability to attract and retain additional qualified personnel and the ability to obtain adequate financing to support growth.

(2) SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable, other receivables and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

debt obligations approximate fair value based on current interest rates. The fair values of available-for-sale securities are determined using quoted market prices for these securities.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the carved-out operations of the Predecessor prior to Caldera's incorporation, Caldera, and their wholly owned subsidiary after elimination of intercompany accounts and transactions.

FOREIGN CURRENCY TRANSLATION

     For purposes of consolidating the Caldera GmbH operations, the Company has determined the functional currency for the Caldera GmbH operations to be the German Mark. Accordingly, translation gains and losses are included as a component of comprehensive loss.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three or fewer months to be cash equivalents. Cash equivalents primarily consist of investments in money market mutual funds, commercial paper or other short-term debt instruments.

AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities include investments in debt securities such as commercial paper, treasury notes and bonds. These investments are recorded at fair market value, based on quoted market prices and unrealized gains and losses are recorded as a component of comprehensive income (loss). Realized gains and losses, which are calculated based on the specific identification method, are recorded in operations as incurred. As of October 31, 2000, debt securities with maturity dates less than one year totaled approximately $38.2 million and investments with maturity dates ranging from one year to two years totaled approximately $16.0 million.

INVENTORIES

     Inventories consist primarily of completed products and raw materials. Inventories are stated at the lower of cost (using the first-in, first-out method) or market value. As of October 31, 1999 and 2000, inventories consisted of raw materials of approximately $79,400 and $201,800, respectively, and finished goods of approximately $90,000 and $187,600, respectively.

     Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technological innovation, it is possible that estimates of the net realizable value could change in the near term.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Computer equipment and furniture and fixtures are depreciated using the straight-line method over the estimated useful life of the asset, typically three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining term of the applicable lease.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

CAPITALIZED SOFTWARE COSTS

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended October 31, 1998, 1999 and 2000. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

OTHER ASSETS


     Other assets consist of deposits and purchased technology that is to be used in the development of the Company's current web-based products. The purchased technology is being amortized using the straight-line method over a period of two years. Other non-current assets consist primarily of deferred acquisition costs incurred through October 31, 2000 that are directly attributable to the pending reorganization with SCO. The deferred acquisition costs consist primarily of legal, accounting and human resource due diligence costs, legal accounting and registration fees associated with obtaining shareholder approval and costs associated with obtaining a fairness opinion.


IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of October 31, 2000, the Company does not consider any of its long-lived assets to be impaired.

ACCRUED LIABILITIES

     As of October 31, 1999 and 2000, accrued liabilities consisted of the following:

                                                                1999        2000
                                                              --------   ----------
Accrued vacation............................................  $ 98,425   $  319,863
Accrued accounting, legal and annual report fees............        --      205,000
Accrued payroll and related costs...........................    45,284      200,887
Post contract support.......................................    50,000      145,000
Accrued marketing development funds.........................   172,900      119,993
Foreign income taxes payable................................    30,139       78,808
Other accrued liabilities...................................   226,309      231,339
                                                              --------   ----------
          Total accrued liabilities.........................  $623,057   $1,300,890
                                                              ========   ==========

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

REVENUE RECOGNITION

     The Company generates revenue from software and related products sold indirectly through distributors and solutions providers and directly to end-users. The Company also generates services revenue from training royalties and tuition fees, consulting fees, and customer support fees. During fiscal 1998, all of the Company's revenue was derived from software offerings and related products such as shipments of incomplete box units or documentation materials.

     Revenue from the sale of software is recognized upon delivery of the product when persuasive evidence of an arrangement exists, the price is fixed or determinable and collection is probable. All sales into the distribution channel or to OEMs and VARs require a binding purchase order. Sales to resellers for which payment is considered to be substantially contingent on the reseller's success in distributing individual units of the product or sales to resellers with which the Company does not have historical experience are accounted for as consignments and the revenue is recognized once sell-through verification has been received and payments from customers become due. Direct sales to end users are evidenced by concurrent payment for the product via credit card and are governed by a license agreement. Generally, the only multiple element arrangement of the Company's initial software sales is certain telephone and e-mail technical support services the Company provides at no additional charge. These services do not include product update or upgrade rights. After the initial support period, customers can elect to enter into separate support agreements. The cost of providing the initial support services are not significant; accordingly, the Company accrues the estimated costs of providing the services at the time of revenue recognition. Revenues from the extended support agreements are deferred and recognized over the period of the contract or as the services are provided.

     If other significant post-delivery vendor obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. To date, the Company has not shipped any software and related products subject to acceptance terms or subject to other post-delivery vendor obligations. Additionally, the Company has not recognized revenue on any contracts with customers that may include customer cancellation or termination clauses that indicate a demonstration period or otherwise incomplete transaction.

     The Company also offers its customers consulting, training and other services separate from the software sale. The services are not integral to the functionality of the software and are available from other vendors. Services revenue is recognized as the services are performed.

     Sales to certain distributors are subject to agreements allowing for rights of return and price protection. Allowances for estimated future returns, price protection, stock rotations, as well as anticipated end-user customer rebates and other customer incentives, are provided at the time of sale based on the Company's policies and historical experience. At October 31, 1999 and 2000, allowances for returns, price protection and stock rotations totaled approximately $169,000 and $363,900, respectively, and are reflected as a current liability in the accompanying consolidated balance sheets.

ROYALTY COSTS

     Royalties paid by the Company on applications licensed from third parties that are incorporated into the software products sold by the Company are expensed as cost of revenue on a per unit basis as software products are sold. Royalties paid in advance of product sales are included in prepaid expenses and recorded as cost of revenue when the related products are sold.

     During the years ended October 31, 1996 and 1997, the Company entered into royalty agreements with a supplier pursuant to which the Company prepaid royalties of approximately $2,055,000. During

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

fiscal year 1998, the Company asserted that the supplier breached the terms of the royalty agreements and management determined that the remaining prepaid royalties, in the amount of $1,381,700, were impaired and accordingly were written off and classified as part of cost of revenue in the accompanying consolidated statement of operations for the year ended October 31, 1998. Management determined the asset was impaired because its value was tied to the intellectual property value of the licenses the Company had purchased. The vendor breached the terms of the contract in management's view, when it open sourced some of the related software. When the vendor decided to open source the software, the license the Company had purchased had no value in relation to that software. Additionally, the Company discontinued the development of a product related to the licensed software resulting in the complete impairment of the prepaid asset. Management further determined that any attempt to pursue legal action against the supplier would be costly and uncertain given the resources required to pursue such an action and the uncertainties related to interpreting the provisions of the royalty agreements.

SALES AND MARKETING EXPENSES

     Sales and marketing expenses consist of the following: advertising, channel promotions, marketing development funds, promotional activities, public relations, trade shows and the salaries, commissions and related expenses of all personnel involved in the sales process. The Company expenses the cost of advertising the first time the advertising takes place. Advertising expenses totaled approximately $967,700, $1,228,600 and $1,508,200 for the years ended October 31, 1998, 1999 and 2000, respectively.

     The Company has agreements with certain retailers whereby the Company issues a credit for certain marketing development activities initiated by the retailer that directly relate to the promotion of the Company's products. As of October 31, 1999 and 2000, the Company recorded an accrual of $172,900 and $120,000, respectively, for these costs.

INCOME TAXES

     The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company offers credit terms on the sale of its software products to certain customers. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectibility of all accounts receivable. As of October 31, 1999, three distributors accounted for approximately 71 percent of the gross accounts receivable balance. As of October 31, 2000, four distributors accounted for approximately 35 percent of the gross accounts receivable balance. As of October 31, 1999 and 2000, the allowance for bad debts was $90,000 and $312,300, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new accounting

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.


     In December 1999, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." This pronouncement summarizes certain of the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company is required to adopt SAB 101 during the first quarter of fiscal year 2001. The adoption of SAB 101, will not have a material impact on the Company's results of operations, financial position or liquidity.


     In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of Accounting Principles Board Opinion No. 25 ("APB 25")." This interpretation clarifies the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation became effective July 1, 2000 at which time it was adopted by the Company. The adoption of FIN 44 had no impact on the Company's results of operations, financial position or liquidity at the time of adoption.

COMPREHENSIVE INCOME (LOSS)

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements and unrealized gains on short-term investments. Comprehensive income (loss) consists of net loss, foreign currency translation adjustments and unrealized gain (loss) on available for sale securities and is presented in the accompanying consolidated statements of operations and comprehensive loss. The adoption of SFAS 130 had no impact on total stockholders' equity at the time of adoption.

NET LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share," and SAB 98. Under the provisions of SFAS 128 and SAB 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted average number of common shares and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options and shares issuable upon the conversion of Series A and Series B convertible preferred stock for periods during which they were outstanding. For the years ended October 31, 1999 and 2000, 1,241,390 and 6,326,247 common share equivalents, respectively, were not included in the computation of diluted net loss per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share. For the year ended October 31, 1998, the 16,000,000 shares of common stock issued in the initial capitalization of Caldera were treated as outstanding for the entire fiscal year.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) INITIAL PUBLIC OFFERING

     On March 20, 2000, the Company completed the sale of an aggregate of 5.0 million shares of common stock at a price of $14.00 per share in its initial public offering. The offering was effected pursuant to a Registration Statement on Form S-1 (Registration No. 333-94351), which was declared effective on March 20, 2000 by the SEC. On April 17, 2000, the underwriters exercised their over allotment option for an additional 750,000 shares of common stock at $14.00 per share,

     The Company received approximately $80.5 million in gross proceeds from this offering, of which approximately $5.6 million was paid to the underwriters and approximately $3.0 million was paid for direct offering expenses.

(4) OTHER RECEIVABLES

     Other receivables as of October 31, 1999 consisted of amounts due from two strategic partners that participated in a marketing program with the Company. The amounts received by the Company from the strategic partners have been applied against actual expenses incurred and have reduced the related sales and marketing expense of the Company. Aside from the collection of the short-term receivable balances, there are no other future commitments or consideration related to these arrangements.

(5) INVESTMENTS IN NON-MARKETABLE SECURITIES

     The Company is accounting for each of these investments in non-marketable securities under the cost method as the Company has no ability to exercise significant influence over any of the entities. The Company's management routinely assesses its investments for impairment and adjusts the carrying amount to estimated realizable values when impairment has occurred. As of October 31, 2000, the Company does not consider any of its investments to be impaired.

BUSINESS ALLIANCE WITH EVERGREEN INTERNET, INC.

     In January 2000, the Company and Evergreen Internet, Inc. ("Evergreen") entered into a master agreement which sets forth the terms and conditions of a business alliance. Evergreen and the Company agreed as follows: (i) Evergreen granted to the Company an original equipment manufacturer license permitting the bundling of certain of Evergreen's software products with the Company's software products in exchange for the Company paying royalties to Evergreen based on future sales; (ii) the Company and Evergreen will engage in joint development and integration of their respective software products; (iii) the Company and Evergreen will cooperate to create educational training courses for the combined products; (iv) the Company agreed to acquire 370,370 shares of common stock of Evergreen for $2,000,000 and Evergreen agreed to transfer an additional 222,222 shares of its common stock to the Company in exchange for 200,000 shares of the Company's common stock; and (v) the parties agreed to work together to identify new business solution opportunities for their joint products. On January 10, 2000, the Company paid the $2.0 million and issued 200,000 shares of common stock in exchange for the 592,592 shares of Evergreen's common stock.

     The Company and Evergreen have agreed to certain referral fees. If the Company enters into a support agreement with a customer that has been referred by Evergreen, the Company will pay a portion of the total contract to Evergreen as a referral fee. The remaining portion of the support agreement will be recorded as deferred revenue, and recognized ratably over the term of the agreement. The referral fees will be recorded as sales and marketing expenses as earned by Evergreen.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company has recorded its investment in Evergreen at cost, based on the cash consideration paid by the Company and the estimated fair market value of the Company's common stock on the date of the agreement of $8.00 per share. The Company determined that the estimated fair value of the Company's common stock is more clearly evident of the value of the transaction since Evergreen is a privately owned company. In management's opinion, the consideration exchanged by the Company for the common shares of Evergreen was equal to the fair value of the shares acquired. Furthermore, in management's opinion the terms of the OEM arrangement and joint development and educational efforts are based on strategic rationales and the related transactions will be at arm's length. The Company currently intends on holding the shares indefinitely.

     The total investment of $3.6 million is included in the caption Investments in Non-marketable Securities -- Non-affiliates in the accompanying October 31, 2000 consolidated balance sheet.

STOCK EXCHANGE AGREEMENT WITH LINEO

     In January 2000, the Company and Lineo entered into a stock purchase and sale agreement. Lineo is the successor entity to the operations of the Predecessor which were not acquired by Caldera in the reorganization discussed in Note 1. As of January 2000, Lineo was majority owned by Canopy. Pursuant to the stock purchase agreement, the Company agreed to purchase 3,238,437 shares of common stock of Lineo (approximately 17 percent of Lineo's outstanding voting stock) in exchange for 1,250,000 shares of the Company's common stock.

     Because Lineo was also majority owned by Canopy, the investment in Lineo was accounted for as a transaction between entities under common control with the transfer being reflected in the Company's financial statements at Lineo's carry over basis. At the date of the agreement, Lineo had a stockholders' deficit, of which approximately $150,000 would be associated with the 17% interest the Company acquired. Accordingly, the investment was recorded at a nominal value of $1.00 because the Company does not have any obligation to provide additional funding to Lineo. The Company has recorded the estimated fair value of the shares of its common stock issued to Lineo at $10.0 million with the difference between the $10.0 million and the $1.00 investment recorded as a distribution to Canopy.

     On May 11, 2000, Canopy transferred 1,761,563 shares of Lineo's common stock held by Canopy to the Company. This transfer has been reflected as a capital contribution by Canopy at Lineo's carry over basis of $1,966,173. As a result of this transaction, the Company had a total of 5,000,000 shares of Lineo's common stock (approximately 14 percent of Lineo's outstanding voting stock).

     On August 31, 2000, the Company, Canopy and Metrowerks Holdings, Inc. ("Metrowerks"), an affiliate of Motorola, Inc., entered into a Stock Purchase and Sale Agreement whereby the Company and Canopy sold 2.0 million and 1.0 million shares, respectively, of common stock of Lineo to Metrowerks at $7.50 per share. Prior to this transaction, Caldera, Canopy and Lineo had no relationship with Metrowerks; however, Motorola, Inc. is a preferred stockholder of Lineo. The Company received the $15.0 million net proceeds of the sale in October 2000.

     In conjunction with the sale of the common stock of Lineo, the Company also entered into a stockholder agreement by and among Canopy, Lineo and certain other stockholders of Lineo which provides for a right of first refusal for the benefit of Metrowerks with respect to Lineo shares held by the Company and other Lineo stockholders. The Company has also agreed to indemnify Metrowerks for any damages sustained by Metrowerks as a result of breaches by the Company under the stock purchase and sale agreement and the stockholder agreement or for breaches by Lineo under a warrant agreement between Lineo and Metrowerks. The Company's indemnification obligation is limited to the amount of proceeds received by the Company in its sale to Metrowerks.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The difference between the $7.50 per share price received from Metrowerks and the Company's per share carrying value was recorded as a contribution to equity. The total investment of $1,179,704 is included in the caption Investments in Non-marketable Securities -- Affiliate in the accompanying October 31, 2000 consolidated balance sheet.

STOCK EXCHANGE AGREEMENT WITH TROLL TECH AS

     In December 1999, the Company and Canopy entered into an agreement with Troll Tech AS and its stockholders. Pursuant to the agreement, the Company acquired 159 shares of common stock of Troll Tech (approximately 2 percent of Troll Tech's outstanding common stock) in exchange for 106,356 shares of the Company's common stock and Canopy agreed to acquire 398 shares of common stock of Troll Tech in exchange for $1,000,000, payable in monthly installments of $100,000. The agreement also grants to Canopy and its affiliates certain license rights with respect to Troll Tech's software. Royalties will be paid based upon future sales of products by the Company. To date, the Company has not sold any products that incorporate Troll Tech's technology and has not paid any royalties to Troll Tech.

     The Company has recorded its investment in Troll Tech's common stock at $399,999, based on the cash price per share paid by Canopy. The Company determined that the cash price per share paid by Canopy is the most reliable evidence of the value of Troll Tech's common stock. The difference between the estimated fair value of the 106,356 shares of the Company's common stock at $8.00 per share of $850,848 and the $399,999 investment was recorded as a license fee. The license fee was classified as contra-equity and was subsequently reflected as a distribution to Canopy because the license rights were used by Canopy and its affiliates. The Company currently intends on holding the shares of Troll Tech indefinitely.

     The total investment of $399,999 is included in the caption Investments in Non-marketable Securities -- Non-affiliates in the accompanying October 31, 2000 consolidated balance sheet.

(6) EQUITY INVESTMENT IN EBIZ ENTERPRISES, INC.

     On September 15, 2000, Caldera sold to Ebiz Enterprises, Inc. ("Ebiz") the rights, title and interest in and to all of the intellectual property and assets comprising Caldera's Electronic Linux Marketplace concept (the "ELM assets"). Caldera transferred assets with a net book value of $38,000 as well as cash of $3,000,000 for 4,000,000 shares of Ebiz common stock. Caldera may also receive up to 4,000,000 additional shares of Ebiz common stock, depending upon the amount of gross revenue generated by the ELM Business during the twelve-month period ending December 15, 2001. Immediately after the closing of the transaction, Caldera owned approximately 31 percent of the outstanding voting shares of Ebiz. Subsequent to Caldera's investment, additional shares of Ebiz common stock -- including 2,500,000 shares to Canopy -- were issued that reduced Caldera's ownership interest to approximately 17 percent.


     Caldera has accounted for its interest in Ebiz using the equity method of accounting due to its ability to exercise influence on Ebiz (see Note 15). Under the equity method, Caldera recognizes its portion of the net income or net loss of Ebiz in its consolidated statement of operations. For the year ended October 31, 2000, Caldera recognized $224,339 in its statement of operations that represented its portion of Ebiz's net loss. In addition, because Ebiz had a stockholders' deficit at the time of Caldera's

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

investment, Caldera is amortizing on a straight-line basis, the difference between its investment and the amount of underlying equity in the net assets of Ebiz which has been calculated as follows:

Fair value of Ebiz shares received (4,000,000 shares at
  $1.60 per share)..........................................  $ 6,400,000
Less portion of gain deferred due to Caldera's continuing
  ownership interest........................................   (1,055,680)
                                                              -----------
Basis of recorded investment................................    5,344,320
Caldera's portion of Ebiz' deficit..........................    1,162,000
                                                              -----------
                                                              $ 6,506,320
                                                              ===========


     Caldera has allocated this difference to goodwill and is amortizing this amount on a straight-line basis over five years. At the time of the investment, Ebiz had no other substantial identifiable intangible assets. For the year ended October 31, 2000, Caldera recognized $162,656 in its statement of operations that represented this amortization. The net investment of $4,957,325 is included in the caption Equity Investment in Affiliate in the accompanying October 31, 2000 consolidated balance sheet.



     Ebiz' common stock is currently traded on the Over-the-Counter Bulletin Board. On October 31, 2000, Ebiz common stock closed at approximately $0.88 per share. Caldera's carrying amount per share of Ebiz' common stock on October 31, 2000 was approximately $1.24 per share. Management believes that this decline in market value of the stock is not permanent in nature and resulted primarily from market conditions related to technology stocks and that Caldera's ability to recover the carrying amount of its investment has not been permanently impaired. Caldera will continue to evaluate the carrying amount of its investment in Ebiz on an ongoing basis and will record impairment charges as necessary from permanent impairment of its investment. Caldera has the intent and the wherewithal to hold its investment in Ebiz long term in order to recover the current decline in market value.


(7) BORROWINGS FROM CANOPY

SECURED CONVERTIBLE PROMISSORY NOTE PAYABLE

     In connection with the incorporation of Caldera, Caldera and Canopy entered into a Secured Convertible Promissory Note Agreement (the "Note Agreement") pursuant to which the Company could borrow up to $2,000,000, or such other greater amount as determined necessary, to fund ongoing operations. Interest accrued on borrowings under the Note Agreement at the prime rate, less one-half percent compounded annually, which was 7.25 percent. Borrowings under the Note Agreement were convertible to shares of Caldera's common stock at $1.00 per share, which was deemed to be the estimated fair market value of Caldera's common stock on September 1, 1998. Under the Note Agreement, the Company borrowed $4,819,000 during the year ended October 31, 1999. Additionally, accrued interest of $454,974 was incurred by the Company related to borrowings under the Note Agreement and the amount payable to the Predecessor for the assets acquired in the reorganization (see Note 1). On August 19, 1999, the principal borrowings and accrued interest were converted into 5,273,974 shares of common stock and the Note Agreement was cancelled.

SECURED PROMISSORY NOTE WITH CANOPY

     On December 29, 1999, Caldera entered into a Secured Promissory Note Agreement with Canopy under which the Company borrowed $300,000. Borrowings under this note bore interest at 9.5 percent per annum and were repaid in full during January 2000.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) STOCKHOLDERS' EQUITY

REINCORPORATION AS A DELAWARE CORPORATION

     On March 6, 2000, Caldera reincorporated in Delaware. The reincorporation into Delaware was effected by way of a merger with a newly-formed Delaware subsidiary, and the associated issuance of one share of common stock of the subsidiary for each share of common stock of the Company held by the stockholders of record. Additionally, stockholders of record of Series A and Series B of the Company received shares of Series A and Series B preferred stock of the subsidiary. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to give effect to the reincorporation.

STOCK SPLIT

     On December 29, 1998, Caldera's board of directors approved a two-for-one stock split for holders of common stock. This stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

PREFERRED STOCK

     On December 30, 1999, the stockholders approved articles of amendment to the Company's articles of incorporation. The amended articles of incorporation authorized the Company to issue 25,000,000 shares of no par value preferred stock and 75,000,000 shares of no par value common stock. The Company's board of directors is authorized, without stockholder approval, to designate and determine the preferences, limitations and relative rights granted to or imposed upon each share of preferred stock which are not fixed by the amended articles of incorporation. The amended articles of incorporation designated 6,596,146 shares as Series A Convertible Preferred Stock ("Series A") and 5,000,000 shares as Series B Convertible Preferred Stock ("Series B").

     The Series A and B shares had initial stated values per share of $4.03 and $6.00, respectively, and ranked on parity with each other and prior to any other class or series of capital stock of the Company with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights. The Series A and B shares were entitled to receive, when, as and if declared by the board of directors, cumulative and accruing preferential dividends at eight percent per annum, compounded annually, based on the stated value per share; provided, however, solely for dividend purposes the Series A stated value per share was deemed to be $6.00. Any holder of Series A or B shares could convert all or any shares of Series A or B into common shares and each share of Series A or B automatically converted into common shares immediately prior to the closing of a firm commitment underwritten public offering of at least $25,000,000, as defined. Each Series A and B share initially converted into one share of common stock. The holders of Series A and B shares were entitled to vote on all matters submitted to the stockholders of the Company, including the election of directors, together with the holders of common stock voting together as a single class. Each share of Series A and B was entitled to one vote for each share of common stock that would be issuable upon conversion of such share.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series A and B then outstanding would be entitled to receive, on a pari passu basis, out of the assets available for distribution to stockholders an amount equal to the greater of (i) the sum of
(1) the respective stated value per share plus (2) an amount equal to all unpaid accruing dividends (whether or not declared) plus (3) any other dividends declared but unpaid, and (ii) the amount that such holder of Series A or B shares would hold had all shares of Series A and B been converted to common immediately prior to the liquidation, dissolution, or winding up.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In connection with the Company's initial public offering, all outstanding preferred stock was converted to common stock on March 20, 2000.

CONVERSION OF COMMON SHARES INTO SERIES A SHARES

     Prior to the offering of Series B shares discussed below, on December 30, 1999 the Company entered into a Conversion Agreement with its two major stockholders, Canopy and MTI Technology Corporation ("MTI"). These stockholders held 99 percent of the outstanding shares of the Company's common stock at December 30, 1999. Pursuant to the Conversion Agreement, the Company converted 6,596,146 shares of outstanding common stock held by Canopy and MTI into 6,596,146 shares of Series A.

ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK AND RELATED AGREEMENTS

     On December 30, 1999, the Company's board of directors authorized the issuance of 5,000,000 shares of Series B convertible preferred stock at $6 per share with the rights, preferences, privileges and restrictions as described above. On January 10, 2000, the 5,000,000 shares were sold for net proceeds of $29,790,674.

     Each share of Series B convertible preferred stock was immediately convertible to one share of common stock upon issuance. During the year ended October 31, 2000, the Company recorded a dividend related to the Series B convertible preferred stock in the amount of $10 million representing the value of the beneficial conversion feature. The beneficial conversion feature was calculated based on the difference between the conversion price of $6.00 per share and the estimated fair value of the common stock of $8.00 per share for financial reporting purposes based on the estimated price range for the Company's IPO. The Company's board of directors determined that the $6.00 per share price for the Series B preferred stock represented their estimate of the fair value of the Series B preferred stock at the time sold and that the Series B preferred shares were not issued for other consideration or goods and services.

     In connection with the preferred stock purchase agreements, the Company and the investors entered into a second amended and restated investor rights agreement (the "Rights Agreement") and a voting agreement. Pursuant to the voting agreement, the Company and the preferred stockholders established the composition of the Company's board of directors.

     Pursuant to the Rights Agreement, Canopy and MTI, the Series A preferred stockholders, and the investors in the Series B preferred stock (collectively the "Preferred Stockholders") have certain rights beginning six months following the closing of a qualified public offering with respect to registration of the common shares issued or issuable upon conversion of the Series A and Series B preferred shares in compliance with the Securities Exchange Act of 1934. The Preferred Stockholders have certain demand and piggy-back rights that require the Company to use its best efforts to register the requested shares and/or permit the Preferred Stockholders to include shares in certain secondary offerings of the Company's common stock. The Company has agreed to bear all expenses in connection with any registration, other than underwriting discounts and commissions.

WARRANT AGREEMENT BETWEEN CANOPY AND SERIES B PREFERRED STOCKHOLDER

     In connection with the Series B preferred stock offering, Canopy and Egan-Managed Capital, L.P. ("EMC"), one of the investors in the Series B preferred stock offering, entered into an agreement wherein Canopy agreed to purchase the shares of Series B convertible preferred stock purchased by EMC if EMC did not receive a warrant in a satisfactory form to EMC to purchase 416,667 shares of the Company's common stock from Canopy. On March 13, 2000, Canopy sold to EMC a warrant for $10,000 to purchase 416,667 shares of the Company's common stock held by Canopy at $5.98 per share for a two-year period.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Upon exercise of the warrant, all proceeds will be paid to Canopy. Since the sale of this warrant directly related to the issuance of Series B preferred stock, the Company accounted for this transaction as if the Company had sold the warrant to EMC with an offsetting contribution to capital. Accordingly, the Company recorded the fair value of the warrant of $2,252,717, determined using the Black-Scholes option-pricing model, as a beneficial conversion feature reflected as a dividend related to the Series B preferred stock during the year ended October 31, 2000. Assumptions used in the Black-Scholes option-pricing model were the following: estimated fair value of common stock of $8.00 per share; risk-free interest rate of 6 percent; expected dividend yield of 0 percent; volatility of 118 percent; and expected exercise life of two years.

COMMON STOCK TRANSACTIONS

     Effective September 1, 1998, in connection with the initial capitalization of Caldera, Canopy purchased 16,000,000 shares of Caldera's common stock for $20,928,848. Of this amount, $16,000,000 was paid in cash ($519,000 in fiscal year 1998 and $15,481,000 in fiscal year 1999) and Canopy transferred to Caldera a note receivable from the Predecessor of $4,928,848. As of October 31, 1998, the Company had recorded the $15,481,000 to be received from Canopy as a stock subscription receivable and the purchase price and related accrued interest totalling $15,163,890 as a payable to Caldera, Inc. (see Note 1).

     At the time of incorporation, Canopy agreed to continue to fund the operations of the Company through a secured convertible promissory note (see
Note 7). The conversion terms of the secured promissory note allowed Canopy to convert the borrowings and accrued interest into common stock at a price of $1.00 per share, which was determined by the Company's board of directors to be the estimated fair market value of the Company's common stock on September 1, 1998, the date of the convertible promissory note agreement. In August 1999, Canopy elected to convert the outstanding principal borrowings and accrued interest into 5,273,974 shares of the Company's common stock.

     In July 1999, the Company negotiated with MTI, a publicly traded company which at the time was 50 percent owned by Canopy, to sell 5,333,333 common shares for $6,000,000, or $1.13 per share. The Company received $3,000,000 in cash at the time of closing and issued a note receivable for $3,000,000 that bore interest at the prime rate plus one percent (9 1/4 percent as of October 31, 1999). This note receivable was to be received in two installments of $1,500,000 due in January and July 2000. The Company negotiated to receive the initial installment of $1,500,000 in November 1999 in exchange for the Company agreeing to forego the interest component attached to the note receivable. As a result of this modification, the Company did not record any accrued interest in the consolidated balance sheet as of October 31, 1999. The $1,500,000 received in November 1999 and the $1,500,000 received in August 2000 have been reflected as current assets and contra-equity in the accompanying consolidated balance sheets as of October 31, 1999 and October 31, 2000, respectively. In connection with MTI's investment, the Company entered into an Investors' Rights Agreement with MTI and Canopy pursuant to which MTI received registration rights applicable to the stock acquired. This Investors' Rights Agreement was amended and superceded in connection with the Conversion Agreement and the offering of Series B preferred shares discussed above.

STOCK OPTION PLANS

     During fiscal year 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") that provided for the granting of nonqualified stock options to purchase shares of common stock. Under the 1998 Plan, the Company could grant up to 5,000,000 options to employees, non-employee members of the board of directors or consultants who provide services to the Company. Options granted under the 1998 Plan are subject to expiration and vesting terms as determined by a committee of the Company's board of

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

directors. No options can expire more than ten years from the date of grant. The exercise price for the options may be paid in cash or in shares of the Company's common stock valued at fair market value on the exercise date. The options may also be exercised through a same-day sale program without any cash outlay by the optionee. At October 31, 2000, options to purchase 218,202 shares of common stock were available for future grants under the 1998 Plan.

     On December 1, 1999, the Company's board of directors approved the 1999 Omnibus Stock Incentive Plan (the "1999 Plan"), which is intended to serve as the successor equity incentive program to the 1998 Plan. The 1999 Plan initially increased the aggregate number of shares available for issuance under both plans to 6,700,000 and designated that 700,000 shares be used as director incentives. On March 10, 2000, the Company's board of directors authorized an additional 500,000 shares to be issued under the 1999 Plan and during July 2000 the board of directors approved an additional 2,300,000 shares to be issued under the 1999 Plan. The 1999 Plan allows for the grant of awards in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares, phantom stock and stock bonuses. Awards may be granted to individuals in the Company's employ or service.

     The 1999 Plan is administered by the compensation committee of the board of directors. This committee determines which eligible individuals are to receive awards under the 1999 Plan, the type of award to be made, the time or times when such awards are to be made, the number of shares subject to each such award, and the vesting schedule and the other terms to be in effect for the award.

     The exercise price for the options may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or by having the Company retain sufficient shares of common stock from shares which would be issuable upon the exercise of the option. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. To date, all options granted under the 1998 and 1999 Plans require the exercise price to be paid in cash. If future grants are made with a cashless exercise feature, the Company will be required to use variable plan accounting for those grants.

     Tandem stock appreciation rights may be issued under the 1999 Plan which will provide the holders with the election to surrender their outstanding options for a cash appreciation distribution from the Company equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. In addition, the Company may issue stand-alone stock appreciation rights which will entitle the holder to receive a cash payment from the Company equal to the fair market value of the vested shares subject to the right less the base price for such right.

     Phantom stock awards will entitle the holder to receive in cash the fair market value of common stock on the vesting date.

     If the Company is acquired (whether by merger or asset sale) or there is a change in control (effected through an acquisition of 50% or more of the Company's voting stock or by proxy contest for the election of board members), options and stand-alone stock appreciation rights exercisable at that time will remain exercisable until their expiration, and options and stand-alone stock appreciation rights not exercisable at that time will expire. Also, if the Company is acquired or experiences a change in control, all restrictions on outstanding vested shares of restricted stock granted under the 1999 Plan will lapse, and all outstanding, unvested shares of such restricted stock will expire and be cancelled. Similarly, all outstanding, unvested shares of phantom stock will expire and be cancelled.

     On July 14, 2000, Caldera's board of directors approved an amendment to the 1999 Plan. This amendment allows the board to extend the exercise period after termination of service from 90 days to 120 days. The amendment also permits the exercise of options for up to 30 days after termination of service for

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


cause. Through October 31, 2000, the board had granted the extended terms to line function employees and senior management employees who held a total of approximately 1.3 million options to purchase common shares. The modified shares had exercise prices ranging from $1.00-$7.00 per share and the fair market value of Caldera's common stock ranged from $3.94-$7.09 per share on the dates that modifications were made. The modifications to the exercise terms constitute a new measurement date in accordance with FIN 44 on the date the modifications were made. However, any compensation related to the modifications will only be recorded to the extent the option holders actually benefit from the modification. All modifications during fiscal 2000 did benefit the option holders due to their terminations, accordingly, compensation expense of approximately $640,000 was recorded during the fourth quarter of fiscal 2000 related to these option modifications.


     The July 14, 2000 amendment to the 1999 Plan also provides that in connection with a sale, change of control or liquidation of Caldera, Caldera or the acquiring entity may elect to cash out, convert to options of the acquiring entity or assume any vested options granted under the 1999 Plan. Additionally, non-vested shares shall terminate unless otherwise provided in the governing agreements or as determined by the compensation committee of the board of directors. The amendment also permits Caldera to grant shares of restricted stock and phantom stock that vest without regard to the satisfaction of pre-established performance goals.

     In addition, the board has approved amendments that will effect the following changes: (i) establish an automatic share increase feature pursuant to which the number of shares available for issuance under the 1999 Plan will automatically increase, beginning with the 2000 calendar year, as of November 1 of each year, by 3% of the total number of shares of common stock outstanding on the previous October 31st, and (ii) add a formula awards program pursuant to which directors of the Company will automatically be granted options to purchase shares of common stock at specified times, including an option to purchase 100,000 shares of common stock on the date of the annual stockholders meeting during each even numbered calendar year beginning in 2004. All amendments are subject to approval by the stockholders of Caldera.


     During September and October 2000, the Company approved the accelerated vesting of stock options for certain employees who were terminated as a result of the sale of the ELM assets to Ebiz or were terminated in preparation for the SCO acquisition. Each employee received three months of additional vesting on existing stock option grants on their last day of employment with the Company. All of the affected employees had ceased employment with the Company prior to October 31, 2000. The existing option grants had exercise prices ranging from $1.00-$9.50 per share and the fair market value of Caldera's common stock ranged from $5.75-$7.09 per share on the dates that employment was terminated. Because the accelerated vesting for these stock options represented a modification to the existing stock option, the Company recorded compensation expense on each option to the extent the difference between the fair market value and the exercise price was greater than compensation cost previously recorded. The Company recorded approximately $184,200 in non-cash compensation related to the accelerated vesting of approximately 129,000 stock options for the year ended October 31, 2000.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of stock option activity under the stock option plans for the years ended October 31, 1999 and 2000 is as follows:

                                                                          WEIGHTED AVERAGE
                                           OPTIONS      PRICE RANGE        EXERCISE PRICE
                                          ---------    --------------    ------------------
Granted.................................  3,106,566    $1.00 - $1.13           $1.04
Exercised...............................        (22)        1.00                1.00
Forfeited...............................   (142,304)        1.00                1.00
                                          ---------
Balance, October 31, 1999...............  2,964,240     1.00 - 1.13             1.04
Granted.................................  4,451,020     1.13 - 14.75            6.53
Exercised...............................   (452,132)    1.00 - 6.00             1.18
Forfeited...............................   (786,386)    1.00 - 9.50             4.98
                                          ---------
Balance, October 31, 2000...............  6,176,742    $1.00 - $14.75          $4.48
                                          =========

     A summary of stock option grants with exercise prices equal to or less than the estimated fair market value on the date of grant during the years ended October 31, 1999 and 2000 is as follows:

                                                                                       WEIGHTED AVERAGE
                                                                   WEIGHTED AVERAGE     FAIR VALUE OF
                                                OPTIONS GRANTED     EXERCISE PRICE         OPTIONS
                                                ---------------    ----------------    ----------------
Fiscal 1999
Grants with exercise price equal to estimated
  fair market value...........................       645,728            $1.00               $0.20
Grants with exercise price less than estimated
  fair market value...........................     2,460,838             1.04                1.54
                                                   ---------
                                                   3,106,566             1.04                1.26
                                                   =========
Fiscal 2000
  Grants with exercise price equal to
     estimated fair market value..............       592,883             8.57                0.57
  Grants with exercise price less than
     estimated fair market value..............     3,858,137             6.22                1.29
                                                   ---------
                                                   4,451,020            $6.53               $1.19
                                                   =========

     A summary of the options outstanding and options exercisable under the Company's stock option plans at October 31, 2000 is as follows:

                                           OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                               --------------------------------------------   ------------------------------
                                              WEIGHTED
                                               AVERAGE         WEIGHTED                         WEIGHTED
                                 OPTIONS     CONTRACTUAL       AVERAGE          OPTIONS         AVERAGE
       EXERCISE PRICES         OUTSTANDING      LIFE        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
       ---------------         -----------   -----------   ----------------   -----------   ----------------
$1.00........................   1,678,862    8.51 years         $1.00            899,029         $1.00
$1.13-$3.99..................     744,426       8.95             1.13            187,416          1.13
$4.00-$5.99..................     210,109       9.60             5.21              4,609          4.00
$6.00-$7.99..................   3,015,274       9.22             6.34            949,507          6.03
$8.00 and above..............     528,071       9.49             9.37              9,446          9.14
                                ---------                                      ---------
                                6,176,742       9.03            $4.48          2,050,007         $3.39
                                =========                                      =========

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STOCK-BASED COMPENSATION

     The Company accounts for its stock options issued to directors, officers and employees under APB 25 and related interpretations. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the intrinsic fair value of the Company's common stock. During the year ended October 31, 1999, the Company granted 2,460,838 stock options with exercise prices that were below the estimated fair market value on the measurement date resulting in $3,144,230 in deferred compensation. This deferred compensation has been recorded as a component of stockholders' equity and will be expensed consistent with the vesting of the underlying stock options. Amortization of deferred compensation amounted to $409,296 for the year ended October 31, 1999. During the year ended October 31, 2000, the Company granted 3,858,137 additional stock options with exercise prices below the fair market value on the measurement date resulting in $6,790,264 of additional deferred compensation to be recognized as expense over the vesting period of the options. Amortization of deferred compensation amounted to $5,216,016 during the year ended October 31, 2000. During the year ended October 31, 2000, the Company reversed the cumulative amortization of deferred compensation previously recorded from unvested options of terminated employees. As a result, $652,875 was recorded as an offset to the non-cash compensation caption in the accompanying fiscal 2000 statement of operations.

     As a result of an option agreement between Canopy and Ralph J. Yarro III, which was subsequently rescinded, the Company recorded a one-time compensation charge of $372,000 during the year ended October 31, 2000. The option agreement allowed Mr. Yarro to purchase shares of the Company's common stock directly from Canopy. No shares were purchased under the agreement. Mr. Yarro is the president and chief executive officer of Canopy and the Chairman of the Company's board of directors.

     SFAS No. 123, "Accounting for Stock-Based Compensation" requires pro forma information regarding net loss as if the Company had accounted for its stock options granted under the fair value method. The fair market value of the stock options is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants during the years ended October 31, 1999 and 2000: risk-free interest rates of 5.5 and 6.1 percent, respectively; expected dividend yield of 0 percent; volatility of 0 and 132 percent, respectively; and expected exercise lives of five and four years, respectively. For purposes of the pro forma disclosure, the estimated fair market value of the stock options is amortized over the vesting periods of the respective stock options. The following is the pro forma disclosure and the related impact on net loss for the years ended October 31, 1999 and 2000:

                                                       1999           2000
                                                    -----------   ------------
  Net loss attributable to common stockholders, as
     reported.....................................  $(9,366,588)  $(39,176,215)
  Net loss attributable to common stockholders,
     pro forma....................................   (9,773,906)   (43,291,164)
Per share:
  Net loss attributable to common stockholders, as
     reported.....................................  $     (0.51)  $      (1.19)
  Net loss attributable to common stockholders,
     pro forma....................................        (0.53)         (1.31)

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan was adopted by the board of directors on February 15, 2000 and was approved by the stockholders on March 1, 2000. The plan became effective upon the closing of the Company's initial public offering. The plan is designed to allow eligible employees of Caldera and its participating subsidiaries to purchase shares of Caldera common stock, at semi-annual intervals, through

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

periodic payroll deductions. A total of 500,000 shares of common stock has been reserved for issuance under the plan. The share reserve will increase on the first trading day of each calendar year beginning with the 2001 calendar year by 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding year but no such annual increase will exceed 750,000 shares. In no event, however, may a participant purchase more than 750 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any semi-annual purchase date.

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period began on the date of the Company's initial public offering and will end on the last business day in April 2002. The next offering period will begin on May 1, 2002. Subsequent offering periods will be set by the compensation committee. Shares will be purchased on semi-annual purchase dates (the last business day of April and October each year) during the offering period. The first purchase date was October 31, 2000. Should the fair market value of the Company's common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

     Individuals who are eligible employees on the start date of any offering period may enter the Plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October of each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

     The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

     In July 2000, the board of directors amended the plan to increase the maximum number of shares of common stock authorized for issuance over the term of the plan by an additional 1,500,000 shares.

     On October 31, 2000, 61,807 shares of common stock of the Company were purchased through the plan at a price of $2.98 per share.

(9) INCOME TAXES

     As described in Note 1, Caldera became a separate legal entity effective September 1, 1998. The income tax attributes associated with the carved-out portion of the Predecessor prior to September 1, 1998 remained with the Predecessor.

     Since incorporation, Caldera has reported for income tax purposes as a stand-alone taxable entity. For income tax purposes, the reorganization of the Predecessor and the sale of the Linux software business to Caldera has been treated as a taxable asset sale. Accordingly, the tax basis of the assets received from the Predecessor is based on the $19,928,848 purchase price (see
Note 1). The reorganization did not qualify as a tax-free reorganization because the Predecessor did not transfer substantially all of its assets to Caldera.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The net loss before income taxes consisted of the following components for the period from the reorganization (September 1, 1998) through October 31, 1998 and for the years ended October 31, 1999 and 2000:

                                                    1998          1999           2000
                                                ------------   -----------   ------------
Domestic U.S. operations......................  $ (1,070,632)  $(9,401,363)  $(26,980,396)
Operations of foreign subsidiary, Caldera
  GmbH........................................        11,260        69,550        138,039
                                                ------------   -----------   ------------
  Total.......................................  $ (1,059,372)  $(9,331,813)  $(26,842,357)
                                                ============   ===========   ============

     The components of the provision for income taxes for the period from the reorganization (September 1, 1998) through October 31, 1998 and for the years ended October 31, 1999 and 2000 are as follows:

                                                   1998         1999          2000
                                                 ---------   -----------   -----------
Current:
  U.S. Federal.................................  $      --   $        --   $        --
  U.S. State...................................         --            --            --
  Non-U.S. ....................................     33,780        34,775        81,141
                                                 ---------   -----------   -----------
                                                    33,780        34,775        81,141
                                                 ---------   -----------   -----------
Deferred:
  U.S. Federal ................................   (368,163)   (3,022,242)   (3,976,810)
  U.S. State ..................................    (53,436)     (293,335)     (385,985)
  Change in valuation allowance................    421,599     3,315,577     4,362,795
                                                 ---------   -----------   -----------
                                                        --            --            --
                                                 ---------   -----------   -----------
     Total provision for income taxes..........  $  33,780   $    34,775   $    81,141
                                                 =========   ===========   ===========

     Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company's deferred income tax assets and liabilities at October 31, 1999 and 2000 are as follows:

                                                              1999            2000
                                                          ------------    ------------
Deferred income tax assets:
  Net operating loss carryforwards                        $  3,967,242    $  8,029,416
  Tax basis in excess of book basis related to assets
     acquired by Caldera from Predecessor                    6,599,942       6,122,838
  Book to tax basis difference in equity investee                   --         393,769
  Reserves and accrued expenses                                268,510         606,389
  Book depreciation in excess of tax                            62,570         114,002
  Foreign tax credit                                            46,617         101,793
                                                          ------------    ------------
     Total deferred income tax assets                       10,944,881      15,368,207
Deferred tax liability -- tax on foreign earnings              (51,142)       (111,673)
Valuation allowance                                        (10,893,739)    (15,256,534)
                                                          ------------    ------------
     Net deferred income tax assets                       $         --    $         --
                                                          ============    ============

     The amount of and ultimate realization of the deferred income tax assets is dependant, in part, upon the tax laws in effect, Caldera's future earnings, and other future events, the effects of which cannot be

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

determined. The Company has established a full valuation allowance against its deferred income tax assets. Management believes that as of October 31, 2000, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these deferred income tax assets.

     As of October 31, 2000, the Company had net operating loss carryforwards for federal income tax reporting purposes totaling approximately $21,527,000 that expire in 2018 to 2020. The net operating loss carryforwards expire as follows:

     The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of net operating loss carryforwards if certain changes in ownership have taken place or will take place. As of October 31, 2000, no such ownership changes had occurred.

     The differences between the provision for income taxes at the U.S. statutory rate and the Company's effective tax rate is as follows:

                                                              1998    1999    2000
                                                              -----   -----   -----
Benefit at statutory rate...................................  (34.0%) (34.0%) (34.0%)
Non-deductible items........................................    0.1%    0.1%   21.2%
State income taxes, net of federal effect...................   (3.3%)  (3.3%)  (3.3%)
Foreign income taxes........................................    0.6%   (0.1%)   0.1%
Increase in valuation allowance.............................   39.8%   37.7%   16.3%
                                                              -----   -----   -----
  Total provision for income taxes..........................    3.2%    0.4%    0.3%
                                                              =====   =====   =====

(10) COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is a party to certain legal proceedings arising in the ordinary course of business. Management believes, after consultation with legal counsel, that the ultimate outcome of such legal proceedings will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

SCO COST-SHARING ARRANGEMENT

     In connection with the Definitive Agreement with SCO to acquire the server software and professional services groups (see Note 1), the Company and SCO agreed that Caldera would reimburse SCO for certain employee payroll and related costs. The costs to be reimbursed by Caldera related to SCO employees that SCO had identified for termination in a company-wide layoff in September 2000. Caldera viewed these employees as critical to the new combined company and SCO agreed to retain the employees if Caldera would reimburse SCO for a portion of their payroll and related costs. At the time Caldera committed to reimburse SCO for these employee costs, the ultimate amount was not determinable and both parties agreed that the amount would be determined prior to the completion of the acquisition. During December 2000, both parties agreed that Caldera would reimburse SCO $1.5 million relating to services rendered from August through December 2000. Accordingly, as of October 31, 2000 Caldera has accrued $898,026 representing the portion incurred through that time. The Company will record the remaining $601,974 during the first quarter of fiscal 2001. The actual payment will be made to SCO during Caldera's first quarter of fiscal 2001.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SEVERANCE AGREEMENTS

     During July and August 2000, the Company entered into severance agreements with certain members of management. The agreements apply to a change of control or termination or effective termination of employment with the Company. Change of control is defined as: (1) any person or entity who becomes the beneficial owner of 51 percent or more of the Company's common stock, (2) sale of substantially all of the Company's assets, (3) approval of a merger or consolidation in which at least 50 percent of the voting securities are acquired, and (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof. The acquisition of the SCO server and professional services groups and resulting addition of two board members does not qualify as a change in control. Specific provisions for Senior Vice Presidents and Executive Officers include but are not limited to the following; salary and bonus payments equal to 150 percent of the then current annual base salary and bonuses, 18 months of accelerated vesting for outstanding stock options and continuing insurance benefits for a period up to six months. Specific provisions for Vice-Presidents include but are not limited to the following; salary and bonus payments equal to 100% of the then current annual base salary and bonuses, 12 months of accelerated vesting on outstanding stock options and continuing insurance benefits for a period of six months.


     Because each of the severance agreements allows for the accelerated vesting of stock options that was not included in each employees' original stock option grant, a new measurement date has occurred. The total potential compensation cost associated with the accelerated vesting provisions of the severance agreements is approximately $1.4 million. The members of the executive management team who entered into severance agreements hold a total of 1.7 million options to purchase common shares at prices ranging from $1.00 to $9.50 per share. The fair value of Caldera's common stock on the dates the severance agreements were signed ranged from $5.50 to $9.25 per share. This amount will be expensed in future financial statements to the extent of unvested shares outstanding at the date of a change in control based on remaining service period and employee turnover rates.


OPERATING LEASE AGREEMENTS

     The Company had been leasing its corporate office facilities from the Predecessor. On April 5, 2000, the Company entered into an amended operating lease agreement whereby the Company leases additional office space adjacent to its corporate offices. The amended lease agreement requires lease payments of approximately $55,300 per month, and the lease expires in October 2002. The lease may be terminated at an earlier date in accordance with the provisions of the original lease agreement. Rent expense under this arrangement totaled approximately $19,200, $144,700 and $474,000 for the years ended October 31, 1998, 1999 and 2000, respectively. This lease requires the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. After entering into the amended operating lease, the Company subleased a portion of the space to the Predecessor and to another majority owned company of the Predecessor. These sublease agreements were month-to-month agreements that required payments of approximately $5,100 per tenant to be paid to the Company. These subleases terminated in October, 2000.

     The Company had also been leasing additional office space from an unrelated party. The lease requires monthly payments of $8,990 to be made through June 2002. Subsequent to the Company's sale of its Electronic Linux Marketplace assets to Ebiz, the Company entered into an agreement to sublease this

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

office space to Ebiz. The sublease is for a period of one year and the Company is receiving $4,000 per month.

     On September 1, 1999, the Company entered into an operating lease arrangement for its Caldera GmbH facility. The lease requires monthly minimum payments of 8,750 DM (approximately $3,850 U.S. dollars based on the exchange rate as of October 31, 2000) and expires five years from the date of commencement. Caldera GmbH also has the option of extending the agreement for two consecutive five-year terms. This lease requires the Company to pay taxes, maintenance, insurance and certain other operating costs of the property.

     The Company leases warehouse space from two unrelated parties under separate operating lease agreements. Each agreement is for a term of eighteen months and expires in November 2000. Rent expense under the lease is approximately $37,200 per year.

     On March 30, 2000, the Company entered into an operating lease agreement for its education facilities whereby the Company agreed to lease 5,146 square feet of office space for $8,255 per month. This lease is for a term of five years and commenced on June 1, 2000.

     Total rent expense for all of the Company's operating leases was $19,200, $161,200 and $722,000 for the years ended October 31, 1998, 1999 and 2000.
Operating lease commitments for the next five years are $1.0 million for fiscal 2001, $897,000 for fiscal 2002, $158,000 for fiscal 2003, $153,000 for fiscal
2004 and $66,000 for fiscal 2005 and thereafter.

SOFTWARE LOCALIZATION AGREEMENT

     On October 1, 1999, the Company entered into an agreement with United Systems Engineers, Inc. ("USE") to localize certain of the Company's software products for the Japanese market. As consideration, the Company agreed to pay $250,000 in cash or issue to the engineering firm shares of the Company's common stock with a market value of $202,000, based on the initial public offering price per share. On January 4, 2000, the Company and USE amended the agreement pursuant to which the Company agreed to issue 33,667 shares of common stock to USE for the services, of which 16,833 were to be issued immediately for services rendered and the remaining 16,834 are to be issued upon completion of the services. Should USE not perform under the agreement, USE will not be issued the remaining 16,834 shares of common stock, and USE has committed to pay $100,000 to the Company. Based on the performance commitment, the date of the amended contract has been determined to be the measurement date and the estimated fair value of the Company's common stock on that date of $269,336, or $8 per share, will be expensed as the services are rendered. As of October 31, 2000 $134,664 has been expensed.

SOFTWARE LICENSE AGREEMENTS WITH SUN MICROSYSTEMS, INC.

     In January 2000, the Company and Sun Microsystems, Inc. ("Sun"), an investor in the Company's Series B preferred stock, entered into certain software license agreements. These license agreements are for a term of 18 months and expire in June 2001. Pursuant to one of the software license agreements, the Company agreed to pay Sun a nonrefundable payment in the amount of $1,250,000. During the year ended October 31, 2000, the Company made the required payments to Sun and recorded the payments as prepaid license fees and marketing expense. Under the agreements, the Company has access to certain of Sun's technologies and participates with Sun in various marketing activities such as tradeshow appearances, speaking events and web site advertising. The value allocated to the marketing activities of $450,000 was determined based upon management's estimate of the amount the Company would pay for similar marketing services. The portion of the fee allocated to the marketing activities is being expensed as the marketing activities occur. The Company is expensing $800,000 of the fee allocated to the

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

technology as cost of revenue or research and development expense over the 18-month term of the license agreements. The technology is principally being used for internal purposes to create and enhance e-commerce applications to be used in connection with current and future Caldera products. Beginning in the fourth quarter of fiscal 2000, certain of the technology has been included in one the Company's products. A portion of the license fee has been allocated to cost of revenue based on the estimated fair value of the included technology. For the year ended October 31, 2000, the Company has expensed the total $450,000 of marketing expenses and approximately $314,200 of the total $800,000 in engineering expenses. As of October 31, 2000, the balance of prepaid fees was approximately $485,800.

STRATEGIC BUSINESS AGREEMENT WITH THE SANTA CRUZ OPERATION

     On February 1, 2000, the Company and The Santa Cruz Operation ("SCO") entered into a strategic business agreement. The agreement provides for certain joint marketing activities between the parties, including, but not limited to participation in tradeshows, cross recruiting and cross matching of partners, cross-referencing each others' websites and product solutions, and discussing certain channel initiatives. In addition, the Company agreed to provide ten copies of OpenLinux to SCO for its internal use and SCO agreed to provide three copies of SCO's Tarantella Express product to the Company for internal use. The Company recorded the fair value of the OpenLinux products provided to SCO as an engineering expense since the products received were used for internal development purposes. In addition, the Company will record the costs of the joint initiatives as either marketing or engineering expenses depending on the nature of the activities conducted.

(11) RELATED PARTY TRANSACTIONS

     As of October 31, 2000, the Company did not owe or have any amounts due from related parties.

CANOPY

     As discussed in Note 1, Canopy was the sole stockholder of Caldera upon incorporation and was the majority stockholder of the Predecessor. Canopy invested $20,928,848 in Caldera in exchange for 16,000,000 shares of common stock. In addition to the initial equity investment, Canopy advanced $4,819,000 under a secured convertible promissory note agreement (see Note 7). In August 1999, the principal borrowings and accrued interest of $454,974 were converted into 5,273,974 shares of common stock. The chairman of the Company's board of directors is the president and chief executive officer and a director of Canopy. Additionally, another director of the Company is the chairman of Canopy's board of directors.

     The Company has entered into certain transactions with Canopy and other entities that are majority-owned by Canopy. These transactions consist mainly of participating in joint insurance coverage, training and testing services, and rent. The Company believes that the terms of these related party transactions are at least as favorable as the terms that could have been obtained from an unaffiliated third party in similar

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

transactions. During the years ended October 31, 1998, 1999 and 2000, transactions with these related parties were as follows:

                                                       1998        1999        2000
                                                      -------    --------    --------
Revenue.............................................  $    --    $     --    $ 46,600
                                                      =======    ========    ========

Rent (see Note 10)..................................  $19,200    $144,700    $ 94,200
Training, testing and other.........................       --      48,200      82,600
Insurance...........................................   13,200      13,800       6,700
                                                      -------    --------    --------
  Total expenses....................................  $32,400    $206,700    $183,500
                                                      =======    ========    ========

LINEO, INC.

     As discussed in Note 5, in January 2000, the Company acquired an ownership interest in Lineo, Inc. ("Lineo"), the successor entity to the operations of the Predecessor which were not acquired by Caldera in the reorganization discussed in Note 1. The chairman of the Company's board of directors and two directors are also directors of Lineo. Sales to Lineo amounted to $1,700 and $34,300 during the years ended October 31, 1999 and 2000, respectively.

MTI

     In July 1999, MTI, a company which at the time was 50 percent owned by Canopy, agreed to purchase 5,333,333 shares of common stock for $6,000,000 of which $3,000,000 was paid at closing and $3,000,000 was payable through an interest bearing note receivable. Subsequent to signing the agreement, the Company agreed to forego the interest component of the note receivable in exchange for an acceleration of the payment terms (see Note 8). A director of the Company is the chairman of the board of MTI. Additionally, another Company director is the current president and chief executive officer of MTI.

     The Company is using certain computer equipment provided by MTI without charge. The equipment is valued at approximately $105,000. Sales to MTI amounted to $2,985 and $31,350 during the years ended October 31, 1999 and 2000, respectively.

(12) EMPLOYEE BENEFIT PLAN

     Until June 2000, Caldera utilized a 401(k) plan sponsored by Canopy for its employees, through which Caldera made matching contributions from January 1 through June 2000. In June 2000, Caldera adopted its own 401(k) plan through which eligible participants can elect to make contributions to the plan, subject to certain limitations under the Internal Revenue Code. Under the terms of the new plan, the Company may make discretionary matching contributions to partially match employee contributions to the plan, up to predetermined limits. During the year ended October 31, 2000, the Company contributed approximately $145,000 to the plan for matching contributions.

(13) SIGNIFICANT CUSTOMERS

     During the year ended October 31, 1998, the Company had sales to one customer that accounted for approximately 11 percent of total revenue. During the year ended October 31, 1999, the Company had sales to two customers that accounted for approximately 33 percent and 20 percent of total revenue, respectively. During the year ended October 31, 2000, the Company had sales to one customer that

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

accounted for approximately 19 percent of total revenue. No other customer accounted for more than ten percent of total revenue during the years ended October 31, 1998, 1999 and 2000.

(14) SEGMENT INFORMATION

     In June 1998, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes disclosures related to components of a company for which separate financial information is available and evaluated regularly by a company's chief operating decision makers in deciding how to allocate resources and in assessing performance. It also requires segment disclosures about products and services as well as geographic areas. The Company has determined that it did not have any separately reportable operating segments as of October 31, 1998, 1999 and 2000. However, the Company does sell software and related products in geographic locations outside of the United States. Revenue attributed to individual countries based on the location of sales to unaffiliated customers for the years ended October 31, 1998, 1999 and 2000 is as follows:

                                                    1998          1999          2000
                                                 ----------    ----------    ----------
Revenue:
United States..................................  $1,000,943    $2,847,789    $2,982,275
Asia pacific...................................          --        91,133       705,701
Europe.........................................      33,687        81,007       366,682
Other countries................................      22,458        30,378       219,665
                                                 ----------    ----------    ----------
  Total revenue................................  $1,057,088    $3,050,307    $4,274,323
                                                 ==========    ==========    ==========


     Long-lived assets by location consists of the following as of October 31, 1999 and 2000:



                                                                1999        2000
                                                              --------   ----------
Long lived assets:
United States...............................................  $673,002   $1,494,582
Europe......................................................    46,418       94,738
                                                              --------   ----------
  Total long-lived assets...................................  $719,420   $1,589,320
                                                              ========   ==========



(15) SUBSEQUENT EVENTS



DILUTION OF EBIZ OWNERSHIP



     Subsequent to October 31, 2000, Caldera's ownership interest in Ebiz (see
Note 6) has been diluted to approximately 12 percent as a result of Ebiz issuing new shares in connection with an acquisition and the conversion of convertible securities. As a result of these transactions, on January 5, 2001, Caldera discontinued the use of the equity method of accounting for its investment in Ebiz. Caldera will account for the investment as an available-for-sale security in accordance with SFAS 115. Under SFAS 115, Caldera will carry its investment at fair market value using quoted trading prices and will record any unrecognized gains or losses as a component of other comprehensive income
(loss). At the date of the change, Caldera reduced the carrying value of its investment to approximately $1.4 million.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


ADVANCE TO SCO



     In conjunction with the signing of the Reorganization Agreement, Caldera agreed to advance $7 million to SCO in the form of a promissory note that matures on either of the closing of the combination or the date of termination of the Reorganization Agreement. The loan was made on January 26, 2001. If the combination closes, the loan will be treated by Caldera and SCO as a portion of the cash consideration to SCO for the server and professional services groups. The loan is secured by a first priority security interest in all of SCO's assets and is convertible at Caldera's option into SCO common stock at a price per share of $2.44, the closing price of SCO's common stock on January 26, 2001.



THIRD AMENDMENT TO THE REORGANIZATION AGREEMENT WITH SCO



     On February 9, 2001, Caldera and SCO amended the Reorganization Agreement to change the consideration to be paid and assets purchased as follows: (i) New Caldera will issue to SCO 16,000,000 shares of New Caldera common stock, representing in the aggregate a fully diluted equity interest of approximately 25.3%; (ii) New Caldera will pay to SCO $23 million in cash, of which $7 million was advanced to SCO on January 26, 2001; (iii) New Caldera will issue to SCO a non-interest bearing, secured promissory note in the amount of $8 million that will be payable in quarterly installments of $2 million beginning on the first day of the fifth fiscal quarter following the closing; and (iv) SCO shall be entitled to receive from New Caldera earn-out provisions during the three-year period following the closing representing 45% of the amount by which OpenServer revenues exceed certain threshold amounts, New Caldera will purchase all rights and title to SCO's OpenServer technology.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of The Santa Cruz Operation, Inc.:


     In our opinion, the accompanying consolidated carve out balance sheets and the related consolidated carve out statements of operations, of divisional surplus (deficit) and accumulated other comprehensive loss and of cash flows present fairly, in all material respects, the financial position of the SCO Server and Professional Services Groups at September 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the SCO Server and Professional Services Groups; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     As discussed in Note 1 to these consolidated financial statements, the SCO Server and Professional Services Groups are dependent upon financing from The Santa Cruz Operation, Inc. ("SCO"). There can be no assurance that SCO will provide such funding beyond September 30, 2001.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California

February 9, 2001

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS


                     CONSOLIDATED CARVE OUT BALANCE SHEETS


                                 (IN THOUSANDS)



                                                         SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                             1999            2000            2000
                                                         -------------   -------------   ------------
                                                                                         (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents............................     $ 2,223         $   511        $    69
  Receivables, net.....................................      30,851          22,711         19,456
  Deferred tax assets..................................       1,202              --             --
  Other current assets.................................       5,617           3,718          5,352
                                                            -------         -------        -------
          Total current assets.........................      39,893          26,940         24,877
                                                            -------         -------        -------
  Property and equipment, net..........................      10,560           7,093          6,020
  Purchased software and technology licenses, net......       9,690           5,282          4,574
  Long-term deferred tax assets........................       6,623              --             --
  Other assets.........................................       3,351             736            581
                                                            -------         -------        -------
          Total assets.................................     $70,117         $40,051        $36,052
                                                            -------         -------        -------

LIABILITIES, DIVISIONAL SURPLUS (DEFICIT) AND OTHER
  COMPREHENSIVE LOSS

Current liabilities:
  Trade accounts payable...............................     $ 6,788         $ 4,130        $ 2,935
  Royalties payable....................................       7,212           4,450          2,295
  Income taxes payable.................................       1,983           1,964          2,177
  Accrued restructuring charges........................          --           5,163          2,585
  Accrued expenses and other current liabilities.......      30,086          17,845         17,475
  Deferred revenues....................................       8,085           6,680          5,343
                                                            -------         -------        -------
          Total current liabilities....................      54,154          40,232         32,810
                                                            -------         -------        -------
  Long-term lease obligations..........................       2,167             477            296
  Long-term deferred revenues..........................       2,503           1,393          1,594
  Other long-term liabilities..........................       2,361             150            146
                                                            -------         -------        -------
          Total long-term liabilities..................       7,031           2,020          2,036
                                                            -------         -------        -------
  Commitments and contingencies (Note 9)

  DIVISIONAL SURPLUS (DEFICIT) AND ACCUMULATED OTHER
     COMPREHENSIVE LOSS
     Divisional surplus (deficit)......................       9,338          (1,483)         1,962

     Accumulated other comprehensive loss..............        (406)           (718)          (756)
                                                            -------         -------        -------
          Total divisional surplus (deficit) and
            accumulated other comprehensive loss.......       8,932          (2,201)         1,206
                                                            -------         -------        -------
          Total liabilities, divisional surplus
            (deficit) and accumulated other
            comprehensive loss.........................     $70,117         $40,051        $36,052
                                                            -------         -------        -------



     See accompanying notes to consolidated carve out financial statements.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS


     CONSOLIDATED CARVE OUT STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                                 (IN THOUSANDS)



                                                                             THREE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                                            ------------------------------   -------------------
                                              1998       1999       2000       1999       2000
                                            --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
Net revenues
  Licenses................................  $148,280   $199,326   $124,931   $46,682    $20,543
  Services................................    14,440     14,757     14,701     4,098      3,344
                                            --------   --------   --------   -------    -------
          Total net revenues..............   162,720    214,083    139,632    50,780     23,887
Cost of revenues
  Licenses................................    27,689     29,963     22,901     6,888      3,673
  Services................................    16,792     18,562     18,510     4,916      3,369
                                            --------   --------   --------   -------    -------
          Total cost of revenues..........    44,481     48,525     41,411    11,804      7,042
                                            --------   --------   --------   -------    -------
  Gross margin............................   118,239    165,558     98,221    38,976     16,845
                                            --------   --------   --------   -------    -------
Operating expenses:
  Research and development................    38,110     37,617     33,942     9,291      4,836
  Sales and marketing.....................    75,671     92,275     73,223    23,776     10,308
  General and administrative..............    13,045     11,869     13,748     3,069      2,841
  Restructuring charges...................        --         --      9,882        --         --
                                            --------   --------   --------   -------    -------
          Total operating expenses........   126,826    141,761    130,795    36,136     17,985
                                            --------   --------   --------   -------    -------
Operating income (loss)...................    (8,587)    23,797    (32,574)    2,840     (1,140)
  Other expenses..........................      (430)      (534)      (283)      (98)       (39)
                                            --------   --------   --------   -------    -------
          Income (loss) before income
            taxes.........................    (9,017)    23,263    (32,857)    2,742     (1,179)
  Income taxes............................     3,559      3,396      8,218       670        616
                                            --------   --------   --------   -------    -------
          Net income (loss)...............   (12,576)    19,867    (41,075)    2,072     (1,795)
                                            --------   --------   --------   -------    -------
Other comprehensive income (loss), net of
  tax
  Foreign currency translation
     adjustment...........................       299       (507)      (312)      (78)       (38)
                                            --------   --------   --------   -------    -------
          Comprehensive income (loss).....  $(12,277)  $ 19,360   $(41,387)  $ 1,994    $(1,833)
                                            ========   ========   ========   =======    =======



     See accompanying notes to consolidated carve out financial statements.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS


       CONSOLIDATED CARVE OUT STATEMENTS OF DIVISIONAL SURPLUS (DEFICIT)


                    AND ACCUMULATED OTHER COMPREHENSIVE LOSS

                                 (IN THOUSANDS)


                                                         DIVISIONAL
                                                          SURPLUS     ACCUMULATED OTHER
                                                         (DEFICIT)    COMPREHENSIVE LOSS    TOTAL
                                                         ----------   ------------------   --------
Balances, October 1, 1997..............................   $ 24,496          $(198)         $ 24,298
Intercompany transfers.................................     (2,860)            --            (2,860)
Other comprehensive income.............................         --            299               299
Net loss...............................................    (12,576)            --           (12,576)
                                                          --------          -----          --------
Balances, September 30, 1998...........................      9,060            101             9,161
Intercompany transfers.................................    (19,589)            --           (19,589)
Other comprehensive loss...............................         --           (507)             (507)
Net income.............................................     19,867             --            19,867
                                                          --------          -----          --------
Balances, September 30, 1999...........................      9,338           (406)            8,932
Intercompany transfers.................................     30,254             --            30,254
Other comprehensive loss...............................         --           (312)             (312)
Net loss...............................................    (41,075)            --           (41,075)
                                                          --------          -----          --------
Balances, September 30, 2000...........................     (1,483)          (718)           (2,201)
Intercompany transfers.................................      5,240             --             5,240
Other comprehensive loss...............................         --            (38)              (38)
Net loss...............................................     (1,795)            --            (1,795)
                                                          --------          -----          --------
Balances, December 31, 2000 (unaudited)................   $  1,962          $(756)         $  1,206
                                                          ========          =====          ========



     The intercompany transfers comprise the following:



                                                             YEAR ENDED             THREE MONTH
                                                            SEPTEMBER 30,              ENDED
                                                    -----------------------------   DECEMBER 31,
                                                      1998       1999      2000         2000
                                                    --------   --------   -------   ------------
                                                                                    (UNAUDITED)
Cash transferred from (to) SCO for operating
  activities......................................  $(12,522)  $(28,740)  $24,903      $4,944
Cash transferred from SCO for purchase of property
  and equipment...................................       896      3,781     4,039         120
Cash transferred from SCO for purchase of software
  and technology licenses.........................     2,995      2,565       271         197
Cash funding from SCO for capital lease
  payments........................................     2,582      3,676     2,838         542
Net financing of long-term assets.................     3,189       (871)   (1,797)       (563)
                                                    --------   --------   -------      ------
Total intercompany transfers......................  $ (2,860)  $(19,589)  $30,254      $5,240
                                                    ========   ========   =======      ======



     See accompanying notes to consolidated carve out financial statements.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS


                CONSOLIDATED CARVE OUT STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                             THREE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                                            ------------------------------   -------------------
                                              1998       1999       2000       1999       2000
                                            --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
Net income (loss).........................  $(12,576)  $ 19,867   $(41,075)  $ 2,072    $(1,795)
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities -
  Depreciation and amortization...........    13,234     11,340     12,250     2,562      2,137
  Deferred taxes..........................       203         --      7,821        --          0
  Foreign currency exchange (gain) loss...       (83)         7       (420)     (128)      (164)
  Changes in operating assets and
     liabilities-
     Receivables..........................     8,104     (3,573)     7,484     6,972      3,254
     Other current assets.................    (1,977)     2,042      1,512       840     (1,681)
     Other assets.........................     2,316        506      2,157       542         23
     Trade accounts payable...............       322       (280)    (2,564)   (1,469)    (1,199)
     Royalties payable....................    (6,200)     2,135     (2,771)      723     (2,150)
     Income taxes payable.................       522        176        170       786        238
     Accrued restructuring charges........        --         --      5,163        --     (2,578)
     Accrued expenses and other current
       liabilities........................    (2,714)     4,096    (11,124)   (2,825)       203
     Deferred revenues....................     7,895     (4,414)    (2,337)   (2,448)    (1,104)
     Other long-term liabilities..........     3,476     (3,162)    (1,169)   (1,136)      (128)
                                            --------   --------   --------   -------    -------
          Net cash provided by (used in)
            operating activities..........    12,522     28,740    (24,903)    6,491     (4,944)
                                            --------   --------   --------   -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.....      (896)    (3,781)    (4,039)   (1,203)      (120)
  Purchases of software and technology
     licenses.............................    (2,995)    (2,565)      (271)     (108)      (197)
  Changes in other assets.................       774       (496)      (154)   (1,859)        46
                                            --------   --------   --------   -------    -------
          Net cash used in investing
            activities....................    (3,117)    (6,842)    (4,464)   (3,170)      (271)
                                            --------   --------   --------   -------    -------
Cash flows from financing activities:
  Intercompany cash transfers.............    (2,860)   (19,589)    30,254    (3,292)     5,240
  Payments on capital leases..............    (2,582)    (3,676)    (2,838)     (776)      (542)
                                            --------   --------   --------   -------    -------
          Net cash provided by (used in)
            financing activities..........    (5,442)   (23,265)    27,416    (4,068)     4,698
                                            --------   --------   --------   -------    -------
Effects of exchange rate changes on cash
  and cash equivalents....................      (446)        73        239      (356)        75
                                            --------   --------   --------   -------    -------
Change in cash and cash equivalents.......     3,517     (1,294)    (1,712)   (1,103)      (442)
Cash and cash equivalents at beginning of
  period..................................  $     --      3,517      2,223     2,223        511
                                            --------   --------   --------   -------    -------
Cash and cash equivalents at end of
  period..................................  $  3,517   $  2,223   $    511   $ 1,120    $    69
                                            ========   ========   ========   =======    =======
Supplemental disclosure of cash flow
  information:
  Non-cash financing and investing
     activities -
          Assets acquired under capital
            leases........................  $  4,701   $  1,978   $     20   $    --    $    --
                                            ========   ========   ========   =======    =======



     See accompanying notes to consolidated carve out financial statements.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

              NOTES TO CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


(1) INTRODUCTION AND BASIS OF PRESENTATION


     On August 2, 2000 The Santa Cruz Operation, Inc. ("SCO") announced that it had reached an agreement with Caldera Systems, Inc. ("Caldera"), whereby Caldera will purchase the SCO server and professional services groups. The Plan of Reorganization was subsequently amended on September 13, 2000, December 17, 2000 and February 9, 2001.



     Under the terms of the Reorganization Agreement, as amended, Caldera has agreed to purchase the SCO server and professional services groups (the "Groups"), including its employees, products, technology rights and channel resources. In return SCO will receive 16 million shares of New Caldera common stock, $23 million in cash and a promissory note for $8 million. This promissory note will be payable as 4 equal quarterly installments beginning one year after closure of the transaction. SCO will retain its Tarantella Division.



     The SCO server and professional services groups operate as a provider of server software for networked business computing. The solutions delivered by the Groups are UNIX(R) based server operating systems. The Group's products enable business and government organizations of all sizes to integrate technologies and products from different vendors to create cost-effective, powerful, networked information systems that perform highly complex, mission-critical business functions. Products are sold via the Groups' direct sales force or through indirect channel partners which include some of the leading distribution companies within the United States, Europe and the rest of the world.



     The consolidated carve out financial statements include the assets, liabilities, operating results and cash flows of the server and professional services groups and have been prepared using SCO's historical bases in the assets and liabilities and the historical results of the Groups' operations. Changes in divisional surplus (deficit) represent SCO's funding of the Groups, after giving effect to the net earnings of the Groups plus net cash transfers to and from SCO. No interdivision interest income or expense has been allocated to, or included in, the accompanying consolidated carve out financial statements.



     The consolidated carve out financial statements include allocations of certain SCO corporate expenses, including centralized research and development, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other SCO corporate and infrastructure costs. The expense allocations have been determined on bases that SCO and management of the Groups considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Groups.



     However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in divisional surplus (deficit) and cash flows of the Groups in the future or what they would have been had the Groups operated as a separate, stand-alone entity during the periods presented.



     In the opinion of management, the accompanying unaudited, interim consolidated carve out statements of operations, balance sheets and statements of cash flows for the three months ended December 31, 1999 and 2000 have been prepared in accordance with generally accepted accounting principles and include all material adjustments (consisting of only normal recurring adjustments) necessary for their fair presentation. The financial statements include the accounts of the Groups and its wholly owned subsidiaries after all material intercompany balances and transactions have been eliminated. The consolidated interim results presented are not necessarily indicative of results to be expected for a full year.


DEPENDENCE UPON SCO FUNDING


     The Groups have incurred losses from operations in two of the last three fiscal years and have relied upon SCO to provide adequate financing to fund these losses. Management of the Groups expect to incur

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



further losses from operations and have received a commitment from SCO to provide further funding until September 30, 2001, however, there can be no assurance that SCO will provide funding beyond this date. SCO has incurred losses from operations of approximately $57.0 million during the year ended September 30, 2000 and $7.9 million during the three months ended December 31, 2000. SCO's revenues have declined from $223.6 million for the year ended September 30, 1999 to $148.9 million for the year ended September 30, 2000. SCO's revenues have declined from $53.7 million in the three months ended December 31, 1999 to $26.5 million for the three months ended December 31, 2000. SCO has recently announced cost reduction plans (see Note 12) in order to reduce operating expenses to levels consistent with current revenues and is investigating financing alternatives. There can be no assurance that such cost reduction measures will be adequate or that such financing will be available, if at all, on terms acceptable to SCO.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Business Risks and Uncertainties. The Groups operate in the software industry, which is characterized by intense competition, rapid technological advances and evolving industry standards. Factors that could affect the Group's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on an industry that is characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competition, and risks associated with foreign currencies. Failure by the Groups to anticipate or respond adequately to technological developments in its industry, changes in customer or supplier requirements or changes in industry standards could have a material adverse effect on the Group's business and operating results.



     Principles of Consolidation. The consolidated financial statements include the results of the overseas incorporated entities which form part of the Groups. These entities are wholly owned subsidiaries of SCO. All significant intradivision transactions and balances have been eliminated.



     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the allowances for bad debt, product returns and certain accrued expenses and liabilities, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.



     Cash Equivalents and Investments. Historically, SCO has managed cash and cash equivalents on a centralized basis. Cash receipts associated with the Groups' business, except for amounts arising from specific research and development funding contracts, have been transferred to SCO on a daily basis and SCO has funded the Groups' disbursements.



     Property and Equipment. Property and equipment are stated at cost and, except for assets recorded under capital lease and leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements and assets recorded under capitalized leases are amortized using the straight-line method over the lesser of the remaining term of the lease or the estimated economic life of the asset, ranging from one to ten years.



     Purchased Software and Technology Licenses. Purchased software consists of core intellectual property rights owned by SCO but which relate to the Groups' products. Technology licenses represent payments for the rights to use and integrate third party technology into the Groups' product offerings. Amounts capitalized are amortized on a straight-line basis over the estimated product life, ranging from three to ten years, or on the ratio of current revenues to total projected product revenues, whichever results in greater amortization.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     Accounting for Long-Lived Assets. Management reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of an asset's carrying amount to estimated future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds the projected discounted future operating cash flows.



     At each balance sheet date, management compares the unamortized balance of purchased software and technology with its net realizable value. Any amount by which the unamortized balance exceeds the net realizable value is written off. The net realizable value is calculated as the estimated future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support required to satisfy the Groups' responsibility set forth at the time of sale.



     Software Development Costs. Statement of Financial Accounting Standards ("SFAS") No. 86 provides for the capitalization of certain software development costs once technological feasibility is established. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Through December 31, 2000, management has estimated that the process for developing software was essentially completed concurrent with the establishment of technological feasibility, and accordingly, no software development costs have been capitalized to date.



     Revenue Recognition. The Groups' revenue is derived primarily from two sources, across many industries: (i) products license revenue, derived primarily from product sales to resellers and end users, including large scale enterprises and royalty revenue, derived primarily from initial license fees and ongoing royalties from product sales by source code OEMs; and (ii) service and support revenue, derived primarily from providing software updates, support and education and consulting services to end users.



     The Groups adopted the provisions of Statement of Position 97-2, or SOP 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective October 1, 1998. SOP 97-2 supercedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product and maintenance revenue. Under SOP 97-2, the Groups recognize product revenue upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable, except for sales to distributors, which are recognized upon sale by the distributor to resellers or end users. Estimated product returns are recorded upon recognition of revenue from customers having rights of return, including exchange rights for unsold products and product upgrades. In 1998, the Groups' revenue recognition policy was the same as set forth above.



     The Groups sell one type of software product -- their UNIX based operating system software, which is sold under the Unixware and OpenServer names. The Groups have sold Unixware and OpenServer products separately and as a result for contracts involving the sale of Unixware and OpenServer which contain multiple obligations (e.g. deliverable and undeliverable products, maintenance and other services), the Groups allocate revenue to each component of the contract based on Group-specific objective evidence of its fair value. The fair value of each element is based on the price sold separately. The Groups recognize revenue allocated to undelivered products when the criteria for product revenue set forth above are met.


     The Groups recognize revenue from maintenance fees and fees for ongoing customer support and product updates ratably over the period of the maintenance contract. Payments for maintenance fees and support contracts are generally made in advance and are non-refundable. For revenue allocated to

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


education and consulting services or derived from the separate sale of such services, the Groups recognize revenue as the related services are performed. In 1998, the revenue recognition policy for maintenance, education and consulting services was the same as set forth above.

     The Groups recognize product revenue from royalty payments upon receipt of quarterly royalty reports from OEMs related to their product sales.


     The Groups perform ongoing credit evaluations of its customers' financial condition and do not require collateral. The Groups maintain allowances for potential credit losses and such losses have been within management's expectations.



     Cooperative Advertising. The Groups expense advertising costs as incurred. The Groups reimburse certain qualified customers for a portion of the advertising costs related to their promotion of the Groups' products. The Groups' liability for reimbursement is accrued at the time revenue is recognized as a percentage of the qualified customer's net revenue derived from the Groups' products. For the years ended September 30, 1998, 1999 and 2000, and the three months ended December 31, 1999 and 2000, cooperative advertising expense totaled approximately $9.2 million, $10.5 million, $7.8 million, $2.0 million and $1.0 million, respectively.



     Income Taxes. The Groups' operating results historically have been included in SCO's consolidated U.S. and state income tax returns and in tax returns of certain SCO foreign subsidiaries. The provision for income taxes in the Groups' consolidated financial statements has been determined on a U.S. consolidated return basis. The Groups record income taxes using an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Groups' consolidated financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in tax laws are considered. When necessary, a valuation allowance is recorded to reduce tax assets to an amount whose realization is more likely than not.



     Comprehensive Income. In the first quarter of fiscal 1999, the Groups adopted SFAS No. 130, Reporting Comprehensive Income. Under SFAS 130 the Groups are required to report comprehensive income, which includes the Groups' net income, as well as changes in divisional equity from other sources. In the Groups' case, the only change in equity included in comprehensive income is the foreign currency cumulative translation adjustment.



     Segment Information. In 1999, the Groups adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 supercedes SFAS 14, Financial Reporting for Segments of a Business Enterprise. Under the new standard the Groups are required to use the "management" approach to reporting their segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the source of the Groups' segments.



     Recent Accounting Pronouncements. In November, 2000, the Emerging Issue Task Force ("EITF") issued EITF Abstract No. 00-19 (EITF 00-19), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. EITF 00-19 applies to all freestanding derivative financial instruments that are indexed to, and potentially settled in, a company's own stock and discusses the classification and measurement of these financial instruments. It provides that an entity recognizes all freestanding derivative financial instruments as equity or as either assets or liabilities, and measure those instruments at fair value. The guidance is effective for all new contracts and contract modifications entered into after September 20, 2000. For contracts that exist on September 20, 2000, EITF 00-19 should be applied on June 30, 2001, based on the contract terms then in place. Management is in the process of evaluating the effect this guidance will have on its financial statements.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of the provisions of FIN 44 did not have a material effect on the financial position or results of operations.



     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Groups must adopt SAB 101 by the fourth quarter of fiscal 2001. Management believes that the implementation of SAB 101 will not have a material effect on the financial position or results of operations of the server and professional services groups.



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137 (No. 137), Accounting for Derivative Instruments -- Deferral of the Effective Date of SFAS Statement No. 133 and in June 2000, the Financial Accounting Standards Board issued SFAS No. 138 (FAS
138), Accounting for Certain Derivative Instruments -- an amendment of SFAS 133, Accounting for Derivative instruments and Hedging Activities. As a result of SFAS 137, SFAS 133 and SFAS 138 will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 and was adopted by the Groups on October 1, 2000. The adoption of this standard did not have a material impact on their financial position and results of operations.



     Stock-Based Compensation. The Groups account for employee stock-based compensation plans using the intrinsic value method. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.



     Foreign Currency Translation. The functional currency of the Groups' foreign subsidiaries is the local foreign currency. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments resulting from translation of interdivision accounts are accumulated as a separate component of accumulated other comprehensive income
(loss). Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and have not been significant.



     Fair Value of Financial Instruments. Carrying amounts of certain of the Groups' financial instruments, including cash and cash equivalents, accrued payroll and other accrued liabilities, approximate fair value because of their short term maturities.


(3) CASH AND CASH EQUIVALENTS


                                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     1999            2000            2000
                                                 -------------   -------------   ------------
                                                                (IN THOUSANDS)
Bank demand deposits...........................     $2,223           $511            $69
                                                    ======           ====            ===

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


(4) RECEIVABLES


                                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     1999            2000            2000
                                                 -------------   -------------   ------------
                                                                (IN THOUSANDS)
Trade accounts receivable......................     $36,787         $25,434        $22,678
Less allowance for returns and doubtful
  accounts.....................................      (5,936)         (2,723)        (3,222)
                                                    -------         -------        -------
                                                    $30,851         $22,711        $19,456
                                                    =======         =======        =======



     The Groups generate a significant portion of their net revenues through distributors of computer software in North America, Europe, South America and the Pacific Rim. The Groups maintain reserves for potential credit losses. No one customer accounted for greater than 10% of the Groups' net revenues for each of the years ended September 30, 1998, 1999 and 2000 and the three months ended December 31, 1999 and 2000. No one customer's balance exceeded 10% of trade receivables as of September 30, 1999. One customer's balance accounted for 16% and 13% of trade receivables at September 30, 2000 and December 31, 2000, respectively.


(5) OTHER CURRENT ASSETS


                                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     1999            2000            2000
                                                 -------------   -------------   ------------
                                                                (IN THOUSANDS)
Other receivable...............................     $  880          $  674          $2,740
Prepaid expenses...............................      3,215           2,403           2,005
Other current assets...........................        737             434             383
Inventory......................................        785             207             224
                                                    ------          ------          ------
                                                    $5,617          $3,718          $5,352
                                                    ======          ======          ======


(6) PROPERTY AND EQUIPMENT


                                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     1999            2000            2000
                                                 -------------   -------------   ------------
                                                                (IN THOUSANDS)
Computer and office equipment..................    $ 36,003        $ 17,036        $ 14,998
Furniture and fixtures.........................       7,490           4,594           4,509
Leasehold improvements.........................       7,263           6,813           6,718
                                                   --------        --------        --------
                                                     50,756          28,443          26,225
Less accumulated depreciation and
  amortization.................................     (40,196)        (21,350)        (20,205)
                                                   --------        --------        --------
                                                   $ 10,560        $  7,093        $  6,020
                                                   ========        ========        ========



     Depreciation and amortization of property and equipment was $6.0 million, $5.5 million, $4.4 million, $1.1 million and $0.9 million during the years ended September 30, 1998, 1999 and 2000, and the three months ended December 31, 1999 and 2000, respectively.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


(7) PURCHASED SOFTWARE AND TECHNOLOGY LICENSES


                                                  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                      1999            2000            2000
                                                  -------------   -------------   ------------
                                                                 (IN THOUSANDS)
Purchased software and technology licenses, at
  cost..........................................    $ 32,112        $ 28,022        $ 28,033
Less accumulated amortization...................     (22,422)        (22,740)        (23,459)
                                                    --------        --------        --------
                                                    $  9,690        $  5,282        $  4,574
                                                    ========        ========        ========



     Amortization expense for this purchased software and technology was $6.1 million, $4.7 million, $3.7 million, $0.9 million and $0.8 million during the years ended September 30, 1998, 1999 and 2000, and the three months ended December 31, 1999 and 2000, respectively.


(8) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES


                                                  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                      1999            2000            2000
                                                  -------------   -------------   ------------
                                                                 (IN THOUSANDS)
Accrued wages, commissions, bonuses.............     $11,644         $ 5,490        $ 5,664
Accrued advertising.............................       6,015           3,130          3,539
Accrued fringe benefits.........................       1,669             754          1,803
Capital lease obligations.......................       2,743           1,576          1,214
Other accrued expenses..........................       8,015           6,895          5,255
                                                     -------         -------        -------
                                                     $30,086         $17,845        $17,475
                                                     =======         =======        =======


(9) COMMITMENTS AND CONTINGENCIES


     Lease Commitments. SCO has entered into a number of lease agreements for the rental of office premises used by the Groups. Rentals and other expenses in respect of these leases are allocated to the Groups based on relative space occupied.



     The Groups also are committed to make payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2000 which were as follows:



                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                (IN THOUSANDS)
Year Ending September 30,
2001........................................................  $1,105     $ 2,948
2002........................................................     428       4,945
2003........................................................       2       3,876
2004........................................................      --       3,769
2005........................................................      --       3,407
Later years, through 2020...................................      --       7,909
                                                              ------     -------
Total minimum lease payments................................   1,535     $26,854
                                                                         =======
Less amount representing interest...........................      25
                                                              ------
Present value of net minimum capital lease payments.........   1,510
Less current installments of obligations under capital
  leases....................................................   1,214
                                                              ------
Obligations under capital leases, excluding current
  installments..............................................  $  296
                                                              ======

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     The cost of assets recorded under capital leases was $12.1 million, $7.2 million and $6.0 million at September 30, 1999 and 2000 and December 31, 2000, respectively. Accumulated amortization on those dates was $7.3 million, $5.4 million and $5.9 million, respectively.



     Rent expense amounted to approximately $7.0 million, $7.0 million, $6.6 million, $1.7 million and $1.2 million in the years ended September 30, 1998, 1999 and 2000, and the three months ended December 31, 1999 and 2000, respectively.



     Included within SCO's operating lease commitments recharged to the Groups are facilities leased from Encinal Partners, a partnership which includes SCO's President and Chief Executive Officer. SCO's Board of Directors has reviewed and approved the lease agreements and determined that the lease agreements entered into by SCO are equivalent to agreements that would be negotiated with independent third parties on an "arms-length" basis. The remaining lease term of these facilities is between one and six years. Rent expense for these facilities amounted to approximately $0.4 million in each of the years ended September 30, 1998, 1999 and 2000, and $0.1 million in the three months ended December 31, 1999 and 2000.



     Contingencies. In December 1995, SCO acquired from Novell certain assets related to UnixWare, one of the products currently sold by the Groups. As consideration, SCO may be required to make cash payments periodically to Novell provided certain unit volumes of UNIX distribution are achieved. To date, distribution unit volumes of UNIX have not reached levels which have required SCO to make cash payments to Novell. Such payment obligation will terminate at the end of calendar year 2002.



     From time to time, SCO and its subsidiaries may experience claims on behalf of the Groups in the ordinary course of business, including among others employee legal actions and alleged trademark infringements. Due to the nature of these matters, it is not possible to either determine the range of loss that may result from them or their ultimate resolution.


(10) EMPLOYEE BENEFITS


     Savings Plan. SCO maintains an employee savings plan, which qualifies under section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 20% of their pre-tax salary, up to certain statutory limits. SCO matches 50% of employee contributions up to the lower of 6% of the employee's annual salary or $3,000. For fiscal years ended September 30, 1998, 1999 and 2000, and the three months ended December 31, 1999 and 2000, the Groups' total contributions towards the 401(k) plan amounted to $0.8 million, $0.9 million, $0.8 million, $0.2 million and $0.1 million, respectively.



     1993 Employee Stock Purchase Plan.  SCO has an Employee Stock Purchase Plan
(ESPP) for all eligible employees which is administered by the Board of Directors. Under the ESPP, shares of SCO's ESPP stock may be purchased at six-month intervals at 85% of the fair market value on the first or last day of each six-month period whichever is lower. Employees may purchase shares through payroll deductions of up to 10% of gross compensation during an offering period. During the years ended September 30, 1998, 1999 and 2000, employees of the Groups purchased 187,324, 324,482 and 251,477 shares at an average per share price of $3.07, $3.52 and $4.31, respectively. There were no shares purchased under the ESPP during the three months ended December 31, 1999 and 2000. The number of shares reserved for issuance under the purchase plan increased by 750,000 shares in February 2000. As of December 31, 2000 a total of 1,617,057 shares were reserved for future issuance.



     1994 Incentive Stock Option Plan. As of December 31, 2000, SCO had authorized 20,013,665 shares of Common Stock for issuance under the 1994 Incentive Stock Option Plan (the "Option Plan"). SCO's Board of Directors administers the Option Plan and determines the terms of the options granted under the

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


Option Plan, including the exercise price, number of shares subject to each option and the exercisability thereof. In addition, the stock option committee of SCO's Board of Directors is authorized to grant up to 20,000 shares to an individual employee or consultant under the terms of the Option Plan.

     The exercise price of all incentive options granted under the Option Plan must be at least equal to the fair market value of SCO stock. Options granted under the Option Plan prior to January 31, 1996 generally become exercisable over a five year period. Effective January 31, 1996, the vesting period for subsequent grants was changed to four years. The term of each option is ten years.


     1993 Director Option Plan. SCO's 1993 Director Option Plan (the "Director Plan") provides for the granting of nonstatutory stock options to non-employee directors of SCO and is administered by the Board of Directors. In February of 2000, the number of shares available for issuance under the Director Plan was increased by 250,000 shares from 1,150,000 shares to 1,400,000 shares.



     A summary of the status of the options held by the Groups employees under SCO's stock option plans as of September 30, 1998, 1999 and 2000, and December 31, 2000 and changes during the periods then ended is presented below:



                                                  SEPTEMBER 30,
                           ------------------------------------------------------------      DECEMBER 31,
                                  1998                 1999                 2000                 2000
                           ------------------   ------------------   ------------------   ------------------
                                    WEIGHTED-            WEIGHTED-            WEIGHTED-            WEIGHTED-
                                     AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                    EXERCISE             EXERCISE             EXERCISE             EXERCISE
OPTION AND DIRECTOR PLANS  SHARES     PRICE     SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
-------------------------  ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Outstanding at beginning
  of
  period...............     4,387     $5.25     4,362      $4.69      4,809     $4.94     4,349      $7.41
Granted................     1,033      3.94     1,682       5.53      2,190     11.51        29       2.63
Exercised..............       (58)     2.80      (679)      4.47       (668)     4.75        (8)      1.79
Cancelled..............    (1,000)     5.52      (556)      5.27     (1,982)     8.26      (916)      7.19
                           ------               -----                ------               -----
Outstanding at end of
  period...............     4,362      4.69     4,809       4.94      4,349      7.41     3,454       7.43
                           ======               =====                ======               =====
Options exercisable at
  period end...........                                               1,542     $4.97     1,303      $4.92
                                                                     ======     =====     =====      =====
Weighted-average fair
  value of options
  granted during the
  period...............               $2.19                $3.61                $6.18                $2.63
                                      =====                =====                =====                =====

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     The following table summarizes information about stock options outstanding at December 31, 2000:



                      OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                 ------------------------------                  ---------------------------
                   NUMBER                                           NUMBER
                 OUTSTANDING     WEIGHTED-AVG     WEIGHTED-AVG   EXERCISABLE    WEIGHTED-AVG
   RANGE OF      AT 12/31/00      REMAINING         EXERCISE     AT 12/31/00      EXERCISE
EXERCISE PRICE      (000)      CONTRACTUAL LIFE      PRICE          (000)          PRICE
--------------   -----------   ----------------   ------------   ------------   ------------
$ 1.50 -  2.00         15         0.9 years          $1.84             15          $1.84
  2.45 -  3.69        240               8.2           3.49            135           3.58
  3.75 -  5.63      1,948               7.1           4.44            922           4.63
  5.75 -  8.56        435               7.0           6.47            198           6.52
  8.88 - 13.19         92               8.5           9.98             31           9.91
 14.94 - 20.75        713               9.0          16.98              2          15.00
 25.31 - 32.00         11               9.1          29.20             --             --
                    -----                                           -----
$ 1.50 - 32.00      3,454         7.5 years          $7.43          1,303          $4.92
                    =====                                           =====



     Pro Forma Fair Value Accounting for Stock-Based Compensation. SFAS No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income and earnings per share be determined as if the Company had accounted for its employee stock options and other stock-based compensation granted subsequent to September 30, 1996 under the fair value method of that Statement. The fair value of the options granted to the employees of the Groups under SCO's Incentive Option Plan and the Director Option Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended September 30, 1998, 1999 and 2000; risk-free interest rate of 5.45% for 1998, 5.27% for 1999 and 6.31% for 2000; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 65% for 1998 and 1999 and 75% for 2000, an average turnover rate of 15% and a four year and five year expected life for options granted to employees and executives of the Groups, respectively.



     The fair value for the Employee Stock Purchase Plan rights were also estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for the year ended September 30, 1998, 1999 and 2000: risk-free interest rates of 5.31%, 4.91% and 5.07% respectively; dividend yield of 0%; volatility factors of 65%; and six month expected life. The weighted average fair value of the ESPP rights granted during the year ended September 30, 1999 and 2000 was $1.31 and $2.86, respectively.



                                                        FISCAL YEAR ENDED SEPTEMBER 30,
                                                        --------------------------------
                                                          1998        1999       2000
                                                        ---------   --------   ---------
                                                                 (IN THOUSANDS)
Pro forma net income (loss)...........................  $(19,164)   $16,679    $(41,537)


     During the initial phase-in period, the effects of applying SFAS No. 123 for recognizing compensation expense may not be representative of the effects on the reported net income or loss for future years because the options granted by SCO vest over several years and additional awards may be made in the future.

(11) INCOME TAXES


     Income (loss) before income taxes for fiscal 2000, 1999 and 1998 include foreign pretax profits (losses) of approximately $3.1 million, $6.5 million, $(3.1) million, respectively.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     The components of income taxes are as follows:



                                                                  SEPTEMBER 30,
                                                             ------------------------
                                                              1998     1999     2000
                                                             ------   ------   ------
                                                                  (IN THOUSANDS)
Current:
  Federal..................................................  $        $  500   $ (147)
  State....................................................      20       20       20
  Foreign..................................................   3,334    2,876      521
                                                             ------   ------   ------
          Total current....................................   3,354    3,396      394
                                                             ------   ------   ------
Deferred:
  Federal..................................................      --       --    6,289
  State....................................................      --       --      139
  Foreign..................................................     205       --    1,396
                                                             ------   ------   ------
          Total deferred...................................     205       --    7,824
                                                             ------   ------   ------
                                                             $3,559   $3,396   $8,218
                                                             ======   ======   ======



     Income taxes differ from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes as follows:



                                                                 SEPTEMBER 30,
                                                          ----------------------------
                                                           1998      1999       2000
                                                          -------   -------   --------
                                                                 (IN THOUSANDS)
Statutory federal income tax (benefit) at 34%...........  $(3,066)  $ 7,907   $(11,171)
State income tax (benefit), net of federal effect.......     (338)      247        159
Foreign taxes less related tax benefit, if any..........    3,659       669       (229)
Losses and expenses without tax benefit.................    3,304        --     11,635
Current utilization of losses...........................       --    (5,427)        --
Net deferred tax asset charge...........................       --        --      7,824
                                                          -------   -------   --------
                                                          $ 3,559   $ 3,396   $  8,218
                                                          =======   =======   ========



     The tax effect of losses and expenses without tax benefit mainly relates to current year net operating loss carryforwards for which no tax benefit was recorded as the Groups consider it more likely than not that the related deferred tax asset would not be recoverable.



     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                  1999          2000
                                                              -------------   --------
                                                                   (IN THOUSANDS)
Deferred tax assets:
Accruals and reserve accounts...............................    $  6,149      $  5,280
Property and equipment......................................       1,472           777
Net operating loss carryforward.............................       5,095        27,609
Research credit.............................................       7,602         9,299
Other credits...............................................      12,346         2,105
                                                                --------      --------
Total gross deferred tax assets.............................      32,664        45,070
Less valuation allowance....................................     (23,315)      (45,070)
                                                                --------      --------
Net deferred tax assets.....................................       9,349            --
Deferred tax liabilities:
Amortization................................................       1,525            --
                                                                --------      --------
          Total deferred tax liabilities....................       1,525            --
                                                                --------      --------
Net deferred tax assets and liabilities.....................    $  7,824      $     --
                                                                ========      ========



     The net change in the total valuation allowance for the year ended September 30, 2000 was an increase of approximately $21.7 million. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets at September 30, 2000 will be allocated to income tax benefit and additional paid in capital in the amounts of $38.9 million and $6.1 million, respectively.



     As of September 30, 1999 the Groups established a partial valuation allowance against its gross deferred tax assets to reduce such asset to the amount that was deemed, more likely than not, to be recoverable prior to expiration. The Groups considered, amongst other factors, the historical profitability, prior to one off charges, of the Groups, projections for future profits and the ability of the Groups deferred tax assets against these future profits prior to expiration of these assets, the ability of the Groups' foreign subsidiaries to utilize their deferred tax assets, and the tax effects of one time charges.



     As at September 30, 2000 the Groups reassessed the recoverability of its net deferred tax assets. This analysis was based on revised earnings projections, the substantial net operating losses incurred during fiscal 2000 and the effects of the restructurings undertaken during the year upon the Group's tax structure. As a result of this analysis management determined that it was more likely than not that the net deferred tax asset recorded as of September 30, 1999 would not be recoverable against future earnings prior to expiration. Accordingly the groups have established a full valuation allowance against gross deferred tax assets as of September 30, 2000. This resulted in a charge of $7.8 million to the statement of operations during the year ended September 30, 2000.



     At September 30, 2000, the groups have net operating loss carryforwards of approximately $80.8 million which expire in fiscal years 2012 through 2020, and foreign tax credit and research credit carryforwards of approximately $1.2 million and $9.3 million, respectively, which expire in fiscal years 2001 through 2013. Additionally, the groups have other tax credits of approximately $0.9 million that have no expiration date.



     At September 30, 2000, the cumulative unremitted foreign earnings of the groups were not material. The groups intends to reinvest those earnings indefinitely.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


(12) RESTRUCTURING CHARGE


     Non-recurring charges of $9.9 million were incurred in fiscal 2000 that related to worldwide restructurings undertaken in the second and fourth quarters of fiscal 2000, representing 7.1% of total net revenues for the fiscal year. The restructuring charges included $6.6 million of severance and benefits, $1.9 million of facilities charges, $0.7 million of technology charges and $0.7 million of fixed asset disposals.



SECOND QUARTER RESTRUCTURING PLAN



     During the second quarter of fiscal 2000, SCO announced and completed a restructuring plan, which resulted in a one-time charge of $5.9 million. SCO restructured its business operations into three independent divisions, each with a separate management team and dedicated development, marketing and sales organizations -- the Server Software Division, the Tarantella Division and the Professional Services Division. The charge included a reduction in personnel of 70 employees, write-offs of certain acquired technologies, write-offs of certain fixed assets, and elimination of non-essential facilities. Of the $5.9 million charge, $4.6 million related to cash expenditures and $1.3 million related to non-cash charges. The restructuring charge related to cash expenditures included $3.6 million for severance costs and $1.0 million for facilities costs. SCO anticipates that all of the payments, with the exception of the facility lease payment, will be made by the end of fiscal 2001. Included in the non-cash charges were technology write-offs of $0.7 million relating to technology associated with the Unixware 7 product. This technology had previously been capitalized as it had alternative future use. However, in conjunction with the restructuring, certain personnel associated with product development of Unixware 7 were terminated and future development related to this technology was terminated. As a result the technology had no other use and was written off. The disposal of fixed assets was comprised of computer equipment that will no longer be in use due to the reduction in development personnel. The computer equipment was taken out of service and disposed of during the third and fourth quarters of fiscal 2000. The disposals correspond to the time of employee terminations, and the computer equipment was not written off until it was no longer in use. Depreciation, where applicable, continued on these assets until disposal. The computer equipment was scrapped or sold to the terminated employees. Any gain realized on the sale of these assets was applied to the restructuring accrual. All fixed asset disposals were related to the server division. Included in the facilities charge are amounts relating to the abandonment of certain leased space at the Company's Watford, United Kingdom facility. The space is being reconfigured in preparation for subletting. The restructuring provision includes the estimated costs associated with the reconfiguring and the rent associated with the unoccupied space prior to sublet. The facility closure affected the server group. The Groups expect to recognize total annual savings of $9.4 million from this reorganization beginning in the next fiscal year.



     The second quarter restructuring charges affected the server and the professional services groups. The professional services group had $0.2 million of severance costs accrued for the restructuring. The balance of the second quarter restructuring charge related to the server group. The majority of the reduction in force was in product development for the server group. As of September 30, 2000, a total of 70 positions were eliminated including 66 in the server group and 4 in the professional services group.



     The Groups recorded an adjustment to the fiscal 2000 second quarter restructuring provision of $0.9 million in severance costs in the fourth quarter of fiscal 2000. The severance costs were adjusted to reflect changes to the estimated expenses as actual payments were made.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     The fiscal 2000 second quarter restructuring charge is summarized as follows:



                      SECOND QUARTER RESTRUCTURING ACCRUAL



                                    REDUCTION                             DISPOSAL OF
                                    IN FORCE    FACILITIES   TECHNOLOGY   FIXED ASSETS    TOTAL
                                    ---------   ----------   ----------   ------------   -------
                                                           (IN THOUSANDS)
Restructuring charge accrued......   $ 3,574      $1,052       $ 667         $ 594       $ 5,887
Payments/utilization of the
  accrual.........................    (2,660)        (94)       (667)         (256)       (3,677)
Provision adjustment..............      (914)         --          --            --          (914)
                                     -------      ------       -----         -----       -------
Accrual at September 30, 2000.....        --         958          --           338         1,296
Payments/utilization of the
  accrual.........................        --         (75)         --            (4)          (79)
                                     -------      ------       -----         -----       -------
Accrual at December 31, 2000......        --         883          --           334         1,217
                                     =======      ======       =====         =====       =======



FOURTH QUARTER RESTRUCTURING PLAN



     In the fourth quarter of fiscal 2000, in connection with management's plan to reduce operating expenses, SCO announced a further restructuring plan, which resulted in a one-time charge to the Groups of $4.9 million. The restructuring included the elimination of various regional offices in the United States, United Kingdom, Latin America and Asia Pacific. The charge included a reduction in personnel of 163 of the Server and Professional Service groups' employees, write-offs of certain fixed assets and the elimination of nonessential facilities. The restructuring charges affect the server group as well as corporate general and administrative areas. Of the $4.9 million charge, $4.7 million related to cash expenditures and $0.2 related to non-cash charges. The restructuring charge related to cash expenditures included $3.9 million for severance costs and $0.8 million for facilities costs. The severance charges include elimination of 75 positions in the U.S., 59 positions in the United Kingdom, 16 positions in Europe, 9 positions in Latin America and 4 position in the Asia Pacific region. The United States regional facilities and the Watford, United Kingdom leases have been or will be vacated and restored, and subsequently sub-let or terminated by the second quarter of 2001. The remaining international offices are expected to be vacated immediately. The majority of the facility closures relate to the server group. A minor portion of the facility closures relate to the corporate division of SCO and is comprised primarily of the finance and general and administrative functions of SCO's United Kingdom subsidiary. The Groups anticipate that all of the payments, with the exception of the facility lease payment, will be made by the end of fiscal 2001. The non-cash charges were made up of fixed asset disposal costs, including $0.2 million at U.S. locations and $0.4 million at the Group's Watford, U.K. location. The fixed assets being disposed are made up of computer equipment that will no longer be in use due to the reduction in personnel. The computer equipment will be taken out of service and disposed of at the time of the employee terminations. Depreciation, where applicable, will continue on these assets until disposal. The U.S. assets will be scrapped or sold to the terminated employees. The U.K. assets will be sold at auction during the second fiscal quarter of fiscal 2001, and any unsold assets will be scrapped. Any gain realized on the sale of these assets will be applied to the restructuring accrual. As of December 31, 2000 a total of 163 positions have been eliminated:
91 positions in the server group and 72 in the corporate division of SCO. The corporate division of SCO is allocated to the groups for segment reporting purposes.

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED



     The fiscal 2000 fourth quarter restructuring charge is summarized as follows:



                      FOURTH QUARTER RESTRUCTURING ACCRUAL



                                                                         DISPOSAL OF
                                                REDUCTION                   FIXED
                                                IN FORCE    FACILITIES     ASSETS      TOTAL
                                                ---------   ----------   -----------   ------
                                                               (IN THOUSANDS)
Restructuring charge accrued..................   $3,857        $804      $       248   $4,909
Payments/utilization of the accrual...........   (1,042)         --               --   (1,042)
                                                 ------        ----      -----------   ------
Accrual at September 30, 2000.................    2,815         804              248    3,867
Payments/utilization of the accrual...........   (2,311)       (167)             (21)  (2,499)
                                                 ------        ----      -----------   ------
Accrual at December 31, 2000..................      504         637              227    1,368
                                                 ======        ====      ===========   ======


(13) INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION


     The Groups have adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information. The Groups review the performance of each division -- the Server and Professional Services groups. Each segment markets the Division's software products and services to companies in a number of industries including telecommunications, manufacturing and government bodies. These products and services are either sold directly by each segment's sales force or are sold to end users through distributors or OEMs.


     The following table presents information about reportable segments (in thousands):


                                            FISCAL YEAR ENDED          THREE MONTHS   THREE MONTHS
                                              SEPTEMBER 30,               ENDED          ENDED
                                      ------------------------------   DECEMBER 31,   DECEMBER 31,
                                        1998       1999       2000         1999           2000
                                      --------   --------   --------   ------------   ------------
                                                             (IN THOUSANDS)
Net revenues:
  Server division...................  $157,224   $210,954   $135,433     $49,496        $23,026
  Professional services division....     5,496      3,129      4,199       1,284            861
                                      --------   --------   --------     -------        -------
          Total net revenues........  $162,720   $214,083   $139,632     $50,780        $23,887
                                      ========   ========   ========     =======        =======
Gross margin:
  Server division...................  $117,615   $168,091   $100,120      39,501        $16,951
  Professional services division....       624     (2,533)    (1,899)       (525)          (106)
                                      --------   --------   --------     -------        -------
          Total gross margin........  $118,239   $165,558   $ 98,221     $38,976        $16,845
                                      ========   ========   ========     =======        =======
Restructuring charge:
  Server division...................  $     --   $     --   $  9,763     $    --        $    --
  Professional services division....        --         --        119          --             --
                                      --------   --------   --------     -------        -------
          Total restructuring
            charge..................  $     --   $     --   $  9,882     $    --        $    --
                                      ========   ========   ========     =======        =======
Operating income (loss):
  Server software division..........  $ (8,082)  $ 27,522   $(28,193)    $ 3,615        $  (210)
  Professional services division....      (505)    (3,725)    (4,381)       (775)          (930)
                                      --------   --------   --------     -------        -------
          Total operating income
            (loss)..................  $ (8,587)  $ 23,797   $(32,574)    $ 2,840        $(1,140)
                                      ========   ========   ========     =======        =======

                THE SCO SERVER AND PROFESSIONAL SERVICES GROUPS

 INFORMATION AS OF DECEMBER 31, 2000 AND/OR FOR THE THREE MONTHS ENDED DECEMBER
                         31, 1999 AND 2000 IS UNAUDITED


     The following table presents revenue and long-lived asset information by geographic area (in thousands):


                                                                                THREE MONTHS ENDED
                                             FISCAL YEAR ENDED SEPTEMBER 30,       DECEMBER 31,
                                            ---------------------------------   -------------------
                                              1998        1999        2000        1999       2000
                                            ---------   ---------   ---------   --------   --------
                                                           (IN THOUSANDS)
Net revenues:
  Americas................................  $ 91,833    $106,819    $ 73,489    $23,622    $13,257
  EMEIA(1)................................    58,312      91,052      57,880     24,301      8,950
  Asia Pacific............................    12,575      16,212       8,263      2,857      1,680
                                            --------    --------    --------    -------    -------
  Total net revenues......................  $162,720    $214,083    $139,632    $50,780    $23,887
                                            ========    ========    ========    =======    =======
Restructuring charge:
  Americas................................  $     --    $     --    $  4,119    $    --    $    --
  EMEIA(1)................................        --          --       5,616         --         --
  Asia Pacific............................        --          --         147         --         --
                                            --------    --------    --------    -------    -------
  Total restructuring charge..............  $     --    $     --    $  9,882    $    --    $    --
                                            ========    ========    ========    =======    =======
Long-lived assets:
  Americas................................  $ 27,481    $ 25,895    $ 10,648
  EMEIA(1)................................     3,834       4,175       2,222
  Asia Pacific............................       200         154         241
                                            --------    --------    --------
  Total long-lived assets.................  $ 31,515    $ 30,224    $ 13,111
                                            ========    ========    ========


---------------

(1) Europe, Middle East, India and Africa

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EBIZ Enterprises, Inc.:

     We have audited the accompanying balance sheets of EBIZ Enterprises, Inc., a Nevada corporation, (the "Company") as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EBIZ Enterprises, Inc. as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred net losses and had negative cash flows from operations in 2000 and 1999, has an accumulated deficit, and does not have sufficient capital to support its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments to classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Phoenix, Arizona
October 5, 2000

                             EBIZ ENTERPRISES, INC.

                                 BALANCE SHEETS

                                                                        JUNE 30,
                                                               --------------------------
                                                                   2000          1999
                                                               ------------   -----------
                                         ASSETS

Current assets:
  Cash......................................................   $     50,997   $    76,366
  Accounts receivable, net of allowance for doubtful
     accounts of $75,988 and $40,000 in 2000 and 1999,
     respectively...........................................        585,846     1,669,816
  Inventory, net............................................        747,545     1,568,148
  Prepaid expenses and other current assets.................         28,158       128,184
                                                               ------------   -----------
          Total current assets..............................      1,412,546     3,442,514
Property and equipment, net.................................        532,896       474,778
Deferred loan fees, net.....................................        131,079            --
Restricted cash.............................................      4,504,164            --
Goodwill....................................................        629,162            --
                                                               ------------   -----------
                                                               $  7,209,847   $ 3,917,292
                                                               ============   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..........................................   $  1,880,822   $ 1,423,178
  Accrued expenses..........................................      1,367,135       468,549
  Line of credit............................................        250,000       350,000
  Notes payable.............................................         71,928       610,000
                                                               ------------   -----------
          Total current liabilities.........................      3,569,885     2,851,727
Convertible debenture, net of discount......................      6,140,209            --
                                                               ------------   -----------
          Total liabilities.................................      9,710,094     2,851,727
                                                               ------------   -----------
Commitments and contingencies
Redeemable common stock.....................................      1,200,000            --
                                                               ------------   -----------
Stockholders' equity (deficit):
  Convertible preferred stock; $.001 par value; 5,000,000
     shares authorized; 7,590 and 10,895 shares issued and
     outstanding at June 30, 2000 and 1999, respectively;
     liquidation value $100 per share.......................        366,737       868,599
  Common stock; $.001 par value; 70,000,000 shares
     authorized; 8,497,566 and 7,261,715 shares issued and
     outstanding at June 30, 2000 and 1999, respectively....          8,498         7,262
  Additional paid-in capital................................      6,015,132     2,315,832
  Accumulated deficit.......................................    (10,090,614)   (2,126,128)
                                                               ------------   -----------
          Total stockholders' equity (deficit)..............     (3,700,247)    1,065,565
                                                               ------------   -----------
                                                               $  7,209,847   $ 3,917,292
                                                               ============   ===========

      The accompanying notes are an integral part of these balance sheets.

                             EBIZ ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Net revenue.................................................  $11,900,667   $15,290,202
Cost of sales...............................................   10,961,638    14,358,772
Restructuring charge -- inventory...........................      125,430            --
                                                              -----------   -----------
          Gross profit......................................      813,599       931,430
Selling, general and administrative expense.................    7,312,259     2,425,895
Depreciation and amortization...............................      265,000        68,483
Provision for doubtful accounts.............................      274,074        86,520
Restructuring charge........................................       26,500            --
                                                              -----------   -----------
Loss from operations........................................   (7,064,234)   (1,649,468)
Other income (expense):
  Interest expense..........................................   (1,031,597)     (119,291)
  Interest & other income...................................      235,434         2,538
  Other.....................................................           --      (110,903)
                                                              -----------   -----------
          Net loss..........................................  $(7,860,397)  $(1,877,124)
                                                              ===========   ===========
Dividends on Preferred Stock................................  $  (104,089)  $   (77,057)
                                                              ===========   ===========
Net loss attributable to common stockholders................  $(7,964,486)  $(1,954,181)
                                                              ===========   ===========
Net loss per common share, basic and diluted................  $     (1.04)  $     (0.29)
                                                              ===========   ===========
Weighted average common shares, basic and diluted...........    7,685,232     6,821,083
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                                              TOTAL
                                     PREFERRED STOCK        COMMON STOCK      ADDITIONAL                  STOCKHOLDERS'
                                    ------------------   ------------------    PAID-IN     ACCUMULATED       EQUITY
                                    SHARES    AMOUNT      SHARES     AMOUNT    CAPITAL       DEFICIT        (DEFICIT)
                                    ------   ---------   ---------   ------   ----------   ------------   -------------
Balance, June 30, 1998............     --    $      --   6,256,450   $6,256   $  858,712   $   (171,947)   $   693,021
  Sale of common stock, net of
    offering costs of $80,000.....     --           --     455,781     457       900,845             --        901,302
  Sale of preferred stock, net of
    offering costs of $220,901....  10,895     868,599          --      --            --             --        868,599
  Common stock issued for services
    and inventory.................     --           --     158,528     158       218,593             --        218,751
  Common stock issued for warrants
    exercised.....................     --           --     390,956     391       293,057             --        293,448
  Deemed dividend on preferred
    stock for beneficial
    conversion feature............     --           --          --      --        44,625        (44,625)            --
  Accrued dividends on preferred
    stock.........................     --           --          --      --            --        (32,432)       (32,432)
  Net loss........................     --           --          --      --            --     (1,877,124)    (1,877,124)
                                    ------   ---------   ---------   ------   ----------   ------------    -----------
Balance, June 30, 1999............  10,895     868,599   7,261,715   7,262     2,315,832     (2,126,128)     1,065,565
  Exercise of stock options.......     --           --     101,500     102       101,398             --        101,500
  Warrants issued for consulting
    services......................     --           --          --      --       199,185             --        199,185
  Warrants issued to debenture
    holder........................     --           --          --      --       796,219             --        796,219
  Stock issued for services.......     --           --      30,822      30        98,969             --         98,999
  Stock issuance costs............     --     (171,362)         --      --        (3,370)            --       (174,732)
  Accrued dividends on preferred
    stock.........................     --           --          --      --            --       (104,089)      (104,089)
  Preferred stock conversion......  (3,305)   (330,500)     55,086      55       330,445             --             --
  Conversion of debt and
    interest......................     --           --     264,028     265       577,238             --        577,503
  Stock issued for business
    acquisition...................     --           --     200,000     200       699,800             --        700,000
  Private placement of common
    stock.........................     --           --     584,415     584       899,416             --        900,000
  Net loss........................     --           --          --      --            --     (7,860,397)    (7,860,397)
                                    ------   ---------   ---------   ------   ----------   ------------    -----------
Balance, June 30, 2000............  7,590    $ 366,737   8,497,566   $8,498   $6,015,132   $(10,090,614)   $(3,700,247)
                                    ======   =========   =========   ======   ==========   ============    ===========

   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Cash flows from operating activities:
  Net loss..................................................  $(7,860,397)  $(1,877,124)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      265,000        68,483
     Stock exchanged for services, assets and interest......    1,349,000        80,599
     Warrants issued for consulting services................      199,185            --
     Amortization of discounts and loan fees................      330,940            --
     Changes in assets and liabilities, net of effect of
      business acquired:
       Accounts receivable..................................    1,083,970    (1,396,987)
       Due from officers....................................           --         3,432
       Inventory............................................      834,244    (1,122,551)
       Prepaid expenses and other current assets............      100,026       (32,919)
       Accounts payable.....................................      457,644       898,054
       Accrued expenses.....................................      794,495       436,117
                                                              -----------   -----------
          Net cash used in operating activities.............   (2,445,893)   (2,942,896)
                                                              -----------   -----------
Cash flows from investing activities:
  Purchase of furniture and equipment.......................     (265,921)     (472,738)
                                                              -----------   -----------
Cash flows from financing activities:
  Net (repayments) borrowings under line of credit..........     (100,000)      350,000
  Borrowings under notes payable............................      488,000       871,786
  Principle repayments of notes payable.....................   (1,026,072)     (261,786)
  Issuance of convertible debenture, net....................    6,903,391            --
  Increase in restricted cash, net..........................   (4,504,164)           --
  Sale of stock, net of expenses............................      925,290     2,063,349
                                                              -----------   -----------
          Net cash provided by financing activities.........    2,686,445     3,023,349
                                                              -----------   -----------
Net decrease in cash........................................      (25,369)     (392,285)
Cash, beginning of year.....................................       76,366       468,651
                                                              -----------   -----------
Cash, end of year...........................................  $    50,997   $    76,366
                                                              ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $   251,635   $   108,765
Supplemental disclosure of noncash financing activities:
  Issuance of common stock for services, assets and
     interest...............................................  $ 1,362,641   $   218,751
  Dividends accrued on preferred stock......................      104,089        32,432
  Deemed dividend on preferred stock for beneficial
     conversion feature.....................................           --        44,625
  Issuance of warrants for consulting services..............      199,185            --
  Issuance of warrants to debenture holder..................      796,219            --
  Conversion of debt and related interest to common stock...      577,503            --
  Issuance of common stock for business acquisition.........      700,000            --

   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

NATURE OF THE BUSINESS

     Ebiz Enterprises, Inc. ("Company") is a designer and operator of Internet e-commerce Web sites and a developer and distributor of computer systems, components and accessories for personal and business computing. During the second quarter of fiscal 2000, management decided to concentrate the Company's strategic focus on the Linux segment of the computer market, which was believed to offer stronger growth and profitability opportunities than the market for low price, conventional computer systems. The Company de-emphasized programs for the mass merchant and brokerage channels of distribution and restructured its organization to implement Linux development and marketing programs. The results of operations for the second quarter included restructuring charges for inventory, collection and other costs resulting from this change in strategic direction.


     On October 5, 2000, the Company completed the acquisition of LinuxMall.com, Inc. ("LinuxMall") by the merger in LinuxMall into a newly formed wholly owned subsidiary of the Company. Under the terms of the final transaction, the Company paid $14.8 million for the acquisition comprised of 7.4 million shares of the Company's common stock valued at $9.6 million, options for 0.9 million shares of the Company's common stock valued at $0.8 million, warrants for 4.6 million shares of the Company's common stock valued at $4.0 million and related transaction costs totaling $0.1 million. The fair value of all shares to be issued to acquire LinuxMall equals approximately $9.6 million or $1.30 per share. In addition, the Company assumed $4.0 million in net liabilities for total consideration of $18.5 million. In January 2001, an additional 2.5 million shares will be issued upon conversion of the remaining outstanding preferred convertible debentures. The amendments to the original purchase agreement were not significant, except for a change in the conversion ratio, reduced from 2.2 to 1 for all shares to a ratio of 2.0 to 1 for preferred stock and 1.8 to 1 for common stock, which triggered a new change in the measurement date for the purchase price determination. The transaction will be accounted for under the purchase method of accounting in accordance with APB 16. The Company is currently in the process of determining the final purchase price allocation. The preliminary allocation is as follows:



                                                                             PERIOD OF
                                                                            AMORTIZATION
                                                             AMOUNT           IN YEARS
                                                           -----------      ------------
Assembled workforce......................................  $   330,000           3
Technology...............................................    1,310,000           3
Customer List............................................      770,000           2
Trademarks...............................................    4,210,000           7
Goodwill.................................................   11,908,871           7
                                                           -----------
                                                           $18,528,871
                                                           ===========



     The liabilities assumed were comprised of convertible debt, trade accounts payable and accrued expenses.


     The Company was originally incorporated in Colorado in May 1984, as VDG Capital Corporation. Following a reorganization, the Company's name was changed to Vinculum Incorporated (Vinculum) in August 1994. In June 1998, the Company acquired the operating assets and liabilities of Genras, Inc. (an Arizona corporation) and reincorporated in Nevada as CPU Micromart, Inc. In May 1999, the Company changed its name to Ebiz Enterprises, Inc.

                             EBIZ ENTERPRISES, INC.

MANAGEMENT PLANS

     The Company has directed its primary strategic thrust towards the Linux operating system segment of the market. Management believes that the demand for Linux-based products and services represent a rapidly growing business opportunity for the Company. The completion of the acquisition of LinuxMall was a major step in the implementation of this strategy.


     On August 7, 2000, the Company entered into an Agreement and Plan of Merger with LinuxMall. The agreement was amended on October 3, 2000 and became effective October 5, 2000. Under the terms of the agreement, the Company acquired all of the outstanding stock and assumed outstanding convertible debentures of LinuxMall. The current Ebiz stockholders will own approximately 56% of the resulting company which will retain the Ebiz Enterprises, Inc. name. The agreement specifies the conditions for the closing of the merger which included a fairness opinion evaluation by an independent investment banker. The agreement identified the principal officers and certain persons to be appointed to the Company's Board of Directors, which will be headquartered in Scottsdale, Arizona, and defines the basic steps for combining the operations of the two companies. The acquisition was effective October 5, 2000.


     In addition to anticipated strategic synergies, management believes that the business logic of the combination and the strength of the proposed business plan will help attract new investor interest to help generate the funding required to implement the Company's strategies. The first such investment was the $4.0 million equity purchase by Caldera Systems, Inc. (Caldera) that was announced on September 19, 2000. The purchase price included $3.0 million of cash and a business concept of certain fixed assets valued at $1.0 million. Under the terms of this agreement, the Company will use the proceeds to create and fund a new, wholly-owned subsidiary, partnerAxis Inc., which will receive the assets and personnel of an existing division of Caldera. The new subsidiary will be a Web-based B2B entity providing knowledge exchange, Linux product sales, advertising and a vehicle for facilitating Linux product development that it believes will strengthen the Company's overall marketing program. Caldera is based in Utah and is a provider of Linux e-business internet solutions including its OpenLinux, NetWare for Linux, Linux technical training, certification and support. Under the agreement, Caldera will have the right to appoint a member to the Company's Board of Directors.

     Management believes that additional funding will likely be available to meet the Company's growth needs through 2001. In addition, management believes that the holder of the $7.1 million convertible debenture that was placed in August 1999 will expand its conversion to common stock and thus provide additional working capital to the Company (see Note 7). Without additional capital the Company may not be able to fully implement its business or operating and development plans. No assurance can be given that any such financing, if obtained, will be adequate to meet its ultimate capital needs. If adequate capital cannot be obtained or obtained on satisfactory terms, operations could be negatively impacted.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses and had negative cash flows from operations in 2000 and 1999 and does not have sufficient capital needed to support its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

INDUSTRY ENVIRONMENT

     Successful future operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with larger customer bases, greater financial resources, longer operating histories, greater name recognition and more established relationships in the industry than the

                             EBIZ ENTERPRISES, INC.

Company. The Company's future success will greatly depend on its ability to timely and effectively address the rapid changes in the computer product industry and customers' acceptance of the Linux system in general and the Company's products and services in particular. As a result, certain of these competitors may be able to develop and expand their network infrastructures more quickly, and take advantage of acquisitions more readily than can the Company. The Company's future operating results will depend substantially on the ability of its officers and key employees to manage changing business conditions. Further risks and uncertainties relate to technological advancements, the regulatory environment and the ability of the Company to generate sufficient revenue and obtain additional financing to fund current operating losses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, all highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out) or net realizable value. Reserves and writedowns are established against Company-owned inventory for excess, slow-moving, and obsolete items and for items where the estimated net realizable value is less than cost.

     Inventory consists of the following:

                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        1999
                                                              --------   ----------
Components..................................................  $578,649   $1,155,981
Work-in-process.............................................     8,008       44,947
Finished goods..............................................   160,888      367,220
                                                              --------   ----------
                                                              $747,545   $1,568,148
                                                              ========   ==========

FURNITURE AND EQUIPMENT

     Furniture and equipment consists primarily of computer equipment and office furniture. Furniture and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets.

     Furniture and equipment consists of the following:

                                                                        JUNE 30,
                                                         USEFUL    -------------------
                                                          LIFE       2000       1999
                                                         -------   --------   --------
    Furniture, fixtures and office equipment...........  3 years   $562,487   $295,566
    Software...........................................  3 years    188,981    200,495
    Leasehold improvements.............................  2 years     63,807     53,293
                                                                   --------   --------
                                                                    815,275    549,354
    Less -- accumulated depreciation...................            (282,379)   (74,576)
                                                                   --------   --------
                                                                   $532,896   $474,778
                                                                   ========   ========

                             EBIZ ENTERPRISES, INC.

GOODWILL

     During March 2000, the Company recorded goodwill as part of the InfoMagic acquisition (see Note 9). This is being amortized using the straight-line method over three years and is net of $57,197 of accumulated amortization at June 30, 2000.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Under SFAS No. 121, long-lived assets and certain identifiable intangible assets to be held and used in operations are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated. In management's opinion, no such amounts or changes in circumstances have occurred.

ACCOUNTS PAYABLE

     Included in accounts payable is approximately $169,000 of bank overdraft at June 30, 2000.

ACCRUED EXPENSES

     Accrued expenses consist primarily of amounts accrued for employee compensation, customer deposits, professional fees, interest and advertising.

REVENUE RECOGNITION


     Sales revenue is recognized at the date of shipment to customers. Provision is made for an estimate of doubtful accounts and is based on historical experience. Revenue from separately priced service and extended warranty programs is deferred and recognized over the respective service or extended warranty period. System component and replacement costs are generally covered under the third-party manufacturer's warranty. The Company had an allowance for warranty repair costs of approximately $6,000 and $8,000 at June 30, 2000 and 1999, respectively, related to the sales of its M(2) system and Linux computers. The cost of software sold, leased or otherwise marketed that has alternative future use is recorded in cost of sales in the period the related revenue is recognized. The Company did not sell any software that was internally developed. The amounts included in cost of sales in fiscal 2000 and 1999 were approximately $354,000 and $342,000, respectively.


     The Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", on December 3, 1999. On June 26, 2000 the SEC staff announced that they are delaying the required implementation date for SAB No. 101 with the issuance of SAB No. 101B. The SAB provides additional guidance on the accounting for revenue recognition, including both broad conceptual discussions as well as certain industry-specific guidance. The new guidance concerning customer acceptance and installation terms may have a significant impact on the timing of the Company's revenue recognition. The Company does not anticipate any material impact from the adoption of SAB No. 101 on its future results of operations and financial position. The SEC guidance will be adopted in the fourth quarter of fiscal year 2001 by recording the effect of any prior revenue transaction affected as a "cumulative effect of change in accounting principle" as of April 1, 2001.

                             EBIZ ENTERPRISES, INC.

ADVERTISING COSTS

     Advertising costs are expensed as incurred and are included in sales and marketing expenses in the accompanying statements of operations. Advertising expense was approximately $1,970,000 and $100,000 for the years ended June 30, 2000 and 1999, respectively. As part of the CNET Agreement, the Company incurred approximately $1,700,000 of integration and advertising fees to CNET in exchange for a direct link from CNET's Web site to the Company's Web site.

RESTRUCTURING EXPENSE

     In November 1999, the Company implemented a change in its strategic business plan to concentrate its focus on the Linux market and to de-emphasize the sales of low-priced Windows-based systems. Consequently, the Company incurred a restructuring charge of $26,500 for asset revaluation and $125,430 for markdown of inventory that was directly related to the business being de-emphasized. As of June 30, 2000, approximately $150,200 in charges have been made against these reserves.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER SHARE

     No outstanding options or warrants were assumed to be exercised for purposes of calculating diluted earnings per share for the years ended June 30, 2000 and 1999, as their effect was anti-dilutive.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 required a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of trade accounts receivable.

     The Company does not require collateral upon delivery of its products or services. The Company derives a significant portion of its total revenue from relatively few customers. The Company's business is

                             EBIZ ENTERPRISES, INC.

moving towards a more diversified customer base. The percentage of total revenue of customers to whom sales exceed 10% of total revenue for the years ended June 30 were as follows:

                                                       ACCOUNTS RECEIVABLE
                                                     OUTSTANDING AT JUNE 30,      SALES
                                                     -----------------------   -----------
                                                        2000         1999      2000   1999
                                                     ----------   ----------   ----   ----
    Customer #1....................................   $     --     $441,000     14%    26%
    Customer #2....................................         --           --      2%    19
    Customer #3....................................         --      930,000      2%    15

FAIR VALUE OF FINANCIAL INSTRUMENTS

     At June 30, 2000 and 1999, the carrying value of cash, accounts receivable, accounts payable and accrued expenses approximate fair values since they are short-term in nature or payable upon demand. Notes payable approximate fair value as they are short-term in nature or have stated interest rates based on current market rates. It is not practical to estimate fair value of the notes payable to related parties as the agreements are between related parties.

     The Company estimates fair values of financial instruments by using available market information. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimate fair value amounts.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENT

     Effective July 1, 1999, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. The Company has determined that it has one reportable operating segment. Accordingly, the Company's financial statements present its one reportable segment.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT


     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, (as amended by SFAS No. 137 and SFAS No. 138), Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The statement, as amended is effective for the Company's year ending June 30, 2001. The Company does not anticipate any material impact from the adoption of SFAS No. 133, as amended, on its future results of operations and financial position.


     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- An interpretation of APB Opinion No. 25 ("FIN 44")". FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or

                             EBIZ ENTERPRISES, INC.

January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

WEBSITE DEVELOPMENT COSTS

     On March 16, 2000 the Emerging Issues Task Force released EITF 00-02 "Accounting for Website Development Costs" effective for website development costs incurred for fiscal quarters beginning after June 30, 2000, earlier application is acceptable. The Company adopted EITF 00-2 effective upon its release. EITF 00-2 requires certain website development costs to be expensed and others to be capitalized. The Company capitalized website development costs of $12,000 and $68,000 and expensed $223,000 and $152,000 during the years ended June 30, 2000 and 1999, respectively, in accordance with EITF 00-2. The Company amortizes website development costs that have been capitalized over 3 years.

3. RELATED PARTY TRANSACTIONS

CONSULTING SERVICES

     During fiscal year 1999, the Company contracted with a consulting company, controlled by an outside director of the Company, to supply financial consulting services related to accounting and financial systems. This agreement ended February 1999 and, as of June 30, 1999, the Company had paid an aggregate of $22,700 and issued 31,325 common shares of common stock for services rendered. There were no transactions with this company during fiscal year 2000.

EXODUS GROUP, LLC

     During 1999, certain of the Company's employees and officers purchased a total of 65% of the available membership units in The Exodus Group, LLC, a franchisee that purchases products from the Company. Sales to this customer were approximately $67,000 and $36,000 for the years ended June 30, 2000 and 1999, respectively.

4. INCOME TAXES

     The Company has cumulative net operating losses as of June 30, 2000, in excess of $12,400,000. The Company's ability to utilize its net operating losses to offset future taxable income may be limited under the Internal Revenue Code
Section 382 change in ownership rules. The Company has established a valuation reserve as it has not determined that it is more likely than not that the deferred tax asset is realizable.

     The components of the provision for (benefit from) income taxes consist of the following:


                                                              2000   1999
                                                              ----   ----
Current income taxes:
  Federal...................................................  $--    $--
  State.....................................................   --     --
Deferred income taxes:
  Federal...................................................   --     --
  State.....................................................   --     --
Total provision for (benefit from) income taxes.............  $--    $--
                                                              ---    ---

                             EBIZ ENTERPRISES, INC.

     The components of the deferred tax accounts as of June 30, 2000 and 1999, consist of the following:

                                                                 2000          1999
                                                              -----------   -----------
Current deferred tax assets (liabilities):
  Reserves and other accruals...............................  $    32,809   $    19,305
  Valuation Allowance.......................................      (32,809)      (19,305)
          Total current deferred tax assets (liabilities)...           --            --
                                                              -----------   -----------
Long-term deferred tax assets (liabilities):
  Amortization of goodwill..................................        9,152            --
  Net operating loss carryforward...........................    4,960,000     1,400,000
  Valuation allowance.......................................   (4,969,152)   (1,400,000)
                                                              -----------   -----------
          Total non-current deferred tax assets
            (liabilities)...................................           --            --
                                                              -----------   -----------
Net deferred tax asset (liability)..........................           --            --
                                                              ===========   ===========

     A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended June 30 are as follows:

                                                              2000      1999
                                                              ----      ----
Statutory federal rate......................................  (34)%     (34)%
State taxes, net of federal benefit.........................   (6)%      (6)%
Change in valuation allowance...............................   40%       40%
                                                              ---       ---
          Total.............................................   --%       --%
                                                              ===       ===

5. BANK LINE OF CREDIT

     The Company had borrowings under its line of credit of $350,000 as of June 30, 1999. During August 1999, the Company used proceeds from the $7.1 million Debenture (see Note 7) to repay the outstanding balance on the line of credit.

     In December 1999, the Company obtained a line of credit from a bank for borrowings up to $250,000. Interest accrues at prime (9.50% at June 30, 2000) plus 1.5% and is payable monthly. Principal is due at maturity. The line of credit is guaranteed by the Company's two largest stockholders and is secured by the Company's accounts receivable and inventory. The line was fully borrowed at June 30, 2000. The weighted average interest rate on amounts outstanding was 10.6% during the year ended June 30, 2000.

                             EBIZ ENTERPRISES, INC.

6. NOTES PAYABLE

     Notes payable consist of the following:


                                                                    JUNE 30,
                                                               ------------------
                                                                2000       1999
                                                               -------   --------
Note payable to a stockholder, fixed interest amount, due on
  demand, unsecured.........................................   $71,928   $     --
Note payable to a stockholder, interest at 10%, due on
  demand, unsecured. Paid July, 1999........................        --     30,000
Note payable to a stockholder, interest at 10%, due on
  demand, unsecured. Paid July, 1999........................        --     30,000
Note payable to related party, interest at 10%, principal
  and interest, due April 19, 2000, secured by the Company's assets, convertible into shares of common stock at a rate
  of one share per $6.00 of note principal converted. Paid
  August, 1999..............................................        --    500,000
Note payable to an individual, interest at 10%, principal
  and interest due September 25, 1999, secured by the
  Company's assets. Paid August, 1999.......................               50,000
                                                               -------   --------
                                                               $71,928   $610,000
                                                               =======   ========



     In connection with the $500,000 note above, the Company issued warrants to purchase 250,000 common shares, at an exercise price of $100 per share. The fair value of each warrant as estimated using the Black-Scholes option pricing model, was estimated using the following assumptions; stock price of $7.50, risk free interest rate at 5.26%, expected life of 1 year, a volatility factor of 80% and a dividend yield of 0%. Since the exercise price was substantially in excess of the then fair value of the common stock at the date of grant, the fair value of each warrant was nominal. These warrants are exercisable at any time during the term of the warrants and expire two years from the note repayment date.


7. CONVERTIBLE DEBENTURE

     In August, 1999 the Company completed a private placement of a $7.1 million convertible debt facility (the "Debenture"). In conjunction with the Debenture, the Company issued warrants to acquire 245,000 shares of common stock at a market-based exercise price as defined by the Debenture agreement. The warrants are exercisable for the purchase of shares of common stock of 60,000 at $7.4723 per share, 60,000 at $8.6219 per share and 125,000 at $6.3227 per share. The fair value of these warrants, as calculated by using the Black-Scholes pricing model, was estimated to be approximately $796,000 using the following weighted average assumptions: stock price of $7.625, risk free interest rate at 5.63%, expected life of 2 years, a volatility factor of 80% and a dividend yield of 0% and is recorded as a debt discount in the accompanying financial statements. Additional issuance costs of approximately $197,000 were paid and recorded as deferred loan fees in the accompanying financial statements. Discounts and deferred loan fees are amortized using the straight-line method which approximates the effective interest method as additional interest expense over the term of the loan.

     The Company received an initial infusion of $2.1 million from the Debenture, which was utilized to repay the Company's outstanding debt at June 30, 1999 and to provide working capital. The remaining $5.0 million was deposited with a bank as collateral for the Debenture. In February 2000, $500,000 of the cash collateral was released by the holder. The net cash collateral is reflected as restricted cash in the accompanying financial statements. The Debenture is convertible, at the holder's option, into shares of the Company's common stock over an 18 month period at approximately $394,000 per month. The Company's

                             EBIZ ENTERPRISES, INC.

ability to reduce the cash collateral and to have these amounts available for working capital is contingent upon the holder converting the Debenture or the Company's ability to pay down the Debenture with cash from other sources. If the holder, at its discretion, converts the Debenture, the Company can draw approximately $.70 for each $1 of Debenture principal converted to fund operations. The unconverted balance, if any, of the Debenture and the unconverted accrued interest is due February 24, 2002.


     The per share conversion price was initially to equal the lesser of (a) $7.4953 or (b) the average of the three lowest closing bid prices of the Company's common stock for the 15 consecutive trading days ending on the trading day immediately preceding submission of a notice to convert by the holder. In the event the closing bid price of the Company's common stock is less than $7.4953 at any time during the five trading days preceding a due date, the Company has the right to redeem for cash the monthly conversion amount of the Debenture at premiums ranging from 105% to 108%. In February 2000, the Debenture was amended to reduce the conversion price on accrued principal of $2,761,108 and interest of $140,203 to equal the lesser of (a) $3.84 or (b) the average of the three lowest closing bid prices of the Company's common stock for the 15 consecutive trading days ending on the trading day immediately preceding submission of a notice to convert by the holder. In March 2000, the Debenture was amended to change the formula on the variable conversion price from the three lowest closing bid prices to the three lowest trading prices in the 15 consecutive trading days ending on the trading day immediately preceding submission of a notice to convert by the holder.



     The Debenture required that the related shares of the Company's common stock be registered under the Securities Act of 1933 and the regulations of the Securities and Exchange Commission ("SEC") before the holder could begin to convert the Debenture to common stock. The necessary registration was initiated by the Company in October 1999 and became effective in February 2000. The holder began accruing rights to convert the Debenture upon its signing and as of June 30, 2000 the holder had accrued the rights to convert approximately $4,334,000 of the principal of the Debenture into shares of the Company's common stock. Interest payable to the holder has been accrued monthly since September 1999 with approximately $150,000 paid in cash, as required by the terms of the Debenture, prior to the completion of the registration process. During February 2000, approximately $140,500 of interest was converted into 36,546 shares of common stock. An additional $8,200 of interest converted into 4,799 shares of common stock during March through June 2000. The fair value of the Company's common stock ranged from $6.90 to $1.92 on the dates of the interest conversions during the period from February to June 2000. During February through June 2000, approximately $429,000 of principal was converted to 222,683 shares. As of June 30, 2000 the remaining balance of accrued interest payable was approximately $236,000.


8. STOCKHOLDERS' EQUITY

REVERSE STOCK SPLIT

     Share amounts in the accompanying financial statements and notes to the financial statements give retroactive effect to a one-for-ten reverse stock split effective June 1998.

CAPITALIZATION

     The Company amended its Articles of Incorporation in 1999 to authorize the issuance of up to 70,000,000 shares of Class A common stock. In addition, the Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock. The Board of Directors of the Company, at its sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges, ratify powers, if any, and determine the restrictions and qualifications of the shares of each series of preferred stock as established.

                             EBIZ ENTERPRISES, INC.

PREFERRED STOCK


     The Board of Directors has designated 100,000 shares of Series A Convertible Preferred Stock, (Preferred Stock) and during fiscal 1999, the Company issued 10,895 shares of Preferred Stock, at $100 per share. Net proceeds from the issuance of Preferred Stock was approximately $869,000. These shares have a liquidation preference of $100 per share, and are entitled to a $10 per share cumulative, annual dividend, accrued quarterly commencing April 1, 1999, and payable at the discretion of the Company. The Company, at its discretion, may redeem the Preferred Stock whenever the price of its common stock is equal to or greater than $9.00 per share 20 out of 30 consecutive trading days. Each share of Preferred Stock may be converted, at the option of the holder into common stock at a conversion rate of one share for every $6.00 of principal converted. In addition, the Preferred Stock automatically converts into common stock whenever the price of the Company's common stock is equal to or greater than $13.50 per share 20 out of 30 consecutive trading days.


     During March through May 2000, shareholders converted 3,305 shares of Preferred Stock to 55,086 shares of the Company's common stock.

WARRANTS TO PURCHASE COMMON STOCK

     The Company had outstanding warrants, issued in connection with financing transactions, to purchase 86,644 shares of common stock through December 2000.

     As of June 30, 2000 the following groups of warrants were outstanding:

    EXPIRATION DATE                                      EXERCISE PRICE   COMMON SHARES
    ---------------                                      --------------   -------------
    December 10, 2000..................................  $2.10 -- $3.00       86,664
    February 28, 2002..................................      7.20              9,086
    December 1, 2003...................................  3.00 --  8.25       230,000
    August 22, 2004....................................  6.32 --  8.62       250,000

WARRANTS ISSUED FOR CONSULTING SERVICES

     The Company records equity instruments that are issued for goods and services at the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readably determinable. The Company utilizes the Black-Scholes model to determine fair value.


     In November 1998, the Company issued 30,000 options to a director and 20,000 options to an outside consultant for consulting services for the period of November through February 1999. The fair value of the options using the Black-Scholes model was nominal, using the following assumptions: stock price of $1.00, risk free rate of 5.26%, expected life of two years, a volatility factor of 80% and a dividend yield of 0%. The options vested 100% upon issuance and had an exercise price of $1.00.



     In October, 1999 the Company engaged a consulting firm to assist with its strategic planning and corporate development programs. In conjunction with the engagement, the Company issued warrants to purchase 220,000 shares of common stock at a market-based exercise price. The warrants are exercisable for the purchase of shares of common stock of 55,000 at $4.54 per share, 55,000 at $5.16 per share, 55,000 at $6.19 per share, and 55,000 at $8.25 per share. The fair value of these warrants, as calculated by using the Black-Scholes pricing model, was estimated to be approximately $199,000, using the following weighted average assumptions: stock price of $4.13, risk free interest rate of 5.49%, expected life of one year, a volatility factor of 80% and a dividend yield of 0%, and is recorded as an expense in selling, general and administration expenses in the accompanying financial statements. All warrants are 100% vested upon issuance.

                             EBIZ ENTERPRISES, INC.

COMMON STOCK ISSUED FOR ADVERTISING

     In January, 2000 the Company entered into a Premier Advertiser Agreement with CNET, Inc. Under the agreement, the Company became a part of CNET's "Premier Advertiser" program for CNET's Linux Center and received advertising for, and links to, the Company's web site, TheLinuxStore.com. The term of the agreement is through February 2001, subject to earlier termination. The Company is required to purchase a minimum of $2 million of advertising under the agreement during its stated term. Additionally, the Company paid an integration fee equal to $1.2 million by issuing 240,000 shares of its common stock to CNET, Inc., valued at the fair value of $5.00 per share on the date of the agreement. This integration fee has been recorded as prepaid advertising and is being amortized over the term of the agreement. The advertising on the CNET Linux Center began in February, 2000. The 240,000 shares of common stock issued are redeemable at the discretion of the holder within one year of the signing of the agreement which is reflected in the accompanying balance sheet as redeemable common stock.

     In May 2000, the Company negotiated the termination of the agreement. Under the terms of the termination agreement, CNET is to release the Company from its liabilities under the agreement upon the Company's registration of the 240,000 shares of common stock. Accordingly, the remaining balance of the integration fee, $1,050,000, was expensed in the fourth quarter of fiscal 2000 and $501,000 was recorded as a liability for unpaid promotions pending release upon the registration of the common stock.

PRIVATE PLACEMENT OF COMMON STOCK


     On March 31, 2000, the Company entered into a Securities Purchase Agreement with two partners, who had no prior relationship with the Company, (the "Purchasers") for the purchase of 2.5 million shares of the Company's common stock at a price of $2.00 per share (subject to adjustment as described in the Securities Purchase Agreement). The $2.00 per share price was based on numerous factors including the size of the investment, the restrictions on the resale of the stock, the current status of the Company's financing requirements. At the closing, the Purchasers paid $500,000 in cash and executed a promissory note, due May 5, 2000, for $4.5 million. The due date of the note was later extended to June 23, 2000 and the price of the common stock was adjusted to $1.54, based upon arms-length negotiations to induce additional cash investment into the Company. The note was paid down to $4.1 million and the remainder was forgiven. No further extensions of the note due date have been granted. During May and June 2000, the Purchasers paid an additional $400,000 in cash for the additional stock issued. A total of 585,415 shares of common stock were issued. The $900,000 aggregate cash received was recorded as common stock and additional paid-in capital.


STOCK OPTION PLAN

     In November 1998, the Company adopted the CPU MicroMart 1998 Equity Incentive Plan ("Plan"). The Plan will terminate 10 years after the effective date. The Plan authorizes awards of incentive stock options to employees and non-qualified stock options to officers, directors, employees, and consultants of the Company. A total of 1,000,000 shares of common stock was reserved for issuance under the Plan. The Plan is administered by a committee appointed by the Board who have the exclusive authority to administer and interpret the Plan. The committee has the power to, among other things, designate participants, determine types of awards to be granted and the price, timing, terms and duration of awards.

     The Company accounts for its stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized in fiscal 2000 and 1999, respectively.

                             EBIZ ENTERPRISES, INC.

     A summary of the status of all the Company's stock options at June 30, 2000 and 1999 and changes during the years then ended is presented in the following table and narrative below:


                                                 2000                          1999
                                      ---------------------------   ---------------------------
                                      WEIGHTED AVERAGE   EXERCISE   WEIGHTED AVERAGE   EXERCISE
                                          OPTIONS         PRICE         OPTIONS         PRICE
                                      ----------------   --------   ----------------   --------
Outstanding at beginning of year....       663,000        $1.96              --         $  --
  Granted...........................       533,000         2.77         663,000          1.96
  Exercised.........................      (101,500)        1.00              --            --
  Canceled..........................      (347,500)        1.35              --            --
                                          --------                      -------
Outstanding at end of year..........       747,000        $2.94         663,000         $1.96
                                          ========        =====         =======         =====
Exercisable at end of year..........       169,940        $3.59         140,000         $1.28
                                          ========        =====         =======         =====
Weighted average fair value per
  share of options granted..........                      $1.93                         $1.29
                                                          =====                         =====


     Options outstanding and exercisable by price range as of June 30, 2000:

                                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                  ------------------------------------   ----------------------
                                                 WEIGHTED
                                                  AVERAGE     WEIGHTED                 WEIGHTED
                                                 REMAINING    AVERAGE                  AVERAGE
                                    OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
    RANGE OF EXERCISE PRICES      OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
    ------------------------      -----------   -----------   --------   -----------   --------
$2.25...........................    416,000        9.09        $1.76        78,220      $1.32
$3.00-3.75......................    298,000        9.33         3.63        61,000       3.69
$4.88-5.50......................     33,000        8.58         4.93        30,720       4.89
                                    -------                                -------
                                    747,000        9.16         2.94       169,940       3.57

     The following pro forma disclosures of net loss are made assuming the Company had accounted for the stock options pursuant to the provision of SFAS No. 123, Accounting for Stock-Based Compensation.

                                                                   JUNE 30,
                                                               -----------------
                                                                2000      1999
                                                               -------   -------
Net loss:
  As reported...............................................   $(7,964)  $(1,954)
  Pro forma.................................................    (8,849)   (2,098)
Loss per common and common share equivalent:
  As reported -- basic......................................     (1.04)     (.29)
  As reported -- diluted....................................     (1.04)     (.29)
  Pro forma -- basic........................................     (1.15)     (.31)
  Pro forma -- diluted......................................     (1.15)     (.31)


     The fair value of each option is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants during fiscal 2000: risk-free interest rate of 6.48%, expected life of five years, and a volatility factor of 80%. The weighted average assumptions used for grants during fiscal 1999 were as follows: risk-free interest rate of 5.26%, expected lives of three to five years, and a volatility factor of 80%. The assumed dividend yield is 0% for 2000 and 1999.


9. ACQUISITION OF INFOMAGIC, INC.


     On March 31, 2000, the Company acquired all of the issued and outstanding common stock of InfoMagic, Inc. ("InfoMagic"), which distributes open source and low cost software products with its

                             EBIZ ENTERPRISES, INC.

principal emphasis in Linux software through its Website, www.InfoMagic.com and selected distributors. The Company issued 200,000 shares of its common stock valued at a fair market value of $3.50 per share to the shareholders of InfoMagic, for total consideration of $700,000. In addition to the acquisition of assets and the assumption of liabilities, the Company acquired InfoMagic's customer base of clients. This acquisition has been accounted for under the purchase method of accounting in accordance with APB16. The purchase price in excess of the fair value of assets acquired and liabilities assumed of InfoMagic of approximately $686,000 has been recorded as goodwill and is being amortized over three years (see Note 2).


     The fair value of the assets acquired was allocated as follows:

Net assets acquired.........................................  $ 13,641
Goodwill....................................................   686,359
                                                              --------
                                                              $700,000
                                                              ========


     The following table depicts, for the years ended June 30, 2000 and 1999, unaudited pro forma consolidated information as if the acquisition of InfoMagic took place on July 1, 1999 and 1998, respectively.



                                                        2000          1999
                                                     -----------   -----------
Net sales..........................................  $12,888,966   $17,018,281
Net income.........................................   (7,939,516)   (1,994,529)
Income per basic and diluted share.................        (1.01)        (0.28)


10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company entered into a two-year lease in May, 1999 for its office and warehouse facility in Scottsdale, Arizona. Rental expense related to this lease, and the terminated lease for it previous facility amounted to approximately $292,000 and $165,000 for the years ended June 30, 2000 and 1999, respectively.

     Future minimum payments under the Company's current lease which expires in April, 2001 are approximately $157,000.

LITIGATION

     In the normal course of its business, the Company is subject to certain contractual obligations and litigation. In management's opinion, upon consultation with legal counsel, there is no current litigation which will materially affect the Company's financial position or results of operations.

SUBSEQUENT EVENT


     The Company entered into an "exclusive marketing alliance" with UserFriendly on September 20, 2000 for a period of twelve months. Under the terms of the agreement, UserFriendly provides advertising services on its web site and a direct link to Ebiz's web site, TheLinuxStore.com, where all purchase transactions are made by customers. Under the terms of the agreement, Ebiz is to pay UserFriendly a fixed monthly advertising fee and a percentage of the gross margin recorded by Ebiz for sales to customers coming through the direct connection between the web sites. These payments will be recorded as advertising and commission expenses, respectively. No revenue generating transactions or advertising had occurred under the terms of the Agreement as of September 30, 2000.

                              INDEX TO APPENDICES


    A.      Agreement and Plan of Reorganization by and among Caldera
            Systems, Inc., Caldera International, Inc. and The Santa
            Cruz Operation, Inc., including Amendment No. 1, Amendment
            No. 2 and Amendment No. 3 to the Agreement and Plan of
            Reorganization.
    B.      Broadview International LLC fairness opinion.
    C.      Chase H&Q fairness opinion.
    D.      Form of Caldera International, Inc.'s Amended and Restated
            Certificate of Incorporation to be in effect upon the closing of the combination.
    E.      Form of Caldera International, Inc.'s Amended and Restated
            Bylaws to be in effect upon the closing of the combination.
    F.      Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan.
    G.      Amendment No. 1 to the Caldera Systems, Inc. 1999 Omnibus
            Stock Incentive Plan.
    H.      Amendment No. 2 to the Caldera Systems, Inc. 1999 Omnibus
            Stock Incentive Plan.
    I.      Amendment No. 3 to the Caldera Systems, Inc. 1999 Omnibus
            Stock Incentive Plan.
    J.      Amendment No. 4 to the Caldera Systems, Inc. 1999 Omnibus
            Stock Incentive Plan.
    K. Caldera Systems, Inc. 2000 Employee Stock Purchase Plan, as amended.
    L.      Form of Caldera Systems, Inc. Amended and Restated
            Certificate of Incorporation.
    M.      Notice of Election to Assume or Replace Options.
    N.      Chapter 13 of the California Corporations Code, Chapter 13,
            Dissenters' Rights.
    O.      Audit Committee Charter of Caldera Systems, Inc.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             CALDERA SYSTEMS, INC.,
                             A DELAWARE CORPORATION

                          CALDERA INTERNATIONAL, INC.,
                             A DELAWARE CORPORATION

                                      AND

                         THE SANTA CRUZ OPERATION, INC.
                            A CALIFORNIA CORPORATION

                                 AUGUST 1, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1.  PLAN OF REORGANIZATION..............................................    A-1
     1.1    The Organization of Newco and Merger Sub....................    A-1
     1.2    The Merger..................................................    A-2
     1.3    SCO Transaction.............................................    A-2
     1.4    Contribution and Transfer of Contributed Stock and
            Contributed Assets..........................................    A-3
     1.5    Closing Matters.............................................    A-6
     1.6    Dissenter's Rights..........................................    A-6
     1.7    Newco Plans.................................................    A-6
     1.8    Registration on Form S-8....................................    A-6
     1.9    Effects of the Caldera Merger...............................    A-6
     1.10   Tax-Free Reorganization.....................................    A-6
     1.11   Tax-Free Section 351 Transaction............................    A-7
     1.12   HSR Filings.................................................    A-7
     1.13   Board of Directors and Officers of Newco; Newco Certificate
            of Incorporation
            and Bylaws..................................................    A-7
     1.14   Registration on Form S-4....................................    A-8
2.  REPRESENTATIONS AND WARRANTIES OF SCO...............................    A-8
     2.1    Organization; Good Standing; Qualification and Power........    A-8
     2.2    Capital Structure...........................................    A-8
     2.3    Authority...................................................    A-9
     2.4    SEC Documents...............................................   A-10
     2.5    Disclosure; Information Supplied............................   A-11
     2.6    Compliance with Applicable Laws.............................   A-12
     2.7    Litigation..................................................   A-12
     2.8    ERISA and Other Compliance..................................   A-13
     2.9    Absence of Certain Changes or Events........................   A-15
     2.10   Full Force and Effect.......................................   A-17
     2.11   Agreements..................................................   A-17
     2.12   No Defaults.................................................   A-18
     2.13   Certain Agreements..........................................   A-18
     2.14   Taxes.......................................................   A-18
     2.15   Intellectual Property.......................................   A-19
     2.16   Fees and Expenses...........................................   A-21
     2.17   Insurance...................................................   A-21
     2.18   Ownership of Property.......................................   A-21
     2.19   Environmental Matters.......................................   A-21
     2.20   Interested Party Transactions...............................   A-22
     2.21   Fairness Opinion............................................   A-22
     2.22   Title to and Condition and Sufficiency of Group Assets......   A-22
     2.23   No Restrictive Agreements...................................   A-22
     2.24   Supplier and Customer Relationships.........................   A-22
     2.25   Product and Inventory Status................................   A-23
     2.26   Affirmative Vote............................................   A-23
     2.27   State Takeover Statutes.....................................   A-23
     2.28   Competition and Fair Trading Laws...........................   A-23
     2.29   Grants......................................................   A-23
3.  REPRESENTATIONS AND WARRANTIES OF CALDERA AND NEWCO.................   A-24
     3.1    Organization; Good Standing; Qualification and Power........   A-24
     3.2    Capital Structure...........................................   A-24

                                                                           PAGE
                                                                           ----
     3.3    Authority...................................................   A-25
     3.4    SEC Documents...............................................   A-26
     3.5    Disclosure; Information Supplied............................   A-26
     3.6    Vote Required...............................................   A-27
     3.7    Litigation..................................................   A-27
     3.8    Valid Issuance..............................................   A-27
     3.9    Absence of Certain Changes or Events........................   A-27
     3.10   Taxes.......................................................   A-29
     3.11   Intellectual Property.......................................   A-29
     3.12   Fees and Expenses...........................................   A-29
     3.13   Environmental Matters.......................................   A-30
     3.14   Fairness Opinion............................................   A-30
     3.15   Tax Representations.........................................   A-30
4.  SCO COVENANTS.......................................................   A-30
     4.1    Advice of Changes...........................................   A-30
     4.2    Maintenance of Business.....................................   A-31
     4.3    Conduct of Business.........................................   A-31
     4.4    SCO Corporate Approvals.....................................   A-32
     4.5    Letter of SCO's Accountants.................................   A-32
     4.6    Prospectus/Proxy Statement..................................   A-32
     4.7    Regulatory Approvals........................................   A-33
     4.8    Necessary Consents..........................................   A-33
     4.9    Access to Information.......................................   A-33
     4.10   Satisfaction of Conditions Precedent........................   A-33
     4.11   Voting Agreement............................................   A-33
     4.12   Sales Representative and Support Agreement..................   A-34
     4.13   Stockholders Agreement......................................   A-34
     4.14   No Other Negotiations.......................................   A-34
     4.15   Books and Records...........................................   A-35
     4.16   [Intentionally Omitted.]....................................   A-35
     4.17   Modification of Joint Contributed Agreements and Shared
            Contributed Assets..........................................   A-35
     4.18   Key Employee Employment Agreements..........................   A-35
     4.19   SCO IP Rights...............................................   A-35
     4.20   Directors' and Officers' Liability Insurance................   A-36
     4.21   Closing Group Account.......................................   A-36
     4.22   SCO Retained Business.......................................   A-36
     4.23   Taking of Necessary Action; Further Action..................   A-36
     4.24   Accounting Treatments.......................................   A-36
5.  CALDERA AND NEWCO COVENANTS.........................................   A-36
     5.1    Advice of Changes...........................................   A-36
     5.2    Maintenance of Business.....................................   A-37
     5.3    Conduct of Business.........................................   A-37
     5.4    Stockholder Approval........................................   A-37
     5.5    Letter of Caldera's Accountants.............................   A-37
     5.6    Prospectus/Proxy Statement..................................   A-38
     5.7    State Securities Law Compliance.............................   A-38
     5.8    Regulatory Approvals........................................   A-38
     5.9    Necessary Consents..........................................   A-39
     5.10   Access to Information.......................................   A-39

                                                                           PAGE
                                                                           ----
     5.11   Books and Records...........................................   A-39
     5.12   Satisfaction of Conditions Precedent........................   A-39
     5.13   Voting Agreement............................................   A-39
     5.14   Sales Representative and Support Agreement..................   A-39
     5.15   Stockholders Agreement......................................   A-39
     5.16   Caldera Employee Plans......................................   A-39
     5.17   Indemnification and Insurance -- Caldera....................   A-40
     5.18   Indemnification and Insurance -- Employees..................   A-41
     5.19   Distribution to SCO Shareholders............................   A-42
6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SCO..........................   A-43
     6.1    Accuracy of Representations and Warranties..................   A-43
     6.2    Covenants...................................................   A-43
     6.3    Compliance with Law.........................................   A-43
     6.4    Form S-4....................................................   A-43
     6.5    Opinion of Caldera and Newco's Counsel......................   A-43
     6.6    Stockholder Approval........................................   A-43
     6.7    Tax Opinion.................................................   A-43
     6.8    Designees to the Board of Directors of Newco................   A-43
     6.9    Nasdaq Listing..............................................   A-44
     6.10   HSR Act.....................................................   A-44
     6.11   Ancillary Agreements........................................   A-44
     6.12   Delivery of Newco Shares....................................   A-44
7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CALDERA AND NEWCO............   A-44
     7.1    Accuracy of Representations and Warranties..................   A-44
     7.2    Covenants...................................................   A-44
     7.3    Compliance with Law.........................................   A-44
     7.4    Consents....................................................   A-44
     7.5    Form S-4....................................................   A-44
     7.6    Opinion of Counsel to SCO...................................   A-44
     7.7    Caldera Stockholder Approval................................   A-44
     7.8    Tax Opinion.................................................   A-44
     7.9    HSR Act.....................................................   A-45
     7.10   Ancillary Agreements........................................   A-45
     7.11   Key Employee Term Sheets....................................   A-45
8.  TERMINATION OF AGREEMENT............................................   A-45
     8.1    Termination.................................................   A-45
     8.2    Notice of Termination.......................................   A-46
     8.3    Liability...................................................   A-46
     8.4    Termination Fee.............................................   A-47
9.  SURVIVAL OF REPRESENTATIONS.........................................   A-47
     9.1    Survival of Representations.................................   A-47
10.  ESCROW AND INDEMNIFICATION.........................................   A-47
     10.1   Escrow Fund.................................................   A-47
     10.2   Indemnification by SCO......................................   A-48
     10.4   Limitations on Indemnification..............................   A-48
     10.5   Indemnification Procedures..................................   A-48

                                                                           PAGE
                                                                           ----
11.  EMPLOYEE MATTERS...................................................   A-50
     11.1   Right to Offer Employment...................................   A-50
     11.2   Termination of Employment...................................   A-51
     11.3   Cooperation.................................................   A-52
12.  TAX MATTERS........................................................   A-52
     12.1   Transaction Taxes; Representation; Transaction Tax
            Indemnity...................................................   A-52
     12.2   Treatment of Indemnity Payments.............................   A-52
     12.3   Indemnity for Taxes.........................................   A-52
     12.4   Other Tax Matters...........................................   A-54
     12.5   Tax Representations.........................................   A-56
13.  MISCELLANEOUS......................................................   A-57
     13.1   Governing Law; Venue........................................   A-57
     13.2   Assignment; Binding upon Successors and Assigns.............   A-57
     13.3   Severability................................................   A-57
     13.4   Counterparts................................................   A-57
     13.5   Other Remedies..............................................   A-57
     13.6   Amendment and Waivers.......................................   A-57
     13.7   Expenses....................................................   A-57
     13.8   Attorneys' Fees.............................................   A-58
     13.9   Notices.....................................................   A-58
     13.10  Construction of Agreement...................................   A-58
     13.11  No Joint Venture............................................   A-58
     13.12  Further Assurances..........................................   A-59
     13.13  Absence of Third Party Beneficiary Rights...................   A-59
     13.14  Public Announcement.........................................   A-59
     13.15  Certain Defined Terms.......................................   A-59
     13.16  Entire Agreement............................................   A-68

EXHIBITS
Exhibit A              -- Certificate of Merger
Exhibit A-1            -- Certificate of Incorporation
Exhibit 1.4(b)         -- Excluded Assets
Exhibit 1.4(c)(i)(B)   -- Assumed Liabilities
Exhibit 1.3(b)         -- Escrow Agreement
Exhibit 1.13(b)        -- Officers
Exhibit 1.13(c)A       -- Form of Newco Amended and Restated Certificate of
                       Incorporation
Exhibit 1.13(c)B       -- Form of Newco Amended and Restated Bylaws
Exhibit 1.4(a)(i)      -- Non US-Contributed Companies and Contributed Assets
Exhibit 4.11A          -- Form of Voting Agreement
Exhibit 4.11B          -- SCO Affiliates Who Executed Voting Agreements
Exhibit 4.12           -- Sales Representative and Support Agreement
Exhibit 4.13B          -- Stockholder Agreement
Exhibit 4.18A          -- SCO Key Employees
Exhibit 4.18B          -- Form of Key Employee Term Sheet
Exhibit 5.13B          -- Caldera Affiliates Who Executed Voting Agreements
Exhibit 6.5            -- Opinion of Counsel of Caldera and Newco
Exhibit 7.6            -- Opinion of Counsel of SCO and Contributing Companies
Exhibit 13.15A         -- Contributed Assets
Exhibit 13.15B         -- Contributed Contracts
Exhibit 13.15C         -- Contributed Subsidiaries
Exhibit 13.15D         -- Group Products
Exhibit 13.15E         -- Permitted Encumbrances
SCHEDULES
                       -- Caldera Disclosure Letter
                       -- SCO Disclosure Letter

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of August 1, 2000, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera International, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO"). The terms defined in Section 13.15 of this Agreement shall have the meanings therein specified in this Agreement.

                                    RECITALS

     A. The parties intend that, subject to the terms and conditions of this Agreement, (i) a new Delaware corporation referred to herein as Newco has been formed by Caldera solely for the purpose of the transactions contemplated hereunder; (ii) a newly formed, wholly owned subsidiary of Newco ("Merger Sub") will be merged with and into Caldera, with Caldera being the surviving corporation of such merger (the "Merger"), and all outstanding Caldera securities will be converted, on a share for share basis, into Newco securities having identical rights, preferences and privileges, with Newco assuming any and all outstanding options and other rights to purchase shares of capital stock of Caldera (with all such Newco securities issued to former Caldera security holders initially representing the Caldera Percentage Interest in Newco), all on the terms set out in this Agreement and in the Certificate of Merger substantially in the form of Exhibit A hereto (the "Certificate of Merger") and the applicable provisions of Delaware Law; (iii) SCO and certain of its subsidiaries as herein specified will contribute to Newco, all on the terms herein specified, all of the Contributed Stock of the Contributed Companies (with each of the Contributed Companies thereby becoming a wholly owned subsidiary of Newco) and the Contributed Assets in consideration for the issuance by Newco to SCO of shares of Common Stock of Newco, $0.001 par value ("Newco Common Stock"), and (iv) Newco will assume all options to acquire common stock of SCO held by the Employees (other than David McCrabb, Jack Moyer and Jim
Wilt) hired or retained by Caldera (the "Optionees") and such options will be converted into options to purchase Newco Common Stock ("Newco Options") as set forth herein, which Newco Common Stock issued to SCO and Newco Options will represent in the aggregate a fully diluted equity interest in Newco equal to the difference between 100% and the Caldera Percentage Interest. The transactions described in subpart (iii) and (iv) of the foregoing sentence are collectively the "SCO Transaction."

     B. The Newco Common Stock and the Newco Options issued in the Merger and in the SCO Transaction will be registered under the Securities Act, pursuant to a Newco registration statement on Form S-4 or Form S-8, as set forth herein.

     C. For federal income tax purposes, it is intended that (i) the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and (ii) that the Merger and the portion of the SCO Transaction described in Recital A (iii) above qualify as an exchange under the provisions of Section 351 of the Internal Revenue Code.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Plan of Reorganization.

     1.1 The Organization of Newco and Merger Sub. Caldera has formed Newco under the laws of the State of Delaware for the purposes of the transactions contemplated by the Merger and in accordance with the terms of this Agreement. Newco currently has no outstanding securities and has conducted no business and, prior to the Effective Time, will not issue any securities, will conduct no business or operations, will have no assets and will enter into no agreements nor incur any obligations or Liabilities, except as required or contemplated by this Agreement or necessary to perform its obligations hereunder. As soon as practicable after the date hereof, Newco shall form the Merger Sub as a wholly owned subsidiary, which will conduct no business prior to Closing except as expressly contemplated hereunder.

     1.2 The Merger. At the Closing, subject to the terms and conditions of this Agreement, Caldera will execute and deliver and will file with the Secretary of State of the State of Delaware in accordance with relevant provisions of the Delaware Law, a Certificate of Merger providing for the Merger of Merger Sub with and into Caldera, with Caldera being the surviving corporation upon the effectiveness of the Merger and thereby becoming a wholly owned subsidiary of Newco, pursuant to this Agreement, the Certificate of Merger and in accordance with applicable provisions of the Delaware Law as follows:

          (a) Conversion of Caldera Common Stock. Each share of the Common Stock of Caldera ("Caldera Common Stock") that is issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of Caldera, Newco or any holder of Caldera Common Stock, be converted into one share (the "Caldera Ratio") of validly issued, fully paid and nonassessable Newco Common Stock.

          (b) Conversion of Caldera Options.

             (i) Conversion. At the Effective Time, each of the then outstanding options to purchase shares of Caldera Common Stock (collectively, the "Caldera Options") (consisting of all outstanding options granted under the stock option plans of Caldera or the Caldera Subsidiaries, including but not limited to its 1998 Stock Option Plan and its 1999 Omnibus Stock Incentive Plan (collectively, the "Caldera Plans"), and any individual non-Plan options), will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Newco and converted into an option to purchase an equivalent number of shares of Newco Common Stock, at an exercise price per share equal to the per share exercise price of such Caldera Option in effect at the Effective Time. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code, if applicable, and all other terms and conditions of the Caldera Options will be unchanged and all references in any option agreement governing such option to Caldera shall be deemed to refer to Newco, where appropriate. Continuous service as an employee or consultant with Caldera or any of the Caldera Subsidiaries will be credited to an optionee of Caldera for purposes of determining the number of shares of Newco Common Stock vested and exercisable under the assumed Caldera Option after the Closing.

             (ii) Stock Rights. At the Effective Time, Newco will assume all of Caldera's obligations under Caldera's 2000 Employee Stock Purchase Plan (the "Caldera Stock Purchase Plan") and each of the then outstanding rights to purchase shares of Caldera Common Stock under such plan (collectively, the "Caldera Stock Purchase Plan Rights"), will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into a right to purchase the same number of shares of Newco Common Stock on the next "purchase date" (as such term is defined in the Caldera Stock Purchase Plan) following the Effective Time at a purchase price per share determined in accordance with the Caldera Stock Purchase Plan.

          (c) Cancellation of Caldera-Owned Shares. Each share of Caldera Common Stock held in the treasury of Caldera or any of which are owned by Newco, Caldera, or any direct or indirect wholly owned subsidiary of Newco or Caldera immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

     1.3  SCO Transaction.

          (a) Issuance of Newco Common Stock. At the Effective Time and subject to the terms and conditions of this Agreement, Newco will, in consideration for the contribution and transfer of the Contributed Stock and Contributed Assets to Newco as contemplated by this Agreement, perform the following:

             (i) Consideration. Issue to SCO that number of issued, fully paid and nonassessable shares of Newco Common Stock equal to The SCO Percentage Interest, less (a) the number of shares of Newco Common Stock issuable upon exercise of the Newco Options pursuant to

        Section 1.3(a)(iii) below and (b) the Escrow Shares issued to SCO and placed directly into escrow by Caldera pursuant to Section 1.3(b) below, with such number of shares to be appropriately adjusted in the event of any Caldera stock split, stock combination, reclassification or other similar capital change (the "First SCO Certificate") and pay SCO cash consideration equal to seven million dollars ($7,000,000) (the "Cash Consideration"), by wire transfer of immediately available funds or upon the cancellation of SCO's outstanding indebtedness to Caldera.

             (ii) [Intentionally Omitted.]

             (iii) Assumption and Conversion of SCO Options. At the Effective Time, each of the then outstanding options to purchase shares of SCO Common Stock held by the Optionees (collectively, the "SCO Options") (consisting of all outstanding options granted under the stock option plans of SCO or the SCO Subsidiaries, and any individual non-plan options held by the Optionees), will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Newco and converted into an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock subject to a SCO Option at the Effective Time (the "SCO Ratio") at an exercise price per share of Newco Common Stock equal to the exercise price per share of such assumed SCO Option immediately prior to the Effective Time divided by the SCO Ratio, rounded up to the nearest cent. Except as set forth in the preceding sentence, the term, exercisability, vesting schedule, and all other terms and conditions of the SCO Options will be unchanged and all references in any option agreement governing such option to SCO shall be deemed to refer to Newco, where appropriate; provided, however, that the outstanding SCO Options previously designated as "incentive stock options" under Section 422 of the Internal Revenue Code may, as a result of the foregoing adjustments, be converted into non-statutory stock options. Continuous service as an employee or consultant with SCO or any of the SCO Subsidiaries will be credited to the Optionee for purposes of determining the number of shares of Newco Common Stock vested and exercisable under the assumed SCO Option after the Closing. If the foregoing calculation results in a Newco Option, which is issued for a SCO Option, being exercisable for a fraction of a share of Newco Common Stock, then the number of shares of Newco Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such resulting fractional share.

          (b) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 10 and the Escrow Agreement, a form of which is attached as Exhibit 1.3(b) (the "Escrow Agreement"), Caldera shall deliver to the Escrow Agent on behalf of SCO a certificate representing ten percent (10%) of the SCO Percentage Interest (the "Escrow Shares"). The Escrow Shares distributed to the Escrow Agent shall be held in escrow and shall be available to transfer to Caldera for certain damages as provided in Section 10. To the extent not transferred to Caldera for such damages, the Escrow Shares shall be released to SCO, all as provided in Section 10 and the Escrow Agreement.

          (c) Termination of Newco Options. All shares of Common Stock underlying Newco Options assumed pursuant to Section 1.3(a)(iii) which terminate without being exercised by the Optionees shall be issued by Caldera to SCO on a quarterly basis.

     1.4  Contribution and Transfer of Contributed Stock and Contributed Assets.

          (a) Contribution and Transfer. Subject to the terms and conditions of this Agreement and in consideration for the issuance by Newco of Newco Common Stock as provided above, the Contributing Companies shall at the Effective Time, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged on behalf of each of the Contributing Companies, contribute and transfer and deliver to Newco or cause to be contributed, transferred and delivered to Newco, and at the Effective Time Newco shall accept the contribution and transfer from the

     Contributing Companies of all right, title and interest in and to the Contributed Stock and Contributed Assets. Notwithstanding the preceding, the Contributed Assets and Contributed Companies which are located outside of the United States shall be purchased and sold by and among the Newco and SCO entities located in such countries in exchange for stock or cash consideration as the parties shall agree before the Effective Time. Such payment shall be included within and shall not change the total amount of The SCO Percentage Interest and the Cash Consideration. The parties shall execute, or cause to be executed, Bills of Transfer relevant to their particular jurisdiction reflecting the transfer of any such Contributed Assets which shall reflect the purchase price allocation as agreed. Such amounts shall be reported as the purchase price for all foreign Tax reporting purposes in each relevant jurisdiction and no party shall have a position inconsistent therewith.

          (b) Excluded Assets.

             (i) Excluded Assets. SCO is not selling and Caldera shall not acquire from SCO any of the following assets or any interest therein (collectively, the "Excluded Assets"):

                (A) any assets related solely to the SCO Retained Business;

                (B) any cash and cash equivalents and any accounts receivable (the "Cash Equivalents") of the Contributing Companies and the Contributed Companies;

                (C) those assets set forth on Exhibit 1.4(b).

             (ii) Net Cash Equivalents. "Net Cash Equivalent" shall mean the net book value of any cash and cash equivalents held by any of the Contributed Companies, including but not limited to accounts receivable, accounts payable and third party debt obligations. To the extent the Net Cash Equivalents of any Contributed Company are or are expected to be positive as of the Effective Time, either SCO will withdraw that value from the Contributed Company at or before the Effective Time or Caldera will cause that value to be paid or credited to SCO at or promptly after the Effective Time. To the extent the Net Cash Equivalents of any Contributed Company are negative as of the Effective Time, SCO will pay or credit such amount to Caldera at or promptly after the Effective Time. The payment or credits will be treated as either a dividend by the Contributed Company or as an adjustment to the Cash Consideration as the parties may agree.

          (c) Assumption and Exclusion of Liabilities.

             (i) Assumed Liabilities. As a result of the transfer to Newco of the Contributed Stock, Newco will as a matter of law own all of the outstanding equity capital of the Contributed Companies, which Contributed Companies and their respective Contributed Subsidiaries (collectively, the "Contributed Company Group") in turn shall remain liable for their respective Liabilities. In addition, subject to the terms and conditions of this Agreement, Newco (or a subsidiary of Newco designated by Newco and acceptable to SCO) shall, at the Effective Time, assume, and thereafter pay, perform and discharge when due those (and only those) Liabilities of the Contributing Companies and/or their direct and indirect subsidiaries (excluding the Liabilities of the Contributed Company Group, which are governed by the first sentence of this Section 1.4(c)(i)) that are expressly listed in the following subparagraphs of this Section 1.4(c)(i) (collectively, the "Assumed Liabilities") and no other Liabilities of the Contributing Companies whatsoever:

                (A) all Liabilities of the Contributing Companies under all Contributed Contracts;

                (B) all Liabilities of the Contributing Companies that are included in the Closing Group Account or that are listed on Exhibit 1.4(c)(i)(B) attached hereto; and

                (C) those Tax liabilities for which Newco is responsible pursuant to Section 12 below.

             (ii) Excluded Liabilities Not Assumed. Except for the Liabilities of the Contributed Company Group (which will remain the sole responsibility of the applicable member of the

        Contributed Company Group) and except for the Assumed Liabilities expressly described above in Section 1.4(c), Newco shall not assume, pay, perform or discharge, or otherwise have any obligation, responsibility or liability whatsoever for, any and all Liabilities of SCO or its direct and indirect subsidiaries (whether now existing or hereafter arising), and said companies shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all such Liabilities (collectively, the "Excluded Liabilities").

             (iii) Intercompany Accounts. One or more Contributed Companies is likely to owe intercompany debt to SCO. The amount of any such intercompany debt remaining after payment by Newco to SCO of any Net Cash Equivalents will be treated as an Excluded Liability and will be cancelled by SCO.

          (d) Asset Contribution. The SCO will, and will cause each of the other Contributing Companies to, take all actions and sign and deliver any and all instruments and documents (including Bills of Transfer for each relevant jurisdiction) reasonably necessary or appropriate to fully effect and perfect the transfer to Newco of any and all of the Contributed Stock and Contributed Assets held by either of them and any Contributed Contracts to which they are a party.

          (e) Unassignable Assets. Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, to the extent that any of the Contributed Assets are not assignable or otherwise transferable by the Contributing Companies to Newco without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment or transfer would constitute a breach thereof or of any other material contract binding upon the transferor or any of its Affiliates, or a violation of any applicable law, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained.

     With respect to each such Contributed Asset whose assignment or transfer to Newco requires the consent, approval or waiver of another party thereto or any third party, Newco and SCO shall cooperate and use their mutual reasonable, commercial efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable prior to the Effective Time; and each agrees to supply relevant information to such party or parties or such third party in order to facilitate such objective. Notwithstanding the foregoing, nothing contained herein shall obligate Newco or any Contributing Company to expend or pay any amount to third parties to obtain any consents, approvals or waivers, or to make alternative arrangements available; provided that where the Contributing Companies are unable to effectively assign or otherwise transfer to Newco nor any Contributed Asset without constituting a breach due to such lack of third party consent, the Contributing Companies shall make available to Newco the net economic benefits (such as inbound royalty payments, net of actual costs), if any, received by the Contributing Companies from and after the Effective Time with respect to any such Contributed Asset.

          (f) No Fraudulent Conveyance. The Contributing Companies are not entering into this Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements referenced in this Agreement will not have any such effect. Except for the Assumed Liabilities, the transfer of the Contributed Stock and Contributed Assets pursuant hereto will not give rise to any right of any creditor of the Contributing Companies to assert any claim whatsoever against Newco or any of the Contributed Stock and Contributed Assets in the hands of Newco or any of Newco's respective successors and assigns following the Effective Time which would have a Material Adverse Effect on Newco. SCO and its consolidated subsidiaries, taken as a group are Solvent, and will continue to be Solvent immediately following the transfer of the Contributed Stock and Contributed Assets pursuant to this Agreement. Neither SCO nor any of its consolidated subsidiaries nor any of the Contributed Stock and Contributed Assets is subject to, or the subject of, any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against any of the Contributed Stock and Contributed Assets. There is not any reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and there are no grounds for any of the aforementioned actions or like action. The parties agree that the securities issued by Newco to SCO and the Optionees and the other obligations on Newco's part to be performed under the terms of this Agreement and the Ancillary Agreements constitute full and fair equivalent consideration for the Contributed Stock and Contributing Assets exchanged therefor and the covenants, agreements and performances of the Contributing Companies under this Agreement and the Ancillary Agreements.

     1.5 Closing Matters. Unless this Agreement has been terminated as provided in Section 8 below, the closing of the transactions contemplated by this Agreement (the "Closing") (i) will take place at the offices of Brobeck, Phleger & Harrison LLP at Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be as soon as practicable after the Caldera Stockholders Meeting and SCO Stockholders Meeting and, in any event, no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by SCO and Caldera and (ii) will take place concurrently with the Effective Time.

     1.6 Dissenter's Rights. It shall be the sole responsibility of SCO to disclose any dissenter's rights which SCO stockholders have with respect to the SCO Transaction; these rights shall be disclosed to Caldera in writing no later than the date of filing the Proxy/Prospectus.

     1.7 Newco Plans. Newco shall assume, effective as of the Closing, the Caldera Plans, Caldera Stock Purchase Plan and non-plan grants and awards, as amended through the Effective Time (collectively, the "Newco Plans"). Newco shall also reserve a sufficient number of shares of Newco Common Stock for issuance pursuant to the SCO Options assumed by Newco pursuant to Section 1.3(a)(ii) herein.

     1.8 Registration on Form S-8. Newco will cause the Newco Common Stock issuable upon exercise of outstanding awards under the Newco Plans or upon exercise of the SCO Options assumed by Newco (collectively, the "Stock Rights") and the shares reserved for issuance pursuant to future awards under the Newco Plans to be registered on Form S-8 (the "Form S-8") promulgated by the SEC prior to, but in no event later than, 10 days after the Effective Time and Newco will use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such Stock Rights shall remain outstanding.

     1.9 Effects of the Caldera Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Caldera, with Caldera being the surviving corporation of the Merger (the "Caldera Surviving Corporation"), pursuant to the terms of this Agreement and the Certificate of Merger; (b) the Certificate of Incorporation of the Caldera Surviving Corporation shall be in the form attached as Exhibit A-1 to the Certificate of Merger; (c) the Bylaws of Caldera immediately prior to the Effective Time will be the Bylaws of the Caldera Surviving Corporation; (d) the directors and officers of Caldera immediately prior to the Effective Time will be the directors and officers of the Caldera Surviving Corporation; (e) each share of the Common Stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Caldera Surviving Corporation; (f) each share of Caldera Common Stock, each Caldera Option, and each Caldera Stock Purchase Plan Right outstanding immediately prior to the Effective Time will be converted, as provided above in this Section 1.2(b). The Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Delaware Law.

     1.10 Tax-Free Reorganization. The parties adopt this Agreement (to the extent it relates to the Merger) as a plan of reorganization and intend the Merger to be a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code by virtue of the provisions of Section 368(a)(2)(E) of the Internal Revenue Code. The Newco Common Stock issued in the Merger will be issued solely in exchange for the Caldera Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Caldera Common Stock. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Internal Revenue Code is being transferred by Newco for the Caldera Common Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this
Section 1.10. In addition, Newco hereby represents, and will represent as of the Effective Time, that it intends to continue Caldera's historic businesses or use a significant portion of Caldera's business assets in a trade or business. None of the parties shall cause a transaction, without offsetting compensation to the other party, that would result in income to SCO under the Subpart F provisions of the Internal Revenue Code.

     1.11 Tax-Free Section 351 Transaction. The contribution and transfer of the Contributed Stock and Contributed Assets to Newco in exchange for Newco Common Stock, together with the Merger, are intended to constitute an exchange within the meaning of Section 351 of the Internal Revenue Code. The Newco Common Stock issued to SCO therein will be issued solely in exchange for the Contributed Stock and Contributed Assets transferred in the SCO Transaction and no consideration (other than the cash consideration) that could constitute other property within the meaning of Internal Revenue Code Section 351(b) is being transferred by Newco to SCO. The parties shall not take a position on any tax return inconsistent with this Section 1.11.

     1.12 HSR Filings. Caldera, SCO and Newco will as promptly as practicable prepare and file the applicable notices and forms (if any) required to be filed by them under the HSR Act or comparable laws of non-U.S. governmental entities, and comply promptly with any appropriate requests from the Federal Trade Commission, the United States Department of Justice or any other Governmental Antitrust Authority for additional information and documentary material. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the termination of any waiting period or the receipt of any required approvals of a Government Antitrust Authority. Without limiting the generality of the parties' undertakings pursuant to this Section 1.12, the parties shall use their reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Antitrust Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the SCO Transaction or the Merger in accordance with the terms of this Agreement unlawful under appropriate anti-trust laws or that would prevent or delay such consummation as a consequence of such laws. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority regarding any of the transactions contemplated hereby. If any party or any Affiliate of such party receives a request for additional information or for documents or any material from any such Governmental Antitrust Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Further, no written materials shall be submitted by any party to the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with HSR Act compliance or the merger control regulations of any other state or country, nor shall any oral communications be initiated with such governmental entities by any party, without prior disclosure to and coordination with the other parties and its counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with the transactions contemplated hereby.

     1.13 Board of Directors and Officers of Newco; Newco Certificate of Incorporation and Bylaws.

          (a) Board of Directors. At the Effective Time, Newco will have a Board of Directors consisting of nine directors. At the Effective Time, the directors of Newco shall consist of the current Caldera directors plus Doug Michels and one other individual to be named by SCO, nominees of SCO. At the Effective Time, Ralph J. Yarro shall be the Chairman of the Board of Newco.

          (b) Officers. At the Effective Time, the officers of Newco shall be as set forth on Exhibit 1.13(b).

          (c) Certificate of Incorporation and Bylaws. Attached hereto as Exhibits 1.13(c)A and 1.13(c)B are the respective forms of Amended and Restated Certificate of Incorporation and Bylaws of Newco to be in effect at the Effective Time.

     1.14 Registration on Form S-4. The Newco Common Stock to be issued in the Merger to Caldera stockholders and the Newco Common Stock to be issued in the SCO Transaction to SCO and pursuant to the assumption of SCO Options shall be registered under the Securities Act on Form S-4. As promptly as practicable after the date hereof, Newco, with the cooperation of Caldera and SCO, shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4"), together with the prospectus/joint proxy statement to be included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger and the SCO Transaction.

     2. Representations and Warranties of SCO.

     Except as set forth in the respectively referenced provisions of the SCO Disclosure Letter delivered by SCO on behalf of itself and any other Contributing Companies (collectively, "Representing SCO Entities") to Caldera concurrently herewith and certified by an officer of SCO, on behalf of all of the Representing SCO Entities, respectively, to be true, accurate and complete to the best of his/her knowledge (the "SCO Disclosure Letter"), SCO on behalf of each and all of the Representing SCO Entities, hereby represents and warrants to Caldera that as of the date hereof:

     2.1 Organization; Good Standing; Qualification and Power. The Contributed Subsidiaries are all of the subsidiaries of the Contributed Companies or any of their direct or indirect subsidiaries. Each of the Contributed Companies, and the Contributed Subsidiaries and each of the Contributing Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate any and all of the Group Assets held by such company and for the Conduct of the Group Business as now being conducted by such company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on the Group Business. SCO has delivered to Caldera or its counsel complete and correct copies of the charter documents of the Contributed Companies and the Contributed Subsidiaries. Except for the Contributed Subsidiaries, none of the Contributed Companies nor any of the Contributed Subsidiaries owns, directly or indirectly, any capital stock or other equity interest of any corporation or has any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

     2.2  Capital Structure.

          (a) Stock and Options. The authorized, issued and as of the date of July 28, 2000, the outstanding capital stock of the Contributed Companies and the Contributed Subsidiaries is set forth in Section 2.2(a) of the SCO Disclosure Letter. Except as specified in Section 2.2(a) of the SCO Disclosure Letter, no shares of the capital stock of the Contributed Companies or of any of the Contributed Subsidiaries are held by any of them in its treasury or reserved for issuance upon the exercise of options or warrants. Except as specified in Section 2.2(a) of the SCO Disclosure Letter, all outstanding shares of the capital stock of the Contributed Companies on July 28, 2000 are set forth in Section 2.2(a) of the SCO Disclosure Letter and are validly issued, fully paid and nonassessable and free and clear of any Encumbrances and not subject to preemptive rights under any statute, pursuant to the Certificate of Incorporation or Bylaws or Memorandum and Articles of Incorporation (or similar governing documents in each relevant jurisdiction) of the Contributed Companies, or pursuant to any agreement or document to which any of them is a party or by which any of them is bound. All outstanding shares of the capital stock of each of the Contributed Subsidiaries are validly issued, fully paid and nonassessable and are owned by a Contributed Company, or one of the Contributed Subsidiaries, free and clear of any Encumbrances. SCO has provided Caldera with a correct and complete list of each of the SCO Options as of July 28, 2000, including the name of the Optionees, the plan pursuant to which such SCO Options were issued (if applicable), the number of shares covered by such SCO Options, the per share exercise price of such SCO Options, and the vesting schedule applicable to such SCO Options, including the number of shares vested as of such date and will provide a final list of such information on the Closing Date. All the outstanding SCO Options have been issued in compliance with all applicable federal and state securities laws. Doug Michels owns and has the right to vote shares representing approximately 10% of the capital stock of SCO as of the date of this Agreement.

          (b) No Other Commitments. Except as set forth in Section 2.2(b) of the SCO Disclosure Letter there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Contributed Companies is a party or by which any of them is bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, or securities convertible into or exchangeable for shares of its capital stock, or obligating any of them to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There is no voting trust, proxy or other agreement or understanding to which SCO or any of its respective direct or indirect subsidiaries is a party with respect to the voting of the capital stock of any member of the Contributed Company Group. All shares of capital stock of any member of the Contributed Company Group are held free and clear of any Encumbrances.

          (c) Registration Rights. Neither the Contributed Companies nor the Contributing Companies is under any obligation to register under the Securities Act (or equivalent or similar legislation in each relevant jurisdiction) any of the presently outstanding securities of the Contributed Companies or any securities of the Contributed Companies that may be subsequently issued.

          (d) Caldera Ownership. Except as set forth in Section 2.2(d) of the SCO Disclosure Letter, none of SCO or any of its direct or indirect subsidiaries owns, or will own immediately prior to the Effective Time, any Caldera Common Stock.

     2.3  Authority.

          (a) Corporate Action. Subject to approval of this Agreement and the Ancillary Agreements by SCO's stockholders, SCO and each of the Contributing Companies have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Board of Directors of SCO has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and the Ancillary Agreements and has approved the SCO Transaction and the other transactions contemplated hereby, (ii) determined that the SCO Transaction is consistent with and in furtherance of the long-term business strategy of SCO and fair to, and in the best interests of, SCO and its stockholders and (iii) determined to recommend that the stockholders of SCO adopt and approve this Agreement and approve the SCO Transaction. Prior to the Effective Time, this Agreement and the Ancillary Agreements will be approved by the Board of Directors of each of the other Contributing Companies. This Agreement has been and, prior to the Effective Time, the Ancillary Agreements will be, duly executed and delivered by the Contributing Company party to such agreement. Subject to receiving such stockholder approval, this Agreement is, or, in the case of each of the Ancillary Agreements will be, a valid and binding obligation of the Contributing Company party to such agreement, each enforceable against the Contributing Company party to such agreement in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (b) No Conflict. Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof, will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the Group Assets or Contributed Stock under, any term, condition or provision of (x) the Certificate of Incorporation or Bylaws or equivalent organizational documents of any of the Contributing Companies or the Contributed Companies or any of the Contributed Subsidiaries or (y) any of the Contributed Contracts or any other loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Contributed Companies, the Contributed Companies' Property, the Contributed Stock or the Contributed Assets, other than any such conflicts, violations, defaults, rights or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on the Group Business; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding capital stock of any member of the Contributing Companies or any member of the Contributed Company Group.

          (c) Governmental Consents. Except (i) as set forth in Section 2.3(c) of the SCO Disclosure Letter; (ii) such filings, authorizations, orders and approvals as may be required under state takeover laws; (iii) such filings and notifications as may be necessary under the HSR Act; (iv) the filings, authorizations, orders, notifications, and approvals contemplated by this Agreement or the Ancillary Agreements; and (v) such other governmental or third party consents, filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Newco or have a material adverse effect on the ability of the Contributing Companies to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained by the Contributing Companies or any member of the Contributed Company Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements by SCO or the performance of the Contributing Companies and the Contributed Companies of the respective obligations herein pertaining to such company.

     2.4  SEC Documents.

          (a) SEC Reports. SCO has delivered to Caldera or its counsel correct and complete copies of the final version of each report, schedule, registration statement and definitive proxy statement filed by SCO with the SEC on or after July 1, 1995 with respect to the Group Business or the Group Assets (the "SCO SEC Documents"), which are the material documents (other than preliminary proxy material) that SCO was required to file with the SEC on or after July 1, 1995 with respect to the Group Business or the Group Assets. As of their respective dates or, in the case of registration statements, their effective dates, none of the SCO SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of such time of filing, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing, except for such requirements as were fulfilled by the filing of such SCO SEC Documents, the SCO SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder, and SCO has filed in all material respects all documents and agreements that were required to be filed as exhibits to the SCO SEC Documents.

          (b) SCO Financial Statements; Absence of Undisclosed Liabilities. The audited consolidated financial statements dated as of and for the period ending September 30, 1999 and the unaudited consolidated financial statements dated as of and for the period ending June 30, 2000 of SCO and its consolidated subsidiaries (the "SCO Consolidated Financial Statements") complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of SCO and its respective consolidated subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended. SCO has no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a consolidated balance sheet for SCO and its consolidated subsidiaries prepared in accordance with GAAP and which would have a Material Adverse Effect on the Group Business, except for such liabilities or obligations as (i) were accrued or provided for in the consolidated balance sheet at June 30, 2000 included in the SCO Consolidated Financial Statements as of the date thereof (the "SCO Consolidated Financial Statements Balance Sheet Date") or (ii) are of a normally recurring nature and were incurred after the SCO Consolidated Financial Statements Balance Sheet Date in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the SCO Consolidated Financial Statements are, to SCO's Knowledge, reasonably adequate. At the SCO Consolidated Financial Statements Balance Sheet Date, there were no material loss contingencies arising from the conduct of the business of SCO and its consolidated subsidiaries which are required to be provided for or disclosed, but are not provided for or disclosed, in the SCO Consolidated Financial Statements.

          (c) Group Financial Statements; Absence of Undisclosed
     Liabilities. Attached as Schedule 2.4(c)(1) to the SCO Disclosure Letter are the audited combined financial statements of the Group Business dated as of and for the period ended June 30, 2000 including a combined balance sheets as of June 30, 2000 (the "2000 Group Balance Sheet") and a combined balance sheet for September 30, 1999 and 1998, together with combined statements of operations, cash flows, and Group Business equity for the two years and nine months in the period ended September 30, 1999 (collectively the "Group Financial Statements"). The Group Financial Statements comply in all material respects with the then applicable accounting requirements and rules and regulations of the SEC with respect thereto, and present fairly, in all material respects, the combined financial position of the Group Business as of September 30, 1999 and June 30, 2000, and the combined results of its operations and its cash flows for each of the two years and nine months in the period ended September 30, 1999, in conformity with GAAP. The Contributed Company Group and the Contributing Companies (with respect to the Group Business) have no Liabilities of any nature (matured or unmatured, fixed or contingent) which (i) are related to or arose in connection with the Group Business; (ii) individually or in the aggregate, are of a nature required to be recorded on the face of or disclosed in the notes to the Group Financial Statements; and (iii) are material to the Group Business taken as a whole, except for such Liabilities as (A) were accrued, provided for or disclosed in the Group Financial Statements or (B) are of a normally recurring nature and were incurred after June 30, 2000 (the "Group Financial Statements Balance Sheet Date"), in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the Group Financial Statements are, to SCO's Knowledge, reasonably adequate. To SCO's Knowledge, at the Group Financial Statements Balance Sheet Date, there were no material loss contingencies which are not properly provided for or disclosed in the Group Financial Statements.

     2.5 Disclosure; Information Supplied. No representation or warranty made by SCO in this Agreement, nor any final financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by it, or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were furnished. None of the information supplied or to be supplied by SCO for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the information is supplied contain, after giving effect to any supplement or amendment thereto, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made, not materially misleading.

     2.6 Compliance with Applicable Laws. Except as disclosed in the SCO SEC Documents filed prior to the date hereof, the Group Business is not being conducted and no Contributed Company is in violation of any law, ordinance, regulation, rule or order of any governmental entity where such violation would have a Material Adverse Effect on the Group Business. Except as disclosed in the SCO SEC Documents filed prior to the date hereof, neither SCO, any Contributing Company, nor any member of the Contributed Company Group has been notified in writing by any governmental entity that any investigation or review with respect to the Contributed Companies or any of the Contributed Subsidiaries, any of the Group Assets or the Group Business is pending or threatened, nor has any governmental entity notified any of them in writing of its intention to conduct the same. The Group Assets include all permits, licenses and franchises from governmental entities required for the Conduct of the Group Business, except for those whose absence would not have a Material Adverse Effect on the Group Business and those which would terminate as a consequence of the SCO Transaction.

     2.7 Litigation. Except as would not reasonably be expected to have a Material Adverse Effect on the Group Business or as set forth in Section 2.7 of the SCO Disclosure Letter or as disclosed in the SCO SEC Documents, there is no suit, action, arbitration, demand, investigation, claim or proceeding pending or, to SCO's Knowledge, threatened against the Contributed Company Group, any of the Contributing Companies or the Group Assets; nor is there any judgment, decree, injunction, ruling or order of any governmental entity, statutory body or arbitrator or settlement or compromise agreement outstanding against the Contributed Company Group or any of the Contributing Companies or the Group Assets. SCO has delivered or made available to Caldera or its counsel correct and complete copies of all material correspondence prepared by its counsel for SCO auditors in connection with the last two completed audits of SCO's Financial Statements and the audit of the Group Financial Statements and any such correspondence since the date of the last such audit. No member of the Contributed Company Group and none of the Contributing Companies is a party to any decree, judgment, order or arbitration award (or agreement entered into in any administrative, judicial, investigative or arbitration proceeding with any governmental authority) with respect to the Group Assets, Employees, or Group Business that could reasonably be expected to have a Material Adverse Effect on the Group Business. Except for violations as would not have a Material Adverse Effect on the Group Business, none of the Contributing Companies nor any member of the Contributed Company Group is in violation of any decree, judgement, order or arbitration award that names such company, or any of such companies, as a party or that otherwise, to SCO's Knowledge, involves such company or any of the Group Assets, or in violation of any law, ordinance, statute, regulation or EU directive or decree, order, judgment or ruling of any governmental authority to which the Group Assets or the Contributed Stock are subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, disability and age discrimination. To SCO's Knowledge, there is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, threatened, at law or in equity, by way of arbitration or before any court, tribunal, governmental department, statutory body, commission, board or agency that: (i) may adversely affect, contest or challenge any party's authority, right or ability to perform its obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests the Contributing Companies' or the Contributed Companies' right, title or ownership of any of the Group Assets or the Contributed Stock or seeks to impose an Encumbrance (other than a Group Permitted Encumbrance) on, or a transfer of title or ownership of, any of the Group Assets or the Contributed Stock; (iii) asserts that any action taken by any employee, consultant or contractor of the Contributed Companies or Contributing Companies in connection with the Group Business infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Group Business; (v) seeks to enjoin, prevent, or hinder the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (vi) would impair or have an adverse affect on Newco's right or ability to use or exploit any of the Group Assets; (vii) involves or relates to any potentially material claim against Contributing Companies or the Group Assets by any creditor thereof; or (viii) involves any claim of fraudulent conveyance or any similar claim, except in cases (ii), (iii), (iv), (vi) and
(vii) where such proceeding could not reasonably be expected to have a Material Adverse Effect on Newco.

     2.8  ERISA and Other Compliance.

          (a) Section 2.8 of the SCO Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral, contractual or discretionary) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability or permanent health insurance benefits, death benefits, hospitalization or other medical benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation, save as you earn or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (other than workers compensation, unemployment compensation and other government mandated programs) which both (A) is entered into, maintained or contributed to, as the case may be, by any member of the Contributed Company Group or any of the Contributing Companies, and (B) covers any Employee (collectively as the "Group Benefit Arrangements"). Each Group Benefit Arrangement maintained by any member of the Contributed Company Group has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Group Benefit Arrangement except as would not have a Material Adverse Effect on the Group Business. Section 2.8(a) of the SCO Disclosure Letter also identifies each "employee benefit plan," as defined in Section 3(3) of ERISA ("Employee Benefit Plan"), in which any of the Employees participate (collectively, the "Group Employee Plans"). Copies of all Group Benefit Arrangements have been made available to Caldera or its counsel. All contributions or premiums currently due and payable with respect to any of the Group Employee Plans have been made as required under ERISA or have been accrued on the 2000 Group Balance Sheet or will be made prior to the Effective Time. Any Contributed Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each Contributed Company has made available upon Newco's request the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Contributed Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Contributed Company Employee Plan subject to Code Section 401(a).

          (b) None of the Group Employee Plans maintained by any of the Contributing Companies or any member of the Contributed Company Group (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which Newco could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"), or (ii) provides or promises to provide retiree medical or life insurance benefits except in connection with (a) benefit coverage mandated by applicable law, including without limitation, coverage provided pursuant to Section 4980B of the Code; (b) death or disability benefits under any of the Group Benefit Arrangements; (c) benefits arising in connection with a separation or severance program, plan or arrangement; and (d) life insurance benefits for any employee who dies while in service with any of the Contributing Companies or any member of the Contributed Company Group. None of the Contributing Companies or any member of the Contributed Company Group has incurred or will incur prior to or as of the Effective Time any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) with withdrawal from any Multiemployer Plan or Multiple Employer Plan.

          (c) The appropriate Contributing Company or Contributed Company has timely provided, or will have provided prior to the Effective Time, to Employees entitled thereto all required notices and made coverage available pursuant to Section 4980B of the Internal Revenue Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code). The appropriate Contributing Company or Contributed Company will timely provide to Employees entitled thereto all required notices and make coverage available pursuant to Internal Revenue Code
     Section 4980B and COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code) occurring prior to and including the Effective Time. No material Tax payable on account of Section 4980B of the Internal Revenue Code has been incurred by the Contributing Companies or any of the Contributed Companies with respect to any current Employees (or its beneficiaries).

          (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Contributed Companies or the Contributing Companies to severance benefits or any other payment or (ii) accelerate the time of payment or vesting (including any SCO Option or unvested shares of SCO Common Stock), or increase the amount of compensation due any such employee or other service provider. No payment or benefit payable or which may become payable by any of the Contributed Companies or by any of the Contributing Companies with respect to any current or former employee, or other current or former service provider shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code). Within five (5) business days following the date of this Agreement, SCO shall identity in Section 2.8 of the SCO Disclosure Letter all persons on the Section 11.1 Schedule who SCO reasonably believes are, as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to the Contributing Companies or the Contributed Companies. Within five (5) business days prior to the expected Closing Date, SCO shall revise
     Section 2.8 of the SCO Disclosure Letter to reflect any additional information which SCO reasonably believes would impact the determination of persons who are of such date "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

          (e) To SCO's Knowledge, no Employee who is a key developer of a Group Product is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such Employee from devoting his or her full business time to the affairs of Newco after the Effective Time.

          (f) None of the Contributed Companies are indebted to any executive officer or director of any such Contributed Company, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with past practice and not yet payable, nor, except as described in Section 2.8(f) to the SCO Disclosure Letter or except as disclosed in the 2000 Group Balance Sheet or the SCO SEC Documents, is any officer, director, employee or shareholder so indebted to any of SCO or any of the Contributed Companies, nor does any Employee have any right to force SCO or any Contributing Company to repurchase any stock.

          (g) The Contributed Company Group and the Contributing Companies are in compliance in all material respects with all currently applicable laws and regulations, domestic or foreign, respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, governmental and administrative contribution requirements and occupational safety and health and employment practices, and is not engaged in any unfair labor practice with respect to the Employees in each of the countries where the Contributed Company Group and the Contributing Companies have employees. The Contributed Company Group and the Contributing Companies have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Contributing Company Group and the Contributing Companies are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Contributed Company Group and the Contributing Companies under any workers compensation plan, policy, statute or regulation or any other plan or policy to which the Contributed Company Group and/or any Contributing Company are parties or for long term disability. There are no controversies or disputes pending or, to the knowledge of the Contributed Company Group and the Contributing Companies, threatened, between the Contributed Company Group and the Contributing Companies and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. None of the Contributed Company Group or the Contributing Companies is a party to any collective bargaining agreement or other labor union contract nor does the Contributed Company Group and the Contributing Companies know of any activities or proceedings of any labor union to organize any such Employees. To SCO's knowledge, no Employees of the Contributed Company Group and the Contributing Companies are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such Employee to be employed by SCO because of the nature of the business conducted or presently proposed to be conducted by SCO or to the use of trade secrets or proprietary information of others.

          (h) Section 2.8(h) of the SCO Disclosure Letter lists, with respect to any member of the Contributed Company Group or any of the Contributing Companies, all employee benefit plans, programs or arrangements for employees who work outside the United States ("Foreign Employee Plans"). Except as disclosed in Section 2.8(h) of the SCO Disclosure Letter, no member of the Contributed Company Group or any of the Contributing Companies maintains any Foreign Employee Plans other than those required by applicable law. SCO has furnished or made available to Caldera a copy of each of the Foreign Employee Plans. Each Foreign Employee Plan has been operated and administered in accordance with its terms and applicable laws, rules and regulations.

     2.9  Absence of Certain Changes or Events.  Except as disclosed in Section
2.9 of the SCO Disclosure Letter, since the Group Financial Statements Balance Sheet Date there has not occurred:

          (a) any change or event which could reasonably be expected to have a Material Adverse Effect on the Group Business;

          (b) any amendments or changes in the Certificate of Incorporation or Bylaws (or similar or equivalent governing documents on each relevant jurisdiction) of any member of the Contributed Company Group;

          (c) any damage, destruction or loss to or of the Group Assets not covered by insurance, which would have a Material Adverse Effect on the Group Business;

          (d) any redemption, repurchase or other acquisition of shares of any member of the Contributed Company Group, or any declaration, setting aside or payment of any dividend or other distribution by any Contributing Company or any member of the Contributed Company Group to any entity other than a member of the Contributed Company Group (whether in cash, stock or property) of the Group Assets or any proceeds generated by the conduct of the Group Business;

          (e) any material increase in or modification of the compensation or benefits payable, or to become payable, by the Contributed Companies to the Employees, except in the ordinary course of the business, consistent with past practice or except as necessary to respond to third party solicitation of Employees,

          (f) other than as required by applicable statute or governmental regulation, any material increase in or modification of any Group Benefit Arrangement (including, but not limited to, the granting of stock options, the acceleration of the vesting schedules in effect for outstanding stock options, restricted stock awards or stock appreciation rights) that will become binding upon Newco upon consummation of the transactions contemplated herein, for or with respect to any of the Employees, other than increases or modifications occurring after the date hereof, which are authorized pursuant to Section 4.3 below;

          (g) any sale of a material amount of the Group Assets, or any acquisition by any member of the Contributed Company Group of a material amount of assets;

          (h) any stock/share capital being allotted or issued or agreed to be allotted or issued or any alteration in any term of any outstanding capital stock or rights to acquire capital stock, share or loan capital of any member of the Contributed Company Group, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

          (i) (A) any incurrence, assumption or guarantee by any member of the Contributed Company Group of any debt of any person, other than any member of the Contributed Company Group, for borrowed money in an amount exceeding $250,000 in the aggregate; (B) issuance or sale by any member of the Contributed Company Group of any securities convertible into or exchangeable for their respective debt securities; or (C) issuance or sale of options or other rights to acquire from SCO or the Contributed Company Group, directly or indirectly, debt securities of any member of the Contributed Company Group, or any securities convertible into or exchangeable for any such debt securities;

          (j) any creation or assumption by a Contributing Company or a member of the Contributed Company Group of any Encumbrance (other than Group Permitted Encumbrances) on any Group Asset in excess of $250,000 individually or in the aggregate, other than to refinance a liability reflected in the SCO Financial Statements or the Group Financial Statements in the ordinary course of business;

          (k) any making by any member of the Contributed Company Group of any loan, advance or capital contribution to or investment in any person other than to refinance a liability reflected in the SCO Financial Statements or the Group Financial Statements and other than (i) loans, advances or capital contributions made in the ordinary course of the business, and (ii) other loans and advances, where the aggregate amount of any such items outstanding at any time does not exceed $250,000;

          (l) any amendment of, relinquishment, termination or non-renewal by the Contributing Companies or the Contributed Company Group of any Contributed Contract, other than in the ordinary course of business consistent with past practice;

          (m) any transfer or grant of a right under Intellectual Property Rights included in the Group Assets, except in the ordinary course of business, consistent with past practice,

          (n) any labor dispute with, or charge of unfair labor practice by, SCO (relating to Employees) or any member of the Contributed Company Group (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any Employees or, to SCO's Knowledge, any campaign being conducted to solicit authorization from Employees to be represented by such labor union, where such dispute, practice, activity, proceeding, or campaign would have a Material Adverse Effect on the Group Business;

          (o) any change in accounting methods;

          (p) any agreement by any member of the Contributed Company Group to take any of the actions described in the preceding clauses (a) through (o) (other than the transactions contemplated by this Agreement or the Ancillary Agreements).

     2.10 Full Force and Effect. Each of the Contributed Contracts and Group Governmental Permits is in full force and effect and is not subject to any breach or default thereunder by any Contributing Company or any member of the Contributed Company Group or, to SCO's Knowledge, any other party thereto, except for those Contributed Contracts and Group Governmental Permits, the absence of which would not have a Material Adverse Effect on the Group Business.

     2.11 Agreements. Section 2.11 of the SCO Disclosure Letter lists all the contracts as of the date hereof of the type described below to which any member of the Contributed Company Group is a party and which is material to the Group Business (herein, the "Material Contributed Contracts") (and copies of all such Material Contributed Contracts have been identified to and made available for review by Caldera or its counsel):

          (a) contract with or commitment to any labor union which would have a Material Adverse Effect on the Group Business;

          (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from any member of the Contributed Company Group or any Contributing Company, the non-continuance of which would have a Material Adverse Effect on the Group Business, or in which any member of the Contributed Company Group or any Contributing Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to the Group Products, other than purchase contracts with vendors who are not the top ten (10) vendors of any member of the Contributed Company Group or of any Contributing Companies (as measured by purchases from them in the most recently ended fiscal year);

          (c) contract providing for the development of technology used or incorporated in any Group Products currently distributed in connection with the Group Business or which requires any member of the Contributed Company Group to perform specified development work for a third party, the non-continuance of which would have a Material Adverse Effect on the Group Business;

          (d) joint venture contract or agreement or other agreement which is reasonably expected to involve a sharing of profits or losses in any one year in excess of $100,000 individually or in the aggregate from any joint enterprise with any party (other than any member of the Contributed Company Group);

          (e) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized (other than those reflected in the SCO Financial Statements or the Group Financial Statements, or those pursuant to which payments by any member of the Contributed Company Group will not exceed $50,000 individually or $250,000 in the aggregate);

          (f) agreement or arrangement for the sale of any Group Assets having a value individually or in the aggregate exceeding $100,000 (other than those entered into in the ordinary course of business consistent with past practice);

          (g) agreement which would restrict Newco from engaging in any material aspect of the Group Business or from selling any of the material Group Products in any material geographic area (including any agreement pursuant to which any of them has granted exclusive rights in the Group Products to a third party);

          (h) SCO IP Rights Agreement (as defined in Section 2.15 below), other than agreements entered into with customers in the ordinary course of business; or

          (i) agreement between or among SCO and any member of the Contributed Company Group regarding inter-company loans, revenue or cost or Tax sharing, ownership or license of SCO IP Rights for Group Products, or intercompany royalties or dividends.

     2.12 No Defaults. Notwithstanding Section 1.4(c), there exists no event (including closing of the transactions contemplated by this Agreement), condition or occurrence which, after notice or lapse of time, or both, would constitute a default by the Contributing Companies who are parties thereto under any Contributed Contract in any manner which would have a Material Adverse Effect on the Group Business.

     2.13 Certain Agreements. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will, (i) result in any payment in an amount exceeding $50,000 individually or $250,000 in the aggregate (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by any member of the Contributed Company Group (or by any Contributing Company, with respect to the Group Business) or to any Employee(s) or other current or former service provider under any Group Benefit Arrangement or otherwise, (ii) increase any benefits otherwise payable by Newco under any Group Benefit Arrangement by more than $50,000 individually or $250,000 in the aggregate, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.14 Taxes. SCO and each of its subsidiaries have properly completed and timely filed, or caused to be properly completed and timely filed, all Tax returns required to be filed by them and have paid, or caused to be paid, all Taxes that are shown on such Tax returns as due and payable. All Taxes of SCO and its subsidiaries for all periods through June 30, 2000, have been fully paid (except for Taxes that are adequately provided for or reflected in the SCO Consolidated Financial Statements). Since June 30, 2000, no material Tax liability has been assessed, or is, to SCO's Knowledge, proposed to be assessed, incurred or accrued (other than liabilities for Taxes arising in the ordinary course of business) against SCO or any of its subsidiaries. To SCO's Knowledge, neither SCO nor any of its subsidiaries has received any notification that any material issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this Section 2.14, and no unexpired waivers of statutes of limitations have been given or requested with respect to Tax returns or Taxes of SCO and its consolidated subsidiaries. No taxing authority is currently conducting an audit or investigation of any of the aforesaid Tax returns or to SCO's Knowledge is about to conduct such an audit or investigation with respect to such Tax returns. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state, provincial or departmental authorities of the Tax returns with respect to SCO and any of its subsidiaries have been paid or adequately provided for in the SCO Consolidated Financial Statements, and, to SCO's Knowledge, no proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed against SCO or any of its subsidiaries other than for Taxes not yet due and payable. Neither SCO nor any member of the Contributed Company Group (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code or (ii) is a "personal holding company" within the meaning of
Section 542 of the Internal Revenue Code;

          (b) If any of the capital assets of the UK Contributed Companies were disposed of for a consideration equal to the book value of that asset in or adopted for the purposes of the SCO Consolidated Financial Statements, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise (for this purpose there shall be disregarded any relief or allowance available to the UK Contributed Companies (other than amounts falling to be deducted from the consideration receivable under section 38 of the TCGA)). No chargeable gain or balancing charge would arise on the disposal by the Contributing Company of any asset acquired since the SCO Consolidated Financial Statements Date for a consideration equal to the consideration actually given for the acquisition of such asset (disregarding any indexation relief);

          (c) The UK Contributed Companies have not entered into any transaction, contract or arrangement, whether verbal or written and whether made within or outside the UK, under which it has or may become liable to pay or to account for stamp duty or stamp duty reserve tax and which liability remains unsatisfied;

          (d) The UK Contributed Companies have not entered into any indemnity, guarantee, covenant, charge or other agreement under which they have agreed to, or can be procured to pay a sum equivalent to or by reference to another person's liability to Tax, nor do any other circumstances exist whereby the Contributed Companies would have to make such a payment;

          (e) All reliefs assumed as an asset or otherwise taken into account in the SCO Consolidated Financial Statements are available to be utilized by the UK Contributed Companies at Closing;

          (f) The UK Contributing Companies have never been members of a group of companies for UK tax purposes other than a group comprising only the UK Contributing Companies;

          (g) The provisions of Part XV of the UK Value Added Tax Regulations 1995 (capital goods scheme) do not apply to any of the UK Contributed Assets;

          (h) No election has been nor will before Closing be made pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 ("VATA 1994") in relation to any of the UK Properties or any part of any of them;

          (i) All UK value added tax payable upon the importation of goods, and all excise duties payable to HM Customs and Excise payable in respect of the UK Contributed Assets have been paid in full, and none of the UK Contributed Assets is liable to confiscation, forfeiture or distress;

          (j) All documents (other than those which have ceased to have any legal effect) to which the UK Contributed Companies or any member of the UK Contributed Companies group of companies is a party and which are material to the title of the UK Contributed Assets have been duly stamped and no such documents which are outside the UK would attract stamp duty if they were bought into the UK;

          (k) All National Insurance and sums payable by the UK Contributed Companies to the UK Inland Revenue under the PAYE system have been duly and properly paid. Proper records have been maintained in respect of all such matters.

          (l) There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to any of the UK Contributed Assets and none of the UK Contributed Assets are, or are likely to be, subject to an Inland Revenue charge as mentioned in Section 237 of the Inheritance Tax Act 1984; and

          (m) No person is liable to capital transfer tax or inheritance tax attributable to the value of any of the UK Contributed Assets in consequence no person has the power under Section 212 of the Inheritance Tax Act 1984 to raise the amount of such tax by the sale or mortgage of or by a charge on any of the UK Contributed Assets.

     2.15  Intellectual Property.

          (a) The Contributed Companies and, insofar as it relates to the Group Business, the Contributing Companies own, or have the right to use, sell or license such Intellectual Property Rights as are necessary or required for the Conduct of the Group Business (such Intellectual Property Rights being hereinafter collectively referred to as the "SCO IP Rights") and such ownership or rights to use, sell or license are reasonably sufficient for the Conduct of the Group Business, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on the Group Business.

          (b) All SCO IP Rights are owned free and clear of any Encumbrances (other than Group Permitted Encumbrances).

          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any SCO IP Rights licensed by or to any Contributing Company or Contributed Company (the "SCO IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SCO IP Right or materially impair the right of Newco to use, sell or license any SCO IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on the Group Business).

          (d) There are no royalties, honoraria, fees or other payments payable by any member of the Contributed Company Group or any Contributing Company to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of any of the SCO IP Rights in an amount exceeding $100,000 in any one year.

          (e) To SCO's Knowledge, no third party is infringing or misappropriating any of the SCO IP Rights.

          (f) To SCO's Knowledge, (i) neither the manufacture, marketing, license, sale or intended use of any Group Product violates any license or agreement relating thereto or infringes any Intellectual Property Right of any other party, (ii) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SCO IP Right, and (iii) no third party has notified the Contributing Companies or the Contributed Company Group that any SCO IP Right, or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, nor is there any basis therefor, except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on the Group Business.

          (g) The Contributing Companies and the Contributed Company Group have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting SCO IP Rights. To SCO's Knowledge, no current or prior officers, employees or consultants of the Contributing Companies or the Contributed Company Group claim an ownership interest in or have a lien on any SCO IP Rights or any form of compensation out of the ordinary course of business as a result of having been involved in the development of such property while so employed, or retained, or otherwise. To SCO's Knowledge, all development employees of the SCO IP Rights, and all other officers, employees and consultants of the Contributed Company Group have executed and delivered an agreement regarding the protection of proprietary information and the assignment to his/her employer or principal of the SCO IP Rights arising from the services performed by such persons, except where this absence of such agreement would not have a Material Adverse Effect on the Group Business.

          (h) Section 2.15(h) of the SCO Disclosure Letter lists each license, sublicense, agreement or other permission pursuant to which SCO or the Contributed Business Group is entitled to use third party IP Rights (excluding shrink wrap licenses to commercially available software sold at retail) as of the date hereof, the absence of which would have a Material Adverse Effect on the Group Business that a third party owns and that SCO or the Contributed Business Group uses pursuant to a license, sublicense, agreement or other permission, and describes and identifies such license, sublicense, agreement or other permission (excluding shrink wrap licenses to commercially available software sold at retail). Such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to Newco's benefit immediately following the Effective Time, except where it would not have a Material Adverse Effect on Newco, and such license, sublicense, agreement or permission does not restrict the ability to market any material Group Product in any material jurisdiction or with respect to any material market or industry, and neither SCO nor the Contributed Company Group is in breach or default of any such license, sublicense, agreement or permission in a manner which would have a Material Adverse Effect on the Group Business. No person other than the Contributing Companies holds any license or other right to manufacture, modify, or create derivative works of any of the Group Products, other than OEM agreements that would not have a Material Adverse Effect on the Group Business. No person (other than Newco) will be or become entitled to receive a copy of source code of any software included among the Group

     Assets as a result of this Agreement, any Ancillary Agreement or any other agreement or transaction contemplated by this Agreement. Except as disclosed in Section 2.15(h) of the SCO Disclosure Letter, to SCO's Knowledge, no person holds or has been granted access to any copy of source code of any software included among the Group Assets unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code, and (ii) not to use such source code for any purpose except (A) to support such person's internal use of such source code or (B) to modify such source code solely for the purpose of internally using such modifications. None of SCO or the Contributed Companies have knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any Intellectual Property Rights in source code of material Group Products to enter the public domain, such as would have a Material Adverse Effect on the Group Business.

     2.16 Fees and Expenses. Except for the fees and expenses set forth in SCO's engagement letter with Chase HQ, a copy of which has been provided to Caldera, no member of the Contributed Company Group and none of the Contributing Companies has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     2.17 Insurance. The members of the Contributed Company Group maintain fire and casualty, general liability, business interruption, directors and officers, product liability and sprinkler and water damage insurance that they believe to be reasonable for its respective businesses.

     2.18 Ownership of Property. Except for Group Permitted Encumbrances, the Contributed Company Group and the Contributing Companies own, or at the Effective Time will own, the Contributed Company Assets, free and clear of all Encumbrances. All real and personal property included in the Group Assets is in good working condition and suitable for its intended use, subject to ordinary wear and tear. To SCO's Knowledge, no member of the Contributed Company Group is in violation in any material respect with any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its respective owned or leased properties.

     2.19  Environmental Matters.

          (a) During the period that the Contributed Companies and the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) have leased or owned its respective properties or owned or operated its respective facilities, there have been, to SCO's Knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities which would cause a Material Adverse Effect on Newco. To SCO's Knowledge there is no presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to said Member of the Contributed Company Group or the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) having taken possession of any of such properties or facilities, where such Hazardous Materials would cause a Material Adverse Effect on Newco.

          (b) None of the properties or facilities which are Group Assets is or has been the subject of an Environmental Violation, which would cause a Material Adverse Effect on Newco. During the time that a Member of the Contributed Company Group or the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) owned or leased its respective properties and facilities, none of said companies and, to SCO's Knowledge, no third party, used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies) in a manner which would result in a Material Adverse Effect on Newco.

          (c) During the time that any member of the Contributed Company Group and the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) owned or leased its respective properties and facilities, to SCO's Knowledge, there has been no litigation brought or threatened against any such Company, or any settlement reached by any such Company with, any party or parties concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation, except for litigation or settlement which would not have a Material Adverse Effect on Newco.

     2.20 Interested Party Transactions. Except as disclosed in the SCO SEC Documents, no officer or director of a Contributing Company, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of a Contributing Company has, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Contributed Company Group in connection with the Group Business, any goods, property, technology or intellectual or other property rights or services; or (ii) any Contributed Contract; which, in the case of either subpart (i) or (ii) would have a Material Adverse Effect on the Group Business.

     2.21 Fairness Opinion. SCO's Board of Directors has received an opinion dated as of the date hereof from Chase HQ to the effect that, as of the date hereof, the terms of the transactions contemplated by this Agreement and the Ancillary Agreements are fair to SCO from a financial point of view.

     2.22 Title to and Condition and Sufficiency of Group Assets. A member of the Contributed Company Group and/or a Contributing Company owns or at the Closing will own the Group Assets and have good and marketable title thereto, free and clear of all Encumbrances whatsoever, other than the Group Permitted Encumbrances. The Group Assets transferred to Newco constitute all assets, properties, rights, contracts and Intellectual Property Rights that are necessary or required for the Conduct of the Group Business as currently conducted, without (i) the need to purchase, license or acquire any other material asset or property; (ii) violating any contractual rights of any third party; or (iii) infringing, misappropriating or misusing any software or Intellectual Property Rights of any third party, except for such assets, properties, rights, contracts, software and Intellectual Property Rights, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Group Business. Title to all Group Assets is freely transferable to and, with respect to the Contributed Assets and Contributed Stock, will be transferred to Newco free and clear of all Encumbrances, other than Group Permitted Encumbrances. Such transfer of the Contributed Assets and Contributed Stock can occur without obtaining the consent or approval of any person, except where the failure to transfer the Group Asset would not have a Material Adverse Effect on Newco. At the Closing, the Contributing Companies will contribute, transfer and deliver to Newco all right, title and interest in and to all Contributed Assets and Contributed Stock, free and clear of all Encumbrances, other than Group Permitted Encumbrances.

     2.23 No Restrictive Agreements. Other than this Agreement and the Ancillary Agreements, neither any Member of the Contributed Company Group nor SCO nor any of the Group Assets is bound, or materially and adversely affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) the Conduct of the Group Business or from competing for the sale of the Group Products anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which the Group Business may sell, license, market, distribute or support any Group Products) or restricting the markets, customers or industries that Newco may address after the Closing in the Conduct of the Group Business (collectively, "Group Restrictive Agreements"), in a manner, in any of the foregoing cases, which will have a Material Adverse Effect on Newco.

     2.24 Supplier and Customer Relationships. To SCO's Knowledge, (i) the Contributed Company Group has good commercial working relationships with the customers for the Group Business, and (ii) since January 1, 2000 no customer of, or supplier to the Group Business has cancelled or otherwise terminated any material relationship concerning the Group Business with the Contributed Company Group or SCO (with respect to the Group), or materially decreased or limited its purchases or provision of materials supplied to the Group Business or under any Material Contributed Contract from the corresponding period in 1999, where any of the foregoing actions would cause a Material Adverse Effect on the Group Business, and to SCO's Knowledge, no such customer or supplier has threatened to take any such action.

     2.25  Product and Inventory Status.

          (a) Product Quality, Warranty Claims. All Group Products manufactured, sold, licensed, leased or delivered in connection with the Group Business conform in all material respects to applicable contractual commitments, express and implied warranties, and, to SCO's Knowledge, there is no material Liability (nor any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, except for such conformance as would not have a Material Adverse Effect on Newco.

          (b) Inventory. To SCO's Knowledge, its inventories recorded on the 2000 Group Balance Sheet consist primarily of materials used in operating system software products, related supplies and packaging materials, all of which are merchantable, fit for the purpose for which they were procured or manufactured, and are in a condition and quantity usable in the ordinary course of business and to SCO's Knowledge, none of these inventories are obsolete, damaged or defective, except in each case where the failure of these inventories to be so would not have a Material Adverse Effect on Newco or where a sufficient provision with respect to the possibility of such failure is included in the 2000 Group Balance Sheet.

     2.26  Affirmative Vote.

     The affirmative vote of a majority of the votes that holders of the outstanding shares of SCO's common stock are entitled to vote with respect to the SCO Transaction is the only vote of the holders of any class or series of SCO's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.27  State Takeover Statutes.

     To SCO's knowledge, no state takeover statute or similar statute or regulation applies to or purports to apply to the SCO Transaction, the Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby.

     2.28 Competition and Fair Trading Laws. No Contributed Company or, in relation to the Group Business, Contributing Company is a party to (or concerned in) any agreement, arrangement, concerted practice or course of conduct which:
(i) is registrable under applicable laws in any relevant jurisdictions; or (ii) contravenes any such laws; or (iii) falls within Article 81 and/or Articles 82 of the EC Treaty; or (iv) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area; or (v) contravenes, or is likely to contravene, the prohibitions of the Competition Act 1998; or (vi) otherwise infringes the competition legislation or practice of any other jurisdiction.

     No Contributed Company and, in relation to the Group Business, no Contributing Company has received or is likely to receive any process, notice or other communication (formal or informal) by or on behalf of the Commission of the European Communities, the EFTA Surveillance Authority or any other authority having jurisdiction in competition matters in relation to any aspect of the Group Business or any agreement, arrangement, concerted practice or course of conduct to which any of them is, or is alleged to be, a party in relation to the Group Business.

     No Contributed Company and, in relation to the Group Business, no Contributing Company is subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

     2.29 Grants. None of the Contributed Companies have taken any action, agreed to take any action or failed to take any action as a result of which any investment or other grant paid for use in the

Contributed Companies is liable to be refunded in whole or in part (whether as a result of the transaction contemplated by this Agreement or the Ancillary Agreements).

     3. Representations and Warranties of Caldera and Newco.

     Except as set forth in the respectively referenced provisions of the Caldera Disclosure Letter, delivered by Caldera on behalf of Caldera and each Caldera Subsidiary (collectively, the "Caldera Group"), to SCO concurrently herewith and certified by an officer of Caldera, on behalf of the Caldera Group, respectively, to be true, accurate and complete to the best of his knowledge (the "Caldera Disclosure Letter"), Caldera, on behalf of the Caldera Group, hereby represents and warrants to SCO that as of the date hereof:

     3.1 Organization; Good Standing; Qualification and Power. The Caldera Subsidiaries are all of the subsidiaries of Caldera or any of its direct or indirect subsidiaries. Caldera and each of the Caldera Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate any and all of the Caldera Assets held by such company and for the Conduct of the Caldera Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Caldera. Caldera has delivered to SCO or its counsel complete and correct copies of the Certificate of Incorporation and Bylaws of Caldera as amended to the date hereof and will deliver to SCO or its counsel prior to the Effective Time the equivalent charter documents of Caldera and each of its Subsidiaries as amended to the Closing. Except for the Caldera Subsidiaries, neither Caldera nor any of the Caldera Subsidiaries owns, directly or indirectly, any capital stock or other equity interest of any corporation or has any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

     3.2  Capital Structure.

          (a) Stock and Options. The authorized and issued and as of the date of July 28, 2000 the outstanding capital stock of Caldera, the Caldera Subsidiaries and Newco is set forth in Section 3.2(a) of the Caldera Disclosure Letter. Except as specified in Section 3.2(a) of the Caldera Disclosure Letter, no shares of the capital stock of Caldera or of any of the Caldera Subsidiaries are held by any of them in its treasury or reserved for issuance upon the exercise of options or warrants. All outstanding shares of the capital stock of Caldera on July 28, 2000 are set forth in Section 3.2(a) of the Caldera Disclosure Letter and are validly issued, fully paid and nonassessable free and clear of any Encumbrances and not subject to preemptive rights pursuant to any statute, pursuant to the Certificate of Incorporation or Bylaws of Caldera, or pursuant to any agreement or document to which any of them is a party or by which any of them is bound. All outstanding shares of the capital stock of each of the Caldera Subsidiaries are validly issued, fully paid and nonassessable and are owned by Caldera, or one of the Caldera Subsidiaries, free and clear of any Encumbrances. The Caldera Significant Stockholders who will execute Voting Agreements collectively own and have the right to vote shares representing approximately 70% of the capital stock of Caldera as of the date of this Agreement.

          (b) No Other Commitments. Except as set forth in Section 3.2(b) of the Caldera Disclosure Letter, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which Caldera or any of its respective direct and indirect subsidiaries, is a party or by which any of them is bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, or securities convertible into or exchangeable for shares of its capital stock, or obligating any of them to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There is no voting trust, proxy or other agreement or understanding to which Caldera or any of its respective direct or indirect subsidiaries is a party with respect to the voting of the capital stock of any member of the Caldera Group. All shares of capital stock of any member of the Caldera Group are held free and clear of any Encumbrances.

          (c) Registration Rights. Except as disclosed in the Caldera SEC Documents, neither Caldera nor any of its respective subsidiaries is under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued which offering would have a Material Adverse Effect on Newco.

     3.3  Authority.

          (a) Corporate Action. Subject to approval of this Agreement and the Ancillary Agreements by the stockholders of Caldera, Caldera has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Board of Directors of Newco and Caldera have, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Caldera and is fair to, and in the best interests of, Caldera and its stockholders; (ii) has approved this Agreement, the Ancillary Agreements, the Merger, the SCO Transactions and other transactions contemplated hereby and thereby; and (iii) has determined to recommend that the stockholders of Caldera approve the SCO Transaction. This Agreement and the Voting Agreements have been, and prior to the Effective Time, the other Ancillary Agreements will be, duly executed and delivered by Newco and Caldera. Subject to receiving such stockholder approval, this Agreement and the Voting Agreements are, and at the Closing the other Ancillary Agreements will be, valid and binding obligations of Newco and Caldera, enforceable against Newco and Caldera in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (b) No Conflict. Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon the any of the Caldera Assets under, any term, condition or provision of (x) the Certificate of Incorporation or Bylaws of Caldera or the equivalent organizational documents of any of the Caldera Subsidiaries or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Caldera, Caldera's property or the Caldera Assets, other than any such conflicts, violations, defaults, rights or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Caldera; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding capital stock of Caldera.

          (c) Governmental Consents. Except (i) as set forth in Section 3.3(c) of the Caldera Disclosure Letter; (ii) such filings, authorizations, orders and approvals as may be required under state takeover laws; (iii) such filings and notifications as may be necessary under the HSR Act; (iv) the filings, authorizations, orders, notifications, and approvals contemplated by this Agreement or the Ancillary Agreements; and (v) such other governmental or third party consents, filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Newco or have a material adverse effect on the ability of Caldera to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained by the Caldera Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Caldera, Newco, and the Merger Sub or the performance by them of its respective obligations hereunder or thereunder.

     3.4  SEC Documents.

          (a) SEC Reports. Caldera has delivered to SCO or its counsel correct and complete copies of the final version of each report, schedule, registration statement and definitive proxy statement filed by Caldera with the SEC on or after March 20, 2000 (the "Caldera SEC Documents"), which are the material documents (other than preliminary material) that Caldera was required to file with the SEC on or after March 20, 2000 with respect, in whole or in part, to Caldera or the Caldera Assets. As of their respective dates or, in the case of registration statements, their effective dates, none of the Caldera SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing. The Caldera SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Caldera has filed all documents and agreements that were required to be filed as exhibits to the Caldera SEC Documents.

          (b) Caldera Financial Statements; Absence of Undisclosed
     Liabilities. The audited consolidated financial statements, dated as of and for the period ended, October 31, 1999, and the unaudited consolidated financial statements, dated as of and for the period ending April 30, 2000, of Caldera and its consolidated subsidiaries ("Caldera Financial Statements") complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Caldera Group as at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended. Caldera has no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a consolidated balance sheet for Caldera and its consolidated subsidiaries prepared in accordance with GAAP and which are material to the Caldera Business, except for such liabilities or obligations as (i) were accrued or were provided for in the consolidated balance sheet dated April 30, 2000 included in the Caldera Financial Statements as of the date thereof (the "Caldera Financial Statements Balance Sheet Date") or (ii) are of a normally recurring nature and were incurred after the Caldera Financial Statements Balance Sheet Date in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the Caldera Financial Statements are to Caldera's Knowledge reasonably adequate. At the Caldera Financial Statements Balance Sheet Date, there were no material loss contingencies which are not adequately provided for in the Caldera Financial Statements.

     3.5 Disclosure; Information Supplied. No representation or warranty made by Caldera in this Agreement, nor any financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Caldera or its respective representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, taken as a whole not misleading in light of the circumstances under which they were furnished. None of the information supplied or to be supplied by Caldera for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the information is supplied contain, after giving effect to any supplement or amendment thereto, no untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading. The Prospectus/Proxy Statement will in all material respects comply as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     3.6 Vote Required. The affirmative vote of a majority of the shares of Caldera Common Stock that cast votes regarding the Merger and the SCO Transaction in person or by proxy at the Caldera Stockholders Meeting is the only vote of the holders of any class or series of Caldera's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.7 Litigation. Except as disclosed in the Caldera SEC Documents filed prior to the date hereof, or as would not reasonably be expected to have a Material Adverse Effect on Caldera, there is no suit, action, arbitration, demand, claim or proceeding pending or, to Caldera's Knowledge, threatened against Caldera or the Caldera Assets; nor is there any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator or settlement agreement outstanding against Caldera or any of the Caldera Assets. Caldera has delivered or made available to SCO or its counsel correct and complete copies of all material correspondence prepared by its counsel for Caldera's auditors in connection with the last two completed audits of Caldera's financial statements and any such correspondence since the date of the last such audit. No member of the Caldera Group is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Caldera Assets, Caldera Employees, or the Caldera Business that could reasonably be expected to have a Material Adverse Effect on Caldera. Except for violations as would not have a Material Adverse Effect on Caldera, none of the members of the Caldera Group is in violation of any decree, order or arbitration award that names such company, or any of such companies, as a party or that otherwise, to Caldera's Knowledge, involves such company or any of such company's assets, or of any law, ordinance, statute, or governmental authority to which the Caldera Assets are subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Caldera's Knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge any party's authority, right or ability to perform its obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Caldera's right, title or ownership of any of the Caldera Assets or seeks to impose an Encumbrance (other than a Caldera Permitted Encumbrance) on, or a transfer of title or ownership of, any of the Caldera Assets; (iii) asserts that any action taken by any employee, consultant or contractor of Caldera in connection with the Group Business infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Caldera Business or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (v) would impair or have an adverse affect on Newco's right or ability to use or exploit any of the Caldera Assets; or (vi) involves or relates to any potentially material claim against Caldera by any creditor of Caldera or involves any claim of fraudulent conveyance or any similar claim, except in cases (ii), (iii) and
(v) where such proceeding could not reasonably be expected to have a Material Adverse Effect on Newco.

     3.8 Valid Issuance. The Newco Common Stock that is being issued hereunder in connection with the SCO Transaction, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid, and nonassessable.

     3.9  Absence of Certain Changes or Events.  Except as disclosed on Section
3.9 of the Caldera Disclosure Letter, since the Caldera Financial Statements Balance Sheet Date there has not occurred:

          (a) any change or event which could reasonably be expected to have a Material Adverse Effect on Caldera; provided, however, that in no event will a change in the trading price of Caldera Common Stock be deemed a Material Adverse Effect on Caldera;

          (b) any amendments or changes in the Certificate of Incorporation or Bylaws (or equivalent governing documents in each relevant jurisdiction) of any member of the Caldera Group;

          (c) any damage, destruction to or loss of Caldera assets not covered by insurance, which would have a Material Adverse Effect on Caldera;

          (d) any redemption, repurchase or other acquisition of shares of any member of the Caldera Group (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business, consistent with past practice), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any member of the Caldera Group or, with respect to dividends or other distributions of cash or property arising from the Caldera Business;

          (e) any material increase in or modification of the compensation or benefits payable or to become payable by Caldera to the Caldera employees, except in the ordinary course of the business, consistent with past practice and except as necessary to respond to third party solicitation of Caldera employees;

          (f) other than as required by applicable statute or governmental regulation, any material increase in or modification of any Caldera Group Benefit Arrangement (including, but not limited to, the granting of stock options, the acceleration of the vesting schedule in effect for any outstanding stock options, restricted stock awards or stock appreciation rights) that will become binding upon Newco upon consummation of the transactions contemplated herein, for or with respect to any of the Caldera Employees, other than (i) in the ordinary course of the business, consistent with past practice, or to respond to third party solicitation of Caldera Employees, and (ii) if occurring after the date hereof, which is authorized pursuant to Section 5.3 below;

          (g) any sale of a material amount of the Caldera Assets, or any acquisition by any member of the Caldera Group of a material amount of assets, other than in the ordinary course of the business, consistent with past practice;

          (h) any alteration in any term of any outstanding capital stock or rights to acquire capital stock of any member of the Caldera Group, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

          (i) other than in the ordinary course of business, consistent with past practice, (A) any incurrence, assumption or guarantee by any member of the Caldera Group of any debt of any person, other than any member of the Caldera Group, for borrowed money in an amount exceeding $250,000 in the aggregate; (B) issuance or sale by any member of the Caldera Group of any securities convertible into or exchangeable for its respective debt securities; or (C) issuance or sale of options or other rights to acquire from the Caldera Group, directly or indirectly, debt securities of any member of the Caldera Group, or any securities convertible into or exchangeable for any such debt securities;

          (j) any creation or assumption by any member of the Caldera Group of any Encumbrance (other than Caldera Permitted Encumbrances) on any Caldera Asset in excess of $250,000 individually or in the aggregate, other than to refinance a liability reflected in the Caldera Financial Statements in the ordinary course of business;

          (k) any making by any member of the Caldera Group of any loan, advance or capital contribution to or investment in any person other than to refinance a liability reflected in the Caldera Financial Statements and other than (i) loans, advances or capital contributions made in the ordinary course of the business, and (ii) other loans and advances, where the aggregate amount of all such items outstanding at any time does not exceed $250,000;

          (l) any amendment of, relinquishment, termination or non-renewal by Caldera of any of the Caldera Contracts, other than in the ordinary course of business consistent with past practice;

          (m) any transfer or grant of a right under the Caldera IP Rights, other than those transferred or granted in the ordinary course of business, consistent with past practice;

          (n) any labor dispute with, or charge of unfair labor practice by, any member of the Caldera Group (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any Caldera employees or, to Caldera's Knowledge, any campaign being conducted to solicit authorization from Caldera employees to be represented by such labor union, where such dispute, practice, activity, proceeding, or campaign would have a Material Adverse Effect on Caldera;

          (o) any change to accounting methods; or

          (p) any agreement by any member of the Caldera Group to take any of the actions described in the preceding clauses (a) through (o) (other than the transactions contemplated by this Agreement or the Ancillary Agreements).

     3.10 Taxes. The Caldera Group has properly completed and filed, or caused to be properly completed and filed, all Tax returns required to be filed by the Caldera Group and has paid, or caused to be paid, all Taxes that are shown on such Tax returns as due and payable. All Taxes of the Caldera Group for all periods through June 30, 2000, have been fully paid (except for Taxes that are adequately provided for or reflected in the Caldera Financial Statements). Since June 30, 2000, no material Tax liability has been assessed, or is, to Caldera's Knowledge, proposed to be assessed, incurred or accrued (other than liabilities for Taxes arising in the ordinary course of business) against any member of the Caldera Group. To Caldera's Knowledge, no member of the Caldera Group has received notification that any material issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this Section 3.10, and no unexpired waivers of statutes of limitations have been given or requested with respect to Tax returns or Taxes of any member of the Caldera Group. No taxing authority is currently conducting an audit or investigation of any of the aforesaid Tax returns or, to Caldera's Knowledge, is about to conduct such an audit with respect to such Tax returns. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state or departmental authorities of the Tax returns with respect to SCO and any of its subsidiaries have been paid or adequately provided for in the Caldera Financial Statements, and to Caldera's Knowledge no proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed against Caldera or any of the Caldera Assets other than for Taxes not yet due and payable. Neither Caldera, nor any member of the Caldera Group (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code or (ii) is a "personal holding company" within the meaning of
Section 542 of the Internal Revenue Code.

     3.11  Intellectual Property.

          (a) Caldera owns, or has the right to use, sell or license such Intellectual Property Rights as are necessary or required for the Conduct of the Caldera Business (such Intellectual Property Rights being hereinafter collectively referred to as the "Caldera IP Rights") and such ownership or rights to use, sell or license are reasonably sufficient for the Conduct of the Caldera Business, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on Caldera.

          (b) All Caldera IP Rights are owned free and clear of any Encumbrances.

          (c) To Caldera's Knowledge, (i) neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Caldera or any of the Caldera Subsidiaries or currently under development by Caldera or any of the Caldera Subsidiaries violates any license or agreement relating thereto or infringes any Intellectual Property Right of any other party, (ii) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Caldera IP Right and (iii) no third party has notified Caldera that any Caldera IP Right or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, nor is there any basis therefor except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on Caldera.

     3.12 Fees and Expenses. Except for the fees and expenses set forth in Caldera's engagement letter with Broadview, a copy of which has been provided to SCO, neither Caldera, Newco nor any of the

Caldera Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     3.13  Environmental Matters.

          (a) During the period that Caldera has leased or owned its respective properties or owned or operated its respective facilities, there have been, to Caldera's Knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities which would cause a Material Adverse Effect on Newco. To Caldera's Knowledge there is no presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to Caldera having taken possession of any of such properties or facilities where such Hazardous Materials would cause a Material Adverse Effect on Newco.

          (b) None of the properties or facilities of Caldera is or has been the subject of an Environmental Damage, which would cause a Material Adverse Effect on Newco. During the time that Caldera has owned or leased its respective properties and facilities, none of Caldera nor, to Caldera's Knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies) in a manner which would result in a Material Adverse Effect on Newco.

          (c) During the time that any members of the Caldera Group have owned or leased its respective properties and facilities, to Caldera's Knowledge, there has been no litigation brought or threatened against any of them by, or any settlement reached by any of them with, any party or parties concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation, except for litigation or settlement which would not have a Material Adverse Effect on Newco.

     3.14 Fairness Opinion. Caldera's Board of Directors has received an opinion dated as of the date hereof from Broadview to the effect that, as of the date hereof, the Caldera Ratio is fair to Caldera from a financial point of view.

     3.15 Tax Representations. Caldera, Newco and the Caldera Significant Stockholders are aware of no plan or intention by Caldera or Newco or any corporation related to Caldera immediately after the Effective Time to repurchase any Newco capital stock issued pursuant to this Agreement from any person or entity that is or will become a Newco stockholder by reason of the transactions contemplated by this Agreement. Caldera has not redeemed any shares of its capital stock or paid any extraordinary dividend in contemplation of the Merger.

     4. SCO Covenants.

     4.1  Advice of Changes.

     During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SCO will promptly advise Caldera in writing, (i) of any event occurring subsequent to the date hereof that would reasonably be likely to render any representation or warranty contained in Section 2 of this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate, (ii) of any event that would reasonably be likely to have a Material Adverse Effect on the Group Business, and (iii) of any material breach by SCO of any covenant or agreement contained in this Agreement; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 4.1 shall not limit or otherwise affect the remedies available hereunder. Prior to the Effective Date, the SCO Board of Directors shall take all requisite action under each of the SCO stock plans to preclude the accelerated vesting of any outstanding SCO Options or unvested shares of SCO Common Stock for all Designated Employees; provided, however that such actions shall not be required with respect to SCO Options granted to Employees whose options are subject to acceleration pursuant to existing severance or change of control agreements.

     4.2 Maintenance of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Contributed Company Group and the Contributing Companies will use reasonable efforts to carry on and preserve the Group Business and relationships with customers, suppliers, employees and others related to Group Business in substantially the same manner as it has prior to the date hereof.

     4.3 Conduct of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Contributed Company Group and SCO will continue to conduct the Group Business and maintain business relationships related to the Group Business in the ordinary and usual course consistent with past practice and, except as otherwise disclosed herein or in the SCO Disclosure Letter, they will not, without the prior written consent of Caldera, which consent shall not be unreasonably withheld, take any of the following actions where it would cause a Material Adverse Effect on the Group Business:

          (a) cause any of the Contributed Companies to borrow any money except for amounts that are not in the aggregate material to the financial condition of the Group Business, taken as a whole;

          (b) cause any of the Group Assets to become subject to any Encumbrance, except for Group Permitted Encumbrances;

          (c) dispose of any of Group Assets except immaterial amounts of Group Assets in the ordinary course of business, consistent with past practice;

          (d) grant any exclusive license to any of the SCO IP Rights or grant any other license to SCO IP Rights except in the ordinary course of business, consistent with past practice;

          (e) materially amend or terminate any of the Material Contributed Contracts;

          (f) cause any of the Contributed Companies to declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

          (g) permit any of the Contributed Companies to issue or allot or agree to issue or allot capital stock, shares or loan capital;

          (h) cause any of the Contributed Companies to make any loans or grant any guarantees, except (A) advances that are not material in amount or (B) loans pursuant to any Section 401(a) Plan;

          (i) waive or release any material claim against a third party;

          (j) cause any member of the Contributed Company Group to merge, consolidate or reorganize with or acquire any entity that is not a member of the Contributed Company Group, except as set forth in the SCO Disclosure Letter and except as otherwise set forth in the last sentence of Section 4.14(a) or Section 1.4(a) hereof;

          (k) amend the Certificate of Incorporation or Bylaws (or equivalent governing documents in each relevant jurisdiction) of any of the Contributed Companies;

          (l) implement any layoffs or reductions in the work force;

          (m) fail to pay or withhold any material Tax related to the Group Business when due to be paid or withheld;

          (n) change accounting methods;

          (o) agree to take, or permit any of its subsidiaries to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 4.3.

     Notwithstanding the foregoing, nothing in this Section 4.3 hereof shall restrict or limit the conduct of any business of SCO or its direct or indirect subsidiaries other than the Group Business and other than with respect to the Group Assets and nothing herein shall restrict or limit the conduct of any business of the Contributed Company Group or with respect to the Group Assets other than as set forth in this Section 4.3.

     4.4 SCO Corporate Approvals. SCO will call the SCO Stockholders Meeting to be held within 40 days after the Form S-4 shall have been declared effective by the SEC, to submit the SCO Transaction and related matters for the consideration and approval of the SCO stockholders. Subject to Section 8.1(i) and (j), the Prospectus/Proxy Statement will include a statement to the effect that SCO's Board of Directors is recommending that SCO stockholders vote in favor of the SCO Transaction. The Board of Directors of SCO shall submit this Agreement and the SCO Transaction to SCO's stockholders whether or not at any time subsequent to the date hereof such Board determines that it can no longer make such recommendation. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. SCO agrees to vote in favor of the contribution to Newco of the Contributed Stock and Contributing Assets at each meeting of stockholders, or written consent in lieu thereof, of the Contributing Companies. Without limiting the foregoing, SCO shall vote in favor of the SCO Transaction at each and every stockholders meeting, or with respect to any written consent in lieu thereof, at which any proposal regarding any such transactions, including the contribution and transfer of the Contributed Stock and Contributed Assets, is considered. The Boards of Directors of each the Contributing Companies (including SCO) and the Contributed Company Group have approved the SCO Transaction and this Agreement.

     4.5 Letter of SCO's Accountants. SCO shall use its reasonable best efforts to cause to be delivered to Caldera a letter of PriceWaterhouseCoopers LLP, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Caldera, in form and substance reasonably satisfactory to Caldera and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     4.6 Prospectus/Proxy Statement. SCO will mail to its stockholders in a timely manner, for the purpose of considering and voting upon the SCO Transaction at the SCO Stockholders Meeting, the Prospectus/Proxy Statement. SCO, Caldera and Newco will prepare and file the Prospectus/Proxy Statement with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, SCO, Caldera and Newco will advise each other promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, SCO will advise Caldera and Newco promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filed pursuant to Rule 424(b) of the SEC) (the "Prospectus") which shall not have been previously submitted to Caldera in reasonable time prior to the proposed filing thereof or to which Caldera shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to SCO (or, to SCO's Knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by SCO) included in (i) the Prospectus/Proxy Statement at the time the Prospectus/Proxy Statement is mailed, at the time of the SCO Stockholders Meeting or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to SCO occurs as a result of which the

Prospectus/Proxy Statement or Form S-4 would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus/Proxy Statement to comply with the Securities Act, SCO will promptly notify Caldera and Newco and an amended or supplemented Form S-4 or Prospectus/Proxy Statement will be prepared by SCO, Caldera and Newco which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/Proxy Statement, as it relates to SCO and information relating to the Group Business, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

     4.7 Regulatory Approvals. As promptly as reasonably practicable, SCO will itself, and will cause each member of the Contributed Company Group, to execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, provincial, local or foreign, which may be reasonably required, or which Caldera or Newco may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. SCO will itself, and will cause each member of the Contributed Company Group, to use its reasonable efforts to promptly obtain all such authorizations, approvals and consents and will cooperate fully with the other parties in promptly seeking to obtain such authorizations, approvals and consents.

     4.8 Necessary Consents. SCO will itself, and will cause each Contributing Company and each member of the Contributed Company Group to, use its reasonable efforts to obtain the consents required in connection with the Material Contributed Contracts, and to take such other actions as may be necessary or appropriate for the consummation of the transactions contemplated hereby and to allow Newco to Conduct the Group Business after the Effective Time.

     4.9 Access to Information. From the date hereof until the Effective Time, SCO will itself, and will cause the Contributed Company Group, to allow Caldera and its agents reasonable access to the files, books, records, technology and offices of SCO and the Contributed Company Group reasonably requested by Caldera, but only to the extent necessary and relating to the Group Business, including, without limitation, any and all information relating to Contributed Company Group's Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. SCO shall use its reasonable efforts to cause its accountants to cooperate with Caldera and its agents in making available to Caldera all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section 4.9 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger and the SCO Transaction. All information obtained by Caldera and its agents pursuant to this Section 4.9 shall be kept confidential in accordance with the confidentiality agreement, between Caldera and SCO (the "Nondisclosure Agreement").

     4.10 Satisfaction of Conditions Precedent. SCO will itself, and will cause the Contributing Companies and the Contributed Company Group, to use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 8 and to cause the Merger, the SCO Transaction and the other transactions contemplated by this Agreement to be consummated. Without limiting the foregoing, in connection with the agreements to be reached by the parties subsequent to the date hereof and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on all matters to be included in such agreements promptly after the signing of this Agreement.

     4.11 Voting Agreement. SCO will use its reasonable best efforts to obtain Voting Agreements in the form attached as Exhibit 4.11A (the "Voting Agreement"), executed by the SCO affiliates listed on Exhibit 4.11B.

     4.12 Sales Representative and Support Agreement. The Sales Representative and Support Agreement in the form attached as Exhibit 4.12 (the "Sales Representative and Support Agreement") shall be executed as of the Effective Time.

     4.13 Stockholders Agreement. The Stockholders Agreement in the form attached as Exhibit 4.13 (the "Stockholders Agreement") shall be executed as of the Effective Time.

     4.14  No Other Negotiations.

          (a) SCO shall, and shall cause each Contributing Company and each member of the Contributed Company Group and their respective officers, directors or employees and any investment bankers, attorneys or other advisors and representatives retained by any of them to, cease any and all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any SCO Alternative Proposal (as defined below). From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SCO shall not authorize or permit any Contributing Company or any member of the Contributed Company Group (or any of their respective officers, directors or employees or any investment bankers, attorneys or other advisors or representatives retained by any of them), directly or indirectly, (i) to solicit, initiate or encourage the submission of any SCO Alternative Proposal, (ii) to engage in discussions or negotiations regarding, provide non-public information with respect to, or to take any other action intended, designed or reasonably likely to facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any SCO Alternative Proposal, (iii) to enter into any letter of intent, agreement in principle, agreement involving a business combination or other similar agreement with any person with respect to any SCO Alternative Proposal, or (iv) to make or authorize any statement, recommendation or solicitation in support of any SCO Alternative Proposal. For purposes of this Agreement, "SCO Alternative Proposal" means any proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) for any direct or indirect (a) acquisition, purchase, sale or other disposition of a material amount of the Group Assets (other than in the ordinary course and disposal of worn or obsolete items consistent with past practice), (b) acquisition, purchase, sale or other disposition of any of the outstanding voting securities of any member of the Contributed Company Group (other than pursuant to the exercise of outstanding stock options), or (c) merger, consolidation, business combination, sale of any of the assets, recapitalization, liquidation, dissolution or similar transaction involving any member of the Contributed Company Group, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, other than actions relating to the Contributed Company Group, the Group Assets or the Group Business, SCO shall not be restricted or limited in any way from entering into discussions, negotiations or agreements of any kind or from taking any other actions of any kind, including, without limitation, transactions relating to the sale of any of its or its direct or indirect subsidiaries (other than any member(s) of the Contributed Company Group), equity securities (other than the Contributed Stock), or assets (other than Group Assets), or the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Retained SCO Business.

          (b) Notwithstanding Section 4.14(a), prior to obtaining the approval of the stockholders of SCO of this Agreement and the SCO Transaction by the requisite vote under applicable law (the "SCO Stockholder Approval"), SCO may in response to an unsolicited bona fide SCO Alternative Proposal, participate in discussions or negotiations with, furnish information to a third party making such proposal (provided that SCO shall have entered into a confidentiality agreement with such third party with terms no less favorable than in the letter with Caldera), make or authorize a statement or recommendation in support of such proposal, if all of the following events shall have occurred: (i) such third party has made a bona fide written offer or proposal to the Board of Directors of SCO to consummate a SCO Alternative Proposal which offer or proposal identifies a price or range of values to be paid for the outstanding securities or assets of SCO, the Contributing Companies or the Contributed Company Group, (ii) if consummated, based on the written advice of investment bankers of nationally recognized reputation, such Board of Directors has determined that it is financially more favorable to the stockholders of SCO than the terms of the transactions contemplated by this Agreement, (iii) such Board of Directors has determined, after consultation with investment bankers of nationally recognized reputation, that such third party is financially capable of consummating such SCO Alternative Proposal (if the SCO Alternative Proposal is for cash); (iv) such Board of Directors has determined, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to SCO stockholders under applicable law; and (v) Caldera shall have been notified by SCO in writing of such SCO Alternative Proposal, including its principal financial and other material terms and conditions, including the identity of the person making such proposal (it being understood that any amendment to the price exchange ratio, identity or principal financial or other material terms shall require an additional notice).

          (c) In addition to the obligations set forth in Section 4.14(a), SCO, as promptly as practicable, shall advise Caldera orally and in writing of any request for non-public information which SCO reasonably believes could lead to a SCO Alternative Proposal, or of any SCO Alternative Proposal, the principal financial and other material terms and conditions of such SCO Alternative Proposal, and the identity of the person making any such request or SCO Alternative Proposal. SCO will keep Caldera informed in all material respects of the status and details (including material amendments) of any such SCO Alternative Proposal.

     4.15 Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Group Assets or any member of the Contributed Company Group, and such information is in the possession of a Contributing Company, then SCO, for itself and the other Contributing Companies, agree to use its good faith efforts to promptly furnish such information to the party needing such information. This Section 4.15 shall survive Closing for two years except for records relating to preparation or audit of tax returns, for which this Section 4.15 will survive until the expiration of the applicable Tax statute of limitations.

     4.16  [Intentionally Omitted.].

     4.17 Modification of Joint Contributed Agreements and Shared Contributed Assets. SCO will provide to Caldera a list of the Contributed Contracts and the contracts to which the Contributed Companies are a party which create rights or obligations of both the Group Business and the SCO Retained Business (the "Joint Contributed Agreements"). As soon as feasible after the date hereof, SCO and Caldera will negotiate to agree upon a mutually acceptable arrangement between SCO and Newco and, if required, other parties with respect to the treatment of such contracts. SCO will provide a list of the Contributed Assets which would be impracticable to operate separately by either SCO or Caldera (the "Shared Contributed Assets"). As soon as feasible after the date hereof, SCO and Caldera will negotiate to agree upon a mutually acceptable arrangement, which shall allocate costs in proportion to the benefits received, between SCO and Newco with respect to such Shared Contributed Contracts.

     4.18 Key Employee Employment Agreements. SCO will use its best efforts to cause (without having to incur any cost) each of the Key Employees listed on
Exhibit 4.18A to execute employment agreements which reflect the terms set forth in the Key Employee Term Sheet, a form of which is attached hereto as Exhibit 4.18B.

     4.19 SCO IP Rights. As soon as feasible after the date hereof SCO and Caldera shall confirm whether the Intellectual Property Rights and Intangible Assets required for the production, development, marketing and support of the Group Products are included in the Intellectual Property Rights included in the Group Assets duly transferred to Newco pursuant hereto. If additional items not so transferred are discovered, then the Group Assets shall be expanded to include, and there shall be duly assigned to Newco by the appropriate Contributing Company, all such additional Intellectual Property Rights and Intangible Assets required for the production of the Group Products. If the Intellectual Property Rights and Intangible Assets included or added to the Group Assets are also required for the production of the products produced by SCO and its subsidiaries (other than the Group Products) then Newco (or its subsidiary, which receives said Intellectual Property Rights and Intangible Assets constituting Group Assets) shall provide SCO, or its designated subsidiary, with a fully paid, non-exclusive, perpetual, irrevocable license to use such Intellectual Property Rights and Intangible Assets for the purpose of producing such other products. SCO agrees that if Caldera determines, in its sole judgment to register the copyrights assigned to it pursuant to the Copyright Assignments, then SCO shall take all reasonable actions to assist Caldera to register such copyrights.

     4.20 Directors' and Officers' Liability Insurance. SCO shall use its commercially reasonable efforts to maintain directors' and officers' liability insurance as SCO shall have in effect from time to time, covering the acts or omissions on or before the Effective Time of those Employees who are or have been directors and officers of SCO or its subsidiaries and who become employees of Newco as of the Effective Time. SCO will not voluntarily seek to increase the deductible nor decrease the limits under such insurance, provided however such action shall be governed by the insurance marketplace on commercially reasonable and available terms, and SCO will endeavor to give written notice to Caldera prior to any cancellation or non-renewal of the SCO coverage.

     4.21 Closing Group Account. SCO shall deliver to Newco the assets and liabilities section of a balance sheet of the Group Business as of the Closing Date (the "Closing Group Account") within thirty days following the Closing Date. Newco shall cooperate by providing access to data and personnel, as reasonably required by SCO to prepare the Closing Group Account. The Closing Group Account shall be prepared in the same manner as the 2000 Group Balance Sheet and in compliance with the representations and warranties contained in
Section 2.4(c) hereof.

     4.22 SCO Retained Business. SCO shall use its reasonable best efforts to transfer or sell all of the Excluded Assets from the Contributed Companies prior to the Effective Time or as soon as practicable thereafter; provided, however, that to the extent that any Excluded Assets pursuant to Section 1.4(b)(ii) are included as assets on the Closing Group Account, Caldera shall pay to SCO an amount, in cash, equal to amount of such assets or transfer the assets after the Effective Time, as the parties may agree.

     4.23 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Caldera with full right, title and possession to the Contributed Assets and Contributed Companies, the officers and directors of SCO are fully authorized in the name SCO or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

     4.24 Accounting Treatments. SCO and Caldera shall use their reasonable best efforts to gain favorable accounting treatment for the Sales Representative and Support Agreement, including, if necessary, revising the terms of such agreement set forth in Exhibit 4.12.

     5.  Caldera and Newco Covenants.

     5.1  Advice of Changes.

          (a) During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Caldera will promptly advise SCO in writing (i) of any event occurring subsequent to the date hereof that would reasonably be likely to render any representation or warranty of Caldera or Newco contained in
     Section 3 of this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate, (ii) of any event that would reasonably be likely to have a Material Adverse Effect on Caldera, and
     (iii) of any material breach by Caldera or Newco of any covenant or agreement contained in this Agreement; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.1(a) shall not limit or otherwise affect the remedies available hereunder.

          (b) Ten days prior to the Effective Time, Caldera will deliver to SCO a certificate from Caldera's transfer agent indicating the number of shares of Common Stock outstanding at the end of business on the eleventh day preceding the Effective Time and a certificate from Caldera's Secretary indicating the number of shares of Caldera Common Stock issuable upon exercise or conversion of any outstanding options, warrants or convertible debentures outstanding on such date. Caldera will deliver to SCO by the fifteenth business day after the Effective Time a certificate from Caldera's transfer agent indicating the number of shares of Common Stock outstanding at the end of business on the day of the Closing (calculated without regard to the shares of Common Stock issued with respect to the First SCO Certificate) and a certificate from Caldera's Secretary indicating the number of shares of Caldera Common Stock issuable upon exercise or conversion of any outstanding options at the end of business on the day of the Closing.

     5.2 Maintenance of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Caldera will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof.

     5.3 Conduct of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Caldera will continue to conduct its business and maintain its business relationships in the ordinary and usual course and consistent with past practice and, except as otherwise disclosed herein or in the Caldera Disclosure Letter, it will not, without the prior written consent of SCO, which consent shall not be unreasonably withheld or delayed, take any of the following actions where it would cause a Material Adverse Effect on Caldera:

          (a) borrow any money except for (A) amounts that are not in the aggregate material to the financial condition of Caldera and its subsidiaries, taken as a whole or (B) pursuant to existing credit facilities;

          (b) cause any of the material Caldera Assets to become subject to any Encumbrance, except for Caldera Permitted Encumbrances and except for Caldera Encumbrances arising under credit facilities existing as of the date hereof;

          (c) dispose of any of Caldera Assets which are material to the Caldera Business;

          (d) issue capital stock representing more than a 10% interest in the total outstanding securities of Caldera;

          (e) merge, consolidate or reorganize with, or acquire any entity, except for transactions in which the aggregate consideration is below $15 million;

          (f) amend the Certificate of Incorporation or Bylaws of Caldera or any of its subsidiaries or as otherwise expressly contemplated by this Agreement);

          (g) agree to take, or permit any Caldera entity to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 5.3(g).

     Notwithstanding the foregoing, nothing in this Section 5.3 shall restrict or limit the conduct of any business of Caldera or its direct or indirect subsidiaries or the use or disposition of the Caldera Assets, other than as set forth in this Section 5.3.

     5.4 Stockholder Approval. Caldera will call the Caldera Stockholders Meeting, to be held within 40 days after the Form S-4 shall have been declared effective by the SEC, to submit the Merger, the SCO Transaction and any related matters for the consideration and approval of the Caldera stockholders. The Prospectus/Proxy Statement will include a statement to the effect that Caldera's Board of Directors is recommending that Caldera stockholders vote in favor of the Merger and the SCO Transaction. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

     5.5 Letter of Caldera's Accountants. Caldera shall use its reasonable best efforts to cause to be delivered to SCO a letter of Arthur Andersen LLP, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to each of the Contributing Companies, in form and substance reasonably satisfactory to SCO and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     5.6 Prospectus/Proxy Statement. Caldera will mail to its stockholders in a timely manner, for the purpose of considering and voting upon the Merger and the SCO Transaction at the Caldera Stockholders Meeting, the Prospectus/Proxy Statement. SCO, Caldera and Newco will prepare and file the Prospectus/ Proxy Statement with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, SCO, Caldera and Newco will advise each other promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, Caldera and Newco will advise SCO promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filled pursuant to Rule 424(b) of the SEC) which shall not have been previously submitted to SCO in reasonable time prior to the proposed filing thereof or to which SCO shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to Caldera or Newco (or, to Caldera's or Newco's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by Caldera) included in (i) the Prospectus/Proxy Statement by Newco and/or Caldera at the time the Prospectus/ Proxy Statement is mailed, at the time of the Caldera Stockholders Meeting to vote on the Merger and the SCO Transaction or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Caldera Stockholder Meeting. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to Caldera or Newco occurs as a result of which the Prospectus/Proxy Statement or Form S-4 would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus/Proxy Statement to comply with the Securities Act, Caldera and Newco will promptly notify SCO and SCO, Caldera and Newco will prepare an amended or supplemented Form S-4 or Prospectus/Proxy Statement which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/ Proxy Statement, as it relates to Caldera and Newco, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

     5.7 State Securities Law Compliance. Caldera and Newco shall use their respective reasonable best efforts to qualify the Newco Options to be granted upon cancellation of the Cancelled SCO Options to be assumed by Caldera pursuant hereto under the state securities or "blue sky" laws of every jurisdiction of the United States in which (a) the records of Caldera or SCO as of the Effective Time, indicate that a holder of such options resides and (b) a Nasdaq Stock Market or other exemption from the qualification requirements under such laws is unavailable.

     5.8 Regulatory Approvals. As promptly as reasonably practicable, Caldera and Newco will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, provincial, local or foreign which may be reasonably required, or which SCO may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Caldera and Newco will each use its respective reasonable efforts to promptly obtain all such authorizations, approvals and consents and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, approvals, and consents.

     5.9 Necessary Consents. Caldera and Newco will each use its respective reasonable efforts to obtain the written consents under the Material Caldera Contracts and to take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Caldera and Newco to carry on Caldera's business and the Group Business after the Effective Time.

     5.10 Access to Information. From the date hereof until the Effective Time, Caldera and Newco will allow the Contributing Companies and its agents reasonable access to the files, books, records, technology and offices of Caldera or Newco reasonably requested by the Contributing Companies including, without limitation, any and all information relating to Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. Caldera will use its reasonable efforts to cause its accountants to cooperate with the Contributing Companies and its agents in making available to such parties all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger and the SCO Transaction. All information obtained by the Contributing Companies or its agents pursuant to this Section shall be kept confidential in accordance with the Nondisclosure Agreement.

     5.11 Books and Records. If, in order properly to prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Group Assets, and such information is in the possession of Newco or Caldera, then Caldera and Newco on behalf of themselves and each member of the Caldera Group (including the Contributed Companies) agree to use its good faith efforts to promptly furnish such information to the party needing such information. This Section 5.11 shall survive Closing for two years except for records relating to preparation of and audit of tax returns, for which this Section 5.11 will survive until the expiration of the applicable Tax statute of limitations.

     5.12 Satisfaction of Conditions Precedent. Caldera and Newco will each use their respective reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 7 and to cause the Merger, the SCO Transaction and the other transactions contemplated by this Agreement to be consummated. Without limiting the foregoing, in connection with the agreements to be reached by the parties subsequent to the date hereof and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on all matters to be included in such agreements promptly after the signing of this Agreement.

     5.13 Voting Agreement. Caldera will use its reasonable best efforts to obtain Voting Agreements in the form attached as Exhibit 4.11A executed by the Caldera affiliates listed on Exhibit 5.13B.

     5.14 Sales Representative and Support Agreement. The Sales Representative and Support Agreement shall be executed as of the Effective Time.

     5.15 Stockholders Agreement. The Stockholders Agreement shall be executed as of the Effective Time.

     5.16  Caldera Employee Plans.

          (a) Newco will adopt the employee benefit plans maintained by Caldera (the "Caldera Employee Plans") and will use reasonable efforts to provide the Caldera Employee Plans to the transferring Employees as is provided to Caldera's employees who are similarly situated as soon as practicable. To the extent that Newco does not have Caldera Employee Plans in effect in a jurisdiction where there are transferring Employees, Newco shall adopt plans providing comparable benefits to the Caldera Employee Plans for said transferring Employees. From and after the Effective

     Time Newco shall provide all transferring Employees with the opportunity to participate in any employee stock option or other incentive compensation plan of Newco and its affiliates on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Caldera or Newco. Prior to the Effective Time, Caldera, Newco and SCO shall mutually agree upon an integration plan relating to the Merger and the SCO Transaction which shall include, among other things, provisions relating to compensation and other equity incentives for Employees. In addition, at the Effective Time, Newco shall use its best efforts to enter into employment agreements which reflect the terms set forth in the Key Employee Term Sheets (the form of which is attached hereto as Exhibit 4.18B) with the Key Employees who are identified on Exhibit 4.18A attached hereto.

          (b) Waiting Periods, Premiums and Deductibles. Newco shall take all steps necessary to cause each Caldera Employee Plan to waive any "waiting period" or other requirement with respect to duration of employment with Newco which would prevent a transferring Employee or beneficiary thereof who is otherwise eligible to participate in such Caldera Employee Plan from participating in such Caldera Employee Plan immediately following the Effective Time. Newco shall credit each transferring Employee with all deductible payments and co-payments paid by such transferring Employee under any Group Employee Plan prior to the Effective Time during the current plan year for purposes of determining the extent to which any such transferring Employee has satisfied any deductible or maximum out-of-pocket limitation under any Caldera Employee Plan for such plan year.

          (c) Recognition of Prior Service. Newco shall take all steps necessary to cause each Caldera Employee Plan to recognize each transferring Employee's length of service under comparable employee benefit plans maintained by SCO for purposes of eligibility, participation, vesting and benefit accrual in such Caldera Employee Plan as if such transferring Employee had been employed by Newco for such period.

          (d) Waiver of Restrictions. Newco shall take all steps necessary to cause each Caldera Employee Plan which is an "employee welfare benefit plan" under Section 3(1) of ERISA to waive any restrictions or limitations with respect to "pre-existing conditions" or prior medical history which would apply to transferring Employee or beneficiary thereof who is otherwise eligible to participate in such Caldera Employee Plan from participating in such Caldera Employee Plan without restriction or limitation.

     5.17  Indemnification and Insurance -- Caldera.

          (a) The Certificate of Incorporation and Bylaws of Newco and Caldera shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Caldera on the date hereof.

          (b) From and after the Effective Time, Newco and Caldera shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by Caldera, with its respective officers and directors, whether or not such persons continue in their positions with Newco or Caldera following the Effective Time. Following the Effective Time, Caldera's form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and the Caldera Surviving Corporation shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

          (c) After the Effective Time, Newco and Caldera will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of Caldera or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Caldera arising out of or pertaining to the transactions contemplated by this Agreement or the transactions contemplated hereby for a period of six years after the date of this Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties, (b) after the Effective Time, Caldera will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) Caldera will cooperate in the defense of any such matter; provided, however, that Caldera will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (d) For the entire period from and after the Effective Time until at least six years after the Effective Time, Newco will cause Caldera to use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Caldera's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to SCO) of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than Caldera's policies in effect immediately prior to the Effective Time to those applicable to the then current directors and officers of Newco and Caldera; provided, however, that in no event shall Newco or Caldera be required to expend in excess of 150% of the annual premium currently paid by Caldera for such coverage in which event Newco shall purchase such coverage as is available for such 150% of such annual premium.

          (e) Newco and Caldera shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.17.

          (f) In the event Newco or Caldera or any of its respective successors or assigns (a) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this
     Section 5.17, proper provision shall be made so that the successors and the assigns of Newco and Caldera assume the obligations set forth in this
     Section 5.17.

          (g) The provisions of this Section 5.17 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each officer and director of Caldera SCO and the Contributed Company Group described in Sections 5.17 and his or her heirs and representatives.

     5.18  Indemnification and Insurance -- Employees.

          (a) The Certificate of Incorporation and Bylaws of Newco shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Caldera as of the date hereof which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of (i) the Contributed Companies or (ii) of SCO (A) to the extent involved in the Group Business and (B) provided they become Employees, officers or directors of Newco ("Group Persons"), unless such modification is required by law.

          (b) From and after the Effective Time, Newco shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by SCO or any member of the Contributed Company

     Group with any Group Persons, whether or not such persons continue in its positions with Newco following the Effective Time. Following the Effective Time, Caldera's form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and all continuing officers and directors of Newco shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

          (c) After the Effective Time, Newco will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, subject to Section 5.18(g), each of the Group Persons against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of SCO or any of the Contributed Companies arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the Closing Date. Notwithstanding the foregoing, the parties agree that claims against the Group Persons shall first be made against any directors' and officers' liability insurance, if any, then maintained by SCO or any of the Contributed Companies that provides coverage for such Group Persons. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Group Persons for any period after the Effective Time will be reasonably satisfactory to the Group Persons, (b) after the Effective Time, Newco will, subject to Section 5.18(g), pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) Newco will cooperate in the defense of any such matter; provided, however, that Newco will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Group Persons as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Group Persons.

          (d) Newco shall pay all expenses, including attorneys' fees, that may be incurred by any Group Persons in enforcing the indemnity and other obligations provided for its benefit in this Section 5.18.

          (e) In the event Newco or any of its respective successors or assigns
     (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this
     Section 5.18 proper provision shall be made so that the successors and the assigns of Newco assume the obligations set forth in this Section 5.18.

          (f) The provisions of this Section 5.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Group Persons and his or her heirs and representatives.

          (g) Notwithstanding any provision of this Section 5.18 to the contrary, Newco shall not assume and shall have no Liability relating to claims made by SCO optionees arising out of the repurchase, sale, exchange or cancellation of SCO capital stock or options in connection with the SCO Transaction (other than its obligations under Section 1.3(a)(ii)) or specifically relating to matters arising out of the SCO Retained Business.

     5.19  Distribution to SCO Shareholders.

     Caldera and Newco acknowledge that SCO may wish to distribute to the shareholders of SCO all or part of its Newco Common Stock. Six (6) months from the Closing Date, SCO shall be entitled to make such a distribution; provided, however, that after such six (6) month period, SCO will not distribute to its shareholders more than 25% of the shares of Newco Common Stock acquired by SCO pursuant to this agreement during a six (6) month period. Newco will facilitate such distribution by using its reasonable best efforts to take such actions as may be required under the federal securities laws and regulations in order for such shares of Newco Common Stock being distributed to the SCO Shareholders to be registered with the Securities and Exchange Commission. At the time of such registrations, Newco and SCO will enter into an agreement containing customary indemnification provisions which shall be substantially equivalent to the indemnification provisions in the promissory note issued by SCO to Caldera as of the date hereof.

     6. Conditions Precedent to Obligations of SCO.

     The obligations of SCO and the other Contributing Companies hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by SCO on behalf of all said entities, but only in a writing signed by SCO):

     6.1 Accuracy of Representations and Warranties. The representations and warranties of Caldera and Newco contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date, except (A) in each case and in the aggregate does not constitute a Material Adverse Effect on Caldera and (B) for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and SCO shall receive a certificate to such effect executed on behalf of Caldera and Newco by a duly authorized officer of Caldera and of Newco.

     6.2 Covenants. Caldera and Newco shall have performed and complied in all material respects with all of its respective covenants in this Agreement required to be complied with prior to the Effective Time; and SCO shall receive a certificate to such effect executed by a duly authorized officer of Caldera and of Newco at the Effective Time.

     6.3 Compliance with Law. There shall be no order, decree or ruling by any governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

     6.4 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order and the Prospectus/Proxy Statement shall on the Effective Time not be subject to any proceedings commenced seeking a stop-order or overtly threatened by the SEC.

     6.5 Opinion of Caldera and Newco's Counsel. SCO shall have received from Brobeck, Phleger & Harrison LLP, counsel to Caldera and Newco, an opinion in the form of Exhibit 6.5 attached hereto, with such assumptions and qualifications as are customary for such opinions.

     6.6 Stockholder Approval. The principal terms of this Agreement, the Merger and the SCO Transaction shall have been approved and adopted by the Caldera stockholders and the principal terms of this Agreement and the SCO Transaction shall have been approved and adopted by the SCO stockholders, in accordance with California law and its Articles of Incorporation and Bylaws.

     6.7 Tax Opinion. SCO shall have received an opinion in form and substance satisfactory to SCO, from its counsel, to the effect that the SCO Transaction will be treated as a transfer of property to Newco by the Contributing Companies governed by Section 351 of the Internal Revenue Code. In rendering such opinion, counsel shall be entitled to rely on representations of the parties and of Caldera stockholders as reasonably requested by counsel in connection with such tax opinion, and the opinion may contain such assumptions and qualifications as are customary for such opinions. The parties agree to cooperate with counsel by providing the representations referred to above and Caldera shall use its best efforts to obtain the requested stockholder representations.

     6.8 Designees to the Board of Directors of Newco. The Board of Directors of Newco shall have taken appropriate action to elect Doug Michels and another individual designated by SCO to the Board of Directors of Newco, effective upon the Effective Time.

     6.9 Nasdaq Listing. The Newco Common Stock to be issued in the Merger and in the SCO Transaction shall have been approved for quotation on the Nasdaq Stock Market, subject to notice of issuance.

     6.10 HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to transactions contemplated hereby shall have expired or shall have been terminated.

     6.11 Ancillary Agreements. Caldera and Newco shall have executed and delivered counterparts of each of the Ancillary Agreements to which they are a party.

     6.12 Delivery of Newco Shares. Newco shall have delivered the First SCO Certificate to SCO.

     7. Conditions Precedent to Obligations of Caldera and Newco.

     The obligations of Caldera, Merger Sub and Newco hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by Caldera on behalf of all such parties, but only in a writing signed by Caldera):

     7.1 Accuracy of Representations and Warranties. The representations and warranties of SCO contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same force and effect as if they had been made on the Closing Date, except (A) in each case and in the aggregate as does not constitute a Material Adverse Effect on the Group Business and (B) for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and Caldera shall receive a certificate to such effect executed on behalf of SCO by a duly authorized officer of SCO.

     7.2 Covenants. SCO and the Contributing Companies shall have performed and complied in all material respects with all of its respective covenants in this Agreement required to be complied with prior to the Effective Time; and Caldera shall receive a certificate to such effect signed on behalf of SCO by a duly authorized officer of SCO.

     7.3 Compliance with Law. There shall be no order, decree or ruling by any court or governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

     7.4 Consents. There shall have been obtained on or before the Effective Time all permits, consents and authorizations as set forth on Section 7.4 of the SCO Disclosure Letter, where the failure to obtain same has resulted, or reasonably would be expected to result, in a Material Adverse Effect on the Group Business.

     7.5 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall at the Effective Time not be subject to any proceedings seeking a stop-order commenced or overtly threatened by the SEC.

     7.6 Opinion of Counsel to SCO. Caldera shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to SCO and the Contributing Companies, an opinion in the form of Exhibit 7.6 attached hereto, with such assumptions and qualifications as are customary for such opinions.

     7.7 Caldera Stockholder Approval. The principal terms of this Agreement, the Merger and the SCO Transaction shall have been approved and adopted by the Caldera stockholders and the principal terms of this Agreement and the SCO Transaction (including the contribution and transfer of the Contributed Assets) shall have been approved and adopted by the SCO Stockholders each in accordance with Delaware Law and their respective Certificates of Incorporation and Bylaws.

     7.8 Tax Opinion. Caldera and Newco shall have received an opinion in form and substance satisfactory to them from their counsel, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code. In rendering such opinion, counsel shall be entitled to rely on representations of the parties and of Caldera stockholders as reasonably requested by counsel in connection with such tax opinion, and the opinion may contain such assumptions and qualifications as are customary for such opinions. The parties agree to cooperate with counsel by providing the representations referred to above and Caldera shall use its best efforts to obtain the requested stockholder representations.

     7.9 HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

     7.10 Ancillary Agreements. The Contributing Companies shall have executed and delivered counterparts of each of the Ancillary Agreements to which they are a party.

     7.11  Key Employee Term Sheets.  Each of the Key Employees set forth on
Exhibit 4.18A shall have executed their respective Key Employee Term Sheet.

     8. Termination of Agreement.

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Caldera or SCO:

          (a) by mutual written agreement of SCO and Caldera;

          (b) by SCO, if there has been a material breach by Caldera or Newco of any representation or warranty set forth in this Agreement on the part of Caldera or Newco, and, as a result of such breach the conditions set forth in Section 6.1 would not then be satisfied and such breach is not cured within thirty (30) days after notice thereof from SCO to Caldera (except that no cure period shall be provided for a breach by Caldera or Newco which by its nature cannot be cured);

          (c) by SCO, if there has been a material breach by Caldera or Newco of any covenant or agreement set forth in this Agreement to be performed by Caldera or Newco or a material breach by the Caldera Significant Stockholders of any covenant or agreement set forth in the Voting Agreement and as a result of such breach, the conditions set forth in Section 6.2 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from SCO to Caldera (except that no cure period shall be provided for a breach by Caldera or Newco which by its nature cannot be cured);

          (d) by Caldera, if there has been a material breach by SCO of any representation or warranty set forth in this Agreement on its part, and as a result of such breach the conditions set forth in Section 7.1 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from Caldera to SCO (except that no cure period shall be provided for a breach by SCO which by its nature cannot be cured);

          (e) by Caldera, if there has been a material breach by SCO of any covenant or agreement set forth in this Agreement to be performed by SCO, and as a result of such breach, the conditions set forth in Section 7.2 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from Caldera to SCO (except that no cure period shall be provided for a breach by SCO or SCO which by its nature cannot be cured);

          (f) by Caldera or SCO, if the Merger and the SCO Transaction shall not have been consummated on or before the Final Date for any reason, provided that, the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose wrongful action or failure to act or whose breach of this Agreement or any Ancillary Document, is the cause of such non-consummation;

          (g) by Caldera or SCO, if a permanent injunction or other order by any federal or state court would make illegal or otherwise restrain or prohibit the consummation of the Merger and/or the SCO Transaction shall have been issued and shall have become final and nonappealable;

          (h) by Caldera or SCO, if the stockholders of SCO do not approve the SCO Transaction at a duly convened SCO Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote (a "SCO Stockholder Rejection"); provided, that the right to terminate this Agreement under this Subsection (h) shall not be available to SCO where the failure to obtain SCO stockholder approval shall have been caused by any breach of this Agreement or any Ancillary Document by SCO;

          (i) by Caldera, if (a) the Board of Directors of SCO shall have withdrawn (or modified in a manner adverse to the SCO Stockholder Approval or the consummation of the SCO Transaction) its approval or recommendation of the SCO Transaction or this Agreement, (b) SCO shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of SCO in favor of approval of the SCO Transaction or this Agreement, (c) the Board of Directors of SCO shall have recommended any SCO Alternative Proposal, which meets the criteria of 4.14(b)(i)-(v), or (d) the Board of Directors of SCO shall have resolved to do any of the foregoing (collectively, a "Change in SCO Board Recommendation");

          (j) by Caldera or SCO at any time prior to the SCO Stockholder Approval, if the Board of Directors of SCO shall have recommended or accepted a SCO Alternative Proposal provided that SCO is not in breach of
     Section 4.14;

          (k) by Caldera or SCO, if the stockholders of Caldera do not approve the SCO Transaction at a duly convened Caldera Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote; provided, that the right to terminate this Agreement under this Subsection
     (k) shall not be available to Caldera where the failure to obtain Caldera Stockholder Approval shall have been caused by any breach of this Agreement or any Ancillary Document by Caldera; or

          (l) by SCO, if (a) the Board of Directors of Caldera shall have withdrawn (or modified in a manner adverse to the Caldera Stockholder Approval) its approval or recommendation of the SCO Transaction, the Merger or this Agreement, (b) Caldera shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Caldera in favor of approval of the SCO Transaction, the Merger or this Agreement, (c) the Board of Directors of SCO shall have resolved to do any of the foregoing.

     As used herein, the "Final Date" shall be February 28, 2001; and except that if a temporary, preliminary or permanent injunction or other order by any Federal or state court which would prohibit or otherwise restrain consummation of the Merger and/or the SCO Transaction shall have been issued and shall remain in effect on February 28, 2001, and such injunction shall not have become final and non-appealable, either party, by giving the other written notice thereof on or prior to February 28, 2001, may extend the time for consummation of the Merger and/or the SCO Transaction up to and including the earlier of the date such injunction shall become final and non-appealable or March 31, 2001, so long as such party shall, at its own expense, use its reasonable best efforts to have such injunction dissolved.

     8.2  Notice of Termination.  Any termination of this Agreement under
Section 8.1 above will be effected by the delivery of notice of the terminating party to the other party hereto of such termination, specifying the grounds therefore.

     8.3 Liability. If this Agreement is terminated pursuant to Section 8.1, the parties shall have no further obligation or liability to each other except that the parties will remain liable for: (i) the payment of the Termination Fee, if any, payable under Section 8.4 below; (ii) damages resulting from their intentional fraud or willful breach of this Agreement (which will not be limited by Section 8.4); and (iii) obligations under the parties' nondisclosure agreement. Sections 13.1 -- 13.13 of this Agreement will survive any termination of this Agreement.

     8.4  Termination Fee.

          (a) Termination Fee.

             (i) If this Agreement is terminated by Caldera pursuant to Section 8.1(i), then SCO shall promptly pay to Caldera (by wire transfer or cashier's check) a nonrefundable fee equal to 3 1/2% of the number of shares of Newco Common Stock equal to the SCO Percentage Interest multiplied by the average closing price of the Caldera Common Stock for the ten (10) days following the public announcement of this Agreement (the "Termination Fee") within two (2) business days following delivery of the notice of termination by Caldera pursuant to Section 8.2;

             (ii) If this Agreement is terminated by SCO pursuant to Section 8.1(l), then Caldera shall promptly pay to SCO (by wire transfer or cashier's check) the Termination Fee within two (2) business days following delivery of the notice of termination by SCO pursuant to
        Section 8.2; and

             (iii) If (A) this Agreement is terminated by SCO or Caldera pursuant to Section 8.1(h) after a SCO Alternative Proposal has been publicly disclosed or by Caldera pursuant to Section 8.1(c) as the result of a breach by SCO of Section 4.14 and (B) within 6 months of termination of this Agreement SCO shall enter into an agreement for a SCO Alternative Proposal which is subsequently consummated or within 12 months of termination of this Agreement SCO shall consummate a SCO Alternative Proposal, then SCO shall pay to Caldera (by wire transfer or cashier's check) the Termination Fee within two (2) business days upon the consummation of such SCO Alternative Proposal.

          (b) SCO and Caldera acknowledge that the agreements contained in this
     Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither SCO nor Caldera would enter into this Agreement; accordingly, if either Caldera or SCO fail to timely pay the amounts due pursuant to this Section 8.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against SCO or Caldera, as the case may be for the amounts set forth in this Section 8.4 and such judgment is not set aside or reversed, such party shall pay the other party's reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.4 at the prime rate as published in The Wall Street Journal on the date such payment was required to be made.

     9. Survival of Representations.

     9.1 Survival of Representations. Except as otherwise expressly provided herein, all representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the second anniversary of the Effective Time, whereupon such representations, warranties and covenants will expire (except for covenants and other provisions hereof that by its express terms survive for a longer period); provided however that all representations and warranties and covenants relating to Tax matters shall survive for the period of the applicable statute of limitations.

     10. Escrow and Indemnification.

     10.1 Escrow Fund. In accordance with Section 1.3(b) hereof, Caldera shall deliver to the Escrow Agent Shares of Newco Common Stock equal to an aggregate of ten percent (10%) of the SCO Percentage Interest (the "Escrow Fund"). The Escrow Fund shall be held by the Escrow Agent for a period of one year from the Effective Time pursuant to the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate Caldera Surviving Corporation and Newco pursuant to the Indemnification obligations of SCO.

     10.2  Indemnification by SCO.  SCO agrees, notwithstanding any provision of
Section 1.4 hereof to the contrary, to indemnify Newco and Caldera against, and to hold Newco and Caldera harmless from, all Loss arising out of any of the following (even if included in the Assumed Liabilities as otherwise being or allegedly being a Liability of one of the Contributed Companies or of the Contributed Subsidiaries):

          (a) any of the Excluded Liabilities, except as may be provided in
     Section 12;

          (b) any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Contributing Company or any stockholder, creditor, or Affiliate of any Contributing Company or by any receiver or trustee in bankruptcy of any Contributing Company of the property or assets of any Contributing Company, asserting that the transfer of the Contributed Stock and Contributed Assets to Newco hereunder constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable foreign, state or federal law, including but not limited to the United States Bankruptcy Code, or any breach by any Contributing Company of its representations and covenants in Section 1.4(e) hereof or any Liabilities related to non-compliance with bulk transfer laws in connection with the SCO Transaction;

          (c) the SCO Retained Business;

          (d) any material Liability omitted from the Group Financial Statements that was required by GAAP to be included or reflected therein (collectively, the "Omitted Balance Sheet Liabilities");

          (e) any claim or cause of action brought by any SCO employee relating in any way to the terms and conditions of the employee's employment with SCO or the termination thereof, which arises prior to the Closing Date, regardless of when such claim or cause of action may be discovered or brought;

          (f) any breach of the representations and warranties in Section 2 hereof.

     10.3 Notwithstanding Section 10.2, all liabilities for Taxes shall be subject only to the separate tax indemnification provisions of Section 12.

     10.4 Limitations on Indemnification. SCO shall not have any liability under this Section 10 unless the aggregate amount of Loss attributable exceeds $1,000,000, and, in such event, SCO shall be required to pay the entire amount of such Loss from the first dollar thereof. SCO shall not have liability for any Loss in excess of the amount determined by multiplying (i) the number of shares of Newco Common Stock equal to ten percent (10%) of the SCO Percentage Interest by (ii) the Caldera Closing Price, except that as such Losses relate to the SCO IP Rights, SCO shall not have liability for any Loss in excess of the amount determined by multiplying (i) the number of Shares of Newco Common Stock equal to fifty percent (50%) of the SCO Percentage Interest by (ii) the Caldera Closing Price. Notwithstanding the preceding sentence, there shall be no limitations on liability pursuant to this Section 10 relating to intentional fraud or misrepresentation by SCO.

     10.5  Indemnification Procedures.

          (a) Claim Procedure. If Caldera or Newco has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10 (the "Indemnitee"), such Indemnitee may, on or prior to the first anniversary of the Effective Time, deliver a claim notice (a "Claim Notice") to SCO. Each Claim Notice shall (i) state that such Indemnitee believes that it is entitled to indemnification, compensation or reimbursement under this
     Section 10, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that such Indemnitee is so entitled to indemnification, compensation or reimbursement and (iii) contain a non-binding, preliminary estimate of the amount of Loss such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").

          (b) Response Notice. Within twenty (20) business days after receipt by SCO of a Claim Notice, SCO may deliver to the Indemnitee who delivered the Claim Notice a written response (the "Response Notice") in which SCO:
     (i) agrees that the full Claimed Amount is to be paid to the Indemnitee;
     (ii) agrees that a part, but not all, of the Claimed Amount is to be paid to the

     Indemnitee; or (iii) indicates that no part of the Claimed Amount is to be paid to the Indemnitee. Any part of the Claimed Amount that SCO does not agree should be paid to the Indemnitee shall be the "Contested Amount." If a Response Notice is not delivered to Caldera within such twenty (20) business day period, then SCO shall be deemed to have agreed that the full Claimed Amount is to be paid to the Indemnitee.

          (c) Payment of Claimed Amount. If SCO delivers a Response Notice agreeing that some or all of the Claimed Amount is to be paid to the Indemnitee (the "Agreed Amount"), SCO shall pay the Indemnitee in cash, within twenty (20) business days from the date of the Response Notice, any portion of the Agreed Amount that is not satisfied by delivery of Escrow Shares pursuant to the terms of the Escrow Agreement. Such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice, provided, however, that if such claim involves ongoing Losses, then such payment shall be deemed to be made in full satisfaction only of the Losses incurred as of the date specified in such Claim Notice.

          (d) Settlement. If SCO delivers a Response Notice indicating that there is a Contested Amount, SCO and the Indemnitee shall attempt in good faith for a period of thirty (30) days from the date of the Response Notice to resolve the dispute related to the Contested Amount. If the Indemnitee and SCO resolve such dispute, such resolution shall be binding on SCO and all of the Indemnitees and a settlement agreement shall be signed by the Indemnitee and SCO containing the terms of such resolution.

          (e) Third Party Claims.

             (i) Within fifteen (15) days after receipt of notice of commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, Caldera shall give SCO written notice thereof together with a copy of such claim, process or other legal pleading, and SCO shall have the right to undertake the defense, thereof through a legal representative of SCO's own choosing.

             (ii) In the event that SCO, by the thirtieth day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, Caldera (upon further notice to SCO) will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of SCO subject to the right of SCO to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof. The reasonable costs of defense of any third party action or claim by Caldera shall be paid from the Escrow Shares.

             (iii) Notwithstanding Sections 11.5(e)(i) and (ii), Caldera shall have the right to retain control of the defense of any third party action or claim described in Section 11.5(e)(i) which involves potential Losses in excess of the value of the Escrow Shares remaining in the Escrow Account or could reasonably be expected to materially affect Caldera's on-going operations. In such event, SCO shall have the right to be present at the negotiation, defense and settlement of such action or claim. Caldera shall not agree to any settlement of any such action or claim without the consent of SCO, which shall not be unreasonably withheld.

          (f) Satisfaction. In the event SCO incurs liability for Losses which is not satisfied by delivery of shares from the Escrow Fund, SCO may elect to pay the amount due either in cash or by delivering shares of Newco Common Stock. For this purpose, the Newco Common Stock will be valued at the average closing price of the Caldera Common Stock for the ten days following the public announcement of this Agreement, as adjusted for stock splits, stock dividends, changes in the Caldera Ratio and other recapitalizations.

     11. Employee Matters.

     11.1  Right to Offer Employment.

          (a) Employees. Schedule 11.1 of the SCO Disclosure Letter contains a preliminary list (the "Preliminary List") of each Contributed Company employee or consultant and each other employee or consultant of SCO or the Group Business who works in, or provides services in connection with or is assigned to the Group Business or any of the Group Assets (each a "Potential Employee"). Within five (5) days after the date hereof, SCO shall deliver to Newco a final list of the Potential Employees (the "Final List"), which list shall identify those Potential Employees who are active employees of the Group Business as of that date, including those on vacation, sick leave, maternity or parental leave, disability leave, family leave or personal leave of absence, who work full or part time, and which shall separately identify those employees who are on a workers' compensation-related or disability leave or long-term sick leave. The Final List shall contain, with respect to each Potential Employee, a true and accurate list of all locations at which Potential Employees are working as of such date, together with the date of hire, location of employment, years of employment or service, current annual base salary or base wage, and of all other compensation arrangements for such Potential Employees, including bonuses, commissions or other compensation arrangements or benefit plans whether oral or written, contractual or discretionary. Within sixteen (16) days of receipt of the Final List, Caldera shall deliver to SCO a list that identifies: (i) those Potential Employees of the Group Business to whom it shall make offers of employment and (ii) those Potential Employees of the Contributed Companies that it expects to retain, each pursuant to Section 11.1(e) (the "Designated Employees"). For purposes of this Agreement, "Employees" means only those Designated Employees given offers of employment or retained by Newco pursuant to Section 11.1(e). For a period of two years from the Closing Date, neither Newco, any of its subsidiaries nor their employees (including former employees of SCO) may employ, make offers of employment to or otherwise solicit any employees of SCO as of the date hereof who are not Designated Employees.

          (b) The parties acknowledge and agree that in those jurisdictions in which the EC Directive 77/187 (the Acquired Rights Directive) (the "Employment Regulations") apply, the contracts of employment of the Designated Employees designated as "Employees" pursuant to Section 11.1(e) will have effect from the Effective Time (which shall be the "time of transfer" for the purposes of the Employment Regulations) as if originally made between Newco and each such Employee. If any contract of employment is not disclosed by SCO in the Final List or any other contract of employment of any employee other than an Employee is in effect as if originally made between Newco and the employee concerned as a result of the Employment
     Regulations: (i) Newco may, upon becoming aware of any such contract, terminate it forthwith; and (ii) SCO and each Group Business shall indemnify and hold harmless Newco against any costs, claims, liabilities and expenses of any nature (including legal expenses on an indemnity basis) arising out of such termination and against sums payable to or on behalf of such employee in respect of his employment whether arising before or after the Closing.

          (c) Newco shall credit Employees with their then current accrued vacation with SCO or the Contributed Companies. All other emoluments and outgoings (including and without limitation, wages, salaries, bonuses, commissions, withholding taxes, social security contributions, pension contributions) and other costs and expenses of, and all other obligations in respect of, the Employees in respect of the period to, and including, the Closing shall be discharged by SCO and any relevant Group Business. SCO and each Group Business shall indemnify and keep indemnified Newco against all liabilities arising from any failure by SCO and any Group Business so to discharge.

          (d) SCO and each Group Business shall indemnify and hold harmless Newco from and against all losses, costs, claims, demands, actions, fines, penalties, awards, liabilities and expenses (including legal expenses on an indemnity basis) (i) which are attributable to any act, omission, breach or default by SCO or any Group Business prior to the Closing in respect of any of the obligations of SCO or any Group Business (in either case, whether arising under common law, statute, custom or otherwise) to or in relation to any of its employees or former employees (including but not limited to any liability arising out of the termination or dismissal of any Potential Employee or former employee and which Newco may incur or suffer as a result of succeeding to SCO or any Group Business as the employer of any Potential Employee); or (ii) in connection or as a result of any claim or demand by a Potential Employee on the grounds that the Potential Employee has suffered any loss, harm or damage in relation to pension rights caused by the transactions set forth in this Agreement (including without limitation the calculation of any transfer value of accrued rights on transfer) to the Potential Employees; or (iii) in connection or as a result of any claim or demand by a Potential Employee that the identity of Newco is to the Potential Employee's detriment, whether or not such claim or claims arises or arise prior to, on or after the Closing.

          (e) Offers of Employment. Effective at the Effective Time, Newco shall offer to employ any of the Designated Employees of the Group Business (other than Designated Employees of the Contributed Companies) subject to Newco's standard terms, conditions and policies of employment and the terms of this Agreement, and shall offer such Designated Employees as it determines, in its sole discretion, to hire (i) salary consistent with the salary earned by such Potential Employees prior to the Effective Time but only to the extent such salary is not in excess of industry norms (taking into account the geographic location of the Employees); and (ii) participation in incentive compensation arrangements consistent with the incentive compensation arrangements of employees of Caldera in comparable positions. This Section 11.1(b) shall not be construed to create any third party beneficiary rights or any other rights of any kind in any Designated Employee and no Designated Employee shall have any cause of action as a third party beneficiary. Such offers of employment that will be extended by Newco to Employees will be on the same basis of time commitment (full or part time) as such Employee was employed immediately prior to the Effective Time. In addition, SCO shall cause the termination of any Potential Employees of the Contributed Companies who are not Designated Employees prior to the Effective Time. Unless the parties otherwise agree, on the date of the Closing, SCO shall notify each Employee who accepts an offer of employment extended by Newco as of the Effective Time, in a writing reasonably satisfactory to Newco, that such Employee's employment with SCO or any of its direct or indirect subsidiaries is then terminated. For a period of two years from the Closing Date, neither SCO nor any of its subsidiaries nor any of its employees may employ, make offers of employment to or otherwise solicit any of the employees of Newco or any of its subsidiaries as of the date hereof or any of the Designated Employees.

          (f) Severance. SCO shall be responsible for any and all severance that may become due as a result of the transaction contemplated by this Agreement for all employees except for those Employees hired by Newco pursuant to Section 11.1(b); provided, however, that if Caldera does not make a reasonable offer of employment to a Designated Employee then Caldera shall be responsible for any and all severance that may become due as a result of the transaction or the termination of such employee.

     11.2  Termination of Employment.

          (a) SCO agrees to comply with the provisions of the WARN Act and any other federal, state, provincial or local or foreign statute or regulation or EU Directive regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required of SCO with respect to the cessation of any operations of the Group Business or any other business of SCO or its subsidiaries, or the termination, re-assignment, re-location or change in position as terms and conditions of employment of any Employee (or other employee of them) who does not accept Newco's offer of employment.

          (b) In the United States, SCO shall (i) provide continuation health care coverage to all employees of the Group Business and their qualified beneficiaries who incur a qualifying event prior to the Effective Time, who are not given offers of employment by Newco or who do not accept Newco's offer of employment pursuant to Section 11.1(b) in accordance with the continuation health care coverage requirements of COBRA and (ii) provide COBRA continuation coverage to any former employee of the Contributed Company Group who was previously employed in the Group Business (collectively, the "Former Employees") and its qualified beneficiaries to whom, at the Effective Time, such continuation coverage was being provided or to whom SCO was under an obligation to provide such continuation coverage at the election of such Former Employee or qualified beneficiary.

     11.3 Cooperation. SCO, Caldera and Newco agree, for themselves and its affected subsidiaries, to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and in order to meet the notification and consultation requirements of the Acquired Rights Directive in accordance with the relevant regulations or laws adopting such directive in all relevant jurisdictions, or any other similar notification and consultation obligation the making of all appropriate filings under ERISA and the Internal Revenue Code.

     12. Tax Matters.

     12.1 Transaction Taxes; Representation; Transaction Tax Indemnity. SCO and Caldera shall bear equally any and all sales, use, excise, value added, registration, stamp, property, documentary, transfer, withholding and similar taxes, levies and duties (including all real estate transfer taxes, but not any real estate transfer taxes that would be triggered as a result of a change in control of a corporation) incurred, or that may be payable to any taxing authority, with respect to the sale, transfer, or delivery of the Contributed Stock and Assets and the assumption of the Assumed Liabilities, including any such taxes, levies and duties imposed in connection with such transactions (collectively, "Transaction Taxes"); provided, however, that Caldera shall not be responsible for any Transaction Taxes in excess of $300,000. Newco and SCO agree to cooperate in minimizing the amount of any Transaction Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms ("Returns") with respect to all Transaction Taxes, including any available pre-sale filing procedures.

     Notwithstanding any other provision of this Agreement, the Unixware source code, object code and related documentation ("Unixware Software") or other software shall remain the property of SCO until (i) expeditiously delivered to Newco at SCO's facility in Murray Hill, New Jersey, (ii) transferred by remote telecommunication from SCO's place of business, to or through Newco's computer with no tangible personal property transferred to Newco, such as storage media, except for user manuals, or (iii) installed by SCO on Newco's computer without the transfer of title or possession of storage media or any tangible personal property other than user manuals. Newco agrees that it will not transfer the Unixware Software or other software on tangible media into California.

     12.2 Treatment of Indemnity Payments. All payments made by SCO or Newco, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall, to the extent appropriate under applicable Tax law, be treated for Tax purposes as adjustments to the value of the Contributed Stock and Contributed Assets.

     12.3  Indemnity for Taxes.

          (a) Except as otherwise provided in this Section 12.3, from and after the Closing, SCO shall timely pay and indemnify and save Newco and its Affiliates and Caldera harmless from any liability for, or arising out of or based upon, or relating to any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis or otherwise with respect to a group of corporations that includes or included SCO) (i) of SCO or any member of the affiliated group of corporation (as defined in Section 1504 of the Code or otherwise) of which SCO is a member (other than any member of the Contributed Company Group or with respect to any Tax relating to the income, business, assets, property or operations of the Group Business) for any taxable period; (ii) relating to the income, business, assets, property or operations of the Group Business or of the Contributed Company Group to the extent that such liability for Tax is not reflected in the SCO Disclosure Letter or the Group Financial Statements and is either (A) in respect of any taxable period that ends prior to the Closing Date or in respect of any taxable period that includes, but does not end on the Closing Date, the portion of such period ending on the Closing Date or (B) with respect to an excess loss account in the stock of any Contributed Company or from a deferred intercompany transaction (including any such transaction resulting from a distribution or deemed distribution of Newco Common Stock by any Contributing Company) entered into on or prior to the Closing Date and is triggered as a result of the Contributed Company Group ceasing to be affiliated with SCO; (iii) under Subpart F of the Code attributable to transactions undertaken by SCO or any of its affiliates before or after the Effective Time; or (iv) as a result of a breach of any representation, warranty, covenant or agreement made herein by SCO.

          (b) Notwithstanding anything contained in this Section 12.3(b), SCO shall not be obligated to indemnify Newco for any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included SCO) by reason of an election or deemed election (including any protective election) with respect to transactions described in this Agreement made or filed post-Closing by Newco or any member of the Contributed Companies under Section 338 of the Internal Revenue Code. Further, no Section 338 election shall be made with respect to any of the transactions described in this Agreement.

          (c) Except to the extent otherwise provided in this Section 12.3(c), Newco shall timely pay and indemnify and save SCO and its Affiliates harmless from any liability for, or arising out of or based upon or relating to any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included SCO) (i) relating to the income, business, assets, property or operations of the Group Business by Newco and its Affiliates or any member of the Contributed Company Group in respect of all taxable periods beginning after the Closing Date, or, in the case of any taxable period that includes but does not end on the Closing Date, the portion of such period commencing on the day following the Closing Date; (ii) to the extent such liability for Tax is reflected in the Group Financial Statements or the SCO Disclosure Letter and such liability is for Tax relating to the income, business, assets, property or operations of the Group Business or of any member of the Contributed Company Group; (iii) under Subpart F of the Code attributable to transactions undertaken by Newco or Caldera or any of their Affiliates after the Effective Time; or (iv) as a result of a breach of any representation, warranty, covenant or agreement made herein by Newco, Caldera or Merger Sub.

          (d) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in a Tax liability for which SCO would otherwise be liable pursuant to paragraph (a) of this Section 12.3, and such change results in a decrease in the Tax liability of Newco or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date (assuming for purposes of this sentence that Newco and its Affiliates are liable for income tax at the highest applicable corporate federal, state, local and/or foreign rates), SCO shall not be liable pursuant to such paragraph (a) with respect to such increase to the extent of such decrease. If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an increase in an item of income, gain, loss, deduction, or credit that results in an increase in a Tax liability for which Newco would otherwise be liable pursuant to paragraph (c) of this Section 12.3, and such change results in a decrease in the Tax liability of SCO or any Affiliate or successor thereof (other than Newco) for any taxable year or period ending on or before the Closing Date or for the portion of any Straddle Period ending on the Closing date (other than by reason of a carryback of losses or deductions), Newco shall not be liable pursuant to such paragraph (c) with respect to such increase to the extent of such decrease.

          (e) For purposes of this Section 12.3, it shall be assumed that SCO and its Affiliates are liable for income tax at the highest applicable corporate federal, state, local and/or foreign rates, without reduction on account of net operating losses or other tax attributes.

     12.4  Other Tax Matters.

          (a) SCO, Newco and Caldera will cooperate fully with each other in connection with the preparation of all returns and reports of Taxes, information returns, and all audit examinations of, or claims or assertions against, any member of the Contributed Company Group, in each case including but not limited to the furnishing or making available of records, books of account or other materials and appropriate personnel necessary or helpful to the defense against the assertions of any taxing authority. SCO shall, within ninety days after the Effective Time, deliver to Newco a schedule listing the tax basis of each of the Contributed Stock and Assets, along with copies of supporting calculations, information and records.

          (b) Except as provided in Section 12.4(c), in the event and to the extent that SCO or any member of an affiliated group of corporations (as defined in Section 1504 of the Internal Revenue Code or otherwise) of which SCO is a member (other than any member of the Contributed Company Group) receives a refund or credit of Taxes for any taxable period that ends prior to the Effective Time or in respect of any period that includes, but does not end on, the Effective Time, the portion of such period ending on the Effective Time (the "Pre-Closing Period") which is attributable to the carry back of losses, credits or similar items from any Tax return of any member of the Contributed Company Group, and in any case, in respect of any taxable period that begins after the Effective Time or in respect of any period that includes, but does not end on the Effective Time, the portion of such period commencing on the day following the Effective Time (the "Post-Closing Period"), SCO shall pay to Newco, net of any additional Tax payable by SCO or its Affiliates by reason of such carryback, the amount of such refund or credit (including any interest received thereon) or Tax reduction. In the event that any refund or credit of Taxes or Tax reductions for which a payment has been made pursuant to this Section 12.4(b) subsequently is reduced or disallowed, the Contributed Companies and Newco shall indemnify and hold harmless SCO and its Affiliates for any Tax liability, including interest and penalties, assessed by reason of such reduction or disallowance.

          (c) In the event that an indemnified party receives a refund or credit relating to Taxes for which the other party is required to indemnify the first party pursuant to Section 12.3 of this Agreement (including, but not limited to VAT refunds), such indemnified party agrees to pay to the indemnifying party the amount of such refund or credit (including any interest received thereon). In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 12.4(c) subsequently is reduced or disallowed, the indemnifying party shall indemnify and hold harmless the indemnified party for any Tax liability, including interest and penalties, assessed by reason of such reduction or disallowance.

          (d) If any claim for Tax relating to the Group Business or the Contributed Company Group is asserted against SCO or any Affiliate for any Pre-Closing Period, SCO shall promptly notify Newco in writing of such fact. SCO and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any such claim for Tax; provided, however, that they shall deal fairly and in good faith with respect to any claim for Tax which would require a payment by Newco to SCO or its Affiliates under Section 12.3(c) or this Section 12.4 and provided further, that with respect to any claim which would require a payment by Newco or have a Material Adverse Effect on the Group Business, no settlement will be agreed to without Newco's prior written consent. Such consent shall not be unreasonably withheld. Newco shall bear the legal and accounting costs and expenses incurred in contesting a matter for which it has withheld its consent. If any claim for Tax relating to the Contributed Company Group for any Post-Closing Period comes to the attention of SCO, SCO will notify Newco promptly of such claims and will cooperate fully with Newco and the Contributed Company Group in the resolution of such claim. A failure to promptly notify pursuant to this Section 12.4(d) shall not preclude another party's indemnification obligation.

          (e) SCO shall prepare any Tax returns (including any amendments thereto) of the members of the Contributed Company Group for all taxable periods that end, with respect to the Contributed

     Company Group, on or before the Effective Time (including any short period ending on the Effective Time) and which are due either before or after the Effective Time and shall deliver to Newco for signing by the appropriate party and filing, any Tax returns of the members of the Contributed Company Group (including any amendments thereto) with respect to any such period that have not been filed prior to the Effective Time. SCO shall deliver any such tax return or the portion thereof relating to the Group Business to Newco at least fifteen days prior to the date such tax return is due to be filed (taking into account any applicable extensions). SCO shall report for federal income tax purposes the operations of the Group Business and the Contributed Company Group for any short period ending on the Effective Time, and shall be responsible for the filing of, the consolidated tax returns of SCO's consolidated group which will include the income of the Group Business and the Contributed Company Group through the Effective Time and Newco will pay to SCO any amounts relating to such tax returns required by Section 12.3(c) prior to the filing of such tax returns. In order appropriately to apportion any taxes relating to a period that includes (but that would not, but for this Section 12.4(e) end on the Effective
     Time), the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Effective Time as the last day of a taxable period of any member of the Contributed Company Group. SCO shall, in respect of such returns, and Newco and the Contributed Company Group for returns with respect to the Post-Closing Period shall determine the income, gain, expenses, losses, deductions and credits of the Group Business and the Contributed Company Group in a manner (i) consistent with prior practice and actual operations in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period and (ii) consistent with prior years.

          (f) The provisions of this Section 12 with respect to the consolidated groups or consolidated returns that include SCO or its Affiliates other than a Contributed Company shall apply mutatis mutandis with respect to combined or unitary groups or returns thereof.

          (g) Newco and SCO shall make (or indemnify the payor against) payments of estimated taxes (including amounts due with extensions) for which they are responsible under this Agreement in a timely manner. A payment or indemnity obligation under this Section 12 which is not made or satisfied when due shall accrue interest at the rate applicable to late payments of the pertinent Tax. Notwithstanding anything in this Section 12 to the contrary, a party shall not have to bear the cost of a Tax liability more than once (e.g., a payment of an estimated tax shall be credited against any payment due when the return is filed).

          (h) Except as provided in paragraph 12.4(e), for purposes of allocating a Tax for which a party is otherwise responsible under Section
     12.3 or this Section 12.4, the portion of those Taxes that are attributable to the operations of the Group Business or of any member of the Contributed Company Group for a relevant period (the "Interim Period") shall be (i) in the case of a Tax that is not based on a net income, the total amount of such Tax for the Interim Period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that is due shall be an amount as equitably determined by the parties based upon a hypothetical closing of the books.

          (i) If Newco, a Contributed Company or any of its respective Affiliates receive any notice of the assertion of any Tax liability relating to a member of the Contributed Company Group for which SCO may be liable under this Agreement, Newco shall give prompt written notice thereof to SCO.

          (j) After the Closing, Newco and the Contributed Companies will provide reasonable access to all relevant Newco and Contributed Company Group books, records, agreements and memoranda, and provide such assistance to SCO as SCO and its Affiliates shall reasonably request, with respect to any federal, foreign, state, provincial or local Tax matters pertaining to the members of the Contributed Company Group for taxable periods or transactions on or prior to the Effective Time. Newco will notify SCO prior to disposition of such Tax records, if such disposition will take place within ten years after the Effective Time. After the Closing, the parties will provide reasonable access to all relevant

     SCO and Contributed Companies' books, records, agreements, memoranda and tax returns, and provide copies of such information and such assistance to the other party as it shall reasonably request, with respect to any federal, foreign, state, provincial or local Tax matters pertaining to the Contributed Assets and the Contributed Company Group for taxable periods or transactions on or prior to the Effective Time.

          (k) Notwithstanding anything in this Agreement to the contrary, SCO and Newco covenant and agree (unless there has been a final determination as defined in Section 1313(a) of the Code or any other event which conclusively establishes a contrary position) for all Tax purposes, including all Tax Returns and any Tax examinations, proceedings or controversies, to (and to cause any Affiliate or successor to its assets or businesses to) take each of the positions set forth below (and not to take any position inconsistent therewith) and to use good faith and reasonable best efforts to defend such positions:

             (i) The Merger (A) will qualify as a tax-free reorganization described in Section 368(a) of the Code and (B) when taken together with the SCO Transaction, will qualify as a tax free transfer of the stock of Caldera to Newco governed by Section 351(a) of the Code.

             (ii) The SCO Transaction will, when taken together with the Merger, qualify as a transfer of the Contributed Stock and Contributed Assets to Newco governed by Section 351 of the Code.

          (l) SCO and Newco agree to report to the other any communication from or with the Internal Revenue Service or any other Taxing Authority which relates in any way to the characterization of the transactions governed by this Agreement. Each of SCO and Newco will file with its Federal income tax return for the taxable year in which the Merger and SCO Transaction occurs (which tax return shall be timely filed) the information required by Treas. Reg. sec. 1.351-3 and 1.368-3 and to provide each other upon request with a statement to the effect that such party has complied with this requirement after filing. SCO, the Contributed Companies, and Newco also will maintain such permanent records as are required by Treas. Reg. sec. 1.351-3(c) and 1.368-3.

          (m) Neither Caldera nor Newco has any plan or intention to terminate the existence of Newco; to dispose of the assets contributed to Newco, except in the ordinary course of business or in a contribution to the capital of a wholly-owned subsidiary of Newco; to reacquire any stock to be issued in the transactions contemplated by this Agreement; or to take any other action that would reasonably be expected to cause the Merger and the SCO Transaction not to be treated as a tax-free exchange under Section 351 of the Code. Neither Caldera nor Newco knows of any plan or intention of any Caldera Significant Stockholder to dispose of any Newco shares issued in the transactions contemplated by this Agreement. SCO knows of no plan or intention to terminate the existence of Newco or to dispose of the assets contributed to Newco, except in the ordinary course of business or in a contribution to the capital of a wholly-owned subsidiary of Newco. SCO has no plan or intention to dispose of any Newco shares issued in the transactions contemplated by this Agreement, except for distributions of Newco stock to SCO's shareholders, or to take any other action that would reasonably be expected to cause the merger and the SCO Transaction not to be treated as an exchange under Section 351 of the Code.

     12.5 Tax Representations. Newco, Caldera and the Caldera Significant Stockholder covenant and represent that Caldera, Newco and the Caldera Significant Stockholder shall make such representations and covenants as their respective counsel shall reasonably request prior to the closing for purposes of establishing the qualification under Section 351 of the SCO Transaction and the qualification of the Merger as a Section 368 transaction. Any such representations shall be considered to be part of this Section 12.5(a).

     13. Miscellaneous.

     13.1  Governing Law; Venue.

          (a) Governing Law. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except that the fiduciary duties of the directors and managers of parties hereto and its Affiliates shall be governed by the law of the jurisdiction of such company's formation.

          (b) Venue. The parties agree that any dispute regarding the interpretation or validity of, or otherwise arising out of this Agreement, shall be subject to the exclusive jurisdiction of the California State Courts in and for Santa Clara County, California or, in the event of federal jurisdiction, the United States District Court for the Northern District of California sitting in Santa Clara County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts.

     13.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the sale or other transfer of the stock of any Contributing Company shall not be deemed an assignment provided that this Agreement remains enforceable against the Contributing Company after such stock sale or transfer. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and its respective successors and permitted assigns.

     13.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

     13.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties agree that specific performance is an appropriate remedy for a breach of its respective obligations under this Agreement.

     13.6 Amendment and Waivers. Any term or provision of this Agreement may be amended by the parties hereto at anytime by execution of an instrument in writing signed on behalf of each of SCO and Caldera. At any time prior to the Closing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party or parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. This Agreement may be amended by the parties hereto at any time before or after approval of such party's stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of a party's stockholders without obtaining such further approval.

     13.7 Expenses. Except as herein expressly provided to the contrary in this Agreement or the Ancillary Agreements, each party will bear its respective fees and expenses incurred with respect to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby.

     13.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     13.9 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         If to SCO to:                     The SCO, Inc.
                                           425 Encinal
                                           Santa Cruz, California

                                           Attention: Chief Executive Officer
                                           and Law and Corporate Affairs
                                           Telecopier: (831) 427-5454

         With a copy to:                   Wilson, Sonsini, Goodrich & Rosati
                                           650 Page Mill Road
                                           Palo Alto, California 94304
                                           Attention: Michael Danaher
                                           Telecopier: (650) 493-6811

         And if to Caldera or Newco to:    Caldera Systems, Inc.
                                           240 West Center Street
                                           Orem, Utah 84057
                                           Attention: Chief Executive Officer
                                           Telecopier: (801) 765-1313

         With a copy to:                   Brobeck, Phleger & Harrison LLP
                                           370 Interlocken Boulevard, Suite 500
                                           Broomfield, Colorado 80021
                                           Attention: John E. Hayes, III
                                           Telecopier: (303) 410-2199

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

     13.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and its attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     13.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and its status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     13.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement and the Ancillary Agreements.

     13.13 Absence of Third Party Beneficiary Rights. Except as provided in Sections 5.17 and 5.18, no provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights of any kind in any holder of the stock of Caldera, Newco, any Contributing Company or a member of the Contributed Company Group or any Employee, client, customer, Affiliate, stockholder, partner or any party hereto or any other person or entity, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement and no other person or entity shall have any cause of action as a third party beneficiary of this Agreement.

     13.14 Public Announcement. Upon execution of this Agreement, Caldera and SCO promptly will issue a joint press release approved by both parties announcing the Merger and the SCO Transaction. Thereafter, Caldera or SCO may issue such press releases, and make such other disclosures regarding the Merger and the SCO Transaction, as they may each determine (after consultation with legal counsel) to be required under applicable securities laws or the rules of the Nasdaq Stock Market; Caldera and SCO shall confer with the other party prior to any press release or disclosure relating to the Merger or SCO Transaction.

     13.15 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings.

     "2000 Group Balance Sheet" is defined in Section 2.4(c).

     "Affiliate" means, with respect to a specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person or which hold at least a 10% ownership interest in said person.

     "Agreed Amount" is defined in Section 10.5(c).

     "Ancillary Agreements" means, collectively, the Stockholder Agreement, the Escrow Agreement, the Bills of Transfer, the Sales Representative and Support Agreement, the agreements relating to the Patent Assignment, the Copyright Assignment and the Trademark Assignment, the Web-Top Sublicense and the Voting Agreements.

     "Assumed Liabilities" is defined in Section 1.4(c)(i).

     "Bills of Transfer" means each of the Bills of Transfer for each respective jurisdiction for the Contributed Assets and Contributed Companies (or other documents of transfer) to be executed and delivered by the holders of such Contributed Assets and Newco or its subsidiaries at the Effective Time in the forms reasonably acceptable to SCO and Newco.

     "CERCLA" is the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended.

     "Certificate of Merger" is defined in Recital A.

     "Claim Notice" is defined in Section 10.5(a).

     "Claimed Amount" is defined in Section 10.5(a).

     "Closing" has the meaning specified for such term in Section 1.5.

     "Closing Date" is defined in Section 1.5.

     "Closing Group Account" is defined in Section 4.21.

     "COBRA" is defined in Section 2.8(c).

     "Conduct of the Group Business" means the conduct in all material respects of the Group Business as conducted on the date hereof and at Closing.

     "Contested Amount" is defined in Section 10.5(b).

     "Contributed Assets" shall mean those assets, including real property assets, that are owned, leased or licensed by the Contributing Companies that are (a) listed on Exhibit 13.15A attached hereto, (b) Intellectual Property Rights used in the production, development, support or marketing of the Group Products, or (c) used in the Group Business, and (d) all Contributed Contracts to which any of the Contributing Companies is a party, but in all cases excluding the Excluded Assets.

     "Contributed Companies" means The Santa Cruz Operation Limited; The Santa Cruz Operation (France) SARL; The Santa Cruz Operation (Deutschland) GmbH; The Santa Cruz Operation (Italia) Srl; The Santa Cruz Operation Pty. Limited; SCO Canada, Co.; The Santa Cruz Operation de Mexico, S. De R.L. De C. V.; The Santa Cruz Operation (Asia) Ltd.; SCO Foreign Sales Corporation; SCO, Kabushiki Kaisha; The Santa Cruz Operation Latin America, Inc.; Nihon SCO Limited; SCO do Brazil Limitada; SCO Software (China) Company, Ltd.; and Unix System Technologies China Company, Ltd. (USTC).

     "Contributed Company Group" has the meaning in Section 1.4(c)(i).

     "Contributed Company Property" shall mean all of the assets, real, personal, tangible and intangible, owned, leased, licensed or otherwise held by any member of the Contributed Company Group.

     "Contributed Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature which are used in the Group Business including but not limited to those listed on Exhibit 13.15B attached hereto subject in the case of Joint Contributed Agreements to the provisions of Section 4.17, excluding the Excluded Assets.

     "Contributed Stock" means all of the capital stock of the Contributed Companies.

     "Contributed Subsidiaries" means the direct or indirect subsidiaries of the Contributed Companies identified in Exhibit 13.15C attached hereto.

     "Contributing Companies" means SCO and any subsidiary of SCO (other than the Contributed Companies) which may own any interest in the Contributed Stock and Assets to be conveyed to Newco or that is liable for any Assumed Liability to be assumed by Newco under the term of this Agreement.

     "Copyright Assignment" means a form of assignment mutually acceptable to Caldera and SCO assigning all copyrights included in the Contributed Assets.

     "Caldera Assets" are the tangible and intangible, real and personal assets owned, leased or licensed by Caldera.

     "Caldera Balance Sheet" is defined in Section 3.14.

     "Caldera Business" is the business of Caldera as carried on immediately prior to the SCO Transaction, including without limitation Caldera's business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Caldera Products or Caldera Assets.

     "Caldera Closing Price" means the average closing price that Caldera Common Stock for the five day period ending on the trading day prior to the Closing.

     "Caldera Common Stock" is defined in Section 1.2(a).

     "Caldera Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature to which Caldera or the Caldera Subsidiaries are a party.

     "Caldera Disclosure Letter" is defined in the preamble of Section 3.

     "Caldera Employees" are the employees of Caldera.

     "Caldera Employee Plans" is defined in Section 5.16(a).

     "Caldera Financial Statements" is defined in Section 3.4(b).

     "Caldera Financial Statements Balance Sheet Date" is defined in Section 3.4(b).

     "Caldera Group" is defined in the Preamble of Section 3.

     "Caldera IP Rights" is defined in Section 3.15(a).

     "Caldera IP Rights Agreements" is defined in Section 3.15(c).

     "Caldera's Knowledge" or "Known to Caldera." A particular fact or other matter shall be deemed to be within "Caldera's Knowledge" or "Known to Caldera" if any officer of Caldera has current actual knowledge of such fact or other matter.

     "Caldera Options" is defined in Section 1.2(b)(i).

     "Caldera Percentage Interest" means 72% of the fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis).

     "Caldera Permitted Encumbrance" means Encumbrances (a) as disclosed as an Encumbrance in the Caldera Disclosure Schedule (b) Encumbrances for liabilities reflected in the Caldera Financial Statements, (c) liens for current taxes not yet delinquent, (d) liens imposed by law and incurred in the ordinary course of business to carriers, warehousemen, laborers, material men and the like not yet due, (e) immaterial imperfections of title set forth in the Caldera Disclosure Letter (f) Encumbrances which are not material in amount or which will not materially interfere with the use of the Caldera Assets for the Conduct of the Caldera Business.

     "Caldera Plans" is defined in Section 1.2(b)(i).

     "Caldera Products" means the operating system software and other products marketed or sold by Caldera and all of software products currently under development by or for Caldera or for use or sale or license by Caldera (in each case together with all of the software, products, and other items listed on Caldera's products price list) and all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing and all software and components included in any configuration of any of the foregoing, and all development tools, utilities and diagnostics used to develop any of the foregoing in each case (whether or not ever commercially offered or price-listed, and whether or not in development).

     "Caldera Ratio" is defined in Section 1.2(a).

     "Caldera Restrictive Agreements" is defined in Section 3.23.

     "Caldera SEC Documents" is defined in Section 3.4(a).

     "Caldera Significant Stockholder" means Ray Noorda, The Canopy Group, Inc. And MTI Technology Corporation.

     "Caldera Stock Purchase Plan" is defined in Section 1.2(b)(ii).

     "Caldera Stock Purchase Plan Rights" is defined in Section 1.2(b)(ii).

     "Caldera Stockholder Approval" is defined in Section 5.20(b).

     "Caldera Subsidiary" shall mean any direct or indirect subsidiary of Caldera listed on Exhibit 13.15G attached hereto.

     "Caldera Surviving Corporation" is defined in Section 1.9.

     "Delaware Law" means the Delaware General Corporation Law, as in effect from time to time.

     "Disposal," "release," and "threatened release" shall have the definitions assigned thereto by the CERCLA.

     "Dollars" or "$" means U.S. dollars.

     "Effective Time" shall mean the effective time and date that the Certificate of Merger is deemed filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Law.

     "Employee" and "Employees" is defined in Section 11.1(a).

     "Employee Benefit Plan" is defined in Section 2.8(a).

     "Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind.

     "Environmental Damage" means any actual or alleged Liability (including without limitation Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (i) the presence, discharge, emission or release into the environment of any Hazardous Substance or (ii) facts or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state, provincial, local and international laws and regulations relating to pollution, the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

     "Escrow Agreement" is defined in Section 1.3(b).

     "Escrow Shares" is defined in Section 1.3(b).

     "Exchange Act" is the Security Exchange Act of 1934, as amended.

     "Excluded Assets" is defined in Section 1.4(b).

     "Excluded Liabilities" is defined in Section 1.4(c)(ii).

     "Final Date" is defined in the last paragraph of Section 8.1.

     "Final List" is defined in Section 12.1(a).

     "First SCO Certificate" is defined in Section 1.3(a)(i).

     "Foreign Employee Plans" is defined in Section 2.8(h).

     "Form S-4" is defined in Section 1.14.

     "Form S-8" is defined in Section 1.7.

     "Former Employees" is defined in Section 11.2(b).

     "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     "Governmental Antitrust Authority" means any federal, state, local or non-U.S. governmental or quasi-governmental authority charged with the administration or enforcement of antitrust, competition or merger control laws or regulations.

     "Governmental Permits" means all municipal, state, local, federal and other governmental franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by, any jurisdiction.

     "Group Assets" shall mean the Contributed Assets and all Contributed Company Property, considered collectively.

     "Group Benefit Arrangements" is defined in Section 2.8(a).

     "Group Business" means the business of SCO and its direct and indirect subsidiaries with respect to (i) the Group Products, as reflected in the 2000 Group Balance Sheet, including without limitation the business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Group Products or of any Intangible Assets or Intellectual Property Rights related to any of the Group Products, and (ii) the professional services division, but excluding the SCO Retained Business.

     "Group Employee Plans" is defined in Section 2.8(a).

     "Group Financial Statements" has the meaning given in Section 2.4(c).

     "Group Financial Statements Balance Sheet Date" is defined in Section
2.4(c).

     "Group Governmental Permits" means those Governmental Permits required for the Conduct of the Group Business (including without limitation the manufacture or sale of the Group Products) that are held by any member of the Contributed Company Group or held, in whole or in part, primarily by a Contributing Company and required for the Conduct of the Group Business, or necessary for the use or operation of any of the Group Assets (including without limitation the Real Property Assets) or the manufacture or sale of any of the Group Products, to the extent legally transferable in accordance with this Agreement.

     "Group Permitted Encumbrance" means Encumbrances (a) as disclosed as an encumbrance in Exhibit 13.15E attached hereto (b) Encumbrances for Liabilities reflected in the Group Financial Statements, (c) liens for taxes not yet delinquent, (d) liens imposed by law and incurred in the ordinary course of business to carriers, warehousemen, laborers, material men and the like not yet due and payable, (e) immaterial imperfections of title set forth in the SCO Disclosure Letter (f) Encumbrances which are not material in amount or which will not materially interfere with the use of the Group Assets for the Conduct of the Group Business.

     "Group Persons" is defined in Section 5.18(a).

     "Group Products" means the operating system software and other products listed in the Group product list attached hereto as Exhibit 13.15D marketed or sold by any member of the Contributed Company Group or the Contributing Companies and all software under development for or licensed by the Group Business (together with all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing now existing or under development and all software and components included in any configuration of any of the foregoing, and all development and QA tools, utilities and diagnostics used to develop any of the foregoing, in each case whether or not ever commercially offered or price-listed, and whether or not in development).

     "Group Restrictive Agreements" is defined in Section 2.23.

     "Hazardous Materials" means: (i) any pollutant, contaminant, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, provincial, federal or other governmental authority or jurisdiction, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., (or equivalent or similar legislation in other relevant jurisdictions) (d) any material or substances designated as "hazardous substances" pursuant to (1) Section 311 of the Clean Water Act, 33 U.S.C. sec. 1251 et seq., (or equivalent or similar legislation in other relevant jurisdictions) or (2) Section 101 of CERCLA, (or equivalent or similar legislation in other relevant jurisdictions) (e) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., (or equivalent or similar legislation in other relevant jurisdictions) and
(f) any "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq. (or equivalent or similar legislation in other relevant jurisdictions)

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Parties" is defined in Section 5.17(c).

     "Indemnitee" is defined in Section 10.5(a).

     "Insolvency Action" means, with respect to a person, any or all of the following: (i) the voluntary or involuntary filing, with respect to such person, of a petition for relief, or any other effort to seek relief, under any Insolvency Proceeding; (ii) such person or any of its assets otherwise becoming the subject of an Insolvency Proceeding; (iii) the formal or informal dissolution, liquidation or winding up of such person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (iv) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such person or any part of its assets or properties; or (v) any composition of the indebtedness of such person or any assignment for the benefit of such person's creditors.

     "Insolvency Proceeding" means any or all of the following actions, events or proceedings: (i) any voluntary or involuntary case, contested matter or other proceeding under the United States Bankruptcy Code, as amended, and any successor law or laws thereto; or (ii) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction.

     "Intangible Assets" means, collectively, all intangible assets, properties and rights required for the development of the Group Products, constituting software (in both source code and binary code form), technology, works of authorship, manuals, logbooks, notebooks, user's guides, programmers' notes, documentation, know-how, trade secrets and training materials (for both training of customers and of service personnel).

     "Intellectual Property Rights" means, collectively, all of the following worldwide intangible legal rights including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, database rights, mask work rights, mask work applications and mask work registrations; (iv) rights in trade secrets (including without limitation rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same including without limitation rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property, including without limitation brand names, trademarks, service marks, domain names, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; and (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation or unauthorized use thereof; and (viii) rights under license agreements for the foregoing.

     "Intercompany Accounts" means the net amounts payable by or owing to the Group Business as of the Effective Time as a consequence of the Conduct of the Group Business, in the ordinary course, (i) pursuant any general services agreement between the Contributed Company Group, on the one hand, and SCO and its direct or indirect subsidiaries (other than the Contributed Company Group) on the other hand, or (ii) as a consequence of reimbursements by SCO of amounts paid by it for the Conduct of the Business in the ordinary course; provided, however that in no event shall the Group Business be responsible for amounts attributable to the SCO Retained Business.

     "Interim Period" is defined in Section 12.5(h).

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

     "Joint Contributed Agreements" is defined in Section 4.17.

     "Key Employees" means those individuals identified in Exhibit 4.18A attached hereto.

     "Key Employee Term Sheets" means the Key Employee Term Sheets in the form attached hereto as Exhibit 4.18B.

     "Liabilities" (or when used with reference to a single item described below, "Liability") means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including, without limitation, those arising under any Contributed Contract.

     "Loss" means and includes any and all Liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, or injury, including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, orders, awards, arbitrations, settlements or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto, together with interest accrued on each of the foregoing amounts from the date the same was incurred at the lower of (i) the prime rate as published by The Wall Street Journal or (ii) the highest rate of interest permitted under applicable law; provided, however, that in determining the amount of any Loss, there shall be deducted any Tax overlaps attributable to the events giving rise to the Loss.

     "Material Adverse Effect on Caldera" means any event, change or effect would have a material adverse effect on the business, tangible and intangible assets, financial condition, and results of operations of Caldera and the Caldera Subsidiaries, Caldera together with the Caldera Subsidiaries, as a whole, or prevent in any material respect the performance by Caldera and its subsidiaries of the actions anticipated by this Agreement and the Ancillary Agreements to be taken by them on or before the Closing; provided however that none of the following shall be deemed to be a Material Adverse Effect on Caldera: (i) changes in market price or trading volume of Caldera common stock or (b) changes attributable to the public announcement or pendency of the transactions contemplated hereby.

     "Material Adverse Effect on Newco" means any event, change or effect would have a material adverse effect on the business, tangible and intangible assets, financial condition, and future operations of Newco and its subsidiaries, Newco together with its subsidiaries as a whole, after the Effective Time or prevent in any material respect Newco from taking the actions anticipated by this Agreement and the Ancillary Agreements to be taken by Newco and its subsidiaries on and after the Effective Time.

     "Material Adverse Effect on the Group Business" means any event, change or effect which would have a material adverse effect on the business, tangible and intangible assets, financial condition, and results of operations of the Group Business, taking such Group Business as a whole, or prevent in any material respect the performance by SCO and its subsidiaries of the actions anticipated by this Agreement and the Ancillary Agreements to be taken by them on or before the Closing; provided however that none of the following shall be deemed to be a Material Adverse Effect on the Group Business: (i) changes in market price or trading volume of SCO common stock or (b) changes attributable to the public announcement or pendency of the transactions contemplated hereby.

     "Material Contributed Contracts" is defined in the Preamble of Section
2.11.

     "Material Caldera Contracts" is defined in Section 3.11.

     "Merger" is defined in Recital A.

     "Merger Sub" is defined in Recital A.

     "Multiemployer Plan" is defined in Section 2.8(b).

     "Multiple Employer Plan" is defined in Section 2.8(b).

     "Newco" means Caldera International Inc., a Delaware corporation.

     "Newco Common Stock" is defined in Recital A.

     "Newco Offer" is defined in Recital A.

     "Newco Options" is defined in Recital A.

     "Newco Plans" is defined in Section 1.6.

     "Newco Rights Agreement" is defined in Section 1.12.

     "Nondisclosure Agreement" is defined in Section 4.9.

     "Omitted Balance Sheet Liabilities" is defined in Section 10.1(e).

     "Optionees" is defined in Recital A.

     "Patent Assignment" is defined in Section 7.15.

     "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Post-Closing Period" is defined in Section 12.5(b).

     "Potential Employee" is defined in Section 11.1.

     "Pre-Closing Period" is defined in Section 12.5(b).

     "Preliminary List" is defined in Section 11.1(a).

     "Prospectus" is defined in Section 5.6.

     "Prospectus/Proxy Statement" is defined in Section 1.14.

     "Real Property Assets" shall mean all real property assets required for the Conduct of the Group Business.

     "Representing SCO Entities" is defined in the Preamble of Section 2.

     "Response Notice" is defined in Section 10.5(b).

     "Returns" is defined in Section 12.1.

     "SEC" is the Securities and Exchange Commission.

     "Securities Act" is the Securities Act of 1933, as amended.

     "Shared Contributed Contracts" is defined in Section 4.17.

     "Solvent" shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and
(d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Stock Rights" is defined in Section 1.7.

     "Stockholder Agreement" is defined in Section 4.18.

     "SCO" means The SCO, Inc., a Delaware corporation.

     "SCO Alternative Proposal" is defined in Section 4.14(a).

     "SCO Closing Price" means the average closing price of SCO Common Stock for the five day period ending on the trading day prior to the Closing.

     "SCO Consolidated Financial Statements" is defined in Section 2.4(b).

     "SCO Consolidated Financial Statements Balance Sheet" is defined in Section 2.4(b).

     "SCO Disclosure Letter" is defined in Section 2.

     "SCO IP Rights" is defined in Section 2.15(a).

     "SCO IP Rights Agreements" is defined in Section 2.15(c).

     "SCO's Knowledge" or "Known to SCO." A particular fact or other matter shall be deemed to be within "SCO's Knowledge" or "Known to SCO" if any executive officer of SCO or a Contributed Company or any executive officer of SCO responsible for the Group Business has current actual knowledge of such fact or other matter after reasonable investigation.

     "SCO Options" is defined in Section 1.3(ii).

     "SCO Per Share Value" is defined in Section 1.3(a)(ii).

     "SCO Percentage Interest" means a fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis) equal to 100% less the Caldera Percentage Interest.

     "SCO Ratio" is defined in Section 1.3(a)(ii).

     "SCO Retained Business" means the business of SCO that does not constitute the Group Business consisting of the Tarantella business.

     "SCO SEC Documents is defined in Section 2.4(a).

     "SCO Stockholder Rejection" is defined in Section 8.1(h).

     "SCO Transaction" shall have the meaning described in Recital A hereto.

     "Tax" or "Taxes" means all taxes of any kind whatsoever (whether payable directly or by withholding), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

     "Termination Fee" is defined in Section 8.4(a)(i).

     "Threshold Amount" is defined in Section 10.1(e).

     "Trademark Assignment" is defined in Section 7.15.

     "Transaction Taxes" is defined in Section 12.1.

     "UK" means the United Kingdom of Great Britain and Northern Ireland.

     "Unforeseen Tax Liabilities" is defined in Section 10.1(e).

     "Voting Agreement" is defined in Section 5.15.

     "WebTop Sublicense" means a mutually agreeable license agreement between SCO and Caldera providing for the license of the WebTop Product from Caldera to SCO.

     13.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                         [REMAINDER OF PAGE LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

                                            THE SANTA CRUZ OPERATION, INC.
                                            a California corporation

                                            By: /s/ DOUGLAS MICHELS
                                              ----------------------------------
                                                Douglas Michels
                                                President and Chief Executive
                                                Officer

                                            CALDERA SYSTEMS, INC.
                                            a Delaware corporation

                                            By: /s/ RANSOM LOVE
                                              ----------------------------------
                                                Ransom Love
                                                President and Chief Executive
                                                Officer

                                            CALDERA INTERNATIONAL INC.
                                            a Delaware corporation

                                            By: /s/ RANSOM LOVE
                                              ----------------------------------
                                                Ransom Love
                                                President and Chief Executive
                                                Officer

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is entered into as of September 13, 2000, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera International, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO").

                                    RECITALS

     A. On August 1, 2000, Caldera, Newco and SCO entered into an Agreement and Plan of Reorganization (the "Agreement") which all parties to the Agreement wish to amend pursuant to the terms and conditions of this Amendment.

     B. All terms not otherwise defined herein shall have the meanings set forth in Section 13.15 of the Agreement.

     NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

     1. Section 1.3(a)(i) and (iii) of the Agreement are amended in their entirety as follows:

     1.3 SCO Transaction.

     (a) Issuance of Newco Common Stock.

          (i) Consideration. Issue to SCO that number of issued, fully paid and nonassessable shares of Newco Common Stock equal to The SCO Percentage Interest, less (a) the number of shares of Newco Common Stock issuable upon exercise of the Replacement Options pursuant to Section 1.3(a)(iii) below multiplied by .75, (b) the number of shares of Newco Common Stock issuable upon exercise of the SCO Options assumed by Newco pursuant to Section 1.3(a)(iii) below multiplied by .75 and (c) the Escrow Shares issued to SCO and placed directly into escrow by Caldera pursuant to Section 1.3(b) below, with such number of shares to be appropriately adjusted in the event of any Caldera stock split, stock combination, reclassification or other similar capital change (the "First SCO Certificate") and pay SCO cash consideration equal to seven million dollars ($7,000,000) (the "Cash Consideration"), by wire transfer of immediately available funds or upon the cancellation of SCO's outstanding indebtedness to Caldera.

          (iii) Assumption or Replacement of SCO Options. Prior to the Effective Time, each employee or consultant of SCO who is offered and accepts employment or a consulting position with New Caldera and who has then outstanding options to purchase shares of SCO Common Stock held by such Optionee (collectively, the "SCO Options")(consisting of all outstanding options granted under the stock option plans of SCO or the SCO Subsidiaries, and any individual non-plan options held by the Optionees) shall elect one of the following alternatives with respect to each grant of options held by such employee or consultant:

             (A) Each of the then outstanding SCO Options held by such employee or consultant may be cancelled and replaced with an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock ("Replacement Options") subject to an SCO Option at the Effective Time with an exercise price per share of Newco Common Stock equal to the fair market value of Newco Common Stock immediately after the Effective Time, rounded up to the nearest cent. The vesting schedule of employees and consultants electing this alternative shall be determined as follows:
        (i) the number of vested shares of common stock under the Replacement Option grant will equal the number of vested shares of common stock subject to the cancelled SCO option grant immediately prior to the Effective Time multiplied by 0.25 and (ii) the remaining unvested Replacement Options will vest over a period of months determined by the following equation: 48 months less the product of the number of months vested under the SCO option grant multiplied by 0.5; or

             (B) Each of the then outstanding SCO Options held by such employee or consultant may be assumed by Newco and converted into an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock subject to an SCO Option at the Effective Time (the "SCO Ratio") at an exercise price per share of Newco Common Stock equal to the exercise price per share of such assumed SCO Option immediately prior to the Effective Time divided by the SCO Ratio, rounded up to the nearest cent. Except as set forth in the preceding sentence, the term, exercisability, vesting schedule, and all other terms and conditions of the SCO Options will be unchanged and all references in any option agreement governing such option to SCO shall be deemed to refer to Newco, where appropriate; provided, however, that the outstanding SCO Options previously designated as "incentive stock options" under Section 422 of the Internal Revenue Code may, as a result of the foregoing adjustments, be converted into non-statutory stock options. Continuous service as an employee or consultant with SCO or any of the SCO Subsidiaries will be credited to the Optionee for purposes of determining the number of shares of Newco Common Stock vested and exercisable under the assumed SCO Option after the Closing. If the foregoing calculation results in a Newco Option, which is issued for an SCO Option, being exercisable for a fraction of a share of Newco Common Stock, then the number of shares of Newco Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such resulting fractional share.

     2. Section 1.3(c) of the Agreement is hereby deleted in its entirety.

     3. Section 13.15 of the Agreement is hereby amended as follows:

          (a) The following definition is hereby amended in its entirety:
     "Caldera Percentage Interest" means 72% of the fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis except for any Replacement Options issued or SCO Options assumed pursuant to Section 1.3(a)(iii)).

          (b) The following definition is hereby added in its entirety:
     "Replacement Options" is defined in Section 1.3(a)(iii)(A).

          (c) The following definition is hereby amended in its entirety: "SCO Ratio" is defined in Section 1.3(a)(iii)(B).

     4. All references to the form of Sales Representative and Support Agreement, attached as Exhibit 4.12 of the Agreement shall hereby be replaced by references to the form of Sales Representative and Support Agreement attached hereto as Exhibit 4.12A (the "Sales Representative Agreement") and the form of Open Server Research and Development Agreement attached hereto as Exhibit 4.12B (the "Open Server Agreement"). The Sales Representative Agreement and Open Server Agreement shall be executed at the Effective Time.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement and Plan of Reorganization as of the date first above written.

                                            THE SANTA CRUZ OPERATION, INC.
                                            a California corporation

                                            By: /s/ DOUGLAS MICHELS
                                              ----------------------------------
                                                Douglas Michels
                                                President and Chief Executive
                                                Officer

                                            CALDERA SYSTEMS, INC.
                                            a Delaware corporation

                                            By: /s/ RANSOM LOVE
                                              ----------------------------------
                                                Ransom Love
                                                Chief Executive Officer

                                            CALDERA INTERNATIONAL, INC.
                                            a Delaware corporation

                                            By: /s/ RANSOM LOVE
                                              ----------------------------------
                                                Ransom Love
                                                Chief Executive Officer

     [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]

                              SECOND AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Second Amendment") is entered into as of December 12, 2000, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera International, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO").

                                    RECITALS

     A. On August 1, 2000, Caldera, Newco and SCO entered into an Agreement and Plan of Reorganization (the "Agreement") which all parties to the Agreement wish to amend pursuant to the terms and conditions of this Amendment.

     B. All terms not otherwise defined herein shall have the meanings set forth in Section 13.15 of the Agreement.

     NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

     1. Section 1.3(a)(iii)(A) of the Agreement is amended in its entirety as follows:

          (A) Each of the then outstanding SCO Options held by such employee or consultant may be cancelled and replaced with an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock ("Replacement Options") subject to an SCO Option at the Effective Time with an exercise price per share of Newco Common Stock equal to the fair market value of Newco Common Stock immediately prior to the Effective Time, rounded up to the nearest cent. The vesting schedule of employees and consultants electing the Replacement Option alternative will remain the same.

     2. Section 1.15 is hereby added to the Agreement as follows:

     1.15 Transition Cost Sharing. Caldera and SCO agree to share transition costs relating to the SCO Transaction from the date of the Agreement to the Closing Date as set forth in the Transition Costs Memorandum attached hereto as
Exhibit 1.15.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement and Plan of Reorganization as of the date first above written.

                                            THE SANTA CRUZ OPERATION, INC.
                                            a California corporation

                                            By: /s/ DOUGLAS MICHELS
                                              ----------------------------------
                                                Douglas Michels
                                                President and Chief Executive
                                                Officer

                                            CALDERA SYSTEMS, INC.
                                            a Delaware corporation

                                            By: /s/ RANSOM LOVE
                                              ----------------------------------
                                                Ransom Love
                                                Chief Executive Officer

                                            CALDERA INTERNATIONAL, INC.
                                            a Delaware corporation

                                            By: /s/ RANSOM LOVE
                                              ----------------------------------
                                                Ransom Love
                                                Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]

                                                                    EXHIBIT 1.15

                          TRANSITION COSTS MEMORANDUM

     The purpose of this Memorandum is to memorialize the agreement of The Santa Cruz Operation ("SCO") and Caldera Systems, Inc. ("Caldera") with respect to the sharing of transition costs relating to the planned acquisition by Caldera of the SCO Server and Professional Services Divisions ("Acquisition").

     1. Background. The parties understand that, even if the Acquisition had not occurred, SCO would have undergone a reduction in its workforce. The parties further understand that, if SCO had restructured to remain a standalone company, it would have terminated 150 more employees than it did in anticipation of the Acquisition, at an estimated cost to SCO of approximately $3,200,000.

     The carrying costs for these additional 150 employees are approximately $4,200,000 per quarter. As SCO would have terminated them in August, they will have been on the SCO payroll an additional four months as of December 31, 2000, at a total cost to SCO of approximately $5,600,000.

     In addition, stay-on bonuses of $600,000 have been promised to transition employees, resulting in a total cost to SCO of $6,200,000.

     Therefore, the net incremental cost being borne by SCO as a result of the Acquisition is approximately $3 million ($6,200,000 that SCO bore minus the $3,200,000 that SCO saved by not terminating the 150 employees in August).

     2. Agreement to Share Transition Costs. After some discussion, the parties have agreed to split the net incremental costs on a 50:50 basis. Caldera, therefore, agrees to pay SCO the sum of $1,500,000, which is intended to reimburse SCO for a 50 percent portion of the costs from August 2000 through December 2000.

     3. One-Time-Only Basis. The parties agree that this cost sharing arrangement is being done on a one-time-only basis and that Caldera is not agreeing to pay or share transition or termination costs that SCO may incur hereafter, regardless of how long it takes to obtain SEC and shareholder approval and to consummate the Acquisition.

                               THIRD AMENDMENT TO


                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is entered into as of February 9, 2001, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera International, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO").



                                    RECITALS



     A. On August 1, 2000, Caldera, Newco and SCO entered into an Agreement and Plan of Reorganization, which was amended on September 13, 2000 and December 12, 2000 (as amended, the "Agreement") which all parties to the Agreement wish to further amend pursuant to the terms and conditions of this Amendment.



     B. All terms not otherwise defined herein shall have the meanings set forth in Section 13.15 of the Agreement.



     NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:



     1. The introductory sentence of Section 1.3(a) of the Agreement is hereby replaced with the following text:



          (a) Issuance of Newco Common Stock. At the times set forth below, and subject to the terms and conditions of this Agreement, Newco will, in consideration for the contribution and transfer of the Contributed Stock and Contributed Assets to Newco as contemplated by this Agreement, perform the following:



     2. Section 1.3(a)(i) of the Agreement is hereby replaced with the following text:



          (i) Consideration.



             (A) At the Effective Time, Newco shall (i) issue to SCO that number of issued, fully paid and nonassessable shares of Newco Common Stock equal to the sum of 16 million shares less the Escrow Shares issued to SCO and placed directly into escrow by Caldera pursuant to Section 1.3(b) below (but not less any shares issuable pursuant to options granted or assumed pursuant to 1.3(a)(iii)), with the number of shares to be appropriately adjusted in the event of any Caldera stock split, stock combination, reclassification or other similar capital change (the "First SCO Certificate"), (ii) pay SCO cash consideration equal to twenty-three million dollars ($23,000,000) (the "Cash Consideration"), by the combination of a wire transfer of immediately available funds and the cancellation of SCO's then outstanding indebtedness to Caldera and
        (iii) issue to SCO a non-interest bearing, secured promissory note (the "Secured Note") in the amount of $8 million (subject to certain rights of setoff as provided therein), secured by the assets of the OpenServer Business, and in the form attached as Exhibit 1.3(a)(1).



             (B) During the three year period (the "Earn-out Period") beginning with the first, full Caldera Fiscal Quarter following the Effective Time (provided that if the Effective Time falls within the first five days of any Caldera Fiscal Quarter, then the Earn-out Period shall begin with such Caldera Fiscal Quarter), SCO shall be entitled to receive from Newco on each Earn-out Payment Date 45% of the amount by which OpenServer Revenue for the prior four full Caldera Fiscal Quarters is higher than the cumulative Earn-out Thresholds for such periods (such amount, an "Earn-out Amount"). Notwithstanding the intention of this provision that the parties shall share in the future revenue of the OpenServer Business as operated by Newco, such operation of the OpenServer Business shall be in Newco's sole discretion, and Newco shall be under no obligation to provide any minimum level of support to the OpenServer Business.

     3. Section 1.3(b) is hereby replaced in its entirety with the following text:



          (b) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 10 and the Escrow Agreement, a form of which is attached as Exhibit 1.3(b) (the "Escrow Agreement"), Caldera shall deliver to the Escrow Agent on behalf of SCO a certificate representing one million six hundred thousand (1,600,000) shares of Newco Common Stock (the "Escrow Shares"). The Escrow Shares distributed to the Escrow Agent shall be held in escrow and shall be available to transfer to Caldera for certain damages as provided in Section
     10. To the extent not transferred to Caldera for such damages, the Escrow Shares shall be released to SCO, all as provided in Section 10 and the Escrow Agreement.



     4. Section 1.4(b)(i)(B) is hereby amended by adding the following phrase to the end of such section:



          ", except for rights associated with the Commit Transaction
     Receivables"



     5. Section 1.4(b)(i) is hereby amended by adding the following sentence to the end of such section:



          Notwithstanding Sections 1.4(b)(i)(A)-(C), Newco's continued use of certain Excluded Assets as part of UnixWare and OpenServer, and sale of certain unbundled and bundled products including certain Excluded Assets, is set forth in Exhibit 1.4(b)(i).



     6. A new Section 1.4(c)(i)(D) is hereby added to the Reorganization
Agreement:



          (D) all Liabilities relating to Commit Transaction Receivables.



     7. Section 4.2 of the Agreement is hereby amended by adding to the end of such section the following:



          "Without limiting the foregoing, SCO shall be required to budget at least (and shall not be required to budget more than) $21.4 million for the maintenance of the Group Business during the three month period ended March 31, 2001, of which amount, $1.9 million shall be applied specifically to SCO's professional services line of business. If the Effective Time has not occurred prior to March 31, 2001, then SCO shall be required to budget an amount for the three month period ended June 30, 2001 to be agreed by the parties at such time and which shall be commensurate with historical expenses to revenue ratios.



     8. Sections 4.12, 4.24 and 5.14 are hereby deleted in their entirety.
Exhibit 4.12 is also deleted in its entirety.



     9. A new Section 5.20 shall be added as follows:



          5.20 Reimbursement for Pre-paid Commissions and Royalties. During the period beginning on the Effective Time and ending on the one year anniversary of the Effective Time, Newco shall, on a quarterly basis, reimburse SCO for any sales commissions or royalties previously paid by SCO that relate to Commit Transaction Receivables that are actually collected by Newco during such period.



     10. All references in Section 8.1 to "February 28, 2001" are hereby replaced with "May 31, 2001," and the reference to "March 31, 2001" in such section is hereby replaced with "June 30, 2001".



     11. Section 8.4(a)(i) is hereby replaced in its entirety with the following text:



          (i) If this Agreement is terminated by Caldera pursuant to Section 8.1(i), then SCO shall promptly pay to Caldera (by wire transfer or cashier's check) a nonrefundable fee equal to five hundred sixty thousand (560,000) multiplied by the average closing price of the Caldera Common Stock for the ten (10) days following the public announcement of this Agreement (the "Termination Fee") within two (2) business days following delivery of the notice of termination by Caldera pursuant to Section 8.2;

     12. Section 10.1 is hereby replaced in its entirety with the following text:



          Escrow Fund. In accordance with Section 1.3(b) hereof, Caldera shall deliver to the Escrow Agent one million six hundred thousand (1,600,000) shares of Newco Common Stock (the "Escrow Fund"). The Escrow Fund shall be held by the Escrow Agent for a period of one year from the Effective Time pursuant to the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate Caldera Surviving Corporation and Newco pursuant to the Indemnification obligations of SCO.



     13. Section 10.4 is hereby replaced in its entirety with the following text:



          Limitations on Indemnification. SCO shall not have any liability under this Section 10 unless the aggregate amount of Loss attributable exceeds $1,000,000, and, in such event, SCO shall be required to pay the entire amount of such Loss from the first dollar thereof. SCO shall not have liability for any Loss in excess of the amount determined by multiplying (i) one million six hundred thousand (1,600,000) by (ii) the Caldera Closing Price, except that as such Losses relate to the SCO IP Rights, SCO shall not have liability for any Loss in excess of the amount determined by multiplying (i) eight million (8,000,000) by (ii) the Caldera Closing Price. Notwithstanding the preceding sentence, there shall be no limitations on liability pursuant to this Section 10 relating to intentional fraud or misrepresentation by SCO.



     14. Current Exhibit 1.4(b) of the Agreement is hereby amended and replaced in its entirety with Attachment A.



     15. Current Exhibit 13.15A of the Agreement, the Contributed Assets, is hereby amended to have added to it the contents of Attachment B to this Amendment.



     16. Current Exhibit 13.15B of the Agreement, the Contributed Contracts, is hereby amended to have added to it the contents of Attachment C to this Amendment.



     17. Current Exhibit 13.15D of the Agreement, the Group Products, is hereby amended to have added to it the contents of Attachment D to this Amendment.



     18. Current Exhibit 13.15E of the Agreement, the Permitted Encumbrances, is hereby amended to have added to it the contents of Attachment E to this Amendment.



     19. The definition for "Contributed Assets" contained in Section 13.15 is hereby replaced in its entirety with the following text:



          "Contributed Assets" shall mean (i) those assets, including real property assets, that are owned, leased or licensed by the Contributing Companies that are (A) listed on Exhibit 13.15A attached hereto, (B) Intellectual Property Rights used in the production, development, support or marketing of the Group Products or (C) used in the Group Business, (ii) all Commit Transaction Receivables and (iii) all Contributed Contracts to which any of the Contributing Companies is a party, but in all cases excluding the Excluded Assets.



     20. The following definitions are hereby added to Section 13.15:



          "Caldera Fiscal Quarter" shall mean any three-month period ending on any of the following days of the year: October 31, January 31, April 30 or July 31.



          "Commit Transaction Receivables" shall mean that portion of accounts receivable arising from transactions involving Group Products for which a contractual right to payment or true up is not yet due SCO at the Effective Time. By way of example, and to the parties current knowledge, Exhibit 13.15F reflects the Commit Transaction Receivables that would exist if the Effective Time were as of the date hereof.



          "Earn-out Amount" is defined in Section 1.3(a)(1)(B).

          "Earn-out Payment Date" means the 45th day following each of the fourth, the eighth and the twelfth full Caldera Fiscal Quarters following the Effective Time.



          "Earn-out Period" is defined in Section 1.3(a)(1)(B).



          "Earn-out Threshold," with respect to any particular Caldera Fiscal Quarter, shall be as set forth on Exhibit 13.15G.



          "OpenServer Business" means the business of SCO and its direct and indirect subsidiaries with respect to the OpenServer Products, including without limitation the business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting the OpenServer Products; provided, however, that the OpenServer Business shall in no way include any other line of business of Newco, notwithstanding that such other line of business may incorporate OpenServer kernel or library code that implements less than 15% of the OpenServer Application Binary Interfaces.



          "OpenServer Products" means all software, development tools, compilers, libraries, driver kits, utilities, and the operating system software and other products in whole or in part based on or developed from or for the AT&T Unix System V version 3.2 kernel and any successor to that kernel, including the kernel, the code base, the application program interfaces, the application binary interfaces, derivative works thereof, and those products offered under the names or marks "Appliance Server," SCO Admin, SCO OpenServer Enterprise System, SCO OpenServer Host System, SCO OpenServer Internet FastStart System, or SCO OpenServer Desktop System, SCO Virtual Disk Manager, SCO Doctor, SCO ARCserve/Open, SCO Merge, SCO OpenServer SMP(TM) Licenses, SCO PPP from Morning Star, SCO Internet Security Package, SCO Internet to NetWare Gateway, and Interscan VirusWall, and all successors, upgrades, enhancements, releases, new versions, and updates to any of the above that have been developed or acquired by the Contributing Companies as of the Effective Time.



          "OpenServer Revenue" shall mean all revenue relating to the OpenServer Business, less product returns and provisions for bad debt.



          "Secured Note" is defined in Section 1.3(a)(1)(A).



     21. The definitions for "Caldera Percentage Interest" and "SCO Percentage Interest" found in Section 13.15 are deleted in their entirety.


                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement and Plan of Reorganization as of the date first above written.



                                            THE SANTA CRUZ OPERATION, INC.


                                            a California corporation



                                            By: /s/ DOUGLAS MICHELS

                                              ----------------------------------

                                                Douglas Michels


                                                President and Chief Executive
                                                Officer



                                            CALDERA SYSTEMS, INC.


                                            a Delaware corporation



                                            By: /s/ RANSOM LOVE

                                              ----------------------------------

                                                Ransom Love


                                                Chief Executive Officer



                                            CALDERA INTERNATIONAL, INC.


                                            a Delaware corporation



                                            By: /s/ RANSOM LOVE

                                              ----------------------------------

                                                Ransom Love

                                                Chief Executive Officer


     [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]

                              EXHIBIT 1.4(b)(i)(D)



     Certain Excluded Assets owned by SCO have been bundled into OpenServer and UnixWare and are listed as follows:



     - Webtop



     - Vision FS



     - Term Lite



     - Xdesktop



     - Panorama



     - Tarantella (all versions)



1. PAID-UP LICENSE TO XDESKTOP AND PANORAMA



     SCO hereby grants Caldera International, Inc. ("Caldera") a perpetual, irrevocable, worldwide, non-exclusive, fully paid-up and royalty free license to use, modify and sublicense the object code and source code of the current versions of Xdesktop and Panorama as part of OpenServer and UnixWare. However, SCO is not obligated to provide any future updates to either Xdesktop or Panorama nor provide any ongoing support for either product.



2. GRACE PERIOD FOR REMOVAL OF TECHNOLOGY



     Within 60 days from the Effective Time or the shipping of a new release of UnixWare7 or OpenServer, whichever is sooner ("Grace Period"), Caldera will remove or disable Webtop, VisionFS and Term Lite from UnixWare7 and OpenServer products. SCO shall commence engineering work to remove Webtop, VisionFS and Term Lite between now and the Effective Time and both parties agree to use their best efforts to complete this work as quickly as possible. During this Grace Period, SCO grants Caldera a non-exclusive, royalty-free license to use and sublicense Webtop, VisionsFS and Term Lite as bundled with UnixWare7 and OpenServer. Following the expiration of the Grace Period, Caldera shall pay SCO a royalty for VisionFS and Webtop in accordance with Section 3.2 of this Exhibit.



3. ROYALTIES DUE TO SCO FOR FUTURE SHIPMENTS



  3.1 UNBUNDLED PRODUCT SALES



     Caldera may sell both VisionFS and Tarantella Express as unbundled add on products with OpenServer and UnixWare. For sales of VisionFS, where such sale is an unbundled add on, Caldera shall pay to SCO a royalty of 40% of net revenues received from the sale of Vision FS or 20% of the then-current SCO list price for Vision FS, whichever is higher. Caldera may purchase and resell Tarantella products using SCO's then-current distribution agreement. Caldera may also sell Webtop, Vision FS, Term Lite, Xdesktop and Panorama with the OpenServer and UnixWare packaging under the terms of that certain OEM Distribution Agreement, dated June 27, 2000, between Caldera Systems and SCO, as may be amended from time to time.



  3.2  BUNDLED PRODUCT/TECHNOLOGY SALES



     Following the expiration of the Grace Period, when Caldera sells Vision FS or Tarantella Express bundled (not separately priced) with OpenServer or UnixWare, Caldera shall pay to SCO a royalty of 20% of the then-current SCO list price for the unbundled SCO product. When Caldera sells any version of UnixWare with Webtop bundled, the royalty due for Webtop shipments will be $100 per bundled unit sold. SCO shall not be obligated to provide support with respect to Vision FS, Tarantella Express or Webtop products; provided, however, that SCO shall, at the Effective Time, provide to Caldera licenses to the source code of such products for support purposes only, each in substantially the form attached hereto.

                                                                      APPENDIX B


                                                                February 5, 2001


                                                                    CONFIDENTIAL

Board of Directors
Caldera Systems, Inc.
240 West Center Street
Orem, UT 84057

Dear Members of the Board:


     We understand that Caldera Systems, Inc. ("Caldera"), Caldera International, Inc. ("Newco") and The Santa Cruz Operation, Inc. ("SCO") propose to enter into an Agreement and Plan of Reorganization (as amended, the "Agreement") pursuant to which (i) a newly-formed, wholly-owned subsidiary of Newco will be merged with and into Caldera (the "Merger"), with each share of Caldera common stock ("Caldera Common Stock") being converted into one share (the "Caldera Ratio") of Newco common stock ("Newco Common Stock") and (ii) SCO and certain of its subsidiaries will contribute certain of their assets and liabilities and all of the capital stock of the Contributed Companies (as defined in the Agreement) to Newco in exchange for (A) sixteen million shares of Newco common stock, (B) twenty-three million dollars by the combination of cash and the cancellation of SCO's outstanding indebtedness to Caldera, (C) an eight million dollar non-interest bearing note secured by the assets of the OpenServer Business (as defined in the Agreement), and (D) the right to receive certain "Earn-Out Amounts" during the three year period beginning with the first, full Caldera Fiscal Quarter (as defined in the Agreement) following the effective time of the Merger, based on the achievement by the OpenServer Business of certain financial milestones. The transaction described in (ii) above is referred to herein as the "SCO Transaction." It is intended that the merger and exchange referred to above qualify as a reorganization and tax-free exchange under the provisions of Section 368(a) and Section 351(a) of the Internal Revenue Code, as applicable. The terms and conditions of the above-described Merger and SCO Transaction (the "Transaction") are more fully detailed in the Agreement.


     You have requested our opinion as to whether the Caldera Ratio is fair, from a financial point of view, to holders of Caldera Common Stock.

     Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Caldera's Board of Directors and will receive a fee from Caldera upon the successful conclusion of the Transaction.

     In rendering our opinion, we have, among other things:


          (1) reviewed the terms of a draft of the Third Amendment To Agreement And Plan Of Reorganization dated February 3, 2001 furnished to us by Caldera's counsel on February 3, 2001 and the terms of a draft Form S-4 dated December 18, 2000 furnished to us by Caldera's counsel on January 29, 2001. For the purposes of this opinion, we have assumed, with your permission, that the Agreement attached to the draft S-4 and the amendments to the Agreement furnished to us and/or attached to the draft S-4, are identical in all material respects to the Agreement and amendments that have been/will be executed except that we have assumed with your permission that the Group Business (as defined in the Agreement) includes, among other things, the professional services business of SCO and its subsidiaries;



          (2) reviewed the balance sheet relating to the Group Business as of September 30, 2000 from the draft S-4 provided to us by Caldera counsel and assumed, with Caldera management permission,

Caldera Systems, Inc. Board of Directors                        February 5, 2001
     that there are no substantial changes to the balance sheet liabilities as a result of the inclusion of the OpenServer Business in the definition of the Group Business as part of the Third Amendment;



          (3) reviewed annual financial projections through October 31, 2002 for Newco assuming completion of the Transaction prepared and provided to us by Caldera management;



          (4) reviewed certain internal financial and operating information concerning the Group Business (without giving effect to the Transaction), including income statement projections through September 30, 2002 jointly prepared and provided to us by Caldera and SCO managements;


          (5) participated in discussions with SCO management concerning the operations, business strategy, financial performance and prospects for the Group Business;

          (6) discussed with SCO management its view of the strategic rationale for the Transaction;

          (7) compared certain aspects of the financial performance of the Group Business with public companies we deemed comparable;

          (8) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the SCO Transaction;


          (9) reviewed (i) Caldera's annual report on Form 10-K, including the audited financial statements of Caldera for its fiscal years ended October 31, 1998, 1999, and 2000 included therein, and (II) Caldera's financial press release dated December 6, 2000 for the period ended October 31, 2000, including the unaudited financial statements included therein;



          (10) reviewed certain internal financial and operating information concerning Caldera (without giving effect to the Transaction), including quarterly projections through October 31, 2002, relating to Caldera, prepared and furnished to us by Caldera management;


          (11) participated in discussions with Caldera management concerning the operations, business strategy, current financial performance and prospects for Caldera;

          (12) discussed with Caldera management its view of the strategic rationale for the Transaction;

          (13) reviewed the recent reported closing prices and trading activity for Caldera Common Stock;

          (14) compared certain aspects of the financial performance of Caldera with public companies we deemed comparable;

          (15) reviewed recent equity research analyst reports covering Caldera;

          (16) analyzed the anticipated effect of the Transaction on the future financial performance of Newco;

          (17) participated in discussions related to the Transaction with Caldera, SCO and their respective advisors; and

          (18) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Caldera or SCO. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of (i) management of Caldera as to the future performance of Caldera and Newco and (ii) management of Caldera and SCO as to the future performance of the Group Business.

Caldera Systems, Inc. Board of Directors                        February 5, 2001

     Based upon and subject to the foregoing, we are of the opinion that the Caldera Ratio is fair, from a financial point of view, to holders of Caldera Common Stock.

     For purposes of this opinion, we have assumed that neither Caldera nor SCO is currently involved in any material transaction other than the Transaction, other publicly announced transactions, other preliminary discussed transactions confidentially disclosed to us, and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Caldera Common Stock or Newco Common Stock will trade at any time in the future.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Caldera in connection with its consideration of the Agreement and does not constitute a recommendation to any Caldera stockholder as to how such stockholder should vote on the Agreement. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Prospectus/Proxy Statement to be distributed to Caldera stockholders in connection with the Transaction.

                                            Sincerely,

                                            Broadview International LLC

                                                                      APPENDIX C

                                             [JPMORGAN HNQ LOGO]

                                                           TELEPHONE: 416
                                                           271-3440



                                                           CHASE SECURITIES INC.


                                                           ONE BUSH STREET


                                                           SAN FRANCISCO, CA
                                                           94104



February 8, 2001


The Board of Directors
The Santa Cruz Operation, Inc.
400 Encinal Street
Santa Cruz, CA 95060


Ladies and Gentlemen:



     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of The Santa Cruz Operation, Inc., a California corporation ("SCO" or the "Company") of the consideration to be received by the Company in connection with the Proposed Transaction (as defined herein below) pursuant to the proposed Agreement and Plan of Reorganization dated as of August 1, 2000, as amended by Amendment No. 1 thereto dated as of September 13, 2000 and as further amended by Amendment No. 2 thereto dated as of December 12, 2000 and Amendment No. 3 dated as of February 8, 2001, among Caldera Systems, Inc., a Delaware corporation ("Caldera"), Caldera Holding, Inc., a Delaware corporation ("Newco") and the Company (as amended, the "Agreement") (i) a newly formed wholly owned subsidiary of Newco will be merged with and into Caldera, with Caldera being the surviving corporation in such merger (the "Merger"), and all outstanding Caldera securities will be converted, on a share-for-share basis, into Newco securities having identical rights, preferences and privileges as such Caldera securities had immediately prior to the Merger, and with Newco assuming any and all outstanding options and other rights to purchase shares of capital stock of Caldera (ii) the Company and certain of its subsidiaries will contribute (the "Contribution") to Newco (x) all of the capital stock of certain subsidiaries of the Company (the "Contributed Companies") and (y) certain assets of the Contributed Companies set forth in the Agreement in consideration for (1) the issuance by Newco to the Company of that number of fully paid and nonassessable shares of Newco Common Stock equal to the sum of 16 million shares less certain shares to be issued to the Company and placed directly into escrow by Caldera as provided by the Agreement, with the number of shares to be appropriately adjusted in the event of any Caldera stock split, stock combination, reclassification or other similar capital change, (2) the payment to the Company of cash consideration equal to twenty-three million dollars ($23,000,000), in the form of the combination of a wire transfer of immediately available funds and the cancellation of the Company's then outstanding indebtedness to Caldera, (3) the issuance to the Company of a non-interest-bearing promissory note in the amount of up to eight million dollars ($8,000,000), secured by the assets of the Company's OpenServer business, (4) the Company's right to receive from Newco on certain dates over the twelve quarters following the closing of the Proposed Transaction, 45% of the amount by which OpenServer revenue exceeds quarterly revenue targets and (5) the transfer to


                               [CHASE FOOT LOGO]

The Santa Cruz Operation, Inc. Board of Directors               February 8, 2001

Caldera of certain contingent accounts receivable, estimated to be approximately four million dollars ($4,000,000), which may become payable to the Company from and after the closing date of the Proposed Transactions as a result of the occurrence of certain events specified in certain contracts between the Company and third parties; and (iii) Newco will assume all options to acquire capital stock of the Company held by employees of the Company who are hired or retained by Caldera (the transactions described in clauses (i), (ii) and (iii) being referred to herein as the "Proposed Transaction").



     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the publicly available consolidated financial statements of Caldera for recent years and interim periods to date and certain other relevant financial and operating data of Caldera (including its capital structure) made available to us from published sources; (iii) certain publicly available projected financial and operating information relating to Caldera; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) the internal unaudited financial statements of the Contributed Companies for recent years and interim periods to date and certain other relevant financial data of the Contributed Companies made available to us from the internal records of the Company; (vi) certain internal projected financial and operating information relating to the Contributed Companies prepared by the senior management of the Company; (vii) certain internal projected financial and operating information relating to Caldera prepared by the senior management of Caldera; (viii) certain internal projections of potential synergies relating to the Proposed Transaction prepared by the senior management of Caldera; (ix) the recent reported prices and trading activity for the common stock of Caldera; (x) compared the recent reported prices and trading activity for the common stock of Caldera and certain financial information for Caldera and the Contributed Companies with similar information for certain other companies engaged in businesses we consider comparable; and (xi) the terms of other business combinations that we deemed relevant.



     In addition, we have held discussions with certain members of the management of the Company and Caldera with respect to certain aspects of the Proposed Transaction, and the past and current business operations of the Company and Caldera, the financial condition and future prospects and operations of the Company and Caldera, the effects of the Proposed Transaction on the financial condition and future prospects of the Company and Caldera, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.



     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Caldera or the Contributed Companies or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company or business to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company and Caldera, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel to the Company and Caldera, as applicable.


     Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Newco common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have

The Santa Cruz Operation, Inc. Board of Directors               February 8, 2001
assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.


     Although we advised the Company with respect to the Transaction pursuant to the original Agreement, we were not requested to and did not provide advice concerning the structure, the specific amount and type of the consideration, or any other aspects of the Transaction pursuant to Amendment 1, Amendment 2 and Amendment 3 to the Agreement. We did not participate in negotiations with respect to the terms of such Amendment 1, Amendment 2 and Amendment 3. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties.



     We have acted as financial advisor to the Company with respect to the Proposed Transaction and will receive a fee from the Company for the delivery of this opinion. We will also receive an additional fee if the Proposed Transaction is consummated. In the past, we have provided investment banking and other financial advisory services to SCO and have received fees for rendering these services. In the ordinary course of business, J.P. Morgan H&Q and its affiliates act as a market maker and broker in the publicly traded securities of SCO and receives customary compensation in connection therewith, and also provides research coverage for SCO. In the ordinary course of business, J.P. Morgan H&Q and its affiliates actively trade in the equity and derivative securities of SCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. J.P. Morgan H&Q and its affiliates may in the future provide additional investment banking or other financial advisory services to SCO. In the ordinary course of their businesses, J.P. Morgan H&Q and its affiliates may actively trade the equity securities of Caldera for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.



     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the Company in the Proposed Transaction is fair to the stockholders of the Company from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by Caldera or any of its affiliates.



     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Proposed Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.


                                            Very truly yours,

                                            CHASE SECURITIES INC.

                                                                      APPENDIX D


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                         OF CALDERA INTERNATIONAL, INC.

  (Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the
                               State of Delaware)

     Caldera International, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

     DOES HEREBY CERTIFY:

     FIRST: That the Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on July 28, 2000, under the name Caldera Holdings, Inc. The Corporation filed a Certificate of Amendment with the Secretary of State of Delaware on September 12, 2000, changing its corporate name to "Caldera, Inc." The Corporation filed a Certificate of Amendment with the Secretary of State of Delaware on September 26, 2000.

     SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders of the issued and outstanding Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value, voting as a single class and as separate classes, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware;

     THIRD: That the resolution setting forth the proposed amendment and restatement is as follows:

     "RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

                                      NAME

     The name of the Corporation is "Caldera International, Inc."

                                   ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                  POWERS/TERM

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law. The Corporation is to have perpetual existence.

                                   ARTICLE IV

                                 CAPITAL STOCK

     A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 200,000,000 shares. 175,000,000 shares, par value $0.001 per share, shall be Common Stock and 25,000,000 shares, par value $0.001 per share, shall be Preferred Stock. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares there of then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware.

     B. Common Stock.

          (1) General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of any then outstanding Preferred Stock.

          (2) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

          (3) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

          (4) Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Preferred Stock shall vote together with holders of Common Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

          (5) Redemption.  The Common Stock is not redeemable.

     C. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, by the rules of a national securities exchange, if applicable, and by the provisions of this ARTICLE IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting that series and the distinctive designation of that series;

          (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

          (8) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     D. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

                                   ARTICLE V

                                   DIRECTORS

     A. Number. The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the Bylaws. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

     B. Removal of Directors. Notwithstanding any other provisions of this Certificate or the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this ARTICLE V shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

                                   ARTICLE VI

                              STOCKHOLDER MEETINGS

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

                                  ARTICLE VII

                       LIMITATION OF DIRECTORS' LIABILITY

     Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the General Corporation Law is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE VIII

                                INDEMNIFICATION

     The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

     Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE VIII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

     The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

     The indemnification rights provided in this ARTICLE VIII (i) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this ARTICLE VIII.

                                   ARTICLE IX

                              AMENDMENT OF BYLAWS

     In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation by vote of a majority of the Board of Directors. In addition, the Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

                                   ARTICLE X

                            AMENDMENT OF CERTIFICATE

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in ARTICLES V, VI, VII, VIII, IX and this
ARTICLE X may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting)."

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer and the Secretary of the
Corporation this           day of           2000.

                                            ------------------------------------
                                                       Ransom H. Love
                                                  Chief Executive Officer

                                            ------------------------------------
                                                       Alan J. Hansen
                                                         Secretary

                                                                      APPENDIX E

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                          CALDERA INTERNATIONAL, INC.

                                   ARTICLE I

                                    OFFICES

     Section 1. The registered office shall be in the City of New Castle, State of Delaware.

     Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     Section 1. All meetings of the stockholders for the election of directors shall be held at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     Section 2. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect directors to succeed those directors whose terms expire in that year and shall transact such other business as may properly be brought before the meeting.

     Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

     Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make available, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     Section 5. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the Board or a majority of the Board.

     Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

     Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the Chairman of the Board, or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty
(30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable statute or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     Section 10. Unless otherwise provided in the certificate of incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period.

     Section 11. Nominations for election to the Board of Directors must be made by the Board of Directors or by a committee appointed by the Board of Directors for such purpose or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Nominations by stockholders must be preceded by notification in writing received by the secretary of the corporation not less than one-hundred twenty (120) days prior to any meeting of stockholders called for the election of directors. Such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:

          (a) the name, age, residence, address, and business address of each proposed nominee and of each such person;

          (b) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person;

          (c) the amount of stock of the corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and

          (d) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the corporation will or may be a party.

          The presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not preceded by notification made in accordance with the foregoing procedure shall be disregarded.

     Section 12. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who is a stockholder of record at the time of giving of the notice provided for in this Bylaw, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Bylaw.

     For business to be properly brought before any meeting by a stockholder pursuant to clause (c) above of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) days prior to the date of the meeting. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

     Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 12. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 12, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 12.

     Section 13. Effective upon the closing of the corporation's initial public offering of securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, the stockholders of the Corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting in accordance with these Bylaws and the Certificate of Incorporation.

                                  ARTICLE III

                                   DIRECTORS

     Section 1. The number of directors of this corporation that shall constitute the whole board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

     Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which such directors were chosen and until their successors are duly elected and qualified or until earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

     Section 3. The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

                       MEETINGS OF THE BOARD OF DIRECTORS

     Section 4. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

     Section 5. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

     Section 6. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

     Section 7. Special meetings of the board may be called by the Chairman of the Board or the president on twelve (12) hours' notice to each director by phone, fax or electronic mail; special meetings shall be called by the Chairman of the Board, the president or secretary in like manner and on like notice on the written request of a majority of the Board unless the Board consists of only one director, in which case special meetings shall be called by the Chairman of the Board, the president or secretary in like manner and on like notice on the written request of the sole director.

     Section 8. At all meetings of the board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 9. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

     Section 10. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                            COMMITTEES OF DIRECTORS

     Section 11. The Board of Directors may, by resolution passed by a majority of the whole board, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

     In the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

     Section 12. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                           COMPENSATION OF DIRECTORS

     Section 13. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                   ARTICLE IV

                                    NOTICES

     Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice (except as provided in Section 7 of Article III of these Bylaws), but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telephone, telegram or facsimile.

     Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V

                                    OFFICERS

     Section 1. The officers of the corporation shall be chosen by the Board of Directors and shall be a president, a chief financial officer and a secretary. The Board of Directors may elect from among its members a Chairman of the Board. The Board of Directors may also choose one or more vice-presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

     Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a president, a chief financial officer, and a secretary and may choose vice presidents.

     Section 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

     Section 4. The salaries of all officers of the corporation shall be fixed by the Board of Directors or any committee established by the Board of Directors for such purpose. The salaries of agents of the corporation shall, unless fixed by the Board of Directors, be fixed by the president or any vice-president of the corporation.

     Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

                           THE CHAIRMAN OF THE BOARD

     Section 6. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he/she shall be present. He/she shall have and may exercise such powers as are, from time to time, assigned to him/her by the Board and as may be provided by law.

     Section 7. In the absence of the Chairman of the Board, the president, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

                       THE PRESIDENT AND VICE-PRESIDENTS

     Section 8. The president shall be the chief executive officer of the corporation and in the absence of the Chairman of the Board, he/she shall preside at all meetings of the stockholders and the Board of Directors; he/she shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

     Section 9. The president or any vice president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

     Section 10. In the absence of the president or in the event of his inability or refusal to act, the vice-president, if any, (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                     THE SECRETARY AND ASSISTANT SECRETARY

     Section 11. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He/she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he/she shall be. He/she shall have custody of the corporate seal of the corporation and he/she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

     Section 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                          THE CHIEF FINANCIAL OFFICER

     Section 13. The chief financial officer shall be the chief financial officer of the corporation, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     Section 14. He/she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the corporation.

     Section 15. If required by the Board of Directors, he/she shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his/her office and for the restoration to the corporation, in case of his/her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his/her control belonging to the corporation.

     Section 16. The treasurer or an assistant treasurer, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Chief Financial Officer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE VI

                              CERTIFICATE OF STOCK

     Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman of the Board of Directors, or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him/her in the corporation.

     Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

     If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

                               LOST CERTIFICATES

     Section 2. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his/her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                               TRANSFER OF STOCK

     Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                               FIXING RECORD DATE

     Section 4. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                            REGISTERED STOCKHOLDERS

     Section 5. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                               GENERAL PROVISIONS

                                   DIVIDENDS

     Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

     Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                     CHECKS

     Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                  FISCAL YEAR

     Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                      SEAL

     Section 5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                INDEMNIFICATION

     Section 6. The corporation shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the corporation or a predecessor corporation or, at the corporation's request, a director or officer of another corporation, provided, however, that the corporation shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the corporation. The indemnification provided for in this Section 6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Section 6 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

     Expenses incurred by a director of the corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the corporation (or was serving at the corporation's request as a director or officer of another corporation) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by relevant sections of the General Corporation Law of Delaware. Notwithstanding the foregoing, the corporation shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors of the corporation which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such agent's duty to the corporation or its stockholders.

     The foregoing provisions of this Section 6 shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

     The Board of Directors in its discretion shall have power on behalf of the corporation to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of the corporation.

     To assure indemnification under this Section 6 of all directors, officers and employees who are determined by the corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the corporation which may exist from time to time, Section 145 of the General Corporation Law of Delaware shall, for the purposes of this Section 6, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including without limitation, any plan of the corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines."

                                  ARTICLE VIII

                                   AMENDMENTS

     Section 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of holders of at least 66 2/3% vote of the outstanding voting stock of the corporation. These bylaws may also be altered, amended or repealed or new bylaws may be adopted by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation. The foregoing may occur at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the Board of Directors by the certificate of incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

                                                                      APPENDIX F

                              CALDERA SYSTEMS, INC

                       1999 OMNIBUS STOCK INCENTIVE PLAN

1. ESTABLISHMENT AND PURPOSE.

     There is hereby adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "Plan"). The Plan shall be the successor to the Caldera Systems, Inc. 1998 Stock Option Plan (the "Predecessor Plan"). Upon adoption of the Plan by the Board of Directors and approval of the Plan by the stockholders of Caldera Systems, Inc. (the "Company"), no further awards shall be made under the Predecessor Plan. If the Plan is not approved by the stockholders of the Company, the Predecessor Plan shall remain in full force and effect. The Plan is intended to promote the interests of the Company and the stockholders of the Company by providing officers, other employees of the Company, directors who are not employees of the Company, and other persons who are expected to make a long-term contribution to the success of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and/or to acquire a proprietary interest in the long-term success of the Company, thereby aligning their interest more closely to the interest of stockholders.

2. DEFINITIONS.

     As used in the Plan, the following definitions apply to the terms indicated below:

          (a) "Award Agreement" shall mean the written agreement between the Company and a Participant evidencing an Incentive Award.

          (b) "Board of Directors" shall mean the Board of Directors of the Company.

          (c) "Cause," when used in connection with the termination of a Participant's employment by the Company, shall mean (i) the willful and continued failure by the Participant substantially to perform his duties and obligations to the Company (other than any such failure resulting from his incapacity due to physical or mental illness) or (ii) the willful engaging by the Participant in misconduct which is materially injurious to the Company. For purposes of this Section 2(c), no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. The Committee shall determine whether a termination of employment is for Cause.

          (d) "Change in Control" shall mean any of the following occurrences:

                (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                (ii) during any period of not more than two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board of Directors or nomination for election was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
           (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (f) "Committee" shall mean the Compensation Committee of the Board of Directors. The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act (or who satisfies any other criteria for administering employee benefit plans as may be specified by the Securities and Exchange Commission in order for transactions under such plan to be exempt from the provisions of Section 16(b) of the Exchange Act).

          (g) "Company" shall mean, Caldera Systems, Inc., a Utah corporation.

          (h) "Common Stock" shall mean the common stock of the Company, no par value per share.

          (i) "Disability" shall mean: (1) any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company or a Subsidiary of the Company and applicable to such Participant; or (2) when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of Section 22(e)(3) of the Code.

          (j) "Effective Date" shall mean the date upon which this Plan is adopted by the Board of Directors.

          (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (l) "Executive Officer" shall have the meaning set forth in Rule 3b-7 promulgated under the Exchange Act.

          (m) "Exercise Date" shall mean the date on which a Participant may exercise an Incentive Award.

          (n) "Fair Market Value" of a share of Common Stock, as of a date of determination, shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which such stock is principally traded for the last preceding date on which there was a sale of such stock on such exchange, or (ii) if the shares of Common Stock are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such stock on such exchange, or (iii) if the shares of Common Stock are not then listed on the Nasdaq Stock Market, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market, or (iv) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as determined by the Committee in good faith.

          (o) "Incentive Award" shall mean an Option, Tandem SAR, Stand-Alone SAR, Restricted Stock grant, Phantom Stock grant or Stock Bonus granted pursuant to the terms of the Plan.

          (p) "Incentive Stock Option" shall mean an Option that is an "incentive stock option" within the meaning of Section 422 of the Code.

          (q) "Issue Date" shall mean the date established by the Company on which certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 10(e)of the Plan.

          (r) "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

          (s) "Option" shall mean an option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan.

          (t) "Participant" shall mean an employee of the Company or a subsidiary of the Company to whom an Incentive Award is granted pursuant to the Plan, and, upon his death, his successors, heirs, executors and administrators, as the case may be.

          (u) "Phantom Stock" shall mean the right, granted pursuant to Section 11 of the Plan, to receive in cash the Fair Market Value of a share of Common Stock.

          (v) "Plan" shall mean this 1999 Omnibus Stock Incentive Plan, as amended from time to time.

          (w) "Reference Value" shall mean, with respect to Stand-Alone SARs, the greater of the Fair Market Value or the value given by the Compensation Committee.

          (x) "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to the terms of Section 10 hereof and which is subject to the restrictions set forth in Section 10 of the Plan.

          (y) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act.

          (z) "Section 162(m)" shall mean Section 162(m) of the Code and the regulations promulgated thereunder.

          (aa) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          (ab) "Stand-Alone SAR" shall mean a stock appreciation right granted pursuant to Section 9 of the Plan which is not related to any Option.

          (ac) "Stock Bonus" shall mean a bonus payable in shares of Common Stock granted pursuant to Section 12 of the Plan.

          (ad) "Subsidiary" shall mean a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

          (ae) "Tandem SAR" shall mean a stock appreciation right granted pursuant to Section 8 of the Plan which is related to an Option.

          (af) "Vesting Date" shall mean the date established by the Committee on which a share of Restricted Stock or Phantom Stock may vest.

3. STOCK SUBJECT TO THE PLAN.

     (a) Shares Available for Awards. The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 3,705,238 shares (subject to adjustment as provided herein), which shall include 2,705,238 shares authorized but unissued under the Predecessor Plan. The total number of shares reserved for issuance hereunder may be authorized but unissued Common Stock or authorized and issued

Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. The grant of a Tandem SAR shall not reduce the number of shares of Common Stock with respect to which Incentive Awards may be granted pursuant to the Plan. Upon the exercise of any Tandem SAR, the related Option shall be canceled to the extent of the number of shares of Common Stock as to which the Tandem SAR is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Incentive Awards under the Plan.

     (b) Individual Limitation. The total number of shares of Common Stock subject to Incentive Awards (including Incentive Awards payable in cash but denominated as shares of Common Stock, i.e., Stand-Alone SARs and Phantom Stock), awarded to any employee during any tax year of the Company, shall not exceed 200,000 shares. Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code.

     (c) Adjustment for Change in Capitalization. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of stock which may thereafter be issued in connection with Incentive Awards, (ii) the number and kind of shares of stock issued or issuable in respect of outstanding Incentive Awards, and (iii) the exercise price, grant price, or purchase price relating to any Incentive Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

     (d) Re-Use of Shares. The following shares of Common Stock shall again become available for Incentive Awards: any shares subject to an Incentive Award that remain unissued upon the cancellation, surrender, exchange or termination of such award for any reason whatsoever; any shares of Restricted Stock forfeited; and any shares in respect of which a stock appreciation right is settled for cash.

4. ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Incentive Awards; to determine the persons to whom and the time or times at which Incentive Awards shall be granted; to determine the type and number of Incentive Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Incentive Award; to determine whether, to what extent, and under what circumstances an Incentive Award may be settled, canceled, forfeited, exchanged, or surrendered; to subject shares of Stock to which an Award may relate to rights of repurchase or rights of refusal in favor of the Company under the circumstances and upon the terms set forth in an Award Agreement; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent in accordance with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Incentive Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Tandem SAR or Stand-Alone SAR or Incentive Award relating to Phantom Stock granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option or Stand-Alone SAR, and (ii) accelerate the Exercise Date or Issue Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock or Phantom Stock or otherwise adjust any of the terms applicable to such share.

     No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, if, in either case, such action, omission or determination was taken or made by such member, director or employee in good faith and in a manner such member, director or employee reasonably believed to be in or not opposed to the best interests of the Company.

5. ELIGIBILITY.

     The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company or its Subsidiaries (including officers of the Company or its Subsidiaries, whether or not they are directors of the Company or its Subsidiaries) as the Committee shall select from time to time. Directors and others who are not employees or officers of the Company, including persons who may be expected to make a contribution to the Company's future success, shall also be eligible to receive Incentive Awards under the Plan.

6. AWARDS UNDER THE PLAN; AWARD AGREEMENT.

     The Committee may grant Options, Tandem SARs, Stand-Alone SARs, shares of Restricted Stock, shares of Phantom Stock and Stock Bonuses, in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan.

     Each Incentive Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Incentive Award, a Participant thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

7. OPTIONS.

     (a) Identification of Options. Each Option shall be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option.

     (b) Exercise Price. Each Award Agreement with respect to an Option shall set forth the amount (the "option exercise price") payable by the grantee to the Company upon exercise of the Option. The option exercise price per share shall be determined by the Committee but shall in no event be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

     (c) Term and Exercise of Options.

             (1) Unless the applicable Award Agreement provides otherwise, an Option shall become cumulatively exercisable as to 25 percent of the shares covered thereby on each of the first, second, third and fourth anniversaries of the date of grant. The Committee shall determine the expiration date of each Option; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date of grant. Unless the applicable Award Agreement provides otherwise, no Option shall be exercisable prior to the first anniversary of the date of grant.

             (2) An Option may be exercised for all or any portion of the shares as to which it is exercisable, provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

             (3) An Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option. Such notice may be withdrawn at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash, by certified check, bank cashier's check or wire transfer; (ii) by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the full amount of the Purchase Price, (iii) by delivering shares of Common Stock owned by the Participant with appropriate stock powers, (iv) by electing to have the Company retain shares of Common Stock which would otherwise be issued on the exercise of the Option, or (v) any combination of the foregoing forms. In determining the number of shares of Common Stock necessary to be delivered to or retained by the Company, such shares shall be valued at their Fair Market Value as of the exercise date.

             (4) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

     (d) Limitations on Incentive Stock Options.

             (1) To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any Subsidiary of the Company) shall exceed $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

             (2) No Incentive Stock Option may be granted to an individual if, at the time of the grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (i) the exercise price per share of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     (e) Effect of Termination of Employment.

             (1) Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company or a Subsidiary of the Company shall terminate for any reason other than death, Disability or Cause, (i) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

             (2) Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company or a Subsidiary of the Company shall terminate on account of the Disability or death of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

             (3) If a Participant's employment with the Company or a Subsidiary of the Company is terminated for Cause, all outstanding options granted to such Participant shall expire at the commencement of business on the date of such termination.

     (f) Effect of Change in Control.

        Upon the occurrence of a Change in Control, (i) Options granted to a Participant, to the extent that they were exercisable at the time of a Change in Control, shall remain exercisable until their expiration notwithstanding the provisions of Section 7(e)(1) and (2) of the Plan, and (ii) Options granted to such Participant, to the extent they were not exercisable at the time of a Change in Control, shall expire at the close of business on the date of such Change in Control. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

8. TANDEM SARS.

     The Committee may grant in connection with any Option granted hereunder one or more Tandem SARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related Option. A Tandem SAR may be granted at the same time as, or, in the case of a Non-Qualified Stock Option, subsequent to the time that, its related Option is granted.

     (a) Benefit Upon Exercise. The exercise of a Tandem SAR with respect to any number of shares of Common Stock shall entitle the Participant to a cash payment, for each such share, equal to the excess of (i) the Fair Market Value of a share of Common Stock on the exercise date over (ii) the option exercise price per share of the related Option. Such payment shall be made as soon as practicable after the effective date of such exercise.

     (b) Term and Exercise of Tandem SAR.

          (1) A Tandem SAR shall be exercisable only if and to the extent that its related Option is exercisable.

          (2) The exercise of a Tandem SAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of its related Option with respect to an equal number of shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Section 8(b)(2)), with respect to a number of shares of Common Stock shall cause the automatic and immediate cancellation of any related Tandem SARs to the extent that the number of shares of Common Stock remaining subject to such Option is less than the number of shares then subject to such Tandem SAR.

     Such Tandem SARs shall be canceled in the order in which they become exercisable.

          (3) A Tandem SAR may be exercised for all or any portion of the shares as to which the related Option is exercisable; provided, that no partial exercise of a Tandem SAR shall be for less than a number of shares having an aggregate option exercise price of less than $1,000. The partial exercise of a Tandem SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

          (4) No Tandem SAR shall be assignable or transferable otherwise than together with its related Option, and any such transfer or assignment will be subject to the provisions of Section 20 of the Plan.

          (5) A Tandem SAR shall be exercisable by delivering notice to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Tandem SAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option to which the Tandem SAR is related. Such notice may be withdrawn at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

9. STAND-ALONE SARS.

     (a) Benefit Upon Exercise.

        The exercise of a Stand-Alone SAR with respect to any number of shares of Common Stock shall entitle the Participant to a cash payment, for each such share, equal to the excess of (i) the Fair Market Value of a share of Common Stock on the exercise date over (ii) the Reference Value of the Stand-Alone SAR. Such payments shall be made as soon as practicable after the effective date of such exercise.

     (b) Term and Exercise of Stand-Alone SARs.

             (1) Unless the applicable Award Agreement provides otherwise, a Stand-Alone SAR shall become cumulatively exercisable as to 25 percent of the shares covered thereby on each of the first, second, third and fourth anniversaries of the date of grant. The Committee shall determine the expiration date of each Stand-Alone SAR. Unless the applicable Award Agreement provides otherwise, no Stand-Alone SAR shall be exercisable prior to the first anniversary of the date of grant.

             (2) A Stand-Alone SAR may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of a Stand-Alone SAR shall be for an aggregate Reference Value of less than $1,000. The partial exercise of a Stand-Alone SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

             (3) A Stand-Alone SAR shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Stand-Alone SAR is being exercised, and the effective date of the proposed exercise, and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

     (c) Effect of Termination of Employment. The provisions set forth in
Section 7(e) with respect to the exercise of Options following termination of employment shall apply as well to the exercise of Stand-Alone SARs.

     (d) Effect of Change in Control. Upon the occurrence of a Change in Control, (i) Stand-Alone SARs granted under the Plan, to the extent exercisable at the time of a Change of Control, shall remain exercisable until their expiration notwithstanding the provisions of Section 7(e) of the Plan which are incorporated into this Section 9, and (ii) Stand-Alone SARs not exercisable at the time of a Change in Control shall expire at the close of business on the date of such Change in Control.

10. RESTRICTED STOCK.

     (a) Issue Date and Vesting Date. At the time of the grant of shares of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. If the grantee is employed by the Company or a Subsidiary of the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 10(e) of the Plan. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 10(b) of the plan are satisfied, and except as provided in Section 10(g) of the Plan, upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 10(c) of the Plan shall lapse.

     (b) Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

     (c) Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant.

     (d) Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on shares of Restricted Stock shall be held in escrow until all restrictions on such shares have lapsed.

     (e) Issuance of Certificates.

          (1) Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend: The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the 1999 Omnibus Stock Incentive Plan of Caldera Systems, Inc. and an Award Agreement entered into between the registered owner of such shares and Caldera Systems, Inc. A copy of such Plan and Award Agreement is on file in the office of the Secretary of Caldera Systems, Inc., 240 West Center Street, Orem, Utah 84057. Such legend shall not be removed until such shares vest pursuant to the terms of the applicable Award Agreement.

          (2) Each certificate issued pursuant to this Section 10(e), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

     (f) Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms of the applicable Award Agreement, the restrictions of Section 10(c) of the Plan shall lapse, except as otherwise provided in the Award Agreement. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 10(e) of the Plan.

     (g) Effect of Termination of Employment.

          (1) Subject to such other provision as the Committee may set forth in the applicable Award Agreement, and to the Committee's amendment authority pursuant to Section 4 of the Plan, upon the termination of a Participant's employment by the Company or any Subsidiary of the Company for any reason other than Cause, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to the Company, provided that if the

     Committee, in its sole discretion and within thirty (30) days after such termination of employment notifies the Participant in writing of its decision not to terminate the Participant's rights in such shares, then the Participant shall continue to be the owner of such shares subject to such continuing restrictions as the Committee may prescribe in such notice. If shares of Restricted Stock are forfeited in accordance with the provision of this Section 10, the Company shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

          (2) In the event of the termination of a Participant's employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends paid on such shares.

     (h) Effect of Change in Control. Upon the occurrence of a Change in Control, all restrictions on outstanding vested shares shall immediately lapse and all outstanding shares of Restricted Stock which have not theretofore vested shall immediately expire and be cancelled.

     (i) Special Provisions Regarding Restricted Stock Awards. Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 10 shall be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of performance goals pre-established by the Committee, based on one or more of the following criteria: (i) the attainment of a specified percentage return on total stockholder equity of the Company; (ii) the attainment of a specified percentage increase in earnings per share of Common Stock; (iii) the attainment of a specified percentage increase in net income of the Company; and (iv) the attainment of a specified percentage increase in profit before taxation of the Company (or a Subsidiary or division of the Company if applicable). Attainment of any such performance criteria shall be determined in accordance with generally accepted accounting principles as in effect from time to time. Such shares of Restricted Stock shall be released from restrictions only after the attainment of such performance measures have been certified by the Committee.

11. PHANTOM STOCK.

     (a) Vesting Date. At the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 11(c) of the Plan are satisfied, and except as provided in Section 11(d) of the Plan, upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

     (b) Benefit Upon Vesting. Upon the vesting of a share of Phantom Stock, the Participant shall be entitled to receive in cash, within 30 days of the date on which such share vests, an amount equal to the sum of (i) the Fair Market Value of a share of Common Stock on the date on which such share of Phantom Stock vests and (ii) the aggregate amount of cash dividends paid with respect to a share of Common Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

     (c) Conditions to Vesting. At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

     (d) Effect of Termination of Employment.

          (1) Subject to such other provisions as the Committee may set forth in the applicable Award Agreement, and to the Committee's amendment authority pursuant to Section 4 of the Plan, shares of Phantom Stock that have not vested, together with any dividends credited on such shares, shall be forfeited upon the Participant's termination of employment for any reason other than Cause.

          (2) In the event of the termination of a Participant's employment for Cause, all shares of Phantom Stock granted to such Participant which have not vested as of the date of such termination shall immediately be forfeited, together with any dividends credited on such shares.

     (e) Effect of Change in Control. Upon the occurrence of a Change in Control, all outstanding shares of Phantom Stock which have not theretofore vested shall immediately expire and be cancelled.

     (f) Special Provisions Regarding Phantom Stock Awards. Notwithstanding anything to the contrary contained herein, Phantom Stock granted pursuant to this Section 11 to Executive Officers shall be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of performance goals pre-established by the Committee, based on one or more of the following criteria: (i) the attainment of a specified percentage return on total stockholder equity of the Company; (ii) the attainment of a specified percentage increase in earnings per share of Common Stock from continuing operations; (iii) the attainment of a specified percentage increase in net income of the Company; and (iv) the attainment of a specified percentage increase in profit before taxation of the Company (or a Subsidiary or division of the Company if applicable). Attainment of any such performance criteria shall be determined in accordance with generally accepted accounting principles as in effect from time to time. No cash payment in respect of any Phantom Stock award will be paid to an Executive Officer until the attainment of the respective performance measures have been certified by the Committee.

12. STOCK BONUSES.

     In the event that the Committee grants a Stock Bonus, a certificate for the shares of Common Stock comprising such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

13. RIGHTS AS A STOCKHOLDER.

     No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 3(c) of the Plan, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

14. NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO INCENTIVE AWARD.

     Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or any Subsidiary of the Company or interfere in any way with the right of the Company or any Subsidiary of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Incentive Award hereunder. The Committee's granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant any other Incentive Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

15. SECURITIES MATTERS.

     (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof and of the applicable Award Agreement, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

     (b) The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16. WITHHOLDING TAXES.

     Whenever cash is to be paid pursuant to an Incentive Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Common Stock having a fair market value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined (the "Tax Date"). Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Incentive Award.

17. NOTIFICATION OF ELECTION UNDER SECTION 83(B) OF THE CODE.

     If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and a notification required pursuant to regulation issued under the authority of Code Section 83(b).

18. NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(B) OF THE
CODE.

     Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

19. AMENDMENT OR TERMINATION OF THE PLAN.

     The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Section 162(m) or 422 of the Code or to the extent such approval is required by the rules of any stock exchange on which the Common Stock is listed. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority pursuant to Section 4 of the Plan, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant's rights under any outstanding Incentive Award.

20. TRANSFERS UPON DEATH; NON-ASSIGNABILITY.

     Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executor or administrator of the Participant's estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Incentive Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award.

     During a Participant's lifetime, the Committee may permit the transfer, assignment or other encumbrance of an outstanding Option or outstanding shares of Restricted Stock unless such Option is an Incentive Stock Option and the Committee and the Participant intend that it shall retain such status. Notwithstanding the foregoing, subject to any conditions as the Committee may prescribe, a Participant may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

21. EXPENSES AND RECEIPTS.

     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

22. FAILURE TO COMPLY.

     In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary or transferee) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or beneficiary or transferee) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

23. EFFECTIVE DATE AND TERM OF PLAN.

     The Plan became effective on the Effective Date, but the Plan (and any grants of Incentive Awards made prior to stockholder approval of the Plan) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, such Incentive Awards shall be null and void. Unless earlier terminated by the Board of Directors, the right to grant Incentive Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Incentive Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

24. APPLICABLE LAW.

     Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Utah, without reference to the principles of conflicts of law.

25. PARTICIPANT RIGHTS.

     No Participant shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Incentive Award shall have no rights as a stockholder with respect to any shares covered by any award until the date of the issuance of a Common Stock certificate to him for such shares.

26. UNFUNDED STATUS OF AWARDS.

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Incentive Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

27. NO FRACTIONAL SHARES.

     No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Incentive Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

28. BENEFICIARY.

     A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

29. INTERPRETATION.

     The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

                                                                      APPENDIX G

                                AMENDMENT NO. 1
                                       TO
                       1999 OMNIBUS STOCK INCENTIVE PLAN

     This Amendment No. 1 to the 1999 Omnibus Stock Incentive Plan (this "Amendment") is executed by the undersigned, by and on behalf of Caldera Systems, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Company has adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan") pursuant to which the Company may grant Options and other Incentive Awards to employees, directors and certain consultants of the Company and its subsidiaries. Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the 1999 Plan.

     B. The Company desires to amend the 1999 Plan in order to increase the number of shares of Common Stock reserved for issuance under the 1999 Plan.

                                   AMENDMENT

     NOW, THEREFORE, the 1999 Plan is hereby amended as follows:

          1. INCREASE IN NUMBER OF SHARES SUBJECT TO THE PLAN AND INDIVIDUAL LIMITATION.

          The first sentence of Section 3(a) of the Plan is hereby deleted in its entirety, and the following is hereby inserted in its stead:

             Subject to adjustment under Section 3(c) below, the maximum number of shares of Common Stock that may be issued under the Plan shall be 4,105,238 shares.

          2. RATIFICATION. Except as specifically modified hereby, the Plan is hereby ratified and reaffirmed by the Company.

     The undersigned, who is the duly elected Secretary of the Company, hereby certifies that (i) the Board of Directors of the Company approved this Amendment on March 10, 2000, and (ii) that the shareholders of the Company approved this Amendment on March 22, 2000, at which time this Amendment became effective.

                                            CALDERA SYSTEMS, INC.,
                                            a Delaware corporation

                                            By:      /s/ RICHARD RIFE
                                              ----------------------------------
                                                          Secretary

                                                                      APPENDIX H

                                AMENDMENT NO. 2
                                       TO
                       1999 OMNIBUS STOCK INCENTIVE PLAN

     This Amendment No. 2 to the 1999 Omnibus Stock Incentive Plan (this "Amendment") is executed by the undersigned, by and on behalf of Caldera Systems, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

     The Company has adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan"). The Company desires to amend the 1999 Plan in order to increase the number of shares of Common Stock reserved for issuance under the 1999 Plan. Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the 1999 Plan.

                                   AMENDMENT

     Effective as of July 14 2000, the Board of Directors unanimously adopted the Amendment in the form given below, subject to approval of the Amendment by the Company's Stockholders.

     NOW, THEREFORE, the 1999 Plan is hereby amended as follows:

          1. Increase in Number of Shares Subject to the Plan and Individual Limitation. The first sentence of Section 3(a) of the Plan is hereby deleted in its entirety, and the following is inserted in its stead:

             Subject to adjustment under Section 3(c) below, the maximum number of shares of Common Stock that may be issued under the Plan shall be 6,405,238 shares, increased as of November 1 each year, beginning November 1, 2000, by three percent (3%) of the total number of shares of Common Stock that are issued and outstanding on the immediately preceding October 31st. Notwithstanding the foregoing, subject to adjustment under Section 3(c) below the number of shares of Common Stock that may be issued upon the exercise of Incentive Stock Options under the Plan shall in no event exceed 6,405,238 shares, increased as of November 1 each year, beginning November 1, 2000 and continuing through November 1, 2008, by 100,000 shares per year

          2. Ratification. Except as specifically modified hereby, the Plan is hereby ratified and reaffirmed by the Company.

          3. Effectiveness. No shares of Common Stock shall be issued or other Incentive Awards shall be permitted to be exercised in reliance upon this Amendment unless and until the shareholders have approved this Amendment and any waiting periods required by governing laws or regulations have passed..

     The undersigned, Richard Rife, Secretary, hereby certifies that the Board of Directors of the Company adopted the foregoing Amendment as stated in Background above.

     Executed as of the 14th day of July 2000.

                                            CALDERA SYSTEMS, INC.,
                                            a Delaware corporation

                                            By:      /s/ RICHARD RIFE
                                              ----------------------------------
                                                          Secretary

                                                                      APPENDIX I

                                AMENDMENT NO. 3
                                       TO
                       1999 OMNIBUS STOCK INCENTIVE PLAN

     This Amendment No. 3 to the 1999 Omnibus Stock Incentive Plan (this "Amendment") is executed by the undersigned, by and on behalf of Caldera Systems, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Company has adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan") pursuant to which the Company may grant Options and other Incentive Awards to employees, directors and certain consultants of the Company and its subsidiaries. Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the 1999 Plan.

     B. The Company desires to amend the 1999 Plan in order to incorporate a formula award program pursuant to which directors of the Company will automatically be granted 100,000 Non-Qualified Stock Options (vesting 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant) every two years.

                                   AMENDMENT

     NOW, THEREFORE, the 1999 Plan is hereby amended as follows:

          1. Director Formula Award Program. A new Section 30 is hereby added to the 1999 Plan, the content of which is as follows:

             SECTION 30. FORMULA AWARDS.

             30.1 General. The provisions of this Section 30 are applicable only to Options granted to directors of the Company ("Directors") pursuant to 30.2 below.

             30.2  Grants.

                (a) Initial Bi-Annual Grant. Subject to the limitations set forth in Section 30.8 and prior approval of this Amendment by the shareholders of the Company, Options to purchase 100,000 shares of Common Stock shall automatically be granted to each individual who is elected to serve or continues to serve as a Director following the date of the regularly scheduled annual meeting of shareholders of the Company (an "Annual Meeting") during the 2002 calendar year. Such Options shall be granted as of the date of such Annual Meeting, and the option exercise price for such Options shall be the Fair Market Value of a share of Common Stock on the date of grant. Such Options shall be exercisable 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. No Options shall be granted under this provision if an Annual Meeting is not held during the 2002 calendar year.

                (b) Subsequent Bi-Annual Grants. Subject to the limitations set forth in Section 30.8 and prior approval of this Amendment by the shareholders of the Company, as of the date of each Annual Meeting held during any even-numbered calendar year beginning in 2004, Options to purchase 100,000 shares of Common Stock shall automatically be granted to each individual who is elected to serve or continues to serve as a Director following such Annual Meeting. The option exercise price for such Options shall be the Fair Market Value of a share of Common Stock on the date of grant. Such Options shall become exercisable 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. No Options shall be granted under this provision if an Annual Meeting is not held during the respective even numbered year.

                (c) New Directors. Subject to the limitations set forth in
           Section 30.8 and prior approval of this Amendment by the shareholders of the Company, persons who are first elected or appointed to serve as a Director after the effective date of this Amendment shall automatically be granted Options to purchase a number of shares of Common Stock determined using the following formula:

                     Months X 100,000
Number of Options =  ----------------
                            24

                Months -- the number of full calendar months between the date the Director's service as a Director commences and March 1 of the next even numbered year.

                Such Options shall be granted as of the date of commencement of the Director's service as a director, and the option exercise price for such Options shall be the Fair Market Value of a share of Common Stock on the date of grant. Any such Options shall become exercisable 50% on the first anniversary of the date of date of grant and 50% on the second anniversary of the date of grant.

                (d) Top-Up Grant for Existing Directors. This subsection (d) applies to any directors whose Options are scheduled to vest completely prior to March 1, 2002. Subject to the limitations set forth in Section 30.8 and prior approval of this Section 30 by the shareholders of the Company, each such director shall automatically be granted Options to purchase a number of shares of Common Stock using the formula stated in subsection (c) above. Such Options shall be granted as of the first day of the month following the date on which the director's Options are schedule to fully vest, and the option exercise price for such Options shall be the Fair Market Value of a share of Common Stock on the date of grant. Any such options shall become exercisable 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

             30.3 Option Agreement. Each Option granted under this Section 30 shall be evidenced by an Award Agreement duly executed on behalf of the Company and by the Director to whom such Option is granted and dated as of the applicable date of grant. All Options granted under this Section 30 shall be Non-Qualified Stock Options unless, with respect to Directors who are also employees of the Company, the Committee determines, in its discretion before the date of grant, that some or all such Options shall be Incentive Stock Options.

             30.5 Method of Exercise And Payment. The method of exercise and payment of the exercise price for Options granted under this Section shall be as set forth in Section 7(c)(2)(3), and (4).

             30.6  Term of Formula Awards. Each Formula Award shall expire ten
        (10) years from its date of grant, but shall be subject to earlier termination as provided in Section 7(f) and Section 7(e), provided that references to termination of "employment" shall be deemed to refer to termination of "service as a director."

             30.7 Limitation as to Directorship. Neither this Section 30, nor the granting of a Formula Award, nor any other action taken pursuant to this Section 30, shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time or at any particular rate of compensation. No Director shall have any right to be granted any Option under this Section 30 until such Option is deemed to have been granted under this Section 30, and the Board of Directors may amend or eliminate this Section 30 at any time for any reason.

             30.8 Termination of Formula Awards. Notwithstanding any provision to the contrary, no Option shall be granted pursuant to Section 30.2 on a date when the number of shares of

        Common Stock authorized for issuance pursuant to the Plan is less than the sum of (a) all shares of Common Stock issued upon the exercise of all Options granted under the Plan to date, (b) all shares of Common Stock subject to outstanding, unexpired Options, and (c) all Options that would, but for the effect of this provision, be granted pursuant to
        Section 30 on that date. In the event Options are not granted as a result of the application of this Section 30.8, no Options shall thereafter be granted pursuant to this Section 30 until the shareholders of the Company approve an amendment to the Plan increasing the number of shares of Common Stock available hereunder.

             30.9 Other Plan Provisions. All provisions of the Plan not inconsistent with this Section 30 shall apply to Options granted to Directors under this Section 30. In the event of any conflict between a provision of this Section 30 and a provision in any other Section of the Plan, such provision of this Section 30 shall be deemed to control with respect to Options granted under this Section 30.

          2. Ratification. Except as specifically modified hereby, the Plan is hereby ratified and reaffirmed by the Company.

          3. Effectiveness. This Amendment shall be effective on the date it is approved by the shareholders of the Company.

     The undersigned, who is the duly elected Secretary of the Company, hereby certifies that, following approval of this Amendment by the Board of Directors of the Company, the shareholders approved this amendment at a duly convened
meeting of the shareholders on             , 2000.

                                            CALDERA SYSTEMS, INC.,
                                            a Delaware Corporation

                                            By:
                                              ----------------------------------
                                                       Richard C. Rife,
                                                   its Corporate Secretary

                                                                      APPENDIX J

                                AMENDMENT NO. 4
                                       TO
                       1999 OMNIBUS STOCK INCENTIVE PLAN

     This Amendment No. 4 to the 1999 Omnibus Stock Incentive Plan (this "Amendment") is executed by the undersigned, by and on behalf of Caldera Systems, Inc., a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Company has adopted the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan (the "1999 Plan") pursuant to which the Company may grant Options and other Incentive Awards to employees, directors and certain consultants of the Company and its subsidiaries. Capitalized terms used in this Amendment but not defined herein have the meaning set forth in the 1999 Plan.

     B. The Company desires to amend the 1999 Plan in order to make certain changes and administrative clarifications to the 1999 Plan.

                                   AMENDMENT

     NOW, THEREFORE, the 1999 Plan is hereby amended as follows:

          1. Allow Grant of Non-Qualified Options with Exercise Price Below FMV. The second sentence of Section 7(b) of the 1999 Plan is amended to read as follows:

             The Option exercise price per share shall be set by the Committee in its discretion on a case by case basis, but in the case of an Incentive Stock Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

          2. Allow Exercise of Non-Qualified Options Up to 120 Days After Termination of Service. Clause (i) of Section 7(e)(1) of the 1999 Plan is amended to read as follows:

             (i) Options granted to such Participant, to the extent they are exercisable at the time of such termination, shall remain exercisable until the date which is 90 days (or 120 days in the case of a "Non-Qualified Stock Option")after the date of such termination, on which date they shall expire, and ...

          3. Allow Exercise of Options Up to 30 Days After Termination for Cause. Section 7(e)(3) of the 1999 Plan is amended to read as follows:

             (3) Unless an applicable Award Agreement issued after the date hereof provides otherwise, if a Participant's employment with the Company or a Subsidiary of the Company is terminated for Cause, Options granted to the Participant, to the extent they are then exercisable, shall remain exercisable for 30 days following the date of termination of employment, on which date they shall expire. Notwithstanding the foregoing, no Option shall be exercisable after expiration of its term.

          4. Allow Cash Out, Conversion or Other Disposition of Vested Options and SARS Upon Change in Control.

             (a) Section 7(f) of the 1999 Plan is amended to add the following sentences at the end thereof:

                Any vested, exercisable Options outstanding at the time of a Change in Control shall be cashed out, converted to options of the acquiring entity, assumed by the acquiring entity or otherwise disposed of in the manner provided in any shareholder-approved agreement or plan governing or providing for such Change in Control ("Change in Control Agreement");

           provided that any such cash-out, conversion, assumption or disposition of the Options shall not deprive the Option holder of the inherent value of his Options, measured solely by the excess of the Fair Market Value of the underlying Option shares immediately prior to the Change in Control over the Option exercise price, without the holder's consent. In the absence of such governing provisions in a Change in Control Agreement, the Committee in its sole discretion may on a case by case basis require any vested, exercisable Options that remain outstanding upon a Change in Control to be cashed out and terminated in exchange for a lump sum cash payment, shares of the acquiring entity or a combination thereof equal in value to the fair market value of the Option, measured in the manner described above, immediately prior to the Change in Control. Any non-vested Options shall terminate upon a Change in Control unless: (i) otherwise provided in the Change in Control Agreement or in a written agreement , such as a severance agreement, between the Company and the Participant; or (ii) the Committee in its sole discretion on a case by case basis elects in writing to waive termination

             (b) Section 9(d) of the 1999 Plan is amended to add the following sentence at the end thereof:

                Any vested, exercisable Non-Tandem SARs shall, upon a Change in Control, be cashed out, converted, assumed or otherwise disposed of in the same manner as applies to Options under Section 7(f).

          5. Provide Flexibility to Grant Restricted Stock and Phantom Stock Without Performance Guidelines.

             (a) Section 10(i) of the 1999 Plan is amended to read as follows:

                The Committee may designate on a case-by-case basis whether Restricted Stock Awards are intended to be "performance based compensation" within the meaning of Code Section 162(m). The grant of Restricted Stock so designated shall be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of performance goals pre-established by the Committee, based on one or more of the following criteria: (i) the attainment of a specified percentage return on total stockholder equity of the Company; (ii) the attainment of a specified percentage increase in earnings per share of Common Stock; (iii) the attainment of a specified percentage increase in net income of the Company; and (iv) the attainment of a specified percentage increase in profit before taxation of the Company (or a Subsidiary or division of the Company if applicable). Attainment of any such performance criteria shall be determined in accordance with generally accepted accounting principles as in effect from time to time. Such shares shall be released from restrictions only after the attainment of such performance measures have been certified by the Committee.

             (b) Section 11(f) of the 1999 Plan is amended to read as follows:

                The Committee may designate on a case by case basis whether Phantom Stock Awards are intended to be "performance based compensation" within the meaning of Code Section 162(m). The grant of Phantom Stock so designated shall be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of performance goals pre-established by the Committee, based on one or more of the following criteria: (i) the attainment of a specified percentage return on total stockholder equity of the Company; (ii) the attainment of a specified percentage increase in earnings per share of Common Stock; (iii) the attainment of a specified percentage increase in net income of the Company; and (iv) the attainment of a specified percentage increase in profit before taxation of the Company (or a Subsidiary or division of the Company if applicable). Attainment of any such performance criteria shall be determined in accordance with generally accepted accounting principles as in effect from time to time. Such shares shall be released from restrictions only after the attainment of such performance measures have been certified by the Committee.

     6. Technical Amendments.

          (a) The definition of "Participant" in Section 2(t) is hereby deleted, and the following is inserted in its stead:

             "Participant" means any person who is both eligible to receive an Incentive Award pursuant to the Plan (as set forth in Section 5) and to whom an Incentive Award is granted pursuant to the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

          (b) Section 5 of the 1999 Plan is hereby deleted, and the following is inserted in its stead:

             5. Eligibility. The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be all employees and directors of the Company and its Subsidiaries and such other persons whom the Committee determines are expected to make a contribution to the Company. The Committee may grant Incentive Awards to any, all or none of such eligible persons at any time, from time to time, during the term of the Plan.

          (c) Section 7(c) of the 1999 Plan is amended as follows: The phrase "Unless the applicable Award Agreement provides otherwise," which currently exists at the beginning of subsection (1), is moved to appear at the beginning of Section 7(c), prior to subsection (1), so that it qualifies all four of the subsections of Section 7(c).

          (d) A new Section 31 is hereby added to the 1999 Plan, the content of which is as follows:

             Any reference to "termination of employment," or words of similar import, in the Plan shall be deemed, (i) when applied to non-employee Directors, to mean "termination of service as a director," and (ii) when applied to employee-Directors, to mean "termination of service as an employee and a director." Reference to "termination of employment," or words of similar import, in the Plan shall not be deemed to apply to persons who were not employees or a director of the Company or a Subsidiary of the Company.

     7. Ratification. Except as specifically modified hereby, the Plan is hereby ratified and reaffirmed by the Company.

     The undersigned, who is the duly elected Secretary of the Company, hereby certifies that the Board of Directors of the Company approved this Amendment on July 14, 2000, at which time this Amendment became effective.

                                            CALDERA SYSTEMS, INC.,
                                            a Delaware Corporation

                                            By:     /s/ RICHARD C. RIFE
                                              ----------------------------------
                                                       Richard C. Rife,
                                                   its Corporate Secretary

                                                                      APPENDIX K

                             CALDERA SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
         (AS AMENDED AND RESTATED EFFECTIVE AS OF              , 2000)

I. PURPOSE OF THE PLAN

     This Employee Stock Purchase Plan is intended to promote the interests of Caldera Systems, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II. ADMINISTRATION OF THE PLAN

     The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III. STOCK SUBJECT TO PLAN

     A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued in the aggregate under the Plan shall not exceed two million (2,000,000) shares. Such share reserve includes (i) the 500,000 shares initially reserved for issuance under the Plan plus (ii) the one million five hundred thousand (1,500,000)-share increase authorized by the Board on October 2, 2000 and subject to stockholder approval at the Special Meeting to be held on
               , 2000.

     B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with the 2001 calendar year, by an amount equal to one percent (1%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event shall such annual increase exceed Seven Hundred Fifty Thousand (750,000) shares.

     C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan,
(ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date, (iv) the maximum number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV. OFFERING PERIODS

     A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

     B. Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. However, the initial offering period commenced at the Effective Time (March 20, 2000) and will terminate on the last business day in April 2002. Subsequent offering periods shall commence as designated by the Plan Administrator.

     C. Each offering period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in May each year to the last business day in October of the same year and from the first business day in November each year to the last business day in April of the following year. However, the first Purchase Interval in effect under the initial offering period commenced at the Effective Time and will terminate on the last business day in October 2000.

     D. Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty-four (24) months, unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.

V. ELIGIBILITY

     A. Each individual who is an Eligible Employee on the start date of an offering period under the Plan may enter that offering period on such start date or on any subsequent Semi-Annual Entry Date within that offering period, provided he or she remains an Eligible Employee.

     B. Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on any subsequent Semi-Annual Entry Date within that offering period on which he or she is an Eligible Employee.

     C. The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

     D. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

VI. PAYROLL DEDUCTIONS

     A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

          (i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

          (ii) The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.

     B. Payroll deductions shall begin on the first pay day following the Participant's Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

     C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

     D. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII. PURCHASE RIGHTS

     A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant's Entry Date into the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

     Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

     B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

     C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

     D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Seven Hundred Fifty (750) shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date under the Plan shall not exceed One Hundred Twenty-Five Thousand (125,000) shares, subject to periodic adjustments in the event of certain changes in the corporation's capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date during that offering period.

     E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable on the Purchase Date shall be promptly refunded.

     F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

          (i) A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

          (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

          (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (x) within ninety (90) days following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant's right to reemployment with the Corporation is guaranteed by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of the Plan and must, in order to resume participation in the Plan, re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

     G. Change of Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change of Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change of Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into the offering period in which such Change of Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change of Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation on the number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.

     The Corporation shall use its best efforts to provide at least ten
(10)-days prior written notice of the occurrence of any Change of Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change of Control.

     H. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

     I. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

     J. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII. ACCRUAL LIMITATIONS

     A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

     B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

          (i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

          (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

     C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

     D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX. EFFECTIVE DATE AND TERM OF THE PLAN

     A. The Plan was adopted by the Board on February 15, 2000 and became effective at the Effective Time, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial offering period hereunder shall be refunded.

     B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2010, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X. AMENDMENT/TERMINATION OF THE PLAN

     A. The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the Corporation to recognize compensation expense in the absence of such amendment or termination.

     B. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders:
(i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify eligibility requirements for participation in the Plan.

XI. GENERAL PROVISIONS

     A. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

     B. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

     C. The provisions of the Plan shall be governed by the laws of the State of Colorado without regard to that State's conflict-of-laws rules.

                                                                      SCHEDULE A

                         CORPORATIONS PARTICIPATING IN
                          EMPLOYEE STOCK PURCHASE PLAN
                            AS OF THE EFFECTIVE TIME

                             CALDERA SYSTEMS, INC.
                          CALDERA INTERNATIONAL, INC.

                                                                        APPENDIX

     The following definitions shall be in effect under the Plan:

     A. Board shall mean the Corporation's Board of Directors.

     B. Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Corporations during such individual's period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made by the Corporation or any Corporate Affiliate on the Participant's behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings).

     C. Change of Control shall mean a change of ownership of the Corporation pursuant to any of the following transactions:

          (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

          (iii) the acquisition, directly or indirectly, by a person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

     D. Code shall mean the Internal Revenue Code of 1986, as amended.

     E. Common Stock shall mean the Corporation's common stock.

     F. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

     G. Corporation shall mean Caldera Systems, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Caldera Systems, Inc. which shall by appropriate action adopt the Plan.

     H. Effective Time shall mean March 20, 2000, the date on which the Underwriting Agreement was executed. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

     I. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

     J. Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

     K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (iii) For purposes of the initial offering period which begins at the Effective Time, the Fair Market Value shall be deemed to be equal to the price per share at which the Common Stock is sold in the initial public offering pursuant to the Underwriting Agreement.

     L. 1933 Act shall mean the Securities Act of 1933, as amended.

     M. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

     N. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.

     O. Plan shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document.

     P. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

     Q. Purchase Date shall mean the last business day of each Purchase Interval. The initial Purchase Date shall be October 31, 2000.

     R. Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

     S. Semi-Annual Entry Date shall mean the first business day in May and November each year on which an Eligible Employee may first enter an offering period.

     T. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

     U. Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the Corporation's initial public offering of its Common Stock.

                                                                      APPENDIX L

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                            OF CALDERA SYSTEMS, INC.

  (PURSUANT TO SECTIONS 228, 242 AND 245 OF THE GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE)

     Caldera Systems, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

     DOES HEREBY CERTIFY:

     FIRST: That the Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on March 6, 2000, under the name Caldera Systems, Inc.

     SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders of the issued and outstanding Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value, voting as a single class and as separate classes, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware;

     THIRD: That the resolution setting forth the proposed amendment and restatement is as follows:

     "RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

                                      NAME

     The name of the Corporation is Caldera Systems, Inc.

                                   ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                  POWERS/TERM

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law. The Corporation is to have perpetual existence.

                                   ARTICLE IV
                                 CAPITAL STOCK

     A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is two hundred million (200,000,000) shares. one hundred seventy-five million

(175,000,000) shares, par value $0.001 per share, shall be Common Stock and twenty-five million (25,000,000) shares, par value $0.001 per share, shall be Preferred Stock. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares there of then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware.

     B. Common Stock.

          (1) General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of any then outstanding Preferred Stock.

          (2) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

          (3) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

          (4) Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Preferred Stock shall vote together with holders of Common Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

          (5) Redemption. The Common Stock is not redeemable.

     C. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, by the rules of a national securities exchange, if applicable, and by the provisions of this ARTICLE IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting that series and the distinctive designation of that series;

          (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

          (8) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     D. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

                                   ARTICLE V

                                   DIRECTORS

     A. Number. The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

     B. Removal of Directors. Notwithstanding any other provisions of this Certificate or the bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the

Corporation, the preceding provisions of this ARTICLE V shall not apply with respect to the director or directors elected by such holders of preferred stock.

                                   ARTICLE VI

                              STOCKHOLDER MEETINGS

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept(subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

                                  ARTICLE VII

                       LIMITATION OF DIRECTORS' LIABILITY

     Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the General Corporation Law is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE VIII

                                INDEMNIFICATION

     The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

     Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE VIII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

     The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

     The indemnification rights provided in this ARTICLE VIII (i) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this ARTICLE VIII.

                                   ARTICLE IX

                              AMENDMENT OF BYLAWS

     In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by vote of a majority of the Board of Directors. In addition, the bylaws may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

                                   ARTICLE X

                            AMENDMENT OF CERTIFICATE

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in ARTICLES V, VI, VII, VIII, IX and this
ARTICLE X may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting)."

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President and the Secretary of the Corporation as of this
          day of           2000.

                                            ------------------------------------
                                            Ransom H. Love
                                            Chief Executive Officer

                                            ------------------------------------
                                            Alan J. Hansen
                                            Secretary

                                                                      APPENDIX M

                               NOTICE OF ELECTION
                          TO ASSUME OR REPLACE OPTIONS

     Please complete the information requested below for each outstanding SCO option grant to be assumed or exchanged for a New Caldera option. The terms set forth in this letter are defined in the joint prospectus/proxy statement.

MY NAME(S) AND ADDRESS(ES) (PLEASE PROVIDE)

MY CONTACT INFORMATION

Office Telephone:

Home Telephone:

Email Address:

Tax ID Number:

     I hereby elect to have my SCO stock options assumed or replaced as indicated below, and understand that surrendered SCO stock options will be cancelled, in exchange for new options to purchase shares of New Caldera common stock pursuant to the terms set forth in the joint prospectus/proxy statement in the amounts set forth below:

     I elect to exchange only the following SCO options:

                                                OPTION #    OPTION #    OPTION #
Option Grant Date:
                                                -------     -------     -------
Number of Unexercised Shares:
                                                -------     -------     -------
Exercise Price:
                                                -------     -------     -------
ISO or NSO:
                                                -------     -------     -------

     I elect to have only the following options assumed:

                                                OPTION #    OPTION #    OPTION #
Option Grant Date:
                                                -------     -------     -------
Number of Unexercised Shares:
                                                -------     -------     -------
Exercise Price:
                                                -------     -------     -------
ISO or NSO:
                                                -------     -------     -------

     I ACKNOWLEDGE RECEIPT OF CALDERA'S JOINT PROSPECTUS/PROXY STATEMENT AND THE ENCLOSURES REFERENCED THEREIN AND CONTAINED THEREWITH (THE "EXCHANGE OFFER MATERIALS"). BY SIGNING THIS NOTICE, I AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER AS DESCRIBED IN CALDERA'S LETTER AND THE ASSUMPTION AND REPLACEMENT OFFER MATERIALS.

                                           (Print Your Name)

                                           Signature

                                           Date Signed

  THIS NOTICE OF ELECTION MUST BE POSTMARKED NO LATER THAN             , 2000.

                                                                      APPENDIX N

                 CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE
                                  CHAPTER 13.
                               DISSENTERS' RIGHTS

sec.1300.  RIGHTS TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING
           SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation is a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market Systems of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor or the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec.1301.  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Section 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization of short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec.1302.  ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec.1303.  AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306; payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec.1304.  DISSENTERS ACTIONS TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiff, or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec.1305.  APPRAISERS REPORT -- PAYMENT  --  COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

sec.1306.  DISSENTING SHAREHOLDERS STATUS AS CREDITORS.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec.1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec.1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec.1309.  TERMINATING OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec.1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceeding under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec.1311.  EXEMPT SHARES.

     This chapter, EXCEPT SECTION 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec.1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX O



                            AUDIT COMMITTEE CHARTER



I. PURPOSE



     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.



     The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.



     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.



II. COMPOSITION



     The Audit Committee shall be comprised of three or more independent directors.



     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.



III. MEETINGS



     The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.



IV. RESPONSIBILITIES AND DUTIES



     To fulfill its responsibilities and duties the Audit Committee shall:



     1.Review this Charter at least annually and recommend any changes to the Board.



     2.Review the organization's annual financial statements and any other relevant reports or other financial information.



     3.Review the regular internal financial reports prepared by management and any internal auditing department.



     4.Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.



     5.Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.



     6.Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.



     7.Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                 [CALDERA LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant's certificate of incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction form which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Article VII Section 6 of the registrant's Amended and Restated Bylaws provides that the registrant shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnify thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil or criminal action, suite or proceeding by reason of the fact that he or she is or was a director or officer of the registrant (or was serving at the registrant's request as a director or officer of another corporation) shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized by the relevant sections of the Delaware General Corporation Law.

     Caldera has entered into indemnification agreements with each of its outside directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Caldera

(except to the extent the court determines he or she is fairly and reasonable entitled to indemnity for expenses), for settlements not approved by Caldera. The indemnification agreements provide for Caldera to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. Upon the closing of the combination, the registrant will assume the indemnification agreements of Caldera and will enter into similar indemnification agreements with newly-appointed outside directors.

     Caldera has an insurance policy covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. Upon the closing of the combination, the registrant will assume this insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

     The following exhibits are filed herewith or incorporated by reference herein:

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           2.1           Agreement and Plan of Reorganization by and among Caldera
                         Systems, Inc., Caldera International, Inc. ("registrant")
                         and The Santa Cruz Operation, Inc., including Amendment No.
                         1 to the Agreement and Plan of Reorganization (included as
                         Appendix A to the prospectus).
           3.1           Form of Caldera International, Inc.'s Amended and Restated
                         Certificate of Incorporation to be in effect upon the
                         closing of the combination (included as Appendix D to the
                         prospectus).
           3.2           Form of Caldera International, Inc.'s Amended and Restated
                         Bylaws to be in effect upon the closing of the combination
                         (included as Appendix E to the prospectus).
         **4.1           Form of certificate of common stock.
         **5.1           Opinion of Brobeck Phleger & Harrison, LLP.
         **8.1           Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                         Professional Corporation.
         **8.2           Tax Opinion of Brobeck Phleger & Harrison, LLP.
          10.1           Conversion Agreement, dated December 30, 1999, between
                         Caldera, The Canopy Group, Inc. and MTI Technology
                         Corporation (incorporated by reference to Exhibit 10.1 to
                         Caldera's Registration Statement on Form S-1 (File No.
                         333-94351)).
          10.2           Form of Series B Preferred Stock Purchase Agreement between the Registrant and the Series B investors (incorporated by reference to Exhibit 10.2 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.3           Caldera 1988 Stock Option Plan (incorporated by reference to
                         Exhibit 10.3 to Caldera's Registration Statement on Form S-1
                         (File No. 333-94351)).
          10.4           Caldera 1999 Omnibus Stock Incentive Plan (Included as
                         Appendix F to the prospectus).
          10.5           Amendment No. 1 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix G to the prospectus).
          10.6           Amendment No. 2 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix H to the prospectus).
          10.7           Amendment No. 3 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix I to the prospectus).
          10.8           Amendment No. 4 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix J to the prospectus).
          10.9           Caldera 2000 Employee Stock Purchase Plan, as amended
                         (Included as Appendix K to the prospectus).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.10          Secured Convertible Promissory Note, dated September 1,
                         1998, by Caldera in favor of The Canopy Group, Inc.
                         (incorporated by reference to Exhibit 10.6 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.11          Security Agreement, dated September 1, 1998, between the
                         Registrant and The Canopy Group, Inc. (incorporated by
                         reference to Exhibit 10.7 to the Registrant's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.12          Asset Purchase and Sale Agreement, dated September 1, 1998, between Caldera, Inc., a Utah corporation and Caldera
                         (incorporated by reference to Exhibit 10.8 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.13          Amended and Restated Asset Purchase Agreement, dated as of
                         September 1, 1998, between Caldera, Inc., a Utah
                         corporation, and Caldera (incorporated by reference to
                         Exhibit 10.9 to Caldera's Registration Statement on Form S-1
                         (File No. 333-94351)).
          10.14          Stock Purchase Agreement, dated January 27, 1999, by and
                         among Caldera, the Canopy Group, Inc. and MTI Technology
                         Corporation (incorporated by reference to Exhibit 10.10 to
                         Caldera's Registration Statement on Form S-1 (File No.
                         333-94351)).
          10.15          Stock Purchase Agreement, dated January 6, 2000, between
                         Caldera and Lineo, Inc. (incorporated by reference to
                         Exhibit 10.11 to Caldera's Registration Statement on Form
                         S-1 (File No. 333-94351)).
          10.16          Form of Second Amended and Restated Investors Rights
                         Agreement by and among Caldera and the holders of the Series
                         A and Series B convertible preferred stock named therein
                         (incorporated by reference to Exhibit 10.12 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.17          GNU General Public License (incorporated by reference to
                         Exhibit 10.14 to the Registrant's Registration Statement on
                         Form S-1 (File No. 333-94351)).
         +10.18          Computer Software Distribution Agreement, dated December 14,
                         1998, between Caldera and Navarre Corporation (incorporated by reference to Exhibit 10.15 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
         +10.19          OEM Reciprocal License Agreement, dated January 6, 2000,
                         between Caldera and Evergreen Internet, Inc. (incorporated by reference to Exhibit 10.16 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
         +10.20          Sun Community Source License version 2.3 dated January 7,
                         2000, between Caldera and Sun Microsystems, Inc.
                         (incorporated by reference to Exhibit 10.17 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
         +10.21          Sun Community Source License version 2.7, dated January 7,
                         2000, between Caldera and Sun Microsystems, Inc.
                         (incorporated by reference to Exhibit 10.18 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.22          Lease Agreement, dated September 1, 1998, between Caldera
                         and Caldera, Inc., a Utah corporation (incorporated by
                         reference to Exhibit 10.19 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.23          Assignment and Extension of Lease, dated October 6, 1999, be
                         Caldera and Voxel, Inc. (incorporated by reference to
                         Exhibit 10.20 to Caldera's Registration Statement of Form
                         S-1 (file No. 333-94351)).
          10.24          Secured Promissory Note, dated December 29, 1999, by Caldera in favor of The Canopy Group (incorporated by reference to
                         Exhibit 10.22 to Caldera's Statement on Form S-1 (File No.
                         333-94351)).
          10.25          Assignment of Lease, dated January 21, 2000, between Caldera and Nextpage L.C. (incorporated by reference to Exhibit
                         10.23 to Caldera's Registration Statement on Form S-1 (File
                         No. 333-94351)).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.26          Form of Indemnification Agreement by and between Caldera and its executive officers and directors (incorporated by
                         reference to Exhibit 10.24 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.27          Distribution Agreement, dated February 8, 2000, between
                         Caldera and Frank Kasper & Associates, Inc. (incorporated by reference to Exhibit 10.1 to Caldera's quarterly report on
                         Form 10-Q for the quarter ended April 30, 2000).
          10.28          Second Amendment to Lease Agreement, dated April 5, 2000,
                         between Caldera and EsNet Properties, L.C. (incorporated by reference to Exhibit 10.2 to Caldera's quarterly report on
                         Form 10-Q for the quarter ended April 30, 2000).
          10.29          Lease Agreement, dated October 9, 1997, between Caldera,
                         Inc., a Utah corporation, and EsNet Properties, L.C.
                         (incorporated by reference to Exhibit 10.3 to Caldera's
                         quarterly report on Form 10-Q for the quarter ended April
                         30, 2000).
          10.30          Master Lease, dated March 30, 2000, between Caldera and
                         106th South Business Park, L.C. (incorporated by reference to Exhibit 10.4 to Caldera's quarterly report on Form 10Q
                         for the quarter ended April 20, 2000).
        **10.31          Form of Senior Executive Severance Agreement.
        **10.32          Form of Voting Agreement between the Registrant and Doug
                         Michels.
        **10.33          Form of Voting Agreement between The Santa Cruz Operation,
                         Inc. and The Canopy Group, Inc. and MTI Technology
                         Corporation.
        **10.34          Form of Stockholder Agreement, among the Registrant,
                         Caldera, The Santa Cruz Operation, Inc., MTI Technology
                         Corporation and The Canopy Group, Inc.
        **10.35          Form of Sales Representative and Support Agreement, between the Registrant and The Santa Cruz Operation, Inc.
        **10.36          Form of Open Server Research & Development Agreement between the registrant and The Santa Cruz Operation, Inc.
        **10.37          OEM Distribution Agreement, dated June 27, 2000, between
                         Caldera and The Santa Cruz Operation, Inc.
        **10.38          Agreement for Linux Professional Consulting Services between
                         The Santa Cruz Operation, Inc. and Caldera Systems, Inc.
        **10.39          Strategic Business Agreement between The Santa Cruz
                         Operation, Inc. and Caldera Systems, Inc.
        **10.40          Stock Purchase and Sale Agreement between The Canopy Group,
                         Inc., Caldera Systems, Inc. and Metrowerks Holding, Inc.
        **10.41          Stockholder Agreement between Lineo, Inc., Bryan Sparks, Dry
                         Canyon Holding Company LLC and Metrowerks Holdings, Inc.
        **10.42          Warrant Purchase Agreement between Lineo, Inc. and
                         Metrowerks Holdings, Inc.
          10.43          Form of Secured Convertible Promissory Note issued by The
                         Santa Cruz Operation, Inc. to Caldera Systems, Inc.
          10.44          Form of Security Agreement between The Santa Cruz Operation,
                         Inc., as debtor, and Caldera Systems, Inc., as secured
                         party.
          10.45          Form of Intercreditor Agreement among The Canopy Group,
                         Inc., The Santa Cruz Operation, Inc. and Caldera Systems,
                         Inc.
          10.46          Form of Loan Agreement between The Canopy Group, Inc. and
                         The Santa Cruz Operation, Inc.
          10.47          Form of Security Agreement between The Canopy Group, Inc.
                         and The Santa Cruz Operation, Inc.
          10.48          Form of Secured Convertible Promissory Note issued by The
                         Santa Cruz Operation, Inc. to The Canopy Group, Inc.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.49          Form of Secured Promissory Note to be issued by Caldera
                         International, Inc. to The Santa Cruz Operation, Inc. upon completion of the combination.
          10.50          Form of Security Agreement to be entered into between
                         Caldera International, Inc., as debtor, and The Santa Cruz
                         Operation, Inc., as secured party, upon completion of the
                         combination.
        **21.1           Subsidiaries of the Registrant.
          23.1           Consent of Arthur Andersen LLP, Independent Public
                         Accountants of Caldera and the Registrant.
          23.1.2         Consent of Arthur Andersen LLP, Independent Public
                         Accountants of Ebiz Enterprises, Inc.
          23.2           Consent of PricewaterhouseCoopers LLP, Independent
                         Accountants of The Santa Cruz Operation, Inc.
          23.2.1         Consent of PricewaterhouseCoopers LLP, Independent
                         Accountants of The Santa Cruz Operation, Inc. regarding the financial statements of The Server and Professional Services
                         Groups.
          23.4           Consent of Wilson Sonsini Goodrich & Rosati, Professional
                         Corporation (included in Exhibit 8.1).
          23.5           Consent of Brobeck, Phleger & Harrison LLP (included in
                         Exhibits 5.1 and 8.2).
          99.1           Form of Proxy Card of Caldera Systems, Inc.
        **99.2           Form of Proxy Card of The Santa Cruz Operation, Inc.


---------------


**Filed Previously



+ Confidential treatment was granted by the Commission for certain provisions.
  Omitted material for which confidential treatment has been granted has been filed separately with the Commission.



 (b) Financial Statement Schedules.



     Schedule II -- Valuation and Qualifying Accounts



     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.



ITEM 22. UNDERTAKINGS



     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (6) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (7) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, Delaware Corporation law, the Underwriting Agreement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on the 21st day of February 2001.


                                            CALDERA INTERNATIONAL, INC.

                                            By:     /s/ RANSOM H. LOVE
                                              ----------------------------------
                                                        Ransom H. Love
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ RANSOM H. LOVE                    Director, Chief Executive Officer   February 21, 2001
-----------------------------------------------------
                   Ransom H. Love

                 /s/ ROBERT K. BENCH                   Chief Financial Officer (Principal  February 21, 2001
-----------------------------------------------------    Accounting Officer)
                   Robert K. Bench

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To Caldera Systems, Inc.:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Caldera Systems, Inc, the carved-out portion of Caldera, Inc. and their subsidiary included in this registration statement and have issued our report thereon dated December 5, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II -- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
December 5, 2000

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED OCTOBER 31, 1998, 1999 AND 2000

                                              BALANCE AT    CHARGED TO                  BALANCE AT
                                               BEGINNING    COSTS AND                     END OF
                DESCRIPTION                    OF PERIOD     EXPENSES    DEDUCTIONS       PERIOD
                -----------                   -----------   ----------   ----------     -----------
Allowance for doubtful accounts:
  Year ended October 31, 1998...............  $   112,000   $  265,000   $(362,000)(a)  $    15,000
  Year ended October 31, 1999...............       15,000      222,000    (147,000)(a)       90,000
  Year ended October 31, 2000...............       90,000      325,000    (103,000)         312,000
Inventory reserves:
  Year ended October 31, 1998...............      157,000       28,000    (122,000)(b)       63,000
  Year ended October 31, 1999...............       63,000      356,000     (65,000)(b)      354,000
  Year ended October 31, 2000...............      354,000       43,000    (113,000)         284,000
Allowance for sales returns:
  Year ended October 31, 1998...............      100,000       97,000    (143,000)(c)       54,000
  Year ended October 31, 1999...............       54,000      350,000    (235,000)(c)      169,000
  Year ended October 31, 2000...............      169,000      680,000    (485,000)         364,000
Deferred tax assets valuation allowance:
  Year ended October 31, 1998...............           --      422,000   7,156,000(d)     7,578,000
  Year ended October 31, 1999...............    7,578,000    3,316,000          --       10,894,000
  Year ended October 31, 2000...............   10,894,000    4,363,000          --       15,257,000

-------------------------

(a) Represents write-offs of uncollectable accounts receivable

(b) Represents inventory destroyed or scrapped

(c) Represents product returns

(d) Represents allowance recorded in connection with the purchase of assets from Caldera, Inc.

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           2.1           Agreement and Plan of Reorganization by and among Caldera
                         Systems, Inc., Caldera International, Inc. ("registrant")
                         and The Santa Cruz Operation, Inc., including Amendment No.
                         1 to the Agreement and Plan of Reorganization (included as
                         Appendix A to the prospectus).
           3.1           Form of Caldera International, Inc.'s Amended and Restated
                         Certificate of Incorporation to be in effect upon the
                         closing of the combination (included as Appendix D to the
                         prospectus).
           3.2           Form of Caldera International, Inc.'s Amended and Restated
                         Bylaws to be in effect upon the closing of the combination
                         (included as Appendix E to the prospectus).
         **4.1           Form of certificate of common stock.
         **5.1           Opinion of Brobeck Phleger & Harrison, LLP.
         **8.1           Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                         Professional Corporation.
         **8.2           Tax Opinion of Brobeck Phleger & Harrison, LLP.
          10.1           Conversion Agreement, dated December 30, 1999, between
                         Caldera, The Canopy Group, Inc. and MTI Technology
                         Corporation (incorporated by reference to Exhibit 10.1 to
                         Caldera's Registration Statement on Form S-1 (File No.
                         333-94351)).
          10.2           Form of Series B Preferred Stock Purchase Agreement between the Registrant and the Series B investors (incorporated by reference to Exhibit 10.2 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.3           Caldera 1988 Stock Option Plan (incorporated by reference to
                         Exhibit 10.3 to Caldera's Registration Statement on Form S-1
                         (File No. 333-94351)).
          10.4           Caldera 1999 Omnibus Stock Incentive Plan (Included as
                         Appendix F to the prospectus).
          10.5           Amendment No. 1 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix G to the prospectus).
          10.6           Amendment No. 2 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix H to the prospectus).
          10.7           Amendment No. 3 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix I to the prospectus).
          10.8           Amendment No. 4 to Caldera 1999 Omnibus Stock Incentive Plan
                         (Included as Appendix J to the prospectus).
          10.9           Caldera 2000 Employee Stock Purchase Plan, as amended
                         (Included as Appendix K to the prospectus).
          10.10          Secured Convertible Promissory Note, dated September 1,
                         1998, by Caldera in favor of The Canopy Group, Inc.
                         (incorporated by reference to Exhibit 10.6 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.11          Security Agreement, dated September 1, 1998, between the
                         Registrant and The Canopy Group, Inc. (incorporated by
                         reference to Exhibit 10.7 to the Registrant's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.12          Asset Purchase and Sale Agreement, dated September 1, 1998, between Caldera, Inc., a Utah corporation and Caldera
                         (incorporated by reference to Exhibit 10.8 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.13          Amended and Restated Asset Purchase Agreement, dated as of
                         September 1, 1998, between Caldera, Inc., a Utah
                         corporation, and Caldera (incorporated by reference to
                         Exhibit 10.9 to Caldera's Registration Statement on Form S-1
                         (File No. 333-94351)).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.14          Stock Purchase Agreement, dated January 27, 1999, by and
                         among Caldera, the Canopy Group, Inc. and MTI Technology
                         Corporation (incorporated by reference to Exhibit 10.10 to
                         Caldera's Registration Statement on Form S-1 (File No.
                         333-94351)).
          10.15          Stock Purchase Agreement, dated January 6, 2000, between
                         Caldera and Lineo, Inc. (incorporated by reference to
                         Exhibit 10.11 to Caldera's Registration Statement on Form
                         S-1 (File No. 333-94351)).
          10.16          Form of Second Amended and Restated Investors Rights
                         Agreement by and among Caldera and the holders of the Series
                         A and Series B convertible preferred stock named therein
                         (incorporated by reference to Exhibit 10.12 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.17          GNU General Public License (incorporated by reference to
                         Exhibit 10.14 to the Registrant's Registration Statement on
                         Form S-1 (File No. 333-94351)).
         +10.18          Computer Software Distribution Agreement, dated December 14,
                         1998, between Caldera and Navarre Corporation (incorporated by reference to Exhibit 10.15 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
         +10.19          OEM Reciprocal License Agreement, dated January 6, 2000,
                         between Caldera and Evergreen Internet, Inc. (incorporated by reference to Exhibit 10.16 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
         +10.20          Sun Community Source License version 2.3 dated January 7,
                         2000, between Caldera and Sun Microsystems, Inc.
                         (incorporated by reference to Exhibit 10.17 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
         +10.21          Sun Community Source License version 2.7, dated January 7,
                         2000, between Caldera and Sun Microsystems, Inc.
                         (incorporated by reference to Exhibit 10.18 to Caldera's
                         Registration Statement on Form S-1 (File No. 333-94351)).
          10.22          Lease Agreement, dated September 1, 1998, between Caldera
                         and Caldera, Inc., a Utah corporation (incorporated by
                         reference to Exhibit 10.19 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.23          Assignment and Extension of Lease, dated October 6, 1999, be
                         Caldera and Voxel, Inc. (incorporated by reference to
                         Exhibit 10.20 to Caldera's Registration Statement of Form
                         S-1 (file No. 333-94351)).
          10.24          Secured Promissory Note, dated December 29, 1999, by Caldera in favor of The Canopy Group (incorporated by reference to
                         Exhibit 10.22 to Caldera's Statement on Form S-1 (File No.
                         333-94351)).
          10.25          Assignment of Lease, dated January 21, 2000, between Caldera and Nextpage L.C. (incorporated by reference to Exhibit
                         10.23 to Caldera's Registration Statement on Form S-1 (File
                         No. 333-94351)).
          10.26          Form of Indemnification Agreement by and between Caldera and its executive officers and directors (incorporated by
                         reference to Exhibit 10.24 to Caldera's Registration
                         Statement on Form S-1 (File No. 333-94351)).
          10.27          Distribution Agreement, dated February 8, 2000, between
                         Caldera and Frank Kasper & Associates, Inc. (incorporated by reference to Exhibit 10.1 to Caldera's quarterly report on
                         Form 10-Q for the quarter ended April 30, 2000).
          10.28          Second Amendment to Lease Agreement, dated April 5, 2000,
                         between Caldera and EsNet Properties, L.C. (incorporated by reference to Exhibit 10.2 to Caldera's quarterly report on
                         Form 10-Q for the quarter ended April 30, 2000).
          10.29          Lease Agreement, dated October 9, 1997, between Caldera,
                         Inc., a Utah corporation, and EsNet Properties, L.C.
                         (incorporated by reference to Exhibit 10.3 to Caldera's
                         quarterly report on Form 10-Q for the quarter ended April
                         30, 2000).
          10.30          Master Lease, dated March 30, 2000, between Caldera and
                         106th South Business Park, L.C. (incorporated by reference to Exhibit 10.4 to Caldera's quarterly report on Form 10Q
                         for the quarter ended April 20, 2000).
        **10.31          Form of Senior Executive Severance Agreement.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        **10.32          Form of Voting Agreement between the Registrant and Doug
                         Michels.
        **10.33          Form of Voting Agreement between The Santa Cruz Operation,
                         Inc. and The Canopy Group, Inc. and MTI Technology
                         Corporation.
        **10.34          Form of Stockholder Agreement, among the Registrant,
                         Caldera, The Santa Cruz Operation, Inc., MTI Technology
                         Corporation and The Canopy Group, Inc.
        **10.35          Form of Sales Representative and Support Agreement, between the Registrant and The Santa Cruz Operation, Inc.
        **10.36          Form of Open Server Research & Development Agreement between the registrant and The Santa Cruz Operation, Inc.
        **10.37          OEM Distribution Agreement, dated June 27, 2000, between
                         Caldera and The Santa Cruz Operation, Inc.
        **10.38          Agreement for Linux Professional Consulting Services between
                         The Santa Cruz Operation, Inc. and Caldera Systems, Inc.
        **10.39          Strategic Business Agreement between The Santa Cruz
                         Operation, Inc. and Caldera Systems, Inc.
        **10.40          Stock Purchase and Sale Agreement between The Canopy Group,
                         Inc., Caldera Systems, Inc. and Metrowerks Holding, Inc.
        **10.41          Stockholder Agreement between Lineo, Inc., Bryan Sparks, Dry
                         Canyon Holding Company LLC and Metrowerks Holdings, Inc.
        **10.42          Warrant Purchase Agreement between Lineo, Inc. and
                         Metrowerks Holdings, Inc.
          10.43          Form of Secured Convertible Promissory Note issued by The
                         Santa Cruz Operation, Inc. to Caldera Systems, Inc.
          10.44          Form of Security Agreement between The Santa Cruz Operation,
                         Inc., as debtor, and Caldera Systems, Inc., as secured
                         party.
          10.45          Form of Intercreditor Agreement among The Canopy Group,
                         Inc., The Santa Cruz Operation, Inc. and Caldera Systems,
                         Inc.
          10.46          Form of Loan Agreement between The Canopy Group, Inc. and
                         The Santa Cruz Operation, Inc.
          10.47          Form of Security Agreement between The Canopy Group, Inc.
                         and The Santa Cruz Operation, Inc.
          10.48          Form of Secured Convertible Promissory Note issued by The
                         Santa Cruz Operation, Inc. to The Canopy Group, Inc.
          10.49          Form of Secured Promissory Note to be issued by Caldera
                         International, Inc. to The Santa Cruz Operation, Inc. upon completion of the combination.
          10.50          Form of Security Agreement to be entered into between
                         Caldera International, Inc., as debtor, and The Santa Cruz
                         Operation, Inc., as secured party, upon completion of the
                         combination.
        **21.1           Subsidiaries of the Registrant.
          23.1           Consent of Arthur Andersen LLP, Independent Public
                         Accountants of Caldera and the Registrant.
          23.1.2         Consent of Arthur Andersen LLP, Independent Public
                         Accountants of Ebiz Enterprises, Inc.
          23.2           Consent of PricewaterhouseCoopers LLP, Independent
                         Accountants of The Santa Cruz Operation, Inc..
          23.2.1         Consent of PricewaterhouseCoopers LLP, Independent
                         Accountants of The Santa Cruz Operation, Inc. regarding the financial statements of The Server and Professional Services
                         Groups.
          23.4           Consent of Wilson Sonsini Goodrich & Rosati, Professional
                         Corporation (included in Exhibit 8.1).
          23.5           Consent of Brobeck, Phleger & Harrison LLP (included in
                         Exhibits 5.1 and 8.2).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          99.1           Form of Proxy Card of Caldera Systems, Inc.
        **99.2           Form of Proxy Card of The Santa Cruz Operation, Inc.


---------------

** Filed previously.

 + Confidential treatment was granted by the Commission for certain provisions.
   Omitted material for which confidential treatment has been granted has been filed separately with the Commission.